Form 10-K405, Exhibit 13
period 1998-12-31
UCBH HOLDINGS INC
filed 1999-03-23
CIK 1061580

Exhibit 13.0

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We are providing the following summary consolidated financial information about us for your benefit. This information is derived from our audited financial statements for each of the fiscal years shown below. The following information is only a summary and you should read it together with our consolidated financial statements and notes included in this Annual Report.

                                                                               AT DECEMBER 31,
                                                   ------------------------------------------------------------------------
                                                      1998          1997          1996             1995             1994
                                                   ----------    ----------    ----------       ----------       ----------
                                                                            (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION AND OTHER DATA:
Total assets....................................   $2,147,332    $1,561,650    $1,474,617       $1,521,699       $1,522,412
Net loans.......................................    1,477,226     1,202,095     1,054,686        1,011,909          965,668
Securities(1)...................................      587,557       270,103       343,739          429,005          467,426
Deposits........................................    1,633,895     1,468,987     1,393,125        1,311,604        1,168,031
Borrowings......................................      368,000            --            --          128,600          265,341
Long-term debt to affiliates....................           --        20,060        16,736           13,000           13,500
Stockholders' equity............................      103,638        62,552        54,344           55,457           59,350
Non-performing assets...........................        6,880        10,266        21,096           22,287           16,347
Ratio of equity to assets.......................         4.83%         4.01%         3.69%            3.64%            3.90%

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------------
                                                      1998          1997          1996             1995             1994
                                                   ----------    ----------    ----------       ----------       ----------
                                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
Interest income.................................   $  130,831    $  107,591    $  102,964       $   99,034       $   87,079
Interest expense................................       78,393        64,252        63,955           70,196           53,621
                                                   ----------    ----------    ----------       ----------       ----------
Net interest income.............................       52,438        43,339        39,009           28,838           33,458
Provision for loan losses.......................        3,412         1,154         1,476            8,777            3,206
                                                   ----------    ----------    ----------       ----------       ----------
  Net interest income after provision for loan
    losses......................................       49,026        42,185        37,533           20,061           30,252
Noninterest income..............................        3,402         3,094         3,397            3,767            8,603
SAIF recapitalization assessment................           --            --         7,716(2)            --               --
Noninterest expense.............................       33,685        32,190        33,697           30,142           35,603
                                                   ----------    ----------    ----------       ----------       ----------
Income (loss) before taxes......................       18,743        13,089          (483)          (6,314)           3,252
Income tax expense (benefit)....................        7,855         5,790          (177)          (3,406)             772
                                                   ----------    ----------    ----------       ----------       ----------
Net income (loss)...............................   $   10,888    $    7,299    $     (306)(2)   $   (2,908)      $    2,480
                                                   ----------    ----------    ----------       ----------       ----------
                                                   ----------    ----------    ----------       ----------       ----------

OPERATING RATIOS AND OTHER DATA:
Return (loss) on average assets.................         0.60%         0.47%        (0.02)%          (0.19)%           0.17%
Return (loss) on average equity.................        12.52         12.33         (0.48)           (4.89)            3.45
Interest rate spread............................         2.72          2.71          2.58             1.85             2.29
Net interest margin.............................         2.95          2.89          2.68             1.96             2.36
Efficiency ratio(3)(4)..........................        60.32         69.33         79.46            92.45            84.65
Noninterest expense to average assets(4)........         1.84          2.08          2.23             1.98             2.40

ASSET QUALITY DATA:
Non-performing assets to total assets...........         0.32%         0.66%         1.43%            1.46%            1.07%
Non-performing loans to total gross loans.......         0.41          0.81          1.83             2.00             1.17
Allowance for loan losses to total gross
  loans.........................................         1.00          1.00          1.10             1.34             0.78
Allowance for loan losses to non-performing
  loans.........................................       244.30        123.22         59.98            66.88            66.67
Net charge-offs to average gross loans..........         0.05          0.06          0.34             0.26             0.41

BANK REGULATORY CAPITAL RATIOS:
Tier 1 risk-based capital.......................        10.42%         9.90%         9.41%            9.21%            9.95%
Total risk-based capital........................        11.61         11.15         10.67            10.47            10.95
Leverage ratio (Tier 1 capital to total average
  assets).......................................         6.25          5.37          4.90             4.50             4.80

------------------
(1) Includes available-for-sale securities and held-to-maturity securities.

(2) During 1996, our net income was adversely affected by the one-time SAIF recapitalization assessment which we recognized during the third quarter of the year. Without the SAIF recapitalization assessment, our net income would have been $4.3 million for 1996.

(3) Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(4) During the year ended December 31, 1996, such ratios exclude the one-time SAIF recapitalization assessment. Including the SAIF recapitalization assessment, our efficiency ratio would have been 97.66% and our noninterest expense to average assets would have been 2.74%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains statements about the future that may or may not materialize. When we use words like 'anticipate,' 'believe,' 'estimate,' 'may,' 'intend,' or 'expect,' we are speculating about what will happen in the future. The outcome may be materially different from our speculations. We believe that certain factors identified elsewhere in this Annual Report could cause a different outcome. There may also be other factors that could cause a different outcome.

     The following discussion and analysis is intended to assist in an understanding of the significant factors that influence our financial condition at December 31, 1998 as compared to December 31, 1997. It also analyzes our results of operations for the year ended December 31, 1998 as compared to the year ended December 31, 1997, and for the year ended December 31, 1997 as compared to December 31, 1996. You should read the discussion and analysis together with our financial statements and corresponding notes included in this Annual Report.

OUR RESULTS OF OPERATIONS

     General. Our main source of income is net interest income, which is the difference between our interest income (generally interest paid to us by borrowers and paid on our investments) and our interest expense (generally the interest we paid depositors as well as interest we paid on other borrowings, such as loans from the Federal Home Loan Bank). Changes in the average amount of interest-earning assets (generally loans and investments) we hold as well as in interest-bearing liabilities (generally deposits and other borrowings) we incur during a period affect the amount of net interest income we earn. Changes in the interest rates earned on loans and securities and paid on deposits and other borrowings also affect our net interest income.

     We also earn income through noninterest income, which is generally made up of commercial banking fees and other fees paid by our customers. We are attempting to increase the fees we earn as a result of our change to a commercial bank. In addition to interest expense, our income is impacted by noninterest expenses (primarily our compensation, occupancy and furniture and equipment expenses) and our provision for loan losses. Other factors beyond our control, such as general economic conditions, competition from other financial service companies, changes in interest rates, government and regulatory action and policies, may also significantly affect our results of operations.

     We operate consumer and commercial lending business segments. Through the consumer business segment, we offer consumer deposits including savings accounts, checking accounts and time deposits. The consumer segment also originates residential mortgages (one-to-four family) and home equity lines of credit and provide consumer credit cards. Through our Commercial Banking Division, we offer commercial deposit accounts and commercial loans. Included in the loans we offer are non-residential real estate loans, multi-family real estate loans, construction loans, commercial business loans, and Small Business Administration ('SBA') loans.

     We originate fixed-rate and adjustable-rate residential mortgages (one-to-four family) within our primary market area which consists principally of the San Francisco Bay Area, Los Angeles metropolitan area and
Sacramento/Stockton. We originate these loans through our retail branches and a wholesale delivery network. We make these mortgage loans primarily to owner-occupants. In addition to these residential mortgage loans, we offer home equity loans on a customer accommodation basis.

     Through our Commercial Banking Division, we originate commercial real estate loans for primary users as well as investors. We also originate multi-family mortgages which are generally secured by five to 36 unit residential buildings within our primary market areas. Loans secured by residential buildings with more than 36 units are underwritten as commercial nonresidential real estate loans. Both types of commercial real estate loans generally have a fixed-rate for an initial period of time and then become adjustable-rate loans. They are generally amortized over 25 years or less and have balloon payments in ten years or less.

     We originate construction loans primarily for the construction of subdivisions including entry-level and affordable housing or first-time move-up product within California. We focus on mid-tier builders. Our construction loans generally have a one-year term, may have six-month renewal options and have interest rates based on the prime rate.

     We provide commercial business loans to customers for working capital purposes and to finance equipment, accounts receivable and inventory. Our SBA loans are generally secured by real estate and have personal guarantees from the borrower. We sell, from time to time, the guaranteed portion of certain SBA loans in the secondary market and retain the unguaranteed portion in its portfolio.

     Net Income. We earned $10.9 million in net income for 1998, as compared to $7.3 million in net income in 1997. Our annualized return on average assets was 0.60% in 1998 as compared to 0.47% for 1997, and our return on average equity was 12.52% in 1998, as compared to 12.33% in 1997.

     We earned $7.3 million in net income for 1997 as compared to a loss of $306,000 for 1996. Our annualized return on average assets was 0.47% for 1997 as compared to (0.02%) for 1996, and our annualized return on average equity was 12.33% for 1997 as compared to (0.48%) for 1996.

     From 1996 to the year-end 1998, we have experienced steady growth in net income, although that increase was adversely affected by a $7.7 million assessment to recapitalize the SAIF (one of the FDIC deposit insurance funds) in 1996. Without the SAIF assessment, our net income in 1996 would have been $4.3 million, in comparison to our $306,000 actual net loss.

     The increase in our net income in 1998 as compared to 1997 was primarily the result of an increase in net interest income from $43.3 million to $52.4 million. The reasons for the change in the interest income are discussed below.

     Partially offsetting this net increase in interest income was an increase in the provision for loan losses from $1.2 million in 1997 to $3.4 million in 1998. We provided more allowance for loan losses as a result of the increase in our loan portfolio during the year. Also partially offsetting the increase in net interest income was the increase in expenses from $32.2 million in 1997 to $33.7 million in 1998. The increase in our expenses (discussed in more detail below) resulted primarily from increases in personnel expenses incurred as a result of the expansion of our Commercial Banking Division.

     The increase in our net income in 1997 as compared to 1996 was mainly the result of an increase in net interest income from $39.0 million to $43.3 million (as discussed below) and was also due to a reduction in deposit insurance expense from $11.2 million to $1.8 million. Deposit insurance expense in 1997 was absent the SAIF assessment paid in 1996, and also reflects the decline in the deposit insurance premiums we are required to pay to the FDIC. On January 1, 1998, our deposit insurance premiums were reduced to 6.4 basis points of deposits.

  Net Interest Income and Net Interest Margin

     Our net interest margin (representing net interest income as a percentage of average interest-earning assets) improved to 2.98% for 1998 from 2.89% for 1997. Our net interest income for 1998 was $52.4 million, an increase of $9.1 million, or 21.0%, from our net interest income of $43.3 million for 1997 primarily as a result of the following factors:

          o We increased the average balance of loans in our portfolio from $1.12 billion to $1.30 billion.

          o We increased the average balance of securities in our portfolio from $326.7 million in 1997 to $459.7 million in 1998.

          o We increased our average yield on securities from 5.72% to 6.21% as a result of the prepayment of lower-yielding COFI securities and by purchasing new securities which had higher yields.

          o We increased our average yield on loans from 7.67% to 7.79% as a result of originating more commercial loans which are higher-yielding than the residential mortgage loans which we originate.

     Our net interest margin improved to 2.89% for 1997 from 2.68% for 1996. Net interest income for 1997 was $43.3 million, an increase of $4.3 million, or 11.0%, from our net interest income of $39.0 million for 1996. Net interest income increased in 1997 primarily as a result of the following factors:

          o We increased the average balance of loans in our portfolio from $1.04 billion to $1.12 billion.

          o We decreased the average balance of securities we consider lower-yielding from $390.4 million to $326.7 million, and reinvested the proceeds from maturing securities in higher-yielding loans.

          o We reduced our average borrowings from $49.8 million to $16.6 million, and instead increased our use of deposits as a lower-cost source of funds.

          o We reduced non-interest earning assets to $45.7 million from $60.0 million as a result of the disposition of certain assets and the improvement in the level of non-performing assets.

     The following table presents, for the periods indicated, the distribution of our average assets, liabilities and stockholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense of average interest-bearing liabilities, expressed both in dollars and rates.

                                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                          ---------------------------------------------------
                                                               AT                         1998                        1997
                                                          DECEMBER 31,    -------------------------------------    ----------
                                                              1998                      INTEREST
                                                          ------------     AVERAGE      INCOME OR     AVERAGE       AVERAGE
                                                           YIELD/RATE      BALANCE       EXPENSE     YIELD/COST     BALANCE
                                                          ------------    ----------    ---------    ----------    ----------
                                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1).............................................       7.76%       $1,306,496    $ 101,823        7.79%     $1,123,356
  Securities...........................................       6.28           459,700       28,525        6.21         326,728
  Other................................................         --             8,631          483        5.60          48,944
                                                                          ----------    ---------                  ----------
Total interest-earning assets..........................       7.33         1,774,827      130,831        7.37       1,499,028
Noninterest-earning assets.............................         --            53,892           --          --          45,664
                                                                          ----------    ---------                  ----------
Total assets...........................................       7.17        $1,828,719      130,831        7.15      $1,544,692
                                                               ---        ----------    ---------       -----      ----------
                                                                          ----------                               ----------
Interest-bearing liabilities:
  Deposits:
    NOW and demand deposit.............................       1.03            81,861          898        1.10          78,737
    Money market accounts..............................       3.51            24,214          742        3.06          21,397
    Savings accounts...................................       2.20           216,273        4,918        2.27         212,943
    Time deposits......................................       4.93         1,148,010       58,332        5.08       1,090,320
                                                                          ----------    ---------                  ----------
  Total deposits.......................................       4.29         1,470,358       64,890        4.41       1,403,397
                                                                          ----------    ---------                  ----------
  Borrowings...........................................       5.33           186,615       10,919        5.85          16,551
  Guaranteed preferred beneficial interests in junior
    subordinated debentures............................       9.38            21,080        1,985        9.42              --
  Long-term debt to affiliates.........................         --             5,985          599       10.01          18,398
                                                                          ----------    ---------                  ----------
Total interest-bearing liabilities.....................       4.56         1,684,038       78,393        4.65       1,438,346
                                                               ---        ----------    ---------       -----      ----------
Noninterest-bearing deposits...........................                       40,804                                   33,780
Other noninterest-bearing liabilities..................                       16,929                                   13,358
Stockholders' equity...................................                       86,948                                   59,208
                                                                          ----------                               ----------
Total liabilities and stockholders' equity.............                   $1,828,719                               $1,544,692
                                                                          ----------                               ----------
                                                                          ----------                               ----------
Net interest income/net interest rate spread(2)........       2.78%                     $  52,438        2.72%
                                                               ---                      ---------       -----
                                                               ---                      ---------       -----
Net interest-earning assets/net interest margin(3).....       3.02%       $   90,789                     2.95%     $   60,682
                                                               ---        ----------                    -----      ----------
                                                               ---        ----------                    -----      ----------
Ratio of interest-earning assets to interest-bearing
  liabilities..........................................       1.06x             1.05x                                    1.04x
                                                               ---               ---                                      ---
                                                               ---               ---                                      ---


                                                                                                    1996
                                                                                    -------------------------------------
                                                         INTEREST                                 INTEREST
                                                         INCOME OR     AVERAGE       AVERAGE      INCOME OR     AVERAGE
                                                          EXPENSE     YIELD/COST     BALANCE       EXPENSE     YIELD/COST
                                                         ---------    ----------    ----------    ---------    ----------

Interest-earning assets:
  Loans(1).............................................   $86,141        7.67%      $1,036,025    $  78,711        7.60%
  Securities...........................................    18,690        5.72          390,381       22,836        5.85
  Other................................................     2,760        5.64           26,516        1,417        5.34
                                                         ---------                  ----------    ---------
Total interest-earning assets..........................   107,591        7.18        1,452,922      102,964        7.09
Noninterest-earning assets.............................        --          --           60,014           --
                                                         ---------                  ----------    ---------
Total assets...........................................   107,591        6.97       $1,512,936      102,964        6.81
                                                         ---------        ---       ----------    ---------       -----
                                                                                    ----------
Interest-bearing liabilities:
  Deposits:
    NOW and demand deposit.............................       875        1.11           77,710          826        1.06
    Money market accounts..............................       517        2.42           23,583          561        2.38
    Savings accounts...................................     4,834        2.27          207,512        4,772        2.30
    Time deposits......................................    55,287        5.07        1,047,019       53,114        5.07
                                                         ---------                  ----------    ---------
  Total deposits.......................................    61,513        4.38        1,355,824       59,273        4.37
                                                         ---------                                ---------
  Borrowings...........................................       914        5.52           49,813        3,042        6.11
  Guaranteed preferred beneficial interests in junior
    subordinated debentures............................        --          --
  Long-term debt to affiliates.........................     1,825        9.92           14,868        1,640       11.03
                                                         ---------                  ----------    ---------
Total interest-bearing liabilities.....................    64,252        4.47        1,420,505       63,955        4.53
                                                         ---------        ---                     ---------       -----
Noninterest-bearing deposits...........................                                 23,981
Other noninterest-bearing liabilities..................                                 13,638
Stockholders' equity...................................                                 54,812
                                                                                    ----------
Total liabilities and stockholders' equity.............                             $1,512,936
                                                                                    ----------
                                                                                    ----------
Net interest income/net interest rate spread(2)........   $43,339        2.71%                    $  39,009        2.58%
                                                         ---------        ---                     ---------       -----
                                                         ---------        ---                     ---------       -----
Net interest-earning assets/net interest margin(3).....                  2.89%      $   32,417                     2.68%
                                                                          ---       ----------                    -----
                                                                          ---       ----------                    -----
Ratio of interest-earning assets to interest-bearing
  liabilities..........................................                                   1.02x
                                                                                           ---
                                                                                           ---

------------------
(1) Non-accrual loans are included in the table for computation purposes, but the foregone interest on such loans is excluded.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

     Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as a 'volume change.' It is also affected by changes in the yields we earn on interest-earning assets and rates we pay on interest-bearing deposits and other borrowed fund, referred to as a 'rate change.'

     The following table sets forth the changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities, and the amount of change that is attributable to volume changes and rates changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                                   FOR THE YEAR ENDED                 FOR THE YEAR ENDED
                                              DECEMBER 31, 1998 COMPARED TO      DECEMBER 31, 1997 COMPARED TO
                                               THE YEAR ENDED DECEMBER 31,        THE YEAR ENDED DECEMBER 31,
                                                          1997                               1996
                                             -------------------------------     -----------------------------
                                             VOLUME       RATE         NET       VOLUME      RATE        NET
                                             -------     -------     -------     -------     -----     -------
                                                                  (DOLLARS IN THOUSANDS)
Interest income:
  Loans...................................   $14,252     $ 1,430     $15,682     $ 6,690     $ 740     $ 7,430
  Securities..............................     8,140       1,695       9,835      (3,651)     (495)     (4,146)
  Other...................................    (2,255)        (22)     (2,277)      1,261        82       1,343
                                             -------     -------     -------     -------     -----     -------
Total interest income on
  interest-earning assets.................    20,137       3,103      23,240       4,300       327       4,627
                                             -------     -------     -------     -------     -----     -------
Interest expense:
  Deposits
     NOW and demand deposit
       accounts...........................        34         (11)         23          11        38          49
     Money market accounts................        74         151         225         (53)        9         (44)
     Savings accounts.....................        76           8          84         122       (60)         62
     Time deposits........................     2,931         114       3,045       2,196       (23)      2,173
  Borrowings..............................     9,947          58      10,005      (1,861)     (267)     (2,128)
  Guaranteed preferred beneficial
     interests in junior subordinated
     debentures...........................     1,985          --       1,985          --        --          --
  Long-term debt to affiliates............    (1,241)         15      (1,226)        264       (79)        185
                                             -------     -------     -------     -------     -----     -------
Total interest expense on interest-bearing
  liabilities.............................    13,806         335      14,141         679       382         297
                                             -------     -------     -------     -------     -----     -------
Increase in net interest income...........   $ 6,331     $ 2,768     $ 9,099     $ 3,621     $ 709     $ 4,330
                                             -------     -------     -------     -------     -----     -------
                                             -------     -------     -------     -------     -----     -------

     Provision for Loan Losses. We make provisions for loan losses to bring our allowance for loan losses to a level that we believe is appropriate. We base our determination on a methodology that considers such factors as our historical experience, the volume and type of loans we are making, the amount and trends relating to our nonperforming loans, regulatory policies, general economic conditions and other factors relating to the collectibility of loans in our portfolio. The amount we provide for loan losses is charged to earnings.

     For the year ended December 31, 1998, our provision for loan losses was $3.4 million, an increase of $2.3 million, or 183.3%, from our provision of $1.2 million for the previous year. We increased our provision for loan losses in 1998 as a result of our originating more commercial real estate, commercial business and construction loans and the resulting increase in the risk profile inherent within our loan portfolio. Our allowance for loan losses as a percent of total gross loans was 1.0% at December 31, 1998 and 1997. Our allowance for loan losses as a percent of nonperforming loans increased to 244.3% at December 31, 1998, as compared to 123.2% at December 31, 1997. Our asset quality continued to improve in 1998. This improvement is reflected in the reduction of the nonperforming loans from $9.9 million at December 31, 1997, to $6.1 million at December 31, 1998.

     For the year ended December 31, 1997, our provision for loan losses was $1.2 million, a decline of $303,000, or 20.0%, from our provision of $1.5 million for the previous year. Our allowance for loans losses as a percent of total gross loans was 1.0% at December 31, 1997, as compared to 1.1% at December 31, 1996. Our allowance for loan losses as a percent of nonperforming loans increased to 123.2% at December 31, 1997, from 60.0% at the end of the preceding year.

     Our asset quality significantly improved during 1997 in conjunction with the general improvement in the California economy. For example, our nonaccrual loans decreased by 50.0%% during 1997. The decrease in our provisions during 1997 reflect this improvement in the portfolio.

     Noninterest Income. Below we set forth the make-up of our noninterest income for the periods indicated.

                                                                                           FOR THE YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                      -----------------------------
                                                                                       1998      1997       1996
                                                                                      ------    ------    ---------
                                                                                         (DOLLARS IN THOUSANDS)
Commercial banking fees............................................................   $1,218    $  977     $   421
Service charges on deposit accounts................................................    1,094       888         615
Gain on sale of servicing rights...................................................      235     1,165         672
Gain (loss) on loan sales..........................................................      308      (204)        528
Gain (loss) on sale of securities..................................................        6      (806)       (335)
Loan servicing income..............................................................      400       601         680
Miscellaneous income...............................................................      141       473         816
                                                                                      ------    ------    ---------
Total noninterest income...........................................................   $3,402    $3,094     $ 3,397
                                                                                      ------    ------    ---------
                                                                                      ------    ------    ---------

     Our noninterest income increased by $308,000, or 10.0%, to $3.4 million for the year ended December 31, 1998, from $3.1 million for the preceding year. The increase is primarily the result of collecting more fees on checking accounts and collecting more commercial banking fees during 1998 as a result of our expansion into commercial banking. We also increased our gain on sale of loans from a loss of $204,000 in 1997 to a gain of $543,000 in 1998.

     Our noninterest income decreased by $303,000, or 9.8%, to $3.1 million for the year ended December 31, 1997, from $3.4 million for the preceding year. The decline is primarily the result of the $806,000 loss we incurred on the sale of securities with interest rates based on the 11th District Cost of Funds Index. We decided to significantly reduce the amount of such COFI-based securities we invest in, as, due to the delay in the adjustment to market interest rates of the COFI, they can reduce net interest margins during periods of rapidly increasing interest rates we pay on deposits and borrowings.

     Additionally, the $1.2 million gain on sale of servicing rights is a nonrecurring gain, as we closed our mortgage banking division and sold a large part of our servicing rights. As a result, our $601,000 of loan servicing income is also substantially nonrecurring, as we sold substantially all of the related servicing portfolio during 1997. These components will not contribute meaningfully to our noninterest income in the future. Our noninterest income in 1997 was helped by an increase of 132.1% in commercial banking fees as a result of the shift in our business focus to commercial banking. Such fees increased to $977,000 in 1997 from $421,000 in 1996.

     Noninterest Expense. Below is a table outlining the components of our noninterest expense for the periods indicated.

                                                                                         FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                    1998       1997        1996
                                                                                   -------    -------    ---------
                                                                                       (DOLLARS IN THOUSANDS)
Personnel.......................................................................   $15,720    $14,087     $14,875
Occupancy.......................................................................     4,975      4,811       4,754
Data processing.................................................................     2,064      2,059       1,859
Furniture and equipment.........................................................     2,316      1,902       1,814
Deposit insurance...............................................................       889      1,798       3,519
SAIF recapitalization assessment................................................        --         --       7,716
Communication...................................................................       414        400         383
Professional fees and contracted services.......................................     1,870      2,242       1,551
Foreclosed assets expense.......................................................        62        671         686
Miscellaneous expense...........................................................     5,375      4,220       4,256
                                                                                   -------    -------    ---------
Total noninterest expense.......................................................   $33,685    $32,190     $41,413
                                                                                   -------    -------    ---------
                                                                                   -------    -------    ---------
Efficiency ratio................................................................     60.32%     69.33%      97.66%
Efficiency ratio excluding SAIF recapitalization assessment.....................       N/A        N/A       79.46
Noninterest expenses to average assets..........................................      1.84       2.08        2.74

     Our noninterest expense increased to $33.7 million for 1998 from $32.2 million for 1997, an increase of 4.7%. The higher expenses in 1998 primarily resulted from a $1.6 million increase in personnel expenses as a result of hiring more employees for the Commercial Banking Division. We hired the additional employees to carry out our strategic plan of transforming the Bank from a thrift to a commercial bank. Miscellaneous expenses increased from $4.2 million for 1997 to $5.4 million for 1998, primarily as a result of increases in advertising and printing expenses in conjunction with our charter change to a commercial bank and our name change to United Commercial Bank (formerly United Savings Bank, F.S.B.).

     Our noninterest expense decreased to $32.2 million for 1997 from $41.4 million for 1996, a decrease of 22.3%. The higher amount in 1996 was primarily the result of the $7.7 million special assessment to recapitalize the SAIF, as discussed above. Additionally, the premiums we paid for deposit insurance decreased as a result of the Bank achieving 'Well Capitalized' status as defined under FDIC. Our premium was 16.4 basis points of deposits in 1996. The decrease occurred on July 1, 1997, which meant our average premium for 1997 was 12.9 basis points. The FDIC further reduced premiums to 6.4 basis points on January 1, 1998.

     Our noninterest expense for 1997 also included expenses related to our conversion of our core computer system to one that more effectively handles our new commercial banking activities. We incurred $390,000 of expenses during 1997 in connection with the computer conversion. We also purchased $1.2 million of computer equipment for the conversion, which will be amortized over a four year period beginning in 1998.

     Provision for Income Taxes. During 1998, we recorded a $7.9 million provision for income taxes which resulted in an effective tax rate of 43.8%. During 1997, we recorded a $5.8 million provision for income taxes, which resulted in an effective tax rate of 44.2%. For 1996, we recorded a tax benefit of $177,000 on our loss before taxes of $483,000.

OUR FINANCIAL CONDITION

     We increased the size of our balance sheet from $1.56 billion at December 31, 1997, to $2.15 billion at December 31, 1998. This increase of $585.7 million, or 37.8%, resulted primarily from the increase in the size of our loan and securities portfolios. Our loan portfolio increased from $1.21 billion at December 31, 1997, to $1.49 billion at December 31, 1998. This increase of $277.9 million, or 22.9%, resulted primarily from the growth in commercial loans. The loan originations and year-end balances are discussed in detail below. Our securities portfolio increased from $270.1 million at December 31, 1997, to $587.6 million at December 31, 1998, an increase of $317.5 million, or 117.5%. We purchased the additional securities primarily in conjunction with the new strategy we adopted to leverage the capital that was raised during 1998.

     We funded the $585.7 million of new assets by increasing our deposits and borrowings. Our deposits grew by $164.9 million, or 11.2%, to $1.63 billion at December 31, 1998. This deposit growth is discussed in more detail below. We also increased our borrowings by $368.0 million during 1998 to fund the asset growth. The new borrowings were primarily advances from the Federal Home Loan Bank.

     Loan Portfolio. As a result of the shrinking profit margins and declining value of loan servicing rights, due to increased competition, we decided in 1996 to increase the emphasis of commercial real estate and commercial business loans and to reduce the origination volume of residential mortgage (one to four family) loans. During 1997, we closed our mortgage banking division and sold the loan servicing portfolio. We also stopped originating non-conventional mortgage loans (loans insured by the Federal Housing Administration or partially guaranteed by the Veterans Administration). During 1998, we stopped originating conforming loans (loans underwritten to Fannie Mae or Freddie Mac specifications) and now only originate residential mortgage (one to four family) loans only for portfolio retention.

     We made commitments for commercial loans of $63.8 million in 1998, as compared to $31.2 million in 1997, and $10.0 million in 1996. We originated residential (one to four family) mortgage loans of $303.8 million during 1998 as compared with $274.8 million in 1997. We originated $9.3 million residential mortgage loans with the intention of reselling them in 1998, as compared to $22.4 million in 1997 and $83.4 million in 1996.

     The table below shows the composition of our loan portfolio by amount and percentage of total gross loans in each major loan category at the dates indicated.

                                                                                      AT DECEMBER 31,
                                                           ----------------------------------------------------------------------
                                                                   1998                     1997                     1996
                                                           --------------------     --------------------     --------------------
                                                             AMOUNT        %          AMOUNT        %          AMOUNT        %
                                                           ----------   -------     ----------   -------     ----------   -------
                                                                                   (DOLLARS IN THOUSANDS)
Consumer:
    Residential mortgage (one to four family)..........    $  790,789     53.01%    $  691,167     56.98%    $  541,156     50.79%
    Home equity........................................        14,450      0.97         16,743      1.38         10,673      1.00
    Other..............................................         2,261      0.15          2,732      0.23          2,642      0.25
                                                           ----------   -------     ----------   -------     ----------   -------
        Total consumer.................................       807,500     54.13        710,642     58.59        554,471     52.04
                                                           ----------   -------     ----------   -------     ----------   -------
Commercial:
    Secured by real estate--multi-family...............       346,967     23.26        339,257     27.97        361,591     33.93
    Secured by real estate--nonresidential.............       229,693     15.40        115,366      9.51        123,003     11.54
    Construction.......................................        61,486      4.12         26,603      2.19         19,892      1.87
    Commercial business................................        46,240      3.10         21,146      1.74          6,595      0.62
                                                           ----------   -------     ----------   -------     ----------   -------
        Total commercial...............................       684,386     45.87        502,372     41.41        511,081     47.96
                                                           ----------   -------     ----------   -------     ----------   -------
Total gross loans......................................     1,491,886    100.00%     1,213,014    100.00%     1,065,552    100.00%
                                                                        -------                  -------                  -------
                                                                        -------                  -------                  -------
Net deferred loan origination costs....................           262                    1,223                      816
Allowance for loan losses..............................       (14,922)                 (12,142)                 (11,682)
                                                           ----------               ----------               ----------
Net loans..............................................    $1,477,226               $1,202,095               $1,054,686
                                                           ----------               ----------               ----------
                                                           ----------               ----------               ----------


                                                                 1995                     1994
                                                         --------------------     --------------------
                                                           AMOUNT        %          AMOUNT        %
                                                         ----------   -------     ----------   -------

Consumer:
    Residential mortgage (one to four family)..........  $  507,121     49.45%    $  432,045     44.33%
    Home equity........................................       1,193      0.12             --        --
    Other..............................................       2,981      0.29          1,474      0.15
                                                         ----------   -------     ----------   -------
        Total consumer.................................     511,295     49.86        433,519     44.48
                                                         ----------   -------     ----------   -------
Commercial:
    Secured by real estate--multi-family...............     376,398     36.70        391,509     40.17
    Secured by real estate--nonresidential.............     131,259     12.80        141,995     14.57
    Construction.......................................       6,612      0.64          7,597      0.78
    Commercial business................................          --        --             --        --
                                                         ----------   -------     ----------   -------
        Total commercial...............................     514,269     50.14        541,101     55.52
                                                         ----------   -------     ----------   -------
Total gross loans......................................   1,025,564    100.00%       974,620    100.00%
                                                                      -------                  -------
                                                                      -------                  -------
Net deferred loan origination costs....................          44                   (1,402)
Allowance for loan losses..............................     (13,699)                  (7,550)
                                                         ----------               ----------
Net loans..............................................  $1,011,909               $  965,668
                                                         ----------               ----------
                                                         ----------               ----------

     The table below shows our loan originations during the years indicated.

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                          ------------------------------------
                                                                            1998          1997          1996
                                                                          --------      --------      --------
                                                                                 (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgage (one to four family)
     For sale:
       GNMA............................................................   $     --      $    759      $ 33,066
       FHLMC and FNMA..................................................      9,327        21,675        50,319
     For portfolio:
       Fully documented loans..........................................     24,797         7,867        10,675
       Limited documentation loans.....................................    269,680       244,523       131,548
  Home equity loans....................................................      5,354        13,552        24,793
  Other................................................................      3,196            --            --
                                                                          --------      --------      --------
            Total consumer loans.......................................    312,354       288,376       250,401
                                                                          --------      --------      --------
Commercial:
  Secured by real estate--multi-family.................................     54,500         7,461         7,318
  Secured by real estate--nonresidential...............................    129,790        23,743         2,565
  Construction(1)......................................................    127,329        59,569        42,166
  Commercial business..................................................     63,819        31,933         9,901
                                                                          --------      --------      --------
            Total commercial loans.....................................    375,438       122,706        61,950
                                                                          --------      --------      --------
            Total loan originations....................................   $687,792      $411,082      $312,351
                                                                          --------      --------      --------
                                                                          --------      --------      --------

------------------

(1) Includes unfunded commitments.

     Our total gross loans increased in 1998 to $1.49 billion at December 31, 1998, an increase of 22.9% as compared to the $1.21 billion of gross loans we had at December 31, 1997. Gross loans increased 13.9% during 1997, from $1.07 billion at December 31, 1996. Our gross loans increased during these periods as a result of our increased production of residential mortgages for retention in our portfolio and commercial business loans by the newly created Commercial Banking Division.

     We have included the limited documentation loans that we make in the numbers provided for residential mortgages. We have specialized in this product since 1993. We had $572.8 million of these loans at December 31, 1998, which represented 72.4% of residential mortgages, as compared to $450.5 million at December 31, 1997, which represented 65.2% of residential mortgages. Because of the limited documentation required to obtain these loans, we have sought to keep these loans relatively small with low loan-to-value ratios, on the average. At December 31, 1998, the average loan balance of our limited documentation loans was $172,000, with an average loan-to-value ratio of 64.0%.

     Since we began making these limited documentation loans, we have not had any net charge-offs on these loans. At December 31, 1998, we had nineteen loans more than one payment delinquent with a combined principal balance of $2.9 million. In addition, during the third quarter of 1997, we sold $17.2 million of limited documentation loans in the secondary market to test market reception for this product. We sold the loans for a price over their par value. We cannot guarantee that these loans will continue to have such low delinquencies, or that we will be able to sell any of them in the secondary market in the future.

     The table below presents our loan originations, purchases, sales, principal repayments and changes in deferred fees and allowance for loan losses for the periods indicated.

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1998          1997          1996
                                                                           ----------    ----------    ----------
                                                                                   (DOLLARS IN THOUSANDS)
Net loans:
Balance at beginning of period..........................................   $1,202,095    $1,054,686    $1,011,909
                                                                           ----------    ----------    ----------
  Originations..........................................................      687,792       411,082       312,351
  Purchases.............................................................       36,447        44,416         7,642
  Sales.................................................................      (17,638)      (44,667)         (478)
  Principal repayments..................................................     (425,831)     (259,109)     (275,084)
  (Decrease) increase in premiums, discounts and deferred fees..........         (960)          407           772
  Net (increase) decrease in allowance for loan losses..................       (2,780)         (460)        2,017
  Transfers to real estate owned........................................       (1,899)       (4,260)       (4,443)
                                                                           ----------    ----------    ----------
Balance at end of period................................................   $1,477,226    $1,202,095    $1,054,686
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

     In 1996, we made the strategic decision to reduce the amount of assets that we had that were tied to the 11th District Cost of Funds Index. In the fourth quarter we stopped making COFI-based loans. In addition, we began to reduce the amount of COFI-based loans we had in our portfolio through normal amortization as well as sales and replaced them with loans that adjust more favorably. These loans include adjustable-rate mortgage loans tied to an index that adjusts to changes in interest rates more rapidly. We also began increasing the number of loans we make that have a fixed rate of interest for an initial period (usually three to five years) and then have a rate that adjusts annually, known as intermediate fixed-rate loans, As a result of these initiatives, we reduced our COFI-based loans to $455.2 million at December 31, 1998, down from $554.4 million at December 31, 1997 and $641.9 million at December 31, 1996.

     As a result of our continued emphasis on making intermediate fixed-rate loans, total gross loans at December 31, 1998 included $301.0 million of such loans, an increase of $13.3 million from the amount at December 31, 1997. Our amount of fixed rate loans increased as well, to $491.8 million at December 31, 1998 from $241.5 million at December 31, 1997.

     At December 31, 1997, our total gross loans included $291.5 million of intermediate fixed-rate loans, an increase of 30.0% from $224.3 million at December 31, 1996. Our fixed-rate loans as of December 31, 1997 were $241.5 million as compared to $176.8 million as of December 31, 1996. This increase resulted from our origination of fifteen and thirty year fixed-rate loans during 1997. In an effort to reduce our exposure to interest rate risk, we have stopped originating thirty year fixed-rate loans for retention in our portfolio, unless we believe it is necessary to make an exception to keep a good customer.

     The table below sets forth the estimated maturity of our loan portfolio at December 31, 1998. Adjustable-rate mortgages are shown in the period in which they reprice rather than when they become due. The table does not include the effects of possible prepayments. The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

                                                                      AT DECEMBER 31, 1998
                                  --------------------------------------------------------------------------------------------
                                                AFTER         AFTER        AFTER         AFTER
                                              ONE YEAR     THREE YEARS   FIVE YEARS    TEN YEARS
                                   WITHIN      THROUGH       THROUGH      THROUGH       THROUGH         AFTER
                                  ONE YEAR   THREE YEARS   FIVE YEARS    TEN YEARS    TWENTY YEARS   TWENTY YEARS     TOTAL
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgage (one to
    four family)................  $181,627     $69,453      $ 175,572     $  34,541     $176,182       $153,414     $  790,789
  Home equity...................    14,450          --             --            --           --             --         14,450
  Other.........................     2,261          --             --            --           --             --          2,261
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
    Total consumer..............   198,338      69,453        175,572        34,541      176,182        153,414        807,500
Commercial:
  Secured by real estate--
    multi-family................   266,029       9,239         13,829        47,713        9,130          1,027        346,967
  Secured by real estate--
    nonresidential..............   133,040         581         44,548        37,851       13,673             --        229,693
  Construction..................    61,486          --             --            --           --             --         61,486
  Commercial business...........    45,738         415             --            --           --             87         46,240
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
    Total commercial............   506,293      10,235         58,377        85,564       22,803          1,114        684,386
Total loans.....................  $704,631     $79,688      $ 233,949     $ 120,105     $198,985       $154,528      1,491,886
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
Net deferred loan origination
  costs.........................                                                                                           262
Allowance for loan losses.......                                                                                       (14,922)
                                                                                                                    ----------
Net loans.......................                                                                                    $1,477,226
                                                                                                                    ----------
                                                                                                                    ----------

     The following table sets forth the dollar amount of all loans and mortgage-backed securities for which final payment is not due or repricing will not occur until after December 31, 1999. The table also shows the amount of loans and mortgage-backed securities which have fixed rates of interest and those which have adjustable rates of interest.

                                                                   DUE OR REPRICING AFTER DECEMBER 31,
                                                                                  1999
                                                                 ---------------------------------------
                                                                   FIXED       ADJUSTABLE       TOTAL
                                                                 ----------    ----------     ----------
                                                                         (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgage (one to four family)....................  $  363,469     $ 245,693      $ 609,162
  Home equity..................................................          --            --             --
  Other........................................................          --            --             --
                                                                 ----------    ----------     ----------
     Total consumer............................................     363,469       245,693        609,162
Commercial:
  Secured by real estate--multi-family.........................      72,121         8,817         80,938
  Secured by real estate--nonresidential.......................      51,585        45,068         96,653
  Construction.................................................          --            --             --
  Commercial business..........................................         502            --            502
                                                                 ----------    ----------     ----------
     Total commercial..........................................     124,208        53,885        178,093
Total loans....................................................     487,677       299,578        787,255
                                                                 ----------    ----------     ----------
Mortgage-backed securities.....................................     207,302            --        207,302
                                                                 ----------    ----------     ----------
Total loans and mortgage-backed securities.....................  $  694,979     $ 299,578      $ 994,557
                                                                 ----------    ----------     ----------
                                                                 ----------    ----------     ----------

     Non-performing Assets and Other Real Estate Owned. We generally place loans on nonaccrual status when they become 90 days past due, unless the loan is both well secured and in the process of collection. When a loan is placed on nonaccrual status, unpaid accrued interest is charged against interest income. We charge-off loans when we determine that collection has become unlikely. Other real estate owned ('OREO') consists of real estate acquired by us through foreclosure.

     The following table sets forth information regarding our non-performing assets at the dates indicated.

                                                                        AT DECEMBER 31,
                                               ------------------------------------------------------------------
                                                   1998          1997          1996          1995         1994
                                               ------------  ------------  ------------  ------------  ----------
                                                                     (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Consumer:
     Residential mortgage (one to four
       family)...............................  $      3,341  $      6,131  $      7,085  $      9,366  $    6,379
     Home equity.............................            --            15            --            --          --
     Other...................................            --            --            --            --          --
                                               ------------  ------------  ------------  ------------  ----------
       Total consumer........................         3,341         6,146         7,085         9,366       6,379
                                               ------------  ------------  ------------  ------------  ----------
  Commercial:
     Secured by real estate--
       multi-family..........................            --           904         3,496         5,673         801
     Secured by real estate--
       nonresidential........................         2,663         2,804         8,896         5,445       4,144
     Construction............................           104            --            --            --          --
     Commercial business.....................            --            --            --            --          --
                                               ------------  ------------  ------------  ------------  ----------
       Total commercial......................         2,767         3,708        12,392        11,118       4,945
                                               ------------  ------------  ------------  ------------  ----------
Total nonaccrual loans.......................         6,108         9,854        19,477        20,484      11,324
Other real estate owned (OREO)...............           772           412         1,619         1,803       5,023
                                               ------------  ------------  ------------  ------------  ----------
Total non-performing assets..................  $      6,880  $     10,266  $     21,096  $     22,287  $   16,347
                                               ------------  ------------  ------------  ------------  ----------
                                               ------------  ------------  ------------  ------------  ----------

Non-performing assets to total assets........          0.32%         0.66%         1.43%         1.46%       1.07%
Nonaccrual loans to total loans..............          0.41          0.81          1.83          2.00        1.16
Non-performing assets to total loans and
  OREO.......................................          0.46          0.85          1.98          2.17        1.67
Total gross loans............................  $  1,491,886  $  1,213,015  $  1,065,552  $  1,025,564  $  974,620
                                               ------------  ------------  ------------  ------------  ----------
                                               ------------  ------------  ------------  ------------  ----------

Gross income not recognized on nonaccrual
  loans......................................          $135           $64          $172          $487        $224
Accruing loans contractually past due 90 days
  or more....................................            --            --            --            --          --
Loans classified as troubled debt
  restructurings but not included above......         1,251         1,251            --            --          --

     When we acquire OREO, we record it at the lower of its carrying value or its fair value less estimated disposal costs. Any write-down of OREO is charged to earnings. During 1998, we reduced the total non-performing assets to $6.9 million at December 31, 1998 from $10.3 million at December 31, 1997. This reduction of $3.4 million, or 33.0%, resulted primarily from loan repayments and loans that were restored to accrual status. During 1997, we reduced total non-performing assets to $10.3 million as of December 31, 1997, from $21.1 million as of December 31, 1996, a reduction of $10.8 million, or 51.3%. This resulted from the sale of non-performing loans and reclassification to performing status other loans which had become current.

     During 1998, we reduced the number of OREO properties from six at December 31, 1997, to two at December 31, 1998, by selling the foreclosed assets. At December 31, 1998, the OREO consisted of one large asset with a carrying value of $722,000 and one small property with a carrying value of $50,000. During the year ended December 31, 1997, we reduced OREO from $1.6 million to $412,000, or by 74.5%, by selling or otherwise disposing of the property.

     We have a risk rating process from which all loans in the portfolio are subjected. Criticized loans are classified in the following categories:

          o 'Special Mention': loans that should not yet be adversely classified, but have credit deficiencies or potential weaknesses that warrant our attention.

          o 'Substandard': loans with one or more well-defined weaknesses which have the distinct possibility that we will sustain some loss if the weaknesses are not corrected.

          o 'Doubtful': loans with weaknesses of a substandard loan plus such weaknesses make collection or liquidation in full questionable, based on current information, and have a high probability of loss.

          o 'Loss':  loans considered uncollectible.

     The following table sets forth our criticized loans at the dates indicated.

                                                                                AT DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1998       1997       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Special mention loans......................................  $   8,084  $   7,182  $  15,902  $   3,066  $  15,226
Substandard and doubtful loans.............................      9,638     16,822     19,235     28,462     20,248
                                                             ---------  ---------  ---------  ---------  ---------

  Total criticized loans...................................  $  17,722  $  24,004  $  35,137  $  31,528  $  35,474
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Total allowance for loan losses............................  $  14,922  $  12,142  $  11,682  $  13,699  $   7,550
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

Special mention loans to total loans.......................       0.54%      0.59%      1.49%      0.30%      1.56%
Substandard and doubtful loans to total loans..............       0.65       1.39       1.80       2.78       2.08
Criticized loans to total loans............................       1.19       1.98       3.30       3.07       3.65
Allowance for loan losses to substandard and doubtful
  loans....................................................     154.82      72.18      60.73      48.13      37.29
Allowance for loan losses to criticized loans..............      84.20      50.58      33.25      43.45      21.28

     With the exception of the loans described above, we are not aware of any other loans as of December 31, 1998, where the known credit problems of the borrower lead us to believe he or she will not comply with their repayment schedule, or that would result in the loan being included in the criticized loan table above at a future date. During 1998, we engaged an independent loan review firm to examine the classification of our commercial loan portfolio. This firm is comprised of former bank regulators and former bank senior executives. We made no material changes in the classifications as a result of the review.

     Despite our efforts, it is impossible for us to accurately predict the extent to which economic conditions in our market area may worsen or estimate the full impact that such changes may have on our loan portfolio. We cannot assure you that no other loans will become 90 days or more past due, be placed on nonaccrual status, or become impaired, restructured or OREO in the future.

     The following table sets forth delinquencies in our loan portfolio at the dates indicated.

                                                           AT DECEMBER 31, 1998                      AT DECEMBER 31, 1997
                                                  ---------------------------------------   ---------------------------------------
                                                      60-89 DAYS        90 DAYS OR MORE         60-89 DAYS        90 DAYS OR MORE
                                                  ------------------   ------------------   ------------------   ------------------
                                                           PRINCIPAL            PRINCIPAL            PRINCIPAL            PRINCIPAL
                                                  NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE
                                                  ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                                                               (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgages (one to four family)....     4      $   637      12      $ 1,450       6       $ 717       16      $ 3,547
  Home equity...................................    --           --      --           --       2          49        1           15
  Other.........................................     8           14      13          113      27          35       22           44
                                                    --                   --                   --                   --
                                                           ---------            ---------            ---------            ---------
    Total consumer..............................    12          651      25        1,563      35         801       39        3,606
                                                    --     ---------     --     ---------     --     ---------     --     ---------
                                                    --     ---------     --     ---------     --     ---------     --     ---------


Commercial:
  Secured by real estate--multi-family..........    --           --      --           --      --          --       --           --
  Secured by real estate--nonresidential........    --           --       2        2,663      --          --        2        2,418
  Construction..................................     1          104      --           --      --          --       --           --
  Commercial business...........................     2          280      --           --      --          --       --           --
    Total commercial............................    --          384       2        2,663      --          --        2        2,418
                                                    --                   --                   --                   --
                                                           ---------            ---------            ---------            ---------
Total loans.....................................    15      $ 1,035      27      $ 4,226      35       $ 801       41      $ 6,024
                                                    --     ---------     --     ---------     --     ---------     --     ---------
                                                    --     ---------     --     ---------     --     ---------     --     ---------



                                                           AT DECEMBER 31, 1996
                                                  ---------------------------------------

                                                      60-89 DAYS        90 DAYS OR MORE
                                                  ------------------   ------------------
                                                           PRINCIPAL            PRINCIPAL
                                                  NUMBER    BALANCE    NUMBER    BALANCE
                                                  ------   ---------   ------   ---------

Consumer:
  Residential mortgages (one to four family)....     9      $ 1,054      22      $ 4,179
  Home equity...................................    --           --      --           --
  Other.........................................    19           29      12           14
                                                    --                   --
                                                           ---------            ---------
    Total consumer..............................    28        1,083      34        4,193
                                                    --     ---------     --     ---------
                                                    --     ---------     --     ---------


Commercial:
  Secured by real estate--multi-family..........    --           --       1          940
  Secured by real estate--nonresidential........    --           --       6        6,054
  Construction..................................    --           --      --           --
  Commercial business...........................    --           --      --           --
    Total commercial............................    --           --       7        6,994
                                                    --                   --
                                                           ---------            ---------
Total loans.....................................    28      $ 1,083      41      $11,187
                                                    --     ---------     --     ---------
                                                    --     ---------     --     ---------



     At December 31, 1998, delinquent loans were $11.6 million, or 0.78% of total loans. This compares with delinquent loans of $17.3 million, or 1.42% of total loans at December 31, 1997. This reduction resulted primarily from a decrease in the residential (one to four family) loan delinquencies. During 1998, we reduced the delinquent residential (one to four family) loans from $4.3 million at December 31, 1997 to $2.1 million at December 31, 1998. We attribute this decrease to a general improvement in the California economy and to our attempts to reduce delinquent loans. During 1997 delinquent residential mortgages decreased to $4.3 million from $5.2 million at December 31, 1996.

     The delinquency ratio on nonresidential mortgage loans decreased during 1998 from 2.62% at December 31, 1997 to 1.44% at December 31, 1998. However, as a result of the growth in the nonresidential mortgage loan portfolio, the delinquent nonresidential mortgage loans increased slightly during 1998, from $2.4 million at December 31, 1997 to $2.7 million at December 31, 1998. We reduced delinquent mortgage loans secured by nonresidential real estate to $2.4 million at December 31, 1997 from $6.1 million at December 31, 1996 by selling one of the delinquent loans.

     At December 31, 1998, none of the loans included in the $347.0 million portfolio of multifamily real estate loans were delinquent. At December 31, 1997, the delinquency ratio on the multifamily real estate loan portfolio was 0.23%.

     Allowance for Loan Losses. We have established a formal process for determining whether we have an adequate allowance for loan losses. This process results in an allowance that has two components: allocated and unallocated. To determine the allocated component, we arrive at estimates by analyzing certain individual loans (including impaired loans) and analyzing loans in groups. For the loans we analyze individually, we may use third party information, such as appraisals to help supplement our internal analysis. For loans we analyze in groups, such as residential mortgage loans, we review delinquency trends, charge-off experience, current economic conditions, the makeup of our loan portfolio, regional trends in collateral values, as well as other factors.

     We use the unallocated portion of the allowance to compensate for the subjective nature of estimating an adequate allowance for loan losses, economic uncertainties, and other factors. In addition to the assessment performed by us, our loan portfolio also undergoes an internal asset review, and is examined by our government regulators. We incorporate the results of these examinations into our assessments.

     Our allowance for loan losses is increased by provisions for loan losses, which are charged against earnings, and is reduced by charge-offs, net of any recoveries. Loans are charged off when they are classified as loss either internally or by our regulators. For any loan which is past due more than 90 days, we will generally charge off the amount by which the recorded loan amount exceeds the value of the property securing the loan, unless the loan is both well secured and in the process of collection. We generally record recoveries of amounts that have been previously charged off only to the extent that we have received cash.

     While we use all available evidence in determining whether we believe our allowance for loan losses is adequate, future additions to the allowance will be subject to our continuing evaluation of the inherent risks in our portfolio. We may need to make additional provisions for loan losses if the economy declines or asset quality deteriorates. Also, our regulators review our allowance as part of their examinations. They can require us to increase our allowance as a result of such examinations. However, we believe that our allowance for loan losses is adequate to provide for estimated losses inherent in our loan portfolio.

     The following table sets forth information concerning our allowance for loan losses for the dates indicated:

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                  ---------------------------------------------------
                                                                   1998       1997       1996       1995       1994
                                                                  -------    -------    -------    -------    -------
                                                                                (DOLLARS IN THOUSANDS)
Allowance for loan losses:
Balance beginning of period....................................   $12,142    $11,682    $13,699    $ 7,550    $ 8,000
                                                                  -------    -------    -------    -------    -------
Provision for loan losses......................................     3,412      1,154      1,476      8,777      3,206
Charge-offs:
  Consumer:
    Residential mortgage (one to four family)..................       135        616        949      1,000      3,337
    Home equity................................................        27         --         --         --         --
    Other......................................................       160        194        227         29         51
                                                                  -------    -------    -------    -------    -------
         Total consumer........................................       322        810      1,176      1,029      3,388
                                                                  -------    -------    -------    -------    -------
  Commercial:
    Secured by real estate--multi-family.......................        --         13        783        737         76
    Secured by real estate--nonresidential.....................       359        246      2,604        930        508
    Construction...............................................        --         --         --         --         --
    Commercial business........................................        --         --         --         --         --
                                                                  -------    -------    -------    -------    -------
         Total commercial......................................       359        259      3,387      1,667        585
                                                                  -------    -------    -------    -------    -------
Total charge-offs..............................................       681      1,069      4,563      2,696      3,972
                                                                  -------    -------    -------    -------    -------
Recoveries:
  Consumer:
    Residential mortgage (one to four family)..................        25         52         --         60        190
                                                                  -------    -------    -------    -------    -------
    Other......................................................        24         34         33          7         10
                                                                  -------    -------    -------    -------    -------
         Total consumer........................................        49         86         33         67        200
                                                                  -------    -------    -------    -------    -------
Commercial:
    Secured by real estate--multi-family.......................        --         10        367         --         --
    Secured by real estate--nonresidential.....................        --        279        670         --        115
    Construction...............................................        --         --         --         --         --
    Commercial business........................................        --         --         --          1          1
                                                                  -------    -------    -------    -------    -------
         Total commercial......................................        --        289      1,037          1        117
                                                                  -------    -------    -------    -------    -------
Total recoveries...............................................        49        375      1,070         68        316
                                                                  -------    -------    -------    -------    -------
Balance at end of period.......................................   $14,922    $12,142    $11,682    $13,699    $ 7,550
                                                                  -------    -------    -------    -------    -------
                                                                  -------    -------    -------    -------    -------
Allowance for loan losses to loans at end of year..............      1.00%      1.00%      1.10%      1.34%      0.78%
Net charge-offs to average loans outstanding...................      0.05       0.06       0.34       0.26       0.37

     During 1998, we increased the allowance for loan losses to $14.9 million from $12.1 million at December 31, 1997, an increase of $2.8 million, or 22.9%. This increase was due primarily to the growth in the commercial loan portfolio as a result of our conversion to a commercial bank. This increase resulted from a loan loss provision of $3.4 million and net charge-offs of $632,000 during the year. At December 31, 1998, the allowance for loan losses was 1.0% of loans. The percentage of allowance for loan losses to loans at December 31, 1998 was consistent with the prior year.

     During 1997, we increased our allowance for loan lossess to $12.1 million from $11.7 million as of December 31, 1996, as a result of additional loan loss provisions of $1.2 million and net charge-offs of $694,000 during the year as California real estate values rebounded.

     The following table presents an analysis of the allocation of our allocation of our allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other categories.

                                                                                      AT DECEMBER 31,
                                                           ----------------------------------------------------------------------
                                                                 1998                 1997                 1996            1995
                                                           -----------------    -----------------    -----------------    -------
                                                           AMOUNT       %       AMOUNT       %       AMOUNT       %       AMOUNT
                                                           -------    ------    -------    ------    -------    ------    -------
                                                                                   (DOLLARS IN THOUSANDS)
Allocated:
  Consumer:
     Residential mortgage (one to four family)..........   $ 2,184     53.01%   $ 1,982     56.98%   $ 1,697     50.79%   $ 2,691
     Home equity........................................       162      0.97        255      1.38        222      1.00         13
     Other..............................................       114      0.15        238      0.23         82      0.25         76
                                                           -------    ------    -------    ------    -------    ------    -------
       Total consumer...................................     2,460     54.13      2,475     58.58      2,001     52.04      2,780
                                                           -------    ------    -------    ------    -------    ------    -------
  Commercial:
     Secured by real estate--multi-family...............     2,237     23.26      2,130     27.97      2,533     33.93      2,384
     Secured by real estate--nonresidential.............     2,847     15.40      1,919      9.51      2,811     11.54      3,323
     Construction.......................................     1,547      4.12        508      2.19        252      1.87         98
     Commercial business................................       837      3.10        572      1.74        117      0.62         --
                                                           -------    ------    -------    ------    -------    ------    -------
       Total commercial.................................     7,468     45.87      5,129     41.42      5,713     47.96      5,805
Other...................................................       750        --         83        --        141        --        275
                                                           -------    ------    -------    ------    -------    ------    -------
Total allocated.........................................    10,678    100.00      7,687    100.00      7,855    100.00      8,860
Unallocated.............................................     4,244        --      4,455        --      3,827        --      4,839
                                                           -------    ------    -------    ------    -------    ------    -------
       Total allowance for loan losses..................   $14,922    100.00%   $12,142    100.00%   $11,682    100.00%   $13,699
                                                           -------    ------    -------    ------    -------    ------    -------
                                                           -------    ------    -------    ------    -------    ------    -------


                                                                          1994
                                                                    ----------------
                                                            %       AMOUNT      %
                                                          ------    ------    ------

Allocated:
  Consumer:
     Residential mortgage (one to four family)..........   49.45%   $1,512     44.33%
     Home equity........................................    0.12       --         --
     Other..............................................    0.29       11       0.15
                                                          ------    ------    ------
       Total consumer...................................   49.86    1,523      44.48
                                                          ------    ------    ------
  Commercial:
     Secured by real estate--multi-family...............   36.70    2,307      40.17
     Secured by real estate--nonresidential.............   12.80    2,693      14.57
     Construction.......................................    0.64      259       0.78
     Commercial business................................      --       --         --
                                                          ------    ------    ------
       Total commercial.................................   50.14    5,259      55.52
Other...................................................      --      162         --
                                                          ------    ------    ------
Total allocated.........................................  100.00    6,944     100.00
Unallocated.............................................      --      606         --
                                                          ------    ------    ------
       Total allowance for loan losses..................  100.00%   $7,550    100.00%
                                                          ------    ------    ------
                                                          ------    ------    ------

     Securities. Historically, we have invested in primarily Freddie Mac and Fannie Mae securities tied to the 11th District Cost of Funds Index, which reprice monthly. Recently, we have used the proceeds from our stock and capital securities private placements to purchase U.S. Government agency mortgage-backed securities, investment grade securities, investment grade municipal bonds and investment grade residential mortgage-backed securities. The following table presents our securities portfolio at the dates indicated.

                                                                       AT DECEMBER 31,
                                           -----------------------------------------------------------------------
                                                   1998                     1997                     1996
                                           ---------------------    ---------------------    ---------------------
                                           AMORTIZED      FAIR      AMORTIZED      FAIR      AMORTIZED      FAIR
                                             COST        VALUE        COST        VALUE        COST        VALUE
                                           ---------    --------    ---------    --------    ---------    --------
                                                                   (DOLLARS IN THOUSANDS)
Investment securities available for
  sale:
  Municipals............................   $  43,617    $ 44,464    $      --    $     --    $      --    $     --
  Trust preferred securities............      99,436      97,711           --          --           --          --
  Other.................................       1,500       1,500           --          --           --          --
                                           ---------    --------    ---------    --------    ---------    --------
     Total..............................   $ 143,553    $143,675    $      --    $     --    $      --    $     --
                                           ---------    --------    ---------    --------    ---------    --------
                                           ---------    --------    ---------    --------    ---------    --------
Mortgage-backed securities available for
  sale:
  FNMA..................................   $  80,660    $ 78,370    $  87,237    $ 84,308    $ 123,982    $119,514
  GNMA..................................     114,403     115,555           --          --           --          --
  Other.................................      91,071      91,747           --          --           --          --
                                           ---------    --------    ---------    --------    ---------    --------
     Total..............................   $ 286,134    $285,672    $  87,237    $ 84,308    $ 123,982    $119,514
                                           ---------    --------    ---------    --------    ---------    --------
                                           ---------    --------    ---------    --------    ---------    --------
Investment securities held to maturity:
  FHLB Note.............................   $      --    $     --    $   2,000    $  1,998    $   8,670    $  8,629
  FHLB Note.............................          --          --        2,000       2,000        2,000       2,000
  SLMA step-up..........................          --          --           --          --           --          --
  Other.................................          --          --           --          --        5,000       4,988
                                           ---------    --------    ---------    --------    ---------    --------
     Total..............................   $      --    $     --    $   4,000    $  3,998    $  15,670    $ 15,617
                                           ---------    --------    ---------    --------    ---------    --------
                                           ---------    --------    ---------    --------    ---------    --------
Mortgage-backed securities held to
  maturity:
  FHLMC.................................   $  44,218    $ 42,714    $  48,536    $ 46,618    $  61,629    $ 59,014
  FNMA..................................     103,961     100,645      117,184     112,788      124,710     119,221
  Other.................................      10,031       9,713       16,075      15,566       22,216      21,248
                                           ---------    --------    ---------    --------    ---------    --------
     Total..............................   $ 158,210    $153,072    $ 181,795    $174,972    $ 208,555    $199,483
                                           ---------    --------    ---------    --------    ---------    --------
                                           ---------    --------    ---------    --------    ---------    --------

     At December 31, 1998, the carrying value of the securities was $588.9 million and the fair value was $582.4 million. The total unrealized loss on these securities was $6.5 million. Of this total, $1.3 million relates to securities which are available for sale. The unrealized $1.3 million loss, net of tax $562,000, is included as a reduction of stockholders' equity. The difference between the carrying value and fair value aggregating $5.1 million of securities which are held to maturity has not been recognized in the financial statements as of December 31, 1998.

     The following table presents the carrying value, weighted average yields and contractual maturities of our securities at December 31, 1998.

                                                                                  AT DECEMBER 31, 1998
                                                    --------------------------------------------------------------------------------
                                                                                   AFTER                   AFTER
                                                                                  ONE YEAR               FIVE YEARS          AFTER
                                                                                  THROUGH                 THROUGH             TEN
                                                      WITHIN ONE YEAR            FIVE YEARS              TEN YEARS           YEARS
                                                    --------------------    --------------------    --------------------    --------
                                                      BOOK      WEIGHTED      BOOK      WEIGHTED      BOOK      WEIGHTED      BOOK
                                                    CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING
                                                     VALUE       YIELD       VALUE       YIELD       VALUE       YIELD       VALUE
                                                    --------    --------    --------    --------    --------    --------    --------
                                                                                 (DOLLARS IN THOUSANDS)
Investment securities available for sale:
     Municipals..................................    $   --         --%      $   --         --%       $ --          --%     $ 44,464
     Trust preferred securities..................        --         --           --         --          --          --        97,711
     Other.......................................     1,500       4.37           --         --          --          --            --
                                                    --------                --------                   ---                  --------
          Total..................................     1,500       4.37           --         --          --          --       142,175
                                                    --------                --------                   ---                  --------

Mortgage-backed securities available for sale:
     FNMA........................................        --         --           --         --          --          --        78,370
     GNMA........................................        --         --           --         --          --          --       115,555
     Other.......................................        --         --           --         --          --          --        91,747
                                                    --------                --------                   ---                  --------
          Total..................................        --         --           --         --          --          --       285,672
                                                    --------                --------                   ---                  --------

Mortgage-backed securities held to maturity:
     FHLMC.......................................        --         --           --         --          --          --        44,218
     FNMA........................................        --         --        1,924       5.71          --          --       102,037
     Other mortgage-backed securities............        --         --           46       7.79          40        7.38         9,945
                                                    --------                --------                   ---                  --------
          Total..................................        --         --        1,970       5.76          40        7.38       156,200
                                                    --------                --------                   ---                  --------
Total securities.................................    $1,500       4.37       $1,970       5.76        $ 40        7.38      $584,047
                                                    --------                --------                   ---                  --------
                                                    --------                --------                   ---                  --------

                                                    AFTER
                                                     TEN
                                                    YEARS             TOTAL
                                                   --------   ---------------------
                                                   WEIGHTED      BOOK      WEIGHTED
                                                   AVERAGE     CARRYING    AVERAGE
                                                    YIELD       VALUE       YIELD
                                                   --------    --------    --------

Investment securities available for sale:
     Municipals..................................    5.00%     $ 44,464      5.00%
     Trust preferred securities..................    7.90        97,711      7.90
     Other.......................................      --         1,500      4.37
                                                               --------
          Total..................................    6.99       143,675      6.99
                                                               --------
Mortgage-backed securities available for sale:
     FNMA........................................    5.86        78,370      5.86
     GNMA........................................    6.57       115,555      6.57
     Other.......................................    6.54        91,747      6.54
                                                               --------
          Total..................................    6.37       285,672      6.37
                                                               --------
Mortgage-backed securities held to maturity:
     FHLMC.......................................    5.89        44,218      5.89
     FNMA........................................    5.46       103,961      5.46
     Other mortgage-backed securities............    5.09        10,031      5.11
                                                               --------
          Total..................................    5.56       158,210      5.56
                                                               --------
Total securities.................................    6.30      $587,557      6.30
                                                               --------
                                                               --------

     Deposits. Deposits have traditionally been our primary source of funds to use in lending and investment activities. At December 31, 1998, 75.7% percent of our deposits were time deposits, 14.2% were passbook accounts, 7.9% were NOW and checking accounts and 2.2% were money market accounts. By comparison, at December 31, 1997, 76.5% percent of our deposits were time deposits, 14.4% were passbook accounts, 7.7% were NOW and demand deposit accounts and 1.4% were money market accounts.

     We obtain our deposits primarily from the communities we serve. No material portion of our deposits are from or are dependent upon any one person or industry. At December 31, 1998, less than 2.0% of our deposits were held by customers located outside of the United States. Additionally, at that date the 100 depositors with the largest aggregate average deposit balances make up less than 10.0% of our total deposits. Our business is not seasonal in nature. We accept deposits over $100,000 from customers. Included in the figure for time deposits below at December 31, 1998 is $359.1 million of deposits of $100,000 or greater. Such deposits make up 22.0% of total deposits. At December 31, 1998, we did not have any brokered deposits.

     The following table sets forth the balances and rates paid for the major categories of deposits at the dates indicated.

                                                                           AT DECEMBER 31,
                                              --------------------------------------------------------------------------
                                                       1998                      1997                      1996
                                              ----------------------    ----------------------    ----------------------
                                                            INTEREST                  INTEREST                  INTEREST
                                                AMOUNT        RATE        AMOUNT        RATE        AMOUNT        RATE
                                              ----------    --------    ----------    --------    ----------    --------
                                                                        (DOLLARS IN THOUSANDS)
NOW and demand deposit accounts............   $  128,867      0.67%     $  111,984      0.80%     $  106,491      0.79%
Money market accounts......................       35,087      3.51          20,986      2.48          22,111      2.39
Savings accounts...........................      232,635      2.20         212,013      2.11         216,471      2.20
Time deposits..............................    1,237,306      4.93       1,124,004      5.20       1,048,052      4.95
                                              ----------                ----------                ----------
Total......................................   $1,633,895      4.17      $1,468,987      4.38      $1,393,125      4.17
                                              ----------                ----------                ----------
                                              ----------                ----------                ----------

     Our average cost of deposits during 1998 was 4.29% as compared to 4.28% for 1997 and 4.37% for 1996. At December 31, 1998, our average interest rate paid on deposits was 4.17% which was 52 basis points lower than the 11th District Cost of Funds Index which was published on December 31, 1998.

     The following table presents, by categories, the amount of time deposit accounts as of December 31, 1998 and the time to maturity of the time deposit accounts at December 31, 1998.

                                                 PERIOD TO MATURITY FROM DECEMBER 31, 1998
                                                 -----------------------------------------
                                                   WITHIN       ONE THROUGH
CERTIFICATE ACCOUNTS                              ONE YEAR      THREE YEARS     THEREAFTER    AT DECEMBER 31, 1998
---------------------------------------------    ----------     -----------     ----------    --------------------
                                                                      (DOLLARS IN THOUSANDS)
3.99% or less................................    $  217,642       $    --          $ --            $  217,642
4.00% to 4.99%...............................       365,746         1,528            31               367,305
5.00% to 5.99%...............................       621,445        20,865           767               643,077
6.00% to 6.99%...............................         9,176             1           100                 9,277
7.00% to 7.99%...............................            --            --            --                    --
Over 8.00%...................................            --            --             5                     5
                                                 ----------     -----------     ----------    --------------------
                                                 $1,214,009       $22,394          $903            $1,237,306
                                                 ----------     -----------     ----------    --------------------
                                                 ----------     -----------     ----------    --------------------

     At December 31, 1998, we had $359.1 million in certificate accounts in amounts of $100,000 or more maturing as follows:

MATURITY PERIOD
--------------------------------------------------------------           AMOUNT
                                                                 ----------------------
                                                                 (DOLLARS IN THOUSANDS)
Three months or less..........................................          $197,577
Over 3 through 6 months.......................................            95,644
Over 6 through 12 months......................................            59,276
Over 12 months................................................             6,612
                                                                     -----------
  Total.......................................................          $359,109
                                                                     -----------
                                                                     -----------

     Other Borrowings. Advances may be obtained from the FHLB of San Francisco to supplement our supply of lendable funds. Advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco, mortgage loans or securities, with a value at least equal to outstanding advances. At December 31, 1998, we had $368.0 million of advances outstanding. We had no advances outstanding at December 31, 1997 and 1996. At December 31, 1998, we had $195.8 million of additional FHLB borrowings we could incur. Although we eliminated outside borrowings in 1996, we began to use borrowings as a funding source as we leveraged the proceeds from our private placement of common stock and capital securities in 1998. Such borrowings are consistent with our asset and liability objectives and are not permitted to impair our status as a 'well capitalized' institution for bank regulatory purposes.

     Included in the $368.0 million of FHLB advances as of December 31, 1998 were $17.0 million of fixed rate advances for ten years. An additional $216.0 million of the advances had ten year terms but contained provisions that the FHLB could, at their option, terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. The remaining $135.0 million of advances outstanding at December 31, 1998 were overnight borrowings.

     Liquidity and Capital Resources. During the second quarter of 1998, the Company raised approximately $157 million, after deducting offering costs, via the issuance of Common Stock and Guaranteed preferred beneficial interests in junior subordinated debentures. The Company used $120 million to repurchase all of the then outstanding Common Stock owned by Selling Shareholders. The remainder of the net proceeds have been used for general corporate purposes, including implementation of the capital leverage strategy described above. As a financial institution, we must maintain sufficient levels of liquid assets at all times to meet the cash flow needs of our Company. These liquid assets ensure that we have the cash available to pay out deposit withdrawals, meet the credit needs of our customers and be able to take advantage of investment opportunities as they arise. In addition to liquid assets, certain liabilities can provide liquidity as well. Liquid assets can include cash and deposits we have with other banks, federal funds sold and other short-term investments, maturing loans and investments, payments by borrowers of principal and interest on loans, payments of principal and interest on investments and loans sales. Additional sources of liquidity can include increased deposits, lines of credit and other borrowings.

     At December 31, 1998, we had outstanding commitments to make and/or purchase mortgage and non-mortgage loans and securities of $217.3 million. We also had at that date $1.2 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity will provide us with sufficient amounts of cash necessary to meet these commitments.

     Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we are maintaining adequate sources of liquidity to meet our needs. Additionally, our banking regulators have certain minimum liquidity requirements. The Company and Bank's level of liquidity exceeded these regulatory guidelines at December 31, 1998 and 1997.

     At December 31, 1998, both the Company and the Bank met all of their regulatory capital requirements with a risk-based capital ratio of 11.84% and 11.61%, respectively.

     Market Risk and Net Portfolio Value. Market risk is the risk of loss of income from adverse changes in prices and rates that are set by the market. We are at risk of changes in interest rates that affect the income we receive in lending and investment activities, as well as the costs associated with our deposits and borrowings. A sudden and substantial change in interest rates may affect our earnings if the rates of interest we earn on our loans and investments do not change at the same speed, to the same extent or on the same basis as the interest rates we pay on our deposits and borrowings. We make it a high priority to actively monitor and manage our exposure to interest rate risk.

     We accomplish this by first evaluating the interest rate risk that is inherent in the makeup of our assets and liabilities. Then we consider our business strategy, current operating environment, capital and liquidity requirements, as well as our current performance objectives, and determine an appropriate level of risk. Our Board of Directors has adopted guidelines within which we attempt to manage our interest rate risk, trying to minimize to the extent practical our vulnerability to changes in interest rates.

     Our Board of Directors reviews our interest rate risk exposure quarterly. Our Board of Directors has appointed an Asset/Liability Committee made up of senior management that is responsible for working with the Board of Directors to establish strategies to manage interest rate risk and to evaluate the effectiveness of these strategies. The Committee also attempts to determine the effect that changes in interest rates will have on our portfolio and whether such effects are within the limits set by the Board.

     We use certain derivative financial instruments, such as interest rate swaps and caps, as part of our hedging program, to help to mitigate our interest rate risk.

     We also monitor our interest rate sensitivity through the use of a model which estimates the change in our net portfolio value, or NPV, in the event of a range of assumed changes in market interest rates. Net portfolio value is defined as the current market value of our assets, less the current market value of our liabilities, plus or minus the current value of off-balance sheet items. We estimate current market values through analysis of cash flows. The change in NPV measures our vulnerability to changes in interest rates by estimating the change in the market value of our assets, liabilities and off-balance sheet items as a result of an instantaneous change in the general level of interest rates.

     As market interest rates decrease, the average maturities of our loans and investment securities shorten due to quicker prepayments, causing a relatively moderate increase in their value. Our deposit accounts have only relatively minor movements in a declining interest rate environment, since they are primarily short-term in nature, resulting in the value of deposits decreasing more quickly than the value of assets increasing.

     The following table lists the percentage change in our net portfolio value assuming an immediate change in interest rates of plus or minus up to 400 basis points from the level at December 31, 1998. All loans and investments presented in this table are classified as held-to-maturity or available-for-sale. We had no trading securities at that date.

                         CHANGE IN INTEREST                                   NET PORTFOLIO VALUE
                        RATES IN BASIS POINTS                           --------------------------------
                            (RATE SHOCK)                                 AMOUNT     $ CHANGE    % CHANGE
---------------------------------------------------------------------   --------    --------    --------
                                                                             (DOLLARS IN THOUSANDS)
400..................................................................   $ 79,859    (97,768)      -55
300..................................................................    103,552    (74,075)      -42
200**................................................................    134,858    (42,768)      -24
100..................................................................    161,234    (16,393)       -9
0....................................................................    177,626         --         0
(100)................................................................    176,429     (1,198)       -1
(200)................................................................    178,722      1,096         1
(300)................................................................    142,949    (34,677)      -20
(400)................................................................    114,729    (62,898)      -35

------------------
** Denotes rate shock used to compute the NPV Capital Ratios.

     As market interest rates rise, the average maturities of our loans and securities lengthen as prepayments decrease. As we have a concentration of loans and securities with interest rates tied to changes in the 11th District Cost of Funds Index, which adjusts to changes in interest rates less frequently than other indexes, the value of these loans and securities decrease when market rates rise. Decreases in the value of these loans and securities occur at a more rapid rate in our NPV model than increases in the value of our deposits. The slow increase in the value of our deposits in a rising interest rate environment is due to the high concentration of time deposits in our deposit base which have terms of one year or less.

     The NPV model we use has some shortcomings. We have to make certain assumptions that may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the NPV model assumes that the makeup of our interest rate sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of the Company's exposure to interest rate risk, we cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

YEAR 2000 COMPLIANCE

     Introduction. The Year 2000 issue is the result of certain computer programs being written using two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities. The Federal Financial Institutions Examination Council ('FFIEC'), through the bank regulatory agencies, has issued compliance guidelines that require financial institutions to develop and implement plans for addressing the Year 2000 problem.

     Our State of Readiness. In accordance with the FFIEC guidelines, we have developed a comprehensive plan which we believe will result in timely and adequate modifications of our systems and technology to address our Year 2000 issues. Also included in this Year 2000 plan is a detailed review of the readiness of our service providers, vendors, major fund providers, major borrowers and companies with which we have material investments. As of February 16, 1999, we have met all current target objectives of the Year 2000 plan, and we believe that we will continue to meet all future goals according to the plan. We have completed the Awareness, Assessment and Renovation Phases of our mission-critical systems. Our Year 2000 project is now in the Validation (testing) phase. Over sixty percent of our Year 2000 efforts will be in the area of testing, retesting and the evaluation of proxy test results. The Validation Phase of the Year 2000 project was approximately two-thirds complete as of February 1, 1999. The Validation Phase target completion date is March 31, 1999. The final Phase, Implementation, is scheduled for completion on June 30, 1999. The period from July 1, 1999 through December 31, 1999 will be used for fine-tuning our Business Interruption Contingency Plan for the Year 2000.

     Like virtually all financial institutions, we rely on computers to conduct our business, including data processing activities. As part of our conversion to a commercial bank, we installed a new core computer system to better serve our computing needs as a commercial bank. This system is run in a service bureau environment by one of the leading national vendors of data processing services for banks. This vendor is completing its Year 2000 readiness plan in cooperation with us. We expect the new core system to be Year 2000 compliant.

     In addition to our core computer system, we also depend on computerized financial accounting and mortgage loan origination systems, which are also vulnerable to Year 2000 issues. New Year 2000 compliant systems were installed in October 1998 and December 1998, respectively. Additionally, our mortgage loan servicing system vendor has certified that their new system is Year 2000 compliant and we are in the process of reviewing proxy test results.

     As a result of the new core computer system and the new financial accounting and mortgage loan origination systems, we believe we have resolved our Year 2000 issues with respect to our most critical computer systems and applications. We arc currently testing and fixing, if necessary, other equipment which may be Year 2000 sensitive, which includes equipment with embedded microprocessors or other technology related to dates. We expect to complete our Year 2000 conversion by June 30, 1999.

     Due to our substantial progress, we do not expect that any additional significant changes will be necessary or that the Year 2000 issue will pose significant problems with our operations. However, unanticipated problems could arise that would cause us to take longer to resolve the Year 2000 issue, and could have an material impact on our financial condition and results of operations.

     In addition to our extensive contacts with our major service providers, we have corresponded with our other vendors inquiring about their compliance with Year 2000. For those vendors that have responded that they are Year 2000 compliant and that we have determined to not have a material impact on our operations, no further work has been performed. For those vendors that have responded that they are working towards Year 2000 compliance and that we have determined to be significant, including mission-critical vendors, we will follow up regularly through 1999. These vendors have advised us that they expect to be Year 2000 compliant prior to December 31, 1999. If those vendors do not demonstrate compliance, we will seek other alternatives in accordance with our contingency plan, which may include seeking replacement vendors.

     To determine the readiness of our customers, we have sent a questionnaire to, and received responses from, each of our significant borrowers and depositors to determine the extent of risk created by any failure by them to resolve their own Year 2000 issues. Each borrower and depositor is categorized according to their state of readiness as based on their response to the questionnaire and our review of the customer. We will reassess each customer's risk regularly.

     Our Costs. We converted to our new core banking system because of the change in our business focus to commercial banking. Our new commercial banking products were not supported by the previous software packages. Additionally, the vendor that ran the old core system had indicated to us that it would not support that platform beyond 1998, and service quality had deteriorated during 1997. We installed the new financial accounting system because the vendor of the old system had told us it would stop supporting the software at the end of 1998. We purchased our new mortgage loan origination system to replace the existing system with a lower cost software package.

     We put the new systems into place as a result of closing our mortgage banking division, our new emphasis on portfolio lending in our niche market, and our commercial banking focus. In each case, we made the system conversions for business reasons unrelated to the Year 2000 problem, and therefore they did not contribute to the direct cost of our Year 2000 compliance. However, all new systems are Year 2000 compliant. Our additional costs to achieve Year 2000 compliance are currently estimated to be $500,000, and are not expected to materially impact our financial condition or results of operations.

     Our Risks. We have not yet identified any system which presents a material risk of not being Year 2000 compliant in a timely fashion, or for which we cannot provide a suitable alternative. However, as we move forward with our Year 2000 project, we may identify systems which do present a risk of Year 2000 disruption. Such disruptions may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from and post interest to customer accounts, to credit loan payments, interest paid or track delinquencies, to properly reconcile and record daily activity or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to us may be impacted.

     Any failure on our part to identify systems that require Year 2000 conversion that are critical to our operations, or the failure of others with which we do business to become Year 2000 ready in a timely manner could materially and adversely impact our financial condition and results of operations. Moreover, to the extent that data processing and transmission and communications services worldwide are not ready, we cannot predict with any certainty that our operations will remain materially unaffected after January 1, 2000, or on earlier dates when post-January 1, 2000 dates become significant within our systems.

     Our Contingency Plans. We have established two types of contingency plans: remediation plans and business interruption plans. Remediation plans are designed to mitigate the risk that we do not achieve Year 2000 compliance in our mission-critical systems in time. Business interruption plans are plans of action that ensure our ability to continue functioning in the event of unanticipated system failures at critical dates prior to, on or after the Year 2000.

     Remediation Plans. We expect to complete our Year 2000 conversion prior to any potential disruptions of our business; however, we have developed remediation contingency plans for mission-critical systems. These plans would be invoked in the event of anticipated failures of particular Year 2000 projects. These plans involve the designation of alternate vendors and essentially constitute replacement of the current Year 2000 remediation path with an alternate one. Our remediation plans are built in succeeding stages of detail, and such planning may be halted at any time where the success of the base project is clearly predictable. If the results of testing of our systems are not satisfactory, remediation contingency plans will be invoked for mission-critical systems, no later than the conclusion of testing, which is expected to be April 9, 1999.

     Business Interruption Contingency Plan. We will invoke these plans if unanticipated Year 2000 problems occur. We will establish 'Swat Teams' for mobilization in case of emergencies that threaten the viability of the Bank, and require that certain resources be available immediately for use. We have begun preparation of these plans and will continue to fine-tune them, train staff to carry them out, and test them.

     The discussion above of Year 2000 issues contains certain forward-looking statements. The costs of the Year 2000 conversion, the date which we have set to complete the conversion and the possible associated risks are based on our current estimates and are subject to uncertainties that could cause the actual results to differ materially from our expectations. These uncertainties include, among others, our success in identifying systems that are not Year 2000 compliant, the nature and amount of programming that is required to upgrade or replace each of the affected systems, the availability of qualified personnel. consultants and other resources, and the success of Year 2000 conversion efforts of others.

                  TRADING PRICE OF COMMON STOCK AND DIVIDENDS

     On November 5, 1998, the Company's stock began trading on the Nasdaq National Market under the ticker symbol 'UCBH'. The high and low closing sales price per share for the Common Stock ranged from $13.13 to $15.00 during the fourth quarter of 1998. On December 31, 1998, the stock closed at $13.25.

     The Company did not declare any dividends during the years ended December 31, 1998 or 1997. It is the intention of the Board of Directors to continue to create capital via internal formation. Accordingly, it is not anticipated that the Company would declare any dividends in 1999.

     As of December 31, 1998, the number of holders of record of the Company's common stock was 201.

[PRICEWATERHOUSECOOPERS LOGO]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of the UCBH Holdings, Inc.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of UCBH Holdings, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
February 16, 1999

                              UCBH HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1998          1997
                                                                                         ----------    ----------
                                        ASSETS

Cash and due from banks...............................................................   $   15,109    $   13,853
Federal funds sold....................................................................           --        21,000
Investment and mortgage-backed securities available for sale, at fair value...........      429,347        84,308
Investment and mortgage-backed securities, at cost (fair value $153,072 at December
  31, 1998 and $178,970 at December 31, 1997).........................................      158,210       185,795
Federal Home Loan Bank stock and equity securities....................................       20,415        13,914
Loans.................................................................................    1,492,148     1,214,237
Allowance for loan losses.............................................................      (14,922)      (12,142)
                                                                                         ----------    ----------
Net loans.............................................................................    1,477,226     1,202,095
                                                                                         ----------    ----------
Accrued interest receivable...........................................................       13,542         8,594
Premises and equipment, net...........................................................       23,462        23,931
Other assets..........................................................................       10,021         8,160
                                                                                         ----------    ----------
     Total assets.....................................................................   $2,147,332    $1,561,650
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                                     LIABILITIES

Deposits..............................................................................   $1,633,895    $1,468,987
Borrowings............................................................................      368,000            --
Long-term debt to affiliates (including capitalized interest).........................           --        20,060
Accrued interest payable..............................................................        2,440           452
Other liabilities.....................................................................        9,359         9,599
Guaranteed preferred beneficial interests in junior subordinated debentures...........       30,000            --
                                                                                         ----------    ----------
     Total liabilities................................................................    2,043,694     1,499,098
                                                                                         ----------    ----------

                                 STOCKHOLDERS' EQUITY

Common stock, $.01 par value, authorized 25,000,000 shares, 9,333,333 shares issued and outstanding at December 31, 1998; $0.00167 par value, 18,000,000 shares
  authorized, 6,000,000 shares issued and outstanding at December 31, 1997............           93            10
Additional paid-in capital............................................................       59,443        30,278
Accumulated other comprehensive income................................................         (778)       (1,728)
Retained earnings-substantially restricted............................................       44,880        33,992
                                                                                         ----------    ----------
     Total stockholders' equity.......................................................      103,638        62,552
                                                                                         ----------    ----------
     Total liabilities and stockholders' equity.......................................   $2,147,332    $1,561,650
                                                                                         ----------    ----------
                                                                                         ----------    ----------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                                --------------------------------
                                                                                  1998        1997        1996
                                                                                --------    --------    --------
Interest income:
  Loans......................................................................   $101,823    $ 86,141    $ 78,711
  Funds sold and securities purchased under agreements to resell.............        483       2,760       1,417
  Investment and mortgage-backed securities..................................     28,525      18,690      22,836
                                                                                --------    --------    --------
     Total interest income...................................................    130,831     107,591     102,964
                                                                                --------    --------    --------
Interest expense:
  Deposits...................................................................     64,890      61,513      59,273
  Short-term borrowings......................................................      3,313         914       3,042
  Guaranteed preferred beneficial interests in junior subordinated
     debentures..............................................................      1,985          --          --
  Long-term borrowings.......................................................      7,606          --          --
  Long-term debt to affiliates...............................................        599       1,825       1,640
                                                                                --------    --------    --------
     Total interest expense..................................................     78,393      64,252      63,955
                                                                                --------    --------    --------

     Net interest income.....................................................     52,438      43,339      39,009
Provision for loan losses....................................................      3,412       1,154       1,476
                                                                                --------    --------    --------
     Net interest income after provision for loan losses.....................     49,026      42,185      37,533
                                                                                --------    --------    --------
Noninterest income:
  Commercial banking fees....................................................      1,218         977         421
  Service charges on deposit accounts........................................      1,094         888         615
  Gain on sale of loans, securities and servicing rights.....................        549         155       1,200
  Loan servicing income......................................................        400         601         680
  Miscellaneous income.......................................................        141         473         481
                                                                                --------    --------    --------
     Total noninterest income................................................      3,402       3,094       3,397
                                                                                --------    --------    --------
Noninterest expense:
  Personnel..................................................................     15,720      14,087      14,875
  Occupancy..................................................................      4,975       4,811       4,754
  Data processing............................................................      2,064       2,059       1,859
  Furniture and equipment....................................................      2,316       1,902       1,814
  Professional fees and contracted services..................................      1,870       2,242       1,551
  Deposit insurance..........................................................        889       1,798       3,519
  SAIF recapitalization assessment...........................................         --          --       7,716
  Communication..............................................................        414         400         383
  Foreclosed assets..........................................................         62         671         686
  Miscellaneous expense......................................................      5,375       4,220       4,256
                                                                                --------    --------    --------
     Total noninterest expense...............................................     33,685      32,190      41,413
                                                                                --------    --------    --------
Income before taxes..........................................................     18,743      13,089        (483)
Income tax expense...........................................................      7,855       5,790        (177)
                                                                                --------    --------    --------
       Net income/(loss).....................................................   $ 10,888    $  7,299    $   (306)
                                                                                --------    --------    --------
                                                                                --------    --------    --------
Basic earnings (loss) per share..............................................   $   1.30    $   1.22    $  (0.05)
                                                                                --------    --------    --------
                                                                                --------    --------    --------
Diluted earnings (loss) per share............................................   $   1.26    $   1.05    $  (0.05)
                                                                                --------    --------    --------
                                                                                --------    --------    --------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                        ACCUMULATED
                                    COMMON STOCK         ADDITIONAL        OTHER                        TOTAL
                                ---------------------     PAID-IN      COMPREHENSIVE    RETAINED    STOCKHOLDERS'    COMPREHENSIVE
                                  SHARES      AMOUNTS     CAPITAL        INCOME(1)      EARNINGS       EQUITY           INCOME
                                ----------    -------    ----------    -------------    --------    -------------    -------------
Balance at December 31,
  1995.......................    6,000,000     $  10     $   30,278       $(1,830)      $26,999          55,457
  Net income/(loss)..........                                                              (306 )          (306)        $  (306)
  Other comprehensive income,
    net of tax...............                                                (807)                         (807)           (807)
                                                                                                                     -------------
  Comprehensive
    income/(loss)............                                                                                            (1,113)
                                ----------    -------    ----------    -------------    --------    -------------    -------------
                                                                                                                     -------------
Balance at December 31,
  1996.......................    6,000,000        10         30,278        (2,637)       26,693          54,344
  Net income.................                                                             7,299           7,299           7,299
  Other comprehensive income,
    net of tax...............                                                 909                           909             909
                                                                                                                     -------------
  Comprehensive income.......                                                                                            (8,208)
                                ----------    -------    ----------    -------------    --------    -------------    -------------
                                                                                                                     -------------
Balance at December 31,
  1997.......................    6,000,000        10         30,278        (1,728)       33,992          62,552
  Net income.................                                                            10,888          10,888          10,888
  Other comprehensive income,
    net of tax...............                                                 950                           950             950
                                                                                                                     -------------
  Comprehensive income.......                                                                                           $11,838
                                                                                                                     -------------
                                                                                                                     -------------
  Conversion of long-term
    debt to affiliates to
    common stock.............    1,974,000         3         20,597                                      20,600
  Common stock issued........    9,333,333        93        128,555                                     128,648
  Common stock redeemed......   (7,974,000)      (13)      (119,987)                                   (120,000)
                                ----------    -------    ----------    -------------    --------    -------------
Balance at December 31,
  1998.......................    9,333,333     $  93     $   59,443       $  (778)      $44,880       $ 103,638
                                ----------    -------    ----------    -------------    --------    -------------
                                ----------    -------    ----------    -------------    --------    -------------

------------------

(1) Accumulated Other Comprehensive Income includes after tax net unrealized gains (losses) on securities available for sale.

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                         FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                 -----------------------------------
                                                                                   1998         1997         1996
                                                                                 ---------    ---------    ---------
Operating activities
  Net income (loss)...........................................................   $  10,888    $   7,299    $    (306)
  Adjustments to reconcile net income to net cash provided by (used for)
    operating activities:
    Provision for loan losses.................................................       3,412        1,154        1,476
    (Increase) decrease in accrued interest receivable........................      (4,948)        (592)       1,140
    Depreciation and amortization of premises and equipment...................       2,643        2,254        1,981
    (Increase) decrease in other assets.......................................      (1,826)       2,808        1,439
    Increase (decrease) in accrued interest payable...........................       1,988          (49)        (663)
    (Gain) on sale of loans, securities and other assets......................        (845)        (556)        (939)
    Other, net................................................................         447         (699)       1,251
                                                                                 ---------    ---------    ---------
      Net cash provided by operating activities...............................   $  11,759    $  11,619    $   5,379
                                                                                 ---------    ---------    ---------

Investing activities
  Investments and mortgaged-backed securities held to maturity:
    Principal payments and maturities and securities called...................      27,018       37,980       56,095
    Purchases.................................................................      (5,678)        (200)         (80)
  Investments and mortgage-backed securities, available for sale:
    Principal payments and maturities and securities called...................      21,164       12,124       18,217
    Purchases.................................................................    (370,405)          --           --
    Sale of securities........................................................       5,476       23,495        8,800
  Loans purchased.............................................................     (36,447)     (44,416)      (7,643)
  Loans originated net of principal collections...............................    (262,431)    (151,373)     (41,348)
  Proceeds from the sale of loans.............................................      18,181       43,350          478
  Purchases of premises and equipment.........................................      (2,414)      (3,453)      (2,540)
  Proceeds from the sale of other assets......................................       1,937        8,196        5,265
                                                                                 ---------    ---------    ---------
      Net cash (used in) provided by investment activities....................   $(603,599)   $ (74,347)   $ (37,244)
                                                                                 ---------    ---------    ---------

Financing activities
  Net increase (decrease) in NOW and demand deposit and savings accounts......      51,606          (90)      14,719
  Net increase in time deposits...............................................     113,302       75,952       66,802
  Net increase (decrease) in borrowings.......................................     368,000           --     (128,600)
  Net (decrease) increase in long-term debt and capitalized interest component
    of long-term debt to affiliates...........................................     (20,060)       3,325        1,640
  Proceeds from issuance of common stock......................................      29,248           --           --
  Proceeds from issuance of guaranteed preferred beneficial interest in
    subordinated debentures...................................................      30,000           --           --
                                                                                 ---------    ---------    ---------
    Net cash provided by (used in) financing activities.......................   $ 572,096    $  79,187    $ (45,439)
                                                                                 ---------    ---------    ---------
(Decrease) increase in cash and cash equivalents..............................     (19,744)      16,459       (2,816)
Cash and cash equivalents at the beginning of the year........................      34,853       18,394       21,210
                                                                                 ---------    ---------    ---------
Cash and cash equivalents at the end of the year..............................   $  15,109    $  34,853    $  18,394
                                                                                 ---------    ---------    ---------
                                                                                 ---------    ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
               CONSOLIDATED STATEMENT OF CASH FLOWS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                         FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                 -----------------------------------
                                                                                   1998         1997         1996
                                                                                 ---------    ---------    ---------
Supplemental disclosure of cash flow information
  Cash paid during the year for interest......................................      76,405       62,475       62,978
  Cash paid during the year for income taxes..................................       5,748        4,083          832
Supplemental schedule for noncash investing and financing activities
Receivable resulting from sale of servicing rights............................          --          371           --
Real estate acquired through foreclosure......................................       1,899        4,260        4,443
Long-term debt resulting from refinancing of long-term debt to affiliates.....          --       15,048           --

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Organization

     UCBH Holdings, Inc. (the Company), is a bank holding company that conducts its business through its principal subsidiary, United Commercial Bank (United or the Bank), a California state-chartered commercial bank. United offers a full range of commercial and consumer banking products through its retail branches and other banking offices in California.

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Substantially all loans are originated for portfolio and held for investment. All significant inter-company balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the December 31, 1998 presentation.

     On April 17, 1998, the Company completed a 6,000-for-1 stock split. Accordingly, the financial statements for all years presented have been restated to reflect the impact of the stock split. On April 17, 1998, the Company's long-term debt to affiliates was converted to 1,974,000 shares of common stock, as adjusted for the aforementioned stock split. Given the occurrence of this conversion, management has considered this long-term debt to affiliates as convertible debt for purposes of its calculation of diluted earnings per share.

  Risks and Uncertainties

     In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on a different basis, than its interest-earning assets. Related to interest rate risk is prepayment risk. Prepayment risk is the risk associated with the prepayment of assets, and the write-off of premiums associated with those assets, should interest rates fall dramatically. Credit risk is the risk of default, primarily in the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities, the value of collateral underlying loans receivable and the valuation of real estate owned.

     The Company is subject to the regulations of various governmental agencies. These regulations change significantly from period to period. Such regulations can also restrict the growth of the Company and United as a result of capital requirements. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions. Such changes may result from the regulators' judgments based on information available to them at the time of their examination.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and noninterest bearing deposits, federal funds sold and securities purchased under agreements to resell. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

  Securities Purchased Under Agreements to Resell

     The Company periodically purchases securities under agreements to resell (repurchase agreements). The amounts advanced under such agreements represent short-term loans. During the agreement period, the securities are maintained by the dealer under a written custodial agreement that explicitly recognizes the Company's interest in the securities.

  Investment and Mortgage-backed Securities

     In accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115) 'Accounting for Certain Investments in Debt and Equity Securities,' the Company has designated a portion of the investment and mortgage-backed securities portfolio as 'held to maturity' securities. As such, this portion of the portfolio is carried at cost, adjusted for the amortization of premiums and accretion of discounts. Cost is determined on a specific identification basis. Inasmuch as the Company has the ability and intent to hold the 'held to maturity' securities in its portfolio until maturity, the carrying value has not been adjusted to reflect decreases in market value from amortized cost, if any. Also in accordance with SFAS 115, the Company has designated a portion of the mortgage-backed securities portfolio as 'available for sale.' Such securities are carried at fair value. Fair value is the quoted market price. Unrealized holding gains or losses for 'available for sale' securities are excluded from earnings and reported in a separate component of stockholders' equity, net of tax. Premiums and discounts on investment and mortgage-backed securities are amortized against interest income, using the interest method, with the amortization period extending to the maturity date of the securities. Gains or losses on the sale of securities are recognized when sold.

  Loans

     Loans are carried at the principal balance outstanding adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are recognized as an adjustment of loan yield by the interest method based on contractual term of the loans. Interest is accrued as earned.

     Loans are generally placed on nonaccrual status when the payments become 90 days past due, or earlier if, in management's opinion, the full and timely collection of principal or interest becomes uncertain. Any accrued and unpaid interest on such loans is reversed and charged against current income.

     The Company recognizes interest income on nonaccrual loans to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are applied to reduce the carrying value of the loan.

     Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the loan yield over the contractual life of the loan. Amortization of deferred loan fees is discontinued on nonperforming loans.

     The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payment. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.

     When evaluating loans for possible impairment, the Company makes an individual assessment for impairment when and while such loans are on nonaccrual status, or the loan has been restructured. When a loan has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the primary remaining source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by estimated costs to sell, will be used in place of discounted cash flows. The Company does not apply the loan-by-loan evaluation process described above to large groups of smaller balance homogeneous loans that

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

are evaluated collectively for impairment, such as residential mortgage (1 to 4 family) loans with balances up to $500,000, home equity, and other consumer loans.

     If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. The Company's charge-off policy with respect to impaired loans is similar to its charge-off policy for all loans. Specifically, loans are charged off in the month in which they are considered uncollectible.

     The adoption of SFAS 114 and 118 did not affect the Company's accounting policies regarding income recognition, charge-offs, or recoveries and did not affect the comparability of the Company's disclosures regarding classification of nonaccrual or other problem loans.

  Allowance for Loan Losses

     The allowance for loan losses is based on management's continuous evaluation of various factors affecting collectibility of the loan portfolio. These factors include, but are not limited to, changes in the composition of the portfolio, current and forecasted economic conditions, overall portfolio quality, review of specific problem loans, and historical loan-loss experience. The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries.

     The determination of the allowance for loan losses is based on estimates that are susceptible to changes in the economic environment and market conditions. Management believes that, as of December 31, 1998 and 1997, the allowance for loan losses is adequate based on information currently available. If the strength of the economy in the Company's principal market areas is not sustainable, the Company's loan portfolios could be adversely affected and higher charge-offs and increases in non-performing assets could result. Such an adverse impact could also require a larger allowance for loan losses.

  Loan Servicing Assets

     Servicing assets consist of originated and capitalized excess mortgage servicing rights and are included in other assets. These rights are recorded based on the relative fair values of the servicing rights and underlying loans and are amortized over the period of the related loan servicing income stream. Amortization of these rights is reflected in the statement of income under the caption of loan servicing fees. The Company assesses servicing assets for impairment in accordance with the provisions of SFAS No. 125. For the years presented, servicing assets and the related amortization were not material.

  Premises and Equipment

     Premises and equipment are carried at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are determined on a straight-line basis over the lesser of the estimated useful lives or the terms of the leases. Terms range from three to ten years for furniture, equipment, and computer software, and from forty to fifty years for premises.

  Other Real Estate Owned ('OREO')

     Foreclosed assets (other real estate owned) consist of properties acquired through, or in lieu of, foreclosure and are carried at the lower of cost or fair value (less estimated selling costs), and are included in other assets. Cost includes the unpaid loan balance adjusted for applicable accrued interest, unamortized deferred loan fees and acquisition costs. In the event that the fair value (less estimated selling costs) is less than cost at the time of acquisition, the shortfall is charged to the allowance for loan losses. Subsequent write-downs, if any, and disposition gains and losses are reflected as charges to current operations.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

  Goodwill

     Immaterial goodwill balances included in other assets are amortized over seven years.

  Securities Sold Under Agreements to Repurchase

     The Company periodically enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing. Accordingly, the securities underlying the agreement remain in the asset accounts and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The securities underlying the agreements are delivered to the dealers who arrange the transactions. Under some agreements, the dealers may sell, lend, or otherwise dispose of the securities to other parties and agree to resell to the Company substantially identical securities at the maturities of the agreements.

  Interest Rate Swap and Cap Agreements

     The Company periodically enters into interest rate swap and cap agreements as a means of managing its interest rate exposure. The differential received on interest rate swap agreements entered into to reduce the impact of changes in interest rates is recognized over the life of the agreements. Premiums paid on cap agreements are amortized over the life of the agreements. The results of cap transactions are recognized currently as an adjustment to interest expense.

  Accounting for Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), 'Accounting for Income Taxes.' SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The Company provides a valuation allowance against net deferred tax assets to the extent that realization of the assets is not considered more likely than not. The Company and United file a consolidated federal income tax return and a combined California tax return. The Company generally allows all tax benefits generated within the consolidated group to be retained by United.

  Earnings Per Share

     As of December 31, 1997, the Company adopted SFAS No. 128, 'Earnings per Share,' which specifies the computation, presentation and disclosure requirements for earnings per share ('EPS'). Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS considers the possible dilutive effect of instruments, such as convertible debt, convertible preferred stock, and stock options. Prior period EPS has been expanded to comply with the provisions of SFAS No. 128.

  Transfers of Financial Assets

     On January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities' (SFAS 125). SFAS 125 requires application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings.

     On January 1, 1998, the Company adopted those provisions of SFAS No. 125, 'Accounting for Transfers and Servicing of Financial Assets, and Extinguishment of Liabilities,' that were deferred by SFAS No. 127, 'Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125--An Amendment of FASB Statement No. 125.' Such provisions included repurchase agreements, dollar rolls, securities lending and certain

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)

other transactions. The adoption of SFAS 125 did not have a significant impact on the financial position, results of operations or capital of the Company.

  Segment Information

     The Company adopted SFAS No. 131, 'Disclosures about Segments of an Enterprise and Related Information', on January 1, 1998. SFAS No. 131 supersedes SFAS No. 14 'Financial Reporting for Segments of a Business Enterprise' replacing the 'industry segment' approach with the 'management' approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133 (SFAS 133), 'Accounting for Derivative Instruments and Hedging Activities' will become effective for fiscal years beginning after June 15, 1999. SFAS 133 defines derivative instruments and requires that they be recognized as assets or liabilities in the statement of financial position, measured at fair value. It further specifies the nature of changes in the fair value of the derivatives which are included in the current period results of operations and those which are included in other comprehensive income. Management has not yet quantified the impact that SFAS 133 will have on the financial statements of the Company, if any.

     In October 1998, the SFAS issued SFAS 134 'Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans held for sale by a Mortgage Banking Enterprise, an Amendment of FASB Statement No. 65.' SFAS 134 requires that after an entity engaged in mortgage banking activities has securitized mortgage loans that are held for resale. it must classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments.

     Statement of Financial Accounting Standards No. 134 (SFAS 134) is effective from the first fiscal quarter beginning after December 15, 1998. The adoption of SFAS 134 is not expected to have a material effect on the Company's consolidated financial statements.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain a percentage of its deposits as reserves either in cash or on deposit at the Federal Reserve Bank. As December 31, 1998 and 1997, the reserve requirements were $2.4 million and $1.4 million, respectively.

4. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell averaged $8.4 million and $44.0 million during 1998 and 1997, respectively, and the maximum amounts outstanding at any month-end during 1998 and 1997 were $25.0 million and $70.0 million, respectively. At December 31, 1998, there were no securities purchased under agreements to resell. Securities purchased under agreement to resell totalled $21.0 million at December 31, 1997.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 1998 and 1997 are shown below (dollars in thousands):

                                                                                          1998
                                                                    -------------------------------------------------
                                                                                   GROSS         GROSS
                                                                    AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                      COSTS        GAINS         LOSSES       VALUE
                                                                    ---------    ----------    ----------    --------
Investment securities available for sale
  Trust Preferred Securities.....................................   $  99,436          --        $1,725      $ 97,711
  Municipal Securities...........................................      43,617         847            --        44,464
  Other..........................................................       1,500          --            --         1,500
                                                                    ---------    ----------    ----------    --------
     Total investment securities available for sale..............     144,553         847         1,725       143,675
                                                                    ---------    ----------    ----------    --------
Mortgage-backed securities available for sale
  FNMA...........................................................      80,660          --         2,290        78,370
  GNMA...........................................................     114,403       1,152            --       115,555
  Other..........................................................      91,071         676            --        91,747
                                                                    ---------    ----------    ----------    --------
     Total mortgage-backed securities available for sale.........     286,134       1,828         2,290       285,672
                                                                    ---------    ----------    ----------    --------
Total investment and mortgage-backed securities available for
  sale...........................................................   $ 430,687      $2,675        $4,015      $429,347
                                                                    ---------    ----------    ----------    --------
                                                                    ---------    ----------    ----------    --------
Mortgage-backed securities held to maturity
  FHLMC..........................................................   $  44,218          --        $1,504      $ 42,714
  FNMA...........................................................     103,961          --         3,316       100,645
  Other..........................................................      10,031          --           318         9,713
                                                                    ---------    ----------    ----------    --------
     Total mortgage-backed securities held to maturity...........   $ 158,210          --        $5,138      $153,072
                                                                    ---------    ----------    ----------    --------
                                                                    ---------    ----------    ----------    --------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INVESTMENT AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

                                                                                          1997
                                                                    -------------------------------------------------
                                                                                   GROSS         GROSS
                                                                    AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                      COST         GAINS         LOSSES       VALUE
                                                                    ---------    ----------    ----------    --------
Mortgage-backed securities available for sale
  FNMA...........................................................   $  87,237       $--          $2,929      $ 84,308
                                                                    ---------        --          ------      --------
                                                                    ---------        --          ------      --------
Investment securities held to maturity
  FHLB Note......................................................   $   2,000        --          $    2      $  1,998
  FNMA Note......................................................       2,000        --              --         2,000
                                                                    ---------        --          ------      --------
     Total investment securities held to maturity................       4,000        --               2         3,998
                                                                    ---------        --          ------      --------

Mortgage-backed securities held to maturity
  FHLMC..........................................................      48,536        --           1,918        46,618
  FNMA...........................................................     117,184        --           4,396       112,788
  Other..........................................................      16,075        --             509        15,566
                                                                    ---------        --          ------      --------
     Total mortgage-backed securities held to maturity...........     181,795        --           6,823       174,972
                                                                    ---------        --          ------      --------
Total investment and mortgage-backed securities held to
  maturity.......................................................   $ 185,795       $--          $6,825      $178,970
                                                                    ---------        --          ------      --------
                                                                    ---------        --          ------      --------

     During 1998, United purchased $368.9 million of securities in conjunction with a leverage strategy which was adopted to leverage the capital which was raised in April 1998. Included in the security purchases were $120.4 million of GNMA securities, $99.9 million of AAA rated fifteen-year mortgage-backed securities, $105.0 million of municipal bonds and $43.6 million of trust preferred securities. The average yield on the securities purchased was 6.73%.

     The interest income on the municipal securities which were purchased during 1998 and included in the 1998 results of operations was the stated yield of 5.00%. The tax equivalent yield on the securities was 7.41%.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INVESTMENT AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

     As of December 31, 1998, remaining maturities on mortgage-backed securities classified as held to maturity and available for sale were as follows (dollars in thousands):

                                                                                 1998
                                                                         ---------------------
                                                                         AMORTIZED     MARKET
                                                                           COST        VALUE
                                                                         ---------    --------
Available for sale:
  Investment securities available for sale
     In one year or less..............................................   $   1,500    $  1,500
     After ten years..................................................     143,053     142,175
                                                                         ---------    --------
                                                                         $ 144,553    $143,675
                                                                         ---------    --------
                                                                         ---------    --------

  Mortgage-backed securities available for sale
     After ten years..................................................     286,134     285,672
                                                                         ---------    --------
Total investment and mortgage-backed securities available
  for sale............................................................     430,687     429,347
                                                                         ---------    --------
Held to maturity:
  Mortgage-backed securities held to maturity:
     After one year through five years................................       1,970       1,934
     After five years through ten years...............................          40          40
     After ten years..................................................     156,200     151,098
                                                                         ---------    --------
Total mortgage-backed securities held to maturity.....................   $ 158,210    $153,072
                                                                         ---------    --------
                                                                         ---------    --------

     Approximately $448.5 million and $45.6 million of mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at December 31, 1998 and 1997, respectively.

     Proceeds from the sale of available for sale securities during 1998, 1997, and 1996 totaled $5.5 million, $23.4 million, and $8.8 million, respectively. Gross realized losses totaled $6,000 in 1998, $806,000 in 1997, and $335,000 in 1996.

     There were no mortgage-backed securities sold under agreements to repurchase as of December 31, 1998 or 1997 or at any time during 1998.

     When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LOANS

     As of December 31, 1998 and 1997, the composition of the loan portfolio was as follows (dollars in thousands):

                                                                        1998          1997
                                                                     ----------    ----------
Consumer
     Residential mortgage (one to four family)....................   $  790,789    $  691,167
     Home equity..................................................       14,450        16,743
     Other........................................................        2,261         2,732
                                                                     ----------    ----------
                                                                        807,500       710,642
                                                                     ----------    ----------

Commercial
     Secured by real estate--multi-family.........................      346,967       339,257
     Secured by real estate--nonresidential.......................      229,693       115,366
     Construction.................................................       61,486        26,603
     Commercial business..........................................       46,240        21,146
                                                                     ----------    ----------
                                                                        684,386       502,372
                                                                     ----------    ----------

Gross loans.......................................................    1,491,886     1,213,014
Net deferred loan costs...........................................          262         1,223
Allowance for loan losses.........................................      (14,922)      (12,142)
                                                                     ----------    ----------

Net loans.........................................................   $1,477,226    $1,202,095
                                                                     ----------    ----------
                                                                     ----------    ----------

     In the table above, construction loans are presented net of undrawn commitments of $121.3 million and $71.0 million at December 31, 1998 and 1997, respectively.

     As of December 31, 1998, loans at fixed interest rates amounted to $491.8 million, and loans at variable interest rates amounted to $1.00 billion. As of December 31, 1998, the portfolio above contained $704.6 million of loans that were interest-rate sensitive within one year, $313.7 million from one to five years, $120.1 million from five to ten years, $199.0 million from ten to twenty years and $154.5 million over twenty years. Loans of approximately $6.1 million and $9.9 million were on nonaccrual status at December 31, 1998 and 1997, respectively.

     As of December 31, 1998, loans with a book value and market value of $266.7 million were pledged to secure FHLB advances (see Note 9).

     The Company serviced real estate loans for others of $12.2 million and $11.0 million at December 31, 1998 and 1997, respectively. These loans are not included in the consolidated balance sheets. In connection therewith, the Company held trust funds of approximately $1.5 million and $2.1 million as of December 31, 1998 and 1997, respectively, all of which were segregated in separate accounts and included in the respective balance sheets.

     Some agreements with investors to whom the Company has sold loans have provisions which could require repurchase of loans under certain circumstances. Management does not believe that any such repurchases will be significant.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LOANS--(CONTINUED)

     The following table sets forth impaired loan disclosures as of and for the year ended December 31, 1998, 1997, and 1996 (dollars in thousands):

                                                                     1998      1997      1996
                                                                    ------    ------    ------
Impaired loans with an allowance.................................   $1,359    $1,359    $2,894
Impaired loans without an allowance..............................       --        20     6,218
                                                                    ------    ------    ------
     Total impaired loans........................................   $1,359    $1,379    $9,112
                                                                    ------    ------    ------
                                                                    ------    ------    ------
Allowance for impaired loans under SFAS 114......................   $  109    $  109    $  315
                                                                    ------    ------    ------
                                                                    ------    ------    ------
Interest income recognized on impaired loans during
  the year.......................................................   $   89    $   68    $  181
                                                                    ------    ------    ------
                                                                    ------    ------    ------

     In the table above, loans included in the 'Impaired loans without an allowance' category are those loans for which the discounted cash flows, collateral value (net of estimated selling costs) or market price equals or exceeds the carrying value of the loan. Such loans do not require an allowance.

     For the years ended December 31, 1998, 1997 and 1996, the activity in the allowance for loan losses was as follows (dollars in thousands):

                                                                 1998       1997       1996
                                                                -------    -------    -------
Balance at beginning of year.................................   $12,142    $11,682    $13,699
Provision for loan losses....................................     3,412      1,154      1,476
Loans charged-off............................................      (681)    (1,069)    (4,562)
Recoveries...................................................        49        375      1,069
                                                                -------    -------    -------
Balance at end of year.......................................   $14,922    $12,142    $11,682
                                                                -------    -------    -------
                                                                -------    -------    -------

7. PREMISES AND EQUIPMENT

     As of December 31, 1998 and 1997, premises and equipment were as follows (dollars in thousands):

                                                                                      1998       1997
                                                                                     -------    -------
Land and buildings................................................................   $19,114    $19,054
Leasehold improvements............................................................     8,596      8,420
Equipment, furniture and fixtures.................................................    13,578     11,853
                                                                                     -------    -------
                                                                                      41,288     39,327
Less accumulated depreciation and amortization....................................   (17,826)   (15,396)
                                                                                     -------    -------
     Total........................................................................   $23,462    $23,931
                                                                                     -------    -------
                                                                                     -------    -------

     Depreciation and amortization expense was $2.6 million, $2.3 million and $2.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



8. DEPOSITS

     As of December 31, 1998 and 1997, deposit balances were as follows (dollars in thousands):


                                                                  1998                      1997
                                                         ----------------------    ----------------------
                                                                       WEIGHTED                  WEIGHTED
                                                                       AVERAGE                   AVERAGE
                                                          BALANCE        RATE       BALANCE        RATE
                                                         ----------    --------    ----------    --------
NOW and demand deposit accounts.......................   $  128,867      0.67%     $  111,984      0.80%
Money market accounts.................................       35,087      3.51%         20,986      2.48%
Savings accounts......................................      232,635      2.20%        212,013      2.11%
Time deposits:
     Less than $100,000...............................      878,197      4.88%        831,292      5.12%
     $100,000 or greater..............................      359,109      5.04%        292,712      5.41%
                                                         ----------    --------    ----------    --------
     Total............................................   $1,633,895      4.17%     $1,468,987      4.38%
                                                         ----------    --------    ----------    --------
                                                         ----------    --------    ----------    --------



     As of December 31, 1998, remaining maturities on time deposits were as follows (dollars in thousands):


1999........................................................   $1,214,009
2000........................................................       21,292
2001........................................................        1,102
2002........................................................          458
2003........................................................          225
Aggregate thereafter........................................          220
                                                               ----------
Total.......................................................   $1,237,306
                                                               ----------
                                                               ----------



     For the years ended December 31, 1998, 1997 and 1996, interest expense on deposits was as follows (dollars in thousands):


                                                                           1998       1997       1996
                                                                          -------    -------    -------
NOW and demand deposit accounts........................................   $   898    $   875    $   826
Money market accounts..................................................       742        517        561
Savings accounts.......................................................     4,918      4,834      4,772
Time deposits..........................................................    58,568     55,570     53,360
Less penalties for early withdrawal....................................      (236)      (283)      (246)
                                                                          -------    -------    -------
     Total.............................................................   $64,890    $61,513    $59,273
                                                                          -------    -------    -------
                                                                          -------    -------    -------



     As of December 31, 1998 and 1997, the composition of deposits by interest rate was as follows (dollars in thousands):


                                                                                  1998          1997
                                                                               ----------    ----------
Under 3%....................................................................   $  371,021    $  345,473
3.00% to 3.99%..............................................................      226,293        45,148
4.00% to 4.99%..............................................................      384,220       262,607
5.00% to 5.99%..............................................................      643,079       681,977
6.00% to 6.99%..............................................................        9,277       133,313
7.00% to 7.99%..............................................................           --            --
8.00% to 8.99%..............................................................            5           469
                                                                               ----------    ----------
     Total..................................................................   $1,633,895    $1,468,987
                                                                               ----------    ----------
                                                                               ----------    ----------


                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. FEDERAL HOME LOAN BANK ADVANCES

     The Company maintains a secured credit facility with the Federal Home Loan Bank of San Francisco (FHLB-SF) against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB-SF eligible collateral of at least 100% of outstanding advances. At December 31,1998, there were $368.0 million of advances outstanding, of which $135.0 million were short-term and $233.0 million were long-term. Included in the long-term advances as of December 31, 1998 were $216.0 million of advances with provisions which allow the FHLB-SF, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. The advances were secured with mortgage-backed securities and loans. There were no advances outstanding at December 31, 1997.

     The fixed rate long-term debt outstanding as of December 31, 1998, of $233.0 million matures in 2008. The weighted average contractual maturity as of December 31, 1998 was 112 months. At December 31, 1998, credit availability under this facility was approximately $195.8 million.

     For the years ended December 31, 1997 and 1998, the following advances were outstanding (dollars in thousands):

                                                                                      1998       1997
                                                                                    --------    -------
FHLB of San Francisco advances
     Average balance outstanding.................................................   $186,504    $11,176
     Maximum amount outstanding at any month end period..........................    368,000     24,000
     Balance outstanding at end of period........................................    368,000         --
     Weighted average interest rate during the period............................       5.51%      5.55%
     Weighted average interest rate at end of period.............................       5.33%        --
     Weighted average remaining term to maturity at end of period................         --         --
Securities sold under agreements to repurchase
     Average balance outstanding.................................................   $    112    $ 5,375
     Maximum amount outstanding at any month end.................................         --         --
     Balance outstanding at end of period........................................         --         --
     Weighted average interest rate during the period............................       6.75%      5.47%
     Weighted average interest rate at end of period.............................         --         --
     Weighted average remaining term to maturity at end of period................         --         --

     The interest rate on this debt ranged from 4.77% to 6.03% and the weighted average interest rate was 5.33% at December 31, 1998 and 5.51% for the year then ended. Interest is paid quarterly on substantially all of these advances and principal is due at maturity. The interest expense on such advances was $10.9 million for the year ended December 31, 1998.

10. LONG-TERM DEBT TO AFFILIATES

     Included in liabilities at December 31, 1997 was $20.1 million of long-term debt, including capitalized interest, payable to affiliates. The two notes comprising this debt had a stated interest rate of 10.0%. Such notes were paid in April 1998.

11. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES OF UCBH HOLDINGS, INC. (UCBH)

     On April 17, 1998, UCBH Trust Co. (the 'Trust'), a Delaware statutory business trust owned by the Company, issued $30 million of 9.375% Guaranteed Preferred Beneficial Interest in the UCBH's Subordinated Debentures ('Capital Securities'). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.375% Junior Subordinated Debentures issued by the UCBH. The Junior Subordinated Debentures mature on May 1, 2028. Payment of distributions out of the monies held by the Trust

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES OF UCBH HOLDINGS, INC. (UCBH)--(CONTINUED)

and payments on liquidation of the Trust or the redemption of the Capital Securities are guaranteed by the UCBH to the extent the Trust has funds available therefor. The obligations of the UCBH under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the UCBH and will be structurally subordinated to all liabilities and obligations of the UCBH's subsidiaries. Distributions on the Capital Securities are payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 1998. The Junior Subordinated Debentures are not redeemable prior to May 1, 2005, unless certain events have occurred. The proceeds from the issuance of the Capital Securities were used primarily to provide additional capital for the Bank.

     Interest expense on the Capital Securities was $2.0 million for the year ended December 31, 1998.

12. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

     The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken could have direct material effect on the Bank's financial statements.

     Under capital adequacy guidelines and the regulatory framework for prompt corrective action the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and carryovers are also subject to qualitative judgements by the regulators about components, true weighings, and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk weighed assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

     Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the Bank met the 'well capitalized' requirements under the regulatory framework for prompt corrective action.

     To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratio as set forth in the table. There are no conditions or events since December 31, 1997 that management believe have changed the institution's category.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS--(CONTINUED)

     The Company's and the Bank's actual capital amounts and ratios are also presented in the following table (dollars in thousands):

                                                                                                  TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                            FOR CAPITAL        PROMPT CORRECTIVE
                                                        ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                                   -----------------     -----------------     -----------------
                                                    AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
                                                   --------    -----     --------    -----     --------    -----
As of December 31, 1998;
Total Capital (to risk weighted assets)
  United Commercial Bank........................   $145,904    11.61%    $100,539     8.00%    $125,674    10.00%
  UCBH Holdings, Inc............................    149,065    11.84      100,685     8.00
Tier I Capital (to risk weighted assets)
  United Commercial Bank........................   $130,982    10.42%    $ 50,270     4.00%    $ 75,404     6.00%
  UCBH Holdings, Inc............................    134,143    10.66       50,342     4.00
Tier I Capital (to average assets)
  (Leverage Ratio)
  United Commercial Bank........................   $130,982     6.25%    $ 83,780     4.00%    $104,725     5.00%
  UCBH Holdings, Inc............................    134,143     6.39       83,927     4.00

     The following is a reconciliation of capital under Generally Accepted Accounting Principles ('GAAP') with regulatory capital at December 31, 1998 (dollars in thousands):

                                                           TIER I CAPITAL                     RISK-BASED CAPITAL
                                                  ---------------------------------    ---------------------------------
                                                      UNITED              UCBH             UNITED              UCBH
                                                  COMMERCIAL BANK    HOLDINGS, INC.    COMMERCIAL BANK    HOLDINGS, INC.
                                                  ---------------    --------------    ---------------    --------------
GAAP Capital...................................      $ 130,477          $103,638          $ 130,477          $103,638
Nonallowable components:
  Unrealized losses on securities available for
     sale......................................            778               778                778               778
  Goodwill.....................................           (256)             (256)              (256)             (256)
     Servicing rights..........................            (17)              (17)               (17)              (17)
Additional capital components:
  Guaranteed preferred beneficial interests in
     junior subordinated debentures............             --            30,000                 --            30,000
     Allowance for loan losses--limited........             --                --             14,922            14,922
                                                  ---------------    --------------    ---------------    --------------
Regulatory capital.............................      $ 130,982          $134,143          $ 145,904          $149,065
                                                  ---------------    --------------    ---------------    --------------
                                                  ---------------    --------------    ---------------    --------------

     During 1998, in a Private Offering the Company issued common stock to various purchasers raising $128,648,000 net of issue costs. In conjunction with the Private Offering and pursuant to the terms of an Exchange and Redemption Agreement (the Agreement) with Selling Stockholders, $20,600,000 of Long Term Debt to affiliates, which was due to Selling Stockholders, was exchanged for shares of Common Stock. The Company used approximately $120,000,000 of the proceeds raised to redeem all of the shares of Common Stock then owned by the Selling Shareholders, which included the shares of Common Stock exchanged for the Long Term Debt to Affiliates. As a result, the Selling Shareholders are no longer affiliated with the Company.

     The Company and United are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. The Company did not declare or pay dividends in the years ended December 31, 1998 or 1997.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominator of the basic and diluted earnings per share:

                                                          YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                         -----------------------------------------------
                                                           INCOME             SHARES           PER SHARE
                                                         (NUMERATOR)       (DENOMINATOR)        AMOUNT
                                                         -----------       -------------       ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                            AMOUNTS)
1998:
  Basic:
     Net income.......................................     $10,888            8,351,852         $  1.30
  Effect of long-term debt to affiliates..............         347              581,233
                                                         -----------       -------------
  Diluted:
     Net income and assumed conversions...............     $11,235            8,933,085         $  1.26
                                                         -----------       -------------
                                                         -----------       -------------
1997:
  Basic:
     Net income.......................................     $ 7,299            6,000,000         $  1.22
  Effect of long-term debt to affiliates..............       1,077            1,974,000
                                                         -----------       -------------
  Diluted:
     Net income and assumed conversions...............     $ 8,376            7,974,000         $  1.05
                                                         -----------       -------------
                                                         -----------       -------------
1996:
  Basic:
     Net loss.........................................     $  (306)           6,000,000         $ (0.05)
  Effect of long-term debt to affiliates..............         968            1,974,000
                                                         -----------       -------------
  Diluted:
     Net income and assumed conversions...............     $   662            7,974,000         $ (0.05)
                                                         -----------       -------------
                                                         -----------       -------------

     For the years ended December 31, 1998, 1997 and 1996, the assumed conversions of long-term debt to affiliates would be considered anti-dilutive. Accordingly, diluted loss per share for these periods is equal to basic loss per share.

14. SEGMENT INFORMATION

     The Company adopted SFAS No. 131 'Disclosures about Segments of an Enterprise and Related Information', on January 1, 1998. SFAS No. 131 supersedes SFAS No. 14 'Financial Reporting for Segments of a Business Enterprise' replacing the 'industry segment' approach with the 'management' approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

     The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its business into two reportable segments: Consumer Banking and Commercial Banking. Both segments serve all of California's citizens. Historically, our customer base has been primarily the ethnic Chinese communities located mainly in the San Francisco Bay area, Sacramento/Stockton and metropolitan Los Angeles.

     The financial results of the Company's operating segments are presented on an accrual basis. There are no significant differences between the accounting policies of the segments as compared to the Company's consolidated financial statements. The Company evaluates the performance of its segments and allocates

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SEGMENT INFORMATION--(CONTINUED)

resources to them based on interest income, interest expense and net interest income. There are no material intersegment revenues.

     The table below presents information about the Company's operating segments for the years ended December 31, 1998, 1997 and 1996 respectively.

IN MILLIONS
                                                                                          RECONCILING
                                                              CONSUMER      COMMERCIAL       ITEMS          TOTAL
                                                              ---------     ----------    -----------     ---------
1998
  Net interest income......................................      38,751        13,686           --           52,437
  Segment profit...........................................       8,278         2,614           (4)          10,888
  Segment assets...........................................   1,467,676       679,656           --        2,147,332

1997
  Net interest income......................................      33,265        10,074           --           43,339
  Segment profit...........................................       5,184         2,565         (450)(2)        7,299
  Segment assets...........................................   1,064,717       496,933           --        1,561,650

1996
  Net interest income......................................      29,662         9,347           --           39,009
  Segment profit...........................................      (2,244)(1)     2,151         (213)(2)         (306)
  Segment assets...........................................     971,403       503,213           --        1,474,617

------------------
(1) Segment profit in 1996 includes $7.7 million before tax assessment to recapitalize the SAIF.

(2) Reconciling items represent losses on sale of securities, net of taxes.

15. STOCK OPTION PLAN

     In May 1998, the Company adopted a Stock Option Plan ('Plan') which provides for the granting of stock options to eligible officers, employees and directors of the Company and United. The Company has reserved 653,333 shares of Common Stock to be issued pursuant to the Plan. All of the options are exercisable for ten years following the option grant date, vest over a three year period and have an exercise price of $15.00. There were no exercisable options at December 31, 1998. Stock Options were issued at an exercise price of $15.00 per share, which approximated the fair value of the underlying common stock at the date of grant. The following table summarizes the stock option activity during the year ended December 31, 1998.

Options outstanding at December 31, 1997.................................          0
Options granted during 1998..............................................    620,000
Options forfeited during 1998............................................          0
Options exercised during 1998............................................          0
Options expired during 1998..............................................          0
Options outstanding at December 31, 1998.................................    620,000

Exercise price of all options............................................     $15.00
Market value of stock date of grant......................................     $15.00
Market value of stock at December 31, 1998...............................     $13.25

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (SFAS 123), 'Accounting for Stock-Based Compensation.' This Statement establishes a new fair value based accounting method for stock-based compensation for plans and encourages, but does not require, employers to adopt the new method in place for the provisions of Accounting Principles Board ('APB') Release No. 25. Companies may

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. STOCK OPTION PLAN--(CONTINUED)

continue to apply the accounting provisions of APB 25 in determining net income. However, they must apply the disclosure requirements of SFAS 123 for all grants issued after 1994.

     The Company elected to apply the provisions of APB 25 in accounting for the employee stock plan described above. Accordingly, no compensation cost has been recognized for stock options granted under the Plan. Had compensation cost for these plans been determined based on the fair value method under SFAS 123, there would have been no change in the Company's net income or net income per share.

16. FEDERAL AND STATE TAXES ON INCOME

     Following is a summary of the provision for taxes on income (dollars in thousands):

                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                     1998      1997      1996
                                                                    ------    ------    ------
Current tax expense:
  Federal........................................................   $6,080    $3,244    $  174
  State..........................................................    1,282     1,881        28
                                                                    ------    ------    ------
                                                                     7,362     5,125       202
                                                                    ------    ------    ------
Deferred tax (benefit) expense:
  Federal........................................................      411     1,155      (327)
  State..........................................................       82      (490)      (52)
                                                                    ------    ------    ------
                                                                       493       665      (379)
                                                                    ------    ------    ------
                                                                    $7,855    $5,790    $ (177)
                                                                    ------    ------    ------
                                                                    ------    ------    ------

     Deferred tax liabilities (assets) are comprised of the following (dollars in thousands):

                                                                               YEARS ENDED
                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1998       1997
                                                                            -------    -------
Deferred tax liabilities:
  Deferred loan fees.....................................................   $ 2,786    $ 2,772
  FHLB dividends.........................................................     2,691      3,216
  Purchase accounting adjustments........................................       177        190
  Market value adjustments on certain loans and securities...............        --         81
  Other..................................................................        48        145
                                                                            -------    -------
                                                                              5,702      5,504
                                                                            -------    -------
Deferred tax assets:
  Loan and OREO loss allowances..........................................    (4,927)    (3,739)
  Market value adjustments on certain loans and securities...............    (1,243)        --
  Depreciation...........................................................      (637)      (282)
  Unrealized losses on securities available for sale.....................      (546)    (1,130)
  State taxes............................................................      (322)      (404)
  Compensation and benefits..............................................      (271)      (293)
  AMT credit carryover...................................................        --     (1,166)
  Other..................................................................      (204)    (2,015)
                                                                            -------    -------
                                                                             (8,150)    (9,029)
                                                                            -------    -------
Net deferred tax assets..................................................   $(2,448)   $(3,525)
                                                                            -------    -------
                                                                            -------    -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. FEDERAL AND STATE TAXES ON INCOME--(CONTINUED)

     The following table reconciles the statutory income tax rate to the consolidated effective income tax rate:

                                                                            YEARS ENDED
                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                     1998      1997      1996
                                                                     -----     -----     -----
Federal income tax rate..........................................     35.0%     34.0%    (34.0%)
State franchise tax rate, net of federal income tax effects......      6.9%      7.2%     (7.6%)
                                                                     -----     -----     -----
Statutory income tax rate........................................     41.9%     41.2%    (41.6%)
                                                                     -----     -----     -----
Increase (reduction) in tax rate resulting from:
  Tax exempt income..............................................     (1.9%)      --        --
  Amortization of intangibles....................................      0.1%     (0.2%)     2.0%
  Reversal of taxes previously provided..........................       --        --        --
  Reversal of allowance..........................................       --      (2.2%)      --
                                                                     -----     -----     -----
  Other, net.....................................................      3.7%      5.0%      3.0%
                                                                     -----     -----     -----
                                                                      43.8%     44.2%    (36.6%)
                                                                     -----     -----     -----
                                                                     -----     -----     -----

     Taxes on income included the following (dollars in thousands):

                                                                               YEARS ENDED
                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1998       1997
                                                                            -------    -------
Net deferred (asset) liability:
  Federal income tax.....................................................   $(2,036)   $(3,121)
  State franchise tax....................................................      (412)      (404)
                                                                            -------    -------
                                                                             (2,448)    (3,525)
                                                                            -------    -------
(Prepaid income taxes) taxes payable.....................................       877         40
                                                                            -------    -------
                                                                            $(1,571)   $(3,485)
                                                                            -------    -------
                                                                            -------    -------

     The Company computes its bad debt deduction using the direct charge-off method for Federal tax purposes. For state tax purposes, the Company uses the experience method which considers the current year charge-offs together with those from the previous five years.

     Tax years 1996 through 1998 remain open for Internal Revenue Service purposes and tax years 1994 through 1998 remain open for California Franchise Tax Board purposes.

17. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to derivative financial instruments and financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The Company does not hold or issue financial instruments for trading purposes. Financial instruments in the normal course of business include commitments to extend and purchase credit forward commitments to sell loans, letters of credit and interest-rate caps. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK-- (CONTINUED)

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest-rate swap and cap transactions and forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its interest-rate swap and cap agreements and forward commitments to sell loans through credit approvals, limits, and monitoring procedures. The Company does not require collateral or other security to support interest-rate swap transactions with credit risk.

     Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of December 31, 1998 and 1997 are as follows (dollars in millions):

                                                                                          1998       1997
                                                                                        ---------  ---------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit:
     Consumer (including residential mortgage)........................................  $    33.2  $    65.0
     Commercial (excluding construction)..............................................       44.6       10.8
     Construction.....................................................................      135.0       78.7
  Letters of credit...................................................................        4.5        1.9
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
  Interest-rate cap agreements........................................................      200.0         --
  Forward commitments to sell loans...................................................         --        3.5

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held generally includes residential or commercial real estate, accounts receivable, or other assets.

     Commitments to purchase loans are agreements to buy loans from a primary broker/dealer as long as there are no violations of any condition established in the contract. Commitments terminate on the final closing date mutually agreed upon by the purchaser and seller as defined in the contract. The Company evaluates each loan's worthiness on a loan-by-loan basis. Each loan is collateralized by residential real estate.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by inventories or by deposits held at the Company.

     In order to minimize the exposure arising from forward contracts, the Company enters into hedge options from time to time. Interest rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. The Company is a purchaser of interest rate caps. At December 31, 1998 the Company had LIBOR-based interest rate caps with a notional amount of $200.0 million outstanding. The Company had no interest rate caps outstanding as of December 31, 1997.

     Interest rate swap transactions generally involve the exchange of fixed- and floating-rate interest payment obligations without the exchange of the underlying principal amounts. Interest-rate swaps are entered into to reduce the Company's exposure to interest rate movements and are used as part of asset/liability management.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK-- (CONTINUED)

The Company typically becomes a principal in the exchange of fixed- and floating-rate interest payment obligations with another party and, therefore, is exposed to loss if the other party defaults. The Company minimizes this risk by performing normal credit reviews on its swap counter parties.

     Entering into interest-rate cap and swap agreements involves not only the risk of dealing with counter parties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

     For the years ended December 31, 1998 and 1996, costs associated with the interest rate caps and swaps negatively impacted net interest income by $638,000 and $137,000, respectively. The Company incurred no expenses related to interest rate caps or swaps during the year ended December 31, 1997.

     Forward contracts are contracts for delayed delivery of securities or loans in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Risks arise from the possible inability of counter parties to meet the terms of their contracts and from movements in security values and interest rates. In order to minimize the exposure arising from forward contracts, the Company may enter into long put and call options. There were no long put or call options outstanding at December 31, 1998. At December 31, 1997, the Company had long put and call options amounting to $1.0 million and $600,000, respectively.

18. CONCENTRATIONS OF CREDIT RISK

     All of the Company's loan activity is with customers located throughout the state of California. Substantially all residential and commercial real estate loans are secured by properties located in the state of California.

     Substantially all real estate loans in the portfolio are originated at 80% loan-to-value or less. Management believes that the risk of significant losses in excess of underlying collateral value is low.

19. LEASE COMMITMENTS AND CONTINGENT LIABILITIES

  Lease Commitments

     The Company leases various premises under noncancellable operating leases, many of which contain renewal options and some of which contain escalation clauses.

     Future minimum rental payments, which do not include common area costs, due each year under existing operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998, are payable as follows (dollars in thousands):

1998.....................................................................  $   2,878
1999.....................................................................      2,688
2000.....................................................................      2,284
2001.....................................................................      2,017
2002.....................................................................      1,716
Aggregate thereafter.....................................................      9,352
                                                                           ---------
Total minimum payments required..........................................  $  20,935
                                                                           ---------
                                                                           ---------

     Rental expense was approximately $3.4 million, $3.2 million and $3.5 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. LEASE COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED)

  Contingent Liabilities

     The Company is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Company's operations or financial condition.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, 'Disclosures about Fair Value of Financial Instrument,' requires all entities to estimate the fair value of all financial instrument assets, liabilities, and off-balance-sheet transactions. Fair values are point-in-time estimates that can change significantly based on numerous factors. Accordingly, management cannot provide any assurance that the estimated fair values presented below could actually be realized. The fair value estimates for financial instruments were determined as of December 31, 1998 and 1997, by application of the described methods and significant assumptions.

  Cash and Short-Term Investments

     For these short-term instruments, the carrying value of $15.1 million at December 31, 1998 and $34.8 million at December 31, 1997 is a reasonable estimate of fair value.

  Investment And Mortgage-Backed Securities

     The aggregate fair value of investment and mortgage-backed securities is $602.8 million at December 31, 1998 and $277.2 million at December 31, 1997. Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Loans Receivable

     The aggregate fair value of loans receivable is $1.51 billion at December 31, 1998 and $1.21 billion at December 31, 1997. Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings at the same remaining maturities. In addition, the allowance for loan losses was considered a reasonable adjustment for credit risk for the entire portfolio.

  Capitalized Servicing Fees

     Fair value is estimated by discounting estimated future cash flows using current rates which are required for similar assets. Fair value is estimated to be the same as the carrying value of $166,000 at December 31, 1998 and $429,000 at December 31, 1997.

  Deposit Liabilities

     Fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The aggregate fair value of deposits is $1.64 billion at December 31, 1998 and $1.43 billion at December 31, 1997.

  Federal Home Loan Bank Advances

     Fair value of Federal Home Loan Bank advances is estimated using the rates currently being offered for advances with similar remaining maturities. The aggregate fair value of Federal Home Loan Bank advances at December 31, 1998 was $376.9 million. There were no Federal Home Loan Bank advances outstanding at December 31, 1997.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

  Long-term Debt to Affiliates

     Due to the related party nature of the Company's long-term debt outstanding as of December 31, 1997, management does not believe that fair value estimates are meaningful. Accordingly, such estimates have not been presented.

  Securities Sold Under Agreement to Repurchase

     No securities sold under agreement to repurchase were outstanding at December 31, 1998 or 1997.

  Interest Rate Swap and Cap Agreements

     The fair value of the swap and cap agreements used for hedging purposes is the estimated amount that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap and cap counter parties. The fair market value of cap agreements at December 31, 1998 was $2.0 million. There were no swap agreements at December 31, 1998 and 1997.

  Commitments to Extend Credit, Commitments to Purchase Loans, Securities Sold But Not Owned, and Options on Interest Rate Futures

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values for securities sold but not owned and options on interest rate futures are based on quoted market prices or dealer quotes. The fair value of commitments to extend credit and commitments to purchase loans cannot be readily determined. There were no put or call options at December 31, 1998. The fair value of put and call options on interest rate futures at December 31, 1997 was $56,875 and $28,437, respectively.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

21. PARENT COMPANY

     Condensed unconsolidated financial information of UCBH Holdings, Inc. is presented below. See Note 10 for information regarding the Company's long-term debt.

                            CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                    FOR THE YEARS ENDED
                                                                                       DECEMBER 31,
                                                                                   ---------------------
                                                                                      1998       1997
                                                                                   ----------  ---------
                                     ASSETS
Cash and due from banks..........................................................  $       --  $      56
Investment and mortgage-backed securities available for sale, at fair value......       1,500         --
Investment in subsidiaries.......................................................     130,477     82,556
Other assets.....................................................................       2,361         --
                                                                                   ----------  ---------
  Total assets...................................................................  $  134,338  $  82,612
                                                                                   ----------  ---------
                                                                                   ----------  ---------

                                   LIABILITIES
Long-term debt to affiliates.....................................................  $       --  $  20,060
Accrued interest payable.........................................................         469         --
Other liabilities................................................................         231         --
Junior subordinated debentures payable to UCBH Trust Co..........................      30,000         --
                                                                                   ----------  ---------
  Total liabilities..............................................................      30,700     20,060
                                                                                   ----------  ---------
                                                                                   ----------  ---------

                              STOCKHOLDERS' EQUITY
Common stock.....................................................................          93         10
Additional paid-in capital.......................................................      59,443     30,278
Subsidiary's accumulated other comprehensive income..............................        (778)    (1,728)
Retained earnings................................................................      44,880     33,992
                                                                                   ----------  ---------
  Total stockholders' equity.....................................................     103,638     62,552
                                                                                   ----------  ---------
  Total liabilities and stockholders' equity.....................................  $  134,338  $  82,612
                                                                                   ----------  ---------
                                                                                   ----------  ---------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

21. PARENT COMPANY--(CONTINUED)

                         CONDENSED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                FOR THE YEARS ENDED
                                                                                   DECEMBER 31,
                                                                          -------------------------------
                                                                            1998       1997       1996
                                                                          ---------  ---------  ---------
                                 INCOME
Interest income on investment securities................................  $      50         --         --
Dividends from subsidiary...............................................      1,625        250         --
Miscellaneous income....................................................          6         --         --
                                                                          ---------  ---------  ---------
  Total income..........................................................      1,681        250         --
                                                                          ---------  ---------  ---------
                                EXPENSE
Interest expense on junior subordinated debentures......................      1,985         --         --
Interest expense in long-term debt to affiliates........................        599      1,825      1,640
Miscellaneous expense...................................................        257        205         --
                                                                          ---------  ---------  ---------
  Total expense.........................................................      2,841      2,030      1,640
                                                                          ---------  ---------  ---------
Loss before taxes and equity in undistributed net loss of subsidiary....     (1,160)    (1,780)    (1,640)
Income tax benefit......................................................        827         --         --
Equity in undistributed net income (loss) of subsidiary.................     11,221      9,079      1,334
                                                                          ---------  ---------  ---------
  Net income (loss).....................................................  $  10,888  $   7,299  $    (306)
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

                       CONDENSED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      FOR THE YEARS ENDED
                                                                                         DECEMBER 31,
                                                                                -------------------------------
                                                                                  1998       1997       1996
                                                                                ---------  ---------  ---------
                             OPERATING ACTIVITIES
  Net income (loss)...........................................................  $  10,888  $   7,299  $    (306)
     Adjustment to reconcile net income to net cash provided by (used for)
       operating activities:
       Equity in undistributed net (income) loss of subsidiary................    (11,221)    (9,079)    (1,334)
       Increase in other assets...............................................     (2,361)        --         --
       Increase in accrued interest payable...................................        469         --         --
       Increase in other liabilities..........................................        231         --         --
       Decrease in dividends payable..........................................         --         --         --
                                                                                ---------  ---------  ---------
          Net cash used for operating activities..............................     (1,994)    (1,780)    (1,640)
                                                                                ---------  ---------  ---------

                             INVESTING ACTIVITIES
  Purchases of investments and mortgage-backed securities, available for
     sale.....................................................................     (1,500)        --         --
  Capital contribution to subsidiaries........................................    (35,750)    (1,500)        --
                                                                                ---------  ---------  ---------
          Net cash used in investing activities...............................    (37,250)    (1,500)        --
                                                                                ---------  ---------  ---------

                             FINANCING ACTIVITIES
  Proceeds from issuance of common stock, net of redemptions and of issue
     costs....................................................................     29,248         --         --
  Proceeds from issuance of junior subordinated debentures to UCBH Trust
     Co.......................................................................     30,000         --         --
  Long-term debt to affiliates issued.........................................         --      1,500         --
  Long-term debt to affiliates repaid.........................................         --         --         --
  Increase in capitalized interest component of long-term debt to
     affiliates...............................................................    (20,060)     1,825      1,640
                                                                                ---------  ---------  ---------
          Net cash provided by financing activities...........................     39,188      3,325      1,640
                                                                                ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..........................        (56)        45         --
Cash and cash equivalents beginning of year...................................         56         11         11
                                                                                ---------  ---------  ---------
Cash and cash equivalents end of year.........................................  $      --  $      56  $      11
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

                       UNAUDITED SUPPLEMENTAL INFORMATION

UCBH HOLDINGS, INC.

  Quarterly Condensed Consolidated Financial Information

                                                                                             1998 QUARTERS
                                                                            ----------------------------------------------
                                                                            FOURTH        THIRD       SECOND        FIRST
                                                                            -------      -------      -------      -------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........................................................   $37,375      $35,265      $30,071      $28,120
Interest expense.........................................................    22,814       21,820       17,588       16,171
                                                                            -------      -------      -------      -------
Net interest income......................................................    14,561       13,445       12,483       11,949
                                                                            -------      -------      -------      -------
Provision for credit losses..............................................     1,229          782          768          633
Non-interest income......................................................       916          754        1,174          558
Non-interest expense.....................................................     8,441        7,950        8,049        9,245
                                                                            -------      -------      -------      -------
Income before income taxes...............................................     5,807        5,467        4,840        2,629
Income tax expense.......................................................     2,446        2,339        1,992        1,078
                                                                            -------      -------      -------      -------
Net income...............................................................   $ 3,361      $ 3,128      $ 2,848      $ 1,551
                                                                            -------      -------      -------      -------
                                                                            -------      -------      -------      -------
Net Income Per Common Share:
Basic net income.........................................................   $  0.36      $  0.34      $  0.33      $  0.26
Diluted net income.......................................................   $  0.36      $  0.34      $  0.32      $  0.23

                                                                                            1997 QUARTERS
                                                                            ----------------------------------------------
                                                                            FOURTH        THIRD       SECOND       FIRST
                                                                            -------      -------      -------     -------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.........................................................    $28,028      $27,457      $26,241      $25,865
Interest expense........................................................     16,823       16,739       15,578       15,112
                                                                            -------      -------      -------      -------
Net interest income.....................................................     11,205       10,718       10,663       10,753
                                                                            -------      -------      -------      -------
Provision for credit losses.............................................        419          603          115           17
Non-interest income.....................................................        719        1,210          303          862
Non-interest expense....................................................      8,757        7,488        7,809        8,136
                                                                            -------      -------      -------      -------
Income before income taxes..............................................      2,748        3,837        3,042        3,462
Income tax expense......................................................      1,407        1,706        1,252        1,425
                                                                            -------      -------      -------      -------
Net income..............................................................    $ 1,341      $ 2,131      $ 1,790      $ 2,037
                                                                            -------      -------      -------      -------
                                                                            -------      -------      -------      -------
Net Income Per Common Share:
Basic net income........................................................    $  0.22      $  0.36      $  0.30      $  0.34
Diluted net income......................................................    $  0.20      $  0.30      $  0.26      $  0.29