Form 10-K, Exhibit 13
period 1999-12-31
UCBH HOLDINGS INC
filed 2000-03-16
CIK 1061580

Exhibit 13

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We are providing the following selected consolidated financial information about us to assist you in your review of the Company. This information is derived from our audited financial statements for each of the fiscal years shown below. The following information is only a summary and you should read it together with our consolidated financial statements and notes included in this Annual Report.

                                                                               AT DECEMBER 31,
                                                   ------------------------------------------------------------------------
                                                      1999          1998          1997             1996             1995
                                                   ----------    ----------    ----------       ----------       ----------
                                                                            (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION AND OTHER DATA:
Total assets....................................   $2,284,800    $2,147,332    $1,561,650       $1,474,617       $1,521,699
Net loans.......................................    1,667,192     1,477,226     1,202,095        1,054,686        1,011,909
Securities(1)...................................      512,361       587,557       270,103          343,739          429,005
Deposits........................................    1,676,148     1,633,895     1,468,987        1,393,125        1,311,604
Guaranteed preferred beneficial interests in
  junior subordinated debentures................       30,000        30,000            --               --               --
Borrowings......................................      449,612       368,000            --               --          128,600
Long-term debt to affiliates....................           --            --        20,060           16,736           13,000
Stockholders' equity............................      110,107       103,638        62,552           54,344           55,457
Nonperforming assets............................        5,354         6,880        10,266           21,096           22,287
Ratio of equity to assets.......................         4.82%         4.83%         4.01%            3.69%            3.64%

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------------
                                                      1999          1998          1997             1996             1995
                                                   ----------    ----------    ----------       ----------       ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
OPERATING DATA:
Interest income.................................   $  158,683    $  130,831    $  107,591       $  102,964       $   99,034
Interest expense................................       87,969        78,393        64,252           63,955           70,196
                                                   ----------    ----------    ----------       ----------       ----------
Net interest income.............................       70,714        52,438        43,339           39,009           28,838
Provision for loan losses.......................        5,645         3,412         1,154            1,476            8,777
                                                   ----------    ----------    ----------       ----------       ----------
  Net interest income after provision for loan
    losses......................................       65,069        49,026        42,185           37,533           20,061
Noninterest income..............................        4,075         3,402         3,094            3,397            3,767
SAIF recapitalization assessment................           --            --            --            7,716(2)            --
Noninterest expense.............................       37,198        33,685        32,190           33,697           30,142
                                                   ----------    ----------    ----------       ----------       ----------
Income (loss) before taxes......................       31,946        18,743        13,089             (483)          (6,314)
Income tax expense (benefit)....................       12,878         7,855         5,790             (177)          (3,406)
                                                   ----------    ----------    ----------       ----------       ----------
Net income (loss)...............................   $   19,068    $   10,888    $    7,299       $     (306)(2)   $   (2,908)
                                                   ----------    ----------    ----------       ----------       ----------
                                                   ----------    ----------    ----------       ----------       ----------
OPERATING RATIOS AND OTHER DATA:
Return (loss) on average assets.................         0.87%         0.60%         0.47%           (0.02)%          (0.19)%
Return (loss) on average equity.................        18.00         12.52         12.33            (0.48)           (4.89)
Interest rate spread............................         3.04          2.72          2.71             2.58             1.85
Net interest margin.............................         3.29          2.95          2.89             2.68             1.96
Efficiency ratio(3)(4)..........................        49.74         60.32         69.33            79.46            92.45
Noninterest expense to average assets(4)........         1.69          1.84          2.08             2.23             1.98

ASSET QUALITY DATA:
Nonperforming assets to total assets............         0.23%         0.32%         0.66%            1.43%            1.46%
Nonperforming loans to total gross loans........         0.27          0.41          0.81             1.83             2.00
Allowance for loan losses to total gross
  loans.........................................         1.16          1.00          1.00             1.10             1.34
Allowance for loan losses to nonperforming
  loans.........................................       421.05        244.30        123.22            59.98            66.88
Net charge-offs to average gross loans..........         0.07          0.05          0.06             0.34             0.26

BANK REGULATORY CAPITAL RATIOS:
Tier 1 risk-based capital.......................        10.04%        10.42%         9.90%            9.41%            9.21%
Total risk-based capital........................        11.29         11.61         11.15            10.67            10.47
Leverage ratio (Tier 1 capital to total average
  assets).......................................         6.58          6.25          5.37             4.90             4.50

EARNINGS PER SHARE:
Basic earnings (loss) per share.................   $     2.04    $     1.30    $     1.22       $    (0.05)      $    (0.48)
Diluted earnings (loss) per share...............   $     2.01    $     1.26    $     1.05       $    (0.05)      $    (0.48)

------------------
(1) Includes available for sale securities and held to maturity securities.
(2) During 1996, our net income was adversely affected by the one-time SAIF recapitalization assessment which we recognized during the third quarter of the year. Without the SAIF recapitalization assessment, our net income would have been $4.3 million for 1996.
(3) Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.
(4) During the year ended December 31, 1996, such ratios exclude the one-time SAIF recapitalization assessment. Including the SAIF recapitalization assessment, our efficiency ratio would have been 97.66% and our noninterest expense to average assets would have been 2.74%.

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

     The following discussion and analysis is intended to assist in an understanding of the significant factors that influence our financial condition at December 31, 1999 as compared to December 31, 1998. It also analyzes our results of operations for the year ended December 31, 1999 as compared to the year ended December 31, 1998, and for the year ended December 31, 1998 as compared to December 31, 1997. You should read the discussion and analysis together with our financial statements and corresponding notes included in this Annual Report.

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

     We also earn income through noninterest income, which is generally made up of commercial banking fees and other fees paid by our customers. In addition to interest expense, our income is impacted by noninterest expenses (primarily our compensation, occupancy and furniture and equipment expenses) and our provision for loan losses. Other factors beyond our control, such as general economic conditions, competition from other financial services companies, changes in interest rates, government and regulatory action and policies, may also significantly affect our results of operations.

     The Bank operates commercial and consumer lending business segments. Through its Commercial Banking Division, the Bank offers commercial deposit facilities and commercial loans. Included in the loans offered are nonresidential real estate loans, commercial business loans, multifamily real estate loans, construction loans, and Small Business Administration ('SBA') loans. Through the consumer business segment, the Bank offers consumer deposit products including savings accounts, checking accounts and time deposits. The consumer segment also originates residential mortgage (one to four family) loans and home equity lines of credit.

     Through the Commercial Banking Division, the Bank originates commercial real estate loans for primary users as well as investors. The Bank also originates multifamily mortgages which are generally secured by five to 50 unit residential buildings within its primary market areas. Loans secured by residential buildings in excess of 50 units are underwritten pursuant to the Bank's underwriting standards for commercial nonresidential real estate loans. Both types of commercial real estate loans are generally fixed rate for an initial period of time and then become adjustable-rate loans. They are generally amortized over 25 years or less and have balloon payments in ten years or less.

     Construction loans are originated primarily for the construction of entry-level and first-time move-up housing within California. We also lend for the construction of commercial and mix-used properties. The Bank focuses on mid-tier builders. Construction loans are generally prime based and are written for a one-year term and may have up to a one-year renewal option.

     The Bank provides commercial business loans to customers for working capital purposes for accounts receivable and inventory and loans to finance equipment, accounts receivable and inventory. SBA loans are generally secured and have personal guarantees from the borrower.

     The Bank originates fixed-rate and adjustable-rate residential mortgage (one to four family) loans within its primary market area. These loans are originated through the retail branches. Such mortgage loans are originated primarily for owner-occupants. In addition to these residential mortgage loans, the Bank offers home equity loans.

     Net Income. We earned $19.1 million in net income for 1999 as compared to $10.9 million in net income in 1998. Our annualized return on average assets was 0.87% in 1999 as compared to 0.60% for 1998, and our return on average equity was 18.00% in 1999 as compared to 12.52% in 1998.

     We earned $10.9 million in net income for 1998 as compared to $7.3 million for 1997. Our annualized return on average assets was 0.60% for 1998 as compared to 0.47% for 1997, and our annualized return on average equity was 12.52% for 1998 as compared to 12.33% for 1997.

     From 1997 to the year-end 1999, we have experienced steady growth in net income. The increase in our net income in 1999 as compared to 1998 was primarily the result of an increase in net interest income from $52.4 million to $70.7 million. The reasons for the change in the interest income are discussed below.

     Partially offsetting this increase in interest income was an increase in the provision for loan losses from $3.4 million in 1998 to $5.6 million in 1999. We provided more allowance for loan losses as a result of the increase in the loan portfolio and as a result of the increase in the concentration of commercial loans and the reduction in the concentration of consumer loans, primarily residential mortgage (one to four family) loans which increase the loan portfolio's risk profile. Also partially offsetting the increase in net interest income was the increase in noninterest expenses from $33.7 million in 1998 to $37.2 million in 1999. The increase in our noninterest expenses, as discussed below, resulted primarily from increases in personnel expenses incurred as a result of the continued expansion of our Commercial Banking Division.

     The increase in our net income in 1998 as compared to 1997 was mainly the result of an increase in net interest income from $43.3 million to $52.4 million as discussed below and was also due to a reduction in deposit insurance expense from $1.8 million to $889,000 in 1998.

     Net Interest Income and Net Interest Margin. Our net interest margin, calculated on a fully tax equivalent basis (representing net interest income as a percentage of average interest-earning assets), improved to 3.34% for 1999 from 2.98% for 1998. Our net interest income for 1999 was $70.7 million, an increase of $18.3 million, or 34.9%, from our net interest income of $52.4 million for 1998 primarily as a result of the following factors:

     o We increased the average balance of loans in our portfolio from $1.30 billion to $1.57 billion.

     o We increased the average balance of securities in our portfolio from $459.7 million in 1998 to $573.7 million in 1999.

     o We increased our average yield on loans from 7.79% to 7.86% as a result of originating more higher-yielding commercial loans than residential mortgage (one to four family) loans.

     Our net interest margin, calculated on a fully tax equivalent basis, improved to 2.98% for 1998 from 2.89% for 1997. Net interest income for 1998 was $52.4 million, an increase of $9.1 million, or 18.0%, from our net interest income of $43.3 million for 1997. Net interest income increased in 1998 primarily as a result of the following factors:

     o We increased the average balance of loans in our portfolio from $1.12 billion to $1.30 billion.

     o We increased the average balance of securities in our portfolio from $326.7 million in 1997 to $459.7 million in 1998.

     o We increased our average yield on securities from 5.72% to 6.21% as a result of purchasing new securities which had higher yields and the prepayment of lower-yielding COFI securities.

     o We increased our average yield on loans from 7.67% to 7.79% as a result of originating more higher-yielding commercial loans than residential mortgage (one to four family) loans.

     The following table presents, for the periods indicated, the distribution of our average assets, liabilities and stockholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields and the dollar amounts of interest expense of average interest-bearing liabilities, expressed both in dollars and rates:

                                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                          ---------------------------------------------------
                                                               AT                         1999                        1998
                                                          DECEMBER 31,    -------------------------------------    ----------
                                                              1999                      INTEREST
                                                          ------------     AVERAGE      INCOME OR     AVERAGE       AVERAGE
                                                           YIELD/COST      BALANCE       EXPENSE     YIELD/COST     BALANCE
                                                          ------------    ----------    ---------    ----------    ----------
                                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1).............................................       8.18%       $1,573,071    $ 123,705        7.86%     $1,306,496
  Securities...........................................       6.28           573,737       34,955        6.09         459,700
  Other................................................       4.25               472           23        4.82           8,631
                                                                          ----------    ---------                  ----------
Total interest-earning assets..........................       7.72         2,147,280      158,683        7.39       1,774,827
Noninterest-earning assets.............................         --            55,607           --          --          53,892
                                                                          ----------    ---------                  ----------
Total assets...........................................       7.45        $2,202,887    $ 158,683        7.20      $1,828,719
                                                               ---        ----------    ---------       -----      ----------
                                                                          ----------                               ----------
Interest-bearing liabilities:
  Deposits:
    NOW, checking and money market accounts............       1.66        $  136,832    $   2,498        1.83      $  106,075
    Savings accounts...................................       1.92           247,585        5,047        2.04         216,273
    Time deposits......................................       4.64         1,189,798       54,410        4.57       1,148,010
                                                                          ----------    ---------                  ----------
  Total deposits.......................................       3.95         1,574,215       61,955        3.94       1,470,358
                                                                          ----------    ---------                  ----------
  Borrowings...........................................       5.55           420,119       23,201        5.52         186,615
  Guaranteed preferred beneficial interests in junior
    subordinated debentures............................       9.38            30,000        2,812        9.38          21,080
  Long-term debt to affiliates.........................         --                --           --          --           5,985
                                                                          ----------    ---------                  ----------
Total interest-bearing liabilities.....................       4.37         2,024,334       87,968        4.35       1,684,038
                                                               ---        ----------    ---------       -----      ----------
Noninterest-bearing deposits...........................                       54,639                                   40,804
Other noninterest-bearing liabilities..................                       17,999                                   16,929
Stockholders' equity...................................                      105,915                                   86,948
                                                                          ----------                               ----------
Total liabilities and stockholders' equity.............                   $2,202,887                               $1,828,719
                                                                          ----------                               ----------
                                                                          ----------                               ----------
Net interest income/net interest rate spread(2)........       3.35%                     $  70,714        3.04%
                                                               ---                      ---------       -----
                                                               ---                      ---------       -----
Net interest-earning assets/net interest margin(3).....       3.57%       $  122,947                     3.29%     $   90,789
                                                               ---        ----------                    -----      ----------
                                                               ---        ----------                    -----      ----------
Ratio of interest-earning assets to interest-bearing
  liabilities..........................................       1.05x             1.06x                                    1.05x
                                                               ---               ---                                      ---
                                                               ---               ---                                      ---


                                                                                                    1997
                                                                                    -------------------------------------
                                                         INTEREST                                 INTEREST
                                                         INCOME OR     AVERAGE       AVERAGE      INCOME OR     AVERAGE
                                                          EXPENSE     YIELD/COST     BALANCE       EXPENSE     YIELD/COST
                                                         ---------    ----------    ----------    ---------    ----------

Interest-earning assets:
  Loans(1).............................................  $ 101,823        7.79%     $1,123,356    $  86,141        7.67%
  Securities...........................................     28,525        6.21         326,728       18,690        5.72
  Other................................................        483        5.60          48,944        2,760        5.64
                                                         ---------                  ----------    ---------
Total interest-earning assets..........................    130,831        7.37       1,499,028      107,591        7.18
Noninterest-earning assets.............................         --          --          45,664           --          --
                                                         ---------                  ----------    ---------
Total assets...........................................  $ 130,831        7.15      $1,544,692    $ 107,591        6.97
                                                         ---------       -----      ----------    ---------       -----
                                                                                    ----------
Interest-bearing liabilities:
  Deposits:
    NOW, checking and money market accounts............  $   1,640        1.55      $  100,134    $   1,392        1.39
    Savings accounts...................................      4,918        2.27         212,943        4,834        2.27
    Time deposits......................................     58,332        5.08       1,090,320       55,287        5.07
                                                         ---------                  ----------    ---------
  Total deposits.......................................     64,890        4.41       1,403,397       61,513        4.38
                                                         ---------                  ----------    ---------
  Borrowings...........................................     10,919        5.85          16,551          914        5.52
  Guaranteed preferred beneficial interests in junior
    subordinated debentures............................      1,985        9.38              --           --          --
  Long-term debt to affiliates.........................        599       10.01          18,398        1,825        9.92
                                                         ---------                  ----------    ---------
Total interest-bearing liabilities.....................     78,393        4.65       1,438,346       64,252        4.47
                                                         ---------       -----      ----------    ---------       -----
Noninterest-bearing deposits...........................                                 33,780
Other noninterest-bearing liabilities..................                                 13,358
Stockholders' equity...................................                                 59,208
                                                                                    ----------
Total liabilities and stockholders' equity.............                             $1,544,692
                                                                                    ----------
                                                                                    ----------
Net interest income/net interest rate spread(2)........  $  52,438        2.72%                   $  43,339        2.71%
                                                         ---------       -----                    ---------       -----
                                                         ---------       -----                    ---------       -----
Net interest-earning assets/net interest margin(3).....                   2.95%     $   60,682                     2.89%
                                                                         -----      ----------                    -----
                                                                         -----      ----------                    -----
Ratio of interest-earning assets to interest-bearing
  liabilities..........................................                                   1.04x
                                                                                           ---
                                                                                           ---

------------------
(1) Nonaccrual loans are included in the table for computation purposes, but the foregone interest on such loans is excluded.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

     Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as 'volume changes.' It is also affected by changes in the yields we earn on interest-earning assets and rates we pay on interest-bearing deposits and other borrowed funds, referred to as 'rate changes.'

     The following table sets forth the changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities, and the amount of change that is attributable to volume changes and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                                  FOR THE YEAR ENDED                  FOR THE YEAR ENDED
                                             DECEMBER 31, 1999 COMPARED TO      DECEMBER 31, 1998 COMPARED TO
                                              THE YEAR ENDED DECEMBER 31,        THE YEAR ENDED DECEMBER 31,
                                                         1998                                1997
                                            -------------------------------     ------------------------------
                                            VOLUME       RATE         NET       VOLUME       RATE        NET
                                            -------     -------     -------     -------     ------     -------
                                                                  (DOLLARS IN THOUSANDS)
Interest income:
  Loans..................................   $20,955     $   927     $21,882     $14,252     $1,430     $15,682
  Securities.............................     6,937        (507)      6,430       8,140      1,695       9,835
  Other..................................      (401)        (59)       (460)     (2,255)       (22)     (2,277)
                                            -------     -------     -------     -------     ------     -------
Total interest income on interest-earning
  assets.................................    27,491         361      27,852      20,137      3,103      23,240
                                            -------     -------     -------     -------     ------     -------
Interest expense:
  Deposits:
     NOW, checking, and money market
       accounts..........................       531         327         858         108        140         248
     Savings accounts....................       453        (324)        129          76          8          84
     Time deposits.......................     2,246      (6,168)     (3,922)      2,931        114       3,045
  Borrowings.............................    12,860        (577)     12,283       9,947         58      10,005
  Guaranteed preferred beneficial
     interests in junior subordinated
     debentures..........................       827          --         827       1,985         --       1,985
  Long-term debt to affiliates...........      (599)         --        (599)     (1,241)        15      (1,226)
                                            -------     -------     -------     -------     ------     -------
Total interest expense on interest-
  bearing liabilities....................    16,318      (6,742)      9,576      13,806        335      14,141
                                            -------     -------     -------     -------     ------     -------
Increase in net interest income..........   $11,173     $ 7,103     $18,276     $ 6,331     $2,768     $ 9,099
                                            -------     -------     -------     -------     ------     -------
                                            -------     -------     -------     -------     ------     -------

     Provision for Loan Losses. We make provisions for loan losses to bring our allowance for loan losses to a level that we believe is appropriate. We base our determination of the appropriate level on such factors as our historical loss experience, the volume and type of loans we are making, the amount and trends relating to our delinquent and nonperforming loans, regulatory policies, general economic conditions and other factors relating to the collectibility of loans in our portfolio. The amount we provide for loan losses is charged to earnings.

     For the year ended December 31, 1999, our provision for loan losses was $5.6 million, an increase of $2.2 million from our provision of $3.4 million for the previous year. The provision for loan losses increased in 1999 as a result of the Bank originating more commercial real estate, commercial business and construction loans and a resulting increase in the risk profile inherent within the loan portfolio, and reducing the relative level of residential mortgage (one to four family) loans and as a result of increasing the overall size of the loan portfolio.

     For the year ended December 31, 1998, our provision for loan losses was $3.4 million, an increase of $2.3 million from our provision of $1.2 million for the previous year as a result of increasing the loan portfolio balance and originating more commercial real estate, commercial business, construction and multifamily loans with an increased inherent risk.

     Noninterest Income. Below we set forth the makeup of our noninterest income for the periods indicated:

                                                                                   FOR THE YEARS ENDED
                                                                                      DECEMBER 31,
                                                                             -------------------------------
                                                                               1999       1998       1997
                                                                             ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial banking fees....................................................  $   2,071  $   1,499  $   1,104
Service charges on deposit accounts........................................        840        813        761
Gain on sale of servicing rights...........................................         --        235      1,165
Gain (loss) on loan sales..................................................        784        308       (204)
Gain (loss) on sale of securities..........................................         --          6       (806)
Loan servicing income......................................................        379        400        601
Miscellaneous income.......................................................          1        141        473
                                                                             ---------  ---------  ---------
Total noninterest income...................................................  $   4,075  $   3,402  $   3,094
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

     Our noninterest income increased by $673,000, or 19.8%, to $4.1 million for the year ended December 31, 1999, from $3.4 million for the preceding year. The increase is primarily the result of collecting more commercial banking fees during 1999 due to the continued growth of our Commercial Banking Division. We also increased our gain on sale of loans from $308,000 in 1998 to $784,000 in 1999 primarily as a result of the sale of SBA loans and the disposition of one problem asset.

     Our noninterest income increased by $308,000, or 10.0%, to $3.4 million for the year ended December 31, 1998, from $3.1 million for the preceding year. The increase is primarily the result of collecting more fees on checking accounts and collecting more commercial banking fees during 1998 as a result of the continued growth of our Commercial Banking Division. We also increased our gain on sale of loans from a loss of $204,000 in 1997 to a gain of $308,000 in 1998.

     Noninterest Expense. Below is a table outlining the components of our noninterest expense for the periods indicated:

                                                                               FOR THE YEARS ENDED
                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1999       1998       1997
                                                                         ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Personnel..............................................................  $  18,427  $  15,720  $  14,087
Occupancy..............................................................      4,885      4,975      4,811
Data processing........................................................      2,084      2,064      2,059
Furniture and equipment................................................      2,119      2,316      1,902
Deposit insurance......................................................        938        889      1,798
Communication..........................................................        425        414        400
Professional fees and contracted services..............................      2,240      1,870      2,242
Foreclosed assets expense..............................................         80         62        671
Miscellaneous expense..................................................      6,000      5,375      4,220
                                                                         ---------  ---------  ---------
Total noninterest expense..............................................  $  37,198  $  33,685  $  32,190
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Efficiency ratio.......................................................      49.74%     60.32%     69.33%
Noninterest expenses to average assets.................................       1.69       1.84       2.08

     Our noninterest expense increased to $37.2 million for 1999 from $33.7 million for 1998, an increase of 10.4%. The higher expenses in 1999 primarily resulted from a $2.7 million increase in personnel expenses as a result of hiring additional employees for the Commercial Banking Division. Miscellaneous expenses increased from $5.4 million in 1998 to $6.0 million in 1999 largely as a result of increased advertising expenses.

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

     Provision for Income Taxes. During 1999, we recorded a $12.9 million provision for income taxes which resulted in an effective tax rate of 40.3%. This effective tax rate is lower than the expected combined federal and state statutory rates of 42.1% primarily due to the effect of municipal securities which are not fully taxable being held for a full year in 1999 in contrast to a partial year for 1998. During 1998, we recorded a $7.9 million provision for income taxes, which resulted in an effective tax rate of 43.8%.

FINANCIAL CONDITION

     We increased the size of our balance sheet from $2.15 billion at December 31, 1998, to $2.28 billion at December 31, 1999. This increase of $137.5 million, or 6.4%, resulted from the increase in the size of our loan portfolio. Our loan portfolio increased from $1.49 billion at December 31, 1998, to $1.69 billion at December 31, 1999. This increase of $194.5 million, or 13.0%, resulted from the growth in commercial loans. The loan originations and year-end balances are discussed in detail below. Our securities portfolio decreased from $587.6 million at December 31, 1998, to $512.4 million at December 31, 1999, a decrease of $75.2 million, or 12.8%, due primarily to the maturities of existing securities.

     We funded the $137.5 million of new assets by increasing our deposits and borrowings. Our deposits grew by $42.3 million, or 2.6%, to $1.68 billion at December 31, 1999. This deposit growth is discussed in more detail below. We also increased our borrowings by $81.6 million during 1999 to fund the asset growth. The new borrowings were primarily advances from the Federal Home Loan Bank.

     Loan Portfolio. We originated commercial real estate loans of $255.5 million in 1999 as compared to $129.8 million in 1998. We increased multifamily originations to $135.4 million in 1999 from $54.5 million in 1998. Additionally, we made commitments for commercial loans of $91.4 million in 1999 as compared to $63.8 million in 1998, of which $18.1 million were SBA loans as compared to $11.6 million in 1998. As a result of the decreased emphasis on consumer lending, primarily residential (one to four family), we originated residential mortgage (one to four family) loans of $59.6 million during 1999 as compared with $303.8 million in 1998.

     As a result of the shrinking profit margins and declining value of loan servicing rights, due to increased competition, we decided in 1996 to increase the emphasis of commercial real estate and commercial business loans and to reduce the origination volume of residential mortgage (one to four family) loans. We closed our mortgage banking division and sold the loan servicing portfolio. We also stopped originating mortgage loans for sale in the secondary market and now only originate residential mortgage (one to four family) loans for portfolio retention. The majority of our residential mortgage (one to four family) loans originated have been limited documentation which requires a higher down payment and less written documentation from the borrower.

     The table below shows the makeup of our loan portfolio by amount and percentage of total gross loans in each major loan category at the dates indicated:

                                                                     AT DECEMBER 31,
                             -----------------------------------------------------------------------------------------------
                                     1999                     1998                     1997                     1996
                             --------------------     --------------------     --------------------     --------------------
                               AMOUNT        %          AMOUNT        %          AMOUNT        %          AMOUNT        %
                             ----------    ------     ----------    ------     ----------    ------     ----------    ------
                                                                 (DOLLARS IN THOUSANDS)
Commercial:
 Secured by real estate-
   nonresidential.........   $  435,061     25.77%    $  229,693     15.39%    $  115,366      9.51%    $  123,003     11.54%
 Secured by real estate-
   multifamily............      423,838     25.11        346,967     23.26        339,257     27.97        361,591     33.93
 Construction.............       89,710      5.31         61,486      4.12         26,603      2.19         19,892      1.87
 Commercial business......       59,332      3.52         46,240      3.10         21,146      1.74          6,595      0.62
                             ----------    ------     ----------    ------     ----------    ------     ----------    ------
   Total commercial.......    1,007,941     59.71        684,386     45.87        502,372     41.41        511,081     47.96
                             ----------    ------     ----------    ------     ----------    ------     ----------    ------
Consumer:
 Residential mortgage
   (one to four family)...      665,923     39.45        790,789     53.01        691,167     56.98        541,156     50.79
 Other....................       14,248      0.84         16,711      1.12         19,475      1.61         13,315      1.25
                             ----------    ------     ----------    ------     ----------    ------     ----------    ------
   Total consumer.........      680,171     40.29        807,500     54.13        710,642     58.59        554,471     52.04
                             ----------    ------     ----------    ------     ----------    ------     ----------    ------
Total gross loans.........    1,688,112    100.00%     1,491,886    100.00%     1,213,014    100.00%     1,065,552    100.00%
                                           ------                   ------                   ------                   ------
                                           ------                   ------                   ------                   ------
Net deferred loan
 origination (fees)
 costs....................       (1,417)                     262                    1,223                      816
                             ----------               ----------               ----------               ----------
Loans.....................    1,686,695                1,492,148                1,214,237                1,066,368
Allowance for loan
 losses...................      (19,503)                 (14,922)                 (12,142)                 (11,682)
                             ----------               ----------               ----------               ----------
Total net loans...........   $1,667,192               $1,477,226               $1,202,095               $1,054,686
                             ----------               ----------               ----------               ----------
                             ----------               ----------               ----------               ----------


                                    1995
                            --------------------
                              AMOUNT        %
                            ----------    ------

Commercial:
 Secured by real estate-
   nonresidential.........  $  131,259     12.80%
 Secured by real estate-
   multifamily............     376,398     36.70
 Construction.............       6,612      0.64
 Commercial business......          --        --
                            ----------    ------
   Total commercial.......     514,269     50.14
                            ----------    ------
Consumer:
 Residential mortgage
   (one to four family)...     507,121     49.45
 Other....................       4,174      0.41
                            ----------    ------
   Total consumer.........     511,295     49.86
                            ----------    ------
Total gross loans.........   1,025,564    100.00%
                                          ------
                                          ------
Net deferred loan
 origination (fees)
 costs....................          44
                            ----------
Loans.....................   1,025,608
Allowance for loan
 losses...................     (13,699)
                            ----------
Total net loans...........  $1,011,909
                            ----------
                            ----------

     The table below shows new loan commitments during the years indicated:

                                                                                      1999        1998        1997
                                                                                    --------    --------    --------
                                                                                         (DOLLARS IN THOUSANDS)
Commercial:
  Secured by real estate-nonresidential(1).......................................   $255,456    $129,790    $ 23,743
  Secured by real estate-multifamily (1).........................................    135,375      54,500       7,461
  Construction...................................................................    179,489     127,329      59,569
  Commercial business............................................................     73,233      52,269      28,568
  Small Business Administration..................................................     18,141      11,550       3,365
                                                                                    --------    --------    --------
    Total commercial loans.......................................................    661,694     375,438     122,706
                                                                                    --------    --------    --------
Consumer:
  Residential mortgage (one to four family)(1)...................................     59,553     303,804     274,824
  Other..........................................................................      9,943       8,550      13,552
                                                                                    --------    --------    --------
    Total consumer loans.........................................................     69,496     312,354     288,376
                                                                                    --------    --------    --------
Total commitments................................................................   $731,190    $687,792    $411,082
                                                                                    --------    --------    --------
                                                                                    --------    --------    --------

------------------

(1) For nonresidential, multifamily, and residential mortgage (one to four family) loans, substantially all commitments have been funded.

     Our total loans increased in 1999 to $1.69 billion at December 31, 1999, an increase of 13.0% as compared to the $1.49 billion of gross loans at December 31, 1998. Our gross loans increased during this period as a result of our increased production of commercial business loans. Gross loans increased 22.9% during 1998 from $1.21 billion at December 31, 1997 as a result of increased production of residential mortgages for retention in our portfolio and commercial business loans by the then newly created Commercial Banking Division.

     As a result of changing the loan origination focus to commercial loans, we are originating more loans which reprice in shorter time periods than the traditional repricing terms of residential mortgage (one to four family) loans. Construction, commercial business loans and SBA loans generally have monthly repricing terms. Commercial real estate loans generally reprice each month or are intermediate fixed, meaning that the loans have interest rates which are fixed for a period, typically five years, and then generally reprice monthly or become due and payable.

     As a result of the change in the type of loan originations, the loans which reprice monthly increased to $765.4 million at December 31, 1999 from $704.6 million at December 31, 1998. Also, the loans repricing within five to ten years have increased to $245.6 million at December 31, 1999 from $120.1 million at December 31, 1998.

     The loans which reprice monthly increased to $704.6 million at December 31, 1998 from $685.0 million at December 31, 1997. The loans which reprice within five to ten years increased to $120.1 million at December 31, 1998 from $12.3 million at December 31, 1997.

     The table below sets forth the estimated maturity of our loan portfolio at December 31, 1999. Adjustable-rate mortgages are shown in the period in which they reprice rather than when they become due. The table does not include the effects of possible prepayments. The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

                                                                      AT DECEMBER 31, 1999
                                  --------------------------------------------------------------------------------------------
                                                AFTER         AFTER        AFTER         AFTER
                                              ONE YEAR     THREE YEARS   FIVE YEARS    TEN YEARS
                                   WITHIN      THROUGH       THROUGH      THROUGH       THROUGH         AFTER
                                  ONE YEAR   THREE YEARS   FIVE YEARS    TEN YEARS    TWENTY YEARS   TWENTY YEARS     TOTAL
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Commercial:
  Secured by real estate-
    nonresidential..............  $207,325     $13,015      $ 105,201     $  88,140     $ 21,380       $     --     $  435,061
  Secured by real estate-
    multifamily.................   259,694       9,860          5,001       117,783       31,500             --        423,838
  Construction..................    89,710          --             --            --           --             --         89,710
  Commercial business...........    58,946         256             --            --           --            130         59,332
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
    Total commercial............   615,675      23,131        110,202       205,923       52,880            130      1,007,941
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------

Consumer:
  Residential mortgage (one to
    four family)................   135,452      76,760         90,947        39,708      156,178        166,878        665,923
  Other.........................    14,248          --             --            --           --             --         14,248
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
    Total consumer..............   149,700      76,760         90,947        39,708      156,178        166,878        680,171
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
    Total gross loans...........  $765,375     $99,891      $ 201,149     $ 245,631     $209,058       $167,008     $1,688,112
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
                                  --------   -----------   -----------   ----------   ------------   ------------   ----------
Net deferred origination fees...                                                                                        (1,417)
                                                                                                                    ----------
Loans...........................                                                                                     1,686,695
Allowance for loan losses.......                                                                                       (19,503)
                                                                                                                    ----------
Net loans.......................                                                                                    $1,667,192
                                                                                                                    ----------
                                                                                                                    ----------

     The following table sets forth the dollar amount of all loans and mortgage-backed securities for which final payment is not due or repricing will not occur until after December 31, 2000. The table also shows the amount of loans and mortgage-backed securities which have fixed rates of interest and those which have adjustable rates of interest.

                                                                 DUE OR REPRICING AFTER DECEMBER 31,
                                                                                2000
                                                               ---------------------------------------
                                                                 FIXED       ADJUSTABLE       TOTAL
                                                               ----------    ----------     ----------
                                                                       (DOLLARS IN THOUSANDS)
Commercial:
  Secured by real estate-nonresidential......................  $  103,038     $ 124,698     $  227,736
  Secured by real estate-multifamily.........................     158,280         5,864        164,144
  Construction...............................................          --            --             --
  Commercial business........................................         386            --            386
                                                               ----------    ----------     ----------
     Total commercial........................................     261,704       130,562        392,266
                                                               ----------    ----------     ----------

Consumer:
  Residential mortgage (one to four family)..................     362,763       167,708        530,471
  Other......................................................          --            --             --
                                                               ----------    ----------     ----------
     Total consumer..........................................     362,763       167,708        530,471
                                                               ----------    ----------     ----------
Total loans..................................................     624,467       298,270        922,737
Mortgage-backed securities...................................     168,118            --        168,118
                                                               ----------    ----------     ----------
Total loans and mortgage-backed securities...................  $  792,585     $ 298,270     $1,090,855
                                                               ----------    ----------     ----------
                                                               ----------    ----------     ----------

     Nonperforming Assets and Other Real Estate Owned. We generally place loans on nonaccrual status when they become 90 days past due, unless the loan is both well secured and in the process of collection. Loans may be placed on nonaccrual status earlier if, in management's opinion, the full and timely collection of principal or interest becomes uncertain. When a loan is placed on nonaccrual status, unpaid accrued interest is charged against interest income. We charge off loans when we determine that collection has become unlikely. Other real estate owned ('OREO') consists of real estate acquired by us through foreclosure.

     The following table sets forth information regarding our nonperforming assets at the dates indicated.

                                                                         AT DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                    1999         1998         1997         1996         1995
                                                 -----------  -----------  -----------  -----------  -----------
                                                                     (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Commercial:
    Secured by real estate-nonresidential......  $     3,806  $     2,663  $     2,804  $     8,896  $     5,445
    Secured by real estate-
      multifamily..............................           --           --          904        3,496        5,673
    Construction...............................          104          104           --           --           --
    Commercial business........................           --           --           --           --           --
                                                 -----------  -----------  -----------  -----------  -----------
      Total commercial.........................        3,910        2,767        3,708       12,392       11,118
                                                 -----------  -----------  -----------  -----------  -----------
  Consumer:
    Residential mortgage (one to four family)..          722        3,341        6,131        7,085        9,366
    Other......................................           --           --           15           --           --
                                                 -----------  -----------  -----------  -----------  -----------
      Total consumer...........................          722        3,341        6,146        7,085        9,366
                                                 -----------  -----------  -----------  -----------  -----------
Total nonaccrual loans.........................        4,632        6,108        9,854       19,477       20,484
Other real estate owned (OREO).................          722          772          412        1,619        1,803
                                                 -----------  -----------  -----------  -----------  -----------
Total nonperforming assets.....................  $     5,354  $     6,880  $    10,266  $    21,096  $    22,287
                                                 -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------
Nonperforming assets to total assets...........         0.23%        0.32%        0.66%        1.43%        1.46%
Nonaccrual loans to total loans................         0.27         0.41         0.81         1.83         2.00
Nonperforming assets to total loans and OREO...         0.32         0.46         0.85         1.98         2.17
Total gross loans..............................  $ 1,686,695  $ 1,492,148  $ 1,214,237  $ 1,066,368  $ 1,025,608
                                                 -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------
Gross income not recognized on nonaccrual
  loans........................................         $201         $135          $64         $172         $487
Accruing loans contractually past due 90 days
  or more......................................           --           --           --           --           --
Loans classified as troubled debt
  restructurings but not included above........           --        1,251        1,251           --           --

     When we acquire OREO, we record it at the lower of its carrying value or its fair value less estimated disposal costs. Any write-down of OREO is charged to earnings. During 1999, we reduced the total nonperforming assets to $5.4 million at December 31, 1999 from $6.9 million at December 31, 1998. This reduction of $1.5 million, or 22.2%, resulted from returning loans that had previously been nonperforming to accrual status after a period of sustained performance. During 1998, we reduced total nonperforming assets to $6.9 million as of December 31, 1998 from $10.3 million as of December 31, 1997, a reduction of $3.4 million, or 33.0%. This resulted from loan repayments on loans that were restored to accrual status.

     During 1999, the number of OREO properties was reduced from two in 1998 to one at December 31, 1999 with a carrying value of $722,000. During 1998, we reduced the number of OREO properties from six at December 31, 1997 to two at December 31, 1998 by selling the foreclosed assets.

     We have a risk rating process to which all loans in the portfolio are subjected. Criticized loans are classified in the following categories:

          o 'Special Mention': loans that should not yet be adversely classified, but have credit deficiencies or potential weaknesses that warrant our attention

          o 'Substandard': loans with one or more well-defined weaknesses which have the distinct possibility that we will sustain some loss if the weaknesses are not corrected

          o 'Doubtful': loans with the weaknesses of a substandard loan plus such weaknesses which make collection or liquidation in full questionable, based on current information, and have a high probability of loss

          o 'Loss':  loans considered uncollectible

     The following table sets forth our criticized loans at the dates indicated:

                                                                                  AT DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1999       1998       1997       1996       1995
                                                               ---------  ---------  ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Special mention loans........................................  $     833  $   8,084  $   7,182  $  15,902  $   3,066
Substandard and doubtful loans...............................     10,889      9,638     16,822     19,235     28,462
                                                               ---------  ---------  ---------  ---------  ---------

  Total criticized loans.....................................  $  11,722  $  17,722  $  24,004  $  35,137  $  31,528
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
Total allowance for loan losses..............................  $  19,503  $  14,922  $  12,142  $  11,682  $  13,699
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

Special mention loans to total loans.........................       0.05%      0.54%      0.59%      1.49%      0.30%
Substandard and doubtful loans to total loans................       0.65       0.65       1.39       1.80       2.78
Criticized loans to total loans..............................       0.69       1.19       1.98       3.30       3.07
Allowance for loan losses to substandard and doubtful
  loans......................................................     179.11     154.82      72.18      60.73      48.13
Allowance for loan losses to criticized loans................     166.38      84.20      50.58      33.25      43.45

     With the exception of the loans described above, we are not aware of any other loans as of December 31, 1999 where the known credit problems of the borrower lead us to believe they will not comply with their repayment schedule, or that would result in the loan being included in the criticized loan table above at a future date. During 1999 and 1998, we engaged an independent loan review firm to examine the classification of our commercial loan portfolio. This firm is comprised of former bank regulators and former bankers. They made no material recommendation for changes to our classifications as a result of their review.

     Despite our efforts, it is impossible for us to accurately predict the extent to which economic conditions in our market area may worsen or estimate the full impact that such changes may have on our loan portfolio. We cannot assure you that no other loans will become 90 days or more past due, be placed on nonaccrual status, or become impaired, restructured or OREO in the future.

     The following table sets forth delinquencies in our loan portfolio at the dates indicated:

                                     AT DECEMBER 31, 1999                          AT DECEMBER 31, 1998
                          ------------------------------------------    ------------------------------------------

                              60-89 DAYS           90 DAYS OR MORE          60-89 DAYS           90 DAYS OR MORE
                          -------------------    -------------------    -------------------    -------------------
                                    PRINCIPAL              PRINCIPAL              PRINCIPAL              PRINCIPAL
                          NUMBER     BALANCE     NUMBER     BALANCE     NUMBER     BALANCE     NUMBER     BALANCE
                          ------    ---------    ------    ---------    ------    ---------    ------    ---------
                                                                (DOLLARS IN THOUSANDS)
Commercial:
 Secured by real
   estate-
   nonresidential......     --       $    --        2       $ 3,669       --       $    --        2       $ 2,663
 Secured by real
   estate-
   multifamily.........     --            --       --            --       --            --       --            --
 Construction..........      2         3,523        1           104        1           104       --            --
 Commercial business...     --            --       --            --        2           280       --            --
                          ----      --------     ----      --------     ----      --------     ----      --------
   Total commercial....      2         3,523        3         3,773        3           384        2         2,663
                          ----      --------     ----      --------     ----      --------     ----      --------
Consumer:
 Residential mortgage
   (one to four
   family).............      7           833        6           798        4           637       12         1,450
 Other.................     11            17        6             8        8            14       13           113
                          ----      --------     ----      --------     ----      --------     ----      --------
   Total consumer......     18           850       12           806       12           651       25         1,563
                          ----      --------     ----      --------     ----      --------     ----      --------
Total loans............     20       $ 4,373       15       $ 4,579       15       $ 1,035       27       $ 4,226
                          ----      --------     ----      --------     ----      --------     ----      --------
                          ----      --------     ----      --------     ----      --------     ----      --------

                            AT
                         DECEMBER
                         31, 1997
                         --------

                          60-89
                           DAYS                   90 DAYS OR MORE
                          ------                -------------------
                                   PRINCIPAL              PRINCIPAL
                          NUMBER    BALANCE     NUMBER     BALANCE
                          ------   ---------    ------    ---------
Commercial:
 Secured by real
   estate-
   nonresidential......     --      $    --        2       $  2,418
 Secured by real
   estate-
   multifamily.........     --           --       --             --
 Construction..........     --           --       --             --
 Commercial business...     --           --       --             --
                          ----      -------     ----       --------
   Total commercial....     --           --        2          2,418
                          ----      -------     ----       --------
Consumer:
 Residential mortgage
   (one to four
   family).............      6          717       16          3,547
 Other.................     29           84       23             59
                          ----      -------     ----       --------
   Total consumer......     35          801       39          3,606
                          ----      -------     ----       --------
Total loans............     35      $   801       41       $  6,024
                          ----      -------     ----       --------
                          ----      -------     ----       --------

     At December 31, 1999, delinquent loans were $18.9 million, or 1.12%, of total loans. This compares with delinquent loans of $11.6 million, or 0.78%, of total loans at December 31, 1998.

     The delinquency ratio on nonresidential mortgage loans decreased during 1999 from 1.44% at December 31, 1998 to 1.20% at December 31, 1999. However, as a result of the growth in the nonresidential mortgage loan portfolio, the delinquent nonresidential mortgage loans increased slightly during 1999 from $2.7 million at December 31, 1998 to $3.7 million at December 31, 1999.

     At December 31, 1999, and at December 31, 1998 none of the loans included in the $423.8 million portfolio of multifamily real estate loans were delinquent.

     We reduced the delinquent residential mortgage (one to four family) loans from $2.1 million at December 31, 1998 to $1.6 million at December 31, 1999. We attribute this decrease to a continuing strong California economy as well as our overall credit processes. During 1998, delinquent residential mortgages decreased to $2.1 million from $4.3 million at December 31, 1997.

     Allowance for Loan Losses. We have established a formal process for establishing an adequate allowance for loan losses. This process results in an allowance that has two components: allocated and unallocated. To determine the allocated component, we arrive at estimates by analyzing certain individual loans (including impaired loans) and analyzing loans in groups. For the loans we analyze individually, we may use third-party information, such as appraisals to help supplement our internal analysis. For loans we analyze in groups, such as residential mortgage (one to four family) loans, we review delinquency trends, charge-off experience, the makeup of our loan portfolio, current economic conditions, regional trends in collateral values, as well as other factors.

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

     Our allowance for loan losses is increased by provisions for loan losses, which are charged against earnings, and is reduced by charge-offs, net of any recoveries. Loans are charged off when they are classified as loss either internally or by our regulators. For any loan which is past due more than 90 days, we will generally charge off the amount by which the recorded loan amount exceeds the value of the property securing the loan, unless the loan is both well secured and in the process of collection. We generally record recoveries of amounts that have been previously charged off only to the extent that we receive cash.

     While we use all available evidence in determining whether we believe our allowance for loan losses is adequate, future additions to the allowance will be subject to our continuing evaluation of the inherent risks in our portfolio. We may need to make additional provisions for loan losses if the economy declines or asset quality deteriorates. Also, our regulators review our allowance as part of their examinations. They can require us to increase our provision as a result of such examinations. However, we believe that our allowance for loan losses is adequate to provide for estimated losses inherent in our loan portfolio.

     The following table sets forth information concerning our allowance for loan losses for the dates indicated:

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------------
                                                                 1999       1998       1997       1996       1995
                                                                -------    -------    -------    -------    -------
                                                                              (DOLLARS IN THOUSANDS)
Allowance for loan losses:
Balance beginning of period..................................   $14,922    $12,142    $11,682    $13,699    $ 7,550
                                                                -------    -------    -------    -------    -------
Provision for loan losses....................................     5,645      3,412      1,154      1,476      8,777
Charge-offs:
  Commercial:
    Secured by real estate-nonresidential....................       380        359        246      2,604        930
    Secured by real estate-multifamily.......................        --         --         13        783        737
    Construction.............................................        --         --         --         --         --
    Commercial business......................................       689         --         --         --         --
                                                                -------    -------    -------    -------    -------
      Total commercial.......................................     1,069        359        259      3,387      1,667
                                                                -------    -------    -------    -------    -------
  Consumer:
    Residential mortgage (one to four family)................         9        135        616        949      1,000
    Other....................................................       120        187        194        227         29
                                                                -------    -------    -------    -------    -------
    Total consumer...........................................       129        322        810      1,176      1,029
                                                                -------    -------    -------    -------    -------
Total charge-offs............................................     1,198        681      1,069      4,563      2,696
                                                                -------    -------    -------    -------    -------
Recoveries:
  Commercial:
    Secured by real estate-nonresidential....................        --         --        279        670         --
    Secured by real estate-multifamily.......................       114         --         10        367         --
    Construction.............................................        --         --         --         --         --
    Commercial business......................................        --         --         --         --          1
                                                                -------    -------    -------    -------    -------
      Total commercial.......................................       114         --        289      1,037          1
                                                                -------    -------    -------    -------    -------
  Consumer:
    Residential mortgage (one to four family)................        --         25         52         --         60
    Other....................................................        20         24         34         33          7
                                                                -------    -------    -------    -------    -------
      Total consumer.........................................        20         49         86         33         67
                                                                -------    -------    -------    -------    -------
Total recoveries.............................................       134         49        375      1,070         68
                                                                -------    -------    -------    -------    -------
Balance at end of period.....................................   $19,503    $14,922    $12,142    $11,682    $13,699
                                                                -------    -------    -------    -------    -------
                                                                -------    -------    -------    -------    -------
Allowance for loan losses to ending loans....................      1.16%      1.00%      1.00%      1.10%      1.34%
Net charge-offs to average loans outstanding.................      0.07       0.05       0.06       0.34       0.26

     During 1999, we increased the allowance for loan losses to $19.5 million from $14.9 million at December 31, 1998, an increase of $4.6 million, or 30.7%. This increase was due primarily to the continued growth of the commercial loan portfolio and the resulting increase in the risk profile inherent in the loan portfolio. This increased allowance resulted from a loan loss provision of $5.6 million and net charge-offs of $1.1 million during the year.

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

     The following table presents an analysis of the allocation of our allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other categories.

                                                                        AT DECEMBER 31,
                               ---------------------------------------------------------------------------------------
                                       1999                  1998                  1997                  1996
                               --------------------  --------------------  --------------------  --------------------
                                AMOUNT        %       AMOUNT        %       AMOUNT        %       AMOUNT        %
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Allocated:
  Commercial:
    Secured by real estate-
      nonresidential.........  $   5,823      25.77% $   2,847      15.39% $   1,919       9.51% $   2,811      11.54%
    Secured by real estate-
      multifamily............      2,919      25.11      2,237      23.26      2,130      27.97      2,533      33.93
    Construction.............      2,903       5.31      1,547       4.12        508       2.19        252       1.87
    Commercial business......      1,259       3.52        837       3.10        572       1.74        117       0.62
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total commercial.......     12,904      59.71      7,468      45.87      5,129      41.41      5,713      47.96
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Consumer:
    Residential mortgage (one
      to four family)........      1,709      39.45      2,184      53.01      1,982      56.98      1,697      50.79
    Other....................        192       0.84        276       1.12        493       1.61        304       1.25
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total consumer.........      1,901      40.29      2,460      54.13      2,475      58.59      2,001      52.04
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total allocated..............     14,805     100.00%     9,928     100.00%     7,604     100.00%     7,714     100.00%
                                          ---------             ---------             ---------             ---------
                                          ---------             ---------             ---------             ---------
Unallocated..................      4,698                 4,994                 4,538                 3,968
                               ---------             ---------             ---------             ---------
Total allowance for loan
  losses.....................  $  19,503             $  14,922             $  12,142             $  11,682
                               ---------             ---------             ---------             ---------
                               ---------             ---------             ---------             ---------

                                   AT DECEMBER 31,
                               ---------------------
                                       1995
                               ---------------------
                                AMOUNT         %
                               ---------   ---------
Allocated:
  Commercial:
    Secured by real estate-
      nonresidential.........  $   3,323       12.80%
    Secured by real estate-
      multifamily............      2,384       36.70
    Construction.............         98        0.64
    Commercial business......         --          --
                               ---------   ---------
      Total commercial.......      5,805       50.14
                               ---------   ---------
  Consumer:
    Residential mortgage (one
      to four family)........      2,691       49.45
    Other....................         89        0.41
                               ---------   ---------
      Total consumer.........      2,780       49.86
                               ---------   ---------
Total allocated..............      8,585      100.00%
                                           ---------
                                           ---------
Unallocated..................      5,114
                               ---------
Total allowance for loan
  losses.....................  $  13,699
                               ---------
                               ---------

     Securities. Until 1998, we had primarily invested in Freddie Mac and Fannie Mae securities tied to the 11th District Cost of Funds Index, which reprice monthly. In 1998, we used the proceeds from our stock and capital securities private placements to purchase U.S. Government agency mortgage-backed securities, investment grade securities, investment grade municipal bonds and investment grade residential mortgage-backed securities. The following table presents our securities portfolio at the dates indicated:

                                                                                   AT DECEMBER 31,
                                                                    ----------------------------------------------
                                                                            1999                     1998
                                                                    ---------------------    ---------------------
                                                                    AMORTIZED     MARKET     AMORTIZED     MARKET
                                                                      COST        VALUE        COST        VALUE
                                                                    ---------    --------    ---------    --------
                                                                                (DOLLARS IN THOUSANDS)
Investment securities available for sale:
  Trust preferred securities.....................................   $ 103,182    $ 91,270    $  99,436    $ 97,711
  Municipals.....................................................          --          --       43,617      44,464
  Other..........................................................          --          --        1,500       1,500
                                                                    ---------    --------    ---------    --------
     Total.......................................................   $ 103,182    $ 91,270    $ 143,553    $143,675
                                                                    ---------    --------    ---------    --------
                                                                    ---------    --------    ---------    --------
Mortgage-backed securities available for sale:
  GNMA...........................................................   $ 102,417    $ 97,399    $ 114,403    $115,555
  FNMA...........................................................      72,698      69,067       80,660      78,370
  Other..........................................................      73,295      70,719       91,071      91,747
                                                                    ---------    --------    ---------    --------
     Total.......................................................   $ 248,410    $237,185    $ 286,134    $285,672
                                                                    ---------    --------    ---------    --------
                                                                    ---------    --------    ---------    --------
Investment securities held to maturity:
  Municipals.....................................................   $  43,633    $ 39,250    $      --    $     --
                                                                    ---------    --------    ---------    --------
                                                                    ---------    --------    ---------    --------
Mortgage-backed securities held to maturity:
  FNMA...........................................................   $  91,307    $ 86,395    $ 103,961    $100,645
  FHLMC..........................................................      41,848      39,560       44,218      42,714
  Other..........................................................       7,118       6,790       10,031       9,713
                                                                    ---------    --------    ---------    --------
     Total.......................................................   $ 140,273    $132,745    $ 158,210    $153,072
                                                                    ---------    --------    ---------    --------
                                                                    ---------    --------    ---------    --------

     At December 31, 1999, the carrying value of the securities was $535.5 million and the market value was $500.5 million. The total unrealized loss on these securities was $35.0 million. Of this total, $23.1 million relates to securities which are available for sale. The unrealized $23.1 million loss, net of tax of $9.7 million, is included as a reduction of stockholders' equity. The difference between the carrying value and market value aggregating $11.9 million of securities which are held to maturity has not been recognized in the financial statements as of December 31, 1999. The unrealized losses are the result of movements in market interest rates.

     The following table presents the carrying value, weighted average yields and contractual maturities of our securities at December 31, 1999:

                                                                  AT DECEMBER 31, 1999
                              --------------------------------------------------------------------------------------------
                                                             AFTER                   AFTER
                                                            ONE YEAR               FIVE YEARS
                                                            THROUGH                 THROUGH
                                WITHIN ONE YEAR            FIVE YEARS              TEN YEARS            AFTER TEN YEARS
                              --------------------    --------------------    --------------------    --------------------
                                BOOK      WEIGHTED      BOOK      WEIGHTED      BOOK      WEIGHTED      BOOK      WEIGHTED
                              CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING    AVERAGE
                               VALUE       YIELD       VALUE       YIELD       VALUE       YIELD       VALUE       YIELD
                              --------    --------    --------    --------    --------    --------    --------    --------
                                                                 (DOLLARS IN THOUSANDS)
Investment securities
 available for sale:
 Trust preferred
   securities..............   $   --          --%     $    --         --%     $   --          --%     $ 91,270      8.34%
                              ------                  -------                 ------                  --------

Mortgage-backed securities
 available for sale:
 GNMA......................       --          --           --         --          --          --        97,399      7.05
 FNMA......................       --          --           --         --          --          --        69,067      5.81
 Other.....................       --          --           --         --          --          --        70,719      6.77
                              ------                  -------                 ------                  --------
   Total...................       --          --           --         --          --          --       237,185      6.61
                              ------                  -------                 ------                  --------

Investment securities held
 to maturity:
 Municipals................       --          --           --         --          --          --        43,633      5.03
                              ------                  -------                 ------                  --------

Mortgage-backed securities
 held to maturity:
 FNMA......................       --          --        1,524       4.82          --          --        89,783      5.27
 FHLMC.....................       --          --           --         --          --          --        41,848      4.38
 Other mortgage-backed
   securities..............       30        6.50           46       7.79          35        7.38         7,007      6.21
                              ------                  -------                 ------                  --------
   Total...................       30        6.50        1,570       4.91          35        7.38       138,638      5.05
                              ------                  -------                 ------                  --------
Total securities...........     $ 30        6.50       $1,570       4.91        $ 35        7.38      $510,726      6.36
                              ======                  =======                 ======                  ========

                                    TOTAL
                             --------------------
                               BOOK      WEIGHTED
                             CARRYING    AVERAGE
                              VALUE       YIELD
                             --------    --------
Investment securities
 available for sale:
 Trust preferred
   securities..............   $ 91,270     8.34%
                              --------
Mortgage-backed securities
 available for sale:
 GNMA......................     97,399     7.05
 FNMA......................     69,067     5.81
 Other.....................     70,719     6.77
                              --------
   Total...................    237,185     6.61
                              --------
Investment securities held
 to maturity:
 Municipals................     43,633     5.03
                              --------
Mortgage-backed securities
 held to maturity:
 FNMA......................     91,307     5.26
 FHLMC.....................     41,848     4.38
 Other mortgage-backed
   securities..............      7,118     6.23
                              --------
   Total...................    140,273     5.05
                              --------
Total securities...........   $512,361     6.35
                              --------
                              --------

     Deposits. Deposits have traditionally been our primary source of funds to use in lending and investment activities. At December 31, 1999, 72.7% of our deposits were time deposits, 15.7% were savings accounts, and 11.6% were NOW, demand deposit and money market accounts. By comparison, at December 31, 1998, 75.7% of our deposits were time deposits, 14.2% were savings accounts, and 10.1% were NOW, demand deposits and money market accounts.

     We obtain our deposits primarily from the communities we serve. No material portion of our deposits are from or are dependent upon any one person or industry. At December 31, 1999, less than 2% of our deposits were held by customers located outside of the United States. Additionally, at that date the 100 depositors with the largest aggregate average deposit balances made up less than 15% of our total deposits. Our business is not seasonal in nature. We accept deposits over $100,000 from customers. Included in the figure for time deposits below at December 31, 1999 is $396.7 million of deposits of $100,000 or greater. Such deposits make up 23.7% of total deposits. At December 31, 1999, we did not have any brokered deposits.

     Our average cost of deposits during 1999 was 3.80% as compared to 4.29% for 1998 and 4.28% for 1997. At December 31, 1999, our average interest rate paid on deposits was 3.80%.

     The following table presents, by categories, the amount of time deposit accounts as of December 31, 1999 and the time to maturity of the time deposit accounts at December 31, 1999:

                                                 PERIOD TO MATURITY FROM DECEMBER 31, 1999
                                                 -----------------------------------------
                                                   WITHIN       ONE THROUGH
CERTIFICATE ACCOUNTS                              ONE YEAR      THREE YEARS     THEREAFTER    AT DECEMBER 31, 1999
--------------------                             ----------     -----------     ----------    --------------------
                                                                      (DOLLARS IN THOUSANDS)
3.99% or less................................    $  175,973       $    --          $ --            $  175,973
4.00% to 4.99%...............................       646,883         4,770           291               651,944
5.00% to 5.99%...............................       375,259        12,172           298               387,729
6.00% to 6.99%...............................         2,264           100            --                 2,364
7.00% to 7.99%...............................            --            --            --                    --
Over 8.00%...................................            --            --             5                     5
                                                 ----------     -----------     ----------    --------------------
                                                 $1,200,379       $17,042          $594            $1,218,015
                                                 ----------     -----------     ----------    --------------------
                                                 ----------     -----------     ----------    --------------------

     At December 31, 1999, the Bank had $396.7 million in certificate accounts in amounts of $100,000 or more maturing as follows:

MATURITY PERIOD
---------------                                                          AMOUNT
                                                                 ----------------------
                                                                 (DOLLARS IN THOUSANDS)
Three months or less..........................................          $166,712
Over 3 through 6 months.......................................           133,798
Over 6 through 12 months......................................            94,282
Over 12 months................................................             1,868
                                                                     -----------
  Total.......................................................          $396,660
                                                                     -----------
                                                                     -----------

     Other Borrowings. Advances may be obtained from the FHLB of San Francisco to supplement our supply of lendable funds. Advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco, mortgage loans and securities, with a market value at least equal to outstanding advances. At December 31, 1999, we had $421.5 million of advances outstanding and $368.0 million outstanding at December 31, 1998. At December 31, 1999, we had $253.1 million of additional FHLB borrowings we could incur.

     Included in the $421.5 million of FHLB advances as of December 31, 1999 were $17.0 million of fixed-rate advances for ten years. An additional $216.0 million of the advances had ten-year terms but contained provisions that the FHLB could, at their option, terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the original advance dates.

     In December of 1998, the Bank entered into the Treasury Investment Program with the Federal Reserve Bank of San Francisco ('FRB'). This borrowing line allows the Bank to utilize deposits made to the U.S. Treasury for federal tax payments until the Treasury needs the funds. This borrowing line must be fully collateralized at all times and at December 31, 1999 the maximum borrowings allowed based on collateral placed with the FRB was approximately $31.5 million. Borrowings outstanding at December 31, 1999 were $28.1 million.

     Liquidity and Capital Resources. As a financial institution, we must maintain sufficient levels of liquid assets at all times to meet the cash flow needs of our Company. These liquid assets ensure that we have the cash available to pay out deposit withdrawals, meet the credit needs of our customers and be able to take advantage of investment opportunities as they arise. In addition to liquid assets, certain liabilities can provide liquidity as well. Liquid assets can include cash and deposits we have with other banks, federal funds sold and other short-term investments, maturing loans and investments, payments by borrowers of principal and interest on loans, payments of principal and interest on investments and loans sales. Additional sources of liquidity can include increased deposits, lines of credit and other borrowings.

     At December 31, 1999, we had no outstanding commitments to make and/or purchase mortgage and non-mortgage loans and securities. We also had at that date $1.2 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity will provide us with sufficient amounts of cash necessary to meet these commitments.

     Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we are maintaining adequate sources of liquidity to meet our needs.

     At December 31, 1999, both the Company and the Bank met all of their regulatory capital requirements with a risk-based capital ratio of 11.55% and 11.29%, respectively.

     Market Risk and Net Portfolio Value. Market risk is the risk of loss of income from adverse changes in prices and rates that are set by the market. We are at risk of changes in interest rates that affect the income we receive on lending and investment activities, as well as the costs associated with our deposits and borrowings. A sudden and substantial change in interest rates may affect our earnings if the rates of interest we earn on our loans and investments do not change at the same speed, to the same extent or on the same basis as the interest rates we pay on our deposits and borrowings. We make it a high priority to actively monitor and manage our exposure to interest rate risk.

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

     We use certain derivative financial instruments, such as interest rate caps, as part of our hedging program, to help mitigate our interest rate risk. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount that is presented on our balance sheet.

     We also monitor our interest rate sensitivity through the use of a model which estimates the change in our net portfolio value ('NPV') in the event of a range of assumed changes in market interest rates. Net portfolio value is defined as the current market value of our assets, less the current market value of our liabilities, plus or minus the current value of off-balance-sheet items. We estimate current market values through analysis of cash flows. The change in NPV measures our vulnerability to changes in interest rates by estimating the change in the market value of our assets, liabilities and off-balance-sheet items as a result of an instantaneous change in the general level of interest rates.

     As market interest rates decrease, the average maturities of our loans and investment securities shorten due to quicker prepayments, causing a relatively moderate increase in their value. Our deposit accounts have only relatively minor movements in a declining interest rate environment, since they are primarily short term in nature, resulting in the value of deposits decreasing more quickly than the value of assets increase.

     The following table lists the percentage change in our net portfolio value assuming an immediate change in interest rates of plus or minus up to 400 basis points from the level at December 31, 1999. All loans and investments presented in this table are classified as held to maturity or available for sale. We had no trading securities at that date.

                          CHANGE IN INTEREST                                     NET PORTFOLIO VALUE
                         RATES IN BASIS POINTS                            ---------------------------------
                             (RATE SHOCK)                                  AMOUNT     $ CHANGE     % CHANGE
-----------------------------------------------------------------------   --------    ---------    --------
                                                                               (DOLLARS IN THOUSANDS)
     400...............................................................   $ 98,115    $(133,929)      -58%
     300...............................................................    131,631     (100,413)      -43
     200**.............................................................    167,442      (64,602)      -28
     100...............................................................    194,481      (37,563)      -16
     0.................................................................    232,044           --        --
     (100).............................................................    238,658        6,614         3
     (200).............................................................    223,468       (8,576)       -4
     (300).............................................................    194,090      (37,954)      -16
     (400).............................................................    159,776      (72,268)      -31

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

     The NPV model we use has some shortcomings. We have to make certain assumptions that may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the NPV model assumes that the makeup of our interest rate sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of the Bank's exposure to interest rate risk, we cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of certain computer programs being written using two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities. The Federal Financial Institutions Examination Council ('FFIEC'), through the bank regulatory agencies, has issued compliance guidelines that require financial institutions to develop and implement plans for addressing the Year 2000 problem. In accordance with the FFIEC guidelines, we developed a comprehensive plan which resulted in timely and adequate modifications of our systems and technology to address our Year 2000 issues. Also included in this Year 2000 plan was a detailed review of the readiness of our service providers, vendors, major fund providers, major borrowers and companies with which we have material investments.

     As of January 2000, all Y2K sensitive systems were functioning within normal operating parameters. Total expenditures on the project were less than $500,000. Although the Company has not encountered any significant problems nor incurred significant additional expense in conjunction with the Y2K issue, there can be no assurance that the Company and the Bank will not encounter significant Y2K-related problems and/or cost during the course of 2000 or beyond.

TRADING PRICE OF COMMON STOCK AND DIVIDENDS

     On November 5, 1998, the Company's stock began trading on The Nasdaq Stock Market under the ticker symbol 'UCBH'. On December 31, 1999, the stock closed at $20.56. The common stock's high and low bid price for each of the four quarters ended December 31, 1999 and the period November 5, 1998, the date the Company's stock began trading on Nasdaq, and December 31, 1998 were as follows:

                                               1999       1999       1999       1999             1998
                                              FOURTH      THIRD     SECOND      FIRST     NOVEMBER 5, 1998 TO
                                              QUARTER    QUARTER    QUARTER    QUARTER     DECEMBER 31,1998
                                              -------    -------    -------    -------    -------------------
High bid price during quarter..............   $22.63     $20.50     $18.00     $14.38           $ 15.00
Low bid price during quarter...............   $17.63     $17.63     $13.19     $13.13           $ 13.13

     As of December 31, 1999, there were approximately 1,276 holders of the Company's common stock, which includes the approximate number of holders in street name.

     The Company did not pay any dividends during 1999. In January 2000, the Board adopted a dividend policy and plans to start declaring dividends in 2000. It is the intention of the Board to continue to pay quarterly dividends on an ongoing basis dependent upon the income and capital levels of the Company and the Bank. However, we cannot assure you that dividends will be paid, or that the dividend amount per share will not decrease.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities,' as amended by SFAS No. 137, will become effective for fiscal years beginning after June 15, 2000. SFAS No. 133 defines derivative instruments and requires that they be recognized as assets or liabilities in the statement of financial position, measured at fair value. It further specifies the nature of changes in the fair value of the derivatives which are included in the current period results of operations and those which are included in other comprehensive income. Management has assessed the impact of SFAS No. 133 and determined that adoption will not have a material impact on the financial statements of the Company based on the hedges currently in place.

                                 [LOGO Omitted]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of UCBH Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in stockholders' equity and of the cash flows present fairly, in all material respects, the financial position of UCBH Holdings, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
------------------------------
San Francisco, California
February 10, 2000

                              UCBH HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1999          1998
                                                                                         ----------    ----------

                                        ASSETS

Cash and due from banks...............................................................   $   23,789    $   15,109
Federal funds sold....................................................................          500            --
Investment and mortgage-backed securities available for sale, at fair value...........      328,455       429,347
Investment and mortgage-backed securities at cost (fair value $171,995 at December 31,
  1999 and $153,072 at December 31, 1998).............................................      183,906       158,210
Federal Home Loan Bank stock..........................................................       27,024        20,415
Loans.................................................................................    1,686,695     1,492,148
Allowance for loan losses.............................................................      (19,503)      (14,922)
                                                                                         ----------    ----------
Net loans.............................................................................    1,667,192     1,477,226
                                                                                         ----------    ----------
Accrued interest receivable...........................................................       14,628        13,542
Premises and equipment, net...........................................................       21,064        23,462
Other assets..........................................................................       18,242        10,021
                                                                                         ----------    ----------
     Total assets.....................................................................   $2,284,800    $2,147,332
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                                     LIABILITIES
Deposits..............................................................................   $1,676,148    $1,633,895

Borrowings............................................................................      449,612       368,000
Guaranteed preferred beneficial interests in junior subordinated debentures...........       30,000        30,000
Accrued interest payable..............................................................        3,631         2,440
Other liabilities.....................................................................       15,302         9,359
                                                                                         ----------    ----------
     Total liabilities................................................................    2,174,693     2,043,694
                                                                                         ----------    ----------
Commitments and contingencies

                                 STOCKHOLDERS' EQUITY

Common stock, $.01 par value, authorized 25,000,000 shares, 9,333,333 shares issued
  and outstanding at December 31, 1999 and December 31, 1998..........................           93            93
Additional paid-in capital............................................................       59,485        59,443
Accumulated other comprehensive income................................................      (13,419)         (778)
Retained earnings - substantially restricted..........................................       63,948        44,880
                                                                                         ----------    ----------
Total stockholders' equity............................................................      110,107       103,638
                                                                                         ----------    ----------
     Total liabilities and stockholders' equity.......................................   $2,284,800    $2,147,332
                                                                                         ----------    ----------
                                                                                         ----------    ----------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1999        1998        1997
                                                                               ----------  ----------  ----------
Interest income:
  Loans......................................................................  $  123,705  $  101,823  $   86,141
  Funds sold and securities purchased under agreements to resell.............          23         483       2,760
  Investment and mortgage-backed securities..................................      34,955      28,525      18,690
                                                                               ----------  ----------  ----------
     Total interest income...................................................     158,683     130,831     107,591
                                                                               ----------  ----------  ----------
Interest expense:
  Deposits...................................................................      61,955      64,890      61,513
  Short-term borrowings......................................................      10,390       3,313         914
  Guaranteed preferred beneficial interests in junior subordinated
     debentures..............................................................       2,812       1,985          --
  Long-term borrowings.......................................................      12,812       7,606          --
  Long-term debt to affiliates...............................................          --         599       1,825
                                                                               ----------  ----------  ----------
     Total interest expense..................................................      87,969      78,393      64,252
                                                                               ----------  ----------  ----------

     Net interest income.....................................................      70,714      52,438      43,339
Provision for loan losses....................................................       5,645       3,412       1,154
                                                                               ----------  ----------  ----------
     Net interest income after provision for loan losses.....................      65,069      49,026      42,185
                                                                               ----------  ----------  ----------
Noninterest income:
  Commercial banking fees....................................................       2,071       1,499       1,104
  Service charges on deposits................................................         840         813         761
  Gain on sale of loans, securities and servicing rights.....................         784         549         155
  Loan servicing income......................................................         379         400         601
  Miscellaneous income.......................................................           1         141         473
                                                                               ----------  ----------  ----------
     Total noninterest income................................................       4,075       3,402       3,094
                                                                               ----------  ----------  ----------
Noninterest expense:
  Personnel..................................................................      18,427      15,720      14,087
  Occupancy..................................................................       4,885       4,975       4,811
  Data processing............................................................       2,084       2,064       2,059
  Furniture and equipment....................................................       2,119       2,316       1,902
  Professional fees and contracted services..................................       2,240       1,870       2,242
  Deposit insurance..........................................................         938         889       1,798
  Communication..............................................................         425         414         400
  Foreclosed assets..........................................................          80          62         671
  Miscellaneous expense......................................................       6,000       5,375       4,220
                                                                               ----------  ----------  ----------
     Total noninterest expense...............................................      37,198      33,685      32,190
                                                                               ----------  ----------  ----------
Income before taxes..........................................................      31,946      18,743      13,089
Income tax expense...........................................................      12,878       7,855       5,790
                                                                               ----------  ----------  ----------
     Net income..............................................................  $   19,068  $   10,888  $    7,299
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Basic earnings per share.....................................................  $     2.04  $     1.30  $     1.22
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Diluted earnings per share...................................................  $     2.01  $     1.26  $     1.05
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                        COMMON STOCK         ADDITIONAL        OTHER                        TOTAL
                                    ---------------------     PAID-IN      COMPREHENSIVE    RETAINED    STOCKHOLDERS'
                                      SHARES      AMOUNTS     CAPITAL        INCOME(1)      EARNINGS       EQUITY
                                    ----------    -------    ----------    -------------    --------    -------------
Balance at December 31, 1996.....    6,000,000     $  10     $   30,278      $  (2,637)     $ 26,693      $  54,344
  Net income.....................                                                              7,299          7,299
  Other comprehensive income, net
    of tax (1)...................                                                  909                          909
  Comprehensive income...........
                                    ----------    -------    ----------    -------------    --------    -------------
Balance at December 31, 1997.....    6,000,000     $  10     $   30,278         (1,728)       33,992         62,552
  Net income.....................                                                             10,888         10,888
  Other comprehensive income, net
    of tax (1)...................                                                  950                          950
  Comprehensive income...........
  Conversion of long-term debt to
    affiliates to common stock...    1,974,000         3         20,597                                      20,600
  Common stock issued............    9,333,333        93        128,555                                     128,648
  Common stock redeemed..........   (7,974,000)      (13)      (119,987)                                   (120,000)
                                    ----------    -------    ----------    -------------    --------    -------------
Balance at December 31, 1998.....    9,333,333        93         59,443           (778)       44,880        103,638
  Net income.....................                                                             19,068         19,068
  Other comprehensive income, net
    of tax (1)...................                                              (12,641)                     (12,641)
  Comprehensive income...........
  Other contributed capital......                                    42                                          42
                                    ----------    -------    ----------    -------------    --------    -------------
Balance at December 31, 1999.....    9,333,333     $  93     $   59,485      $ (13,419)     $ 63,948      $ 110,107
                                    ----------    -------    ----------    -------------    --------    -------------
                                    ----------    -------    ----------    -------------    --------    -------------

                                   COMPREHENSIVE
                                      INCOME
                                   -------------
Balance at December 31, 1996.....
  Net income.....................     $ 7,299
  Other comprehensive income, net
    of tax (1)...................         909
                                   -------------
  Comprehensive income...........     $ 8,208
                                   -------------
                                   -------------
Balance at December 31, 1997.....
  Net income.....................     $10,888
  Other comprehensive income, net
    of tax (1)...................         950
                                   -------------
  Comprehensive income...........     $11,838
                                   -------------
                                   -------------
  Conversion of long-term debt to
    affiliates to common stock...
  Common stock issued............
  Common stock redeemed..........
Balance at December 31, 1998.....
  Net income.....................     $19,068
  Other comprehensive income, net
    of tax (1)...................     (12,641)
                                   -------------
  Comprehensive income...........     $ 6,427
                                   -------------
                                   -------------
  Other contributed capital......
Balance at December 31, 1999.....

------------------

(1) Accumulated Other Comprehensive Income includes after tax net unrealized gains (losses) on securities available for sale.

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                         FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                 -----------------------------------
                                                                                   1999         1998         1997
                                                                                 ---------    ---------    ---------
Operating activities:
  Net income..................................................................   $  19,068    $  10,888    $   7,299
  Adjustments to reconcile net income to net cash provided by (used for)
    operating activities:
    Provision for loan losses.................................................       5,645        3,412        1,154
    Increase in accrued interest receivable...................................      (1,086)      (4,948)        (592)
    Depreciation and amortization of premises and equipment...................       2,607        2,643        2,254
    Decrease (increase) in other assets.......................................       1,663       (1,826)       2,808
    Increase (decrease) in accrued interest payable...........................       1,191        1,988          (49)
    Gain on sale of loans, securities and other assets........................        (784)        (845)        (556)
    Other, net................................................................       8,674          447         (699)
                                                                                 ---------    ---------    ---------
      Net cash provided by operating activities...............................      36,978       11,759       11,619
                                                                                 ---------    ---------    ---------

Investing activities:
  Investments and mortgage-backed securities, held to maturity:
    Principal payments and maturities.........................................      17,936       27,018       37,980
    Purchases.................................................................      (6,165)      (5,678)        (200)
  Investments and mortgage-backed securities, available for sale:
    Principal payments and maturities.........................................      40,035       21,164       12,124
    Purchases.................................................................      (6,012)    (370,405)          --
    Sales.....................................................................          --        5,476       23,495
  Loans purchased.............................................................        (123)     (36,447)     (44,416)
  Loans originated, net of principal collections..............................    (207,748)    (262,431)    (151,373)
  Proceeds from the sale of loans.............................................      11,258       18,181       43,350
  Purchases of premises and other equipment...................................      (1,031)      (2,414)      (3,453)
  Proceeds from the sale of other assets......................................         187        1,937        8,146
                                                                                 ---------    ---------    ---------
    Net cash used in investment activities....................................    (151,663)    (603,599)     (74,347)
                                                                                 ---------    ---------    ---------

Financing activities:
  Net increase (decrease) in NOW, checking and savings accounts...............      61,544       51,606          (90)
  Net (decrease) increase in time deposits....................................     (19,291)     113,302       75,952
  Increase in long-term borrowings............................................          --      233,000           --
  Net increase in short-term borrowings.......................................      81,612      135,000           --
  Net (decrease) increase in long-term debt to affiliates.....................          --      (20,060)       3,325
  Proceeds from issuance of common stock......................................          --       29,248           --
  Proceeds from issuance of guaranteed preferred beneficial interests in
    junior subordinated debentures............................................          --       30,000           --
                                                                                 ---------    ---------    ---------
    Net cash provided by financing activities.................................     123,865      572,096       79,187
                                                                                 ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents..............................       9,180      (19,744)      16,459
Cash and cash equivalents at the beginning of the year........................      15,109       34,853       18,394
                                                                                 ---------    ---------    ---------
Cash and cash equivalents at the end of the year..............................   $  24,289    $  15,109    $  34,853
                                                                                 ---------    ---------    ---------
                                                                                 ---------    ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                         FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                 -----------------------------------
                                                                                   1999         1998         1997
                                                                                 ---------    ---------    ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest......................................   $  86,778    $  76,405    $  62,475
  Cash paid during the year for income taxes..................................       6,956        5,748        4,083
Supplemental schedule of noncash investing and financing activities:
  Real estate acquired through foreclosure....................................         115        1,899        4,260
  Securities transferred to held to maturity..................................      43,624           --           --
  Receivable resulting from sale of servicing rights..........................          --           --          371
  Long-term debt resulting from refinancing of long-term debt to affiliates...          --           --       15,048

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Organization

     UCBH Holdings, Inc. ('the Company'), is a bank holding company that conducts its business through its principal subsidiary, United Commercial Bank ('United' or 'the Bank'), a California state-chartered commercial bank. United offers a full range of commercial and consumer banking products through its retail branches and other banking offices in California.

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Substantially all loans are originated for portfolio and held for investment. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the December 31, 1999 presentation.

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

  Risks and Uncertainties

     In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on a different basis, than its interest-earning assets. Incorporated into interest rate risk is prepayment risk. Prepayment risk is the risk associated with the prepayment of assets, and the write-off of premiums associated with those assets, should interest rates fall dramatically. Credit risk is the risk of default, primarily in the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities, the value of collateral underlying loans receivable and the valuation of real estate owned.

     The Company is subject to the regulations of various governmental agencies. These regulations change significantly from period to period. Such regulations can also restrict the growth of the Company and United as a result of capital requirements. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions. Such changes may result from the regulators' judgment based on information available to them at the time of their examination.

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

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and noninterest-bearing deposits, federal funds sold and securities purchased under agreements to resell. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

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

  Investment and Mortgage-backed Securities

     In accordance with Statement of Financial Accounting Standards No. 115 (SFAS No. 115) 'Accounting for Certain Investments in Debt and Equity Securities,' the Company has designated a portion of the investment and mortgage-backed securities portfolio as 'held to maturity' securities. As such, this portion of the portfolio is carried at cost, adjusted for the amortization of premiums and accretion of discounts. Cost is determined on a specific identification basis. Inasmuch as the Company has the ability and intent to hold the 'held to maturity' securities in its portfolio until maturity, the carrying value has not been adjusted to reflect decreases in market value from amortized cost, if any. Also in accordance with SFAS No. 115, the Company has designated a portion of the investment and mortgage-backed securities portfolio as 'available for sale.' Such securities are carried at fair value. Fair value is the quoted market price. Unrealized holding gains or losses for 'available for sale' securities are excluded from earnings and reported in a separate component of stockholders' equity, net of tax. Premiums and discounts on investment and mortgage-backed securities are amortized against interest income, using the interest method, with the amortization period extending to the maturity date of the securities. Gains or losses on the sale of securities are recognized when sold. The Company does not maintain a trading account for securities.

  Loans

     Loans are carried at the principal balance outstanding adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are recognized as an adjustment of loan yield by the interest method based on the contractual term of the loans. Interest is accrued as earned.

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

     The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.

     When evaluating loans for possible impairment, the Company makes an individual assessment for impairment when and while such loans are on nonaccrual status, or the loan has been restructured. When a loan has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the primary remaining source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by estimated costs to sell, will be used in place of discounted cash flows. The Company does not apply the loan-by-loan evaluation process described above to large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, such as residential mortgage (one to four family) loans, home equity, and other consumer loans.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)
     If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. The Company's charge-off policy with respect to impaired loans is similar to its charge-off policy for all loans. Specifically, loans are charged off in the month in which they are considered uncollectible.

  Allowance for Loan Losses

     The allowance for loan losses is based on management's continuous evaluation of various factors affecting collectibility of the loan portfolio. These factors include, but are not limited to, changes in the composition of the portfolio, current and forecasted economic conditions, overall portfolio quality, review of specific problem loans, and historical loan loss experience. The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries.

     The determination of the allowance for loan losses is based on estimates that are susceptible to changes in the economic environment and market conditions. Management believes that, as of December 31, 1999 and 1998, the allowance for loan losses is adequate based on information currently available. If the strength of the economy in the Company's principal market areas is not sustainable, the Company's loan portfolios could be adversely affected and higher charge-offs and increases in nonperforming assets could result. Such an adverse impact could also require a larger allowance for loan losses.

  Loan Servicing Assets

     Servicing assets consist of originated mortgage servicing rights and are included in other assets. These rights are recorded based on the relative fair values of the servicing rights and underlying loans and are amortized over the period of the related loan servicing income stream. Amortization of these rights is reflected in the statement of income under the caption of loan servicing fees. The Company assesses servicing assets for impairment in accordance with the provisions of SFAS No. 125. For the years presented, servicing assets and the related amortization were not material.

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

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)
  Goodwill

     Goodwill balances included in other assets are not significant and are amortized over seven years.

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

  Interest Rate Cap Agreements

     The Company periodically enters into interest rate cap agreements as a means of managing its interest rate exposure. Premiums paid on cap agreements are amortized over the life of the agreements. The results of cap transactions are recognized currently as an adjustment to interest expense.

  Accounting for Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), 'Accounting for Income Taxes.' SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The Company provides a valuation allowance against net deferred tax assets to the extent that realization of the assets is not considered more likely than not. The Company and United file a consolidated federal income tax return and a combined California tax return.

  Earnings Per Share

     In accordance with SFAS No. 128, 'Earnings per Share,' which specifies the computation, presentation and disclosure requirements for earnings per share ('EPS'), the Company computes basic EPS by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS considers the possible dilutive effect of instruments, such as convertible debt, convertible preferred stock, and stock options.

  Transfers of Financial Assets

     The Company accounts for transfers of financial assets in accordance with SFAS No. 125, 'Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities.' SFAS No. 125 requires application of a financial component's approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings.

  Segment Information

     The Company adopted SFAS No. 131, 'Disclosures about Segments of an Enterprise and Related Information,' on January 1, 1998. SFAS No. 131 supersedes SFAS No. 14 'Financial Reporting for Segments of a Business Enterprise' replacing the 'industry segment' approach with the 'management' approach. The management approach designates the internal organization that is used by management for making operating decision and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities,' as amended by SFAS No. 137, will become effective for fiscal years beginning after June 15, 2000. SFAS No. 133 defines derivative instruments and requires that they be recognized as assets or liabilities in the statement of financial position, measured at fair value. It further specifies the nature of changes in the fair value of the derivatives which are included in the current period results of operations and those which are included in other comprehensive income. Management has assessed the impact of SFAS No. 133 and determined that adoption will not have a material impact on the financial statements of the Company based on the hedges currently in place.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain a percentage of its deposits as reserves either in cash or on deposit at the Federal Reserve Bank. As of December 31, 1999 and 1998, the reserve requirements were $4.4 million and $2.4 million, respectively.

4. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell averaged $403,000 and $8.4 million during 1999 and 1998, respectively. There were no amounts outstanding at any month end in 1999. The maximum amounts outstanding at any month end during 1998 was $25.0 million. There were no securities purchased under agreement to resell at December 31, 1999 and 1998.

5. INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 1999 and 1998 are shown below (dollars in thousands):

                                                                                          1999
                                                                    -------------------------------------------------
                                                                                   GROSS         GROSS
                                                                    AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                      COST         GAINS         LOSSES       VALUE
                                                                    ---------    ----------    ----------    --------
Investment securities available for sale:
  Trust Preferred Securities.....................................   $ 103,182       $ --        $ 11,912     $ 91,270
                                                                    ---------    ----------    ----------    --------
Mortgage-backed securities available for sale:
  GNMA...........................................................     102,417         --           5,018       97,399
  FNMA...........................................................      72,698         --           3,631       69,067
  Other..........................................................      73,295         --           2,576       70,719
                                                                    ---------    ----------    ----------    --------
     Total mortgage-backed securities available for sale.........     248,410         --          11,225      237,185
                                                                    ---------    ----------    ----------    --------
Total investment and mortgage-backed securities available for
  sale...........................................................   $ 351,592       $ --        $ 23,137     $328,455
                                                                    ---------    ----------    ----------    --------
                                                                    ---------    ----------    ----------    --------
Investment securities held to maturity:
  Municipal Securities...........................................   $  43,633       $ --        $  4,383     $ 39,250
                                                                    ---------    ----------    ----------    --------
Mortgage-backed securities held to maturity:
  FNMA...........................................................      91,307         --           4,912       86,395
  FHLMC..........................................................      41,848         --           2,288       39,560
  Other..........................................................       7,118         --             328        6,790
                                                                    ---------    ----------    ----------    --------
  Total mortgage-backed securities held to maturity..............     140,273         --           7,528      132,745
                                                                    ---------    ----------    ----------    --------
Total investment and mortgage-backed securities held to
  maturity.......................................................   $ 183,906       $ --        $ 11,911     $171,995
                                                                    ---------    ----------    ----------    --------
                                                                    ---------    ----------    ----------    --------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INVESTMENT AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

                                                                                          1998
                                                                    -------------------------------------------------
                                                                                   GROSS         GROSS
                                                                    AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                      COST         GAINS         LOSSES       VALUE
                                                                    ---------    ----------    ----------    --------
Investment securities available for sale:
  Trust Preferred Securities.....................................   $  99,436      $   --        $1,725      $ 97,711
  Municipal Securities...........................................      43,617         847            --        44,464
  Other..........................................................       1,500          --            --         1,500
                                                                    ---------    ----------    ----------    --------
     Total investment securities available for sale..............     144,553         847         1,725       143,675
                                                                    ---------    ----------    ----------    --------
Mortgage-backed securities available for sale:
  GNMA...........................................................     114,403       1,152            --       115,555
  FNMA...........................................................      80,660          --         2,290        78,370
  Other..........................................................      91,071         676            --        91,747
                                                                    ---------    ----------    ----------    --------
     Total mortgage-backed securities available for sale.........     286,134       1,828         2,290       285,672
                                                                    ---------    ----------    ----------    --------
Total investment and mortgage-backed securities available for
  sale...........................................................   $ 430,687      $2,675        $4,015      $429,347
                                                                    ---------    ----------    ----------    --------
                                                                    ---------    ----------    ----------    --------
Mortgage-backed securities held to maturity:
  FNMA...........................................................   $ 103,961      $   --        $3,316      $100,645
  FHLMC..........................................................      44,218          --         1,504        42,714
  Other..........................................................      10,031          --           318         9,713
                                                                    ---------    ----------    ----------    --------
Total mortgage-backed securities held to maturity................   $ 158,210      $   --        $5,138      $153,072
                                                                    ---------    ----------    ----------    --------
                                                                    ---------    ----------    ----------    --------

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

     The interest income on the municipal securities which were purchased during 1998 and included in the 1999 and 1998 results of operations were the stated yields of 5.03% and 5.00%, respectively. The tax equivalent yields on the securities were 7.46% and 7.41%, respectively.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INVESTMENT AND MORTGAGE-BACKED SECURITIES--(CONTINUED)
     As of December 31, 1999, remaining maturities on mortgage-backed securities classified as held to maturity and available for sale were as follows (dollars in thousands):

                                                                                 1999
                                                                         ---------------------
                                                                         AMORTIZED     MARKET
                                                                           COST        VALUE
                                                                         ---------    --------
Available for sale:
  Investment securities available for sale
     After ten years..................................................   $ 103,182    $ 91,270
  Mortgage-backed securities available for sale
     After ten years..................................................     248,410     237,185
                                                                         ---------    --------
Total investment and mortgage-backed securities available
  for sale............................................................   $ 351,592    $328,455
                                                                         ---------    --------
                                                                         ---------    --------
Held to maturity:
  Investment securities held to maturity
     After ten years..................................................   $  43,633    $ 39,250
                                                                         ---------    --------
  Mortgage-backed securities held to maturity:
     In one year or less..............................................          30          30
     After one year through five years................................       1,570       1,510
     After five years through ten years...............................          35          35
     After ten years..................................................     138,638     131,170
                                                                         ---------    --------
  Total mortgage-backed securities held to
     maturity.........................................................   $ 140,273    $132,745
                                                                         ---------    --------
Total investment and mortgage-backed securities held to
  maturity............................................................   $ 183,906    $171,995
                                                                         ---------    --------
                                                                         ---------    --------

     Approximately $386.8 million and $448.5 million of mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at December 31, 1999 and 1998, respectively. No available for sale securities were sold in 1999. Proceeds from the sale of available for sale securities during 1998 and 1997 totaled $5.5 million and $23.4 million, respectively. Gross realized losses totaled $6,000 in 1998 and $806,000 in 1997.

     There were no mortgage-backed securities sold under agreements to repurchase as of December 31, 1999 or 1998 or at any time during 1999. When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LOANS

     As of December 31, 1999 and 1998, the composition of the loan portfolio was as follows (dollars in thousands):

                                                                        1999          1998
                                                                    ------------  ------------
Commercial:
  Secured by real estate-nonresidential...........................  $    435,061  $    229,693
  Secured by real estate-multifamily..............................       423,838       346,967
  Construction....................................................        89,710        61,486
  Commercial business.............................................        59,332        46,240
                                                                    ------------  ------------
Total commercial loans............................................     1,007,941       684,386
                                                                    ------------  ------------
Consumer:
  Residential mortgage (one to four family).......................       665,923       790,789
  Other...........................................................        14,248        16,711
                                                                    ------------  ------------
Total consumer loans..............................................       680,171       807,500
                                                                    ------------  ------------
Gross loans.......................................................     1,688,112     1,491,886
Net deferred loan (fees) costs....................................        (1,417)          262
                                                                    ------------  ------------
Loans.............................................................     1,686,695     1,492,148
Allowance for loan losses.........................................       (19,503)      (14,922)
                                                                    ------------  ------------
Net loans.........................................................  $  1,667,192  $  1,477,226
                                                                    ------------  ------------
                                                                    ------------  ------------

     In the table above, construction loans are presented net of undrawn commitments of $118.1 million and $121.3 million at December 31, 1999 and 1998, respectively. As of December 31, 1999, loans at fixed interest rates amounted to $628.0 million, and loans at variable interest rates amounted to $1.06 billion. As of December 31, 1999, the portfolio above contained $765.4 million of loans that were interest-rate sensitive within one year, $301.0 million from one to five years, $245.6 million from five to ten years, $209.1 million from ten to twenty years and $167.0 million over twenty years. Loans of approximately $4.6 million and $6.1 million were on nonaccrual status at December 31, 1999 and 1998, respectively.

     As of December 31, 1999, residential mortgage (one to four family) and multifamily loans with a book value and market value of $982.0 million were pledged to secure FHLB advances (see Note 9). The Company serviced real estate loans for others of $20.1 million and $12.2 million at December 31, 1999 and 1998, respectively. These loans are not included in the consolidated balance sheets. In connection therewith, the Company held trust funds of approximately $1.0 million and $1.5 million as of December 31, 1999 and 1998, respectively, all of which were segregated in separate accounts and included in the respective balance sheets. Some agreements with investors to whom the Company has sold loans have provisions which could require repurchase of loans under certain circumstances. Management does not believe that any such repurchases will be significant.

     The following table sets forth impaired loan disclosures as of and for the years ended December 31, 1999, 1998, and 1997 (dollars in thousands):

                                                                       1999     1998      1997
                                                                       ----    ------    ------
Impaired loan with an allowance.....................................   $--     $1,359    $1,359
Impaired loan without an allowance..................................    --         --        20
                                                                       ----    ------    ------
     Total impaired loans...........................................   $--     $1,359    $1,379
                                                                       ----    ------    ------
                                                                       ----    ------    ------
Allowance for impaired loan under SFAS No. 114......................   $--     $  109    $  109
                                                                       ----    ------    ------
                                                                       ----    ------    ------
Interest income recognized on impaired loans during the year........   $69     $   89    $   68
                                                                       ----    ------    ------
                                                                       ----    ------    ------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LOANS--(CONTINUED)
     In the table above, the loan included in the impaired loan without an allowance category is a loan for which the discounted cash flows, collateral value (net of estimated selling costs) or market price equals or exceeds the carrying value of the loan. This loan does not require an allowance.

     For the years ended December 31, 1999, 1998 and 1997, the activity in the allowance for loan losses was as follows (dollars in thousands):

                                                                 1999       1998       1997
                                                               ---------  ---------  ---------
Balance at beginning of year.................................  $  14,922  $  12,142  $  11,682
Provision for loan losses....................................      5,645      3,412      1,154
Loans charged off............................................     (1,198)      (681)    (1,069)
Recoveries...................................................        134         49        375
                                                               ---------  ---------  ---------
Balance at end of year.......................................  $  19,503  $  14,922  $  12,142
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

7. PREMISES AND EQUIPMENT

     As of December 31, 1999 and 1998, premises and equipment were as follows (dollars in thousands):

                                                                           1999       1998
                                                                         ---------  ---------
Land and buildings.....................................................  $  19,135  $  19,114
Leasehold improvements.................................................      8,877      8,596
Equipment, furniture and fixtures......................................     11,000     13,578
                                                                         ---------  ---------
                                                                            39,012     41,288
Less accumulated depreciation and amortization.........................    (17,948)   (17,826)
                                                                         ---------  ---------
     Total.............................................................  $  21,064  $  23,462
                                                                         ---------  ---------
                                                                         ---------  ---------

     Depreciation and amortization expense was $2.6 million, $2.6 million and $2.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

8. DEPOSITS

     As of December 31, 1999 and 1998, deposit balances were as follows (dollars in thousands):

                                                                  1999                      1998
                                                         ----------------------    ----------------------
                                                                       WEIGHTED                  WEIGHTED
                                                                       AVERAGE                   AVERAGE
                                                          BALANCE        RATE       BALANCE        RATE
                                                         ----------    --------    ----------    --------
NOW, checking and money market accounts...............   $  193,995      1.14%     $  163,954      1.28%
Savings accounts......................................      264,138      1.92         232,635      2.20
Time deposits:
     Less than $100,000...............................      821,355      4.50         878,197      4.88
     $100,000 or greater..............................      396,660      4.91         359,109      5.04
                                                         ----------                ----------
     Total time deposits..............................    1,218,015      4.64       1,237,306      4.93
                                                         ----------                ----------
       Total deposits.................................   $1,676,148      3.80      $1,633,895      4.17
                                                         ----------                ----------
                                                         ----------                ----------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. DEPOSITS--(CONTINUED)
     As of December 31, 1999, remaining maturities on time deposits were as follows (dollars in thousands):

2000........................................................  $  1,200,380
2001........................................................        15,963
2002........................................................         1,078
2003........................................................           204
2004........................................................           278
Aggregate thereafter........................................           112
                                                              ------------
Total.......................................................  $  1,218,015
                                                              ------------
                                                              ------------

     For the years ended December 31, 1999, 1998 and 1997, interest expense on deposits was as follows (dollars in thousands):

                                                                           1999       1998       1997
                                                                         ---------  ---------  ---------
NOW, checking and money market accounts................................  $   2,498  $   1,640  $   1,392
Savings accounts.......................................................      5,047      4,918      4,834
Time deposits..........................................................     54,677     58,568     55,570
Less penalties for early withdrawal....................................       (267)      (236)      (283)
                                                                         ---------  ---------  ---------
Total..................................................................  $  61,955  $  64,890  $  61,513
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

     As of December 31, 1999 and 1998, the composition of deposits by interest rate was as follows (dollars in thousands):

                                                                                  1999          1998
                                                                              ------------  ------------
Under 3%....................................................................  $    393,861  $    371,021
3.00% to 3.99%..............................................................       227,568       226,293
4.00% to 4.99%..............................................................       664,621       384,220
5.00% to 5.99%..............................................................       387,729       643,079
6.00% to 6.99%..............................................................         2,364         9,277
7.00% to 7.99%..............................................................            --            --
8.00% to 8.99%..............................................................             5             5
                                                                              ------------  ------------
     Total..................................................................  $  1,676,148  $  1,633,895
                                                                              ------------  ------------
                                                                              ------------  ------------

9. BORROWINGS

  Federal Home Loan Bank Advances

     The Company maintains a secured credit facility with the Federal Home Loan Bank of San Francisco (FHLB-SF) against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB-SF eligible collateral of at least 100% of outstanding advances. At December 31,1999, there were $421.5 million of advances outstanding, of which $188.5 million were short term and $233.0 million were long term. Included in the long-term FHLB advances as of December 31, 1999 were $216.0 million of advances with provisions which allow the FHLB-SF, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. The advances were secured with mortgage-backed securities and loans. At December 31, 1998, there were $368.0 million of advances outstanding, of which $135.0 million were short term and $233.0 million were long term. The fixed-rate long-term debt outstanding as of December 31, 1999, of $233.0 million matures in 2008. The weighted average contractual maturity as of December 31, 1999 was 100 months. At December 31, 1999, credit availability under this facility was approximately $253.1 million.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. BORROWINGS--(CONTINUED)
  Federal Reserve Bank Borrowings

     In December of 1998, the Bank entered into the Treasury Investment Program with the Federal Reserve Bank of San Francisco. This borrowing line allows the Bank to utilize deposits made to the U.S. Treasury for federal tax payments until the Treasury needs the funds.

     This borrowing line must be fully collateralized at all times, and at December 31, 1999 the maximum amount of borrowings allowed based on collateral placed with the Federal Reserve Bank was approximately $31.5 million. Borrowings outstanding at December 31, 1999 were $28.1 million.

     For the years ended December 31, 1999 and 1998, the following advances were outstanding (dollars in thousands):

                                                                                     1999        1998
                                                                                  ----------  ----------
FHLB of San Francisco advances:
  Average balance outstanding...................................................  $  397,394  $  186,504
  Maximum amount outstanding at any month end period............................     468,000     368,000
  Balance outstanding at end of period..........................................     421,500     368,000
  Weighted average interest rate during the period..............................       5.38%       5.51%
  Weighted average interest rate at end of period...............................       5.65%       5.33%
  Weighted average remaining term to maturity at end of period (in years).......           5           6
FRB direct investment borrowings:
  Average balance outstanding...................................................  $   22,595  $       --
  Maximum amount outstanding at any month end period............................      83,739          --
  Balance outstanding at end of period..........................................      28,112          --
  Weighted average interest rate during the period..............................       4.65%          --
  Weighted average interest rate at end of period...............................       3.99%          --
  Weighted average remaining term to maturity at end of period (in years).......           0          --
Securities sold under agreements to repurchase:
  Average balance outstanding...................................................  $      130  $      112
  Maximum amount outstanding at any month end...................................       1,500          --
  Balance outstanding at end of period..........................................          --          --
  Weighted average interest rate during the period..............................       5.48%       6.75%
  Weighted average interest rate at end of period...............................          --          --
  Weighted average remaining term to maturity at end of period..................          --          --

     The interest rate on the FHLB debt ranged from 4.06% to 6.05% and the weighted average interest rate was 5.65% at December 31, 1999 and 5.38% for the year then ended. Interest is paid either at maturity for overnight advances, and monthly or quarterly for other advances, dependent upon the term of the advance and the collateral supporting the advance. Principal is due at maturity. The interest expense on such advances was $21.4 million and $10.3 million for the years ended December 31, 1999 and 1998, respectively.

10. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES OF UCBH HOLDINGS, INC. (UCBH)

     On April 17, 1998, UCBH Trust Co. (the 'Trust'), a Delaware statutory business trust owned by the Company, issued $30 million of 9.375% Guaranteed Preferred Beneficial Interests in UCBH's Subordinated Debentures ('Capital Securities'). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.375% Junior Subordinated Debentures issued by UCBH. The Junior Subordinated Debentures mature on May 1, 2028. Payment of distributions out of the monies held by the Trust and payments on liquidation of the Trust or the redemption of the Capital Securities are guaranteed by UCBH to the extent the Trust has funds available therefor. The obligations of UCBH under the Guarantee and the Junior

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES OF UCBH HOLDINGS, INC. (UCBH)--(CONTINUED)
Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of UCBH and will be structurally subordinated to all liabilities and obligations of UCBH's subsidiaries. Distributions on the Capital Securities are payable semi-annually, in arrears on May 1 and November 1 of each year, commencing November 1, 1998. The Junior Subordinated Debentures are not redeemable prior to May 1, 2005, unless certain events have occurred.

     The proceeds from the issuance of the Capital Securities were used primarily to provide additional capital for the Bank. Interest expense on the Capital Securities was $2.8 million for the year ended December 31, 1999, and $2.0 million in 1998.

11. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

     The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts are also subject to qualitative judgments by the regulators about components, weightings, and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk weighed assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the Bank met the 'well capitalized' requirements under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratio as set forth in the table. There are no conditions or events since December 31, 1999 that management believes have changed the institution's category.

     The Company's and the Bank's actual capital amounts and ratios are also presented in the following table (dollars in thousands):

                                                                                                   TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                             FOR CAPITAL        PROMPT CORRECTIVE
                                                         ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                                    -----------------     -----------------     -----------------
                                                     AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
                                                    --------    -----     --------    -----     --------    -----
As of December 31, 1999:
Total Capital (to risk weighted assets)
  United Commercial Bank.........................   $167,919    11.29%    $118,938    8.00%     $148,672    10.00%
  UCBH Holdings, Inc.............................    171,925    11.55      119,067    8.00
Tier I Capital (to risk weighted assets)
  United Commercial Bank.........................   $149,324    10.04%    $ 59,469    4.00%     $ 89,203     6.00%
  UCBH Holdings, Inc.............................    153,310    10.30       59,534    4.00
Tier I Capital (to average assets)
  (Leverage Ratio)
  United Commercial Bank.........................   $149,324     6.58%    $ 90,722    4.00%     $113,403     5.00%
  UCBH Holdings, Inc.............................    153,310     6.75       90,824    4.00

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS--(CONTINUED) The following is a reconciliation of capital under Generally Accepted
Accounting Principles ('GAAP') with regulatory capital at December 31, 1999 (dollars in thousands):

                                                           TIER I CAPITAL                     RISK-BASED CAPITAL
                                                  ---------------------------------    ---------------------------------
                                                      UNITED              UCBH             UNITED              UCBH
                                                  COMMERCIAL BANK    HOLDINGS, INC.    COMMERCIAL BANK    HOLDINGS, INC.
                                                  ---------------    --------------    ---------------    --------------
GAAP Capital...................................      $ 136,121          $110,107          $ 136,121          $110,107
Nonallowable components:
  Unrealized losses on securities available for
     sale......................................         13,419            13,419             13,419            13,419
  Goodwill.....................................           (181)             (181)              (181)             (181)
  Servicing rights.............................            (35)              (35)               (35)              (35)
Additional capital components:
  Guaranteed preferred beneficial interests in
     junior subordinated debentures............             --            30,000                 --            30,000
  Allowance for loan losses-limited............             --                --             18,595            18,615
                                                  ---------------    --------------    ---------------    --------------
Regulatory capital.............................      $ 149,324          $153,310          $ 167,919          $171,925
                                                  ---------------    --------------    ---------------    --------------
                                                  ---------------    --------------    ---------------    --------------

     During 1998, in a Private Offering, the Company issued common stock to various purchasers raising $128.6 million net of issue costs. In conjunction with the Private Offering, and pursuant to the terms of an Exchange and Redemption Agreement (the Agreement) with Selling Stockholders, $20.6 million of Long-Term Debt to Affiliates, which was due to Selling Stockholders, was exchanged for shares of Common Stock. The Company used approximately $120.0 million of the proceeds raised to redeem all of the shares of Common Stock then owned by the Selling Shareholders, which included the shares of Common Stock exchanged for the Long-Term Debt to Affiliates. As a result, the Selling Shareholders are no longer affiliated with the Company. The Company and United are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. The Company did not declare or pay dividends in the years ended December 31, 1999, 1998 or 1997.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. EARNINGS PER SHARE

     The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share:

                                                          YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                         -----------------------------------------------
                                                           INCOME             SHARES           PER SHARE
                                                         (NUMERATOR)       (DENOMINATOR)        AMOUNT
                                                         -----------       -------------       ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                            AMOUNTS)
1999:
Basic:
  Net income..........................................     $19,068            9,333,333          $2.04
Effect of stock options...............................          --              151,694
                                                         -----------       -------------
Diluted:
  Net income..........................................     $19,068            9,485,027          $2.01
                                                         -----------       -------------
                                                         -----------       -------------
1998:
Basic:
  Net income..........................................     $10,888            8,351,852          $1.30
Effect of long-term debt to affiliates................         347              581,233
                                                         -----------       -------------
Diluted:
  Net income and assumed conversions..................     $11,235            8,933,085          $1.26
                                                         -----------       -------------
                                                         -----------       -------------
1997:
Basic:
  Net income..........................................     $ 7,299            6,000,000          $1.22
Effect of long-term debt to affiliates................       1,077            1,974,000
                                                         -----------       -------------
Diluted:
  Net income and assumed conversions..................     $ 8,376            7,974,000          $1.05
                                                         -----------       -------------
                                                         -----------       -------------

13. SEGMENT INFORMATION

     The Company adopted SFAS No. 131 'Disclosures about Segments of an Enterprise and Related Information,' on January 1, 1998. SFAS No. 131 superseded SFAS No. 14 'Financial Reporting for Segments of a Business Enterprise' replacing the 'industry segment' approach with the 'management' approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

     The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its business into two reportable segments: Consumer Banking and Commercial Banking. Both segments serve all of California's residents. Historically, our customer base has been primarily the ethnic Chinese communities located mainly in the San Francisco Bay area, Sacramento/Stockton and metropolitan Los Angeles.

     The financial results of the Company's operating segments are presented on an accrual basis. There are no significant differences between the accounting policies of the segments as compared to the Company's consolidated financial statements. The Company evaluates the performance of its segments and allocates resources to them based on interest income, interest expense and net interest income. There are no material intersegment revenues.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. SEGMENT INFORMATION--(CONTINUED)
     Following is segment information of the Company for the years ended December 31, 1999, 1998 and 1997:

                                                                                       RECONCILING
IN MILLIONS                                                  COMMERCIAL    CONSUMER       ITEMS          TOTAL
                                                             ----------   ----------   -----------     ----------
1999
Net interest income (before provision for loan losses).....   $ 22,768    $   47,946      $  --        $   70,714
Segment net income.........................................      4,368        14,700         --            19,068
Segment total assets.......................................    998,086     1,286,714         --         2,284,800
1998
Net interest income (before provision for loan losses).....   $ 13,686    $   38,751      $  --        $   52,437
Segment net income.........................................      2,614         8,278         (4)(1)        10,888
Segment total assets.......................................    679,656     1,467,676         --         2,147,332
1997
Net interest income (before provision for loan losses).....   $ 10,074    $   33,265      $  --        $   43,339
Segment net income.........................................      2,565         5,184       (450)(1)         7,299
Segment total assets.......................................    496,933     1,064,717         --         1,561,650

------------------
(1) Represents losses on sale of securities, net of taxes

14. STOCK OPTION PLAN

     In May 1998, the Company adopted a Stock Option Plan ('Plan') which provides for the granting of stock options to eligible officers, employees and directors of the Company and United. The Company has reserved 933,333 shares of Common Stock to be issued pursuant to the Plan. All of the options are exercisable for ten years following the option grant date and vest over a three year period. The following table summarizes the stock option activity during the years ended December 31, 1999 and 1998.

                                                                           1999                         1998
                                                                 -------------------------    -------------------------
                                                                 NUMBER        WEIGHTED       NUMBER        WEIGHTED
                                                                   OF          AVERAGE          OF          AVERAGE
                                                                 SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                                                 -------    --------------    -------    --------------
Options outstanding, beginning of year........................   620,000        $15.00             --        $   --
Granted.......................................................   265,000         15.24        620,000         15.00
Canceled or expired...........................................      (500)        15.00             --            --
Exercised.....................................................        --            --             --            --
                                                                 -------                      -------
Options outstanding, end of year..............................   884,500         15.07        620,000         15.00
                                                                 -------                      -------
                                                                 -------                      -------
Shares exercisable end of year................................   215,000         15.00             --            --
Weighted average fair value of options granted during the
  year........................................................                    3.72                         3.71
Market value of stock at December 31, 1999....................                   20.56                        13.25

     For options outstanding at December 31, 1999, the range of exercise prices was as follows:

                       OPTIONS       WEIGHTED AVERAGE     WEIGHTED AVERAGE       OPTIONS       WEIGHTED AVERAGE
EXERCISE PRICE       OUTSTANDING      EXERCISE PRICE       REMAINING LIFE      EXERCISABLE      EXERCISE PRICE
-----------------    -----------     ----------------     ----------------     -----------     ----------------
$15.00                  871,000           $15.00                 8.56             215,000           $15.00
 19.75                   13,500            19.75                 9.54                  --               --
                     -----------                                               -----------
Total/Average           884,500            15.07                 8.57             215,000            15.00
                     -----------                                               -----------
                     -----------                                               -----------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. STOCK OPTION PLAN--(CONTINUED)
     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), 'Accounting for Stock-Based Compensation.' This Statement establishes a new fair value based accounting method for stock-based compensation for plans and encourages, but does not require, employers to adopt the new method in place of the provisions of Accounting Principles Board ('APB') Release No. 25. Companies may continue to apply the accounting provisions of APB No. 25 in determining net income. However, they must apply the disclosure requirements of SFAS No. 123 for all grants issued after 1994. The Company elected to apply the provisions of APB No. 25 in accounting for the employee stock plan described above. Accordingly, no compensation cost has been recognized for stock options granted under the Plan.

     If the computed fair values of the stock awards had been amortized to expense over the vesting period of the awards, pro forma amounts would have been as shown in the following table. The impact of outstanding nonvested stock options has been excluded from the pro forma calculation.

                                                                               1999            1998
                                                                              -------         -------
                                                                               (DOLLARS IN THOUSANDS,
                                                                             EXCEPT EARNINGS PER SHARE)
Net income:
  As reported.........................................................        $19,068         $10,888
  Pro forma...........................................................         18,476          10,561
Basic earnings per share:
  As reported.........................................................           2.04            1.30
  Pro forma...........................................................           1.98            1.26
Diluted earnings per share:
  As reported.........................................................           2.01            1.26
  Pro forma...........................................................           1.95            1.22

     These calculations require the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility, dividend yield, and expected time to exercise, which greatly affect the calculated values. The following weighted average assumptions were used in the Black-Scholes option pricing model for options granted in 1999 and 1998:

                                                                                         1999      1998
                                                                                        ------    ------
Dividend yield.......................................................................     1.70%     1.50%
Volatility...........................................................................    28.20%    28.12%
Risk-free interest rate..............................................................     5.20%     5.60%
Expected lives (years)...............................................................        5         5

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. FEDERAL AND STATE TAXES ON INCOME

     Following is a summary of the provision for taxes on income (dollars in thousands):

                                                                              YEARS ENDED DECEMBER 31,
                                                                             ---------------------------
                                                                              1999       1998      1997
                                                                             -------    ------    ------
Current tax expense:
  Federal.................................................................   $ 1,933    $6,080    $3,244
  State...................................................................     1,104     1,282     1,881
                                                                             -------    ------    ------
                                                                               3,037     7,362     5,125
                                                                             -------    ------    ------
Deferred tax (benefit) expense:
  Federal.................................................................     8,288       411     1,155
  State...................................................................     1,553        82      (490)
                                                                             -------    ------    ------
                                                                               9,841       493       665
                                                                             -------    ------    ------
                                                                             $12,878    $7,855    $5,790
                                                                             -------    ------    ------
                                                                             -------    ------    ------

     Deferred tax liabilities (assets) are comprised of the following (dollars in thousands):

                                                                                         YEARS ENDED
                                                                                         DECEMBER 31,
                                                                                      ------------------
                                                                                       1999       1998
                                                                                      -------    -------
Deferred tax liabilities:
  Deferred loan fees...............................................................   $ 2,640    $ 2,786
  FHLB dividends...................................................................     2,966      2,691
  Purchase accounting adjustments..................................................       124        177
  Market value adjustments on certain loans and securities.........................     8,208         --
  State taxes......................................................................     1,231         --
  Other............................................................................       137         48
                                                                                      -------    -------
                                                                                       15,306      5,702
                                                                                      -------    -------
Deferred tax assets:
  Loan and OREO loss allowances....................................................    (6,477)    (4,927)
  Market value adjustments on certain loans and securities.........................        --     (1,243)
  Depreciation.....................................................................      (515)      (637)
  Unrealized losses on securities available for sale...............................    (9,700)      (546)
  State taxes......................................................................        --       (322)
  Compensation and benefits........................................................      (213)      (271)
  Other............................................................................      (162)      (204)
                                                                                      -------    -------
                                                                                      (17,067)    (8,150)
                                                                                      -------    -------
Net deferred tax assets............................................................   $(1,761)   $(2,448)
                                                                                      -------    -------
                                                                                      -------    -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. FEDERAL AND STATE TAXES ON INCOME--(CONTINUED)
     The following table reconciles the statutory income tax rate to the consolidated effective income tax rate:

                                                                             YEARS ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                        1999     1998     1997
                                                                        ----     ----     ----
Federal income tax rate.............................................    35.0%    35.0%    34.0%
State franchise tax rate, net of federal income tax effects.........     6.9%     6.9%     7.2%
                                                                        ----     ----     ----
Statutory income tax rate...........................................    41.9%    41.9%    41.2%
                                                                        ----     ----     ----
Increase (reduction) in tax rate resulting from:
  Tax exempt income.................................................    (2.3%)   (1.9%)     --
  Amortization of intangibles.......................................     0.1%     0.1%     0.2%
  Reversal of allowance.............................................      --       --     (2.2%)
  Other, net........................................................     0.6%     3.7%     5.0%
                                                                        ----     ----     ----
                                                                        40.3%    43.8%    44.2%
                                                                        ----     ----     ----
                                                                        ----     ----     ----

     Taxes on income included the following (dollars in thousands):

                                                                               YEARS ENDED
                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1999       1998
                                                                            -------    -------
Net deferred (asset) liability:                                             $(1,461)   $(2,036)
  Federal income tax.....................................................      (300)      (412)
                                                                            -------    -------
  State franchise tax....................................................    (1,761)    (2,448)
                                                                            -------    -------
(Prepaid income taxes) taxes payable.....................................    (2,772)       877
                                                                            -------    -------
                                                                            $(4,533)   $(1,571)
                                                                            -------    -------
                                                                            -------    -------

     Tax years 1996 through 1999 remain open for both Internal Revenue Service purposes and California Franchise Tax Board purposes.

16. DERIVATIVE FINANCIAL INSTRUMENT AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to derivative financial instruments and financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The Company does not hold or issue financial instruments for trading purposes. Financial instruments in the normal course of business include commitments to extend and purchase credit, forward commitments to sell loans, letters of credit and interest-rate caps. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

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

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. DERIVATIVE FINANCIAL INSTRUMENT AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK--(CONTINUED)
     Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of December 31, 1999 and 1998 are as follows (dollars in millions):

                                                                               1999      1998
                                                                              ------    ------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit:
     Consumer (including residential mortgage).............................   $ 32.0    $ 33.2
     Commercial (excluding construction)...................................     77.0      44.6
     Construction..........................................................    126.9     135.0
  Letters of credit........................................................      6.4       4.5
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
  Interest-rate cap agreements.............................................   $160.0    $200.0

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held generally includes residential or commercial real estate, accounts receivable, or other assets.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by inventories or by deposits held at the Company.

     In order to minimize the exposure arising from forward contracts, the Company enters into hedge options from time to time. Interest rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. The Company is a purchaser of interest rate caps. At December 31, 1999 and at December 31, 1998 the Company had LIBOR-based interest rate caps with a notional amount of $160 million and $200 million, respectively, outstanding. The Company had no interest rate caps outstanding as of December 31, 1997. Entering into interest-rate cap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. For the years ended December 31, 1999 and 1998, costs associated with the interest rate caps negatively impacted net interest income by $753,000 and $638,000, respectively.

17. CONCENTRATIONS OF CREDIT RISK

     The Company's loan activity is primarily with customers located throughout the State of California. Substantially all residential and commercial real estate loans are secured by properties located in the State of California and are originated at 80% loan-to-value or less. Management believes that the risk of significant losses in excess of underlying collateral value is low.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

18. LEASE COMMITMENTS AND CONTINGENT LIABILITIES

  Lease Commitments

     The Company leases various premises under noncancellable operating leases, many of which contain renewal options and some of which contain escalation clauses.

     Future minimum rental payments, which do not include common area costs, due each year under existing operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999, are payable as follows (dollars in thousands):

2000.....................................................................  $   3,372
2001.....................................................................      2,856
2002.....................................................................      2,417
2003.....................................................................      2,085
2004.....................................................................      1,302
Aggregate thereafter.....................................................      8,523
                                                                           ---------
Total minimum payments required..........................................  $  20,555
                                                                           ---------
                                                                           ---------

     Rental expense was approximately $3.5 million, $3.4 million and $3.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

  Contingent Liabilities

     The Company is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Company's operations or financial condition.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, 'Disclosures about Fair Value of Financial Instrument,' requires all entities to estimate the fair value of all financial instrument assets, liabilities, and off-balance-sheet transactions. Fair values are point-in-time estimates that can change significantly based on numerous factors. Accordingly, management cannot provide any assurance that the estimated fair values presented below could actually be realized. The fair value estimates for financial instruments were determined as of December 31, 1999 and 1998, by application of the described methods and significant assumptions.

  Cash and Short-Term Investments

     For these short-term instruments, the carrying value of $24.3 million at December 31, 1999 and $15.1 million at December 31, 1998 is a reasonable estimate of fair value.

  Investment and Mortgage-backed Securities

     The aggregate fair value of investment and mortgage-backed securities is $527.5 million at December 31, 1999 and $602.8 million at December 31, 1998. Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Loans Receivable

     The aggregate fair value of loans receivable is $1.66 billion at December 31, 1999 and $1.51 billion at December 31, 1998. Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings at the same remaining maturities. In addition, the allowance for loan losses was considered a reasonable adjustment for credit risk for the entire portfolio.

  Deposit Liabilities

     Fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The aggregate fair value of deposits is $1.68 billion at December 31, 1999 and $1.64 billion at December 31, 1998.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)
  Federal Home Loan Bank Advances and Other Borrowings

     Fair value of Federal Home Loan Bank advances and other borrowings is estimated using the rates currently being offered for advances with similar remaining maturities. The aggregate fair value of Federal Home Loan Bank advances and other borrowings at December 31, 1999 was $403.6 million and $376.9 million at December 31, 1998. There were no borrowings outstanding at December 31, 1997.

  Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures

     The fair value of the Company's junior subordinated debentures is estimated using market interest rates currently being offered for similar unrated debt instruments. The fair market value of junior subordinated debentures was $28.2 million at December 31, 1999 and $32.0 million at December 31, 1998.

  Interest Rate Cap Agreements

     The fair value of the cap agreements used for hedging purposes is the estimated amount that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the cap counterparties. The fair market value of cap agreements at December 31, 1999 was $3.2 million and $2.0 million at December 31, 1998.

  Commitments to Extend Credit, Commitments to Purchase Loans, Securities Sold But Not Owned, and Options on Interest Rate Futures

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values for securities sold but not owned and options on interest rate futures are based on quoted market prices or dealer quotes. The fair value of commitments to extend credit and commitments to purchase loans cannot be readily determined. There were no put or call options at December 31, 1999 and 1998.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

20. PARENT COMPANY

     Condensed unconsolidated financial information of UCBH Holdings, Inc. is presented below.

                            CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                   FOR THE YEARS ENDED
                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1999       1998
                                                                                   ---------  ---------
                                     ASSETS
Cash and due from banks..........................................................  $      --  $      --
Investment and mortgage-backed securities available for sale, at fair value......        500      1,500
Investment in subsidiaries.......................................................    136,121    130,477
Other assets.....................................................................      3,984      2,361
                                                                                   ---------  ---------
  Total assets...................................................................  $ 140,605  $ 134,338
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                                   LIABILITIES
Accrued interest payable.........................................................  $     469  $     469
Other liabilities................................................................         29        231
Junior subordinated debentures payable to UCBH Trust Co..........................     30,000     30,000
                                                                                   ---------  ---------
  Total liabilities..............................................................     30,498     30,700
                                                                                   ---------  ---------

                              STOCKHOLDERS' EQUITY
Common stock.....................................................................         93         93
Additional paid-in capital.......................................................     59,485     59,443
Subsidiary's accumulated other comprehensive income..............................    (13,419)      (778)
Retained earnings................................................................     63,948     44,880
                                                                                   ---------  ---------
  Total stockholders' equity.....................................................    110,107    103,638
                                                                                   ---------  ---------
  Total liabilities and stockholders' equity.....................................  $ 140,605  $ 134,338
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                         CONDENSED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                FOR THE YEARS ENDED
                                                                                   DECEMBER 31,
                                                                          -------------------------------
                                                                            1999       1998       1997
                                                                          ---------  ---------  ---------
                                 INCOME
Interest income on investment securities................................  $      18  $      50  $      --
Dividends from subsidiary...............................................      3,100      1,625        250
Miscellaneous income....................................................         --          6         --
                                                                          ---------  ---------  ---------
  Total income..........................................................      3,118      1,681        250
                                                                          ---------  ---------  ---------

                                EXPENSE
Interest expense on junior subordinated debentures......................      2,812      1,985         --
Interest expense on long-term debt to affiliates........................         --        599      1,825
Miscellaneous expense...................................................        878        257        205
                                                                          ---------  ---------  ---------
  Total expense.........................................................      3,690      2,841      2,030
                                                                          ---------  ---------  ---------
Loss before taxes and equity in undistributed net income of
  subsidiary............................................................       (572)    (1,160)    (1,780)
Income tax benefit......................................................      1,355        827         --
Equity in undistributed net income of subsidiary........................     18,285     11,221      9,079
                                                                          ---------  ---------  ---------
  Net income............................................................  $  19,068  $  10,888  $   7,299
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

20. PARENT COMPANY--(CONTINUED)
                       CONDENSED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                     FOR THE YEARS ENDED
                                                                                        DECEMBER 31,
                                                                               -------------------------------
                                                                                 1999       1998       1997
                                                                               ---------  ---------  ---------
                            OPERATING ACTIVITIES
Net income                                                                     $  19,068  $  10,888  $   7,299
  Adjustments to reconcile net income to net cash provided by (used for)
     operating activities:
     Equity in undistributed net income of subsidiary........................    (18,285)   (11,221)    (9,079)
     Decrease in other assets................................................     (1,623)    (2,361)        --
     Increase in accrued interest payable....................................         --        469         --
     (Decrease) increase in other liabilities................................       (160)       231         --
                                                                               ---------  ---------  ---------
       Net cash used for operating activities................................     (1,000)    (1,994)    (1,780)
                                                                               ---------  ---------  ---------

                            INVESTING ACTIVITIES
Purchases of investments and mortgage-backed securities, available for
  sale.......................................................................         --     (1,500)        --
Maturities of investments available for sale.................................      1,500         --         --
Capital contribution to subsidiary...........................................         --    (35,750)    (1,500)
                                                                               ---------  ---------  ---------
       Net cash provided by (used in) investing activities...................      1,500    (37,250)    (1,500)
                                                                               ---------  ---------  ---------

                            FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of redemptions and of issue
  costs......................................................................         --     29,248         --
Proceeds from issuance of junior subordinated debentures to UCBH Trust
  Co. .......................................................................         --     30,000         --
Long-term debt to affiliates issued..........................................         --         --      1,500
Increase in capitalized interest component of long-term debt to affiliates...         --    (20,060)     1,825
                                                                               ---------  ---------  ---------
       Net cash provided by financing activities.............................         --     39,188      3,325
                                                                               ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.........................        500        (56)        45
Cash and cash equivalents beginning of year..................................          0         56         11
                                                                               ---------  ---------  ---------
Cash and cash equivalents end of year........................................  $     500  $       0  $      56
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

                       UNAUDITED SUPPLEMENTAL INFORMATION

UCBH HOLDINGS, INC.

  Quarterly Condensed Consolidated Financial Information

                                                1999 QUARTERS                               1998 QUARTERS
                                   ----------------------------------------    ----------------------------------------
                                   FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
                                   ------------------------------------------------------------------------------------

                                                    (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Interest income.................   $41,617    $40,412    $38,727    $37,927    $37,375    $35,265    $30,071    $28,120
Interest expense................    22,498     21,956     21,493     22,022     22,814     21,820     17,588     16,171
                                   -------    -------    -------    -------    -------    -------    -------    -------
Net interest income.............    19,119     18,456     17,234     15,905     14,561     13,445     12,483     11,949
                                   -------    -------    -------    -------    -------    -------    -------    -------
Provision for credit losses.....     2,167      1,475      1,278        725      1,229        782        768        633
Noninterest income..............       926        997      1,436        716        916        754      1,174        558
Noninterest expense.............     9,155      9,384      9,289      9,370      8,441      7,950      8,049      9,245
                                   -------    -------    -------    -------    -------    -------    -------    -------
Income before income taxes......     8,723      8,594      8,103      6,526      5,807      5,467      4,840      2,629
Income tax expense..............     3,471      3,506      3,303      2,598      2,446      2,339      1,992      1,078
                                   -------    -------    -------    -------    -------    -------    -------    -------
Net income......................   $ 5,252    $ 5,088    $ 4,800    $ 3,928    $ 3,361    $ 3,128    $ 2,848    $ 1,551
                                   -------    -------    -------    -------    -------    -------    -------    -------
                                   -------    -------    -------    -------    -------    -------    -------    -------
Net income per common share:
Basic net income................   $  0.56    $  0.55    $  0.51    $  0.42    $  0.36    $  0.34    $  0.33    $  0.26
Diluted net income..............      0.55       0.53       0.50       0.42       0.36       0.34       0.32       0.23