Form 10-K, Exhibit 13
period 2000-12-31
UCBH HOLDINGS INC
filed 2001-02-20
CIK 1061580

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

                                                                                     AT DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                 2000         1999         1998         1997         1996
                                                              ----------   ----------   ----------   ----------   ----------
                                                                                  (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION AND OTHER DATA:
Total assets................................................  $2,502,119   $2,284,800   $2,147,332   $1,561,650   $1,474,617
Net loans...................................................   1,902,921    1,667,192    1,477,226    1,202,095    1,054,686
Securities(1)...............................................     487,240      512,361      587,557      270,103      343,739
Deposits....................................................   2,064,019    1,676,148    1,633,895    1,468,987    1,393,125
Guaranteed preferred beneficial interests in junior
  subordinated debentures...................................      30,000       30,000       30,000           --           --
Borrowings..................................................     260,558      449,612      368,000           --           --
Long-term debt to affiliates................................          --           --           --       20,060       16,736
Stockholders' equity........................................     133,645      110,107      103,638       62,552       54,344
Nonperforming assets........................................       2,631        5,354        6,880       10,266       21,096
Ratio of equity to assets...................................        5.34%        4.82%        4.83%        4.01%        3.69%

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                 2000         1999         1998         1997         1996
                                                              ----------   ----------   ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
OPERATING DATA:
Interest income.............................................  $  186,688   $  158,683   $  130,831   $  107,591   $  102,964
Interest expense............................................     103,704       87,969       78,393       64,252       63,955
                                                              ----------   ----------   ----------   ----------   ----------
Net interest income.........................................      82,984       70,714       52,438       43,339       39,009
Provision for loan losses...................................       9,765        5,645        3,412        1,154        1,476
                                                              ----------   ----------   ----------   ----------   ----------
Net interest income after provision for loan losses.........      73,219       65,069       49,026       42,185       37,533
Noninterest income..........................................       4,751        4,075        3,402        3,094        3,397
SAIF recapitalization assessment............................          --           --           --           --        7,716(2)
Noninterest expense.........................................      40,099       37,198       33,685       32,190       33,697
                                                              ----------   ----------   ----------   ----------   ----------
Income (loss) before taxes..................................      37,871       31,946       18,743       13,089         (483)
Income tax expense (benefit)................................      13,743       12,878        7,855        5,790         (177)
                                                              ----------   ----------   ----------   ----------   ----------
Net income (loss)...........................................  $   24,128   $   19,068   $   10,888   $    7,299   $     (306)(2)
                                                              ==========   ==========   ==========   ==========   ==========
OPERATING RATIOS AND OTHER DATA:
Return (loss) on average assets.............................        1.02%        0.87%        0.60%        0.47%       (0.02)%
Return (loss) on average equity.............................       20.85        18.00        12.52        12.33        (0.48)
Interest rate spread........................................        3.24         3.04         2.72         2.71         2.58
Net interest margin(3)......................................        3.59         3.29         2.95         2.89         2.68
Efficiency ratio(4).........................................       45.70        49.74        60.32        69.33        79.46(5)
Noninterest expense to average assets.......................        1.70         1.69         1.84         2.08         2.23(5)
ASSET QUALITY DATA:
Nonperforming assets to total assets........................        0.11%        0.23%        0.32%        0.66%        1.43%
Nonperforming loans to total loans..........................        0.13         0.27         0.41         0.81         1.83
Allowance for loan losses to total loans....................        1.50         1.16         1.00         1.00         1.10
Allowance for loan losses to nonperforming loans............    1,148.69       421.05       244.30       123.22        59.98
Net charge-offs to average gross loans......................        0.02         0.07         0.05         0.06         0.34
BANK REGULATORY CAPITAL RATIOS:
Tier I risk-based capital...................................        9.71%       10.04%       10.42%        9.90%        9.41%
Total risk-based capital....................................       10.97        11.29        11.61        11.15        10.67
Leverage ratio (Tier I capital to total average assets).....        6.95         6.58         6.25         5.37         4.90
EARNINGS PER SHARE:
Basic earnings (loss) per share.............................  $     2.58   $     2.04   $     1.30   $     1.22   $   (0.05)
Diluted earnings (loss) per share...........................  $     2.48   $     2.01   $     1.26   $     1.05   $   (0.05)

---------------
(1) Includes available for sale securities and held to maturity securities.
(2) During 1996, our net income was adversely affected by the one-time SAIF recapitalization assessment which we recognized during the third quarter of the year. Without the SAIF recapitalization assessment, our net income would have been $4.3 million for 1996.
(3) Calculated on a nontax equivalent basis.
(4) Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.
(5) During the year ended December 31, 1996, such ratios exclude the one-time SAIF recapitalization assessment. Including the SAIF recapitalization assessment, our efficiency ratio would have been 97.66% and our noninterest expense to average assets would have been 2.74%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains statements about the future that may or may not materialize. When we use words like "anticipate," "believe," "estimate," "may," "intend," or "expect," we are speculating about what will happen in the future. The outcome may be materially different from our speculations. We believe that certain factors identified elsewhere in this Annual Report could cause a different outcome. There may also be other factors that could cause a different outcome.

     The following discussion and analysis is intended to assist in an understanding of the significant factors that influence our financial condition at December 31, 2000 as compared to December 31, 1999. It also analyzes our results of operations for the year ended December 31, 2000 as compared to the year ended December 31, 1999, and for the year ended December 31, 1999 as compared to December 31, 1998. You should read the discussion and analysis together with our financial statements and corresponding notes included in this Annual Report.

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

     We also earn income through noninterest income, which is generally made up of commercial banking fees and other fees paid by our customers and gains on sales of loans. In addition to interest expense, our income is impacted by noninterest expenses (primarily our compensation, occupancy and furniture and equipment expenses) and our provision for loan losses. Other factors beyond our control, such as general economic conditions, competition from other financial services companies, changes in interest rates, government and regulatory action and policies, may also significantly affect our results of operations.

     The Bank operates commercial and consumer lending business segments. Through its Commercial Banking Division, the Bank offers commercial deposit facilities and commercial loans. Included in the loans offered are nonresidential real estate loans, commercial business loans, multifamily real estate loans, construction loans, and Small Business Administration ("SBA") loans. Through the consumer business segment, the Bank offers consumer deposit products including savings accounts, checking accounts and time deposits. The consumer segment also originates residential mortgage (one to four family) loans and home equity lines of credit.

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

     Construction loans are originated primarily for the construction of entry-level and first-time move-up housing within California and mixed-use properties. The Bank focuses on mid-tier builders. Construction loans are generally prime based and are written for a one-year term and may have up to a one-year renewal option.

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

     Net Income. We earned $24.1 million in net income in 2000 as compared to $19.1 million in net income in 1999, an increase of $5.1 million, or 26.5%. Our annualized return on average assets was 1.02% in 2000 as compared to 0.87% for 1999, and our return on average equity was 20.85% in 2000 as compared to 18.00% in 1999.

     We earned $19.1 million for 1999 as compared to $10.9 million in net income for 1998. Our annualized return on average assets was 0.87% for 1999 as compared to 0.60% for 1998, and our annualized return on average equity was 18.00% for 1999 as compared to 12.52% in 1998.

     From 1998 to the year ended December 31, 2000, we have experienced steady growth in net income. The increase in our net income in 2000 as compared to 1999 was primarily the result of an increase in net interest income from $70.7 million to $83.0 million for the year, before provision for loan losses. The reasons for the change in the interest income are discussed below.

     Partially offsetting this increase in interest income was an increase in the provision for loan losses from $5.6 million in 1999 to $9.8 million in 2000. We provided more allowance for loan losses as a result of the increase in the loan portfolio and as a result of the increase in the concentration of commercial loans which increased the loan portfolio's risk profile. Also partially offsetting the increase in net interest income was the increase in noninterest expenses from $37.2 million in 1999 to $40.1 million in 2000. The increase in our noninterest expenses, as discussed below, resulted primarily from increases in personnel expenses incurred as a result of the continued expansion of our commercial banking activities.

     The increase in our net income in 1999 as compared to 1998 was mainly the result of an increase in net interest income from $52.4 million to $70.7 million as discussed below.

     Net Interest Income and Net Interest Margin. Our net interest margin, calculated on a fully tax equivalent basis, (representing net interest income as a percentage of average interest-earning assets), improved to 3.62% for 2000 from 3.34% for 1999. Our net interest income for 2000 was $83.0 million, an increase of $12.3 million, or 17.4%, from our net increase income of $70.7 million for 1999, primarily as a result of the following factors:

     - We increased the average balance of loans in our portfolio from $1.57 billion to $1.80 billion.

     - We increased our average yield on loans from 7.86% to 8.48% as a result of originating more higher-yielding commercial loans than residential mortgage (one to four family) loans.

     - We increased our average yield on securities from 6.09% to 6.67%.

     Our net interest margin, calculated on a fully tax equivalent basis, improved to 3.34% for 1999 from 2.98% for 1998. Net interest income for 1999 was $70.7 million, an increase of $18.3 million, or 34.9% from our net interest income of $52.4 million for 1998. Net interest income increased in 1999 primarily as a result of the following factors:

     - We increased the average balance of loans in our portfolio from $1.30 billion to $1.57 billion.

     - We increased the average balance of securities in our portfolio from $459.7 million in 1998 to $573.7 million in 1999.

     - We increased our average yield on loans from 7.79% to 7.86% as a result of originating more higher-yielding commercial loans than residential mortgage (one to four family) loans.

     The following table presents, for the periods indicated, the distribution of our average assets, liabilities and stockholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields and the dollar amounts of interest expense of average interest-bearing liabilities, expressed both in dollars and rates:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                             ---------------------------------------------------------
                                   AT                      2000                          1999
                              DECEMBER 31,   --------------------------------   ----------------------
                                  2000                    INTEREST    AVERAGE                INTEREST
                              ------------    AVERAGE     INCOME OR   YIELD/     AVERAGE     INCOME OR
                               YIELD/COST     BALANCE      EXPENSE     COST      BALANCE      EXPENSE
                              ------------   ----------   ---------   -------   ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1)..................      8.85%      $1,799,019   $152,494     8.48%    $1,573,071   $123,705
  Securities................      6.82          512,065     34,142     6.67        573,737     34,955
  Other.....................      5.75              853         52     6.10            472         23
                                             ----------   --------              ----------   --------
Total interest-earning
  assets....................      8.42        2,311,937    186,688     8.07      2,147,280    158,683
Noninterest-earning
  assets....................        --           48,877         --       --         55,607         --
                                             ----------   --------              ----------   --------
Total assets................      8.22       $2,360,814   $186,688     7.91     $2,202,887   $158,683
                                 -----       ==========   --------     ----     ==========   --------
Interest-bearing
  liabilities:
  Deposits:
    NOW, checking and money
      market accounts.......      2.57       $  153,192   $  3,144     2.05     $  136,832   $  2,498
    Savings accounts........      2.30          304,601      6,954     2.28        247,585      5,047
    Time deposits...........      5.97        1,254,088     66,905     5.33      1,189,798     54,410
                                             ----------   --------              ----------   --------
  Total deposits............      5.00        1,711,881     77,003     4.50      1,574,215     61,955
                                             ----------   --------              ----------   --------
  Borrowings................      5.56          403,661     23,889     5.92        420,119     23,201
  Guaranteed preferred
    beneficial interests in
    junior subordinated
    debentures..............      9.38           30,000      2,812     9.38         30,000      2,812
  Long-term debt to
    affiliates..............        --               --         --       --             --         --
                                             ----------   --------              ----------   --------
Total interest-bearing
  liabilities...............      5.12        2,145,542    103,704     4.83      2,024,334     87,968
                                 -----       ----------   --------     ----     ----------   --------
Noninterest-bearing
  deposits..................                     76,002                             54,639
Other noninterest-bearing
  liabilities...............                     23,551                             17,999
Stockholders' equity........                    115,718                            105,915
                                             ----------                         ----------
Total liabilities and
  stockholders' equity......                 $2,360,814                         $2,202,887
                                             ==========                         ==========
Net interest income/net
  interest rate spread(2)...      3.30%                   $ 82,984     3.24%                 $ 70,714
                                 =====                    ========     ====                  ========
Net interest-earning
  assets/net interest
  margin(3).................      3.69%      $  166,395                3.59%    $  122,947
                                 =====       ==========                ====     ==========
Ratio of interest-earning
  assets to interest-bearing
  liabilities...............      1.08x            1.08x                              1.06x
                                 =====       ==========                         ==========

                                   FOR THE YEARS ENDED DECEMBER 31,
                              ------------------------------------------
                               1999                   1998
                              -------   --------------------------------
                              AVERAGE                INTEREST    AVERAGE
                              YIELD/     AVERAGE     INCOME OR   YIELD/
                               COST      BALANCE      EXPENSE     COST
                              -------   ----------   ---------   -------
                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1)..................   7.86%    $1,306,496   $101,823      7.79%
  Securities................   6.09        459,700     28,525      6.21
  Other.....................   4.82          8,631        483      5.60
                                        ----------   --------
Total interest-earning
  assets....................   7.39      1,774,827    130,831      7.37
Noninterest-earning
  assets....................     --         53,892         --        --
                                        ----------   --------
Total assets................   7.20     $1,828,719   $130,831      7.15
                               ----     ==========   --------     -----
Interest-bearing
  liabilities:
  Deposits:
    NOW, checking and money
      market accounts.......   1.83     $  106,075   $  1,640      1.55
    Savings accounts........   2.04        216,273      4,918      2.27
    Time deposits...........   4.57      1,148,010     58,332      5.08
                                        ----------   --------
  Total deposits............   3.94      1,470,358     64,890      4.41
                                        ----------   --------
  Borrowings................   5.52        186,615     10,919      5.85
  Guaranteed preferred
    beneficial interests in
    junior subordinated
    debentures..............   9.38         21,080      1,985      9.38
  Long-term debt to
    affiliates..............     --          5,985        599     10.01
                                        ----------   --------
Total interest-bearing
  liabilities...............   4.35      1,684,038     78,393      4.65
                               ----     ----------   --------     -----
Noninterest-bearing
  deposits..................                40,804
Other noninterest-bearing
  liabilities...............                16,929
Stockholders' equity........                86,948
                                        ----------
Total liabilities and
  stockholders' equity......            $1,828,719
                                        ==========
Net interest income/net
  interest rate spread(2)...   3.04%                 $ 52,438      2.72%
                               ====                  ========     =====
Net interest-earning
  assets/net interest
  margin(3).................   3.29%    $   90,789                 2.95%
                               ====     ==========                =====
Ratio of interest-earning
  assets to interest-bearing
  liabilities...............                  1.05x
                                        ==========

---------------
(1) Nonaccrual loans are included in the table for computation purposes, but the foregone interest on such loans is excluded.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

     Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as "volume changes." It is also affected by changes in the yields we earn on interest-earning assets and rates we pay on interest-bearing deposits and other borrowed funds, referred to as "rate changes."

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

                                              FOR THE YEAR ENDED                  FOR THE YEAR ENDED
                                         DECEMBER 31, 2000 COMPARED TO       DECEMBER 31, 1999 COMPARED TO
                                       THE YEAR ENDED DECEMBER 31, 1999    THE YEAR ENDED DECEMBER 31, 1998
                                       ---------------------------------   ---------------------------------
                                        VOLUME       RATE         NET       VOLUME       RATE         NET
                                       ---------   ---------   ---------   ---------   ---------   ---------
                                                              (DOLLARS IN THOUSANDS)
Interest income:
  Loans..............................   $18,666     $10,123     $28,789     $20,955     $   927     $21,882
  Securities.........................    (6,661)      5,848        (813)      6,937        (507)      6,430
  Other..............................        22           7          29        (401)        (59)       (460)
                                        -------     -------     -------     -------     -------     -------
          Total interest income on
            interest-earning
            assets...................    12,027      15,978      28,005      27,491         361      27,852
                                        -------     -------     -------     -------     -------     -------
Interest expense:
  Deposits:
     NOW, checking, and money market
       accounts......................       316         330         646         531         327         858
     Savings accounts................     1,254         653       1,907         453        (324)        129
     Time deposits...................     3,060       9,435      12,495       2,246      (6,168)     (3,922)
  Borrowings.........................      (830)      1,517         687      12,860        (577)     12,283
  Guaranteed preferred beneficial
     interests in junior subordinated
     debentures......................        --          --          --         827          --         827
  Long-term debt to affiliates.......        --          --          --        (599)         --        (599)
                                        -------     -------     -------     -------     -------     -------
          Total interest expense on
            interest-bearing
            liabilities..............     3,800      11,935      15,735      16,318      (6,742)      9,576
                                        -------     -------     -------     -------     -------     -------
Increase in net interest income......   $ 8,227     $ 4,043     $12,270     $11,173     $ 7,103     $18,276
                                        =======     =======     =======     =======     =======     =======

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

     For the year ended December 31, 2000, our provision for loan losses was $9.8 million, an increase of $4.1 million from our provision of $5.6 million for the previous year. The provision for loan losses increased in 2000 as a result of the Bank originating more commercial real estate, commercial business and construction loans and a resulting increase in the risk profile inherent within the loan portfolio, and as a result of increasing the overall size of the loan portfolio.

     For the year ended December 31, 1999, our provision for loan losses was $5.6 million, an increase of $2.2 million from our provision of $3.4 million for the previous year as a result of increasing the loan portfolio balance and originating more commercial real estate, commercial business, construction and multifamily loans with an increased inherent risk.

     Noninterest Income. Below we set forth the composition of our noninterest income for the periods indicated:

                                                      FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                   --------------------------
                                                    2000      1999      1998
                                                   ------    ------    ------
                                                     (DOLLARS IN THOUSANDS)
Commercial banking fees..........................  $2,515    $2,071    $1,499
Service charges on deposit accounts..............   1,000       840       813
Gain on sale of servicing rights.................      --        --       235
Gain on sale of loans............................     858       784       308
Gain on sale of securities.......................     135        --         6
Loan servicing income............................     178       379       400
Miscellaneous income.............................      65         1       141
                                                   ------    ------    ------
Total noninterest income.........................  $4,751    $4,075    $3,402
                                                   ======    ======    ======

     Our noninterest income increased by $676,000, or 16.6%, to $4.8 million for the year ended December 31, 2000, from $4.1 million for the preceding year. The increase is primarily the result of collecting more commercial banking fees during 2000 due to the continued growth of our Commercial Banking Division. Also contributing to the increase was a $135,000 gain on sale of securities.

     Our noninterest income increased by $673,000, or 19.8%, to $4.1 million for the year ended December 31, 1999, from $3.4 million for the preceding year. The increase is primarily the result of collecting more commercial banking fees during 1999 as a result of the continued growth of our Commercial Banking Division. We also increased our gain on sale of loans from $308,000 in 1998 to $784,000 in 1999, primarily as a result of the sale of SBA loans and the disposition of one problem asset.

     Noninterest Expense. Below is a table outlining the components of our noninterest expense for the periods indicated:

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                -----------------------------
                                                 2000       1999       1998
                                                -------    -------    -------
                                                   (DOLLARS IN THOUSANDS)
Personnel.....................................  $19,847    $18,427    $15,720
Occupancy.....................................    4,939      4,885      4,975
Data processing...............................    2,284      2,084      2,064
Furniture and equipment.......................    2,350      2,119      2,316
Professional fees and contracted services.....    2,297      2,240      1,870
Deposit insurance.............................      344        938        889
Communication.................................      491        425        414
Foreclosed assets expense.....................       80         80         62
Miscellaneous expense.........................    7,467      6,000      5,375
                                                -------    -------    -------
Total noninterest expense.....................  $40,099    $37,198    $33,685
                                                =======    =======    =======
Efficiency ratio..............................    45.70%     49.74%     60.32%
Noninterest expenses to average assets........     1.70       1.69       1.84

     Our noninterest expense increased to $40.1 million for 2000 from $37.2 million for 1999, an increase of $2.9 million, or 7.8%. The higher expenses in 2000 primarily resulted from a $1.4 million increase in personnel expenses due to the additional staffing required to support growth of the Bank's commercial banking business. Miscellaneous expenses increased from $6.0 million in 1999 to $7.5 million in 2000 as a result of increases in advertising, printing, and merchant card expenses. Expense increases relate to the increased commercial banking activities. Our noninterest expense increased to $37.2 million for 1999 from $33.7 million for 1998, an increase of 10.4%. The higher expenses in 1999 primarily resulted from a $2.7 million increase in personnel expenses as a result of hiring more employees for the Commercial Banking Division. Miscellaneous expenses increased from $5.4 million for 1998 to $6.0 million for 1999, primarily as a result of increased advertising expenses.

     Provision for Income Taxes. During 2000, we recorded a $13.7 million provision for income taxes which resulted in an effective tax rate of 36.29%, compared with 40.31% for the year ended December 31, 1999. The decrease in the effective tax rate results primarily from the realization of tax benefits generated through the Bank's lending activities in Enterprise Zones. During 1999, we recorded a $12.9 million provision for income taxes, which resulted in an effective tax rate of 40.3%. This effective tax rate for both years is lower than the expected combined federal and state statutory rates of 42.1% due to the effect of municipal securities which are not fully taxable.

FINANCIAL CONDITION

     The size of the balance sheet increased from $2.28 billion at December 31, 1999 to $2.50 billion at December 31, 2000. This increase of $217.3 million, or 9.5%, resulted from the increase in the size of our loan portfolio. Our loan portfolio increased from $1.69 billion at December 31, 1999 to $1.93 billion at December 31, 2000. This increase of $245.1 million, or 14.5%, resulted from the growth in commercial loans. The loan originations and year-end balances are discussed in detail below. Our securities portfolio decreased from $512.4 million at December 31, 1999, to $487.2 million at December 31, 2000, a decrease of $25.1 million, or 4.9%, due primarily to the runoff of existing securities, partially offset by the addition of securities from an internal loan securitization. In the quarter ended December 31, 2000, the Bank securitized $24.9 million of residential loans in conjunction with its ongoing balance sheet restructuring strategy. These securities are included in the available for sale portfolio as of December 31, 2000.

     We funded the $217.3 million of new assets with an increase in our deposits, partially offset by a decrease in our borrowings. Our deposits grew by $387.9 million, or 23.1%, to $2.06 billion at December 31, 2000. This deposit growth is discussed in more detail below. We reduced our borrowings by $189.1 million, or 42.0%, to $260.6 million at December 31, 2000.

     Loan Portfolio. We originated commercial real estate loans of $248.4 million in 2000, as compared to $267.1 million in 1999 and multifamily originations to $128.6 million in 2000 compared with $135.4 million in 1999. Additionally, we made commitments for commercial loans of $96.1 million in 2000, as compared to $79.7 million in 1999. As a result of the decreased emphasis on consumer lending, primarily residential (one to four family), we originated $34.7 million of residential mortgage (one to four family) loans during 2000 as compared with $59.6 million during 1999.

     The table below shows the composition of our loan portfolio by amount and percentage of total gross loans in each major loan category at the dates indicated:

                                                                       AT DECEMBER 31,
                                         ----------------------------------------------------------------------------
                                                2000                  1999                  1998              1997
                                         -------------------   -------------------   -------------------   ----------
                                           AMOUNT       %        AMOUNT       %        AMOUNT       %        AMOUNT
                                         ----------   ------   ----------   ------   ----------   ------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Commercial:
 Secured by real
   estate -- nonresidential............  $  597,981    30.91%  $  435,061    25.77%  $  229,693    15.39%  $  115,366
 Secured by real
   estate -- multifamily...............     514,697    26.61      423,838    25.11      346,967    23.26      339,257
 Construction..........................     131,878     6.82       89,710     5.31       61,486     4.12       26,603
 Commercial business...................      99,401     5.14       59,332     3.52       46,240     3.10       21,146
                                         ----------   ------   ----------   ------   ----------   ------   ----------
   Total commercial....................   1,343,957    69.48    1,007,941    59.71      684,386    45.87      502,372
                                         ----------   ------   ----------   ------   ----------   ------   ----------
Consumer:
 Residential mortgage (one to four
   family).............................     574,219    29.68      665,923    39.45      790,789    53.01      691,167
 Other.................................      16,288     0.84       14,248     0.84       16,711     1.12       19,475
                                         ----------   ------   ----------   ------   ----------   ------   ----------
   Total consumer......................     590,507    30.52      680,171    40.29      807,500    54.13      710,642
                                         ----------   ------   ----------   ------   ----------   ------   ----------
   Total gross loans...................   1,934,464   100.00%   1,688,112   100.00%   1,491,886   100.00%   1,213,014
                                                      ======                ======                ======
Net deferred loan origination (fees)
 costs.................................      (2,642)               (1,417)                  262                 1,223
                                         ----------            ----------            ----------            ----------
Loans..................................   1,931,822             1,686,695             1,492,148             1,214,237
Allowance for loan losses..............     (28,901)              (19,503)              (14,922)              (12,142)
                                         ----------            ----------            ----------            ----------
   Total net loans.....................  $1,902,921            $1,667,192            $1,477,226            $1,202,095
                                         ==========            ==========            ==========            ==========

                                               AT DECEMBER 31,
                                         ----------------------------
                                          1997           1996
                                         ------   -------------------
                                           %        AMOUNT       %
                                         ------   ----------   ------
                                            (DOLLARS IN THOUSANDS)
Commercial:
 Secured by real
   estate -- nonresidential............    9.51%  $  123,003    11.54%
 Secured by real
   estate -- multifamily...............   27.97      361,591    33.93
 Construction..........................    2.19       19,892     1.87
 Commercial business...................    1.74        6,595     0.62
                                         ------   ----------   ------
   Total commercial....................   41.41      511,081    47.96
                                         ------   ----------   ------
Consumer:
 Residential mortgage (one to four
   family).............................   56.98      541,156    50.79
 Other.................................    1.61       13,315     1.25
                                         ------   ----------   ------
   Total consumer......................   58.59      554,471    52.04
                                         ------   ----------   ------
   Total gross loans...................  100.00%   1,065,552   100.00%
                                         ======                ======
Net deferred loan origination (fees)
 costs.................................                  816
                                                  ----------
Loans..................................            1,066,368
Allowance for loan losses..............              (11,682)
                                                  ----------
   Total net loans.....................           $1,054,686
                                                  ==========

     The table below shows new loan commitments during the years indicated:

                                               2000        1999        1998
                                             --------    --------    --------
                                                  (DOLLARS IN THOUSANDS)
Commercial:
  Secured by real
     estate -- nonresidential(1)...........  $248,396    $267,138    $129,790
  Secured by real
     estate -- multifamily(1)..............   128,581     135,375      54,500
  Construction.............................   202,482     179,489     127,329
  Commercial business......................    96,053      79,692      63,819
                                             --------    --------    --------
          Total commercial loans...........   675,512     661,694     375,438
Consumer:
  Residential mortgage (one to four
     family)(1)............................    34,682      59,553     303,804
  Home equity and other....................    14,989       9,943       8,550
                                             --------    --------    --------
          Total consumer loans.............    49,671      69,496     312,354
                                             --------    --------    --------
Total commitments..........................  $725,183    $731,190    $687,792
                                             ========    ========    ========

---------------
        (1) For nonresidential, multifamily, and residential mortgage (one to four family) loans, substantially all commitments have been funded.

     For nonresidential, multifamily, and residential mortgage (one to four family) loans, substantially all commitments have been funded. As a result of our continued focus on commercial lending activities, loan growth remained concentrated in our commercial loan portfolio, which totaled $1.34 billion at December 31, 2000, a 33.3% increase from $1.01 billion at December 31, 1999. Gross loans increased 13.0% during 1999 from $1.49 billion at December 31, 1998 to $1.69 billion at December 31, 1999, as a result of our increased production of commercial business loans.

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

     As a result of the change in the type of loan originations, the loans which reprice monthly increased to $1.05 billion at December 31, 2000 from $765.4 million at December 31, 1999. The loans repricing within one to three years increased to $183.7 million at December 31, 2000 from $99.9 million at December 31, 1999.

     The loans which reprice monthly increased to $765.4 million at December 31, 1999 from $704.6 million at December 31, 1998. The loans which reprice within five to ten years increased to $245.6 million at December 31, 1999 from $120.1 million at December 31, 1998.

     The table below sets forth the estimated maturity of our loan portfolio at December 31, 2000. Adjustable-rate mortgages are shown in the period in which they reprice rather than when they become due. The table does not include the effects of possible prepayments. The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

                                                                    AT DECEMBER 31, 2000
                               ----------------------------------------------------------------------------------------------
                                               AFTER         AFTER        AFTER         AFTER
                                             ONE YEAR     THREE YEARS   FIVE YEARS    TEN YEARS
                                 WITHIN       THROUGH       THROUGH      THROUGH       THROUGH         AFTER
                                ONE YEAR    THREE YEARS   FIVE YEARS    TEN YEARS    TWENTY YEARS   TWENTY YEARS     TOTAL
                               ----------   -----------   -----------   ----------   ------------   ------------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Commercial:
  Secured by real estate --
    nonresidential...........  $  354,097    $ 67,405      $ 78,036      $ 78,694      $ 19,749       $     --     $  597,981
  Secured by real estate --
    multifamily..............     343,671      11,805         3,760       117,333        38,128             --        514,697
  Construction...............     131,878          --            --            --            --             --        131,878
  Commercial business........      99,114          41            --            --            --            246         99,401
                               ----------    --------      --------      --------      --------       --------     ----------
    Total commercial.........     928,760      79,251        81,796       196,027        57,877            246      1,343,957
                               ----------    --------      --------      --------      --------       --------     ----------
Consumer:
  Residential mortgage (one
    to four family)..........     106,998     104,490        21,298        44,994       139,383        157,056        574,219
  Other......................      16,288          --            --            --            --             --         16,288
                               ----------    --------      --------      --------      --------       --------     ----------
    Total consumer...........     123,286     104,490        21,298        44,994       139,383        157,056        590,507
                               ----------    --------      --------      --------      --------       --------     ----------
    Total gross loans........  $1,052,046    $183,741      $103,094      $241,021      $197,260       $157,302     $1,934,464
                               ==========    ========      ========      ========      ========       ========     ==========
Net deferred origination
  fees.......................                                                                                          (2,642)
                                                                                                                   ----------
Loans........................                                                                                       1,931,822
Allowance for loan losses....                                                                                         (28,901)
                                                                                                                   ----------
Net loans....................                                                                                      $1,902,921
                                                                                                                   ==========

     The following table sets forth the dollar amount of all loans and mortgage-backed securities for which final payment is not due or repricing will not occur until after December 31, 2001. The table also shows the amount of loans and mortgage-backed securities which have fixed rates of interest and those which have adjustable rates of interest.

                                                   DUE OR REPRICING AFTER
                                                     DECEMBER 31, 2001
                                            ------------------------------------
                                             FIXED      ADJUSTABLE      TOTAL
                                            --------    ----------    ----------
                                                   (DOLLARS IN THOUSANDS)
Commercial:
  Secured by real
     estate -- nonresidential.............  $ 95,605     $148,279     $  243,884
  Secured by real estate -- multifamily...   162,354        8,672        171,026
  Construction............................        --           --             --
  Commercial business.....................       287           --            287
                                            --------     --------     ----------
          Total commercial................   258,246      156,951        415,197
                                            --------     --------     ----------
Consumer:
  Residential mortgage (one to four
     family)..............................   340,588      126,633        467,221
  Other...................................        --           --             --
                                            --------     --------     ----------
          Total consumer..................   340,588      126,633        467,221
                                            --------     --------     ----------
Total loans...............................   598,834      283,584        882,418
Mortgage-backed securities................   154,274           --        154,274
                                            --------     --------     ----------
Total loans and mortgage-backed
  securities..............................  $753,108     $283,584     $1,036,692
                                            ========     ========     ==========

     Nonperforming Assets and Other Real Estate Owned. We generally place loans on nonaccrual status when they become 90 days past due, unless the loan is both well secured and in the process of collection. Loans may be placed on nonaccrual status earlier if, in management's opinion, the full and timely collection of principal or interest becomes uncertain. When a loan is placed on nonaccrual status, unpaid accrued interest is charged against interest income. We charge off loans when we determine that collection has become unlikely. Other real estate owned ("OREO") consists of real estate acquired by us through foreclosure.

     The following table sets forth information regarding our nonperforming assets at the dates indicated.

                                                                 AT DECEMBER 31,
                                          --------------------------------------------------------------
                                             2000         1999         1998         1997         1996
                                          ----------   ----------   ----------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Commercial:
     Secured by real
       estate -- nonresidential.........  $      740   $    3,806   $    2,663   $    2,804   $    8,896
     Secured by real
       estate -- multifamily............          --           --           --          904        3,496
     Construction.......................         104          104          104           --           --
     Commercial business................          --           --           --           --           --
                                          ----------   ----------   ----------   ----------   ----------
          Total commercial..............         844        3,910        2,767        3,708       12,392
                                          ----------   ----------   ----------   ----------   ----------
  Consumer:
     Residential mortgage (one to four
       family)..........................       1,672          722        3,341        6,131        7,085
     Other..............................          --           --           --           15           --
                                          ----------   ----------   ----------   ----------   ----------
          Total consumer................       1,672          722        3,341        6,146        7,085
                                          ----------   ----------   ----------   ----------   ----------
          Total nonaccrual loans........       2,516        4,632        6,108        9,854       19,477
Other real estate owned (OREO)..........         115          722          772          412        1,619
                                          ----------   ----------   ----------   ----------   ----------
          Total nonperforming assets....  $    2,631   $    5,354   $    6,880   $   10,266   $   21,096
                                          ==========   ==========   ==========   ==========   ==========
Nonperforming assets to total assets....        0.11%        0.23%        0.32%        0.66%        1.43%
Nonaccrual loans to total loans.........        0.13         0.27         0.41         0.81         1.83
Nonperforming assets to total loans and
  OREO..................................        0.14         0.32         0.46         0.85         1.98
          Total loans...................  $1,931,822   $1,686,695   $1,492,148   $1,214,237   $1,066,368
                                          ==========   ==========   ==========   ==========   ==========
Gross income not recognized on
  nonaccrual loans......................  $      116   $      201   $      135   $       64   $      172
Accruing loans contractually past due 90
  days or more..........................          --           --           --           --           --
Loans classified as troubled debt
  restructurings but not included
  above.................................          --           --        1,251        1,251           --

     When we acquire OREO, we record it at the lower of its carrying value or its fair value less estimated disposal costs. Any write-down of OREO is charged to earnings. During 2000, we reduced the total nonperforming assets to $2.6 million at December 31, 2000 from $5.4 million at December 31, 1999. This reduction of $2.7 million, or 50.9%, resulted primarily from the payoff of a nonperforming commercial real estate loan. During 1999, we reduced the total nonperforming assets to $5.4 million at December 31, 1999 from $6.9 million at December 31, 1998. This reduction of $1.5 million, or 22.2%, also resulted from returning loans that had previously been nonperforming to accrual status after a period of sustained performance.

     The carrying value of OREO was reduced from $722,000 at December 31, 1999 to $115,000 at December 31, 2000. During 1999, the number of OREO properties was reduced from two in 1998 to one at December 31, 1999.

     We have a risk rating process from which all loans in the portfolio are subjected. Criticized loans are classified in the following categories:

     - "Special Mention": loans that should not yet be adversely classified, but have credit deficiencies or potential weaknesses that warrant our attention

     - "Substandard": loans with one or more well-defined weaknesses which have the distinct possibility that we will sustain some loss if the weaknesses are not corrected

     - "Doubtful": loans with the weaknesses of a substandard loan plus such weaknesses which make collection or liquidation in full questionable, based on current information, and have a high probability of loss

     - "Loss": loans considered uncollectible

     The following table sets forth our criticized loans at the dates indicated:

                                                                   AT DECEMBER 31,
                                                   -----------------------------------------------
                                                    2000      1999      1998      1997      1996
                                                   -------   -------   -------   -------   -------
                                                               (DOLLARS IN THOUSANDS)
Special mention loans............................  $   675   $   833   $ 8,084   $ 7,182   $15,902
Substandard and doubtful loans...................    6,886    10,889     9,638    16,822    19,235
                                                   -------   -------   -------   -------   -------
          Total criticized loans.................  $ 7,561   $11,722   $17,722   $24,004   $35,137
                                                   =======   =======   =======   =======   =======
          Total allowance for loan losses........  $28,901   $19,503   $14,922   $12,142   $11,682
                                                   =======   =======   =======   =======   =======
Special mention loans to total loans.............     0.03%     0.05%     0.54%     0.59%     1.49%
Substandard and doubtful loans to total loans....     0.36      0.65      0.65      1.39      1.80
Criticized loans to total loans..................     0.39      0.69      1.19      1.98      3.30
Allowance for loan losses to substandard and
  doubtful loans.................................   419.71    179.11    154.82     72.18     60.73
Allowance for loan losses to criticized loans....   382.24    166.38     84.20     50.58     33.25

     With the exception of the loans described above, we are not aware of any other loans as of December 31, 2000 where the known credit problems of the borrower lead us to believe they will not comply with their repayment schedule, or that would result in the loan being included in the criticized loan table above at a future date. Since 1998, we have engaged an independent loan review firm to examine the classification of our commercial loan portfolio. This firm is comprised of former bank regulators and former bankers. They made no material recommendation for changes to our classifications as a result of their review.

     Despite our efforts, it is impossible for us to accurately predict the extent to which economic conditions in our market area may worsen or estimate the full impact that such changes may have on our loan portfolio. We cannot assure you that no other loans will become 90 days or more past due, be placed on nonaccrual status, or become impaired, restructured or OREO in the future. Based on our customer demographics, we do not believe that the current public utility issues in California will have a material adverse impact on the ability of our borrowers to meet the contractual terms of their loan agreements with the Bank. Additionally, the Company does not participate in shared national credits.

     The following table sets forth delinquencies in our loan portfolio at the dates indicated:

                                           AT DECEMBER 31, 2000                      AT DECEMBER 31, 1999
                                  ---------------------------------------   ---------------------------------------
                                     60 - 89 DAYS       90 DAYS OR MORE        60 - 89 DAYS       90 DAYS OR MORE
                                  ------------------   ------------------   ------------------   ------------------
                                           PRINCIPAL            PRINCIPAL            PRINCIPAL            PRINCIPAL
                                  NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE
                                  ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                                               (DOLLARS IN THOUSANDS)
Commercial:
 Secured by real estate --
   nonresidential...............    --      $   --        1      $  740       --      $   --        2      $3,669
 Secured by real estate --
   multifamily..................    --          --       --          --       --          --       --          --
 Construction...................     2       3,229        1         104        2       3,523        1         104
 Commercial business............     1       1,253       --          --       --          --       --          --
                                    --      ------       --      ------       --      ------       --      ------
       Total commercial.........     3       4,482        2         844        2       3,523        3       3,773
                                    --      ------       --      ------       --      ------       --      ------
Consumer:
 Residential mortgage (one to
   four family).................     4         675        5         898        7         833        6         798
 Other..........................    --          --       --          --       11          17        6           8
                                    --      ------       --      ------       --      ------       --      ------
       Total consumer...........     4         675        5         898       18         850       12         806
                                    --      ------       --      ------       --      ------       --      ------
       Total loans..............     7      $5,157        7      $1,742       20      $4,373       15      $4,579
                                    ==      ======       ==      ======       ==      ======       ==      ======

                                           AT DECEMBER 31, 1998
                                  ---------------------------------------
                                     60 - 89 DAYS       90 DAYS OR MORE
                                  ------------------   ------------------
                                           PRINCIPAL            PRINCIPAL
                                  NUMBER    BALANCE    NUMBER    BALANCE
                                  ------   ---------   ------   ---------
                                          (DOLLARS IN THOUSANDS)
Commercial:
 Secured by real estate --
   nonresidential...............    --      $   --        2      $2,663
 Secured by real estate --
   multifamily..................    --          --       --          --
 Construction...................     1         104       --          --
 Commercial business............     2         280       --          --
                                    --      ------       --      ------
       Total commercial.........     3         384        2       2,663
                                    --      ------       --      ------
Consumer:
 Residential mortgage (one to
   four family).................     4         637       12       1,450
 Other..........................     8          14       13         113
                                    --      ------       --      ------
       Total consumer...........    12         651       25       1,563
                                    --      ------       --      ------
       Total loans..............    15      $1,035       27      $4,226
                                    ==      ======       ==      ======

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

     Our allowance for loan losses is increased by provisions for loan losses, which are charged against earnings, and is reduced by charge-offs, net of any recoveries. Loans are charged off when they are classified as loss. For any loan which is past due more than 90 days, we will generally charge off the amount by which the recorded loan amount exceeds the value of the property securing the loan, unless the loan is both well secured and in the process of collection. We generally record recoveries of amounts that have been previously charged off only to the extent that we receive cash.

     While we use all available evidence in determining whether we believe our allowance for loan losses is adequate, future additions to the allowance will be subject to our continuing evaluation of the inherent risks in our portfolio. We may need to make additional provisions for loan losses if the economy declines or asset quality deteriorates. Also, our regulators review our allowance as part of their examinations. Although they can require us to increase our provision as a result of such examinations, they have not done so in any of the years presented below. We believe, however, that our allowance for loan losses is adequate to provide for estimated losses inherent in our loan portfolio.

     The following table sets forth information concerning our allowance for loan losses for the dates indicated:

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                -----------------------------------------------
                                                 2000      1999      1998      1997      1996
                                                -------   -------   -------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Allowance for loan losses:
Balance beginning of period...................  $19,503   $14,922   $12,142   $11,682   $13,699
                                                -------   -------   -------   -------   -------
Provision for loan losses.....................    9,765     5,645     3,412     1,154     1,476
Charge-offs:
  Commercial:
     Secured by real
       estate -- nonresidential...............      551       380       359       246     2,604
     Secured by real estate -- multifamily....       --        --        --        13       783
     Construction.............................       --        --        --        --        --
     Commercial business......................      165       689        --        --        --
                                                -------   -------   -------   -------   -------
          Total commercial....................      716     1,069       359       259     3,387
                                                -------   -------   -------   -------   -------
  Consumer:
     Residential mortgage (one to four
       family)................................       37         9       135       616       949
     Other....................................      164       120       187       194       227
                                                -------   -------   -------   -------   -------
          Total consumer......................      201       129       322       810     1,176
                                                -------   -------   -------   -------   -------
          Total charge-offs...................      917     1,198       681     1,069     4,563
                                                -------   -------   -------   -------   -------
Recoveries:
  Commercial:
     Secured by real
       estate -- nonresidential...............      535        --        --       279       670
     Secured by real estate -- multifamily....       --       114        --        10       367
     Construction.............................       --        --        --        --        --
     Commercial business......................       --        --        --        --        --
                                                -------   -------   -------   -------   -------
          Total commercial....................      535       114        --       289     1,037
                                                -------   -------   -------   -------   -------
  Consumer:
     Residential mortgage (one to four
       family)................................       --        --        25        52        --
     Other....................................       15        20        24        34        33
                                                -------   -------   -------   -------   -------
          Total consumer......................       15        20        49        86        33
                                                -------   -------   -------   -------   -------
          Total recoveries....................      550       134        49       375     1,070
                                                -------   -------   -------   -------   -------
Balance at end of period......................  $28,901   $19,503   $14,922   $12,142   $11,682
                                                =======   =======   =======   =======   =======
Allowance for loan losses to ending loans.....     1.50%     1.16%     1.00%     1.00%     1.10%
Net charge-offs to average loans
  outstanding.................................     0.02      0.07      0.05      0.06      0.34

     During 2000, we increased the allowance for loan losses to $28.9 million from $19.5 million at December 31, 1999, an increase of $9.4 million, or 48.2%. This increase was due primarily to the continued growth of the commercial loan portfolio and the resulting increase in the risk profile inherent in the loan portfolio. This increased allowance resulted from a loan loss provision of $9.8 million and net charge-offs of $367,000 during the year.

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

                                                                    AT DECEMBER 31,
                            ------------------------------------------------------------------------------------------------
                                  2000                1999                1998                1997                1996
                            ----------------    ----------------    ----------------    ----------------    ----------------
                            AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %
                            -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
                                                                 (DOLLARS IN THOUSANDS)
Allocated:
Commercial:
  Secured by real
    estate --
    nonresidential........  $10,321    30.91%   $ 5,823    25.77%   $ 2,847    15.39%   $ 1,919     9.51%   $ 2,811    11.54%
  Secured by real
    estate --
    multifamily...........    4,572    26.61      2,919    25.11      2,237    23.26      2,130    27.97      2,533    33.93
  Construction............    3,646     6.82      2,903     5.31      1,547     4.12        508     2.19        252     1.87
  Commercial business.....    2,788     5.14      1,259     3.52        837     3.10        572     1.74        117     0.62
                            -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
        Total
          commercial......   21,327    69.48     12,904    59.71      7,468    45.87      5,129    41.41      5,713    47.96
                            -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
Consumer:
  Residential mortgage
    (one to four
    family)...............    2,930    29.68      1,709    39.45      2,184    53.01      1,982    56.98      1,697    50.79
  Other...................      173     0.84        192     0.84        276     1.12        493     1.61        304     1.25
                            -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
        Total consumer....    3,103    30.52      1,901    40.29      2,460    54.13      2,475    58.59      2,001    52.04
                            -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
Total allocated...........   24,430   100.00%    14,805   100.00%     9,928   100.00%     7,604   100.00%     7,714   100.00%
                                      ======              ======              ======              ======              ======
Unallocated...............    4,471               4,698               4,994               4,538               3,968
                            -------             -------             -------             -------             -------
Total allowance for loan
  losses..................  $28,901             $19,503             $14,922             $12,142             $11,682
                            =======             =======             =======             =======             =======

     Securities. The following table presents our securities portfolio at the dates indicated:

                                                              AT DECEMBER 31,
                                     ------------------------------------------------------------------
                                             2000                   1999                   1998
                                     --------------------   --------------------   --------------------
                                     AMORTIZED    MARKET    AMORTIZED    MARKET    AMORTIZED    MARKET
                                       COST       VALUE       COST       VALUE       COST       VALUE
                                     ---------   --------   ---------   --------   ---------   --------
                                                           (DOLLARS IN THOUSANDS)
Investment securities available for
  sale:
  Trust preferred securities.......  $101,149    $ 82,670   $103,182    $ 91,270   $ 99,436    $ 97,711
  Municipals.......................        --          --         --          --     43,617      44,464
  Other............................        --          --         --          --      1,500       1,500
                                     --------    --------   --------    --------   --------    --------
          Total....................  $101,149    $ 82,670   $103,182    $ 91,270   $144,553    $143,675
                                     ========    ========   ========    ========   ========    ========
Mortgage-backed securities
  available for sale:
  GNMA.............................  $ 92,353    $ 91,737   $102,417    $ 97,399   $114,403    $115,555
  FNMA.............................    91,426      89,210     72,698      69,067     80,660      78,370
  Other............................    63,672      62,537     73,295      70,719     91,071      91,747
                                     --------    --------   --------    --------   --------    --------
          Total....................  $247,451    $243,484   $248,410    $237,185   $286,134    $285,672
                                     ========    ========   ========    ========   ========    ========
Investment securities held to
  maturity:
  Municipals.......................  $ 43,648    $ 43,097   $ 43,633    $ 39,250   $     --    $     --
                                     ========    ========   ========    ========   ========    ========
Mortgage-backed securities held to
  maturity:
  FNMA.............................  $ 80,662    $ 77,576   $ 91,307    $ 86,395   $103,961    $100,645
  FHLMC............................    35,725      34,257     41,848      39,560     44,218      42,714
  Other............................     1,051       1,051      7,118       6,790     10,031       9,713
                                     --------    --------   --------    --------   --------    --------
          Total....................  $117,438    $112,884   $140,273    $132,745   $158,210    $153,072
                                     ========    ========   ========    ========   ========    ========

     At December 31, 2000, the carrying value of the securities was $509.7 million and the market value was $482.1 million. At December 31, 1999, the carrying value of the securities was $535.5 million and the market value was $500.5 million. The total unrealized loss on these securities was $27.6 million. Of this total,

$22.4 million relates to securities which are available for sale. The unrealized $22.4 million loss, net of tax of $9.4 million is included as a reduction of stockholders' equity. The difference between the carrying value and market value aggregating $5.1 million of securities which are held to maturity has not been recognized in the financial statements as of December 31, 2000. The unrealized losses are the result of movements in market interest rates.

     The following table presents the carrying value, weighted average yields and contractual maturities of our securities at December 31, 2000:

                                                        AT DECEMBER 31, 2000
                                   ---------------------------------------------------------------
                                                           AFTER ONE YEAR       AFTER FIVE YEARS
                                                               THROUGH               THROUGH
                                     WITHIN ONE YEAR         FIVE YEARS             TEN YEARS
                                   -------------------   -------------------   -------------------
                                     BOOK     WEIGHTED     BOOK     WEIGHTED     BOOK     WEIGHTED
                                   CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE
                                    VALUE      YIELD      VALUE      YIELD      VALUE      YIELD
                                   --------   --------   --------   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Investment securities available
 for sale:
 Trust preferred securities......   $   --       --%      $   --        --%     $   --       --%
                                    ------                ------                ------
Mortgage-backed securities
 available for sale:
 GNMA............................
 FNMA............................       --       --           --        --          --       --
 Other...........................       --       --           --        --          --       --
                                    ------                ------                ------
       Total.....................       --       --           --        --          --       --
                                    ------                ------                ------
Investment securities held to
 maturity:
 Municipals......................       --       --           --        --          --       --
                                    ------                ------                ------
Mortgage-backed securities held
 to maturity:
 FNMA............................       --       --        1,419      6.38          --       --
 FHLMC...........................       --       --           --        --          --       --
 Other mortgage-backed
   securities....................       --       --           74      7.63          --       --
                                    ------                ------                ------
       Total.....................       --       --        1,493      6.44          --       --
                                    ------                ------                ------
       Total securities..........   $   --       --       $1,493      6.44      $   --       --
                                    ======                ======                ======

                                             AT DECEMBER 31, 2000
                                   -----------------------------------------

                                     AFTER TEN YEARS            TOTAL
                                   -------------------   -------------------
                                     BOOK     WEIGHTED     BOOK     WEIGHTED
                                   CARRYING   AVERAGE    CARRYING   AVERAGE
                                    VALUE      YIELD      VALUE      YIELD
                                   --------   --------   --------   --------
                                            (DOLLARS IN THOUSANDS)
Investment securities available
 for sale:
 Trust preferred securities......  $ 82,670     9.68%    $ 82,670     9.68%
                                   --------              --------
Mortgage-backed securities
 available for sale:
 GNMA............................    91,737     6.76       91,737     6.76
 FNMA............................    89,210     6.31       89,210     6.31
 Other...........................    62,537     6.65       62,537     6.65
                                   --------              --------
       Total.....................   243,484     6.57      243,484     6.57
                                   --------              --------
Investment securities held to
 maturity:
 Municipals......................    43,648     5.03       43,648     5.03
                                   --------              --------
Mortgage-backed securities held
 to maturity:
 FNMA............................    79,243     6.30       80,662     6.30
 FHLMC...........................    35,725     6.24       35,725     6.24
 Other mortgage-backed
   securities....................       977     7.66        1,051     7.66
                                   --------              --------
       Total.....................   115,945     6.29      117,438     6.29
                                   --------              --------
       Total securities..........  $485,747     6.89     $487,240     6.89
                                   ========              ========

     Deposits. Deposits have traditionally been our primary source of funds to use in lending and investment activities. At December 31, 2000, 69.4% of our deposits were time deposits, 16.9% were savings accounts and 13.7% were NOW, demand deposit and money market accounts. By comparison, at December 31, 1999, 72.7% of our deposits were time deposits, 15.7% were savings accounts, and 11.6% were NOW, demand deposit and money market accounts.

     Core deposits increased 38.0% to $632.3 million at the end of 2000 compared to $458.1 million for the year ended December 31, 1999. This growth in core deposits resulted primarily from the Bank's continued focus on developing new commercial relationships and further expansion into the Bank's retail niche market, the ethnic Chinese community. Time deposits increased 17.5% to $1.43 billion at December 31, 2000 from $1.22 billion at December 31, 1999, also as a result of expansion into the Bank's retail niche market. Total deposits increased 23.1% to $2.06 billion at December 31, 2000 from $1.68 billion at December 31, 1999.

     We obtain our deposits primarily from the communities we serve. No material portion of our deposits are from or are dependent upon any one person or industry. At December 31, 2000, less than 3% of our deposits were held by customers located outside of the United States. Additionally, at that date the 100 depositors with the largest aggregate average deposit balances made up less than 15% of our total deposits. Our business is not seasonal in nature. We accept deposits over $100,000 from customers. Included in the figure for time deposits below at December 31, 2000 is $579.8 million of deposits of $100,000 or greater. Such deposits make up 28.1% of total deposits. At December 31, 2000, we did not have any brokered deposits.

     Our average cost of deposits during 2000 was 4.31% as compared to 3.80% for 1999 and 4.29% for 1998. At December 31, 2000, our average interest rate paid on deposits was 4.75%.

     The following table presents the time to maturity of the time deposit accounts at December 31, 2000:

                 MATURITY PERIOD                           AMOUNT
                 ---------------                           ------
                                                   (DOLLARS IN THOUSANDS)
Within one year..................................        $1,417,948
One through three years..........................            13,188
Thereafter.......................................               593
                                                         ----------
                                                         $1,431,729
                                                         ==========

     At December 31, 2000, the Bank had $579.8 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                 MATURITY PERIOD                           AMOUNT
                 ---------------                           ------
                                                   (DOLLARS IN THOUSANDS)
Three months or less.............................         $222,555
Over 3 through 6 months..........................          204,773
Over 6 through 12 months.........................          148,622
Over 12 months...................................            3,866
                                                          --------
          Total..................................         $579,816
                                                          ========

     Other Borrowings. The Bank maintains borrowing lines with numerous correspondent banks and brokers and with the FHLB of San Francisco to supplement our supply of lendable funds. Such borrowings are generally secured with mortgage loans and/or securities with a market value at least equal to outstanding balances. In addition to loans and securities, advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco. At December 31, 2000, we had $258.0 million of advances outstanding and $421.5 million outstanding at December 31, 1999. At December 31, 2000, we had $490.6 million of additional FHLB borrowings we could incur.

     Included in the $258.0 million of FHLB advances as of December 31, 2000 were $5.0 million of fixed-rate advances for two years and $17.0 million of fixed-rate advances for ten years. An additional $216.0 million of the advances had ten-year terms but contained provisions that the FHLB could, at their option, terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the original advance dates.

     In December of 1998, the Bank entered into the Treasury Investment Program with the Federal Reserve Bank of San Francisco ("FRB"). This borrowing line allows the Bank to utilize deposits made to the U.S. Treasury for federal tax payments until the Treasury needs the funds. This borrowing line must be fully collateralized at all times and at December 31, 2000 the maximum borrowings allowed based on collateral placed with the FRB was approximately $10.0 million. Borrowings outstanding at December 31, 2000 were $2.6 million. At December 31, 2000, the fair value of securities pledged with the FRB was $11.9 million.

     Liquidity and Capital Resources. As a financial institution, we must maintain sufficient levels of liquid assets at all times to meet our cash flow needs. These liquid assets ensure that we have the cash available to pay out deposit withdrawals, meet the credit needs of our customers and be able to take advantage of investment opportunities as they arise. In addition to liquid assets, certain liabilities can provide liquidity as well. Liquid assets can include cash and deposits we have with other banks, federal funds sold and other short-term investments, maturing loans and investments, payments by borrowers of principal and interest on loans, payments of principal and interest on investments and loans sales. Additional sources of liquidity can include increased deposits, lines of credit and other borrowings.

     At December 31, 2000, we had no outstanding commitments to make and/or purchase mortgage and nonmortgage loans and securities. We had at that date $1.42 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity resources will provide us with sufficient amounts of cash necessary to meet these commitments.

     Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we maintain adequate sources of liquidity to meet our needs.

     At December 31, 2000, both the Company and the Bank met all of their regulatory capital requirements with risk-based capital ratios of 11.29% and 10.97%, respectively.

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

     We accomplish this by first evaluating the interest rate risk that is inherent in the makeup of our assets and liabilities. Then we consider our business strategy, current operating environment, capital and liquidity requirements, as well as our current performance objectives, and determine an appropriate level of risk. Our Board of Directors has adopted guidelines within which we manage our interest rate risk, trying to minimize to the extent practical our vulnerability to changes in interest rates.

     Our Board of Directors reviews our interest rate risk exposure quarterly. Our Board of Directors has appointed an Asset/Liability Committee which includes certain senior management that is responsible for working with the Board of Directors to establish strategies to manage interest rate risk and to evaluate the effectiveness of these strategies. The Committee also projects the effect that changes in interest rates will have on our net portfolio value ("NPV") and whether such effects are within the limits set by the Board.

     We also monitor our interest rate sensitivity through the use of a model which estimates the change in our NPV in the event of a range of assumed changes in market interest rates. Net portfolio value is defined as the current market value of our assets, less the current market value of our liabilities, plus or minus the current value of off-balance-sheet items. We estimate current market values through analysis of cash flows. The change in NPV measures our vulnerability to changes in interest rates by estimating the change in the market value of our assets, liabilities and off-balance-sheet items as a result of an instantaneous change in the general level of interest rates.

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

     We use certain derivative financial instruments, such as interest rate swaps, caps, and floors as part of our hedging program, to help mitigate our interest rate risk. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount that is presented on our balance sheet.

     The following table lists the percentage change in our net portfolio value assuming an immediate change in interest rates of plus or minus up to 200 basis points from the level at December 31, 2000. All loans and investments presented in this table are classified as held to maturity or available for sale. We had no trading securities at that date.

             CHANGE IN INTEREST                     NET PORTFOLIO VALUE
           RATES IN BASIS POINTS              --------------------------------
                (RATE SHOCK)                   AMOUNT     $ CHANGE    % CHANGE
           ---------------------              --------    --------    --------
                                                   (DOLLARS IN THOUSANDS)
200**.......................................  $205,991    $(36,016)    -14.88%
100.........................................   222,373     (19,634)     -8.11
0...........................................   242,007          --         --
(100).......................................   230,940     (11,067)     -4.57
(200).......................................   199,455     (42,552)    -17.58

        -----------------------
        ** Denotes rate shock used to compute the NPV capital ratios.

     As market interest rates rise, the average maturities of our loans and securities lengthen as prepayments decrease. As market interest rates increase, conversely, the average maturities of our loans and securities shorten as prepayments increase. The value of our deposits increases slowly in a rising rate environment due to the concentration of time deposits in our deposit base which have terms of one year or less.

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

TRADING PRICE OF COMMON STOCK

     On November 5, 1998, the Company's stock began trading on The Nasdaq Stock Market under the ticker symbol "UCBH." On December 31, 2000, the stock closed at $46.63. The common stock's high and low bid price for each of the four quarters ended December 31, 2000 and December 31, 1999 were as follows:

                                         2000       2000       2000       2000       1999       1999       1999       1999
                                        FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
                                        QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                        -------    -------    -------    -------    -------    -------    -------    -------
High bid price during quarter.........  $47.94     $35.81     $20.00     $18.38     $22.63     $20.50     $18.00     $14.38
Low bid price during quarter..........  $32.88     $26.50     $29.00     $21.50     $17.63     $17.63     $13.19     $13.13

     As of December 31, 2000, there were 1,587 shareholders of the Company's common stock.

RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), issued in June 1996. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration.

     SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitizations and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. SFAS No. 140 is to be applied prospectively with certain exceptions.

     Implementation of SFAS No. 140 is not expected to have a material effect on the Company's financial position or results of operations.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, was implemented January 1, 2001. SFAS No. 133 defines derivative instruments and requires that they be recognized as assets or liabilities in the statement of financial position, measured at fair value. It further specifies the nature of changes in the fair value of the derivatives which are included in the current period results of operations and those which are included in other comprehensive income. Adoption of this standard will not have a material impact on the financial statements of the Company based on the hedges currently in place.

[PricewaterhouseCoopers LLP Logo]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of UCBH Holdings, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) on page 14 present fairly, in all material respects, the financial position of UCBH Holdings, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, LLP

San Francisco, California
January 19, 2001

                              UCBH HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                           ASSETS
Cash and due from banks.....................................  $   37,743    $   23,789
Federal funds sold..........................................         470           500
Investment and mortgage-backed securities available for
  sale, at fair value.......................................     326,154       328,455
Investment and mortgage-backed securities at cost (fair
  value $155,981 at December 31, 2000 and $171,995 at
  December 31, 1999)........................................     161,086       183,906
Federal Home Loan Bank stock................................      20,517        27,024
Loans.......................................................   1,931,822     1,686,695
Allowance for loan losses...................................     (28,901)      (19,503)
                                                              ----------    ----------
Net loans...................................................   1,902,921     1,667,192
                                                              ----------    ----------
Accrued interest receivable.................................      16,913        14,628
Premises and equipment, net.................................      20,175        21,064
Other assets................................................      16,140        18,242
                                                              ----------    ----------
          Total assets......................................  $2,502,119    $2,284,800
                                                              ==========    ==========

                        LIABILITIES
Deposits....................................................  $2,064,019    $1,676,148
Borrowings..................................................     260,558       449,612
Guaranteed preferred beneficial interests in junior
  subordinated debentures...................................      30,000        30,000
Accrued interest payable....................................       5,148         3,631
Other liabilities...........................................       8,749        15,302
                                                              ----------    ----------
          Total liabilities.................................   2,368,474     2,174,693
                                                              ----------    ----------
Commitments and contingencies...............................          --            --

                    STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized 10,000,000
  shares, none issued and outstanding.......................          --            --
Common stock, $.01 par value, authorized 25,000,000 shares,
  shares issued and outstanding 9,374,804 at December 31,
  2000 and 9,333,333 at December 31, 1999...................          94            93
Additional paid-in capital..................................      60,366        59,485
Accumulated other comprehensive income......................     (13,019)      (13,419)
Retained earnings -- substantially restricted...............      86,204        63,948
                                                              ----------    ----------
          Total stockholders' equity........................     133,645       110,107
                                                              ==========    ==========
          Total liabilities and stockholders' equity........  $2,502,119    $2,284,800
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
Interest income:
Loans......................................................  $152,494    $123,705    $101,823
  Funds sold and securities purchased under agreements to
     resell................................................        52          23         483
  Investment and mortgage-backed securities................    34,142      34,955      28,525
                                                             --------    --------    --------
          Total interest income............................   186,688     158,683     130,831
                                                             --------    --------    --------
Interest expense:
     Deposits..............................................    77,003      61,955      64,890
     Short-term borrowings.................................    10,947      10,390       3,313
     Guaranteed preferred beneficial interests in junior
       subordinated debentures.............................     2,812       2,812       1,985
     Long-term borrowings..................................    12,942      12,812       7,606
     Long-term debt to affiliates..........................        --          --         599
                                                             --------    --------    --------
          Total interest expense...........................   103,704      87,969      78,393
                                                             --------    --------    --------
          Net interest income..............................    82,984      70,714      52,438
Provision for loan losses..................................     9,765       5,645       3,412
                                                             --------    --------    --------
          Net interest income after provision for loan
            losses.........................................    73,219      65,069      49,026
                                                             --------    --------    --------
Noninterest income:
  Commercial banking fees..................................     2,515       2,071       1,499
  Service charges on deposits..............................     1,000         840         813
  Gain on sale of loans, securities and servicing rights...       993         784         549
  Loan servicing income....................................       178         379         400
  Miscellaneous income.....................................        65           1         141
                                                             --------    --------    --------
          Total noninterest income.........................     4,751       4,075       3,402
                                                             --------    --------    --------
Noninterest expense:
     Personnel.............................................    19,847      18,427      15,720
     Occupancy.............................................     4,939       4,885       4,975
     Data processing.......................................     2,284       2,084       2,064
     Furniture and equipment...............................     2,350       2,119       2,316
     Professional fees and contracted services.............     2,297       2,240       1,870
     Deposit insurance.....................................       344         938         889
     Communication.........................................       491         425         414
     Foreclosed assets.....................................        80          80          62
     Miscellaneous expense.................................     7,467       6,000       5,375
                                                             --------    --------    --------
          Total noninterest expense........................    40,099      37,198      33,685
                                                             --------    --------    --------
Income before taxes........................................    37,871      31,946      18,743
Income tax expense.........................................    13,743      12,878       7,855
                                                             --------    --------    --------
          Net income.......................................  $ 24,128    $ 19,068    $ 10,888
                                                             ========    ========    ========
Basic earnings per share...................................  $   2.58    $   2.04    $   1.30
                                                             ========    ========    ========
Diluted earnings per share.................................  $   2.48    $   2.01    $   1.26
                                                             ========    ========    ========
Dividends declared per share...............................  $   0.20    $     --    $     --
                                                             ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                    ACCUMULATED
                                   COMMON STOCK       ADDITIONAL       OTHER                      TOTAL
                                -------------------    PAID-IN     COMPREHENSIVE   RETAINED   STOCKHOLDERS'   COMPREHENSIVE
                                  SHARES     AMOUNT    CAPITAL       INCOME(1)     EARNINGS      EQUITY          INCOME
                                ----------   ------   ----------   -------------   --------   -------------   -------------
Balance at December 31,
  1997........................   6,000,000    $ 10    $  30,278      $ (1,728)     $33,992      $  62,552
  Net income..................                                                      10,888         10,888       $ 10,888
  Other comprehensive income,
     net of tax(1)............                  --           --           950           --            950            950
                                                                                                                --------
  Comprehensive income........                                                                                  $ 11,838
                                                                                                                ========
  Conversion of long-term debt
     to affiliates to common
     stock....................   1,974,000       3       20,597            --           --         20,600
  Common stock issued.........   9,333,333      93      128,555            --           --        128,648
  Common stock redeemed.......  (7,974,000)    (13)    (119,987)           --           --       (120,000)
                                ----------    ----    ---------      --------      -------      ---------
Balance at December 31,
  1998........................   9,333,333      93       59,443          (778)      44,880        103,638
  Net income..................                  --           --            --       19,068         19,068       $ 19,068
  Other comprehensive income,
     net of tax(1)............                  --           --       (12,641)          --        (12,641)       (12,641)
                                                                                                                --------
  Comprehensive income........                                                                                  $  6,427
                                                                                                                ========
  Other contributed capital...                  --           42            --           --             42
                                ----------    ----    ---------      --------      -------      ---------
Balance at December 31,
  1999........................   9,333,333      93       59,485       (13,419)      63,948        110,107
                                ----------    ----    ---------      --------      -------      ---------
  Net income..................                                                      24,128         24,128       $ 24,128
  Other comprehensive income,
     net of tax(1)............                                            400                         400            400
                                                                                                                --------
  Comprehensive income........                                                                                  $ 24,528
                                                                                                                ========
  Stock options exercised,
     including related tax
     benefit..................      41,471       1          881            --           --            882
  Cash dividend $0.20 per
     share....................                  --           --            --       (1,872)        (1,872)
                                ==========    ====    =========      ========      =======      =========
Balance at December 31,
  2000........................   9,374,804    $ 94    $  60,366      $(13,019)     $86,204      $ 133,645
                                ==========    ====    =========      ========      =======      =========

---------------
(1) Accumulated Other Comprehensive Income includes after tax net unrealized gains (losses) on securities available for sale.

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2000         1999         1998
                                                              ---------    ---------    ---------
Operating activities:
  Net income................................................  $  24,128    $  19,068    $  10,888
  Adjustments to reconcile net income to net cash provided
     by (used for) operating activities:
     Provision for loan losses..............................      9,765        5,645        3,412
     Increase in accrued interest receivable................     (2,285)      (1,086)      (4,948)
     Depreciation and amortization of premises and
      equipment.............................................      2,575        2,607        2,643
     Decrease (increase) in other assets....................      1,209        1,663       (2,165)
     (Decrease) increase in other liabilities...............     (7,022)       5,943         (240)
     Increase in accrued interest payable...................      1,517        1,191        1,988
     Gain on sale of loans, securities and other assets.....       (993)        (784)        (845)
     Other, net.............................................        940        2,731        1,026
                                                              ---------    ---------    ---------
          Net cash provided by operating activities.........     29,834       36,978       11,759
                                                              ---------    ---------    ---------
Investing activities:
  Investments and mortgage-backed securities, available for
     sale:
     Principal payments and maturities......................     29,771       40,035       21,164
     Purchases..............................................     (4,872)      (6,012)    (370,405)
     Sales..................................................      2,387           --        5,476
  Investments and mortgage-backed securities, held to
     maturity:
     Principal payments and maturities......................     32,233       17,936       27,018
     Purchases..............................................     (1,834)      (6,165)      (5,678)
  Loans originated and purchased, net of principal
     collections............................................   (288,179)    (207,871)    (298,878)
  Proceeds from the sale of loans...........................     16,991       11,258       18,181
  Purchases of premises and other equipment.................     (1,440)      (1,031)      (2,414)
  Proceeds from the sale of other assets....................        996          187        1,937
                                                              ---------    ---------    ---------
          Net cash used in investment activities............   (213,947)    (151,663)    (603,599)
                                                              ---------    ---------    ---------
Financing activities:
  Net increase in demand deposits, NOW, money market and
     savings accounts.......................................    174,157       61,544       51,606
  Net increase (decrease) in time deposits..................    213,714      (19,291)     113,302
  Increase in long-term borrowings..........................      5,000           --      233,000
  Net (decrease) increase in short-term borrowings..........   (194,054)      81,612      135,000
  Net decrease in long-term debt to affiliates..............         --           --      (20,060)
  Proceeds from issuance of common stock....................        623           --       29,248
  Payment of cash dividend on common stock..................     (1,403)          --           --
  Proceeds from issuance of guaranteed preferred beneficial
     interests in junior subordinated debentures............         --           --       30,000
                                                              ---------    ---------    ---------
          Net cash provided by financing activities.........    198,037      123,865      572,096
                                                              ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents........     13,924        9,180      (19,744)
Cash and cash equivalents at the beginning of the year......     24,289       15,109       34,853
                                                              ---------    ---------    ---------
Cash and cash equivalents at the end of the year............  $  38,213    $  24,289    $  15,109
                                                              =========    =========    =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 102,187    $  86,778    $  76,405
  Cash paid during the year for income taxes................     18,629        6,956        5,748
Supplemental schedule of noncash investing and financing
  activities:
  Loans transferred to foreclosed property..................        382          115        1,899
  Securities transferred to held to maturity................         --       43,624           --
  Loans securitized.........................................     24,944           --           --

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Organization

     UCBH Holdings, Inc. ("the Company") is a bank holding company that conducts its business through its principal subsidiary, United Commercial Bank ("United" or the "Bank"), a California state-chartered commercial bank. United offers a full range of commercial and consumer banking products through its retail branches and other banking offices in California.

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Substantially all loans are originated for portfolio and held for investment. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the December 31, 2000 presentation.

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

  Risks and Uncertainties

     In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on a different basis, than its interest-earning assets. Incorporated into interest rate risk is prepayment risk. Prepayment risk is the risk associated with the prepayment of assets, and the write-off of premiums associated with those assets, if any, should interest rates fall significantly. Credit risk is the risk of default, primarily in the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities, the value of collateral underlying loans receivable and the valuation of real estate owned.

     The Company is subject to the regulations of various governmental agencies. These regulations may change significantly from period to period. Such regulations can also restrict the growth of the Company and United as a result of capital requirements. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions. Such changes may result from the regulators' judgments based on information available to them at the time of their examination.

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

                              UCBH HOLDINGS, INC.

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (CONTINUED)
  Cash and Cash Equivalents

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

  Investment and Mortgage-backed Securities

     In accordance with Statement of Financial Accounting Standards No. 115 (SFAS No. 115) "Accounting for Certain Investments in Debt and Equity Securities," the Company has designated a portion of the investment and mortgage-backed securities portfolio as "held to maturity" securities. As such, this portion of the portfolio is carried at cost, adjusted for the amortization of premiums and accretion of discounts. Cost is determined on a specific identification basis. Inasmuch as the Company has the ability and intent to hold the "held to maturity" securities in its portfolio until maturity, the carrying value has not been adjusted to reflect decreases in market value from amortized cost, if any. Also in accordance with SFAS No. 115, the Company has designated a portion of the investment and mortgage-backed securities portfolio as "available for sale." Such securities are carried at fair value. Fair value is the quoted market price. Unrealized holding gains or losses for "available for sale" securities are excluded from earnings and reported in a separate component of stockholders' equity, net of tax. Premiums and discounts on investment and mortgage-backed securities are amortized against interest income, using the interest method, with the amortization period extending to the maturity date of the securities. Gains or losses on the sale of securities are recognized when sold. The Company does not maintain a trading account for securities.

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

                              UCBH HOLDINGS, INC.

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (CONTINUED)
     The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.

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

     The determination of the allowance for loan losses is based on estimates that are susceptible to changes in the economic environment and market conditions. Management believes that, as of December 31, 2000 and 1999, the allowance for loan losses is adequate based on information currently available. If the strength of the economy in the Company's principal market areas is not sustainable, the Company's loan portfolios could be adversely affected and higher charge-offs and increases in nonperforming assets could result. Such an adverse impact could also require a larger allowance for loan losses and increased charge offs.

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

                              UCBH HOLDINGS, INC.

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (CONTINUED)
  Premises and Equipment

     Premises and equipment are carried at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are determined on a straight-line basis over the lesser of the estimated useful lives or the terms of the leases. Terms range from three to ten years for furniture, equipment, and computer software, and from forty to fifty years for premises.

  Other Real Estate Owned ("OREO")

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

  Interest Rate Cap and Swap Agreements

     The Company periodically enters into interest rate cap and swap agreements as a means of managing its interest rate exposure. Premiums paid on cap agreements are amortized over the life of the agreements. The results of cap transactions are recognized currently as an adjustment to interest expense. Income or expense resulting from interest rate swaps are recorded as an adjustment to net interest income in the period that the benefit is earned on the liability incurred.

  Accounting for Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The Company provides a valuation allowance against net deferred tax assets to the extent that realization of the assets is not considered more likely than not. The Company and United file a consolidated federal income tax return and a combined California tax return.

                              UCBH HOLDINGS, INC.

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (CONTINUED)
  Earnings Per Share

     In accordance with SFAS No. 128, "Earnings per Share," which specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"), the Company computes basic EPS by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS considers the possible dilutive effect of instruments, such as convertible debt, convertible preferred stock, and stock options.

  Transfers of Financial Assets

     The Company accounts for transfers of financial assets in accordance with SFAS No. 125, "Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities." SFAS No. 125 requires application of a financial component's approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings.

  Segment Information

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," on January 1, 1998. The Company designates the internal organization that is used by management for making operating decision and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

 2. RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), issued in June 1996. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration.

     SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitizations and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. SFAS No. 140 is to be applied prospectively with certain exceptions.

     Implementation of SFAS No. 140 is not expected to have a material effect on the Company's financial position or results of operations.

                              UCBH HOLDINGS, INC.

 2. RECENT ACCOUNTING PRONOUNCEMENTS -- (CONTINUED)
     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, was implemented effective January 1, 2001. SFAS No. 133 defines derivative instruments and requires that they be recognized as assets or liabilities in the statement of financial position, measured at fair value. It further specifies the nature of changes in the fair value of the derivatives which are included in the current period results of operations and those which are included in other comprehensive income. Adoption of this standard will not have a material impact on the financial statements of the Company based on the hedges currently in place.

 3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain a percentage of its deposits as reserves either in cash or on deposit at the Federal Reserve Bank. As of December 31, 2000 and 1999, the reserve requirements were $5.9 million and $4.4 million, respectively.

 4. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     There were no securities purchased under agreements to resell outstanding at any time during 2000. Securities purchased under agreements to resell averaged $403,000 during 1999. There were no amounts outstanding at any month end in 1999.

 5. INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 2000 and 1999 are shown below (dollars in thousands):

                                                                             2000
                                                        ----------------------------------------------
                                                                      GROSS        GROSS
                                                        AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                          COST        GAINS        LOSSES      VALUE
                                                        ---------   ----------   ----------   --------
Investment securities available for sale:
  Trust Preferred Securities..........................  $101,149     $    --      $18,479     $ 82,670
                                                        --------     -------      -------     --------
Mortgage-backed securities available for sale:
  GNMA................................................    92,353          --          616       91,737
  FNMA................................................    91,426          50        2,266       89,210
  Other...............................................    63,672          --        1,135       62,537
                                                        --------     -------      -------     --------
          Total mortgage-backed securities available
            for sale..................................   247,451          50        4,017      243,484
                                                        --------     -------      -------     --------
          Total investment and mortgage-backed
            securities available for sale.............  $348,600     $    50      $22,496     $326,154
                                                        ========     =======      =======     ========
Investment securities held to maturity:
  Municipal Securities................................  $ 43,648     $    19      $   570     $ 43,097
                                                        --------     -------      -------     --------
Mortgage-backed securities held to maturity:
  FNMA................................................    80,662          --        3,086       77,576
  FHLMC...............................................    35,725          --        1,468       34,257
  Other...............................................     1,051          --           --        1,051
                                                        --------     -------      -------     --------
          Total mortgage-backed securities held to
            maturity..................................   117,438          --        4,554      112,884
                                                        --------     -------      -------     --------
          Total investment and mortgage-backed
            securities held to maturity...............  $161,086     $    19      $ 5,124     $155,981
                                                        ========     =======      =======     ========

                              UCBH HOLDINGS, INC.

 5. INVESTMENT AND MORTGAGE-BACKED SECURITIES -- (CONTINUED)

                                                                             1999
                                                        ----------------------------------------------
                                                                      GROSS        GROSS
                                                        AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                          COST        GAINS        LOSSES      VALUE
                                                        ---------   ----------   ----------   --------
Investment securities available for sale:
  Trust Preferred Securities..........................  $103,182     $    --      $11,912     $ 91,270
                                                        --------     -------      -------     --------
Mortgage-backed securities available for sale:
  GNMA................................................   102,417          --        5,018       97,399
  FNMA................................................    72,698          --        3,631       69,067
  Other...............................................    73,295          --        2,576       70,719
                                                        --------     -------      -------     --------
          Total mortgage-backed securities available
            for sale..................................   248,410          --       11,225      237,185
                                                        --------     -------      -------     --------
          Total investment and mortgage-backed
            securities available for sale.............  $351,592     $    --      $23,137     $328,455
                                                        ========     =======      =======     ========
Investment securities held to maturity:
  Municipal Securities................................  $ 43,633     $    --      $ 4,383     $ 39,250
                                                        --------     -------      -------     --------
Mortgage-backed securities held to maturity:
  FNMA................................................    91,307          --        4,912       86,395
  FHLMC...............................................    41,848          --        2,288       39,560
  Other...............................................     7,118          --          328        6,790
                                                        --------     -------      -------     --------
          Total mortgage-backed securities held to
            maturity..................................   140,273          --        7,528      132,745
                                                        --------     -------      -------     --------
          Total investment and mortgage-backed
            securities held to maturity...............  $183,906     $    --      $11,911     $171,995
                                                        ========     =======      =======     ========

                              UCBH HOLDINGS, INC.

 5. INVESTMENT AND MORTGAGE-BACKED SECURITIES -- (CONTINUED)
     As of December 31, 2000, remaining maturities on mortgage-backed securities classified as held to maturity and available for sale were as follows (dollars in thousands):

                                                                      2000
                                                              ---------------------
                                                              AMORTIZED     MARKET
                                                                COST        VALUE
                                                              ---------    --------
Available for sale:
  Investment securities available for sale:
     After ten years........................................  $101,149     $ 82,670
  Mortgage-backed securities available for sale:
     After ten years........................................   247,451      243,484
                                                              --------     --------
          Total investment and mortgage-backed securities
            available for sale..............................  $348,600     $326,154
                                                              ========     ========
Held to maturity:
  Investment securities held to maturity:
     After ten years........................................  $ 43,648     $ 43,097
                                                              --------     --------
  Mortgage-backed securities held to maturity:
     In one year or less....................................        --           --
     After one year through five years......................     1,493        1,465
     After five years through ten years.....................        --           --
     After ten years........................................   115,945      111,419
                                                              --------     --------
          Total mortgage-backed securities held to
            maturity........................................  $117,438     $112,884
                                                              --------     --------
          Total investment and mortgage-backed securities
            held to maturity................................  $161,086     $155,981
                                                              ========     ========

     Approximately $346.7 million and $386.8 million of mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at December 31, 2000 and 1999, respectively. Proceeds from the sale of available for sale securities during 2000 totaled $2.4 million, with gross realized gains of $135,000. No available for sale securities were sold in 1999.

     There were no mortgage-backed securities sold under agreements to repurchase as of December 31, 2000 or 1999 or at any time during 2000. When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

                              UCBH HOLDINGS, INC.

 6. LOANS

     As of December 31, 2000 and 1999, the composition of the loan portfolio was as follows (dollars in thousands):

                                                         2000          1999
                                                      ----------    ----------
Commercial:
  Secured by real estate-nonresidential.............  $  597,981    $  435,061
  Secured by real estate-multifamily................     514,697       423,838
  Construction......................................     131,878        89,710
  Commercial business...............................      99,401        59,332
                                                      ----------    ----------
Total commercial loans..............................   1,343,957     1,007,941
                                                      ----------    ----------
Consumer:
  Residential mortgage (one to four family).........     574,219       665,923
  Other.............................................      16,288        14,248
                                                      ----------    ----------
Total consumer loans................................     590,507       680,171
                                                      ----------    ----------
Gross loans.........................................   1,934,464     1,688,112
Net deferred loan fees..............................      (2,642)       (1,417)
                                                      ----------    ----------
Loans...............................................   1,931,822     1,686,695
Allowance for loan losses...........................     (28,901)      (19,503)
                                                      ----------    ----------
Net loans...........................................  $1,902,921    $1,667,192
                                                      ==========    ==========

     As of December 31, 2000, loans at fixed interest rates amounted to $603.4 million, and loans at variable interest rates amounted to $1.33 billion. As of December 31, 2000, the portfolio above contained $1.05 billion of loans that were interest-rate sensitive within one year, $286.8 million from one to five years, $241.0 million from five to ten years, $197.3 million from ten to twenty years and $157.3 million over twenty years. Loans of approximately $2.5 million and $4.6 million were on nonaccrual status at December 31, 2000 and 1999, respectively.

     As of December 31, 2000, residential mortgage (one to four family) and multifamily loans with a book value and market value of $1.00 billion were pledged to secure FHLB advances (see Note 9). The Company serviced real estate loans for others of $53.7 million and $20.1 million at December 31, 2000 and 1999, respectively. These loans are not included in the consolidated balance sheets. In connection therewith, the Company held trust funds of approximately $1.7 million and $1.0 million as of December 31, 2000 and 1999, respectively, all of which were segregated in separate accounts and included in the respective balance sheets. Some agreements with investors to whom the Company has sold loans have provisions which could require repurchase of loans under certain circumstances. Management does not believe that any such repurchases will be significant.

     The following table sets forth impaired loan disclosures as of and for the years ended December 31, 2000, 1999, and 1998 (dollars in thousands):

                                                    2000      1999      1998
                                                   ------    ------    ------
Impaired loans with an allowance.................  $   --    $   --    $1,359
Impaired loans without an allowance..............      --        --        --
                                                   ------    ------    ------
          Total impaired loans...................  $   --    $   --    $1,359
                                                   ======    ======    ======
Allowance for impaired loan under SFAS No. 114...  $   --    $   --    $  109
                                                   ======    ======    ======
Interest income recognized on impaired loans
  during the year................................  $   --    $   69    $   89
                                                   ======    ======    ======

                              UCBH HOLDINGS, INC.

 6. LOANS -- (CONTINUED)
     For the years ended December 31, 2000, 1999, and 1998, the activity in the allowance for loan losses was as follows (dollars in thousands):

                                                 2000       1999       1998
                                                -------    -------    -------
Balance at beginning of year..................  $19,503    $14,922    $12,142
Provision for loan losses.....................    9,765      5,645      3,412
Loans charged off.............................     (917)    (1,198)      (681)
Recoveries....................................      550        134         49
                                                -------    -------    -------
Balance at end of year........................  $28,901    $19,503    $14,922
                                                =======    =======    =======

 7. PREMISES AND EQUIPMENT

     As of December 31, 2000 and 1999, premises and equipment were as follows (dollars in thousands):

                                                            2000       1999
                                                           -------    -------
Land and buildings.......................................  $19,879    $19,135
Leasehold improvements...................................    8,941      8,877
Equipment, furniture and fixtures........................   11,349     11,000
                                                           -------    -------
                                                            40,169     39,012
Less accumulated depreciation and amortization...........  (19,994)   (17,948)
                                                           -------    -------
          Total..........................................  $20,175    $21,064
                                                           =======    =======

     Depreciation and amortization expense was $2.6 million for the years ended December 31, 2000, 1999, and 1998.

 8. DEPOSITS

     As of December 31, 2000 and 1999, deposit balances were as follows (dollars in thousands):

                                                          2000                      1999
                                                 ----------------------    ----------------------
                                                               WEIGHTED                  WEIGHTED
                                                               AVERAGE                   AVERAGE
                                                  BALANCE        RATE       BALANCE        RATE
                                                 ----------    --------    ----------    --------
NOW, checking and money market accounts........  $  282,611      1.66%     $  193,995      1.14%
Savings accounts...............................     349,679      2.30         264,138      1.92
Time deposits:
  Less than $100,000...........................     851,913      5.72         821,355      4.50
  $100,000 or greater..........................     579,816      6.32         396,660      4.91
                                                 ----------                ----------
  Total time deposits..........................   1,431,729      5.97       1,218,015      4.64
                                                 ----------                ----------
          Total deposits.......................  $2,064,019      4.75      $1,676,148      3.80
                                                 ==========                ==========

                              UCBH HOLDINGS, INC.

 8. DEPOSITS -- (CONTINUED)
     As of December 31, 2000, remaining maturities on time deposits were as follows (dollars in thousands):

2001........................................................  $1,417,948
2002........................................................      12,786
2003........................................................         402
2004........................................................         264
2005........................................................         213
Aggregate thereafter........................................         116
                                                              ----------
          Total.............................................  $1,431,729
                                                              ==========

     For the years ended December 31, 2000, 1999, and 1998, interest expense on deposits was as follows (dollars in thousands):

                                                 2000       1999       1998
                                                -------    -------    -------
NOW, checking and money market accounts.......  $ 3,144    $ 2,498    $ 1,640
Savings accounts..............................    6,954      5,047      4,918
Time deposits.................................   67,287     54,677     58,568
Less penalties for early withdrawal...........     (382)      (267)      (236)
                                                -------    -------    -------
          Total...............................  $77,003    $61,955    $64,890
                                                =======    =======    =======

                              UCBH HOLDINGS, INC.

 9. BORROWINGS

     For the years ended December 31, 2000 and 1999, the following short and long-term borrowings were outstanding (dollars in thousands):

                                                                2000        1999
                                                              --------    --------
Short-term borrowings:
FHLB of San Francisco advances:
  Average balance outstanding...............................  $164,799    $164,394
  Maximum amount outstanding at any month end period........   239,000     235,000
  Balance outstanding at end of period......................    20,000     188,500
  Weighted average interest rate during the period..........      6.32%       5.22%
  Weighted average interest rate at end of period...........      6.74%       5.93%
  Weighted average remaining term to maturity at end of
     period (in years)......................................         0           0
FRB direct investment borrowings:
  Average balance outstanding...............................  $  4,749    $ 22,595
  Maximum amount outstanding at any month end period........    10,000      83,739
  Balance outstanding at end of period......................     2,558      28,112
  Weighted average interest rate during the period..........      5.81%       4.65
  Weighted average interest rate at end of period...........      5.72%       3.99
  Weighted average remaining term to maturity at end of
     period (in years)......................................         0           0
Securities sold under agreements to repurchase:
  Average balance outstanding...............................  $     --    $    130
  Maximum amount outstanding at any month end...............        --       1,500
  Balance outstanding at end of period......................        --          --
  Weighted average interest rate during the period..........        --%       5.48%
  Weighted average interest rate at end of period...........        --          --
  Weighted average remaining term to maturity at end of
     period (in years)......................................        --          --
Long-term borrowings:
  FHLB of San Francisco advances:
  Average balance outstanding...............................  $234,114    $233,000
  Maximum amount outstanding at any month end period........   238,000     233,000
  Balance outstanding at end of period......................   238,000     233,000
  Weighted average interest rate during the period..........      5.53%       5.50%
  Weighted average interest rate at end of period...........      5.46%       5.43%
  Weighted average remaining term to maturity at end of
     period (in years)......................................         7           8

     The Company maintains a secured credit facility with the Federal Home Loan Bank of San Francisco (FHLB-SF) against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB-SF eligible collateral of at least 100% of outstanding advances. Included in the long-term borrowings were $216.0 million of advances maturing in 2008 with provisions which allow the FHLB-SF, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. The advances were secured with mortgage-backed securities and loans. At December 31, 2000, credit availability under this facility was approximately $490.6 million.

                              UCBH HOLDINGS, INC.

 9. BORROWINGS -- (CONTINUED)
     In December of 1998, the Bank entered into the Treasury Investment Program with the Federal Reserve Bank of San Francisco. This borrowing line allows the Bank to utilize deposits made to the U.S. Treasury for federal tax payments until the Treasury needs the funds.

     This borrowing line must be fully collateralized at all times and at December 31, 2000, the maximum amount of borrowings allowed based on collateral placed with the Federal Reserve Bank was approximately $10.0 million. At December 31, 2000, the fair value of securities pledged with the FRB was $11.9 million. Borrowings outstanding at December 31, 2000 were $2.6 million.

10. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES OF UCBH HOLDINGS, INC. (UCBH)

     On April 17, 1998, UCBH Trust Co. (the "Trust"), a Delaware statutory business trust owned by the Company, issued $30 million of 9.375% Guaranteed Preferred Beneficial Interests in UCBH's Subordinated Debentures ("Capital Securities"). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.375% Junior Subordinated Debentures issued by UCBH. The Junior Subordinated Debentures mature on May 1, 2028. Payment of distributions out of the monies held by the Trust and payments on liquidation of the Trust or the redemption of the Capital Securities are guaranteed by UCBH to the extent the Trust has funds available therefor. The obligations of UCBH under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of UCBH and will be structurally subordinated to all liabilities and obligations of UCBH's subsidiaries. Distributions on the Capital Securities are payable semi-annually, in arrears on May 1 and November 1 of each year, commencing November 1, 1998. The Junior Subordinated Debentures are not redeemable prior to May 1, 2005, unless certain events have occurred.

     The proceeds from the issuance of the Capital Securities were used primarily to provide additional capital for the Bank. Interest expense on the Capital Securities was $2.8 million, $2.8 million and $2.0 million for the years ended December 31, 2000, 1999, and 1998, respectively.

11. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

     The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts are also subject to qualitative judgments by the regulators about components, weightings, and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk weighed assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2000, the Bank met the "well capitalized" requirements under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratio as set forth in the table. There are no conditions or events since December 31, 2000 that management believes have changed the institution's category.

                              UCBH HOLDINGS, INC.

11. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS -- (CONTINUED) The Company's and the Bank's actual capital amounts and ratios are also presented in the following table (dollars in thousands):

                                                                                 TO BE WELL
                                                                              CAPITALIZED UNDER
                                                            FOR CAPITAL       PROMPT CORRECTIVE
                                         ACTUAL          ADEQUACY PURPOSES    ACTION PROVISIONS
                                    -----------------    -----------------    -----------------
                                     AMOUNT     RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                    --------    -----    --------    -----    --------    -----
As of December 31, 2000
Total Capital (to risk weighted
  assets)
  United Commercial Bank..........  $191,445    10.97%   $139,657    8.00%    $174,572    10.00%
  UCBH Holdings, Inc..............   197,220    11.29     135,952    8.00
Tier I Capital (to risk weighted
  assets)
  United Commercial Bank..........  $169,536     9.71%   $ 69,829    4.00%    $104,743     6.00%
  UCBH Holdings, Inc..............   175,291    10.03      67,976    4.00
Tier I Capital (to average assets)
  (Leverage Ratio)
  United Commercial Bank..........  $169,536     6.95%   $ 97,518    4.00%    $121,898     5.00%
  UCBH Holdings, Inc..............   175,291     7.18      97,684    4.00

     The following is a reconciliation of capital under Generally Accepted Accounting Principles ("GAAP") with regulatory capital at December 31, 2000 (dollars in thousands):

                                             TIER I CAPITAL                     RISK-BASED CAPITAL
                                    ---------------------------------    ---------------------------------
                                        UNITED              UCBH             UNITED              UCBH
                                    COMMERCIAL BANK    HOLDINGS, INC.    COMMERCIAL BANK    HOLDINGS, INC.
                                    ---------------    --------------    ---------------    --------------
GAAP Capital......................     $157,890           $133,645          $157,890           $133,645
Nonallowable components:
  Unrealized losses on securities
     available for sale...........       13,019             13,019            13,019             13,019
  Goodwill........................         (102)              (102)             (102)              (102)
  Servicing rights................          (60)               (60)              (60)               (60)
  Other...........................       (1,211)            (1,211)           (1,211)            (1,211)
Additional capital components:
  Guaranteed preferred beneficial
     interests in junior
     subordinated debentures......           --             30,000                --             30,000
  Allowance for loan
     losses -- limited to 1.25% of
     risk-based assets............           --                 --            21,909             21,929
                                       --------           --------          --------           --------
Regulatory capital................     $169,536           $175,291          $191,445           $197,220
                                       ========           ========          ========           ========

     The Company and United are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. The Company did not declare or pay dividends in the years ended December 31, 1999 and 1998.

     During 2000, the Company declared dividends totaling $0.20 per share.

                              UCBH HOLDINGS, INC.

12. EARNINGS PER SHARE

     The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share:

                                                  YEARS ENDED DECEMBER 31,
                                                    2000, 1999, AND 1998
                                           --------------------------------------
                                                                            PER
                                             INCOME          SHARES        SHARE
                                           (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                           -----------    -------------    ------
                                                   (DOLLARS IN THOUSANDS,
                                                 EXCEPT PER SHARE AMOUNTS)
2000:
Basic:
  Net income.............................    $24,128        9,354,439      $2.58
Effect of stock options..................         --          367,150
                                             -------        ---------
Diluted:
  Net income.............................    $24,128        9,721,589      $2.48
                                             =======        =========
1999:
Basic:
  Net income.............................    $19,068        9,333,333      $2.04
Effect of stock options..................         --          151,694
                                             -------        ---------
Diluted:
  Net income.............................    $19,068        9,485,027      $2.01
                                             =======        =========
1998:
Basic:
  Net income.............................    $10,888        8,351,852      $1.30
Effect of long-term debt to affiliates...        347          581,233
                                             -------        ---------
Diluted:
  Net income and assumed conversions.....    $11,235        8,933,085      $1.26
                                             =======        =========

13. SEGMENT INFORMATION

     The Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," on January 1, 1998. The Company designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

     The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its business into two reportable segments: Consumer Banking and Commercial Banking. These segments serve California's consumers and businesses. Historically, our customer base has been primarily the ethnic Chinese communities located mainly in the San Francisco Bay area, Sacramento/Stockton and metropolitan Los Angeles.

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

                              UCBH HOLDINGS, INC.

13. SEGMENT INFORMATION -- (CONTINUED)
     Following is segment information of the Company for the years ended December 31, 2000, 1999, and 1998:

                                                                         RECONCILING
                                             COMMERCIAL     CONSUMER        ITEMS         TOTAL
                                             ----------    ----------    -----------    ----------
                                                                 (IN MILLIONS)
2000
Net interest income (before provision for
  loan losses).............................  $   36,465    $   46,519        $--        $   82,984
Segment net income.........................      12,111        12,017         --            24,128
Segment total assets.......................   1,333,256     1,168,863         --         2,502,119

1999
Net interest income (before provision for
  loan losses).............................  $   22,768    $   47,946        $--        $   70,714
Segment net income.........................       4,368        14,700         --            19,068
Segment total assets.......................     998,086     1,286,714         --         2,284,800

1998
Net interest income (before provision for
  loan losses).............................  $   13,686    $   38,751        $--        $   52,437
Segment net income.........................       2,614         8,278         (4)           10,888
Segment total assets.......................     679,656     1,467,676         --         2,147,332

14. EMPLOYEE BENEFIT PLANS

  Stock Option Plan

     In May 1998, the Company adopted a Stock Option Plan ("Plan") which provides for the granting of stock options to eligible officers, employees and directors of the Company and United. The Company has reserved 933,333 shares of Common Stock to be issued pursuant to the Plan. All of the options are exercisable for ten years following the option grant date and vest over a three-year period. The following table summarizes the stock option activity during the years ended December 31, 2000 and 1999.

                                                         2000                         1999
                                               -------------------------    -------------------------
                                               NUMBER        WEIGHTED       NUMBER        WEIGHTED
                                                 OF          AVERAGE          OF          AVERAGE
                                               SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                               -------    --------------    -------    --------------
Options outstanding, beginning of year.......  858,167        $15.07        620,000        $15.00
Granted......................................  101,500         25.08        265,000         15.24
Canceled or expired..........................  (37,830)        16.33        (26,833)        15.00
Exercised....................................  (41,471)        15.00             --            --
                                               -------                      -------
Options outstanding, end of year.............  880,366         16.18        858,167         15.07
                                               =======                      =======
Shares exercisable end of year...............  443,731         15.13        215,000         15.00
Weighted average fair value of options
  granted during the year....................                   7.69                         3.72
Market value of stock at December 31, 2000
  and 1999 period end........................                 $46.63                       $20.56

                              UCBH HOLDINGS, INC.

14. EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     For options outstanding at December 31, 2000, the range of exercise prices was as follows:

                                                     WEIGHTED
                   OPTIONS     WEIGHTED AVERAGE       AVERAGE         OPTIONS     WEIGHTED AVERAGE
EXERCISE PRICE   OUTSTANDING    EXERCISE PRICE    REMAINING LIFE    EXERCISABLE    EXERCISE PRICE
--------------   -----------   ----------------   ---------------   -----------   ----------------
       $15.00      775,199          $15.00             7.60           440,896          $15.00
        19.75        8,167           19.75             8.54             2,835           19.75
        20.00       27,500           20.00             9.03                --              --
        21.31       26,000           21.31             9.32                --              --
        27.50       20,000           27.50             9.53                --              --
        34.00       23,500           34.00             9.78                --              --
                   -------                                            -------
Total/Average...   880,366           16.18             7.81           443,731           15.13
                   =======                                            =======

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." This Statement establishes a new fair value based accounting method for stock-based compensation for plans and encourages, but does not require, employers to adopt the new method in place for the provisions of Accounting Principles Board ("APB") Release No. 25. Companies may continue to apply the accounting provisions of APB No. 25 in determining net income. However, they must apply the disclosure requirements of SFAS No. 123 for all grants issued after 1994. The Company elected to apply the provisions of APB No. 25 in accounting for the employee stock plan described above. Accordingly, no compensation cost has been recognized for stock options granted under the Plan.

     If the computed fair values of the stock awards had been amortized to expense over the vesting period of the awards, pro forma amounts would have been as shown in the following table. The impact of outstanding nonvested stock options has been excluded from the pro forma calculation.

                                                         2000             1999
                                                       ---------        ---------
                                                         (DOLLARS IN THOUSANDS,
                                                       EXCEPT EARNINGS PER SHARE)
Net income:
  As reported........................................   $24,128          $19,068
  Pro Forma..........................................    24,044           18,476
Basic earnings per share:
  As reported........................................      2.58             2.04
  Pro Forma..........................................      2.57             1.98
Diluted earnings per share:
  As reported........................................      2.48             2.01
  Pro Forma..........................................      2.47             1.95

     These calculations require the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility, dividend yield, and expected time to exercise, which greatly affect

                              UCBH HOLDINGS, INC.

14. EMPLOYEE BENEFIT PLANS -- (CONTINUED) the calculated values. The following weighted average assumptions were used in the Black-Scholes option pricing model for options granted in 2000, 1999 and 1998:

                                                     2000      1999     1998
                                                   --------    -----    -----
Dividend yield...................................      1.30%    1.70%    1.50%
Volatility.......................................     35.16%   28.20%   28.12%
Risk-free interest rate..........................      6.30%    5.20%    5.60%
Expected lives (years)...........................         5        5        5

  United Commercial Bank Savings Plus Plan

     The Bank has a 401(k) tax deferred savings plan ("Plan") under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the Plan. The Bank matches the employees' contributions at a rate set by the Board of Directors. The Plan provides for employer contributions of 50 percent of employee contributions for employee participants whose annual compensation was less than $80,000 for 1998 and 1999 and all employees for 2000. For 2000, 1999, and 1998, employer contributions were limited to $2,000 per participant. The matching contribution vests ratably over the first five years of service.

     For the years ended December 31, 2000, 1999 and 1998, the Bank contributed $433,000, $392,000 and $332,000, respectively, to the 401(k) Plan.

15. FEDERAL AND STATE TAXES ON INCOME

     Following is a summary of the provision for taxes on income (dollars in thousands):

                                                   YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                  2000       1999       1998
                                                 -------    -------    ------
Current tax expense:
  Federal......................................  $15,539    $ 1,933    $6,080
  State........................................    3,409      1,104     1,282
                                                 -------    -------    ------
                                                  18,948      3,037     7,362
                                                 -------    -------    ------
Deferred tax (benefit) expense:
  Federal......................................   (4,152)     8,288       411
  State........................................   (1,053)     1,553        82
                                                 -------    -------    ------
                                                  (5,205)     9,841       493
                                                 -------    -------    ------
                                                 $13,743    $12,878    $7,855
                                                 =======    =======    ======

                              UCBH HOLDINGS, INC.

15. FEDERAL AND STATE TAXES ON INCOME -- (CONTINUED)
     Deferred tax liabilities (assets) are comprised of the following (dollars in thousands):

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                          --------------------
                                                            2000        1999
                                                          --------    --------
Deferred tax liabilities:
  Deferred loan fees....................................  $  2,484    $  2,640
  FHLB dividends........................................     2,539       2,966
  Purchase accounting adjustments.......................        98         124
  Market value adjustments on certain loans and
     securities.........................................     7,925       8,208
  State taxes...........................................        --       1,231
  Other.................................................       224         137
                                                          --------    --------
                                                            13,270      15,306
                                                          --------    --------
Deferred tax assets:
  Loan and OREO loss allowances.........................    (9,559)     (6,477)
  Depreciation..........................................      (594)       (515)
  Unrealized losses on securities available for sale....    (9,427)     (9,700)
  State taxes...........................................      (259)         --
  Compensation and benefits.............................      (224)       (213)
  Other.................................................      (135)       (162)
                                                          --------    --------
                                                           (20,198)    (17,067)
                                                          --------    --------
Net deferred tax assets.................................  $ (6,928)   $ (1,761)
                                                          ========    ========

     The following table reconciles the statutory income tax rate to the consolidated effective income tax rate:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                         2000    1999    1998
                                                         ----    ----    ----
Federal income tax rate................................  35.0%   35.0%   35.0%
State franchise tax rate, net of federal income tax
  effects..............................................   6.9     6.9     6.9
                                                         ----    ----    ----
Statutory income tax rate..............................  41.9    41.9    41.9
                                                         ----    ----    ----
Increase (reduction) in tax rate resulting from:
  California enterprise tax credit.....................  (2.9)     --      --
  Tax exempt income....................................  (1.6)   (2.3)   (1.9)
  Amortization of intangibles..........................   0.1     0.1     0.1
  Other, net...........................................  (1.2)    0.6     3.7
                                                         ----    ----    ----
                                                         36.3%   40.3%   43.8%
                                                         ====    ====    ====

                              UCBH HOLDINGS, INC.

15. FEDERAL AND STATE TAXES ON INCOME -- (CONTINUED)
     The Company's assets and liabilities included the following amounts related to income taxes (dollars in thousands):

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Net deferred (asset) liability:
  Federal income tax.....................................  $(5,243)   $(1,461)
  State franchise tax....................................   (1,685)      (300)
                                                           -------    -------
                                                            (6,928)    (1,761)
(Prepaid income taxes) taxes payable.....................   (1,482)    (2,772)
                                                           -------    -------
                                                           $(8,410)   $(4,533)
                                                           =======    =======

     The years 1997 through 1999 remain open for both Internal Revenue Service purposes and California Franchise Tax Board purposes. The 2000 Federal and State tax returns have not yet been filed.

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

     Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of December 31, 2000 and 1999 are as follows (dollars in millions):

                                                               2000      1999
                                                              ------    ------
Financial instruments whose contract amounts represent
  credit risk:
  Commitments to extend credit:
       Consumer (including residential mortgage)............  $ 21.0    $ 32.0
       Commercial (excluding construction)..................    91.1      77.0
       Construction.........................................   170.8     126.9
  Letters of credit.........................................     9.3       6.4
Financial instruments whose notional or contract amounts
  exceed the amount of credit risk:
  Interest-rate cap and swap agreements.....................  $185.0    $160.0

                              UCBH HOLDINGS, INC.

16. DERIVATIVE FINANCIAL INSTRUMENT AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- (CONTINUED)
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held generally includes residential or commercial real estate, accounts receivable, or other assets.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by inventories or by deposits held at the Company.

     In order to minimize the exposure arising from forward contracts, the Company enters into hedge options from time to time. Interest rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. Entering into interest-rate cap agreements involves the risk of dealing with counter parties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company is a purchaser of interest rate caps. At both December 31, 2000 and December 31, 1999, the Company had LIBOR-based interest rate caps with a notional amount of $160 million outstanding. At December 31, 2000, $25 million of interest rate swaps were outstanding. For the years ended December 31, 2000 and 1999, costs associated with the interest rate caps and swaps negatively impacted net interest income by $261,000 and $753,000, respectively.

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

     Future minimum rental payments, which do not include common area costs, due each year under existing operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2000, are payable as follows (dollars in thousands):

2001........................................................  $ 3,493
2002........................................................    3,182
2003........................................................    2,959
2004........................................................    1,804
2005........................................................    1,556
Aggregate thereafter........................................    7,777
                                                              -------
          Total minimum payments required...................  $20,771
                                                              =======

                              UCBH HOLDINGS, INC.

18. LEASE COMMITMENTS AND CONTINGENT LIABILITIES -- (CONTINUED)
     Rental expense was approximately $3.6 million, $3.5 million, and $3.4 million for the years ended December 31, 2000, 1999, and 1998, respectively.

  Contingent Liabilities

     The Company is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Company's operations or financial condition.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instrument," requires all entities to estimate the fair value of all financial instrument assets, liabilities, and off-balance-sheet transactions. Fair values are point-in-time estimates that can change significantly based on numerous factors. Accordingly, management cannot provide any assurance that the estimated fair values presented below could actually be realized. The fair value estimates for financial instruments were determined as of December 31, 2000 and 1999, by application of the described methods and significant assumptions.

  Cash and Short-term Investments

     For these short-term instruments, the carrying value of $38.2 million at December 31, 2000 and $24.3 million at December 31, 1999 is a reasonable estimate of fair value.

  Investment and Mortgage-backed Securities

     The aggregate fair value of investment and mortgage-backed securities is $502.7 million at December 31, 2000 and $527.5 million at December 31, 1999. Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Loans Receivable

     The aggregate fair value of loans receivable is $1.90 billion at December 31, 2000 and $1.66 billion at December 31, 1999. Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings at the same remaining maturities. In addition, the allowance for loan losses was considered a reasonable adjustment for credit risk for the entire portfolio.

  Deposit Liabilities

     Fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The aggregate fair value of deposits is $2.07 billion at December 31, 2000 and $1.68 billion at December 31, 1999.

  Federal Home Loan Bank Advances and Other Borrowings

     Fair value of Federal Home Loan Bank advances and other borrowings is estimated using the rates currently being offered for advances with similar remaining maturities. The aggregate fair value of Federal Home Loan Bank advances and other borrowings at December 31, 2000 was $260.6 million and $403.6 million at December 31, 1999.

                              UCBH HOLDINGS, INC.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
  Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures

     The fair value of the Company's junior subordinated debentures is estimated using market interest rates currently being offered for similar unrated debt instruments. The fair market value of the junior subordinated debentures was $25.6 million at December 31, 2000 and $28.2 million at December 31, 1999.

  Interest Rate Cap and Swap Agreements

     The fair value of the cap and swap agreements used for hedging purposes is the estimated amount that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the cap counter parties. The fair market value of cap and swap agreements at December 31, 2000 was $226,000 and $3.2 million at December 31, 1999.

  Commitments to Extend Credit, Commitments to Purchase Loans, Securities Sold But Not Owned, and Options on Interest Rate Futures

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values for securities sold but not owned and options on interest rate futures are based on quoted market prices or dealer quotes. The fair value of commitments to extend credit and commitments to purchase loans cannot be readily determined. There were no put or call options at December 31, 2000 or December 31, 1999.

                              UCBH HOLDINGS, INC.

20. PARENT COMPANY

     Condensed unconsolidated financial information of UCBH Holdings, Inc. is presented below.

                            CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                           ASSETS
Cash and due from banks.....................................  $     70    $     --
Investment and mortgage-backed securities available for
  sale, at fair value.......................................       470         500
Investment in subsidiaries..................................   157,890     136,121
Other assets................................................     6,295       3,984
                                                              --------    --------
          Total assets......................................  $164,725    $140,605
                                                              ========    ========

                        LIABILITIES
Accrued interest payable....................................  $    470    $    469
Other liabilities...........................................       610          29
Junior subordinated debentures payable to UCBH Trust Co.....    30,000      30,000
                                                              --------    --------
          Total liabilities.................................    31,080      30,498
                                                              --------    --------

                    STOCKHOLDERS' EQUITY
Common stock................................................        94          93
Additional paid-in capital..................................    60,366      59,485
Subsidiary's accumulated other comprehensive income.........   (13,019)    (13,419)
Retained earnings...........................................    86,204      63,948
                                                              --------    --------
          Total stockholders' equity........................   133,645     110,107
                                                              --------    --------
          Total liabilities and stockholders' equity........  $164,725    $140,605
                                                              ========    ========

                              UCBH HOLDINGS, INC.

20. PARENT COMPANY -- (CONTINUED)
                         CONDENSED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                   FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
                           INCOME
Interest income on investment securities....................  $    59    $    18    $    50
Dividends from subsidiary...................................    5,600      3,100      1,625
Miscellaneous income........................................       --         --          6
                                                              -------    -------    -------
          Total income......................................    5,659      3,118      1,681
                                                              -------    -------    -------

                          EXPENSE
Interest expense on junior subordinated debentures..........    2,812      2,812      1,985
Interest expense on long-term debt to affiliates............       --         --        599
Miscellaneous expense.......................................    1,878        878        257
                                                              -------    -------    -------
          Total expense.....................................    4,690      3,690      2,841
                                                              -------    -------    -------
Income (loss) before taxes and equity in undistributed net
  income of subsidiary......................................      969       (572)    (1,160)
Income tax benefit..........................................    1,789      1,355        827
Equity in undistributed net income of subsidiary............   21,370     18,285     11,221
                                                              -------    -------    -------
          Net income........................................  $24,128    $19,068    $10,888
                                                              =======    =======    =======

                              UCBH HOLDINGS, INC.

20. PARENT COMPANY -- (CONTINUED)
                       CONDENSED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
OPERATING ACTIVITIES
Net income.................................................  $ 24,128    $ 19,068    $ 10,888
  Adjustments to reconcile net income to net cash provided
     by (used for) operating activities:
     Equity in undistributed net income of subsidiary......   (21,370)    (18,285)    (11,221)
     Decrease in other assets..............................    (2,050)     (1,623)     (2,361)
     Increase in accrued interest payable..................        --          --         469
     Increase (decrease) in other liabilities..............       112        (160)        231
                                                             --------    --------    --------
       Net cash used for operating activities..............       820      (1,000)     (1,994)
                                                             --------    --------    --------

INVESTING ACTIVITIES
Purchases of investments and mortgage-backed securities,
  available for sale.......................................        --          --      (1,500)
Maturities of investments available for sale...............        --       1,500          --
Capital contribution to subsidiary.........................        --          --     (35,750)
                                                             --------    --------    --------
       Net cash provided by (used in) investing
          activities.......................................        --       1,500     (37,250)
                                                             --------    --------    --------

FINANCING ACTIVITIES
Proceeds from issuance of common stock.....................       623          --      29,248
Proceeds from issuance of junior subordinated debentures to
  UCBH Trust Co. ..........................................        --          --      30,000
Decrease in long-term debt to affiliates...................        --          --     (20,060)
Payment of cash dividend on common stock...................    (1,403)         --          --
                                                             --------    --------    --------
       Net cash (used in) provided by financing
          activities.......................................      (780)         --      39,188
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......        40         500         (56)
Cash and cash equivalents beginning of year................       500          --          56
                                                             --------    --------    --------
Cash and cash equivalents end of year......................  $    540    $    500    $      0
                                                             ========    ========    ========

                       UNAUDITED SUPPLEMENTAL INFORMATION

UCBH HOLDINGS, INC.

  Quarterly Condensed Consolidated Financial Information

                                        2000 QUARTERS                           1999 QUARTERS
                            -------------------------------------   -------------------------------------
                            FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
                            -------   -------   -------   -------   -------   -------   -------   -------
                                          (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Interest income...........  $49,622   $48,174   $45,830   $43,062   $41,617   $40,412   $38,727   $37,927
Interest expense..........   27,978    27,168    25,397    23,161    22,498    21,956    21,493    22,022
                            -------   -------   -------   -------   -------   -------   -------   -------
Net interest income.......   21,644    21,006    20,433    19,901    19,119    18,456    17,234    15,905
                            -------   -------   -------   -------   -------   -------   -------   -------
Provision for credit
  losses..................    3,197     2,862     1,951     1,755     2,167     1,475     1,278       725
Noninterest income........    1,339     1,231     1,149     1,032       926       997     1,436       716
Noninterest expense.......   10,431    10,099     9,826     9,743     9,155     9,384     9,289     9,370
                            -------   -------   -------   -------   -------   -------   -------   -------
Income before income
  taxes...................    9,355     9,276     9,805     9,435     8,723     8,594     8,103     6,526
Income tax expense........    2,898     3,048     3,937     3,860     3,471     3,506     3,303     2,598
                            -------   -------   -------   -------   -------   -------   -------   -------
Net income................  $ 6,457   $ 6,228   $ 5,868   $ 5,575   $ 5,252   $ 5,088   $ 4,800   $ 3,928
                            =======   =======   =======   =======   =======   =======   =======   =======
Net income per common
  share:
  Basic net income........  $  0.69   $  0.66   $  0.63   $  0.60   $  0.56   $  0.55   $  0.51   $  0.42
  Diluted net income......     0.66      0.64      0.60      0.58      0.55      0.53      0.50      0.42