Form 10-K, Exhibit 13
period 2002-12-31
UCBH HOLDINGS INC
filed 2003-02-25
CIK 1061580

Exhibit 13.0

SELECTED CONSOLIDATED FINANCIAL DATA

      We are providing the following selected consolidated financial information about us to assist you in your review of the Company. This information is derived from our audited financial statements for each of the fiscal years shown below. The following information is only a summary, and you should read it together with our consolidated financial statements and notes included in this Annual Report.

	At December 31,

	2002	2001	2000	1999	1998

	(Dollars in Thousands)
Financial Condition and Other Data:
Total assets	$4,853,636	$2,932,043	$2,502,119	$2,284,800	$2,147,332
Net loans	2,978,945	2,229,753	1,902,921	1,667,192	1,477,226
Securities(1)	1,581,381	593,393	487,240	512,361	587,557
Deposits	4,006,813	2,466,152	2,064,019	1,676,148	1,633,895
Guaranteed preferred beneficial interests in junior subordinated debentures	136,000	36,000	30,000	30,000	30,000
Borrowings	353,374	238,000	260,558	449,612	368,000
Stockholders’ equity(2)	282,637	174,124	133,645	110,107	103,638
Nonperforming assets	4,654	991	2,631	5,354	6,880
Ratio of equity to assets	5.82%	5.94%	5.34%	4.82%	4.83%

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in Thousands, Except Earnings Per Share)
Operating Data:
Interest income	$205,178	$202,787	$186,688	$158,683	$130,831
Interest expense	80,232	104,330	103,704	87,969	78,393

Net interest income	124,946	98,457	82,984	70,714	52,438
Provision for loan losses	9,673	5,620	9,765	5,645	3,412

Net interest income after provision for loan losses	115,273	92,837	73,219	65,069	49,026
Noninterest income	12,142	6,905	4,751	4,075	3,402
Noninterest expense(3)	64,349	49,296	40,099	37,198	33,685

Income before taxes	63,066	50,446	37,871	31,946	18,743
Income tax expense	24,138	19,958	13,743	12,878	7,855

Net income	$38,928	$30,488	$24,128	$19,068	$10,888

Operating Ratios and Other Data:
Return on average assets	1.14%	1.12%	1.02%	0.87%	0.60%
Return on average equity	18.42	19.58	20.12	18.00	12.52
Interest rate spread(4)	3.46	3.30	3.24	3.04	2.72
Net interest margin(4)	3.73	3.69	3.59	3.29	2.95
Efficiency ratio(5)	46.94	46.79	45.70	49.74	60.32
Noninterest expense to average assets	1.88	1.82	1.70	1.69	1.84
Asset Quality Data:
Nonperforming assets to total assets	0.10%	0.03%	0.11%	0.23%	0.32%
Nonperforming loans to total loans	0.15	0.04	0.13	0.27	0.41
Allowance for loan losses to total loans	1.61	1.53	1.50	1.16	1.00
Net charge-offs to average gross loans	0.23	0.00	0.02	0.07	0.05
Bank Regulatory Capital Ratios:
Tier I risk-based capital	10.26%	9.65%	9.71%	10.04%	10.42%
Total risk-based capital	11.52	10.91	10.97	11.29	11.61
Leverage ratio (Tier I capital to total average assets)	7.57	7.26	6.95	6.58	6.25
Per Share Data:
Basic earnings per share(2)	$1.96	$1.60	$1.29	$1.02	$0.65
Diluted earnings per share(2)	1.88	1.53	1.24	1.01	0.63
Dividends per share	0.20	0.16	0.10	—	—

(1)	Includes available for sale securities and held to maturity securities.

(2)	In conjunction with the acquisition of Bank of Canton of California in October 2002, the Company issued 1.3 million shares of common stock.

(3)	Includes $6.75 million of expense representing litigation settlement in 2002.

(4)	Calculated on a nontax equivalent basis.

(5)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements about the future that may or may not materialize. When we use words like “anticipate,” “believe,” “estimate,” “may,” “intend,” or “expect,” we are speculating about what will happen in the future. The outcome may be materially different from our speculations. We believe that certain factors identified elsewhere in this Annual Report could cause a different outcome. There may also be other factors that could cause a different outcome.

      The following discussion and analysis is intended to assist in an understanding of the significant factors that influence our financial condition at December 31, 2002 as compared to December 31, 2001. It also analyzes our results of operations for the year ended December 31, 2002 as compared to the year ended December 31, 2001, and for the year ended December 31, 2001 as compared to the year ended December 31, 2000. You should read the discussion and analysis together with our financial statements and corresponding notes included in this Annual Report.

Impact of Critical Accounting Policies

      Our consolidated financial statements are prepared in accordance with generally accepted accounting principles and follow general industry practices. The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion and analysis, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. The critical accounting policies include estimation techniques and judgments that are based on the relevant variables and the Company’s assumptions. These techniques and judgments are applied in the determination of the allowance for loan losses, goodwill and core deposit intangible balances. The Company considers their critical accounting policies to be the following:

•	Investment and mortgage-backed securities;

•	Loans;

•	Allowance for loan losses;

•	Goodwill and other intangibles; and

•	Employee benefit plan (APB 25).

Recent Accounting Pronouncements

      Note 2 to the consolidated financial statements discusses new accounting policies adopted by the Company during 2002 and the expected impact of accounting policies issued or proposed, but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects the Company’s financial condition, results of operations, or liquidity, the impacts are discussed in the applicable sections of this financial review and notes to the consolidated financial statements. The Company adopted SFAS 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangibles,” and applied the requirements in connection with the acquisition of Bank of Canton of California (“BCC”). The adoption of the other pronouncements had no material effect to the Company’s financial condition and results of operations.

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

      Our results of operations in 2002 have been affected by our acquisition of BCC and by the settlement of litigation during the fourth quarter. The impact of these events is described in more detail below.

      We also earn noninterest income, which is generally made up of commercial banking fees and other fees paid by our customers, and gains on sales of loans and securities. In addition to interest expense, our income is impacted by noninterest expenses (primarily our compensation, occupancy and professional fees, and our provision for loan losses). Other factors beyond our control, such as general economic conditions, competition from other financial services companies, changes in interest rates, government and regulatory action and policies, may also significantly affect our results of operations.

      The Bank operates in the commercial and consumer lending business segments. Through its Commercial Banking Division, the Bank offers commercial deposit facilities and commercial loans. Included in the loans offered are nonresidential real estate loans, commercial business loans, multifamily real estate loans, construction loans, and small business loans. Through the consumer business segment, the Bank offers consumer deposit products including savings accounts, checking accounts and time deposits. The consumer segment also originates residential mortgage (one to four family) loans and home equity lines of credit.

      Through the Commercial Banking Division, the Bank originates commercial real estate loans for primary users, as well as for investors. The Bank also originates multifamily mortgages, which are typically secured by five to 50 unit residential buildings, within its primary market areas. Loans secured by residential buildings in excess of 50 units are underwritten pursuant to the Bank’s underwriting standards for commercial nonresidential real estate loans. Both types of commercial real estate loans are generally adjustable-rate or fixed-rate for an initial period of time and then become adjustable-rate loans. They are generally amortized over 25 to 30 years or less and have balloon payments in 15 years or less.

      Construction loans are originated generally for the construction of entry-level and first-time move-up housing within California or mixed-use properties. The Bank focuses on mid-tier builders. Construction loans are generally prime based, are generally written for a one-year term and may have up to a one-year renewal option.

      The Bank provides commercial business loans to customers for working capital purposes for accounts receivable and inventory, as well as loans to finance equipment, accounts receivable and inventory. In addition, the Bank offers small business loans, for which 75% to 85% of the principal balance is generally guaranteed by the Small Business Administration.

      The Bank originates fixed-rate and adjustable-rate residential mortgage (one to four family) loans within its primary market area. These loans are originated through its retail branches. Such mortgage loans are originated primarily for owner-occupants. In addition to these residential mortgage loans, the Bank offers home equity loans.

      Net Income. We earned $38.9 million in net income in 2002 as compared to $30.5 million in net income in 2001, an increase of $8.4 million, or 27.7%. Our return on average assets was 1.14% in 2002, as compared to 1.12% in 2001, and our return on average equity was 18.42% in 2002, as compared to 19.58% in 2001.

      We earned $30.5 million for 2001, as compared to $24.1 million in net income for 2000. Our return on average assets was 1.12% for 2001, as compared to 1.02% for 2000, and our return on average equity was 19.58% in 2001, as compared to 20.12% for 2000.

      We have experienced steady growth in net income during the periods presented. The increase in our net income in 2002, as compared to 2001, was primarily the result of an increase in net interest income from $98.5 million to $124.9 million for the year, before provision for loan losses. The reasons for the increase in the net interest income are discussed below.

      The provision for loan losses increased from $5.6 million in 2001 to $9.7 million in 2002, reflecting the increase in the commercial loan portfolio during the year and the credit risk inherent in the portfolio. The Bank uses a systematic methodology to calculate the allowance for loan losses. By applying this methodology, which takes into account our loan portfolio mix, credit quality and loan growth, we determine the appropriateness of our allowance for loan losses. We adjust the allowance for loan losses by quarterly provisions charged to earnings.

      Partially offsetting the increase in net interest income was the increase in noninterest expenses from $49.3 million in 2001 to $64.3 million in 2002. The increase in our noninterest expenses, as discussed below, resulted primarily from litigation settlement expenses and associated legal fees, the additional operating expenses associated with the acquisition of BCC in October 2002, and increases in personnel expenses incurred as a result of the continued expansion of our commercial banking activities.

      The increase in our net income in 2001, as compared to 2000, was mainly the result of an increase in net interest income from $83.0 million to $98.5 million, as discussed below.

      Net Interest Income and Net Interest Margin. Our net interest margin, calculated on a fully tax equivalent basis (representing net interest income as a percentage of average interest-earning assets), improved to 3.79% for 2002 from 3.73% for 2001. Accordingly, our net interest margin calculated on a nontax equivalent basis improved to 3.73% for 2002 from 3.69% for 2001. Our net interest income for 2002 was $124.9 million, an increase of $26.5 million, or 26.9%, from our net interest income of $98.5 million for 2001, primarily as a result of the following factors:

•	We increased the average balance of loans in our portfolio from $2.06 billion in 2001 to $2.44 billion in 2002.

•	We increased our average balance of securities from $580.9 million in 2001 to $893.2 million in 2002.

•	We reduced our average cost of deposits from 3.88% in 2001 to 2.16% in 2002.

•	Partially offsetting the reduction in the deposit cost was a decrease in the average yield on securities from 6.43% in 2001 to 5.38% in 2002, and a decrease in the average yield on loans from 7.97% in 2001 to 6.43% in 2002.

      Our net interest margin, calculated on a fully tax equivalent basis, improved to 3.73% for 2001 from 3.62% for 2000. Accordingly, our net interest margin, calculated on a nontax equivalent basis, improved to 3.69% for 2001 from 3.59% for 2000. Our net interest income for 2001 was $98.5 million, an increase of $15.5 million, or 18.6%, from our net interest income of $83.0 million for 2000, primarily as a result of the following factors:

•	We increased the average balance of loans in our portfolio from $1.80 billion in 2000 to $2.06 billion in 2001.

•	We increased our average balance of securities from $512.1 million in 2000 to $580.9 million in 2001.

•	We reduced our average cost of deposits from 4.31% in 2000 to 3.88% in 2001.

•	Partially offsetting the reduction in the deposit cost was a decrease in the average yield on securities from 6.67% in 2000 to 6.43% in 2001, and a decrease in the average yield on loans from 8.48% in 2000 to 7.97% in 2001.

      The following table presents, for the periods indicated, the distribution of our average assets, liabilities and stockholders’ equity, as well as the total dollar amounts of interest income from average interest-earning assets, and the resultant yields and dollar amounts of interest expense of average interest-bearing liabilities, expressed both in dollars and rates:

			For the Years Ended December 31,

	At		2002				2001				2000
	December 31,
	2002				Interest				Interest				Interest
			Average		Income or	Average	Average		Income or	Average	Average		Income or	Average
	Yield/Cost		Balance		Expense	Yield/Cost	Balance		Expense	Yield/Cost	Balance		Expense	Yield/Cost

	(Dollars in Thousands)
Interest-earning assets:
Loans(1)	5.86%		$2,442,790		$156,983	6.43%	$2,062,419		$164,328	7.97%	$1,799,019		$152,494	8.48%
Securities	4.96		893,240		48,039	5.38	580,869		37,358	6.43	512,065		34,142	6.67
Other	—		10,423		156	1.50	26,243		1,101	4.20	853		52	6.10

Total interest-earning assets	5.55		3,346,453		205,178	6.13	2,669,531		202,787	7.60	2,311,937		186,688	8.07
Noninterest-earning assets	—		74,632		—	—	42,547		—	—	48,877		—	—

Total assets	5.31		$3,421,085		$205,178	6.00	$2,712,078		$202,787	7.48	$2,360,814		$186,688	7.91

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	1.29		$389,303		$5,952	1.53	$236,002		$5,080	2.15	$153,192		$3,144	2.05
Savings accounts	1.10		521,050		6,582	1.26	405,271		8,229	2.03	304,601		6,954	2.28
Time deposits	2.45		1,752,021		48,702	2.78	1,501,202		74,126	4.94	1,254,088		66,905	5.33

Total deposits	2.03		2,662,374		61,236	2.30	2,142,475		87,435	4.08	1,711,881		77,003	4.50

Borrowings	4.22		277,272		14,343	5.17	256,650		14,051	5.47	403,661		23,889	5.92
Guaranteed preferred beneficial interests in junior subordinated debentures	6.21		63,300		4,653	7.35	30,554		2,844	9.31	30,000		2,812	9.38

Total interest-bearing liabilities	2.35		3,002,946		80,232	2.67	2,429,679		104,330	4.29	2,145,542		103,704	4.83

Noninterest-bearing deposits			166,809				109,160				76,002
Other noninterest-bearing liabilities			39,992				17,514				19,347
Stockholders’ equity			211,338				155,725				119,923

Total liabilities and stockholders’ equity			$3,421,085				$2,712,078				$2,360,814

Net interest income/net interest rate spread(2)	3.20%				$124,946	3.46%			$98,457	3.30%			$82,984	3.24%

Net interest-earning assets/ net interest margin(3)	3.41%		$343,507			3.73%	$239,851			3.69%	$166,395			3.59%

Ratio of interest-earning assets to interest-bearing liabilities	1.10	x	1.11	x			1.10	x			1.08	x

(1)	Nonaccrual loans are included in the table for computation purposes, but interest for such loans is included on a cash basis.

(2)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

     Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as “volume changes.” It is also affected by changes in the yields that we earn on interest-earning assets and rates that we pay on interest-bearing deposits and other borrowed funds, referred to as “rate changes.”

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

	For the Year Ended			For the Year Ended
	December 31, 2002			December 31, 2001
	Compared to the Year Ended			Compared to the Year Ended
	December 31, 2001			December 31, 2000

	Volume	Rate	Net	Volume	Rate	Net

	(Dollars in Thousands)
Interest income:
Loans	$150,125	$(157,470)	$(7,345)	$20,056	$(8,222)	$11,834
Securities	15,359	(4,678)	10,681	4,367	(1,151)	3,216
Other	(457)	(488)	(945)	1,060	(11)	1,049

Total interest income on interest-earning assets	165,027	(162,636)	2,391	25,483	(9,384)	16,099

Interest expense:
Deposits:
NOW, checking, and money market accounts	1,574	(702)	872	1,775	161	1,936
Savings accounts	5,104	(6,751)	(1,647)	1,916	(641)	1,275
Time deposits	15,735	(41,159)	(25,424)	11,606	(4,385)	7,221
Borrowings	931	(639)	292	(8,160)	(1,678)	(9,838)
Guaranteed preferred beneficial interests in junior subordinated debentures	2,251	(442)	1,809	51	(19)	32

Total interest expense on interest-bearing liabilities	25,595	(49,693)	(24,098)	7,188	(6,562)	626

Increase (decrease) in net interest income	$139,432	$(112,943)	$26,489	$18,295	$(2,822)	$15,473

      Provision for Loan Losses. For the year ended December 31, 2002, our provision for loan losses was $9.7 million, an increase of $4.1 million from our provision of $5.6 million for the previous year. The increase in our provision for 2002 was a result of the growth in the commercial loan portfolio during the year and credit risk inherent in the portfolio. For the year ended December 31, 2001, our provision for loan losses was $5.6 million, a decrease of $4.1 million from our provision of $9.8 million for the previous year. The Bank uses a systematic methodology to calculate the allowance for loan losses. Through application of this methodology, which takes into account our loan portfolio mix, credit quality, loan growth, the amount and trends relating to our delinquent and nonperforming loans, regulatory policies, general economic conditions and other factors relating to the collectibility of loans in our portfolio, we determine the appropriateness of our allowance for loan losses, which is adjusted by quarterly provisions charged against earnings.

      Noninterest Income. Below we set forth the composition of our noninterest income for the periods indicated:

	For the Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Commercial banking fees	$4,845	$3,324	$2,515
Service charges on deposit accounts	1,704	1,342	1,000
Gain on sale of securities	3,398	602	135
Gain on sale of loans	1,838	1,445	858
Loan servicing and miscellaneous income	357	192	243

Total noninterest income	$12,142	$6,905	$4,751

      Our noninterest income increased by $5.2 million, or 75.8%, to $12.1 million for the year ended December 31, 2002, from $6.9 million for the preceding year. The increase is primarily due to collecting more commercial banking fees in 2002, resulting from the continued growth of our Commercial Banking Division, increased gains on sales of securities, and increased small business loan sales in 2002, resulting from a higher origination volume.

      Our noninterest income increased by $2.2 million, or 45.3%, to $6.9 million for the year ended December 31, 2001, from $4.8 million for the preceding year. The increase is primarily due to increased small business loan sales in 2001, resulting from a higher origination volume and also due to collecting more commercial banking fees during 2001, the result of the continued growth of our Commercial Banking Division.

      Noninterest Expense. Below is a table outlining the components of our noninterest expense for the periods indicated:

	For the Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Personnel	$29,965	$24,959	$19,847
Occupancy	5,326	5,303	4,939
Data processing	3,463	2,878	2,284
Furniture and equipment	2,614	2,723	2,350
Professional fees and contracted services	5,626	3,848	2,297
Deposit insurance	467	393	344
Communication	726	593	491
Foreclosed assets expense	2	11	80
Intangible amortization	227	—	—
Litigation settlement expense	6,750	—	—
Miscellaneous expense	9,183	8,588	7,467

Total noninterest expense	$64,349	$49,296	$40,099

Efficiency ratio	46.94%	46.79%	45.70%
Noninterest expenses to average assets	1.88	1.82	1.70

      Our noninterest expense increased to $64.3 million for 2002, from $49.3 million for 2001, an increase of $15.1 million, or 30.5%. The higher expenses in 2002 resulted primarily from litigation settlement expense of $6.75 million and $1.8 million of associated legal fees, which are included in professional fees, a $5.0 million increase in personnel expenses due to the additional staffing required to support the growth of the Bank’s commercial banking business, and operating expenses associated with the BCC acquisition on October 28, 2002. Professional fees for 2002 of $5.6 million represented an increase of $1.8 million from $3.8 million in

2001, reflecting primarily the legal fees associated with defending the litigation that was settled in 2002. Miscellaneous expenses increased from $8.6 million in 2001 to $9.2 million in 2002, primarily as a result of increases in expenses associated with the BCC acquisition, merchant card processing, insurance, bank service fees, and travel.

      Our noninterest expense increased to $49.3 million for 2001 from $40.1 million for 2000, an increase of $9.2 million, or 22.9%. The higher expenses in 2001 primarily resulted from a $5.1 million increase in personnel expenses due to the additional staffing required to support the growth of the Bank’s commercial banking business. Professional fees for 2001 of $3.8 million represented an increase of $1.5 million over $2.3 million in 2000, reflecting increased legal expenses. Miscellaneous expenses increased from $7.5 million in 2000 to $8.6 million in 2001, primarily as a result of increases in insurance, travel, office supplies, and contribution expenses. Expense increases related to the increased commercial banking activities.

      Provision for Income Taxes. During 2002, we recorded a $24.1 million provision for income taxes, which resulted in an effective tax rate of 38.3%, compared with 39.6% for the year ended December 31, 2001. The decrease in the effective tax rate resulted primarily from the realization of tax benefits from the Bank’s lending activities in Enterprise Zones, which are areas in California designated by the California Technology, Trade and Commerce Agency as being economically depressed. Taxpayers that conduct business activities within these boundaries may qualify for special tax benefits. Additionally, the effective tax rate decreased due to a $350,000 tax benefit resulting from a California state tax law change in which half of the cumulative loan losses through December 31, 2001 taken for state income tax purposes were permanently forgiven. During 2001, we recorded a $20.0 million provision for income taxes, which resulted in an effective tax rate of 39.6%. The effective tax rate in both years is lower than the expected combined federal and state statutory rates of 42.1%, due to the effect of the Enterprise Zone Tax Credits and the effect of the municipal securities, which are not fully taxable.

Financial Condition

      The size of the balance sheet increased from $2.93 billion at December 31, 2001, to $4.85 billion at December 31, 2002, an increase of $1.92 billion, or 65.5%. On October 28, 2002, the Company completed the acquisition of BCC, with $1.45 billion in assets, for $220.0 million, of which $168.8 million was paid in cash, and 1.3 million new common shares were issued. The BCC acquisition was the primary reason for the increase in the size of the balance sheet. During 2002, the balance sheet increased by $467.8 million as a result of internal growth. Of this increase, $248.4 million resulted primarily from the increase in the size of our loan portfolio.

      Our loan portfolio increased from $2.26 billion at December 31, 2001 to $3.03 billion at December 31, 2002, an increase of $763.5 million, or 33.7%. The portfolio increased primarily as a result of the acquisition of BCC and the origination of loans for portfolio retention during 2002, partially offset by the internal securitizations of loans.

      Total loans included in the December 31, 2002 loan portfolio that were acquired from BCC, were $515.1 million. Total new loan commitments in 2002, as detailed below, were $1.46 billion and were primarily commercial loans. During 2002, the Bank internally securitized a total of $188.4 million of residential (one to four family) loans and $126.5 million of multifamily loans. In an internal securitization, the Bank securitizes its loans with Fannie Mae loans that are held in the residential mortgage (one to four family) and multifamily loan portfolios and retains the resulting securities in the available for sale portfolio. Accordingly, no gain or loss is recognized since no assets are sold. The Bank performs internal securitizations for risk-based capital management purposes. The Bank’s risk-based capital ratio has improved following a securitization, since the securities have a lower risk-based capital requirement than do the whole loans which were securitized.

      Our securities portfolio, including available for sale and held to maturity securities, increased from $593.4 million at December 31, 2001 to $1.58 billion at December 31, 2002. This represented an increase of $988.0 million, or 166.5%. The securities portfolio increased primarily as a result of the BCC acquisition and the internal securitizations of loans. BCC had a securities portfolio of $865.0 million as of the acquisition date. That portfolio was substantially restructured in the fourth quarter of 2002, as discussed below. At

December 31, 2002, approximately $312.3 million of securities from the internal securitizations remain in the securities portfolio.

      The size of the balance sheet increased from $2.50 billion at December 31, 2000 to $2.93 billion at December 31, 2001. This increase of $429.9 million, or 17.2%, resulted primarily from the increase in the size of our loan portfolio. Our loan portfolio increased from $1.93 billion at December 31, 2000 to $2.26 billion at December 31, 2001. This increase of $332.5 million, or 17.2%, resulted from the growth in commercial loans. The new loan commitments and year-end balances are discussed in detail below. Our securities portfolio increased from $487.2 million at December 31, 2000, to $593.4 million at December 31, 2001, an increase of $106.2 million, or 21.8%, primarily as a result of the securities from an internal securitization. No gain or loss is recognized since no assets are sold. The Bank performs internal securitizations for risk-based capital management purposes. The Bank’s risk-based capital ratio has improved following a securitization, since the securities have a lower risk-based capital requirement than do the whole loans which were securitized. In 2001, the Bank securitized $109.6 million of residential mortgage (one to four family) loans. In addition, securities that were purchased during the year largely offset the runoff of the existing portfolio.

      During 2001, we funded the $429.9 million of new assets, primarily with an increase in our deposits. Our deposits grew by $402.1 million, or 19.5%, to $2.47 billion at December 31, 2001. This deposit growth is discussed in more detail below. We reduced our borrowings by $22.6 million, or 8.7%, to $238.0 million at December 31, 2001.

      Loan Portfolio. We originated commercial real estate loans of $355.7 million in 2002, as compared to $310.1 million in 2001, and multifamily originations increased to $480.9 million in 2002, as compared with $256.8 million in 2001. Construction commitments totaled $269.8 million in 2002, compared with $251.7 million in 2001. Additionally, we made commitments for commercial loans of $193.8 million in 2002, as compared to $205.9 million in 2001. We originated $128.4 million of residential mortgage (one to four family) loans during 2002, as compared with $126.3 million during 2001.

      The table below shows the composition of our loan portfolio by amount and percentage of total gross loans in each major loan category at the dates indicated:

	At December 31,

	2002		2001		2000		1999		1998

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$1,279,809	42.20%	$798,882	35.22%	$597,981	30.91%	$435,061	25.77%	$229,693	15.39%
Secured by real estate — multifamily	914,630	30.16	677,271	29.86	514,697	26.61	423,838	25.11	346,967	23.26
Construction	216,218	7.13	182,558	8.05	131,878	6.82	89,710	5.31	61,486	4.12
Business	261,787	8.63	163,628	7.21	99,401	5.14	59,332	3.52	46,240	3.10

Total commercial	2,672,444	88.12	1,822,339	80.34	1,343,957	69.48	1,007,941	59.71	684,386	45.87

Consumer:
Residential mortgage (one to four family)	311,067	10.25	430,057	18.96	574,219	29.68	665,923	39.45	790,789	53.01
Other	49,372	1.63	16,003	0.70	16,288	0.84	14,248	0.84	16,711	1.12

Total consumer	360,439	11.88	446,060	19.66	590,507	30.52	680,171	40.29	807,500	54.13

Total gross loans	3,032,883	100.00%	2,268,399	100.00%	1,934,464	100.00%	1,688,112	100.00%	1,491,886	100.00%

Net deferred loan origination (fees) costs	(5,073)		(4,096)		(2,642)		(1,417)		262

Loans	3,027,810		2,264,303		1,931,822		1,686,695		1,492,148
Allowance for loan losses	(48,865)		(34,550)		(28,901)		(19,503)		(14,922)

Total net loans	$2,978,945		$2,229,753		$1,902,921		$1,667,192		$1,477,226

      The table below shows new loan commitments during the years indicated:

	2002	2001	2000

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential(1)	$355,662	$310,087	$248,396
Secured by real estate — multifamily(1)	480,934	256,797	128,581
Construction	269,771	251,740	202,482
Business	193,847	205,916	96,053

Total commercial loans	1,300,214	1,024,540	675,512
Consumer:
Residential mortgage (one to four family)(1)	128,371	126,277	34,682
Home equity and other	32,198	18,464	14,989

Total consumer loans	160,569	144,741	49,671

Total commitments	$1,460,783	$1,169,281	$725,183

(1)	For nonresidential, multifamily, and residential mortgage (one to four family) loans, substantially all commitments have been funded.

      As a result of our acquisition of BCC and our continued focus on commercial lending activities, loan growth remained concentrated in our commercial loan portfolio, which totaled $2.67 billion at December 31, 2002, a 46.6% increase from $1.82 billion at December 31, 2001. Of this increase, $399.0 million results from the BCC acquisition. Our commercial loan portfolio increased 35.6% during 2001 from $1.34 billion at December 31, 2000, to $1.82 billion at December 31, 2001.

      As a result of changing the loan origination focus to commercial loans, we are originating more loans that reprice in shorter time periods than the traditional repricing terms of residential mortgage (one to four family) loans. Construction loans, commercial business loans and small business loans generally have monthly repricing terms. Commercial real estate loans generally reprice each month or are intermediate fixed, meaning that the loans have interest rates which are fixed for a period, typically five years, and then generally reprice monthly or become due and payable.

      As a result of our acquisition of BCC and the change in the type of loan originations, the loans which reprice or mature within the next year increased to $1.90 billion at December 31, 2002, from $1.49 billion at December 31, 2001.

      The loans which reprice or mature within the next year increased to $1.49 billion at December 31, 2001 from $1.05 billion at December 31, 2000.

      The table below sets forth the estimated repricing of our loan portfolio at December 31, 2002. Adjustable-rate mortgages are shown in the period in which they reprice, rather than when they become due, with the exception of adjustable-rate loans that have reached a contractual floor. Loans that are at the floor level are shown in the period they become due. The table does not include the effects of possible prepayments.

The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

	At December 31, 2002

		After	After	After	After
		One Year	Three Years	Five Years	Ten Years
	Within	Through	Through	Through	Through	After
	One Year	Three Years	Five Years	Ten Years	Twenty Years	Twenty Years	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$848,281	$85,560	$55,025	$256,791	$34,152	$—	$1,279,809
Secured by real estate — multifamily	504,528	25,106	41,771	120,314	222,911	—	914,630
Construction	192,626	23,592	—	—	—	—	216,218
Business	255,497	3,141	2,575	—	—	574	261,787

Total commercial	1,800,932	137,399	99,371	377,105	257,063	574	2,672,444

Consumer:
Residential mortgage (one to four family)	53,400	8,079	30,943	26,568	129,994	62,053	311,067
Other	48,906	389	66	11	—	—	49,372

Total consumer	102,336	8,468	31,009	26,579	129,994	62,053	360,439

Total gross loans	$1,903,268	$145,867	$130,380	$403,684	$387,057	$62,627	$3,032,883

Net deferred origination fees							(5,073)

Loans							3,027,810
Allowance for loan losses							(48,865)

Net loans							$2,978,945

      The following table sets forth the contractual maturity of gross loans at December 31, 2002. The table does not include the effects of possible prepayments. The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

	At December 31, 2002

		After	After	After	After
		One Year	Three Years	Five Years	Ten Years
	Within	Through	Through	Through	Through	After
	One Year	Three Years	Five Years	Ten Years	Twenty Years	Twenty Years	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$20,200	$85,592	$190,022	$910,828	$57,394	$15,773	$1,279,809
Secured by real estate — multifamily	1,729	1,628	3,529	231,538	657,648	18,558	914,630
Construction	184,829	30,264	—	—	—	1,125	216,218
Business	203,845	24,845	17,877	11,862	1,828	1,530	261,787

Total commercial	410,603	142,329	211,428	1,154,228	716,870	36,986	2,672,444

Consumer:
Residential mortgage (one to four family)	272	2,688	5,950	24,797	143,313	134,047	311,067
Other	7,264	389	192	124	5,764	35,639	49,372

Total consumer	7,536	3,077	6,142	24,921	149,077	169,686	360,439

Total gross loans	$418,139	$145,406	$217,570	$1,179,149	$865,947	$206,672	$3,032,883

Net deferred origination fees							(5,073)

Loans							3,027,810
Allowance for loan losses							(48,865)

Net loans							$2,978,945

      The following table sets forth the dollar amount of all loans and mortgage-backed securities for which final payment is not due until after December 31, 2003:

	Due After December 31, 2003

	Fixed	Adjustable	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$108,247	$1,151,362	$1,259,609
Secured by real estate — multifamily	182,483	730,418	912,901
Construction	—	31,389	31,389
Business	4,411	53,531	57,942

Total commercial	295,141	1,966,700	2,261,841

Consumer:
Residential mortgage (one to four family)	211,169	99,626	310,795
Other	466	41,642	42,108

Total consumer	211,635	141,268	352,903
Total loans	506,776	2,107,968	2,614,744
Mortgage-backed securities	970,103	382,407	1,352,510

Total loans and mortgage-backed securities	$1,476,879	$2,490,375	$3,967,254

      Nonperforming Assets and Other Real Estate Owned. We generally place loans on nonaccrual status when they become 90 days past due, unless the loan is both well secured and in the process of collection. Loans may be placed on nonaccrual status earlier if, in management’s opinion, the full and timely collection of principal or interest becomes uncertain. When a loan is placed on nonaccrual status, unpaid accrued interest is charged against interest income. We charge off loans when we determine that collection has become unlikely. Other real estate owned (“OREO”) consists of real estate acquired by us through foreclosure.

      The following table sets forth information regarding our nonperforming assets at the dates indicated:

	At December 31,

	2002	2001	2000	1999	1998

	(Dollars in Thousands)
Nonaccrual loans:
Commercial:
Secured by real estate — nonresidential	$—	$—	$740	$3,806	$2,663
Secured by real estate — multifamily	—	210	—	—	—
Construction	4,533	—	104	104	104
Business	68	—	—	—	—

Total commercial	4,601	210	844	3,910	2,767

Consumer:
Residential mortgage (one to four family)	—	781	1,672	722	3,341
Other	53	—	—	—	—

Total consumer	53	781	1,672	722	3,341

Total nonaccrual loans	4,654	991	2,516	4,632	6,108
Other real estate owned (OREO)	—	—	115	722	772

Total nonperforming assets	$4,654	$991	$2,631	$5,354	$6,880

Nonperforming assets to total assets	0.10%	0.03%	0.11%	0.23%	0.32%
Nonaccrual loans to total loans	0.15	0.04	0.13	0.27	0.41
Nonperforming assets to total loans and OREO	0.15	0.04	0.14	0.32	0.46
Total loans	$3,027,810	$2,264,303	$1,931,822	$1,686,695	$1,492,148

Gross income not recognized on nonaccrual loans	$211	$24	$116	$201	$135
Accruing loans contractually past due 90 days or more	4,302	1,269	—	—	—
Loans classified as troubled debt restructurings but not included above	—	—	—	—	1,251

      We have a risk rating process to which all loans in the portfolio are subjected. Criticized loans are classified in the following categories:

•	“Special Mention”: loans that should not yet be adversely classified, but have credit deficiencies or potential weaknesses that warrant our attention.

•	“Substandard”: loans with one or more well-defined weaknesses, which have the distinct possibility that we will sustain some loss if the weaknesses are not corrected.

•	“Doubtful”: loans with the weaknesses of a substandard loan plus such weaknesses, which make collection or liquidation in full questionable, based on current information, and have a high probability of loss.

•	“Loss”: loans considered uncollectible.

      In addition to the nonaccrual loans described above, the Company had $25.5 million of classified loans at December 31, 2002. Classified loans (“classified loans”) are defined as those we classify substandard, doubtful or loss, as defined above. The $25.5 million of classified loans that are categorized as substandard consist of $19.0 million of construction loans, $2.5 million of multifamily loans, $1.9 million of commercial real estate loans, $2.0 million of commercial loans, and $38,000 of other consumer loans. With the exception of the loans described above and the classified loans, we are not aware of any other loans as of December 31, 2002 where the known credit problems of the borrower lead us to believe that they will not comply with their repayment schedule, or that would result in the loan being included in the nonperforming loan table at a future date. Despite our efforts, it is impossible for us to accurately predict the extent to which economic conditions in our market areas may worsen, or to estimate the full impact that such changes may have on our loan portfolio. We cannot assure you that no other loans will become 90 days or more past due, be placed on nonaccrual status, or become impaired, restructured or OREO in the future. Since 1998, we have engaged an independent loan review firm to examine the classification of our commercial loan portfolio. The firm reviews new commercial loan commitments in excess of $100,000 and also conducts annual reviews on a scope basis. The firm is comprised of former bank regulators and former bankers. They made no material recommendation for changes to our classifications as a result of their review.

      The ratio of nonperforming assets to total assets was 0.10% at December 31, 2002, compared with 0.03% at December 31, 2001. Total nonperforming assets were $4.7 million at December 31, 2002, compared with $991,000 at December 31, 2001. At December 31, 2002, there were no significant nonperforming loans from the BCC portfolio. We reduced the total nonperforming assets to $991,000 at December 31, 2001 from $2.6 million at December 31, 2000. This reduction of $1.6 million, or 62.3%, resulted primarily from the payoff of loans that were classified as nonperforming as of December 31, 2000 and from returning loans that had previously been nonperforming to accrual status after a period of sustained performance.

      When we acquire OREO, we record it at the lower of its carrying value or its fair value less estimated disposal costs. Any write-down of OREO is charged to earnings. There was no OREO at December 31, 2002 or at December 31, 2001.

      Allowance for Loan Losses. We have established a formal process for establishing an adequate allowance for loan losses. This process results in an allowance that has two components: allocated and unallocated. To determine the allocated component, we arrive at estimates by analyzing certain individual loans (including impaired loans) and analyzing loans in groups. For the loans we analyze individually, we may use third-party information, such as appraisals, to help supplement our internal analysis. For the loans we analyze in groups, such as residential mortgage (one to four family) loans, we review delinquency trends, charge-off experience, the makeup of our loan portfolio, current economic conditions, regional trends in collateral values, as well as other factors.

      We use the unallocated portion of the allowance to compensate for the inexact nature of estimating an adequate allowance for incurred loan losses, economic uncertainties, and other factors. Our loan portfolio also undergoes an internal asset review, and portions are examined by our government regulators. We incorporate the results of these examinations into our assessments.

      Our allowance for loan losses is increased by provisions for loan losses, which are charged against earnings, and is reduced by charge-offs, net of any recoveries. Loans are charged off when they are classified as a “loss.” For any loan which is deemed classified, we perform an impairment assessment and charge off the amount by which the recorded loan amount exceeds the value of the property securing the loan, unless the loan is both well secured and in the process of collection. We generally record recoveries of amounts that have been previously charged off only to the extent that we receive cash.

      While we use all available evidence in determining whether we believe our allowance for loan losses is adequate, future additions to the allowance will be subject to our continuing evaluation of the inherent risks in our portfolio. We may need to make additional provisions for loan losses if the economy declines or asset quality deteriorates. Also, our regulators review our allowance as part of their examinations. Although they can require us to adjust our allowance as a result of such examinations, they have not done so in any of the years presented. We believe, however, that our allowance for loan losses is adequate to provide for estimated losses inherent in our loan portfolio.

      The following table sets forth information concerning our allowance for loan losses for the dates indicated:

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in Thousands)
Allowance for loan losses:
Balance beginning of period	$34,550	$28,901	$19,503	$14,922	$12,142

Acquired allowance for loan losses	10,162	—	—	—	—
Provision for loan losses	9,673	5,620	9,765	5,645	3,412
Charge-offs:
Commercial:
Secured by real estate — nonresidential	—	—	551	380	359
Secured by real estate — multifamily	—	—	—	—	—
Construction	2,172	—	—	—	—
Business	3,337	121	165	689	—

Total commercial	5,509	121	716	1,069	359

Consumer:
Residential mortgage (one to four family)	—	—	37	9	135
Other	54	—	164	120	187

Total consumer	54	—	201	129	322

Total charge-offs	5,563	121	917	1,198	681

Recoveries:
Commercial:
Secured by real estate — nonresidential	—	—	535	—	—
Secured by real estate — multifamily	—	—	—	114	—
Construction	—	—	—	—	—
Business	13	68	—	—	—

Total commercial	13	68	535	114	—

Consumer:
Residential mortgage (one to four family)	—	—	—	—	25
Other	30	82	15	20	24

Total consumer	30	82	15	20	49

Total recoveries	43	150	550	134	49

Balance at end of period	$48,865	$34,550	$28,901	$19,503	$14,922

Allowance for loan losses to ending loans	1.61%	1.53%	1.50%	1.16%	1.00%
Net charge-offs to average loans outstanding	0.23	0.00	0.02	0.07	0.05

      During 2002, we increased the allowance for loan losses to $48.9 million from $34.6 million at December 31, 2001, an increase of $14.3 million, or 41.4%. This increase is primarily due to the continued growth of the commercial loan portfolio and the resulting increase in the risk profile inherent in the portfolio. The increased allowance resulted from a provision of $9.7 million coupled with the $8.9 million for allowance for loan losses from BCC, net of net charge-offs of $5.5 million during the year. BCC’s allowance at the acquisition date of $8.9 million was increased by $1.2 million by the Company to reflect a loss from the sale of a problem loan acquired from BCC. The loan was identified during the due diligence process, and the loss was factored into the acquisition cost.

      During 2001, we increased the allowance for loan losses to $34.6 million from $28.9 million at December 31, 2000, an increase of $5.6 million, or 19.5%. This increase was due primarily to the continued growth of the commercial loan portfolio and the resulting increase in the risk profile inherent in the loan portfolio. This increased allowance resulted from a loan loss provision of $5.6 million and net recoveries of $29,000 during the year.

      The following table presents an analysis of the allocation of our allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other categories.

	At December 31,

	2002		2001		2000		1999		1998

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(Dollars in Thousands)
Allocated:
Commercial:
Secured by real estate — nonresidential	$18,647	42.20%	$11,435	35.22%	$10,321	30.91%	$5,823	25.77%	$2,847	15.39%
Secured by real estate — multifamily	8,977	30.16	6,087	29.86	4,572	26.61	2,919	25.11	2,237	23.26
Construction	9,275	7.13	4,654	8.05	3,646	6.82	2,903	5.31	1,547	4.12
Business	7,017	8.63	4,401	7.21	2,788	5.14	1,259	3.52	837	3.10

Total commercial	43,916	88.12	26,577	80.34	21,327	69.48	12,904	59.71	7,468	45.87

Consumer:
Residential mortgage (one to four family)	1,555	10.25	2,187	18.96	2,930	29.68	1,709	39.45	2,184	53.01
Other	635	1.63	183	0.70	173	0.84	192	0.84	276	1.12

Total consumer	2,190	11.88	2,370	19.66	3,103	30.52	1,901	40.29	2,460	54.13

Total allocated	46,106	100.00%	28,947	100.00%	24,430	100.00%	14,805	100.00%	9,928	100.00%

Unallocated	2,759		5,603		4,471		4,698		4,994

Total allowance for loan losses	$48,865		$34,550		$28,901		$19,503		$14,922

      Securities. The following table presents our securities portfolio at the dates indicated:

	At December 31,

	2002		2001		2000

	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value

	(Dollars in Thousands)
Investment securities available for sale:
Trust Preferred Securities	$62,313	$58,176	$100,327	$89,929	$101,149	$82,670
Federal Agency Notes	45,252	45,304	36,507	36,378	—	—
Foreign Debt Securities	8,017	8,014	—	—	—	—
Asset-backed Securities	5,826	5,739	12,018	12,012	—	—
Municipals	360	360	—	—	—	—

Total	$121,768	$117,593	$148,852	$138,319	$101,149	$82,670

Mortgage-backed securities available for sale:
FNMA	$577,731	$590,373	$206,902	$206,777	$91,426	$89,210
GNMA	280,263	286,153	145,091	145,395	92,353	91,737
FHLMC	289,094	289,959	47,747	46,928	—	—
Other	184,919	185,309	4,504	4,502	63,672	62,537

Total	$1,332,007	$1,351,794	$404,244	$403,602	$247,451	$243,484

Investment securities held to maturity:
Municipals	$111,049	$113,637	$50,444	$49,667	$43,648	$43,097

Mortgage-backed securities held to maturity:
FNMA	$—	$—	$—	$—	$80,662	$77,576
FHLMC	—	—	—	—	35,725	34,257
Other	945	945	1,028	1,028	1,051	1,051

Total	$945	$945	$1,028	$1,028	$117,438	$112,884

Total securities	$1,565,769	$1,583,969	$604,568	$592,616	$509,686	$482,135

      At December 31, 2002, the carrying value of the securities was $1.57 billion, and the market value was $1.58 billion. At December 31, 2001, the carrying value of the securities was $604.6 million, and the market value was $592.6 million. At December 31, 2002, the total unrealized gain on securities was $18.2 million. Of this total, $15.6 million relates to securities that are available for sale. The unrealized $15.6 million gain, net of tax of $9.1 million, is included as an addition to stockholders’ equity. The $2.6 million difference between the carrying value and market value of securities that are held to maturity has not been recognized in the financial statements as of December 31, 2002.

      Securities, including available for sale and held to maturity, were $1.58 billion at December 31, 2002, compared with $593.4 million at December 31, 2001. The increase of $988.0 million, or 166.5%, in the securities portfolio results primarily from the acquisition of BCC and internal loan securitizations discussed above. At the time it was acquired by the Company, BCC had a securities portfolio of $865.0 million. To better manage the institution’s risk-based capital, we substantially restructured the BCC portfolio by selling certain securities and purchasing new ones. Total securities sales during the fourth quarter of 2002 relating to the BCC portfolio were $722.3 million. We replaced the securities which were sold by purchasing $708.7 million of new securities.

      The following table presents the carrying value, weighted average yields and contractual maturities of our securities at December 31, 2002:

	At December 31, 2002

			After One Year		After Five Years
			Through		Through
	Within One Year		Five Years		Ten Years		After Ten Years		Total

	Book	Weighted	Book	Weighted	Book	Weighted	Book	Weighted	Book	Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield

	(Dollars in Thousands)
Investment securities available for sale:
Trust Preferred Securities	$—	—%	$—	—%	$—	—%	$58,176	8.47%	$58,176	8.47%
Federal Agency Notes	5,127	1.49	20,238	1.82	19,939	4.62	—	—	45,304	3.01
Foreign Debt Securities	8,014	2.68	—	—	—	—	—	—	8,014	2.68
Asset-backed Securities	—	—	5,739	3.36	—	—	—	—	5,739	3.36
Municipals	265	2.81	—	—	95	4.25	—	—	360	3.19

Total	13,406	2.23	25,977	2.16	20,034	4.61	58,176	8.47	117,593	5.71

Mortgage-backed securities available for sale:
FNMA	229	3.36%	—	—	138,967	5.81	451,177	5.31	590,373	5.43
GNMA	—	—	—	—	—	—	286,154	5.96	286,154	5.96
FHLMC	—	—	—	—	—	—	289,958	4.68	289,958	4.68
Other	—	—	—	—	—	—	185,309	3.02	185,309	3.02

Total	229	3.36%	—	—	138,967	5.81	1,212,598	4.96	1,351,794	5.05

Investment securities held to maturity:
Municipals	—	—	—	—	—	—	111,049	3.06	111,049	3.06

Mortgage-backed securities held to maturity:
Other mortgage-backed securities	—	—	17	7.38	1	1.46	927	7.46	945	7.45

Total securities	$13,635	2.25%	$25,994	2.16	$159,002	5.66	$1,382,750	4.96	$1,581,381	4.96

      Deposits. Deposits have traditionally been our primary source of funds to use in lending and investment activities. At December 31, 2002, 62.4% of our deposits were time deposits, 20.3% were NOW, demand deposit and money market accounts, and 17.3% were savings accounts. By comparison, at December 31, 2001, 64.4% of our deposits were time deposits, 17.3% were NOW, demand deposit and money market accounts, and 18.3% were savings accounts.

      We obtain our deposits primarily from the communities we serve. No material portion of our deposits is from or is dependent upon any one person or industry. At December 31, 2002, less than 8% of our deposits were held by customers located outside of the United States. Additionally, at that date the 100 depositors with the largest aggregate average deposit balances made up less than 17% of our total deposits. Our business is not seasonal in nature. We accept deposits over $100,000 from customers. Included in the figure for time deposits at December 31, 2002 is $1.39 billion of deposits of $100,000 or greater, compared to $717.3 million at December 31, 2001. Such deposits made up 34.8% of total deposits at December 31, 2002, compared to 29.1% at December 31, 2001. At December 31, 2002 and 2001, we did not have any brokered deposits.

      Our average cost of deposits during 2002 was 2.16% as compared to 3.88% for 2001 and 4.31% for 2000. At December 31, 2001, our average interest rate paid on deposits was 1.90%.

      In conjunction with the BCC acquisition, which closed on October 28, 2002, the Bank acquired $1.25 billion in deposits. Of that total, $333.1 million were represented by core deposits and $913.5 million by time deposits. Core deposits include NOW, checking, and money market accounts and savings accounts. Core deposits increased 71.5% to $1.50 billion at the end of 2002, compared to $877.1 million for the year ended

December 31, 2001. This growth in core deposits resulted primarily from the acquisition of BCC, the Bank’s continued focus on developing new commercial relationships, and further expansion into the Bank’s retail niche market, the ethnic Chinese community. Time deposits increased 57.5% to $2.50 billion at December 31, 2002, from $1.59 billion at December 31, 2001, also as a result of the acquisition of BCC and expansion into the Bank’s retail niche market.

      In December 2002, the Bank completed the acquisition of certain assets and liabilities of a bank branch in Brooklyn, New York. The total deposits acquired were $13.5 million, of which $6.8 million were core deposits, and $6.7 million were certificates of deposit.

      Core deposits increased 38.7% to $877.1 million at the end of 2001, compared to $632.3 million for the year ended December 31, 2000. This growth in core deposits resulted primarily from the Bank’s continued focus on developing new and expanding existing commercial and consumer relationships in the ethnic Chinese community, its retail niche market. Time deposits increased 11.0% to $1.59 billion at December 31, 2001 from $1.43 billion at December 31, 2000, also as a result of expansion into the Bank’s retail niche market. Total deposits increased 19.5% to $2.47 billion at December 31, 2001 from $2.06 billion at December 31, 2000.

      The following table presents the time to maturity of the time deposit accounts at December 31, 2002:

Maturity Period	Amount

(Dollars in Thousands)
Within one year	$2,142,024
One through three years	354,340
Thereafter	6,009

$2,502,373

      At December 31, 2002, the Bank had $1.39 billion in certificate accounts in amounts of $100,000 or more maturing as follows:

Maturity Period	Amount

(Dollars in Thousands)
Three months or less	$436,852
Over 3 through 6 months	227,909
Over 6 through 12 months	525,418
Over 12 months	202,561

Total	$1,392,740

      Other Borrowings. The Bank maintains borrowing lines with numerous correspondent banks and brokers and with the Federal Home Loan Bank (“FHLB”) of San Francisco to supplement our supply of lendable funds. Such borrowings are generally secured with mortgage loans and/or securities with a market value at least equal to outstanding balances. In addition to loans and securities, advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco. At December 31, 2002, we had $353.4 million of advances outstanding and $238.0 million outstanding at December 31, 2001. The increase in the outstanding borrowings related primarily to the acquisition of BCC for which we borrowed $80.6 million. At December 31, 2002, we had $605.2 million of additional FHLB borrowings that we could utilize.

      Included in the $353.4 million of FHLB advances as of December 31, 2002 were $77.5 million of short-term, fixed-rate advances that mature within one year. Of the $275.9 million in long-term advances, $59.9 million mature between 2004 and 2008. An additional $216.0 million of the advances mature in 2008 with provisions which allow the FHLB of San Francisco, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the original advance dates. As of December 31, 2002, $136.0 million of these advances may be terminated at the option of the FHLB.

      During 2002, the Company established a borrowing line of $10.0 million with Wells Fargo Bank for liquidity purposes. The interest rate on the line is 2.45%. The Company has taken no advances under the terms of the line.

      Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures of the Company (“TPS”). The Company established special purpose trusts in 1998, 2001, and 2002 for the purpose of issuing Guaranteed Preferred Beneficial Interests in its Subordinated Debentures (“Capital Securities”). The trusts exist for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company. Payment of distributions out of the monies held by the trusts and payments on liquidation of the trusts, or the redemption of the Capital Securities, are guaranteed by the Company to the extent the trusts have funds available thereof. The obligations of the Company under the guarantees and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries.

      The Company had $136.0 million of TPS outstanding at December 31, 2002, compared with $36.0 million at December 31, 2001. The proceeds of the 2002 issuances were primarily used to fund the acquisition of BCC in October 2002.

      Contractual Obligation and Off-Balance Sheet Arrangements. The following table presents, as of December 31, 2002, the Company’s significant contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In

	Note	2003	2004	2005	2006	2007	2008 and after

				(Dollars in Thousands)
Time deposits	8	$2,142,024	$339,397	$14,943	$3,221	$2,782	$6
Borrowings	9	77,500	4,000	6,000	16,019	6,000	243,855
Guaranteed preferred beneficial interests in junior subordinated debentures	10	—	—	—	—	—	136,000
Lease payment commitments	18	4,549	3,313	2,637	2,051	1,732	7,316

      The following table presents significant commitments at December 31, 2002 (dollars in millions):

2002

Commitments to extend credit:
Consumer (including residential mortgage)	$86.5
Commercial (excluding construction)	342.1
Construction	188.6
Letters of credit	49.1
Foreign exchange contracts receivable	10.2
Foreign exchange contracts payable	10.2
Commitments to purchase securities	17.3

      Stockholders’ Equity. On October 28, 2002, the Company issued 1.3 million common shares with an aggregate value of $51.2 million in conjunction with the acquisition of BCC. Total common shares outstanding at December 31, 2002 were 21.0 million, compared with 19.4 million outstanding at December 31, 2001.

      Liquidity and Capital Resources. As a financial institution, we must maintain sufficient levels of liquid assets at all times to meet our cash flow needs. These liquid assets ensure that we have the cash available to pay out deposit withdrawals, meet the credit needs of our customers and be able to take advantage of investment opportunities as they arise. In addition to liquid assets, certain liabilities can provide liquidity as well. Liquid assets can include cash and deposits that we have with other banks, federal funds sold and other short-term investments, maturing loans and investments, payments by borrowers of principal and interest on loans, payments of principal and interest on investments and loans sales. Additional sources of liquidity can include increased deposits, lines of credit and other borrowings.

      At December 31, 2002, we had $2.14 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity resources will provide us with sufficient amounts of cash necessary to meet these commitments.

      Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we maintain adequate sources of liquidity to meet our needs.

      At December 31, 2002, both the Company and the Bank met all of their regulatory capital requirements with risk-based capital ratios of 11.52% and 10.95%, respectively.

      Market Risk and Net Portfolio Value. Market risk is the risk of loss of income from adverse changes in prices and rates that are set by the market. We are at risk of changes in interest rates that affect the income we receive on lending and investment activities, as well as the costs associated with our deposits and borrowings. A sudden and substantial change in interest rates may affect our earnings, if the rates of interest we earn on our loans and investments do not change at the same speed, to the same extent or on the same basis as the interest rates we pay on our deposits and borrowings. We make it a high priority to actively monitor and manage our exposure to interest rate risk.

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

      Our Board of Directors reviews our interest rate risk exposure quarterly. Our Board of Directors has appointed an Asset/ Liability Committee which includes certain senior management that is responsible for working with the Board of Directors to establish strategies to manage interest rate risk and to evaluate the effectiveness of these strategies. The Committee also projects the effect that changes in interest rates will have on our net portfolio value (“NPV”) and whether such effects are within the limits set by the Board.

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

      As market interest rates rise, the average maturities of our loans and securities lengthen as prepayments decrease, causing a decline in value. The value of our deposits increases slowly in a rising rate environment, due to the concentration of time deposits in our deposit base which have terms of one year or less. The net effect is a decline in NPV.

      We may use certain derivative financial instruments, such as interest rate swaps, caps, and floors as part of our hedging program, to help mitigate our interest rate risk. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount that is presented on our balance sheet. As of December 31, 2002, there were no derivative financial instruments being used.

      The following table lists the percentage change in our net portfolio value, assuming an immediate change in interest rates of plus or minus 100 and 200 basis points, from the level at December 31, 2002 and 2001 and sustained through the projected forward rates. All loans and investments presented in this table are classified as held to maturity or available for sale. We had no trading securities at that date.

Change in Interest Rates in Basis Points	Net Portfolio Value at December 31, 2002

(Rate Shock)	Amount	$ Change	% Change

	(Dollars in Thousands)
200	$380,195	$(84,116)	-18.12%
100	433,780	(30,531)	-6.58
0	464,311	—	—
(100)	474,999	10,688	2.30
(200)	433,416	(30,895)	-6.65

Change in Interest Rates in Basis Points	Net Portfolio Value at December 31, 2001

(Rate Shock)	Amount	$ Change	% Change

	(Dollars in Thousands)
200	$310,107	$(67,573)	-17.89%
100	351,964	(25,716)	-6.81
0	377,679	—	—
(100)	405,250	27,570	7.30
(200)	393,271	15,592	4.13

      The NPV model that we use has some shortcomings. We have to make certain assumptions that may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the NPV model assumes that the makeup of our interest rate-sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of the Bank’s exposure to interest rate risk, we cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

Trading Price of Common Stock

      On November 5, 1998, the Company’s stock began trading on The Nasdaq Stock Market under the ticker symbol “UCBH.” On February 24, 2003, the stock closed at $41.81. The common stock’s high and low bid price for each of the four quarters ended December 31, 2002 and December 31, 2001 were as follows:

	2002	2002	2002	2002	2001	2001	2001	2001
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

High bid price during quarter(1)	$43.42	$43.05	$40.78	$35.98	$31.75	$32.50	$30.35	$28.38
Low bid price during quarter(1)	$33.71	$35.65	$35.96	$27.48	$25.70	$26.64	$20.94	$20.63

(1)	Adjusted for two-for-one stock split for shareholders of record as of March 31, 2001 and completed on April 11, 2001.

      As of December 31, 2002, there were 12,305 shareholders of the Company’s common stock. The Company and the Bank are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. The Company declared dividends totaling $0.16 per share in 2001 and $0.20 per share in 2002.

[PRICEWATERHOUSECOOPERS LOGO]

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of UCBH Holdings, Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of UCBH Holdings, Inc. and its subsidiaries (the “Company”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Francisco, California

February 10, 2003

UCBH HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,

	2002	2001

ASSETS
Cash and due from banks	$58,954	$32,606
Investment and mortgage-backed securities available for sale, at fair value	1,469,387	541,921
Investment and mortgage-backed securities held to maturity (fair value $114,582 at December 31, 2002 and $50,695 at December 31, 2001)	111,994	51,472
Federal Home Loan Bank stock and other equity securities	40,162	22,989
Loans	3,027,810	2,264,303
Allowance for loan losses	(48,865)	(34,550)

Net loans	2,978,945	2,229,753

Accrued interest receivable	22,641	16,593
Premises and equipment, net	81,697	19,669
Goodwill	46,052	—
Intangible assets	10,734	—
Other assets	33,070	17,040

Total assets	$4,853,636	$2,932,043

LIABILITIES
Deposits	$4,006,813	$2,466,152
Borrowings	353,374	238,000
Guaranteed preferred beneficial interests in junior subordinated debentures	136,000	36,000
Accrued interest payable	11,659	4,080
Other liabilities	63,423	13,687

Total liabilities	4,571,269	2,757,919

Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 90,000,000 shares at December 31, 2002 and at December 31, 2001, shares issued and outstanding 21,009,364 at December 31, 2002 and 19,359,282 at December 31, 2001	210	194
Additional paid-in capital	124,440	66,685
Accumulated other comprehensive income (loss)	9,053	(6,481)
Retained earnings — substantially restricted	148,664	113,726

Total stockholders’ equity	282,367	174,124

Total liabilities and stockholders’ equity	$4,853,636	$2,932,043

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except for Per Share Data)

	For the Years Ended December 31,

	2002	2001	2000

Interest income:
Loans	$156,983	$164,328	$152,494
Funds sold and securities purchased under agreements to resell	156	1,101	52
Investment and mortgage-backed securities	48,039	37,358	34,142

Total interest income	205,178	202,787	186,688

Interest expense:
Deposits	61,236	87,435	77,003
Short-term borrowings	565	972	10,947
Guaranteed preferred beneficial interests in junior subordinated debentures	4,653	2,844	2,812
Long-term borrowings	13,778	13,079	12,942

Total interest expense	80,232	104,330	103,704

Net interest income	124,946	98,457	82,984
Provision for loan losses	9,673	5,620	9,765

Net interest income after provision for loan losses	115,273	92,837	73,219

Noninterest income:
Commercial banking fees	4,845	3,324	2,515
Service charges on deposits	1,704	1,342	1,000
Gain on sale of securities	3,398	602	135
Gain on sale of loans	1,838	1,445	858
Miscellaneous income	357	192	243

Total noninterest income	12,142	6,905	4,751

Noninterest expense:
Personnel	29,965	24,959	19,847
Occupancy	5,326	5,303	4,939
Data processing	3,463	2,878	2,284
Furniture and equipment	2,614	2,723	2,350
Professional fees and contracted services	5,626	3,848	2,297
Deposit insurance	467	393	344
Communication	726	593	491
Foreclosed assets	2	11	80
Intangible amortization	227	—	—
Litigation settlement	6,750	—	—
Miscellaneous expense	9,183	8,588	7,467

Total noninterest expense	64,349	49,296	40,099

Income before taxes	63,066	50,446	37,871
Income tax expense	24,138	19,958	13,743

Net income	$38,928	$30,488	$24,128

Basic earnings per share	$1.96	$1.60	$1.29

Diluted earnings per share	$1.88	$1.53	$1.24

Dividends declared per share	$0.20	$0.16	$0.10

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
(Dollars in Thousands)

				Accumulated
	Common Stock		Additional	Other		Total
			Paid-in	Comprehensive	Retained	Stockholders’	Comprehensive
	Shares	Amount	Capital	Income (Loss)(1)	Earnings	Equity	Income

Balance at December 31, 1999	18,666,666	$93	$59,485	$(13,419)	$63,948	$110,107
Net income	—	—	—	—	24,128	24,128	$24,128
Other comprehensive income (loss) net of tax(1)	—	—	—	400	—	400	400

Comprehensive income	—	—	—	—	—	—	$24,528

Stock options exercised, including related tax benefit	82,942	1	881	—	—	882
Cash dividend $0.10 share	—	—	—	—	(1,872)	(1,872)

Balance at December 31, 2000	18,749,608	94	60,366	(13,019)	86,204	133,645

Net income	—	—	—	—	30,488	30,488	$30,488
Other comprehensive income, net of tax(1)	—	—	—	6,538	—	6,538	6,538

Comprehensive income	—	—	—	—	—	—	$37,026

Stock options exercised, including related tax benefit	609,674	6	6,413	—	—	6,419
Cash dividend $0.16 per share	—	—	—	—	(2,966)	(2,966)
Stock split	—	94	(94)	—	—	—

Balance at December 31, 2001	19,359,282	194	66,685	(6,481)	113,726	174,124

Net income	—	—	—	—	38,928	38,928	$38,928
Other comprehensive income, net of tax(1)	—	—	—	15,534	—	15,534	15,534

Comprehensive income	—	—	—	—	—	—	$54,462

Stock options exercised, including related tax benefit	324,490	3	6,518	—	—	6,521
Cash dividend $0.20 per share	—	—	—	—	(3,990)	(3,990)
Issuance of shares in connection with acquisition of Bank of Canton of California	1,325,592	13	51,237	—	—	51,250

Balance at December 31, 2002	21,009,364	$210	$124,440	$9,053	$148,664	$282,367

(1)	Accumulated Other Comprehensive Income includes after tax net unrealized gains (losses) on securities available for sale.

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	For the Years Ended December 31,

	2002	2001	2000

Operating activities:
Net income	$38,928	$30,488	$24,128
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for loan losses	9,673	5,620	9,765
(Decrease) increase in accrued interest receivable	6,466	320	(2,285)
Amortization of purchase price adjustments	(1,027)	—	—
Amortization of core deposit intangible	227	—	—
Depreciation and amortization of premises and equipment	2,901	2,579	2,575
(Increase) decrease in other assets	(2,110)	(6,118)	1,209
Increase (decrease) in other liabilities	11,307	6,378	(7,022)
(Decrease) increase in accrued interest payable	(1,422)	(1,068)	1,517
Gain on sale of loans, securities and other assets	(5,236)	(2,047)	(993)
Other, net	2,134	1,772	940

Net cash provided by operating activities	61,841	37,924	29,834

Investing activities:
Acquisition, net of cash acquired	(130,489)	—	—
Investments and mortgage-backed securities, available for sale:
Principal payments and maturities	306,982	174,489	29,771
Purchases	(1,070,856)	(309,879)	(4,872)
Sales	953,141	156,229	2,387
Called	92,073	—	—
Investments and mortgage-backed securities, held to maturity:
Principal payments and maturities	83	1,789	32,233
Purchases	(74,440)	(10,062)	(1,834)
Loans originated and purchased, net of principal collections	(641,986)	(487,024)	(288,179)
Proceeds from the sale of loans	75,283	44,880	16,991
Purchases of premises and other equipment	(1,402)	(1,731)	(1,440)
Proceeds from the sale of other assets	—	190	996

Net cash used in investment activities	(491,611)	(431,119)	(213,947)

Financing activities:
Net increase in demand deposits, NOW, money market and savings accounts	287,454	244,783	174,157
Net (decrease) increase in time deposits	(9,307)	157,350	213,714
Increase (decrease) in long-term borrowings	16,000	(5,000)	5,000
Increase (decrease) in short-term borrowings	62,500	(17,558)	(194,054)
Proceeds from issuance of common stock	3,185	4,674	623
Payment of cash dividend on common stock	(3,714)	(2,661)	(1,403)
Proceeds from issuance of guaranteed preferred beneficial interests in junior subordinated debentures	100,000	6,000	—

Net cash provided by financing activities	456,118	387,588	198,037

Net increase (decrease) in cash and cash equivalents	26,348	(5,607)	13,924
Cash and cash equivalents at the beginning of the year	32,606	38,213	24,289

Cash and cash equivalents at the end of the year	$58,954	$32,606	$38,213

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$81,654	$105,398	$102,187
Cash paid during the year for income taxes	32,271	22,300	18,629
Supplemental schedule of noncash investing and financing activities:
Loans transferred to foreclosed property	—	48	382
Securities transferred to held to maturity	—	—	—
Loans securitized	315,234	109,635	24,944
Securities transferred to available for sale securities(1)	—	116,387	—
Acquisition of Bank of Canton of California and Brooklyn, New York branch accounted for using the purchase method:
Fair value of assets acquired	1,555,880	—	—
Fair value of liabilities assumed	1,331,214	—	—

Cash paid and common stock issued	224,666	—	—
Less common stock issued	(51,250)	—	—

Cash paid	173,416	—	—

(1)	Such securities were transferred from held to maturity securities when SFAS No. 133 was adopted in 2001.

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies

     Organization

      UCBH Holdings, Inc. (the “Company” or “UCBH”) is a bank holding company that conducts its business through its principal subsidiary, United Commercial Bank (the “Bank”), a California state-chartered commercial bank. The Bank offers a full range of commercial and consumer banking products through its retail branches and other banking offices in California.

     Principles of Consolidation and Presentation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Substantially all loans are originated for the Company’s portfolio and held for investment. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years’ consolidated financial statements to conform to the December 31, 2002 presentation.

      On April 11, 2001, the Company completed its first 2-for-1 stock split. Accordingly, the financial statements for all years presented have been restated to reflect the effect of this stock split. As further discussed in Note 12 of the consolidated financial statements, on January 9, 2003, the Company declared its second two-for-one stock split in the legal form of a stock dividend for shareholders of record as of March 31, 2003.

     Risks and Uncertainties

      In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on a different basis, than its interest-earning assets. Incorporated into interest rate risk is prepayment risk. Prepayment risk is the risk associated with the prepayment of assets, and the write-off of premiums associated with those assets, if any, should interest rates fall significantly. Credit risk is the risk of default, primarily in the Company’s loan portfolio that results from the borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities, the value of collateral underlying loans receivable and the valuation of real estate owned.

      The Company is subject to the regulations of various governmental agencies. These regulations may change significantly and can restrict the growth of the Company and the Bank as a result of capital requirements. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions. Such changes may result from the regulators’ judgments based on information available to them at the time of their examination.

     Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated results.

     Cash and Cash Equivalents

      Cash and cash equivalents consist of cash and noninterest-bearing deposits, federal funds sold and securities purchased under agreements to resell. For purposes of the statements of cash flows, the Company

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

     Securities Purchased Under Agreements to Resell

      The Company periodically purchases securities under agreements to resell (repurchase agreements). The amounts advanced under such agreements represent short-term loans. During the agreement period, the securities are maintained by the dealer under a written custodial agreement that explicitly recognizes the Company’s interest in the securities.

     Investment and Mortgage-backed Securities

      In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company has designated a portion of the investment and mortgage-backed securities portfolio as “held to maturity” securities. As such, this portion of the portfolio is carried at cost, adjusted for the amortization of premiums and accretion of discounts. Cost is determined on a specific identification basis. Inasmuch as the Company has the ability and intent to hold the “held to maturity” securities in its portfolio until maturity, the carrying value has not been adjusted to reflect decreases in market value from amortized cost, if any. Also in accordance with SFAS No. 115, the Company has designated a portion of the investment and mortgage-backed securities portfolio as “available for sale.” Such securities are carried at fair value. Fair value is the quoted market price. Unrealized holding gains or losses for “available for sale” securities are excluded from earnings and reported in a separate component of stockholders’ equity, net of tax. Premiums and discounts on investment and mortgage-backed securities are amortized against interest income, using the interest method, with the amortization period extending to the maturity date of the securities. Gains or losses on the sale of securities derived from the difference between the sales price and the securities carrying value, are recognized when sold. The Company does not maintain a trading account for securities.

     Loans

      Loans are carried at the principal balance outstanding adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are recognized as an adjustment of loan yield by the interest method based on the contractual term of the loans. Interest is accrued as earned.

      Loans are generally placed on nonaccrual status when the payments become 90 days past due, or earlier if, in management’s opinion, the full and timely collection of principal or interest becomes uncertain. Any accrued and unpaid interest on such loans is reversed and charged against current income.

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

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

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

      If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. The Company’s charge-off policy with respect to impaired loans is similar to its charge-off policy for all loans. Specifically, loans are charged off in the month in which they are considered uncollectible.

     Allowance for Loan Losses

      The allowance for loan losses is based on management’s continuous evaluation of various factors affecting collectibility of the loan portfolio. These factors include, but are not limited to, changes in the composition of the portfolio, current and forecasted economic conditions, overall portfolio quality, review of specific problem loans, and historical loan loss experience. The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries.

      The determination of the allowance for loan losses is based on estimates that are susceptible to changes in the economic environment and market conditions. Management believes that, as of December 31, 2002 and 2001, the allowance for loan losses is adequate based on information currently available. If the economy weakens in the Company’s principal market areas, the Company’s loan portfolios could be adversely affected and higher charge-offs and increases in nonperforming assets could result. Such an adverse impact could also require a larger allowance for loan losses and increased charge-offs.

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

     Other Real Estate Owned (“OREO”)

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

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

     Goodwill and Other Intangibles

      In accordance with SFAS No. 142, “Goodwill and Other Intangibles,” goodwill resulting from the Company’s acquisition of BCC will not be expensed over a fixed period of time, but will be tested for impairment at least annually. Identifiable intangible assets, namely core deposit intangibles related to the BCC acquisition and the purchase of certain assets and liabilities of a bank branch in Brooklyn, New York, are amortized over their estimated period of benefit determined to be seven years.

     Securities Sold Under Agreements to Repurchase

      The Company periodically enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing. Accordingly, the securities underlying the agreements remain in the asset accounts and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The securities underlying the agreements are delivered to the dealers who arrange the transactions. Under some agreements, the dealers may sell, lend, or otherwise dispose of the securities to other parties and agree to resell to the Company substantially identical securities at the maturities of the agreements.

     Interest Rate Cap and Swap Agreements

      The Company periodically enters into interest rate cap and swap agreements as a means of managing its interest rate exposure. The Company implemented SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, effective January 1, 2001. In accordance with the provisions of SFAS No. 133, interest rate cap and swap agreements are recognized in the statement of financial position, measured at fair value. Changes in fair value of the derivatives are included in current period results of operations or in other comprehensive income.

     Accounting for Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company provides a valuation allowance against net deferred tax assets to the extent that realization of the assets is not considered more likely than not. The Company and the Bank file a consolidated federal income tax return and a combined California tax return.

     Earnings Per Share

      In accordance with SFAS No. 128, “Earnings per Share,” which specifies the computation, presentation and disclosure requirements for earnings per share (“EPS”), the Company computes basic EPS by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS considers the possible dilutive effect of instruments, such as convertible debt, convertible preferred stock, and stock options.

     Transfers of Financial Assets

      The Company accounts for transfers of financial assets in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 140 requires application of a financial component’s approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings. The Company recognizes as servicing assets, rights to service loans it does not own but services for others for a fee. These originated mortgage servicing rights are based on the relative fair values of the servicing rights and underlying loans and are amortized over the period of the related loan servicing income stream. The Company assesses servicing assets for impairment in accordance with the provisions of SFAS No. 140. For the years presented, servicing assets and the related amortization were not material.

     Segment Information

      The Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” on January 1, 1998. The Company designates the internal organization that is used by management for making operating decision and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

2.     Recent Accounting Pronouncements

     Business Combinations

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations.” The standard concludes that all business combinations within the scope of the statement will be accounted for using the purchase method. Previously, the pooling-of-interests method was required whenever certain criteria were met. Because those criteria did not distinguish economically dissimilar transactions, similar business combinations were accounted for using different methods that produced dramatically different financial statement results. SFAS No. 141 requires separate recognition of intangible assets apart from goodwill if they meet one of two criteria, the contractual-legal criterion or the separability criterion. SFAS No. 141 also requires the disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001.

     Goodwill and Other Intangible Assets

      In June 2001, the FASB also issued SFAS No. 142, “Goodwill and Other Intangible Assets.” It addresses how intangible assets that are acquired individually or within a group of assets (but not those acquired in a business combination) should be accounted for in the financial statements upon their acquisition. SFAS No. 142 adopts a more aggregate view of goodwill and bases the accounting on the units of the combined entity into which an acquired entity is aggregated. SFAS No. 142 also prescribes that goodwill and intangible assets that have indefinite useful lives will not be amortized, but rather tested at least annually for impairment. Intangible assets that have definite lives will continue to be amortized over their useful lives, but no longer with the constraint of the 40-year ceiling. SFAS No. 142 provides specific guidance for the testing of goodwill for impairment which may require re-measurement of the fair value of the reporting unit. Additional ongoing financial statement disclosures are also required.

      The provisions of the statement are required to be applied starting with fiscal years beginning after December 15, 2001. The statement is required to be applied at the beginning of the fiscal year and applied to all goodwill and other intangible assets recognized in the financials at that date. Impairment losses are to be reported as resulting from a change in accounting principle.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Recent Accounting Pronouncements — (Continued)

     Accounting for Asset Retirement Obligations

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

      This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material impact on the financial condition or operating results of the Company.

     Impairment or Disposal of Long-Lived Assets

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The provisions of SFAS No. 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted, and in general are to be applied prospectively.

      This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the financial condition or operating results of the Company.

     Gains and Losses from Extinguishment of Debt

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other provisions, SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt.” Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of APB No. 30. Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented.

      This statement is effective for fiscal years beginning after May 15, 2002. We do not expect the adoption of SFAS No. 145 to have a material impact on our financial position or results of operations.

     Costs Associated with Exit or Disposal Activities

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and nullifies the guidance of EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring),” which recognized a liability for an exit cost at the date of an entity’s commitment to an exit plan. SFAS No. 146 requires that the initial measurement of a liability be at fair value.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Recent Accounting Pronouncements — (Continued)

      This statement will be effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on the financial condition or operating results of the Company.

     Accounting Acquisitions of Certain Financial Institutions

      In October 2002, the FASB issued SFAS No. 147 which provides guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprise, this statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. In addition, this statement amends FASB No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship intangible assets of financial institutions, such as depositor and borrower relationship intangible assets and credit cardholder intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets.

      The Company does not have any assets subject to the specialized accounting guidance provided in SFAS No. 72 or SFAS No. 147.

     Guarantees

      In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee.

      The recognition requirements of FIN No. 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002.

     Accounting for Stock-Based Compensation

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which provides guidance on alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting stock-based employee compensation. It also amends the disclosure provision of that statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, this statement amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information.

      The Company elects to continue accounting for stock-based compensation in accordance with APB Opinion No. 25.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Recent Accounting Pronouncements — (Continued)

     Consolidation of Variable Interest Entities

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” This interpretation applies immediately to variable interest entities (“VIE”) in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIE in which an enterprise holds a variable interest that is acquired before February 1, 2003.

3.     Business Combinations

      On October 28, 2002, the Company acquired all of the outstanding shares of Bank of Canton of California, a California banking corporation (“BCC”) in exchange for cash and the Company’s common stock. Effective immediately upon acquisition, the Company transferred all of the shares of BCC to UCB, pursuant to the terms of the agreement dated as of the date of the closing by and between the Company and UCB. Immediately following the transfer of the BCC shares to UCB, BCC was merged with and into UCB, with UCB as the sole surviving entity. The merger was effected under the charter and insurance of deposits of UCB, and UCB, as the surviving entity, will continue to operate as the wholly-owned subsidiary of the Company under the name “United Commercial Bank”.

      The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The results of BCC’s operations have been included in the consolidated financial statements since that date. The aggregate purchase price was $220,000,000 including cash of $168,750,000 and the Company’s common stock valued at $51,250,000. The valuation of common stock was based upon the average of the per share closing prices on the Nasdaq of the Company’s common stock during the twenty consecutive trading days prior to closing. The cash portion of the purchase price was funded by the Company’s issuance of $90.0 million in trust preferred securities and the borrowing by its wholly-owned subsidiary UCB of $80.6 million from the Federal Home Loan Bank of San Francisco (“FHLB”).

      In accordance with SFAS No. 141, the assets acquired and liabilities assumed were recorded by the Company at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the new assets acquired by $55.6 million. This amount was recognized as intangible assets, consisting of goodwill of $46.1 million and a core deposit intangible of $9.5 million.

      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be expensed over a fixed period of time, but will be tested for impairment on a regular basis. The $46.1 million goodwill was assigned to the consumer segment in the amount of $33.6 million and the commercial segment in the amount of $12.4 million. None of the goodwill is expected to be deductible for income tax purposes. Identifiable intangible assets, namely core deposit intangibles of $9.5 million, are amortized over their estimated period of benefit determined to be seven years. Amortization expense for the core deposit intangible was $227,000 for the period from the acquisition date through December 31, 2002, representing the accumulated amortization at that date.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Business Combinations — (Continued)

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (dollars in thousands):

Cash and cash equivalents	$42,815
Securities	865,366
Loans, net	506,604
Premises and equipment	62,592
Goodwill	46,052
Core deposit intangible	9,541
Other assets	20,929

Total assets acquired	$1,553,899

Deposits	1,249,999
Borrowings	36,953
Other liabilities	30,400

Total liabilities assumed	$1,317,352

Net assets acquired	$236,547

      At the date of BCC acquisition, the Company’s management determined the estimated fair values of assets acquired and liabilities assumed. The fair value determination of properties and core deposit intangible amounted to $62.6 million and $9.5 million, respectively and was based upon independent appraiser valuation. The professional service fees with regard of acquisition were reflected as paid. The Company’s management estimated the fair value of certain liabilities assumed based upon its best knowledge at the time which resulted in fair value with a range from $7.6 million to $9.5 million. This consists primarily of employee severance of $850,000 to $2.0 million, tax liability of $4.6 million, contractual early termination penalties of $250,000 to $750,000, and other liabilities of $1.9 million to $2.1 million. The Company is in the process of calculating the fair value on a number of properties with operating lease contracts. The future minimum lease payments on these properties is $3.9 million.

      Unaudited pro forma consolidated results of operations for the years ended December 31, 2002 and 2001 as though BCC had been acquired as of January 1, 2001 follow (dollars in thousands):

	2002	2001

Net interest income	$140,546	$116,428
Net income	43,881	34,319
Basic earnings per share	$2.10	$1.68
Diluted earnings per share	$2.01	$1.61

4.     Restrictions on Cash and Due from Banks

      The Bank is required to maintain a percentage of its deposits as reserves either in cash or on deposit at the Federal Reserve Bank. As of December 31, 2002 and 2001, the reserve requirements were $1.2 million and $0.6 million, respectively.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Investment and Mortgage-backed Securities

      The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 2002 and 2001 are shown below (dollars in thousands):

	2002

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Investment securities available for sale:
Trust Preferred Securities	$62,313	$6	$4,143	$58,176
Federal Agency Notes	45,252	55	3	45,304
Foreign Debt Securities	8,017	—	3	8,014
Asset-backed Securities	5,826	—	87	5,739
Municipals	360	—	—	360

Total investment securities available for sale	121,768	61	4,236	117,593

Mortgage-backed securities available for sale:
FNMA	577,731	13,380	738	590,373
GNMA	280,263	5,890	—	286,153
FHLMC	289,094	1,736	871	289,959
Other	184,919	485	95	185,309

Total mortgage-backed securities available for sale	1,332,007	21,491	1,704	1,351,794

Total investment and mortgage-backed securities available for sale	$1,453,775	$21,552	$5,940	$1,469,387

Investment securities held to maturity:
Municipal Securities	$111,049	$2,793	$205	$113,637

Mortgage-backed securities held to maturity:
Other	945	—	—	945

Total investment and mortgage-backed securities held to maturity	$111,994	$2,793	$205	$114,582

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Investment and Mortgage-backed Securities — (Continued)

	2001

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Investment securities available for sale:
Trust Preferred Securities	$100,327	$—	$10,398	$89,929
Federal Agency Notes	36,507	68	197	36,378
Asset-backed Securities	12,018	22	28	12,012

Total investment securities available for sale	148,852	90	10,623	138,319

Mortgage-backed securities available for sale:
FNMA	206,902	2,303	2,428	206,777
GNMA	145,091	427	123	145,395
FHLMC	47,747	38	857	46,928
Other	4,504	—	2	4,502

Total mortgage-backed securities available for sale	404,244	2,768	3,410	403,602

Total investment and mortgage-backed securities available for sale	$553,096	$2,858	$14,033	$541,921

Investment securities held to maturity:
Municipal Securities	$50,444	$35	$812	$49,667

Mortgage-backed securities held to maturity:
Other	1,028	—	—	1,028

Total investment and mortgage-backed securities held to maturity	$51,472	$35	$812	$50,695

      As of December 31, 2002, remaining maturities on investment and mortgage-backed securities classified as held to maturity and available for sale were as follows (dollars in thousands):

	2002

	Amortized	Market
	Cost	Value

Available for sale:
Investment securities available for sale:
In one year or less	$13,397	$13,406
After one year through five years	26,027	25,977
After five years through ten years	20,031	20,034
After ten years	62,313	58,176

Subtotal	121,768	117,593

Mortgage-backed securities available for sale:
In one year or less	228	229
After five years through ten years	134,923	138,967
After ten years	1,196,856	1,212,598

Subtotal	1,332,007	1,351,794

Total investment and mortgage-backed securities available for sale	$1,453,775	$1,469,387

Held to maturity:
Investment securities held to maturity:
After ten years	$111,049	$113,637

Mortgage-backed securities held to maturity:
After one year through five years	17	17
After five years through ten years	1	1
After ten years	927	927

Total mortgage-backed securities held to maturity	$945	$945

Total investment and mortgage-backed securities held to maturity	$111,994	$114,582

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Investment and Mortgage-backed Securities — (Continued)

      Approximately $573.5 million and $279.8 million of investment and mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at December 31, 2002 and 2001, respectively. Proceeds from the sale of available for sale securities during 2002 totaled $953.1 million, with gross realized gains of $5.1 million and gross realized losses of $1.7 million. During 2001, proceeds from the sale of available for sale securities totaled $156.2 million, with gross realized gains of $1.0 million and gross realized losses of $400,000. During 2000, proceeds from the sale of available for sale securities totaled $2.4 million, with gross realized gains of $222,000 and gross realized loses of $87,000.

      There were no mortgage-backed securities sold under agreements to repurchase as of December 31, 2002 or 2001 or at any time during 2002. When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

6.     Loans

      As of December 31, 2002 and 2001, the composition of the loan portfolio was as follows (dollars in thousands):

	2002	2001

Commercial:
Secured by real estate — nonresidential	$1,279,809	$798,882
Secured by real estate — multifamily	914,630	677,271
Construction	216,218	182,558
Business	261,787	163,628

Total commercial loans	2,672,444	1,822,339

Consumer:
Residential mortgage (one to four family)	311,067	430,057
Other	49,372	16,003

Total consumer loans	360,439	446,060

Gross loans	3,032,883	2,268,399
Net deferred loan fees	(5,073)	(4,096)

Loans	3,027,810	2,264,303
Allowance for loan losses	(48,865)	(34,550)

Net loans	$2,978,945	$2,229,753

      As of December 31, 2002, loans at fixed interest rates amounted to $522.5 million, and loans at variable interest rates amounted to $2.51 billion. Included in the $2.51 billion of variable interest rates is $490.6 million of loans that have reached their contractual floor and are treated as fixed-rate loans for the interest rate sensitivity. Loans of approximately $4.7 million and $991,000 were on nonaccrual status at December 31, 2002 and 2001, respectively.

      As of December 31, 2002, residential mortgage (one to four family) and multifamily loans with a book value and market value of $1.03 billion were pledged to secure FHLB advances (see Note 9). The Company serviced real estate loans for others, excluding loans internally securitized, of $112.6 million and $70.2 million at December 31, 2002 and 2001, respectively. These loans are not included in the consolidated balance sheets. In connection therewith, the Company held trust funds of approximately $16.9 million and $6.3 million as of

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Loans — (Continued)

December 31, 2002 and 2001, respectively, all of which were segregated in separate accounts and included in the respective balance sheets. Some agreements with investors to whom the Company has sold loans have provisions which could require repurchase of loans under certain circumstances. Management does not believe that any such repurchases will be significant.

      As indicated in the following table, the Company had no impaired loans for the years ended December 31, 2002, 2001, and 2000:

	2002	2001	2000

Impaired loans with an allowance	$—	$—	$—
Impaired loans without an allowance	—	—	—

Total impaired loans	$—	$—	$—

Allowance for impaired loans under SFAS No. 114	$—	$—	$—

Interest income recognized on impaired loans during the year	$—	$—	$—

      For the years ended December 31, 2002, 2001, and 2000, the activity in the allowance for loan losses was as follows (dollars in thousands):

	2002	2001	2000

Balance at beginning of year	$34,550	$28,901	$19,503
Acquired allowance for loan losses	10,162	—	—
Provision for loan losses	9,673	5,620	9,765
Loans charged off	(5,563)	(121)	(917)
Recoveries	43	150	550

Balance at end of year	$48,865	$34,550	$28,901

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Premises and Equipment

      As of December 31, 2002, and 2001, premises and equipment were as follows (dollars in thousands):

	2002	2001

Land and buildings	$105,153	$20,346
Leasehold improvements	15,161	9,350
Equipment, furniture and fixtures	20,230	12,090

	140,544	41,786
Less accumulated depreciation and amortization	(58,847)	(22,117)

Total	$81,697	$19,669

      Total depreciation and amortization expense was $2.9 million for year ended December 31, 2002, and $2.6 million for the year ended December 31, 2001. Amortization expense included $129,000 amortization expense of the fair value write-up in connection with the Bank of Canton of California acquisition.

      In connection with the BCC acquisition, the Company, through its wholly-owned subsidiary, Bank of Canton of California Building Corporation, owns a high-rise office building at 555 Montgomery Street in the Financial District of San Francisco, California. At December 31, 2002, the building is recorded at a fair value of $51.5 million with monthly amortization of $136,000. The Company occupies a portion of the office building and it leases the remaining space in the building.

      Rental income was $1.8 million for year ended December 31, 2002, which includes two months of income in the amount of $727,000 from the Bank of Canton of California Building Corporation since acquisition at October 28, 2002. The future noncancellable minimum lease payments receivable as of December 31, 2002 are as follows (dollars in thousands):

2003	$4,904
2004	3,828
2005	2,604
2006	1,444
2007	865
2008 and thereafter	330

Total	$13,975

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Deposits

      As of December 31, 2002 and 2001, deposit balances were as follows (dollars in thousands):

	2002		2001

		Weighted		Weighted
		Average		Average
	Balance	Rate	Balance	Rate

NOW, checking and money market accounts	$813,122	0.86%	$427,338	1.19%
Savings accounts	691,318	1.10	449,735	1.41
Time deposits:
Less than $100,000	1,109,633	2.36	871,754	3.62
$100,000 or greater	1,392,740	2.53	717,325	3.80

Total time deposits	2,502,373	2.45	1,589,079	3.70

Total deposits	$4,006,813	1.90	$2,466,152	2.85

      As of December 31, 2002, remaining maturities on time deposits were as follows (dollars in thousands):

2003	$2,142,024
2004	339,397
2005	14,943
2006	3,221
2007	2,782
Aggregate thereafter	6

Total	$2,502,373

      For the years ended December 31, 2002, 2001, and 2000, interest expense on deposits was as follows (dollars in thousands):

	2002	2001	2000

NOW, checking and money market accounts	$5,952	$5,080	$3,144
Savings accounts	6,582	8,229	6,954
Time deposits	49,083	74,422	67,287
Less penalties for early withdrawal	(381)	(296)	(382)

Total	$61,236	$87,435	$77,003

      Time deposit interest expense includes a benefit of $948,000 related to amortization of fair value premium in connection with the Bank of Canton of California acquisition. The premium is related to fixed maturity deposits and is amortized to interest expense over the remaining deposit maturities of one year.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Borrowings

      For the years ended December 31, 2002 and 2001, the following short- and long-term borrowings were outstanding (dollars in thousands):

	2002	2001

Short-term borrowings:
FHLB of San Francisco advances:
Average balance outstanding	$23,606	$18,768
Maximum amount outstanding at any month-end period	322,000	39,177
Balance outstanding at end of period	77,500	5,000
Weighted average interest rate during the period	2.40%	5.60%
Weighted average interest rate at end of period	1.13%	6.52%
Weighted average remaining term to maturity at end of period (in years)	0	0
FRB direct investment borrowings:
Average balance outstanding	$—	$710
Maximum amount outstanding at any month-end period	—	10,000
Balance outstanding at end of period	—	—
Weighted average interest rate during the period	—%	5.56%
Weighted average interest rate at end of period	—%	—%
Long-term borrowings:
FHLB of San Francisco advances:
Average balance outstanding	$253,666	$237,171
Maximum amount outstanding at any month-end period	285,953	238,000
Balance outstanding at end of period	275,874	233,000
Weighted average interest rate during the period	5.43%	5.51%
Weighted average interest rate at end of period	5.08%	5.44%
Weighted average remaining term to maturity at end of period (in years)	5	6

      The Company maintains a secured credit facility with the FHLB of San Francisco against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB of San Francisco eligible collateral of at least 100% of outstanding advances. Included in the long-term borrowings were $216.0 million of advances maturing in 2008 with provisions which allow the FHLB of San Francisco, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. As of December 31, 2002, $136.0 million of these advances may be terminated at the option of the FHLB. The advances were secured with mortgage-backed securities and loans. At December 31, 2002, credit availability under this facility was approximately $605.2 million.

      The Company established a borrowing line of $10.0 million with Wells Fargo Bank in 2002. As of December 31, 2002, the Company has taken no advances under the terms of the line.

      In December of 1998, the Bank entered into the Treasury Investment Program with the Federal Reserve Bank of San Francisco. This borrowing line allowed the Bank to utilize deposits made to the U.S. Treasury for federal tax payments until the Treasury needed the funds. This borrowing line had to be fully collateralized at all times. In March of 2001, the Bank discontinued its participation in the Treasury Investment Program.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures of the Company

      The Company established special purpose trusts in 1998, 2001, and 2002 for the purpose of issuing Guaranteed Preferred Beneficial Interests in UCBH’s Junior Subordinated Debentures (“Capital Securities”). The trusts exist for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company. Payment of distributions out of the monies held by the trusts and payments on liquidation of the trusts or the redemption of the Capital Securities are guaranteed by the Company to the extent the trusts have funds available thereof. The obligations of the Company under the guarantees and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries.

      A total of $90.0 million of the proceeds from the 2002 issuances were used to fund a portion of the purchase price of the BCC acquisition. The remaining proceeds from the issuance of the Capital Securities were used to provide additional capital for the Bank. Interest expense on the Capital Securities was $4.8 million for the year ended December 31, 2002 and $2.8 million for the year ended December 31, 2001 and 2000.

      The table below summarizes the outstanding Capital Securities issued by each special purpose trust and the debentures issued by UCBH to each trust as of December 31, 2002 (dollars in thousands):

					Capital Securities and Junior
					Subordinated Debentures

	Capital Securities		Principal			Annualized	Current		Payable/
			Balance of	Not Redeemable		Coupon	Interest	Date of Rate	Distribution
Trust Name	Issuance Date	Amount	Debentures	Until	Stated Maturity	Rate	Rate	Change	Dates

UCBH Trust Co.	April 1998	$30,000	$30,928	May 1, 2005	May 1, 2028	9.38%	9.38%	—	May 1 November 1
UCBH Capital Trust I	November 2001	6,000	6,186	December 8, 2006	December 8, 2031	6-month LIBOR + 3.80%	5.78%	December 2002	June 8 December 8
UCBH Holdings Statutory Trust I	March 2002	10,000	10,310	March 26, 2007	March 26, 2032	3-month LIBOR + 3.60%	5.39%	December 2002	March 26 June 26 September 26 December 26
UCBH Holdings Statutory Trust II	September 2002	25,000	25,774	September 26, 2007	September 26, 2032	3-month LIBOR + 3.40%	5.22%	December 2002	March 26 June 26 September 26 December 26
UCBH Capital Trust II	October 2002	20,000	20,619	November 7, 2007	November 7, 2032	3-month LIBOR + 3.45%	5.23%	February 2003	February 6 May 6 August 6 November 6
UCBH Capital Trust III	October 2002	18,000	18,557	November 7, 2007	November 7, 2032	3-month LIBOR + 3.66%	5.44%	February 2003	February 6 May 6 August 6 November 6
UCBH Capital Trust IV	October 2002	27,000	27,836	November 7, 2007	November 7, 2032	3-month LIBOR + 3.45%	5.27%	February 2003	February 7 May 7 August 7 November 7

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Stockholders’ Equity and Regulatory Capital Requirements

      The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts are also subject to qualitative judgments by the regulators about components, weightings, and other factors.

      Qualitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighed assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank met all capital adequacy requirements to which they are subject.

      As of December 31, 2002, the Bank was classified as a “well capitalized” institution under the regulatory framework for prompt corrective action. To be classified as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratio as set forth in the table. There are no conditions or events since December 31, 2002 that management believes have changed the institution’s category.

      The Company’s and the Bank’s actual capital amounts and ratios are also presented in the following table (dollars in thousands):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002
Total Capital (to risk-weighted assets)
United Commercial Bank	$364,460	11.52%	$253,150	8.00%	$316,437	10.00%
UCBH Holdings, Inc.	347,201	10.95	253,551	8.00
Tier I Capital (to risk-weighted assets)
United Commercial Bank	$324,790	10.26%	$126,575	4.00%	$189,862	6.00%
UCBH Holdings, Inc.	307,470	9.70	126,775	4.00
Tier I Capital (to average assets) (Leverage Ratio)
United Commercial Bank	$324,790	7.57%	$171,679	4.00%	$214,599	5.00%
UCBH Holdings, Inc.	307,470	7.15	171,896	4.00

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Stockholders’ Equity and Regulatory Capital Requirements — (Continued)

      The following is a reconciliation of capital under Generally Accepted Accounting Principles (“GAAP”) with regulatory capital at December 31, 2002 (dollars in thousands):

	Tier I Capital		Risk-Based Capital

	United		United
	Commercial	UCBH	Commercial	UCBH
	Bank	Holdings, Inc.	Bank	Holdings, Inc.

GAAP Capital	$390,792	$282,367	$390,792	$282,367
Nonallowable components:
Unrealized (gains) on securities available for sale	(9,053)	(9,053)	(9,053)	(9,053)
Goodwill	(56,786)	(56,786)	(56,786)	(56,786)
Mortgage servicing rights — excess	(163)	(163)	(163)	(163)
Additional capital components:
Guaranteed preferred beneficial interests in junior subordinated debentures	—	91,105	—	91,105
Allowance for loan losses — limited to 1.25% of risk-based assets	—	—	39,670	39,731

Regulatory capital	$324,790	$307,470	$364,460	$347,201

      The Company and the Bank are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. Following its offering in 1998, the Company commenced paying dividends in 2000. During 2000, 2001 and 2002, the Company declared dividends totaling $0.10 per share, $0.16 per share and $0.20 per share, respectively.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Earnings Per Share

      On January 9, 2003, the Company declared a two-for-one stock split in the legal form of a stock dividend for shareholders of record as of March 31, 2003, which will be payable on April 8, 2003. The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share on a pre-split basis.

	Years Ended December 31,
	2002, 2001, and 2000

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands, Except Per Share Amounts)
2002:
Basic:
Net income	$38,928	19,828,883	$1.96
Effect of stock options	—	928,580

Diluted:
Net income	$38,928	20,757,463	$1.88

2001:
Basic:
Net income	$30,488	19,073,388	$1.60
Effect of stock options	—	904,503

Diluted:
Net income	$30,488	19,977,891	$1.53

2000:
Basic:
Net income	$24,128	18,708,878	$1.29
Effect of stock options	—	734,300

Diluted:
Net income	$24,128	19,443,178	$1.24

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Earnings Per Share — (Continued)

      The following is an unaudited pro forma reconciliation of the numerator and denominator of the basic and diluted earnings per share on a post-split basis:

	Years Ended December 31,
	2002, 2001, and 2000

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands, Except Per Share Amounts)
2002:
Basic:
Net income	$38,928	39,657,766	$0.98
Effect of stock options	—	1,857,160

Diluted:
Net income	$38,928	41,514,926	$0.94

2001:
Basic:
Net income	$30,488	38,146,776	$0.80
Effect of stock options	—	1,809,006

Diluted:
Net income	$30,488	39,955,782	$0.76

2000:
Basic:
Net income	$24,128	37,417,756	$0.64
Effect of stock options	—	1,468,600

Diluted:
Net income	$24,128	38,886,356	$0.62

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Segment Information

      The Company adopted SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” on January 1, 1998. The Company designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The adoption of SFAS No. 131 did not affect the consolidated results of operations or consolidated financial position as previously reported.

      The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business into two reportable segments: Consumer Banking and Commercial Banking. These segments serve consumers and businesses principally located in California. Historically, our customer base has been primarily the ethnic Chinese communities located mainly in the San Francisco Bay Area, Sacramento/ Stockton and Greater Los Angeles.

      The financial results of the Company’s operating segments are presented on an accrual basis. There are no significant differences between the accounting policies of the segments as compared to the Company’s consolidated financial statements. The Company evaluates the performance of its segments and allocates resources to them based on interest income, interest expense and net interest income. There are no material intersegment revenues.

      Following is segment information of the Company for the years ended December 31, 2002, 2001, and 2000:

	Commercial	Consumer	Total

	(Dollars in Thousands)
2002
Net interest income (before provision for loan losses)	$83,690	$41,256	$124,946
Segment net income	28,282	10,646	38,928
Segment total assets	2,650,485	2,203,131	4,853,636
2001
Net interest income (before provision for loan losses)	$58,771	$39,686	$98,457
Segment net income	22,749	7,739	30,488
Segment total assets	1,804,500	1,127,543	2,932,043
2000
Net interest income (before provision for loan losses)	$36,465	$46,519	$82,984
Segment net income	12,111	12,017	24,128
Segment total assets	1,333,256	1,168,863	2,502,119

14.     Employee Benefit Plans

     Stock Option Plan

      In May 1998, the Company adopted a Stock Option Plan (“Plan”) which provides for the granting of stock options to eligible officers, employees and directors of the Company and the Bank. The Plan was amended in April 1999 to increase the number of shares reserved to be issued pursuant to the Plan from 1,306,666 shares to 1,866,666, on a post-split basis. The Plan was amended in April 2001 to increase the number of shares reserved to be issued pursuant to the Plan from 1,866,666 shares to 3,733,332 shares, on a post-split basis.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Employee Benefit Plans — (Continued)

      All of the options are exercisable for ten years following the option grant date and vest over a three-year period. The following table summarizes the stock option activity during the years ended December 31, 2002, and 2001:

	2002		2001

		Weighted		Weighted
	Number	Average	Number	Average
	of Shares	Exercise Price	of Shares	Exercise Price

Options outstanding, beginning of year	2,585,791	$17.97	1,760,732	$8.09
Granted	269,300	33.50	1,633,550	24.62
Canceled or expired	(36,498)	33.27	(198,817)	21.86
Exercised	(324,490)	9.79	(609,674)	7.67

Options outstanding, end of year	2,494,103	20.07	2,585,791	17.57

Shares exercisable end of year	1,218,158	14.23	845,098	7.77
Weighted average fair value of options granted during the year		10.14		10.33
Market value of stock at December 31, 2002 and 2001 period end		$42.45		$28.44

      For options outstanding at December 31, 2002, the range of exercise prices was as follows:

	Options	Weighted Average	Weighted Average	Options	Weighted Average
Exercise Price	Outstanding	Exercise Price	Remaining Life	Exercisable	Exercise Price

$ 7.50-$10.00	826,365	$8.38	6.02	763,045	$8.03
$10.01-$20.00	—	—	—	—	—
$20.01-$30.00	1,535,072	24.90	8.37	453,111	24.59
$30.01-$40.00	132,666	36.85	9.51	2,002	31.05

Total/ Average	2,494,103	20.07	7.65	1,218,158	14.23

      In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation.” This statement establishes a new fair value based accounting method for stock-based compensation for plans and encourages, but does not require, employers to adopt the new method in place for the provisions of Accounting Principles Board (“APB”) Release No. 25. Companies may continue to apply the accounting provisions of APB No. 25 in determining net income. However, they must apply the disclosure requirements of SFAS No. 123 for all grants issued after 1994. The Company elected to apply the provisions of APB No. 25 in accounting for the employee stock plan described above. Accordingly, no compensation cost has been recognized for stock options granted under the Plan.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Employee Benefit Plans — (Continued)

      If the computed fair values of the stock awards had been amortized to expense over the vesting period of the awards, pro forma amounts would have been as shown in the following table. The impact of outstanding nonvested stock options has been excluded from the pro forma calculation.

	2002	2001

	(Dollars in
	Thousands, Except
	Earnings Per Share)
Net income:
As reported	$38,928	$30,488
Pro forma	35,515	28,074
Basic earnings per share:
As reported	1.96	1.60
Pro forma	1.79	1.47
Diluted earnings per share:
As reported	1.88	1.53
Pro forma	1.71	1.41

      These calculations require the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility, dividend yield, and expected time to exercise, which greatly affect the calculated values. The following weighted average assumptions were used in the Black-Scholes option pricing model for options granted in 2002, 2001, and 2000:

	2002	2001	2000

Dividend yield	0.40%	0.60%	1.30%
Volatility	30.45%	43.31%	35.16%
Risk-free interest rate	3.90%	4.80%	6.30%
Expected lives (years)	6.5	6.5	5.0

     United Commercial Bank Savings Plus Plan

      The Bank has a 401(k) tax deferred savings plus plan (“401(k) Plan”) under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the 401(k) Plan. The Bank matches the employees’ contributions at a rate set by the Board of Directors. The Plan provides for employer contributions of 50 percent of employee contributions for all employees for 2000, 2001 and 2002. For 2000, 2001 and 2002, employer contributions were limited to $2,000 per participant. The matching contribution vests ratably over the first five years of service.

      For the years ended December 31, 2002, 2001, and 2000, the Bank contributed $646,000, $475,000, and $433,000, respectively, to the 401(k) Plan.

      In connection with the BCC acquisition, former BCC employees became participants in the UCB 401(k) Plan as of January 1, 2003.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Federal and State Taxes on Income

      Following is a summary of the provision for taxes on income (dollars in thousands):

	Years Ended December 31,

	2002	2001	2000

Current tax expense:
Federal	$27,296	$24,450	$15,539
State	8,565	7,421	3,409

	35,861	31,871	18,948

Deferred tax (benefit) expense:
Federal	(6,554)	(9,262)	(4,152)
State	(5,169)	(2,651)	(1,053)

	(11,723)	(11,913)	(5,205)

	$24,138	$19,958	$13,743

      Deferred tax liabilities (assets) are comprised of the following (dollars in thousands):

	Years Ended December 31,

	2002	2001

Deferred tax liabilities:
Fixed asset basis differences	$1,604	—
Deferred loan fees	3,857	3,092
FHLB dividends	3,443	2,866
Purchase accounting adjustments	20,044	39
Market value adjustments on certain and securities	—	831
Other	779	514

	29,727	7,342

Deferred tax assets:
Loan and OREO loss allowances	(16,423)	(12,034)
Fixed asset basis differences	—	(999)
Market value adjustments on certain and securities	(1,457)	(4,693)
State taxes	(1,922)	(3,192)
Compensation and benefits	(1,500)	(323)
Other	(449)	(224)

	(21,751)	(21,465)

Net deferred tax liabilities (assets)	$7,976	$(14,123)

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Federal and State Taxes on Income — (Continued)

      The following table reconciles the statutory income tax rate to the consolidated effective income tax rate:

	Years Ended
	December 31,

	2002	2001	2000

Federal income tax rate	35.0%	35.0%	35.0%
State franchise tax rate, net of federal income tax effects	7.0	7.0	7.0

Statutory income tax rate	42.0	42.0	42.0

Increase (reduction) in tax rate resulting from:
California and federal tax credits and incentives	(2.5)	(1.3)	(2.9)
Tax exempt income	(1.8)	(1.3)	(1.6)
Amortization of intangibles	—	—	0.1
Other, net	0.6	0.2	(1.3)

	38.3%	39.6%	36.3%

      The Company’s assets and liabilities included the following amounts related to income taxes (dollars in thousands):

	Years Ended
	December 31,

	2002	2001

Net deferred liability (asset):
Federal income tax	$8,618	$(11,851)
State franchise tax	(642)	(2,272)

	7,976	(14,123)
(Prepaid income taxes) taxes payable	13,521	6,359

	$21,497	$(7,764)

      The years 1999 through 2001 remain open for Internal Revenue Service purposes and the years 1998 through 2001 remain open for California Franchise Tax Board purposes. The 2002 Federal and State tax returns have not yet been filed.

16.     Derivative Financial Instrument and Financial Instruments with Off-Balance-Sheet Risk

      The Company is a party to derivative financial instruments and financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The Company does not hold or issue financial instruments for trading purposes. Financial instruments in the normal course of business include commitments to extend and purchase credit, forward commitments to sell loans, letters of credit, foreign exchange contracts, and interest-rate caps. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest-rate swap and cap transactions and forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Derivative Financial Instrument and Financial Instruments with Off-Balance-Sheet Risk — (Continued)

Company controls the credit risk of its interest-rate swap and cap agreements, foreign exchange contracts, and forward commitments to sell loans through credit approvals, limits, and monitoring procedures. The Company does not require collateral or other security to support interest-rate swap transactions with credit risk.

      Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of December 31, 2002 and 2001 are as follows (dollars in millions):

	2002	2001

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit:
Consumer (including residential mortgage)	$86.5	$26.1
Commercial (excluding construction)	342.1	220.6
Construction	188.6	182.7
Letters of credit	49.1	23.5
Foreign exchange contracts receivable	10.2	—
Foreign exchange contracts payable	10.2	—
Commitments to purchase securities	17.3	11.8
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
Interest-rate cap and swap agreements	$—	$—

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held generally includes residential or commercial real estate, accounts receivable, or other assets.

      Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by inventories or by deposits held at the Company.

      Foreign exchange contracts are contracts to purchase or sell currencies in the over-the-counter market. Such contracts can be either for immediate or forward delivery. Entering into foreign exchange contract agreements involves the risk of dealing with counter parties and their ability to meet the terms of the contracts. The Bank purchases or sells foreign exchange contracts in order to hedge a balance sheet or off-balance sheet foreign exchange position. Additionally, the Bank purchases and sells foreign exchange contracts for customers, as long as the foreign exchange risk is fully hedged with an offsetting position.

      Interest rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. Entering into interest-rate cap agreements involves the risk of dealing with counter parties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company may be a purchaser of interest rate caps and swaps. At

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Derivative Financial Instrument and Financial Instruments with Off-Balance-Sheet Risk — (Continued)

December 31, 2002 and 2001, no interest rate caps or swaps were outstanding. For the year ended December 31, 2001, interest rate caps and swaps positively impacted net interest income by $118,000.

17.     Concentrations of Credit Risk

      The Company’s loan activity is primarily with customers located throughout the State of California. Substantially all residential and commercial real estate loans are secured by properties located in the State of California and are originated at 80% loan-to-value or less. Management believes that the risk of significant losses in excess of underlying collateral value is low.

18.     Lease Commitments and Contingent Liabilities

     Lease Commitments

      The Company leases various premises and equipment under noncancellable operating leases, many of which contain renewal options and some of which contain escalation clauses.

      Future minimum rental payments, which do not include common area costs, due each year under existing operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002, are payable as follows (dollars in thousands):

2003	$4,549
2004	3,313
2005	2,637
2006	2,051
2007	1,732
Aggregate thereafter	7,316

Total minimum payments required	$21,598

      Rental expense was approximately $4.4 million, $3.8 million, and $3.6 million for the years ended December 31, 2002, 2001, and 2000, respectively.

     Contingent Liabilities

      The Company is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Company’s operations or financial condition.

19.     Fair Value of Financial Instruments

      SFAS No. 107, “Disclosures about Fair Value of Financial Instrument,” requires all entities to estimate the fair value of all financial instrument assets, liabilities, and off-balance-sheet transactions. Fair values are point-in-time estimates that can change significantly based on numerous factors. Accordingly, management cannot provide any assurance that the estimated fair values presented below could actually be realized. The fair value estimates for financial instruments were determined as of December 31, 2002 and 2001, by application of the described methods and significant assumptions.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Fair Value of Financial Instruments — (Continued)

     Cash and Short-term Investments

      For these short-term instruments, the carrying value of $59.0 million at December 31, 2002 and $32.6 million at December 31, 2001 is a reasonable estimate of fair value.

     Investment and Mortgage-backed Securities

      The aggregate fair value of investment and mortgage-backed securities is $1.62 billion at December 31, 2002 and $615.6 million at December 31, 2001. Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans Receivable

      The aggregate fair value of loans receivable is $3.07 billion at December 31, 2002 and $2.35 billion at December 31, 2001. Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings at the same remaining maturities. In addition, the allowance for loan losses was considered a reasonable adjustment for credit risk for the entire portfolio.

     Deposit Liabilities

      Fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The aggregate fair value of deposits is $4.03 billion at December 31, 2002 and $2.50 billion at December 31, 2001.

     Federal Home Loan Bank Advances and Other Borrowings

      Fair value of Federal Home Loan Bank advances and other borrowings is estimated using the rates currently being offered for advances with similar remaining maturities. The aggregate fair value of Federal Home Loan Bank advances and other borrowings at December 31, 2002 was $381.0 million and $239.1 million at December 31, 2001.

     Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures

      The fair value of the Company’s junior subordinated debentures is estimated using market interest rates currently being offered for similar unrated debt instruments. The fair market value of the junior subordinated debentures was $135.7 million at December 31, 2002 and $33.2 million at December 31, 2001.

Interest Rate Cap and Swap Agreements

      The fair value of the cap and swap agreements used for hedging purposes is the estimated amount that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the cap counter parties. There were no cap or swap agreements as of December 31, 2002 or December 31, 2001.

Foreign Exchange Contracts

      The fair value of foreign exchange contracts are recognized and reported as either assets or liabilities on the balance sheet. At December 31, 2002, the fair value for outstanding contracts was $12,000. There were no foreign exchange contracts at December 31, 2001.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Fair Value of Financial Instruments — (Continued)

Commitments to Extend Credit, Commitments to Purchase Loans, Securities Sold But Not Owned, and Options on Interest Rate Futures

      The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values for securities sold but not owned and options on interest rate futures are based on quoted market prices or dealer quotes. The fair value of commitments to extend credit and commitments to purchase loans cannot be readily determined. There were no put or call options at December 31, 2002 or December 31, 2001.

20.     Parent Company

      Condensed unconsolidated financial information of UCBH Holdings, Inc. is presented below.

CONDENSED BALANCE SHEET

(Dollars in Thousands)

	For the Years Ended
	December 31,

	2002	2001

ASSETS
Cash and due from banks	$15,913	$3,155
Investment in subsidiaries	390,924	202,331
Other assets	14,104	6,132

Total assets	$420,941	$211,618

LIABILITIES
Accrued interest payable	$1,224	$501
Other liabilities	1,350	993
Junior subordinated debentures, payable to subsidiary trusts	136,000	36,000

Total liabilities	138,574	37,494

STOCKHOLDERS’ EQUITY
Common stock	210	194
Additional paid-in capital	124,440	66,685
Subsidiary’s accumulated other comprehensive income	9,053	(6,481)
Retained earnings	148,664	113,726

Total stockholders’ equity	282,367	174,124

Total liabilities and stockholders’ equity	$420,941	$211,618

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.     Parent Company — (Continued)

CONDENSED STATEMENT OF INCOME

(Dollars in Thousands)

	For the Years Ended December 31,

	2002	2001	2000

INCOME
Interest income on investment securities	$2	$56	$59
Dividends from subsidiary	2,000	800	5,600

Total income	2,002	856	5,659

EXPENSE
Interest expense on junior subordinated debentures	4,663	2,845	2,812
Miscellaneous expense	3,275	2,562	1,878

Total expense	7,938	5,407	4,690

Income (loss) before taxes and equity in undistributed net income of subsidiary	(5,936)	(4,551)	969
Income tax benefit	3,187	2,135	1,789
Equity in undistributed net income of subsidiary	41,677	32,904	21,370

Net income	$38,928	$30,488	$24,128

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.     Parent Company — (Continued)

CONDENSED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

	For the Years Ended December 31,

	2002	2001	2000

OPERATING ACTIVITIES
Net income	$38,928	$30,488	$24,128
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed net income of subsidiary	(41,676)	(32,904)	(21,370)
Decrease (increase) in other assets	(8,105)	164	(2,050)
Increase in accrued interest payable	723	31	—
Increase (decrease) in other liabilities	3,419	1,823	112

Net cash used for operating activities	(6,711)	(398)	820

INVESTING ACTIVITIES
Maturities of investments available for sale	—	—	—
Capital contribution to subsidiary	(131,250)	(5,000)	—

Net cash provided by (used in) investing activities	(131,250)	(5,000)	—

FINANCING ACTIVITIES
Proceeds from issuance of common stock	54,434	4,674	623
Proceeds from issuance of junior subordinated debentures, payable to subsidiary trust	100,000	6,000	—
Payment of cash dividend on common stock	(3,715)	(2,661)	(1,403)

Net cash (used in) provided by financing activities	150,719	8,013	(780)

Net increase (decrease) in cash and cash equivalents	12,758	2,615	40
Cash and cash equivalents beginning of year	3,155	540	500

Cash and cash equivalents end of year	$15,913	$3,155	$540

UNAUDITED SUPPLEMENTAL INFORMATION

UCBH Holdings, Inc.

Quarterly Condensed Consolidated Financial Information

	2002 Quarters				2001 Quarters

	Fourth	Third	Second	First	Fourth	Third	Second	First

	(Dollars in Thousands, Except Earnings Per Share)
Interest income	$59,425	$49,930	$48,440	$47,382	$49,083	$51,315	$51,460	$50,929
Interest expense	23,631	18,409	18,581	19,610	22,683	25,948	27,567	28,132

Net interest income	35,794	31,521	29,859	27,772	26,400	25,367	23,893	22,797

Provision for credit losses	3,157	2,742	2,887	887	1,831	2,084	952	753
Noninterest income	3,594	2,594	4,037	1,919	2,098	1,853	1,688	1,266
Noninterest expense	16,284	19,802	14,522	13,743	13,232	12,138	12,176	11,751

Income before income taxes	19,947	11,571	16,487	15,061	13,436	12,998	12,453	11,559
Income tax expense	7,243	4,243	6,659	5,993	5,202	5,200	5,025	4,531

Net income	$12,704	$7,328	$9,828	$9,068	$8,234	$7,798	$7,428	$7,028

Net income per common share
Basic net income	$0.62	$0.37	$0.50	$0.47	$0.43	$0.41	$0.39	$0.37
Diluted net income	0.59	0.36	0.48	0.45	0.41	0.39	0.37	0.36