Form 10-K, Exhibit 13
period 2003-12-31
UCBH HOLDINGS INC
filed 2004-03-11
CIK 1061580

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

	At December 31,

	2003	2002	2001	2000	1999

	(Dollars in Thousands)
Financial Condition and Other Data:
Total assets	$5,585,190	$4,853,636	$2,932,043	$2,502,119	$2,284,800
Net loans	3,730,780	2,978,945	2,229,753	1,902,921	1,667,192
Securities(1)	1,505,782	1,581,381	593,393	487,240	512,361
Deposits	4,483,521	4,006,813	2,466,152	2,064,019	1,676,148
Subordinated debentures	136,000	136,000	36,000	30,000	30,000
Borrowings	505,542	353,374	238,000	260,558	449,612
Stockholders’ equity(2)	414,466	282,367	174,124	133,645	110,107
Nonperforming assets	5,857	4,654	991	2,631	5,354
Ratio of equity to assets	7.42%	5.82%	5.94%	5.34%	4.82%

	For the Years Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in Thousands, Except Per Share Information)
Operating Data:
Interest income	$260,262	$205,178	$202,787	$186,688	$158,683
Interest expense	91,714	80,232	104,330	103,704	87,969

Net interest income	168,548	124,946	98,457	82,984	70,714
Provision for loan losses	9,967	9,673	5,620	9,765	5,645

Net interest income after provision for loan losses	158,581	115,273	92,837	73,219	65,069
Noninterest income	23,203	12,142	6,905	4,751	4,075
Noninterest expense(3)	80,208	64,349	49,296	40,099	37,198

Income before taxes	101,576	63,066	50,446	37,871	31,946
Income tax expense	36,938	24,138	19,958	13,743	12,878

Net income	$64,638	$38,928	$30,488	$24,128	$19,068

Operating Ratios and Other Data:
Return on average assets	1.26%	1.14%	1.12%	1.02%	0.87%
Return on average equity	18.84	18.42	19.58	20.12	18.00
Interest rate spread(4)	3.21	3.46	3.30	3.24	3.04
Net interest margin(4)	3.41	3.73	3.69	3.59	3.29
Efficiency ratio(5)	41.83	46.94	46.79	45.70	49.74
Noninterest expense to average assets	1.56	1.88	1.82	1.70	1.69
Average equity to average assets	6.66	6.18	5.74	4.90	4.81
Dividend payout ratio(6)	8.51	10.64	10.39	8.06	—
Asset Quality Data:
Nonperforming assets to total assets	0.10%	0.10%	0.03%	0.11%	0.23%
Nonperforming loans to total loans	0.15	0.15	0.04	0.13	0.27
Allowance for loan losses to total loans	1.61	1.61	1.53	1.50	1.16
Net charge-offs to average gross loans	0.06	0.23	0.00	0.02	0.07
Bank Regulatory Capital Ratios:
Tier I risk-based capital	10.92%	10.26%	9.65%	9.71%	10.04%
Total risk-based capital	12.18	11.52	10.91	10.97	11.29
Leverage ratio (Tier I capital to total average assets)	7.86	7.57	7.26	6.95	6.58
Per Share Data:
Basic earnings per share(2)(7)	$1.48	$0.98	$0.80	$0.65	$0.51
Diluted earnings per share(2)(7)	1.41	0.94	0.77	0.62	0.50
Dividends declared per share(7)	0.12	0.10	0.08	0.05	—

(1)	Includes available-for-sale securities and held-to-maturity securities.
(2)	In conjunction with the acquisitions of First Continental Bank in July 2003 and Bank of Canton of California in October 2002, the Company issued 2.3 million and 2.7 million shares of common stock, respectively.
(3)	Includes $6.75 million of expense representing litigation settlement in 2002.
(4)	Calculated on a nontax equivalent basis.
(5)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.
(6)	Dividends declared per share as a percentage of diluted earnings per share.
(7)	The Company completed a two-for-one stock split in each of the years 2001 and 2003. Accordingly, for the years ended December 31, 2002 through 1999, basic earnings per share, diluted earnings per share and dividends per share have been restated to reflect the effect of the stock split.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements about the future that may or may not materialize. When we use words like “anticipate,” “believe,” “estimate,” “may,” “intend,” or “expect,” we are speculating about what will happen in the future. These statements are based on certain assumptions that are subject to risk and uncertainties. Actual results could be materially different than such statements.

      The following discussion and analysis is intended to assist in an understanding of the significant factors that influence our financial condition at December 31, 2003 as compared to December 31, 2002. It also analyzes our results of operations for the year ended December 31, 2003 as compared to the year ended December 31, 2002, and for the year ended December 31, 2002 as compared to the year ended December 31, 2001. You should read the discussion and analysis together with our financial statements and corresponding notes included in this Annual Report.

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

      A number of critical accounting policies are used in the preparation of the Consolidated Financial Statements, which this discussion accompanies.

      The Use of Estimates. The preparation of the Consolidated Financial Statements in accordance with Generally Accepted Accounting Principles (“GAAP”) requires management to make certain estimates and assumptions which affect the amounts of reported assets and liabilities as well as contingent assets and liabilities as of the date of these financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period(s). The Company has established detailed policies and control procedures that are intended to ensure that valuation methods are well controlled and applied consistently from period to period.

      Allowance for Loan Losses. The allowance for loan losses covers the commercial and consumer loan portfolio. The allowance for loan losses is intended to adjust the value of the Company’s loan assets for probable credit losses inherent at the balance sheet date in accordance with GAAP. The methodology for calculating the allowance involves significant judgment. First and foremost, it involves early detection of credits that are deteriorating. Second, it involves management’s judgment to derive loss factors.

      The Company uses a risk grading system to determine the credit quality of its loans. Loans are reviewed for information affecting the obligor’s ability to fulfill its obligations. In assessing the risk grading of a particular loan, the factors considered include the obligor’s debt capacity and financial flexibility, the level of earnings of the borrowers, the amount and sources of repayment, the level and nature of contingencies, management strength, the quality of the collateral, and the industry in which the borrower operates. These factors are based on an evaluation of historical information as well as subjective assessment and interpretation. Emphasizing one factor over another or considering additional factors that may be relevant in determining the risk grading of a particular loan, but which are not currently an explicit part of the Company’s methodology, could affect the risk grade assigned to that loan.

      Management also applies judgment to derive loss factors associated with each credit facility. These loss factors are considered by type of obligor and collateral. Whenever possible, the Company uses its own historical loss experience or independent verifiable data to estimate the loss factors. Many factors can affect management’s estimates of a loss factor. The application of different loss factors will change the amount of the allowance for credit losses determined to be appropriate by the Company. Given the process the Company follows in determining the risk grading of its loans, management believes the current risk gradings assigned to loans are appropriate.

      Management’s judgment is also applied when considering uncertainties based on current macroeconomic conditions and other factors. For example, judgment as to the economic outlook in California will affect management’s assessment of potential losses based on exposure to that marketplace. Notwithstanding the judgment required in assessing the allowance for loan losses, the Company believes its estimate for the allowance for loan losses is adequate.

      Fair Value of Certain Assets. Certain assets of the Company are recorded at fair value. In some cases, the fair value used is an estimate. Included among these assets are securities that are classified as available for sale, goodwill and other intangible assets, other real estate owned and impaired loans. These estimates may change from period to period as they are affected by changes in interest rates and other market conditions. Losses not anticipated or greater than anticipated could result if the Company were forced to sell one of these assets, subsequently discovering that its estimate of fair value had been too high. Gains not anticipated or greater than anticipated could result if the Company were to sell one of these assets, subsequently discovering that its estimate of fair value had been too low. The Company arrives at estimates of fair value as follows:

Available-for-Sale Securities: The fair values of most securities classified as available for sale are based on quoted market prices. If quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments.

Goodwill and Other Intangible Assets: As discussed in Note 3 to the Consolidated Financial Statements, which this discussion accompanies, the Company establishes goodwill and other intangible assets by estimating fair value of assets and liabilities acquired using various valuation approaches such as market value, replacement costs and estimated cash flows for future periods. Additionally, the Company must assess goodwill and other intangible assets each year for impairment. This assessment involves reviewing or revising estimated cash flows for future periods. If the future cash flows are materially less than the estimates, the Company would be required to take a charge against earnings to write down the asset to the lower fair value.

      Income Taxes. The provision for income taxes is based on income reported for financial statement purposes and differs from the amount of taxes currently payable, since certain income and expense items are reported for financial statement purposes in different periods than those for tax reporting purposes.

      The Company accounts for income taxes using the asset and liability approach, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is established for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is established, when necessary, to reduce the deferred tax assets to the amount that is more likely than not to be realized.

      Alternative Methods of Accounting. The accounting and reporting policies of the Company are in accordance with Generally Accepted Accounting Principles and conform to practices within the banking industry.

      When the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” in 1996, it elected to continue to use the method of accounting for stock options which did not recognize compensation expense at the time options were granted. As required by SFAS No. 123, pro forma amounts of compensation expense and the pro forma effect on net income and earnings per share are disclosed each year as if the Company had instead elected to use the accounting method that recognizes compensation expense. The Company adopted SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” during 2003. The pro forma amounts of compensation expense and the pro forma effect on net income and earnings per share are disclosed in Note 2 to the Consolidated Financial Statements using the Black-Scholes model for pricing options. Had the Company elected to adopt the SFAS No. 123 fair value based method of accounting instead of pro forma disclosure, additional compensation expense, as disclosed in Note 14 to the Consolidated Financial Statements, would have been recognized.

Recent Accounting Pronouncements

      Note 2 to the Consolidated Financial Statements discusses new accounting policies adopted by the Company during 2003 and the expected impact of accounting policies issued or proposed, but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects the Company’s financial condition, results of operations, or liquidity, the impacts are discussed in the applicable sections of this financial review and Notes to the Consolidated Financial Statements. The Company adopted SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets,” in June 2002 and has applied the requirements in connection with all acquisitions since then. The adoption of the other pronouncements had no material effect to the Company’s financial condition and results of operations.

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

      Our results of operations in 2003 have been affected by our acquisitions of Bank of Canton of California (“BCC”) and First Continental Bank (“FCB”). The impact of these events is described in more detail below.

      We also earn noninterest income, which is generally made up of commercial banking fees and other fees paid by our customers, and gains on sales of loans and securities. In addition to interest expense, our income is impacted by noninterest expenses (primarily our personnel, occupancy and professional fees), and our provision for loan losses. Other factors beyond our control, such as general economic conditions, competition from other financial services companies, changes in interest rates, government and regulatory action and policies, may also significantly affect our results of operations.

      Through its commercial banking division, the Bank offers commercial deposit facilities and commercial loans. Included in the loans offered are nonresidential real estate loans, commercial business loans, multifamily real estate loans, construction loans, and small business loans. Through the consumer business division, the Bank offers consumer deposit products including savings accounts, checking accounts and time deposits. The consumer division also originates residential mortgage (one to four family) loans and home equity lines of credit.

      Through the commercial banking division, the Bank originates commercial real estate loans for primary users, as well as for investors. The Bank also originates multifamily mortgages, which are typically secured by five- to 50-unit residential buildings, within its primary market areas. Loans secured by residential buildings in excess of 50 units are underwritten pursuant to the Bank’s underwriting standards for commercial nonresidential real estate loans. Both types of commercial real estate loans are generally adjustable-rate or fixed-rate for an initial period of time and then become adjustable-rate loans. They are generally amortized over 25 to 30 years or less and have balloon payments in 15 years or less.

      Construction loans are originated generally for the construction of entry-level and first-time move-up housing within California or mixed-use properties. The Bank focuses on mid-tier builders. Construction loans are generally prime based, are generally written for a one-year term and may have up to a one-year renewal option.

      The Bank provides commercial business loans to customers for working capital purposes for accounts receivable and inventory, as well as loans to finance equipment. In addition, the Bank offers small business loans, for which 75% to 85% of the principal balance is generally guaranteed by the U.S. Small Business Administration.

      The Bank originates fixed-rate and adjustable-rate residential mortgage (one to four family) loans within its primary market area. These loans are originated through its retail branches. Such mortgage loans are originated primarily for owner-occupants. In addition to these residential mortgage loans, the Bank offers home equity loans.

      Net Income. We earned $64.6 million in net income in 2003, as compared to $38.9 million in net income in 2002, an increase of $25.7 million, or 66.1%. Our return on average assets was 1.26% in 2003, as compared to 1.14% in 2002, and our return on average equity was 18.84% in 2003, as compared to 18.42% in 2002.

      We have experienced steady growth in net income during the periods presented. The increase in our net income in 2003, as compared to 2002, was primarily a result of an increase in net interest income from $124.9 million in 2002 to $168.5 million in 2003, before provision for loan losses and an increase in gain on sale of securities and loans. The increase in net interest income from 2002 to 2003 reflects the acquisitions of BCC and FCB, the organic growth of the Company’s loan portfolio, and the income from core deposits.

      Partially offsetting the increase in the net interest income was the increase in noninterest expense from $64.3 million in 2002 to $80.2 million in 2003. The increase in noninterest expenses, as described below, resulted primarily from the increased personnel expenses due to the additional staffing associated with the BCC and FCB acquisitions, the Hong Kong branch and the growth of the Bank’s commercial banking business.

      The provision for loan losses increased from $9.7 million in 2002 to $10.0 million in 2003. The provision for loan loss was $5.6 million in 2001. The increases reflect the increase in the commercial loan portfolio during the years and the credit risk inherent in the portfolio. The Bank uses a systematic methodology to calculate the allowance for loan losses. By applying this methodology, which takes into account our loan portfolio mix, credit quality and loan growth, we determine the appropriateness of our allowance for loan losses. We adjust the allowance for loan losses by quarterly provisions charged to earnings.

      We earned $38.9 million for 2002, as compared to $30.5 million in net income for 2001. Our return on average assets was 1.14% for 2002, as compared to 1.12% for 2001, and our return on average equity was 18.42% in 2002, as compared to 19.58% for 2001.

      The increase in net income in 2002, as compared to 2001, was primarily the result of an increase in net interest income from $98.5 million to $124.9 million for the year, before provision for loan losses. The reasons for the increase in the net interest income in 2002 compared to 2001 are discussed below.

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

      Net Interest Income and Net Interest Margin. Our net interest margin, calculated on a fully tax equivalent basis (representing net interest income as a percentage of average interest-earning assets), declined to 3.49% for 2003 from 3.79% for 2002. Our net interest margin calculated on a nontax equivalent basis declined to 3.41% for 2003 from 3.73% for 2002. The reduction in the net interest margin reflects our acquisition of BCC in October 2002 and the overall interest rate reduction during 2003. The net interest margin of BCC was only 2.23% when acquired. Our net interest income for 2003 was $168.5 million, an increase of $43.6 million, or 34.9%, from our net interest income of $124.9 million for 2002, primarily as a result of the following factors:

•	We increased the average balance of loans in our portfolio from $2.44 billion in 2002 to $3.38 billion in 2003.

•	We increased our average balance of securities from $893.2 million in 2002 to $1.55 billion in 2003.

•	We reduced our average cost of deposits from 2.16% in 2002 to 1.61% in 2003.

•	Partially offsetting these factors was a decrease in the average yield on securities from 5.38% in 2002 to 4.41% in 2003, and a decrease in the average yield on loans from 6.43% in 2002 to 5.67% in 2003.

      Our net interest margin, calculated on a fully tax equivalent basis, improved to 3.79% for 2002 from 3.73% for 2001. Accordingly, our net interest margin, calculated on a nontax equivalent basis, improved to 3.73% for 2002 from 3.69% for 2001. Our net interest income for 2002 was $124.9 million, an increase of $26.5 million, or 26.9%, from our net interest income of $98.5 million for 2001, primarily as a result of the following factors:

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

      The following table presents, for the periods indicated, the distribution of our average assets, liabilities and stockholders’ equity, as well as the total dollar amounts of interest income from average interest-earning assets, and the resultant yields and dollar amounts of interest expense of average interest-bearing liabilities, expressed both in dollars and rates:

	For the Years Ended December 31,

	2003				2002				2001

			Interest				Interest			Interest
	Average		Income or	Average	Average		Income or	Average	Average	Income or	Average
	Balance		Expense	Yield/Cost	Balance		Expense	Yield/Cost	Balance	Expense	Yield/Cost

	(Dollars in Thousands)
Interest-earning assets:
Loans(1)	$3,380,121		$191,754	5.67%	$2,442,790		$156,983	6.43%	$2,062,419	$164,328	7.97%
Securities	1,550,841		68,447	4.41	893,240		48,039	5.38	580,869	37,358	6.43
Other	9,826		61	0.63	10,423		156	1.50	26,243	1,101	4.20

Total interest-earning assets	4,940,788		260,262	5.27	3,346,453		205,178	6.13	2,669,531	202,787	7.60
Noninterest-earning assets	209,442		—	—	74,632		—	—	42,547	—	—

Total assets	$5,150,230		$260,262	5.05	$3,421,085		$205,178	6.00	$2,712,078	$202,787	7.48

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$624,330		$6,774	1.09	$389,303		$5,952	1.53	$236,002	$5,080	2.15
Savings accounts	787,796		7,191	0.91	521,050		6,582	1.26	405,271	8,229	2.03
Time deposits	2,552,769		54,759	2.15	1,752,021		48,702	2.78	1,501,202	74,126	4.94

Total interest-bearing deposits	3,964,895		68,724	1.73	2,662,374		61,236	2.30	2,142,475	87,435	4.08

Borrowings	348,973		15,068	4.32	277,272		14,343	5.17	256,650	14,051	5.47
Subordinated debentures	136,000		7,922	5.83	63,300		4,653	7.35	30,554	2,844	9.31

Total interest-bearing liabilities	4,449,868		91,714	2.06	3,002,946		80,232	2.67	2,429,679	104,330	4.29

Noninterest-bearing deposits	296,306				166,809				109,160
Other noninterest-bearing liabilities	61,047				39,992				17,514
Stockholders’ equity	343,009				211,338				155,725

Total liabilities and stockholders’ equity	$5,150,230				$3,421,085				$2,712,078

Net interest income/net interest rate spread(2)			$168,548	3.21%			$124,946	3.46%		$98,457	3.30%

Net interest-earning assets/net interest margin(3)	$490,920			3.41%	$343,507			3.73%	$239,851		3.69%

Ratio of interest-earning assets to interest-bearing liabilities	1.11	x			1.11	x			1.10x

(1)	Nonaccrual loans are included in the table for computation purposes, but interest for such loans is included on a cash basis.

(2)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

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

	For the Year Ended			For the Year Ended
	December 31, 2003			December 31, 2002
	Compared to the Year Ended			Compared to the Year Ended
	December 31, 2002			December 31, 2001

	Volume	Rate	Net	Volume	Rate	Net

	(Dollars in Thousands)
Interest income:
Loans	$50,067	$(15,296)	$34,771	$150,125	$(157,470)	$(7,345)
Securities	26,981	(6,573)	20,408	15,359	(4,678)	10,681
Other	(9)	(86)	(95)	(457)	(488)	(945)

Total interest income on interest-earning assets	77,039	(21,955)	55,084	165,027	(162,636)	2,391

Interest expense:
Deposits:
NOW, checking, and money market accounts	1,583	(762)	821	1,574	(702)	872
Savings accounts	1,330	(721)	609	5,104	(6,751)	(1,647)
Time deposits	12,104	(6,046)	6,058	15,735	(41,159)	(25,424)
Borrowings	2,009	(1,284)	725	931	(639)	292
Subordinated debentures	3,990	(721)	3,269	2,251	(442)	1,809

Total interest expense on interest-bearing liabilities	21,016	(9,534)	11,482	25,595	(49,693)	(24,098)

Increase (decrease) in net interest income	$56,023	$(12,421)	$43,602	$139,432	$(112,943)	$26,489

      Provision for Loan Losses. For the year ended December 31, 2003, our provision for loan losses was $10.0 million, an increase of $294,000 from our provision of $9.7 million for the previous year. The provision for loan losses stayed constant despite our larger loan portfolio due to higher than expected recoveries in 2003. For the year ended December 31, 2002, our provision for loan losses was $9.7 million, an increase of $4.1 million from our provision of $5.6 million for the year ended December 31, 2001. The increase in our provision for 2002 from 2001 was a result of the growth in the commercial loan portfolio during the year and credit risk inherent in the portfolio.

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

      Noninterest Income. Below we set forth the composition of our noninterest income for the periods indicated:

	For the Years Ended December 31,

	2003	2002	2001

	(Dollars in Thousands)
Commercial banking fees	$6,546	$4,845	$3,324
Service charges on deposit accounts	2,249	1,704	1,342
Gain on sale of securities	11,013	3,398	602
Gain on sale of loans	3,030	1,838	1,445
Loan servicing and miscellaneous income	365	357	192

Total noninterest income	$23,203	$12,142	$6,905

      Our noninterest income increased by $11.1 million, or 91.1%, to $23.2 million for the year ended December 31, 2003, from $12.1 million for the preceding year. The increase was primarily due to an increase in gain from sale of small business loans and securities as well as commercial banking fees. Gain on sale of loans and securities increased by 168.2% to $14.0 million for the year ended December 31, 2003, compared with $5.2 million for the corresponding period of 2002, due primarily to increased securities sales as part of our planned securities portfolio restructuring. Please refer to the Securities section below for additional information. Commercial banking fees increased 35.1% to $6.5 million for the year ended December 31, 2003, as compared to $4.8 million for the corresponding period of 2002, as a result of increased commercial banking activities, primarily our trade finance business.

      Our noninterest income increased by $5.2 million, or 75.8%, to $12.1 million for the year ended December 31, 2002, from $6.9 million for the preceding year. The increase was primarily due to generating more commercial banking fees in 2002, resulting from the continued growth of our Commercial Banking Division, increased gain on sales of securities, and increased small business loan sales in 2002, resulting from a higher origination volume.

      Noninterest Expense. Below is a table outlining the components of our noninterest expense for the periods indicated:

	For the Years Ended December 31,

	2003	2002	2001

	(Dollars in Thousands)
Personnel	$42,310	$29,965	$24,959
Occupancy	5,869	5,326	5,303
Data processing	4,826	3,463	2,878
Furniture and equipment	3,661	2,614	2,723
Professional fees and contracted services	5,802	5,626	3,848
Deposit insurance	695	467	393
Communication	1,066	726	593
Foreclosed assets expense	—	2	11
Intangible amortization	1,762	227	—
Litigation settlement expense	—	6,750	—
Miscellaneous expense	14,217	9,183	8,588

Total noninterest expense	$80,208	$64,349	$49,296

Efficiency ratio	41.83%	46.94%	46.79%
Noninterest expenses to average assets	1.56	1.88	1.82

      Our noninterest expense increased to $80.2 million for 2003, from $64.3 million for 2002, an increase of $15.9 million, or 24.7%. The higher expenses in 2003 resulted primarily from a $12.3 million increase in personnel expenses due to the additional staffing that resulted from the acquisitions of BCC and FCB, the

Hong Kong branch and the growth of the Bank’s commercial banking business. Miscellaneous expenses increased from $9.2 million in 2002 to $14.2 million in 2003, primarily as a result of increases in expenses associated with the BCC operations and FCB acquisition, merchant card processing, and advertising.

      Our noninterest expense increased to $64.3 million for 2002, from $49.3 million for 2001, an increase of $15.1 million, or 30.5%. The higher expenses in 2002 resulted primarily from litigation settlement expense of $6.75 million and $1.8 million of associated legal fees, which are in included in professional fees, a $5.0 million increase in personnel expenses due to additional staffing required to support the growth of the Bank’s commercial banking business, and operating expenses associated with the BCC acquisition on October 28, 2002. Professional fees for 2002 of $5.6 million represented an increase of $1.8 million from $3.8 million in 2001, reflecting primarily the legal fees associated with defending the litigation that was settled in 2002. Miscellaneous expenses increased from $8.6 million in 2001 to $9.2 million in 2002, primarily as a result of increases in expenses associated with the BCC acquisition, merchant card processing, insurance, bank service fees, and travel.

      Provision for Income Taxes. During 2003, we recorded a $36.9 million provision for income taxes, which resulted in an effective tax rate of 36.4%, compared with 38.3% for the year ended December 31, 2002. The decrease in the effective tax rate resulted primarily from the realization of tax benefits from the Bank’s lending activities in Enterprise Zones, which are areas in California designated by the California Technology, Trade and Commerce Agency as being areas where business investment is targeted. Taxpayers that conduct business activities within these boundaries may qualify for special tax benefits.

      During 2002, we recorded a $24.1 million provision for income taxes, which resulted in an effective tax rate of 38.3%, compared with 39.6% for the year ended December 31, 2001. The lower effective tax rate reflects the increased realization of Enterprise Zone benefits and the increased municipal securities portfolio. Additionally, the effective tax rate decreased due to a $350,000 tax benefit resulting from a California state tax law change in which half of the taxes attributable to cumulative loan losses through December 31, 2001 taken for state income tax purposes were permanently forgiven.

Financial Condition

      The size of the balance sheet increased from $4.85 billion at December 31, 2002, to $5.59 billion at December 31, 2003, an increase of $731.6 million, or 15.1%. On July 14, 2003, the Company announced the completion of its acquisition of FCB, with $356.7 million in assets, $243.1 million of loans and $325.6 million of deposits. The Company issued approximately 2.3 million shares of its common stock in exchange for all the outstanding shares of common stock of FCB. During 2003, the balance sheet increased $731.6 million of which $374.9 million was the result of internal growth with the balance being attributable to the FCB acquisition. This internal growth resulted primarily from the increase in the size of our loan portfolio of $516.8 million offset by a decrease in our securities portfolio of $131.9 million.

      Our loan portfolio increased from $3.03 billion at December 31, 2002 to $3.79 billion at December 31, 2003, an increase of $763.8 million, or 25.2%. The portfolio increased primarily as a result of the acquisition of FCB and the origination of loans from the BCC customer base during 2003, partially offset by the internal securitizations of loans.

      Total loans in 2003 included loans acquired from FCB, which totaled $243.1 million at the acquisition date. Total new loan commitments in 2003, as detailed below, were $2.06 billion and were primarily commercial loans. During 2003, the Bank internally securitized a total of $91.9 million of residential (one to four family) loans and $194.2 million of multifamily loans. In an internal securitization, the Bank securitizes its loans with Fannie Mae loans that are held in the residential mortgage (one to four family) and multifamily loan portfolios and retains the resulting securities in the available-for-sale portfolio. Accordingly, no gain or loss is recognized since no assets are sold. The Bank performs internal securitizations for risk-based capital management purposes. The Bank’s risk-based capital ratio has improved following a securitization, since the securities have a lower risk-based capital requirement than do the whole loans which were securitized.

      Our securities portfolio, including available-for-sale and held-to-maturity securities, decreased from $1.58 billion at December 31, 2002 to $1.51 billion at December 31, 2003. This decrease in securities is a result of sales of $942.1 million, and principal repayments and securities calls of $618.9 million, mostly offset by purchases of $1.26 billion and internal securitizations of $286.0 million.

      The size of the balance sheet increased from $2.93 billion at December 31, 2001 to $4.85 billion at December 31, 2002. This increase of $1.92 billion, or 65.5%, resulted primarily from the acquisition of BCC, with $1.45 billion in assets, for $220.0 million, of which $168.8 million was paid in cash, and 2.7 million new common shares were issued. The BCC acquisition was the primary reason for the increase in the size of the balance sheet. During 2002, the balance sheet increased by $467.8 million as a result of internal growth. Of this increase, $248.4 million resulted primarily from the increase in the size of our loan portfolio.

      Our loan portfolio increased from $2.26 billion at December 31, 2001 to $3.03 billion at December 31, 2002, an increase of $763.5 million, or 33.7%. The portfolio increased primarily as a result of the origination of loans for portfolio retention during 2002 and the BCC acquisition, partially offset by the internal securitization of loans.

      Total loans included in the December 31, 2002 loan portfolio that were acquired from BCC were $515.1 million. Total new loan commitments in 2002 were $1.46 billion and were primarily commercial loans. During 2002, the Bank internally securitized a total of $188.4 million of residential (one to four family) loans and $126.5 million of multifamily loans.

      Our securities portfolio, including available-for-sale and held-to-maturity securities, increased from $593.4 million at December 31, 2001 to $1.58 billion at December 31, 2002. This represented an increase of $988.0 million, or 166.5%. The securities portfolio increased primarily as a result of the BCC acquisition and the internal securitizations of loans. BCC had a securities portfolio of $865.0 million as of the acquisition date. That portfolio was substantially restructured in the fourth quarter of 2002, as discussed below. At December 31, 2002, approximately $312.3 million of securities from the internal securitizations remained in the securities portfolio.

      Loan Portfolio. We originated commercial real estate loans of $634.5 million in 2003, as compared to $355.7 million in 2002, and multifamily originations increased to $612.6 million in 2003, as compared with $480.9 million in 2002. Construction originations totaled $344.4 million in 2003, compared with $269.8 million in 2002. Additionally, we originated $235.0 million of commercial loans in 2003, as compared to $193.8 million in 2002. We originated $199.2 million of residential mortgage (one to four family) loans during 2003, as compared with $128.4 million during 2002.

      The table below shows the composition of our loan portfolio by amount and percentage of total gross loans in each major loan category at the dates indicated:

	At December 31,

	2003		2002		2001		2000		1999

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$1,724,179	45.37%	$1,279,809	42.20%	$798,882	35.22%	$597,981	30.91%	$435,061	25.77%
Secured by real estate — multifamily	1,162,565	30.59	914,630	30.16	677,271	29.86	514,697	26.61	423,838	25.11
Construction	293,875	7.74	216,218	7.13	182,558	8.05	131,878	6.82	89,710	5.31
Business	302,159	7.95	261,787	8.63	163,628	7.21	99,401	5.14	59,332	3.52

Total commercial	3,482,778	91.65	2,672,444	88.12	1,822,339	80.34	1,343,957	69.48	1,007,941	59.71

Consumer:
Residential mortgage (one to four family)	274,392	7.22	311,067	10.25	430,057	18.96	574,219	29.68	665,923	39.45
Other	43,117	1.13	49,372	1.63	16,003	0.70	16,288	0.84	14,248	0.84

Total consumer	317,509	8.35	360,439	11.88	446,060	19.66	590,507	30.52	680,171	40.29

Total gross loans	3,800,287	100.00%	3,032,883	100.00%	2,268,399	100.00%	1,934,464	100.00%	1,688,112	100.00%

Net deferred loan origination (fees) costs	(8,644)		(5,073)		(4,096)		(2,642)		(1,417)

Loans	3,791,643		3,027,810		2,264,303		1,931,822		1,686,695
Allowance for loan losses	(60,863)		(48,865)		(34,550)		(28,901)		(19,503)

Total net loans	$3,730,780		$2,978,945		$2,229,753		$1,902,921		$1,667,192

      The table below shows new loan originations during the years indicated:

	2003	2002	2001

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential(1)	$634,501	$355,662	$310,087
Secured by real estate — multifamily(1)	612,603	480,934	256,797
Construction	344,352	269,771	251,740
Business	235,007	193,847	205,916

Total commercial loans	1,826,463	1,300,214	1,024,540
Consumer:
Residential mortgage (one to four family)(1)	199,169	128,371	126,277
Home equity and other	34,605	32,198	18,464

Total consumer loans	233,774	160,569	144,741

Total originations	$2,060,237	$1,460,783	$1,169,281

(1)	For nonresidential, multifamily, and residential mortgage (one to four family) loans, substantially all originations have been funded.

      As a result of our continued focus on commercial lending activities and the FCB acquisition, loan growth remained concentrated in our commercial loan portfolio, which totaled $3.48 billion at December 31, 2003, a 30.3% increase from $2.67 billion at December 31, 2002. Of this increase, $97.0 million resulted from the FCB acquisition and the balance was attributable to organic growth.

      Our commercial loan portfolio increased 46.6% during 2002 from $1.82 billion at December 31, 2001, to $2.67 billion at December 31, 2002. Of this increase, $399.0 million resulted from the BCC acquisition.

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

      As a result of the change in the type of loan originations and our acquisitions of BCC amd FCB, the loans which reprice or mature within the next year decreased to $1.85 billion at December 31, 2003, from $1.90 billion at December 31, 2002.

      Loans that reprice or mature within the next year increased to $1.90 billion at December 31, 2002 from $1.49 billion at December 31, 2001.

      The Company manages its risk-based capital level through a variety of means, including internal loan securitizations. In such securitizations, the Company exchanges either multifamily or residential mortgage (one to four family) loans for Fannie Mae (“FNMA”) securities. Residential mortgage (one to four family) loans are generally included in the 50% risk weight for risk-based capital purposes, whereas multifamily loans may fall either into the 50% or 100% risk weight depending on the specific criteria of each individual loan. FNMA securities are classified as a 20% risk weight.

      These internal securitizations do not have a cash impact to the Company, since selected loans from the Company’s loan portfolio are exchanged for FNMA securities. Such securities are represented by exactly the same loans previously held in the Company’s loan portfolio. The FNMA securities are generally held as available-for-sale (“AFS”) securities in the Company’s investment and mortgage-backed securities portfolio.

      Through these securitization transactions, the Company also reduces its credit risk. In these securitizations, the Company fully transfers credit risk on the related loans to FNMA. The Company’s yield on the FNMA securities is lower than the average yield on the underlying loans. This difference is the guarantee fee that is retained by FNMA as compensation for relieving the Company of the credit risk on these loans. Since the Company retains all of the securities issued by FNMA in the securitization, no gain or loss is recognized on the exchange transaction. The Company continues to service the loans included in these securitizations. The amount of servicing rights capitalized at December 31, 2003 and 2002, along with the related amortization into interest income over the life of the underlying securities, were not material.

      In addition, these securitization transactions improve the Company’s liquidity, since FNMA securities receive more favorable treatment as a collateral base for borrowings than do whole loans.

      The Company internally securitized $91.9 million and $188.4 million of one to four residential loans and $194.2 million and $126.5 million of multifamily loans for 2003 and 2002, respectively.

      The table below sets forth the estimated repricing of our loan portfolio at December 31, 2003. Adjustable-rate mortgages are shown in the period in which they reprice, rather than when they become due, with the exception of adjustable-rate loans that have reached a contractual floor. Loans that are at the floor level are shown in the period they become due. The table does not include the effects of possible prepayments.

      The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

	At December 31, 2003

		After	After	After	After
		One Year	Three Years	Five Years	Ten Years
	Within	Through	Through	Through	Through	After
	One Year	Three Years	Five Years	Ten Years	Twenty Years	Twenty Years	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$922,675	$39,049	$90,610	$638,506	$29,512	$3,827	$1,724,179
Secured by real estate — multifamily	274,751	161,387	270,063	105,020	351,344	—	1,162,565
Construction	273,349	20,526	—	—	—	—	293,875
Business	295,787	4,269	866	—	—	1,237	302,159

Total commercial	1,766,562	225,231	361,539	743,526	380,856	5,064	3,482,778

Consumer:
Residential mortgage (one to four family)	39,084	6,060	32,815	13,338	146,224	36,871	274,392
Other	42,849	136	61	—	—	71	43,117

Total consumer	81,933	6,196	32,876	13,338	146,224	36,942	317,509

Total gross loans	$1,848,495	$231,427	$394,415	$756,864	$527,080	$42,006	$3,800,287

Net deferred origination fees							(8,644)

Loans							3,791,643
Allowance for loan losses							(60,863)

Net loans							$3,730,780

      The following table sets forth the contractual maturity of gross loans at December 31, 2003. The table does not include the effects of possible prepayments. The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

	At December 31, 2003

		After	After	After	After
		One Year	Three Years	Five Years	Ten Years
	Within	Through	Through	Through	Through	After
	One Year	Three Years	Five Years	Ten Years	Twenty Years	Twenty Years	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$68,213	$109,523	$334,895	$1,121,258	$57,616	$32,674	$1,724,179
Secured by real estate — multifamily	1,562	486	30,224	511,414	618,119	760	1,162,565
Construction	241,325	47,098	4,000	—	—	1,452	293,875
Business	240,895	28,968	22,009	3,324	3,640	3,323	302,159

Total commercial	551,995	186,075	391,128	1,635,996	679,375	38,209	3,482,778

Consumer:
Residential mortgage (one to four family)	4,098	285	7,213	11,033	157,484	94,279	274,392
Other	3,396	162	289	67	3,914	35,289	43,117

Total consumer	7,494	447	7,502	11,100	161,398	129,568	317,509

Total gross loans	$559,489	$186,522	$398,630	$1,647,096	$840,773	$167,777	$3,800,287

Net deferred origination fees							(8,644)

Loans							3,791,643
Allowance for loan losses							(60,863)

Net loans							$3,730,780

      The following table sets forth the dollar amount of all loans and mortgage-backed securities for which final payment is not due until after December 31, 2004:

	Due After December 31, 2004

	Fixed	Adjustable	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$124,909	$676,595	$801,504
Secured by real estate — multifamily	184,195	703,619	887,814
Construction	4,266	16,260	20,526
Business	6,372	—	6,372

Total commercial	319,742	1,396,474	1,716,216

Consumer:
Residential mortgage (one to four family)	192,823	42,484	235,307
Other	268	—	268

Total consumer	193,091	42,484	235,575
Total loans	512,833	1,438,958	1,951,791
Mortgage-backed securities	958,932	—	958,932

Total loans and mortgage-backed securities	$1,471,765	$1,438,958	$2,910,723

      Risk Elements. We generally place loans on nonaccrual status when they become 90 days past due, unless the loan is both well secured and in the process of collection. Loans may be placed on nonaccrual status earlier if, in management’s opinion, the full and timely collection of principal or interest becomes uncertain.

When a loan is placed on nonaccrual status, unpaid accrued interest is charged against interest income. We charge off loans when we determine that collection has become unlikely. Other real estate owned (“OREO”) consists of real estate acquired by us through foreclosure.

      The following is the Bank’s risk elements table at the dates indicated:

	At December 31,

	2003	2002	2001	2000	1999

	(Dollars in Thousands)
Nonaccrual loans:
Commercial:
Secured by real estate — nonresidential	$—	$—	$—	$740	$3,806
Secured by real estate — multifamily	—	—	210	—	—
Construction	5,102	4,533	—	104	104
Business	631	68	—	—	—

Total commercial	5,733	4,601	210	844	3,910

Consumer:
Residential mortgage (one to four family)	124	—	781	1,672	722
Other	—	53	—	—	—

Total consumer	124	53	781	1,672	722

Total nonaccrual loans	5,857	4,654	991	2,516	4,632
Other real estate owned (OREO)	—	—	—	115	722

Total nonperforming assets	$5,857	$4,654	$991	$2,631	$5,354

Nonperforming assets to total assets	0.10%	0.10%	0.03%	0.11%	0.23%
Nonaccrual loans to total loans	0.15	0.15	0.04	0.13	0.27
Nonperforming assets to total loans and OREO	0.15	0.15	0.04	0.14	0.32
Total loans	$3,791,643	$3,027,810	$2,264,303	$1,931,822	$1,686,695

Gross income not recognized on nonaccrual loans	$363	$211	$24	$116	$201
Accruing loans contractually past due 90 days or more	1,469	4,302	1,269	—	—
Loans classified as troubled debt restructurings but not included above	9,094	—	—	—	—

      Total nonperforming assets were $5.9 million at December 31, 2003, an increase of $1.2 million, from $4.7 million at December 31, 2002. The increase was attributable to two construction loans to the same borrower on the same property that were over 90 days past due. The Bank records OREO at the lower of carrying value or fair value less estimated disposal costs. Any write-down of OREO is charged to earnings.

      The $9.1 million performing restructured loan in the table above represents a performing commercial real estate loan. No interest rate concessions were made on this loan. The restructured classification is due to the Bank making interest rate concessions on a separate $1.2 million loan to the same obligor on the same property during the year. The $1.2 million loan is included in the nonaccrual construction loans balance in the table above. The obligor may make additional draws under this facility, but such draws would not have a material impact on the Company’s nonperforming assets.

      Management cannot predict the extent to which economic conditions in the Bank’s market area may worsen or the full impact that such conditions may have on the Bank’s loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual status, or become impaired or restructured loans or OREO in the future.

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

      With the exception of the loans described in the above and the classified loans, we are not aware of any other loans as of December 31, 2003 where the known credit problems of the borrower lead us to believe that they will not comply with their repayment schedule, or that would result in the loan being included in the nonperforming loan table at a future date. Despite our efforts, it is impossible for us to accurately predict the extent to which economic conditions in our market areas may worsen, or to estimate the full impact that such changes may have on our loan portfolio. We cannot assure you that no other loans will become 90 days or more past due, be placed on nonaccrual status, or become impaired, restructured or OREO in the future. Since 1998, we have engaged an independent loan review firm to examine the classification of our commercial loan portfolio. The firm reviews new commercial loan commitments in excess of $100,000 and also conducts annual reviews based on a specified criteria. The firm is comprised of former bank regulators and former bankers. They made no material recommendation for changes to our classifications as a result of their review.

      The ratio of nonperforming assets to total assets remained consistent at 0.10% as of December 31, 2003, and December 31, 2002. Total nonperforming assets were $5.9 million at December 31, 2003, compared with $4.7 million at December 31, 2002. Total nonperforming assets increased to $4.7 million at December 31, 2002 from $991,000 at December 31, 2001. The 2002 increase was primarily due to four additional construction nonaccrual loans of $4.5 million.

      Allowance for Loan Losses. The allowance for loan losses covers the commercial and consumer loan portfolio. The allowance for loan losses is intended to adjust the value of the Company’s loan assets for probable credit losses inherent at the balance sheet date in accordance with GAAP. The methodology for calculating the allowance involves significant judgment. First and foremost, it involves early detection of credits that are deteriorating. Second, it involves management’s judgment to derive loss factors.

      The Company uses a risk grading system to determine the credit quality of its loans. Loans are reviewed for information affecting the obligor’s ability to fulfill its obligations. In assessing the risk grading of a particular loan, the factors considered include the obligor’s debt capacity and financial flexibility, the level of earnings of the borrowers, the amount and sources of repayment, the level and nature of contingencies, management strength, the quality of the collateral, and the industry in which the borrower operates. These factors are based on an evaluation of historical information as well as subjective assessment and interpretation. Emphasizing one factor over another or considering additional factors that may be relevant in determining the risk grading of a particular loan, but which are not currently an explicit part of the Company’s methodology, could affect the risk grade assigned to that loan.

      Management also applies judgment to derive loss factors associated with each credit facility. These loss factors are considered by type of obligor and collateral. Whenever possible, the Company uses its own historical loss experience or independent verifiable data to estimate the loss factors. Many factors can affect management’s estimates of a loss factor. The application of different loss factors will change the amount of the allowance for credit losses determined to be appropriate by the Company. Given the process the Company follows in determining the risk grading of its loans, management believes the current risk gradings assigned to loans are appropriate.

      Management’s judgment is also applied when considering uncertainties based on current macroeconomic conditions and other factors. For example, judgment as to the economic outlook in California will affect management’s assessment of potential losses based on exposure to that marketplace. Notwithstanding the judgment required in assessing the allowance for loan losses, the Company believes its estimate for the allowance for loan losses is adequate.

      The following table sets forth information concerning our allowance for loan losses for the dates indicated:

	For the Years Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in Thousands)
Allowance for loan losses:
Balance beginning of period	$48,865	$34,550	$28,901	$19,503	$14,922

Acquired allowance for loan losses	4,028	10,162	—	—	—
Provision for loan losses	9,967	9,673	5,620	9,765	5,645
Charge-offs:
Commercial:
Secured by real estate — nonresidential	87	—	—	551	380
Secured by real estate — multifamily	—	—	—	—	—
Construction	170	2,172	—	—	—
Business	2,713	3,337	121	165	689

Total commercial	2,970	5,509	121	716	1,069

Consumer:
Residential mortgage (one to four family)	—	—	—	37	9
Other	379	54	—	164	120

Total consumer	379	54	—	201	129

Total charge-offs	3,349	5,563	121	917	1,198

Recoveries:
Commercial:
Secured by real estate — nonresidential	30	—	—	535	—
Secured by real estate — multifamily	—	—	—	—	114
Construction	300	—	—	—	—
Business	952	13	68	—	—

Total commercial	1,282	13	68	535	114

Consumer:
Residential mortgage (one to four family)	—	—	—	—	—
Other	70	30	82	15	20

Total consumer	70	30	82	15	20

Total recoveries	1,352	43	150	550	134

Balance at end of period	$60,863	$48,865	$34,550	$28,901	$19,503

Allowance for loan losses to ending loans	1.61%	1.61%	1.53%	1.50%	1.16%
Net charge-offs to average loans outstanding	0.06	0.23	0.00	0.02	0.07

      During 2003, we increased the allowance for loan losses to $60.9 million from $48.9 million at December 31, 2002, an increase of $12.0 million, or 24.6%. This increase was primarily due to the continued growth of the commercial loan portfolio and the resulting increase in the risk profile inherent in the portfolio. The increased allowance resulted from a provision of $10.0 million coupled with the $4.0 million for allowance for loan losses from FCB, net of net charge-offs of $2.0 million during the year.

      During 2002, we increased the allowance for loan losses to $48.9 million from $34.6 million at December 31, 2001, an increase of $14.3 million, or 41.4%. This increase was primarily due to the $10.1 million allowance acquired from BCC, with the balance being attributable to the continued growth of the commercial loan portfolio and the resulting increase in the risk profile inherent in the portfolio. BCC’s allowance at the acquisition date of $8.9 million was increased by $1.2 million by the Company to reflect a loss from the sale of a problem loan acquired from BCC. The loan was identified during the due diligence process, and the loss was factored into the acquisition cost.

      The following table presents an analysis of the allocation of our allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other categories.

	At December 31,

	2003		2002		2001		2000		1999

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(Dollars in Thousands)
Allocated:
Commercial(1):
Secured by real estate — nonresidential	$30,628	45.37%	$18,647	42.20%	$11,435	35.22%	$10,321	30.91%	$5,823	25.77%
Secured by real estate — multifamily	6,891	30.59	8,977	30.16	6,087	29.86	4,572	26.61	2,919	25.11
Construction	11,676	7.74	9,275	7.13	4,654	8.05	3,646	6.82	2,903	5.31
Business	10,825	7.95	7,017	8.63	4,401	7.21	2,788	5.14	1,259	3.52

Total commercial	60,020	91.65	43,916	88.12	26,577	80.34	21,327	69.48	12,904	59.71

Consumer(1):
Residential mortgage (one to four family)	292	7.22	1,555	10.25	2,187	18.96	2,930	29.68	1,709	39.45
Other	551	1.13	635	1.63	183	0.70	173	0.84	192	0.84

Total consumer	843	8.35	2,190	11.88	2,370	19.66	3,103	30.52	1,901	40.29

Total allocated	60,863	100.00%	46,106	100.00%	28,947	100.00%	24,430	100.00%	14,805	100.00%

Unallocated	—		2,759		5,603		4,471		4,698

Total allowance for loan losses	$60,863		$48,865		$34,550		$28,901		$19,503

(1)	Percentages represent gross loan category as a percentage of total gross loans.

      Securities. The Company maintains an investment and mortgage-backed securities portfolio (“portfolio”) to provide both liquidity and enhance the income of the organization. The portfolio is comprised of two segments: Available For Sale (“AFS”) and Held to Maturity (“HTM”). The Company does not maintain a trading portfolio. The Company carries the AFS portfolio at fair value, with unrealized changes in the fair value of the securities reflected as Accumulated Other Comprehensive Income (Loss). At the end of each month, the Company adjusts the carrying value of its AFS portfolio to reflect the current fair value of each security. The HTM portfolio is carried at amortized cost. At the time a security is purchased, the Company classifies it either as AFS or HTM. Securities are classified as HTM if the Company has the positive intent and ability to hold such securities to maturity.

      The Company’s portfolio investments are governed by the Asset/ Liability Policy (“A/L Policy”), which is approved by the Board of Directors of the Company. The A/L Policy sets forth exposure limits for selected investments, as a function of total assets, total securities and Tier I Capital. The A/ L Policy further sets forth maximum maturity and duration limits for securities. The A/ L Policy also further limits the concentration in a particular investment as a function of the total issue. The A/ L Policy sets forth goals for each type of investment with respect to Return on Assets, Return on Equity and Return on Risk-Based Capital. It also sets forth limits for interest rate sensitivity for each type of investment.

      Permitted investments include U.S. Government obligations, agency securities, municipal obligations, investment grade securities, commercial paper, corporate debt, money market mutual funds and guaranteed preferred beneficial interests in junior subordinated debentures. The Company’s Board has directed management to invest in securities with the objective of optimizing the yield on investments that appropriately balances the risk-based capital utilization and interest rate sensitivity. The A/ L Policy requires that all securities be of investment grade at the time of purchase.

      To protect against the accelerating prepayment speed of the securities portfolio due to the lower market interest rate environment, the Company implemented a securities portfolio restructuring strategy during the quarter ended June 30, 2003. Under this strategy, the Company began selling securities which had the highest exposure to prepayment and interest rate risk, and purchased shorter-dated securities with reduced prepayment and interest rate risk.

      The securities portfolio (including available for sale and held to maturity) totaled $1.51 billion at December 31, 2003, compared with $1.58 billion at December 31, 2002. The decrease of $75.6 million, or 4.8%, in the securities portfolio resulted primarily from the sales of $942.1 million, principal repayments and securities calls of $618.9 million, partially offset by security purchases of $1.26 billion, internal securitization of multifamily and one to four family loans, and the acquisition of FCB. At the time FCB was acquired, FCB had a securities portfolio of $56.3 million.

      The portfolio provides liquidity for the Company’s operations. Such liquidity can either be realized through the sale of AFS securities or through borrowing. Securities are generally pledged as collateral for any such borrowings.

      During 2003, the Company increased its held to maturity portfolio from $112.0 million at December 31, 2002 to $284.7 million. This increase of $172.7 million resulted from purchased securities during the period that were classified as held to maturity, a reflection of the Company’s intent and ability to hold these securities to maturity based upon our liquidity position and the size of our portfolio. The Company plans from time-to-time to continue to purchase securities for its held-to-maturity portfolio. However, for the foreseeable future, the Company expects that the preponderance of its securities portfolio will be classified as available for sale.

      The following table presents our securities portfolio at the dates indicated:

	At December 31,

	2003		2002		2001

	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value

	(Dollars in Thousands)
Investment securities available for sale:
Trust Preferred Securities	$13,189	$12,795	$62,313	$58,176	$100,327	$89,929
Federal Agency Notes	222,309	218,753	45,252	45,304	36,507	36,378
Foreign Debt Securities	—	—	8,017	8,014	—	—
Asset-backed Securities	16,426	16,285	5,826	5,739	12,018	12,012
Municipals	90	90	360	360	—	—
Domestic Corporate Bonds	5,153	5,148	—	—	—	—
Commercial Paper	9,991	9,991	—	—	—	—

Total investment securities available for sale	$267,158	$263,062	$121,768	$117,593	$148,852	$138,319

Mortgage-backed securities available for sale:
FNMA	$440,835	$440,453	$577,731	$590,373	$206,902	$206,777
GNMA	79,103	78,842	280,263	286,153	145,091	145,395
FHLMC	275,882	273,940	289,094	289,959	47,747	46,928
Other	163,687	164,773	184,919	185,309	4,504	4,502

Total mortgage-backed securities available for sale	$959,507	$958,008	$1,332,007	$1,351,794	$404,244	$403,602

Total investment and mortgage-backed securities available for sale	$1,226,665	$1,221,070	$1,453,775	$1,469,387	$553,096	$541,921

Investment securities held to maturity:
Municipals	$184,264	$187,735	$111,049	$113,637	$50,444	$49,667

Mortgage-backed securities held to maturity:
GNMA	$99,524	$98,713	$—	$—	$—	$—
Other	924	924	945	945	1,028	1,028

Total mortgage-backed securities held to maturity	$100,448	$99,637	$945	$945	$1,028	$1,028

Total investment and mortgage-backed securities held to maturity	$284,712	$287,372	$111,994	$114,582	$51,472	$50,695

Total securities	$1,511,377	$1,508,442	$1,565,769	$1,583,969	$604,568	$592,616

      At December 31, 2003, the carrying value of the securities was $1.51 billion, and was consistent with the market value of $1.51 billion. At December 31, 2002, the carrying value of the securities was $1.57 billion, and the market value was $1.58 billion. During 2003, the total unrealized loss on securities was $2.9 million. Of this loss, $5.6 million relates to securities that are available for sale. The unrealized $5.6 million loss, net of tax benefit of $2.4 million, is included as a reduction to stockholders’ equity. The $2.7 million gain between the carrying value and market value of securities that are held to maturity has not been recognized in the financial statements for the year ended December 31, 2003.

      In conjunction with the Company’s review of the fair value of securities, for the twelve months ended December 31, 2003, an “other than temporary impairment” charge of $787,000 was recorded for trust preferred securities contained in the available-for-sale portfolio due to the downgrading of the issuing bank holding companies from rating agencies.

      The following table presents the carrying value, weighted average yields and contractual maturities of our securities at December 31, 2003:

	At December 31, 2003

			After One Year		After Five Years
			Through		Through
	Within One Year		Five Years		Ten Years		After Ten Years		Total

	Book	Weighted	Book	Weighted	Book	Weighted	Book	Weighted	Book	Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield

	(Dollars in Thousands)
Investment securities available for sale:
Trust Preferred Securities	$—	—%	$—	—%	$—	—%	$12,795	3.45%	$12,795	3.45%
Federal Agency Notes	59,968	0.97	9,932	3.11	148,853	4.58	—	—	218,753	3.52
Foreign Debt Securities	—	—	—	—	—	—	—	—	—	—
Asset-backed Securities	—	—	16,285	3.91	—	—	—	—	16,285	3.91
Municipals	—	—	—	—	90	4.21	—	—	90	4.21
Domestic Corporate Bonds	—	—	5,148	3.35	—	—	—	—	5,148	3.35
Commercial Paper	9,991	1.12	—	—	—	—	—	—	9,991	1.12

Total investment securities available for sale	69,959	0.99	31,365	3.56	148,943	4.58	12,795	3.45	263,062	3.45

Mortgage-backed securities available for sale:
FNMA	—	—	—	—	29,696	6.04	410,757	4.32	440,453	3.63
GNMA	—	—	—	—	—	—	78,842	3.63	78,842	4.44
FHLMC	—	—	—	—	19,096	3.97	254,844	4.34	273,940	4.31
Other	—	—	—	—	—	—	164,773	4.44	164,773	4.44

Total mortgage-backed securities available for sale	—	—	—	—	48,792	5.23	909,216	4.29	958,008	4.34

Total investment and mortgage- backed securities available for sale	69,959	0.99	31,365	3.56	197,735	4.74	922,011	4.28	1,221,070	4.14

Investment securities held to maturity:
Municipals	—	—	—	—	328	2.13	183,936	4.43	184,264	4.43

Mortgage-backed securities held to maturity:
GNMA	—	—	—	—	—	—	99,524	5.26	99,524	5.26
Other mortgage-backed securities	—	—	10	7.38	1	14.63	913	7.46	924	7.47

Total investment and mortgage- backed securities held to maturity	—	—	10	—	329	2.12	284,373	2.87	284,712	2.86

Total securities	$69,959	0.99%	$31,375	3.57%	$198,064	4.74%	$1,197,384	3.95%	$1,505,782	3.90%

      Deposits. Deposits have traditionally been our primary source of funds to use in lending and investment activities. At December 31, 2003, 57.4% of our deposits were time deposits, 22.9% were NOW, demand deposit and money market accounts, and 19.7% were savings accounts. By comparison, at December 31, 2002, 62.4% of our deposits were time deposits, 20.3% were NOW, demand deposit and money market accounts, and 17.3% were savings accounts.

      We obtain our deposits primarily from the communities we serve. With the exception of state and federal government entities (“Public Fund Sector”) contributing 8.5% of total deposits, no other material portion of our deposits were from or were dependent upon any one customer or industry. Our business is not seasonal in nature. We accept deposits over $100,000 from customers. Included in the figure for time deposits at

December 31, 2003 is $1.53 billion of deposits of $100,000 or greater, compared to $1.39 billion at December 31, 2002. Such deposits made up 34.1% of total deposits at December 31, 2003, compared to 34.8% at December 31, 2002. At December 31, 2002, we did not have any brokered deposits, compared to $2.3 million at December 31, 2003.

      Our average cost of deposits during 2003 was 1.61% as compared to 2.16% for 2002 and 3.88% for 2001. Our average interest rate paid on deposits was 1.33%, 1.90% and 2.85% at December 31, 2003, 2002 and 2001, respectively.

      Core deposits include NOW, checking, and money market accounts and savings accounts. Core deposits increased 27.0% to $1.91 billion at December 31, 2003, compared to $1.50 billion at December 31, 2002. This growth in core deposits resulted primarily from the Bank’s continued focus on developing new commercial relationships in the ethnic Chinese community, further expansion into the Bank’s retail niche market, and the acquisition of FCB. Time deposits increased 2.8% to $2.57 billion at December 31, 2003, from $2.50 billion at December 31, 2002, primarily as a result of the acquisition of FCB.

      Core deposits increased 71.5% to $1.50 billion at the end of 2002, compared to $877.1 million for the year ended December 31, 2001. This growth in core deposits resulted primarily from the acquisition of BCC during which the Bank acquired $1.25 billion in deposits. Of this total, $333.1 million were represented by core deposits and $913.5 million by time deposits. The balance of the increase was due to the expansion into the Bank’s retail niche market. Time deposits increased 57.5% to $2.50 billion at December 31, 2002, from $1.59 billion at December 31, 2001, also due to the above factors.

      The following table presents the time to maturity of the time deposit accounts at December 31, 2003:

Maturity Period	Amount

(Dollars in Thousands)
One year or less	$2,338,964
Two through three years	228,943
Thereafter	5,503

$2,573,410

      At December 31, 2003, the Bank had $1.53 billion in certificate accounts in amounts of $100,000 or more maturing as follows:

Maturity Period	Amount

(Dollars in Thousands)
Three months or less	$569,389
Over 3 through 6 months	382,002
Over 6 through 12 months	424,669
Over 12 months	154,506

Total	$1,530,566

      Other Borrowings. The Bank maintains borrowing lines with numerous correspondent banks and brokers and with the Federal Home Loan Bank (“FHLB”) of San Francisco to supplement our supply of lendable funds and to manage liquidity. Such borrowings are generally secured with mortgage loans and/or securities with a market value at least equal to outstanding balances. In addition to loans and securities, advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco. At December 31, 2003, we had $481.3 million of advances outstanding and $353.4 million outstanding at December 31, 2002. At December 31, 2003, we had $617.1 million of additional FHLB borrowings that we could utilize.

      Included in the $481.3 million of FHLB advances as of December 31, 2003 were $209.9 million of short-term, fixed-rate advances that mature within one year. All the $271.4 million in long-term advances mature between 2004 and 2008. As of December 31, 2003, $231.0 million of these advances may be terminated at the option of the FHLB of San Francisco. The FHLB, at their option, may terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the original advance dates. As of April 2004, an additional $10.0 million may be terminated. To date, the FHLB has not exercised its option to terminate any advances to the Company. In the event the FHLB decided to exercise this option, the Company would need to pay these advances back.

      As of December 31, 2003, the Hong Kong branch had short-term borrowings of $24.2 million principally denominated in Hong Kong dollars with local financial institutions for asset/liability management purposes.

      The Wells Fargo Bank borrowing line of $10.0 million established in 2002 for liquidity purposes is active as of December 31, 2003 and not drawn upon. The interest rate on the line which matures in December 2004 was 2.20% at December 31, 2003.

      Subordinated Debentures of the Company (“TPS”). The Company established special purpose trusts in 1998, 2001, and 2002 for the purpose of issuing Guaranteed Preferred Beneficial Interests in its Subordinated Debentures (“Capital Securities”). The trusts exist for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in Subordinated Debentures issued by the Company. Payment of distributions out of the monies held by the trusts and payments on liquidation of the trusts, or the redemption of the Capital Securities, are guaranteed by the Company to the extent the trusts have funds available thereof. The obligations of the Company under the guarantees and the Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries. These trusts are not consolidated on our financial statements. Please see Note 2 to the Consolidated Financial Statements for further discussion.

      The Company had $136.0 million of TPS outstanding at December 31, 2003 and at December 31, 2002. The proceeds of the 2002 issuances were primarily used to fund the acquisition of BCC in October 2002.

      Regulatory Capital. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines as calculated under regulatory accounting practices. As of December 31, 2003, the Bank met the “Well Capitalized” requirements under these guidelines. The total risk-based capital ratio of the Bank at December 31, 2003, was 12.18%, as compared with 11.52% at December 31, 2002. The ratio of Tier I Capital (as defined in the regulations) to average assets (as defined) of the Bank at December 31, 2003, was 7.86% as compared with 7.57% at December 31, 2002. The increase in these two ratios was primarily due to 2003 net income.

      The Company is categorized as “Well Capitalized.” The Company’s total risk-based capital ratio is higher than the Bank’s due to the inclusion of the “Capital Securities” as capital in the risk-based capital calculation. Capital Securities are includable as capital up to 25% of Tier I Capital. As discussed in Note 2 to the Consolidated Financial Statements, which this discussion accompanies, the trusts were deconsolidated for reporting purposes pursuant to the FIN 46R interpretation. The Federal Reserve has issued interim guidance allowing the inclusion of capital securities in Tier I capital regardless of the FIN 46R interpretation. The ultimate decision of the banking regulators is not known at this time. One potential impact of not including these capital securities is that the Federal Reserve Bank may no longer allow the trust preferred securities to count towards Tier I capital of the Company. Even in such event, the Company would continue to be well capitalized. The Bank’s Tier I capital would be unaffected, since all trust preferred securities have been issued at the holding company level.

      Stockholders’ Equity. Effective July 11, 2003, the Company issued approximately 2.3 million common shares with an aggregate value of $70.0 million in conjunction with the acquisition of FCB. Total common shares outstanding at December 31, 2003 were 45.0 million, compared with 42.0 million outstanding at December 31, 2002; prior periods have been restated for the April 2003 two-for-one stock split.

      Liquidity. As a financial institution, we must maintain sufficient levels of liquid assets at all times to meet our cash flow needs. These liquid assets ensure that we have the cash available to pay out deposit withdrawals, meet the credit needs of our customers and be able to take advantage of investment opportunities as they arise. In addition to liquid assets, certain liabilities can provide liquidity as well. Liquid assets can include cash and deposits that we have with other banks, federal funds sold and other short-term investments, maturing loans and investments, payments by borrowers of principal and interest on loans, payments of principal and interest on investments and loans sales. Additional sources of liquidity can include increased deposits, lines of credit and other borrowings.

      At December 31, 2003, we had $2.34 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity resources will provide us with sufficient amounts of cash necessary to meet these commitments.

      Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we maintain adequate sources of liquidity to meet our needs.

      Capital Resources. The Company has continuously declared quarterly dividends on common stock since 2000. The Company paid aggregate dividends of $5.0 million and $4.0 million during 2003 and 2002, respectively. The payment of such dividends did not have a significant impact on the liquidity of the Company. As a result of the dividend payouts, the total capital of the Company was reduced by $5.0 million and $4.0 million during 2003 and 2002, respectively. The payment of dividends during 2003 had the effect of reducing the Tier I leverage capital ratio by 13 basis points and risk-based capital ratio by 13 basis points. The payment of dividends during 2002 had the effect of reducing the Tier I leverage capital ratio by 13 basis points and risk-based capital ratio by 12 basis points.

      Contractual Obligation and Off-Balance-Sheet Arrangements. In the ordinary course of operations, the Company enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment. The Company also enters into limited use of derivative financial instruments, which create contractual obligations, as part of its interest rate risk management process and customer accommodation activities. The Company engages in certain financial transactions that are not recorded on the Company’s balance sheet, in accordance with generally accepted accounting principles, or may be recorded on the Company’s balance sheet in amounts that are different than the full contract or notional amount of the transaction. Such transactions are structured to meet the financial needs of customers, manage the Company’s credit, market or liquidity risks, diversify funding sources or optimize capital.

      The following table presents, as of December 31, 2003, the Company’s significant contractual obligations by expected payment funding or maturity dates. The payment amounts represent those amounts contractually due to recipients.

	Payments Due/Stated Maturities By Period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(Dollars in Thousands)
Deposits:
Demand and savings(1)	$1,910,111	$1,910,111	$—	$—	$—
Time deposits	2,573,410	2,338,586	229,321	5,503	—

	4,483,521	4,248,697	229,321	5,503	—
Borrowings:
Bank borrowings	24,194	24,194	—	—	—
FHLB borrowings	481,348	209,940	21,000	250,408	—
Subordinated debentures	136,000	—	—	—	136,000

	641,542	234,134	21,000	250,408	136,000
Off-balance-sheet arrangements:
Letters of credit
Commercial	16,462	16,462	—	—	—
Standby	23,022	23,022	—	—	—

	39,484	39,484	—	—	—
Commitments to extend credit:
Consumer (including residential mortgage)	65,619	65,619	—	—	—
Commercial (excluding construction)	344,160	344,160	—	—	—
Construction	235,219	235,219	—	—	—

	644,998	644,998	—	—	—
Lease obligations:
Operating leases	27,802	5,182	8,158	5,813	8,649
Capital leases	—	—	—	—	—

	27,802	5,182	8,158	5,813	8,649
Other obligations:
Foreign exchange contracts	17,122	17,122	—	—	—

(1)	Accounts with indeterminate maturities, such as savings and checking, are included in one year or less category.

      Deposits. Deposit liabilities represent the primary source of funding for the Company’s lending and investment activities. Deposits are raised primarily from the marketplace communities we serve. Approximately 42.6% of the deposits are composed of transaction, savings and money market accounts that have no stated maturity. The remaining 57.4% of deposits are composed of time deposits, the majority of which have remaining maturities of less than one year. The Company’s business is not seasonal in nature, and it accepts deposits over $100,000 from customers. With one exception, no single customer or industry accounts for a meaningful percentage of deposits. The exception is the Public Funds Sector whose balances total $380.5 million or 8.5% of total deposits as of December 31, 2003, with one entity accounting for a majority of those balances. Please refer to Note 8 in the Notes to Consolidated Financial Statements for additional details on the deposit portfolio.

      Borrowings. The Bank maintains borrowing lines with numerous correspondent banks and with the Federal Home Loan Bank (“FHLB”) of San Francisco to supplement our supply of lendable funds and to manage liquidity. Such borrowings are generally secured with mortgage loans and/or securities with a market value at least equal to outstanding balances. In addition to loans and securities, advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco. Please refer to the Other Borrowings section above for additional discussion of borrowings. As of December 31, 2003, the Bank borrowings referenced in the above table all had remaining maturities of less than three months.

      In 1998, 2001 and 2002, the Company issued Junior Subordinated Debentures (“Debentures”). As of December 31, 2003, the net outstanding balance of the Debentures totaled $136.0 million. The Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries. The Debentures are owned solely by special purpose trusts created by the Company during the same time period to raise funds for capital and expansion purposes by issuing capital securities. The Company owns the common equity of the trusts, which equates to a three-percent interest in the outstanding balance of the Debentures held by the trusts. The Debentures bear either fixed interest at 9.4% or variable interests based on LIBOR rates, and have stated maturities ranging from May 1, 2028 through November 7, 2032. The Debentures may be redeemed early by the Company after a stated period based on the original terms of each trust. Interest is payable either semi-annually or quarterly. Please refer to Notes 10 and 19 in the Notes to Consolidated Financial Statements for additional details on the Junior Subordinated Debentures and the Special Purpose Trusts.

      Letters of Credit. Letters of Credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved with issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by inventories or deposits held at the Company.

      Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held generally includes residential or commercial real estate, accounts receivable, or other valuable assets.

      Lease Obligations. The Company leases various premises and equipment under noncancellable operating leases, many of which contain renewal options and some of which contain escalation clauses. The contractual minimum future lease payments are shown in the table above and do not contain common area costs or maintenance charges, nor do they reflect future contractual minimum lease receipts from sublessees or tenants at the Company’s facilities. As of December 31, 2003, the Company had no obligations under capital leases. Please refer to Note 18 in the Notes to Consolidated Financial Statements for additional details on lease commitments.

      Foreign Exchange Contracts. Foreign exchange contracts are contracts to purchase or sell currencies in the over-the-counter market. Such contracts can be either for immediate or forward delivery. Entering into foreign exchange contracts agreements involves the risk of dealing with counter parties and their ability to meet the terms of the contracts. The Company purchases or sells foreign exchange contracts in order to mitigate risk in and/or hedge a balance sheet or off-balance sheet foreign exchange position. Additionally, the Company purchases and sells foreign exchange contracts for customers, as long as the foreign exchange risk is fully covered with an offsetting position. Please refer to Note 16 in the Notes to Consolidated Financial Statements for additional details on foreign exchange derivative instruments.

Risk Management

      Overview. We manage all major aspects of our business through an integrated risk infrastructure that includes planning and review processes. We derive our revenue from assuming and managing financial risk. We evaluate our risk and returns to produce sustainable revenue, to reduce earnings volatility and increase shareholder value. Our business exposes us to four major risks: liquidity, credit, market and operational.

      Liquidity risk is the inability to accommodate liability maturities and withdrawals, fund asset growth and otherwise meet contractual obligations at reasonable market rates. Credit risk is the inability of a customer to meet its repayment obligations. Market risk is the fluctuation in asset values caused by changes in market prices and yields. Operational risk is the potential for loss resulting from events involving people, processes, technology, execution, legal, regulatory or reputation. We evaluate risk through our Board of Directors.

      The key committees of the Company are as follows:

•	Bank-Wide Risk Management Committee reviews credit market, liquidity and operational risk.

•	Credit and Risk Committees review credit policies, products, and problem assets risk.

•	Asset/ Liability and Investment Committees review securities, loans and borrowings to assess yield, market and interest rate risk.

•	Audit Committee reviews scope and coverage of external and corporate reporting and audit activities.

      Three Lines of Defense. Management has established control processes and procedures to align risk-taking and risk management throughout our organization. The lines of business are responsible for identifying, quantifying, mitigating and managing all risks. Lines of business make and execute business plans, which makes this group most familiar with the changing nature of risks and therefore best able to take actions to manage and mitigate those risks. Except for a limited amount of trading-related business activities, interest rate risk associated with our business activities is managed centrally in the Corporate Treasury function.

      Risk Management translates business plans into approved limits, approves requests for changes to those limits, approves transactions as appropriate and works closely with business divisions to establish and monitor risk parameters.

      Internal Audit provides an independent assessment of our management systems and internal control systems. Internal Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is complete, and accurate, and employees’ actions are in compliance with corporate policies, standards, procedures, and applicable laws and regulations.

Liquidity Risk Management

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

      At December 31, 2003, we had $2.34 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity resources will provide us with sufficient amounts of cash necessary to meet these commitments.

      Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we maintain adequate sources of liquidity to meet our needs.

      At December 31, 2003, both the Company and the Bank met all of their regulatory capital requirements with risk-based capital ratios of 12.94% and 12.18%, respectively.

Credit Risk Management

      The Company’s credit risk management is an integrated process that stresses consistency with credit policies, line of business, accountability, oversight by the Chief Credit Officer and comprehensive risk measurement and frequent monitoring. Credit risk is also reviewed regularly by the Company’s Regulatory Examiners and Internal Audit and is subject to examination by external auditors and regulators.

      Credit risk (including counterparty risk) is managed within the framework and guidance of comprehensive policies. Actual credit performance and exceptions are measured and managed through detailed tracking and analysis, and credit policies are routinely reviewed and/or modified as appropriate.

      All portfolios of credit risk are subject to periodic reviews, to ensure that the risk identification processes are functioning properly and that credit standards are followed. Such reviews are conducted by the business divisions themselves and by the office of the Chief Credit Officer. Credit risk is also reviewed regularly by the Company’s loan examiners and Internal Audit and is subject to examination by external auditors and regulators.

Market Risk Management

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

      We accomplish this by first evaluating the interest rate risk that is inherent in the makeup of our assets and liabilities. Then, we consider our business strategy, current operating environment, capital and liquidity requirements, as well as our current performance objectives, and determine an appropriate level of risk.

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

      As market interest rates decrease, the average expected life of our fixed-rate loans and investment securities shorten due to quicker prepayments, causing a relatively moderate increase in their value. The value of our deposit portfolio have only relatively minor movements in a declining interest rate environment, since they are primarily short term in nature, resulting in the value of deposits decreasing more quickly than the value of assets increasing.

      As market interest rates rise, the average expected life of our fixed-rate loans and securities lengthen as prepayments decrease, causing a decline in value. The value of our deposits increases slowly in a rising rate environment, due to the concentration of time deposits in our deposit base which have terms of one year or less.

      We may use certain derivative financial instruments, such as interest rate swaps, caps, and floors as part of our hedging program, to help mitigate our interest rate risk. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount that is presented on our balance sheet. See the above Contractual Obligation and Off-Balance-Sheet Arrangements section for additional information.

      The following table lists the percentage change in our net portfolio value, assuming an immediate change in interest rates of plus or minus 100 and 200 basis points, from the level at December 31, 2003 and 2002 and sustained through the projected forward rates. All loans and investments presented in this table are classified as held to maturity or available for sale. We had no trading securities at that date.

Change in Interest Rates in Basis Points	Net Portfolio Value at December 31, 2003

(Rate Shock)	Amount	$ Change	% Change

	(Dollars in Thousands)
200	$614,523	$(130,825)	(17.55)%
100	687,338	(58,010)	(7.78)
0	745,348	—	—
(100)	776,855	31,507	4.23
(200)	720,582	(24,766)	(3.32)

Change in Interest Rates in Basis Points	Net Portfolio Value at December 31, 2002

(Rate Shock)	Amount	$ Change	% Change

	(Dollars in Thousands)
200	$380,195	$(84,116)	(18.12)%
100	433,780	(30,531)	(6.58)
0	464,311	—	—
(100)	474,999	10,688	2.30
(200)	433,416	(30,895)	(6.65)

      The NPV model that we use has some shortcomings. We have to make certain assumptions, including estimated prepayments, that may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the NPV model assumes that the makeup of our interest rate-sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of the Bank’s exposure to interest rate risk, we cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

Operational Risk Management

      Operational risk is the potential for loss resulting from events involving people, processes, technology, legal/regulatory issues, external events, execution and reputation. Successful operational risk management is particularly important to a diversified financial services company like ours because of the nature, volume and complexity of our various businesses.

      The Bank-Wide Risk Management Committee provides oversight to accelerate and facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Company. Such risks are managed through corporate wide or business division specific policies and procedures, controls and monitoring tools. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis, systems interruptions and new product introduction processes.

      Operational risks fall into two major categories, business specific and corporate-wide affecting all business lines. Operational Risk Management plays a different role in each category. For business specific risks, Operational Risk Management works with the divisions to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business recovery, legal and compliance, Operational Risk Management assesses the risks, develops a consolidated corporate view and communicates that view to the business level.

      To manage company wide risks, we maintain specialized support groups, such as Legal, Information Security, Business Recovery, Finance, Compliance, and Technology and Operations. These groups assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses. An example of such an effort is our company-wide implementation of the anti-money laundering aspects of the USA PATRIOT Act.

Additional Information

      Trading Price of Common Stock. On November 5, 1998, the Company’s stock began trading on The Nasdaq National Stock Market under the ticker symbol “UCBH.” On March 4, 2004, the stock closed at $39.98. The common stock’s high and low bid price for each of the four quarters ended December 31, 2003 and December 31, 2002 were as follows:

	2003	2003	2003	2003	2002	2002	2002	2002
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

High bid price during quarter(1)	$39.87	$33.40	$29.10	$22.37	$21.71	$21.53	$20.39	$17.99
Low bid price during quarter(1)	$31.32	$29.00	$22.53	$20.55	$16.86	$17.83	$17.98	$13.74

(1)	Adjusted for two-for-one stock split for shareholders of record as of March 31, 2001 and completed on April 11, 2001, and as of March 31, 2003 and completed on April 11, 2003.

      As of December 31, 2003, there were 23,545 shareholders of the Company’s common stock. The Company and the Bank are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. The Company declared dividends totaling $0.10 per share in 2002 and $0.12 per share in 2003.

PRICEWATERHOUSECOOPERS LOGO

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of UCBH Holdings, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders’ equity and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of UCBH Holdings, Inc. and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

San Francisco, California
March 4, 2004

UCBH HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,

	2003	2002

ASSETS
Cash and due from banks	$76,786	$58,954
Investment and mortgage-backed securities available for sale, at fair value	1,221,070	1,469,387
Investment and mortgage-backed securities held to maturity (fair value $287,372 at December 31, 2003 and $114,582 at December 31, 2002)	284,712	111,994
Federal Home Loan Bank stock and other equity securities	41,316	40,162
Loans	3,791,643	3,027,810
Allowance for loan losses	(60,863)	(48,865)

Net loans	3,730,780	2,978,945

Accrued interest receivable	21,756	22,641
Premises and equipment, net	84,145	81,697
Goodwill	87,437	46,052
Intangible assets	11,111	10,734
Other assets	26,077	33,070

Total assets	$5,585,190	$4,853,636

LIABILITIES
Noninterest-bearing deposits	$324,615	$267,532
Interest-bearing deposits	4,158,906	3,739,281

Total deposits	4,483,521	4,006,813

Borrowings	505,542	353,374
Subordinated debentures	136,000	136,000
Accrued interest payable	8,346	11,659
Other liabilities	37,315	63,423

Total liabilities	5,170,724	4,571,269

Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 180,000,000 and 90,000,000 shares at December 31, 2003 and at December 31, 2002, respectively, shares issued and outstanding 45,038,378 at December 31, 2003 and 42,018,728 at December 31, 2002	450	210
Additional paid-in capital	208,990	124,440
Accumulated other comprehensive (loss) income	(3,245)	9,053
Retained earnings — substantially restricted	208,271	148,664

Total stockholders’ equity	414,466	282,367

Total liabilities and stockholders’ equity	$5,585,190	$4,853,636

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except for Per Share Data)

	For the Years Ended December 31,

	2003	2002	2001

Interest income:
Loans	$191,754	$156,983	$164,328
Funds sold and securities purchased under agreements to resell	61	156	1,101
Investment and mortgage-backed securities	68,447	48,039	37,358

Total interest income	260,262	205,178	202,787

Interest expense:
Deposits	68,724	61,236	87,435
Short-term borrowings	1,084	565	972
Subordinated debentures	7,922	4,653	2,844
Long-term borrowings	13,984	13,778	13,079

Total interest expense	91,714	80,232	104,330

Net interest income	168,548	124,946	98,457
Provision for loan losses	9,967	9,673	5,620

Net interest income after provision for loan losses	158,581	115,273	92,837

Noninterest income:
Commercial banking fees	6,546	4,845	3,324
Service charges on deposits	2,249	1,704	1,342
Gain on sale of securities	11,013	3,398	602
Gain on sale of loans	3,030	1,838	1,445
Miscellaneous income	365	357	192

Total noninterest income	23,203	12,142	6,905

Noninterest expense:
Personnel	42,310	29,965	24,959
Occupancy	5,869	5,326	5,303
Data processing	4,826	3,463	2,878
Furniture and equipment	3,661	2,614	2,723
Professional fees and contracted services	5,802	5,626	3,848
Deposit insurance	695	467	393
Communication	1,066	726	593
Intangible amortization	1,762	227	—
Litigation settlement	—	6,750	—
Miscellaneous expense	14,217	9,185	8,599

Total noninterest expense	80,208	64,349	49,296

Income before taxes	101,576	63,066	50,446
Income tax expense	36,938	24,138	19,958

Net income	$64,638	$38,928	$30,488

Basic earnings per share	$1.48	$0.98	$0.80

Diluted earnings per share	$1.41	$0.94	$0.77

Dividends declared per share	$0.12	$0.10	$0.08

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
(Dollars in Thousands)

				Accumulated
	Common Stock		Additional	Other		Total
			Paid-in	Comprehensive	Retained	Stockholders’	Comprehensive
	Shares	Amount	Capital	Income (Loss)(1)	Earnings	Equity	Income

Balance at December 31, 2000	37,499,216	$94	$60,366	$(13,019)	$86,204	$133,645
Net income	—	—	—	—	30,488	30,488	$30,488
Other comprehensive income, net of tax(1)	—	—	—	6,538	—	6,538	6,538

Comprehensive income	—	—	—	—	—	—	$37,026

Stock options exercised, including related tax benefit	1,219,348	6	6,413	—	—	6,419
Cash dividend $0.08 per share	—	—	—	—	(2,966)	(2,966)
Stock split	—	94	(94)	—	—	—

Balance at December 31, 2001	38,718,564	194	66,685	(6,481)	113,726	174,124

Net income	—	—	—	—	38,928	38,928	$38,928
Other comprehensive income, net of tax(1)	—	—	—	15,534	—	15,534	15,534

Comprehensive income	—	—	—	—	—	—	$54,462

Stock options exercised, including related tax benefit	648,980	3	6,518	—	—	6,521
Cash dividend $0.10 per share	—	—	—	—	(3,990)	(3,990)
Issuance of shares in connection with acquisition of Bank of Canton of California	2,651,184	13	51,237	—	—	51,250

Balance at December 31, 2002	42,018,728	210	124,440	9,053	148,664	282,367

Net income	—	—	—	—	64,638	64,638	$64,638
Other comprehensive loss, net of tax(1)	—	—	—	(12,298)	—	(12,298)	(12,298)

Comprehensive income	—	—	—	—	—	—	$52,340

Stock options exercised, including related tax benefit	729,143	7	14,785	—	—	14,792
Cash dividend $0.12 per share	—	—	—	—	(5,031)	(5,031)
Issuance of shares in connection with acquisition of First Continental Bank	2,290,507	23	69,975	—	—	69,998
Stock split	—	210	(210)	—	—	—

Balance at December 31, 2003	45,038,378	$450	$208,990	$(3,245)	$208,271	$414,466

(1)	Accumulated Other Comprehensive Income (Loss) arises solely from net unrealized gains (losses) on securities available for sale, presented net of tax.

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Years Ended December 31,

	2003	2002	2001

Operating activities:
Net income	$64,638	$38,928	$30,488
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for loan losses	9,967	9,673	5,620
Increase in accrued interest receivable	1,939	6,466	320
Amortization of purchase price adjustments	(3,321)	(1,027)	—
Amortization of core deposit intangible	1,762	227	—
Depreciation and amortization of premises and equipment	5,810	2,901	2,579
Decrease (increase) in other assets	13,525	(2,110)	(6,118)
(Decrease) increase in other liabilities	(8,692)	11,307	6,378
Decrease in accrued interest payable	(3,509)	(1,422)	(1,068)
Gain on sale of loans, securities and other assets	(14,043)	(5,236)	(2,047)
Other, net	9,054	2,134	1,772

Net cash provided by operating activities	77,130	61,841	37,924

Investing activities:
Acquisition, net of cash acquired	46,280	(130,489)	—
Investments and mortgage-backed securities, available for sale:
Principal payments and maturities	599,925	306,982	174,489
Purchases	(1,080,127)	(1,070,856)	(309,879)
Sales	953,144	953,141	156,229
Called	98,932	92,073	—
Investments and mortgage-backed securities, held to maturity:
Principal payments and maturities	21,900	83	1,789
Purchases	(193,544)	(74,440)	(10,062)
Loans originated and purchased, net of principal collections	(939,264)	(641,986)	(487,024)
Proceeds from the sale of loans	135,948	75,283	44,880
Purchases of premises and other equipment	(9,414)	(1,402)	(1,731)
Proceeds from the sale of other assets	—	—	190

Net cash used in investment activities	(366,220)	(491,611)	(431,119)

Financing activities:
Net increase in demand deposits, NOW, money market and savings accounts	307,944	287,454	244,783
Net (decrease) increase in time deposits	(154,356)	(9,307)	157,350
Proceeds from long-term borrowings	—	16,000	—
Payments on long-term borrowings	(4,000)	—	(5,000)
Increase (decrease) in short-term borrowings	156,634	62,500	(17,558)
Proceeds from issuance of common stock	5,432	3,185	4,674
Payment of cash dividend on common stock	(4,732)	(3,714)	(2,661)
Proceeds from issuance of subordinated debentures	—	100,000	6,000

Net cash provided by financing activities	306,922	456,118	387,588

Net increase (decrease) in cash and cash equivalents	17,832	26,348	(5,607)
Cash and cash equivalents at the beginning of the year	58,954	32,606	38,213

Cash and cash equivalents at the end of the year	$76,786	$58,954	$32,606

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$95,223	$81,654	$105,398
Cash paid during the year for income taxes	37,610	32,271	22,300
Supplemental schedule of noncash investing and financing activities:
Loans transferred to foreclosed property	—	—	48
Loans securitized	286,050	315,234	109,635
Securities transferred to available for sale securities(1)	—	—	116,387
Acquisitions of First Continental Bank in 2003, and Bank of Canton of California and Brooklyn, New York branch in 2002 were accounted for using the purchase method:
Fair value of assets acquired	402,385	1,555,880	—
Fair value of liabilities assumed	326,897	1,331,214	—

Net assets acquired	75,488	224,666	—
Less common stock issued	(69,998)	(51,250)	—

Cash paid	$5,490	$173,416	$—

(1)	Such securities were transferred from held to maturity securities when SFAS No. 133 was adopted in 2001.

The accompanying notes are an integral part of these financial statements.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies

     Organization

      UCBH Holdings, Inc. (the “Company” or “UCBH”) is a bank holding company that conducts its business through its principal subsidiary, United Commercial Bank (the “Bank”), a California state-chartered commercial bank. The Company commenced a full-service branch in Hong Kong in 2003 and through the acquisition of Broadway National Bank started business in New York in late 2002. The Bank offers a full range of commercial and consumer banking products through its retail branches and other banking offices in California.

     Principles of Consolidation and Presentation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries which are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in the consolidation. As discussed in Note 2, certain special purpose trusts are deconsolidated and are accounted for by the equity methods. Substantially all loans are originated for the Company’s portfolio and held for investment. Certain reclassifications have been made to prior years’ consolidated financial statements to conform to the December 31, 2003 presentation.

      In April 2001 and 2003, the Company completed two-for-one stock splits. Furthermore, as discussed in Note 12 of the consolidated financial statements, on January 9, 2003, the Company declared its second two-for-one stock split in the legal form of a stock dividend for shareholders of record as of March 31, 2003. Accordingly, the financial statements for all years presented have been restated to reflect the effect of these stock splits.

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

     Investment and Mortgage-backed Securities

      In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company has designated a portion of the investment and mortgage-backed securities portfolio as “held to maturity” securities. As such, this portion of the portfolio is carried at cost, adjusted for the amortization of premiums and accretion of discounts. Cost is determined on

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

a specific identification basis. Inasmuch as the Company has the ability and intent to hold the “held to maturity” securities in its portfolio until maturity, the carrying value has not been adjusted to reflect decreases in market value from amortized cost, if any. Also in accordance with SFAS No. 115, the Company has designated a portion of the investment and mortgage-backed securities portfolio as “available for sale.” Such securities are carried at fair value. Fair value is the quoted market price. Unrealized holding gains or losses for “available for sale” securities are excluded from earnings and reported in a separate component of stockholders’ equity, net of tax. Premiums and discounts on investment and mortgage-backed securities are amortized against interest income, using the interest method, with the amortization period extending to the expected life of the securities. Gains or losses on the sale of securities derived from the difference between the sales price and the securities carrying value, are recognized when sold. The Company does not maintain a trading account for securities.

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

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

     Allowance for Loan Losses

      The allowance for loan losses is based on management’s continuous evaluation of various factors affecting collectibility of the loan portfolio. These factors include, but are not limited to, changes in the composition of the portfolio, current and forecasted economic conditions, overall portfolio quality, review of specific problem loans, and historical loan loss experience. A formal process is used to establish an adequate allowance for loan losses.

      The Company uses a risk grading system to determine the credit quality of its loans. Loans are reviewed for information affecting the obligor’s ability to fulfill its obligations. In assessing the risk grading of a particular loan, the factors considered include the obligor’s debt capacity and financial flexibility, the level of earnings of the borrowers, the amount and sources of repayment, the level and nature of contingencies, management strength, the quality of the collateral, and the industry in which the borrower operates. These factors are based on an evaluation of historical information as well as subjective assessment and interpretation. Emphasizing one factor over another or considering additional factors that may be relevant in determining the risk grading of a particular loan, but which are not currently an explicit part of the Company’s methodology, could affect the risk grade assigned to that loan.

      Management also applies judgment to derive loss factors associated with each credit facility. These loss factors are considered by type of obligor and collateral. Whenever possible, the Company uses its own historical loss experience or independent verifiable data to estimate the loss factors. Many factors can affect management’s estimates of a loss factor. The application of different loss factors will change the amount of the allowance for credit losses determined to be appropriate by the Company. Given the process the Company follows in determining the risk grading of its loans, management believes the current risk gradings assigned to loans are appropriate.

      Management’s judgment is also applied when considering uncertainties based on current macroeconomic conditions and other factors. For example, judgment as to the economic outlook in California will affect management’s assessment of potential losses based on exposure to that marketplace.

      The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries. Loans are charged off when they are classified as a “loss.” For any loan which is deemed classified, an impairment assessment is performed and the amount by which the recorded loan amount exceeds the value of the property or other collateral securing the loan is charged off, unless the loan is both well secured and in the process of collection. Recoveries of amounts that have been previously charged off are only recorded to the extent cash is received.

      Management believes that, as of December 31, 2003 and 2002, the allowance for loan losses was adequate based on information available at the time. If the economy weakens in the Company’s principal market areas, the Company’s loan portfolios could be adversely affected and higher charge-offs and increases in nonperforming assets could result. Such an adverse impact could also require a larger allowance for loan losses and increased charge-offs.

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

     Accounting for Acquisitions of Certain Financial Institutions

      In October 2002, the FASB issued SFAS No. 147 which provides guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprise, this statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. In addition, this statement amends SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship intangible assets of financial institutions, such as depositor and borrower relationship intangible assets and credit cardholder intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets.

      The First Continental Bank (“FCB”) and Bank of Canton of California (“BCC”) acquisitions were accounted for in accordance with SFAS No. 147. The Company does not have any assets subject to the specialized accounting guidance provided in SFAS No. 72 or SFAS No. 147.

     Goodwill and Other Intangibles

      In accordance with SFAS No. 142 and No. 141, goodwill resulting from the Company’s acquisitions of FCB and BCC will not be amortized to expense over a fixed period of time, but will be tested for impairment at least annually. Identifiable intangible assets, namely core deposit intangibles related to the FCB and BCC acquisitions and the purchase of certain assets and liabilities of a bank branch in Brooklyn, New York, are amortized over their estimated period of benefit which approximates seven years.

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

     Derivative Instruments and Hedging Activities

      Financial derivatives are instruments where a notional principal amount is tied to an underlying such as interest rate, currency exchange rate or other financial asset, index or pricing measure. Examples of derivative

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

financial instrument are: foreign exchange contracts (swaps and forwards), interest rate swaps, options, caps, floors, forwards, and similar instruments.

      The Company does not speculate on the future direction of interest or exchange rates. Nonetheless, the Company may from time-to-time enter into financial derivative transactions to mitigate interest rate exposures inherent in its assets, liabilities or its net interest position and/or to hedge various market or foreign exchange risks. The Company may also engage in financial derivative transactions on behalf of customers and to facilitate their transactions.

      As of December 31, 2003 and 2002, the Company had no derivative transactions designated as hedges according to the relevant accounting criteria. The Company’s derivatives not accounted for as hedges are carried at fair value in the financial statements with any gains or losses reflected in current net income.

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

      Additionally, the Company exchanges either multifamily or residential mortgage (one to four family) loans for FNMA securities. These internal securitizations do not have a cash impact to the Company, since selected loans from the Company’s loan portfolio are exchanged for FNMA securities. Such securities are represented by exactly the same loans previously held in the Company’s loan portfolio. The FNMA securities are generally held as available for sale (“AFS”) securities in the Company’s investment and mortgage backed securities portfolio.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

      Since the Company retains all of the securities issued by FNMA in the securitization, no gain or loss is recognized on the exchange transaction. The Company continues to service the loans included in these securitizations. The amount of servicing rights capitalized at December 31, 2003 and 2002, along with the related amortization into interest income over the life of the underlying securities, were not material.

     Segment Information

      The Company adheres to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” For the years presented, segment reporting reflects the Company’s one Commercial Banking Business. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The restatement of SFAS No. 131, as discussed in Note 13, did not affect the consolidated results of operations or consolidated financial position as previously reported.

     Translation of Foreign Currencies

      The Company considers the functional currency of its foreign branch to be the U.S. dollar. Accordingly, the Company remeasures monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates. Foreign currency transaction gains and losses are recognized in income in the period of occurrence.

2.	Recent Accounting Pronouncements

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

      This statement was effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material impact on the financial condition or operating results of the Company.

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

      This statement was effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on our financial position or results of operations.

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

      This statement was effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the financial condition or operating results of the Company.

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

      The recognition requirements of FIN No. 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material impact on the financial condition or operating results of the Company.

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

      The Company elects to continue accounting for stock-based compensation in accordance with APB Opinion No. 25. At December 31, 2003, the Company has one stock-based employee compensation plan, which is described more fully in Note 14. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Recent Accounting Pronouncements — (Continued)

      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	December 31,

	2003	2002	2001

	(Dollars in Thousands,
	Except Earnings Per Share)
Net income:
As reported	$64,638	$38,928	$30,488
Deduct: Total stock-based employee compensation expense determined under fair value based method of all awards, net of related tax effects	(4,452)	(3,413)	(2,414)

Pro forma net income	$60,186	$35,515	$28,074

Basic earnings per share:
As reported	$1.48	$0.98	$0.80
Pro forma	$1.38	$0.90	$0.74
Diluted earnings per share:
As reported	$1.41	$0.94	$0.77
Pro forma	$1.32	$0.86	$0.71

      If the computed fair values of the stock awards had been amortized to expense over the vesting period of the awards, pro forma amounts would have been as shown in the above table. The impact of outstanding nonvested stock options has been excluded from the pro forma calculation.

     Consolidation of Variable Interest Entities

      In January 2003, the FASB issued FASB Interpretation No. 46, (“FIN 46”) “Consolidation of Variable Interest Entities.” This interpretation applies immediately to variable interest entities (“VIE”) in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to any VIE in which an enterprise holds a variable interest that is acquired before February 1, 2003. Previously issued accounting pronouncements require the consolidation of one entity in the financial statements of another if the second entity has a controlling interest in the first. In effect, FIN 46 applies broader criteria than just voting rights in determining whether controlling financial interest in one entity by another exists. Specifically, if by design the owners of the entity have not made an equity investment sufficient to absorb its expected losses and the owners lack any one of three essential characteristics of controlling financial interest, the entity is to be consolidated in the financial statements of its primary beneficiary. The three characteristics are the ability to make decisions about the entity’s activities, the obligation to absorb the expected losses of the entity, and the right to receive the expected residual returns of the entity.

      As of December 31, 2003, the Company adopted FASB Interpretation No. 46R (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements and finalizes this statement for public entities. Under FIN 46R, a VIE is defined as an entity subject to consolidation based on criteria specified in FIN 46R.

      In 1998, 2001 and 2002, the Company created certain special purpose trusts for the purpose of issuing capital securities. Through the third quarter of 2003, these trusts were consolidated into the financial results of the Company. Under FIN 46R, the trusts would no longer be consolidated as the trusts are deemed VIEs and

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Recent Accounting Pronouncements — (Continued)

the Company does not have a variable interest in the trusts. Consequently, the trusts have been deconsolidated from the financial results of the Company effective December 31, 2003 with consistent presentation for periods presented.

      The impact of this deconsolidation on the Company’s financial condition and operating results was immaterial, resulting primarily in classification changes on the Balance Sheet. A potential outcome arising as a result of FIN 46R is that the Federal Reserve Bank may no longer allow the capital securities issued by the trusts to be included in Tier I capital of the Company. The Federal Reserve has provided interim guidance that these securities may continue to be included in the Company’s Tier I capital. The ultimate decision of the banking regulators is unknown at this time. If regulatory requirements had required exclusion of these securities from Tier I capital, the Company would still have been well capitalized at December 31, 2003. The Bank’s Tier I capital would be unaffected as the trusts and their securities have been issued at the holding company level.

     Derivative Instruments and Hedging Activities

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). The provisions of SFAS No. 149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS.

      SFAS No. 133 and No. 138, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45, and amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments.

      SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No. 149 should be applied prospectively.

      The Company adopted SFAS No. 149 on July 1, 2003. The adoption did not a have a material impact on our consolidated financial statements.

     Certain Financial Instruments with Characteristics of Both Liabilities and Equities

      In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity” (“SFAS No. 150”). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance.

      Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Certain provisions of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests have been deferred. The deferral of these provisions is expected to remain in effect while these noncontrolling interests are addressed in later phases of FASB projects.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Recent Accounting Pronouncements — (Continued)

      Excluding these deferred provisions, the adoption of the SFAS No. 150 did not have a material impact on our consolidated financial statements.

3.     Goodwill, Intangibles and Business Combinations

     2003 Activity

      On July 14, 2003, the Company announced the completion of its acquisition of privately-held FCB, a full-service commercial bank headquartered in Rosemead, California, with four branches serving the San Gabriel Valley in Southern California. The acquisition was undertaken to strengthen the Company’s competitive position and market share in the Southern California marketplace and better position the Company for future growth.

      Under the terms of the agreement announced on April 3, 2003, FCB merged into the Company’s subsidiary, UCB, and the Company issued approximately 2.3 million shares of its common stock in exchange for all of the outstanding shares of common stock of FCB. The merger was effected under the charter and insurance of deposits of UCB, and UCB, as the surviving entity, continues to operate as the wholly owned subsidiary of the Company under the name “United Commercial Bank”.

      The acquisition was effective July 11, 2003 and was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The results of FCB’s operations have been included in the consolidated financial statements since that date. The aggregate purchase price was approximately $76.2 million, composed of cash of $6.2 million and $70.0 million of the Company’s common stock, valued at the per share closing price on The Nasdaq National Stock Market on the closing date of the acquisition.

      In accordance with SFAS No. 141, the Company recorded the assets acquired and liabilities assumed at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the new assets acquired by $46.4 million. This amount was recognized as intangible assets, consisting of goodwill of $44.2 million and a core deposit intangible of $2.2 million. The fair value determination of core deposit intangibles was based upon independent appraiser valuation. The professional service fees with regard to the acquisition were reflected as a component of the total purchase price. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (dollars in thousands):

Cash and cash equivalents	$51,770
Securities	56,854
Loans, net	243,015
Goodwill	44,248
Core deposit intangibles	2,225
Other assets	4,460

Total assets acquired	$402,572

Deposits	325,975
Other liabilities	428

Total liabilities assumed	$326,403

Net assets acquired	$76,169

      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be expensed over a fixed period of time, but will be tested for impairment on a regular basis. None of the

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Goodwill, Intangibles and Business Combinations — (Continued)

$44.2 million in goodwill is expected to be deductible for income tax purposes. Identifiable intangible assets, namely core deposit intangibles, of $2.2 million are amortized over their estimated period of benefit which approximates seven years. Amortization expense for the core deposit intangibles was $435,000 for the period from the acquisition date through December 31, 2003, representing the accumulated amortization at that date.

     2002 Activity

      On October 28, 2002, the Company acquired all of the outstanding shares of Bank of Canton of California, a California banking corporation (“BCC”) in exchange for cash and the Company’s common stock. The acquisition was undertaken to strengthen the Company’s competitive position and market share in the ethnic Chinese and Asian communities in the California marketplace and provide the Company with a wider product offering.

      Effective immediately upon acquisition, the Company transferred all of the shares of BCC to UCB, pursuant to the terms of the agreement dated as of the date of the closing by and between the Company and UCB. Immediately following the transfer of the BCC shares to UCB, BCC was merged with and into UCB, with UCB as the sole surviving entity. The merger was effected under the charter and insurance of deposits of UCB, and UCB, as the surviving entity, continues to operate as the wholly owned subsidiary of the Company under the name “United Commercial Bank.”

      The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141. The results of BCC’s operations have been included in the consolidated financial statements since that date. The aggregate purchase price was $220.0 million including cash of $168.8 million and the Company’s common stock valued at $51.3 million. The valuation of common stock was based upon the average of the per share closing prices on The Nasdaq National Stock Market of the Company’s common stock during the twenty consecutive trading days prior to closing. The cash portion of the purchase price was funded by the Company’s issuance of $90.0 million in trust preferred securities and the borrowing by its wholly owned subsidiary UCB of $80.6 million from the Federal Home Loan Bank of San Francisco (“FHLB”).

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Goodwill, Intangibles and Business Combinations — (Continued)

      In accordance with SFAS No. 141, the Company recorded the assets acquired and liabilities assumed at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the new assets acquired by $55.6 million. This amount was recognized as intangible assets, consisting of goodwill of $46.1 million and a core deposit intangible of $9.5 million. The fair value determination of properties and core deposit intangible amounted to $62.6 million and $9.5 million, respectively and was based upon independent appraiser valuation. The professional service fees with regard to the acquisition were reflected as a component of the total purchase price. The Company’s management estimated the fair value of certain liabilities assumed based upon its best knowledge at the time which resulted in fair value of $7.5 million. This consists primarily of employee severance of $925,481, tax liability of $4.6 million, contractual early termination penalties of $261,518, and other liabilities of $674,990. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (dollars in thousands):

Cash and cash equivalents	$42,815
Securities	865,366
Loans, net	506,604
Premises and equipment	62,592
Goodwill	46,052
Core deposit intangible	9,541
Other assets	20,929

Total assets acquired	$1,553,899

Deposits	1,249,999
Borrowings	36,953
Other liabilities	30,400

Total liabilities assumed	$1,317,352

Net assets acquired	$236,547

      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be expensed over a fixed period of time, but will be tested for impairment on a regular basis. None of the $46.1 million in goodwill is expected to be deductible for income tax purposes. Identifiable intangible assets, namely core deposit intangibles, of $9.5 million are amortized over their estimated period of benefit which approximates seven years. Amortization expense for the BCC core deposit intangibles was $865,000 and $227,000 for the periods ended December 31, 2003 and 2002, respectively.

      On December 16, 2002, the Company acquired the deposit portfolio and physical branch of Broadway National Bank (“BNB”) in Brooklyn, New York in exchange for cash. The acquisition was undertaken to enter the New York marketplace and establish a platform for future growth in the area.

      In accordance with SFAS No. 141, the Company recorded the assets acquired and liabilities assumed at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the new assets acquired by $1.4 million, resulting in a core deposit intangible of $1.4 million. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the core deposit intangible will be amortized over their estimated period of benefit. Amortization expense for the BNB core deposit intangible was $611,000 for the year ended December 31, 2003.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Goodwill, Intangibles and Business Combinations — (Continued)

      Unaudited pro forma consolidated results of operations for the years ended December 31, 2003 and 2002 as though FCB and BCC had been acquired as of January 1, 2002 follow (dollars in thousands):

	2003	2002

Net interest income	$174,377	$149,734
Net income	$65,783	$46,638
Basic earnings per share	$1.51	$1.11
Diluted earnings per share	$1.44	$1.06

      The following table summarizes the changes in the carrying amount of goodwill (dollars in thousands):

December 31, 2001	$—
Bank of Canton of California acquisition	46,052

December 31, 2002	46,052

First Continental Bank acquisition	44,248
Adjustments	(2,863)

December 31, 2003	$87,437

      The adjustments to goodwill relates to certain asset write-downs on BCC post acquisition date.

      The gross carrying amount of intangible assets and the associated accumulated amortization are as follows (dollars in thousands):

	Gross Carrying
	Amount	Accumulated Amortization

December 31, 2003	$10,734	$(227)

December 31, 2002	$11,111	$(1,989)

      The amortization expense for the years ended December 31, 2003, 2002 and 2001 was $1.7 million, $227,000 and $0, respectively. The amortization expense for amortizable intangible assets for the years ending December 31, 2004, 2005, 2006, 2007 and 2008 is estimated to be $1.9 million, $1.4 million, $1.2 million, $1.1 million and $1.1 million, respectively.

      The Company has no intangible assets with indefinite lives.

4.	Restrictions on Cash and Due from Banks

      The Bank is required to maintain a percentage of its deposits as reserves either in cash or on deposit at the Federal Reserve Bank. As of December 31, 2003 and 2002, the reserve requirements were $6.8 million and $1.2 million, respectively.

5.	Investment and Mortgage-backed Securities

      Federal agency notes, mortgage-backed securities (“MBS”), and collateralized mortgage obligations (“CMO”) are guaranteed by GNMA, FNMA, or FHLMC. Substantially all of the securities were rated, as indicated in the table below, by at least one nationally recognized statistical rating organization (“NRSRO”).

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Investment and Mortgage-backed Securities — (Continued)

      The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 2003 is shown below. Additionally, the portion of the portfolio with unrealized loss positions are presented for 2003 below (dollars in thousands):

	December 31, 2003

	Total Portfolio				Portion of Portfolio with An Unrealized Loss Position

					Less Than 12		12 Months or
					Months		More		Total
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description	Cost	Gains	Losses	Value	Value	Losses	Value	Losses	Value	Losses

Investment Securities Available for Sale:
Trust Preferred Securities	$13,189	$141	$(535)	$12,795	$4,253	$(248)	$4,713	$(287)	$8,966	$(535)
Federal Agency Notes	222,309	107	(3,662)	218,754	179,196	(3,662)	—	—	179,196	(3,662)
Domestic Debt Securities and Commercial Paper	15,144	41	(46)	15,139	2,020	(46)	—	—	2,020	(46)
Asset-backed Securities	16,426	1	(143)	16,284	16,202	(143)	—	—	16,202	(143)
Municipals	90	—	—	90	—	—	—	—	—	—

Total Investment Securities Available for Sale	267,158	290	(4,386)	263,062	201,671	(4,099)	4,713	(287)	206,384	(4,386)

Mortgage-backed Securities Available for Sale:
FNMA	440,835	3,433	(3,815)	440,453	224,956	(3,815)	—	—	224,956	(3,815)
GNMA	79,103	406	(667)	78,842	29,686	(667)	—	—	29,686	(667)
FHLMC	275,882	1,435	(3,377)	273,940	132,808	(3,377)	—	—	132,808	(3,377)
Other	163,687	1,391	(305)	164,773	11,899	(305)	—	—	11,899	(305)

Total Mortgage-backed Securities Available for Sale	959,507	6,665	(8,164)	958,008	399,349	(8,164)	—	—	399,349	(8,164)

Total Investment Securities Available for Sale and Mortgage-backed Securities Available for Sale	$1,226,665	$6,955	$(12,550)	$1,221,070	$601,020	$(12,263)	$4,713	$(287)	$605,733	$(12,550)

Investment Securities Held to Maturity:
Municipal Securities	$184,264	$4,601	$(1,130)	$187,735	$37,761	$(1,130)	$—	$—	$37,761	$(1,130)
Mortgage-backed Securities Held to Maturity:
GNMA	99,524	3	(814)	98,713	83,469	(814)	—	—	83,469	(814)
Other	924	—	—	924	—	—	—	—	—	—

Total Investment and Mortgage-backed Securities Held to Maturity	284,712	4,604	(1,944)	287,372	121,230	(1,944)	—	—	121,230	(1,944)

Total securities	$1,511,377	$11,559	$(14,494)	$1,508,442	$722,250	$(14,207)	$4,713	$(287)	$726,963	$(14,494)

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Investment and Mortgage-backed Securities — (Continued)

      The amortized cost of securities below book value for less than twelve months as of December 31, 2003 totaled $736.5 million. The table below presents the distribution of these securities by credit rating by NRSROs (dollars in thousands):

	AAA	AA-	A-

Federal Agency Notes	$182,858	$—	$—
MBS and CMOs	491,796	—	—
Trust Preferred Securities	—	—	4,501
Domestic Debt Securities and Commercial Paper	—	—	2,066
Asset-Backed Securities	—	12,697	3,647
Municipal Securities	38,322	570	—

Total	$712,976	$13,267	$10,214

      On average, these securities were 1.9% below their respective book value. As a percentage of its book value, the single largest unrealized loss on one Federal Agency Note was 6.6%. In the available-for-sale portfolio, 63 securities were below book value. In the held-to-maturity portfolio, which had a high concentration of municipal bonds with nominal par amounts, 65 securities were below book value.

      The $4.5 million of trust preferred consists of one pooled trust preferred securities issue that is collateralized by subordinated debentures. Domestic debt securities and commercial paper is represented by two corporate bonds that have been downgraded since issuance dates. Asset-backed securities are fully collateralized by automobile loans. All of the municipal bonds have credit enhancements, either from bond insurance or state guarantee funds.

      As of December 31, 2003, there was one trust preferred security that was below book value for more than twelve months, specifically since May 1999. It is a floating rate issue indexed to 3-month LIBOR and is carried at par value with an amortized cost of $5.0 million. The security, issuer, and bank holding company guaranteeing the debt are unrated by the three NRSROs. Management believes that the security remains below book value due to the low absolute coupon rate of the security and that as the 3-month LIBOR rate increases, the value of the security will increase.

      Management considers the impairment of value to be attributable to the movement of market interest rates and believes the fair value will improve over time due to the high credit ratings of the securities. Management has the intent and ability to hold these securities to maturity.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Investment and Mortgage-backed Securities — (Continued)

      The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 2002 is shown below (dollars in thousands):

	December 31, 2002

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Investment securities available for sale:
Trust Preferred Securities	$62,313	$6	$(4,143)	$58,176
Federal Agency Notes	45,252	55	(3)	45,304
Foreign Debt Securities	8,017	—	(3)	8,014
Asset-backed Securities	5,826	—	(87)	5,739
Municipals	360	—	—	360

Total investment securities available for sale	121,768	61	(4,236)	117,593

Mortgage-backed securities available for sale:
FNMA	577,731	13,380	(738)	590,373
GNMA	280,263	5,890	—	286,153
FHLMC	289,094	1,736	(871)	289,959
Other	184,919	485	(95)	185,309

Total mortgage-backed securities available for sale	1,332,007	21,491	(1,704)	1,351,794

Total investment and mortgage-backed securities available for sale	$1,453,775	$21,552	$(5,940)	$1,469,387

Investment securities held to maturity:
Municipal Securities	$111,049	$2,793	$(205)	$113,637

Mortgage-backed securities held to maturity:
Other	945	—	—	945

Total investment and mortgage-backed securities held to maturity	$111,994	$2,793	$(205)	$114,582

Total securities	$1,565,769	$24,345	$(6,145)	$1,583,969

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Investment and Mortgage-backed Securities — (Continued)

      As of December 31, 2003, remaining maturities on investment and mortgage-backed securities classified as held to maturity and available for sale were as follows (dollars in thousands):

	2003

	Amortized	Market
	Cost	Value

Available for sale:
Investment securities available for sale:
In one year or less	$69,960	$69,959
After one year through five years	31,623	31,365
After five years through ten years	152,386	148,943
After ten years	13,189	12,795

Subtotal	267,158	263,062

Mortgage-backed securities available for sale:
In one year or less	—	—
After five years through ten years	48,601	48,792
After ten years	910,906	909,216

Subtotal	959,507	958,008

Total investment and mortgage-backed securities available for sale	$1,226,665	$1,221,070

Held to maturity:
Investment securities held to maturity:
After five years through ten years	$328	$371
After ten years	183,936	187,364

Subtotal	184,264	187,735

Mortgage-backed securities held to maturity:
After one year through five years	10	10
After five years through ten years	1	1
After ten years	100,437	99,626

Subtotal	$100,448	$99,637

Total investment and mortgage-backed securities held to maturity	$284,712	$287,372

Total securities	$1,511,377	$1,508,442

      Approximately $692.8 million and $573.5 million of investment and mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at December 31, 2003 and 2002, respectively. Proceeds from the sale of available for sale securities during 2003 totaled $953.3 million, with gross realized gains of $18.4 million and gross realized losses of $7.4 million. During 2002, proceeds from the sale of available for sale securities totaled $953.1 million, with gross realized gains of $5.1 million and gross realized losses of $1.7 million. During 2001, proceeds from the sale of available for sale securities totaled $156.2 million, with gross realized gains of $1.0 million and gross realized losses of $400,000.

      There were no mortgage-backed securities sold under agreements to repurchase as of December 31, 2003 or 2002 or at any time during 2003. When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Loans

      As of December 31, 2003 and 2002, the composition of the loan portfolio was as follows (dollars in thousands):

	2003	2002

Commercial:
Secured by real estate — nonresidential	$1,724,179	$1,279,809
Secured by real estate — multifamily	1,162,565	914,630
Construction	293,875	216,218
Business	302,159	261,787

Total commercial loans	3,482,778	2,672,444

Consumer:
Residential mortgage (one to four family)	274,392	311,067
Other	43,117	49,372

Total consumer loans	317,509	360,439

Gross loans	3,800,287	3,032,883
Net deferred loan fees	(8,644)	(5,073)

Loans	3,791,643	3,027,810
Allowance for loan losses	(60,863)	(48,865)

Net loans	$3,730,780	$2,978,945

      As of December 31, 2003, loans at fixed interest rates amounted to $537.0 million, and loans at variable interest rates amounted to $3.26 billion. Included in the $3.26 billion of variable interest rates are $1.11 billion of loans that have reached their contractual floor and are treated as fixed-rate loans for interest rate sensitivity purposes. Loans of approximately $5.9 million and $4.7 million were on nonaccrual status at December 31, 2003 and 2002, respectively.

      As of December 31, 2003, residential mortgage (one to four family) and multifamily loans with a book value and market value of $1.2 billion were pledged to secure FHLB advances (see Note 9). The Company serviced real estate loans for others, excluding loans internally securitized, of $423.9 million and $112.6 million at December 31, 2003 and 2002, respectively. These loans are not included in the consolidated balance sheets. In connection therewith, the Company held trust funds of approximately $14.1 million and $16.9 million as of December 31, 2003 and 2002, respectively, all of which were segregated in separate accounts and included in the respective balance sheets. Some agreements with investors to whom the Company has sold loans have provisions, which could require repurchase of loans under certain circumstances. Management does not believe that any such repurchases will be significant.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Loans — (Continued)

      The following table indicates the Company’s impaired loans for the years ended December 31, 2003, 2002, and 2001 (dollars in thousands):

	2003	2002	2001

Impaired loans with an allowance	$4,965	$—	$—
Impaired loans without an allowance	—	—	—

Total impaired loans	$4,965	$—	$—

Allowance for impaired loans under SFAS No. 114	$2,128	$—	$—

Interest income recognized on impaired loans during the year	$—	$—	$—

      For the years ended December 31, 2003, 2002, and 2001, the activity in the allowance for loan losses was as follows (dollars in thousands):

	2003	2002	2001

Balance at beginning of year	$48,865	$34,550	$28,901
Acquired allowance for loan losses	4,028	10,162	—
Provision for loan losses	9,967	9,673	5,620
Loans charged off	(3,349)	(5,563)	(121)
Recoveries	1,352	43	150

Balance at end of year	$60,863	$48,865	$34,550

7.	Premises and Equipment

      As of December 31, 2003, and 2002, premises and equipment were as follows (dollars in thousands):

	2003	2002

Land and buildings	$104,981	$105,153
Leasehold improvements	17,095	15,161
Equipment, furniture and fixtures	25,163	20,230

	147,239	140,544
Less accumulated depreciation and amortization	(63,094)	(58,847)

Total	$84,145	$81,697

      Total depreciation and amortization expense was $5.8 million, $2.9 million and $2.6 million for the years ended December 31, 2003, 2002, and 2001, respectively.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Premises and Equipment — (Continued)

      Rental income was $6.2 million, $1.8 million and $968,207 for the years ended December 31, 2003, 2002 and 2001, respectively. The future noncancellable minimum lease payment receivables as of December 31, 2003 are as follows (dollars in thousands):

2004	$4,927
2005	4,009
2006	2,451
2007	1,861
2008	1,064
2009 and thereafter	643

Total	$14,955

8.	Deposits

      As of December 31, 2003 and 2002, deposit balances were as follows (dollars in thousands):

	2003		2002

		Weighted		Weighted
		Average		Average
	Balance	Rate	Balance	Rate

NOW, checking and money market accounts	$1,026,047	0.65%	$813,122	0.86%
Savings accounts	884,064	0.77	691,318	1.10
Time deposits:
Less than $100,000	1,042,843	1.73	1,109,633	2.36
$100,000 or greater	1,530,567	1.82	1,392,740	2.53

Total time deposits	2,573,410	1.79	2,502,373	2.45

Total deposits	$4,483,521	1.33%	$4,006,813	1.90%

      As of December 31, 2003, remaining maturities on time deposits were as follows (dollars in thousands):

2004	$2,338,964
2005	212,516
2006	16,427
2007	3,251
2008	2,252

Total	$2,573,410

      For the years ended December 31, 2003, 2002, and 2001, interest expense on deposits was as follows (dollars in thousands):

	2003	2002	2001

NOW, checking and money market accounts	$6,774	$5,952	$5,080
Savings accounts	7,191	6,582	8,229
Time deposits	55,153	49,083	74,422
Less penalties for early withdrawal	(394)	(381)	(296)

Total	$68,724	$61,236	$87,435

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Deposits — (Continued)

      Time deposit interest expense for 2003 includes a benefit of $2.9 million related to amortization of fair value premium in connection with the acquisitions of FCB and Bank of Canton of California. The premium is related to fixed maturity deposits and is amortized to interest expense over the remaining deposit maturities of one year.

9.	Borrowings

      For the years ended December 31, 2003, 2002, and 2001, the following short- and long-term borrowings were outstanding (dollars in thousands):

	2003	2002	2001

Short-term borrowings:
FHLB of San Francisco advances:
Average balance outstanding	$76,826	$23,606	$18,768
Maximum amount outstanding at any month-end period	212,180	322,000	39,177
Balance outstanding at end of period	209,940	77,500	5,000
Weighted average interest rate during the period	1.41%	2.40%	5.60%
Weighted average interest rate at end of period	1.00%	1.13%	6.52%
Weighted average remaining term to maturity at end of period (in years)	0	0	0
FRB direct investment borrowings:
Average balance outstanding	$—	$—	$710
Maximum amount outstanding at any month-end period	—	—	10,000
Balance outstanding at end of period	—	—	—
Weighted average interest rate during the period	—%	—%	5.56%
Weighted average interest rate at end of period	—%	—%	—%
Long-term borrowings:
FHLB of San Francisco advances:
Average balance outstanding	$271,688	$253,666	$237,171
Maximum amount outstanding at any month-end period	274,000	285,953	238,000
Balance outstanding at end of period	271,408	275,874	233,000
Weighted average interest rate during the period	5.15%	5.43%	5.51%
Weighted average interest rate at end of period	5.12%	5.08%	5.44%
Weighted average remaining term to maturity at end of period (in years)	4	5	6

      The Company maintains a secured credit facility with the FHLB of San Francisco against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB of San Francisco eligible collateral of at least 100% of outstanding advances. Included in the long-term borrowings were $244.4 million of advances maturing in 2008 with provisions which allow the FHLB of San Francisco, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. As of December 31, 2003, $232.0 million of these advances may be terminated at the option of the FHLB. The advances were secured with mortgage-backed securities and loans. At December 31, 2003, credit availability under this facility was approximately $617.1 million.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Borrowings — (Continued)

      During 2003, the Company renewed its borrowing line of $10.0 million with Wells Fargo Bank it established in 2002. The Company has never taken an advance under the terms of the line.

10.	Subordinated Debentures

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

      A total of $90.0 million of the proceeds from the 2002 issuances were used to fund a portion of the purchase price of the BCC acquisition. The remaining proceeds from the issuance of the Capital Securities were used to provide additional capital for the Bank. Interest expense on the Capital Securities was $8.2 million for the year ended December 31, 2003 and $4.8 million for the year ended December 3, 2002, and $2.8 million for the year ended December 31, 2001.

      The table below summarizes the outstanding Capital Securities issued by each special purpose trust and the debentures issued by UCBH to each trust as of December 31, 2003 (dollars in thousands):

					Capital Securities and Junior
					Subordinated Debentures

	Capital Securities		Principal			Annualized	Current		Payable/
			Balance of	Not Redeemable		Coupon	Interest	Date of Rate	Distribution
Trust Name	Issuance Date	Amount	Debentures	Until	Stated Maturity	Rate	Rate	Change	Dates

UCBH Trust Co.	April 1998	$30,000	$30,928	May 1, 2005	May 1, 2028	9.38%	9.38%	—	May 1 November 1
UCBH Capital Trust I	November 2001	6,000	6,186	December 8, 2006	December 8, 2031	6-month LIBOR + 3.75%	4.98%	December 2003	June 8 December 8
UCBH Holdings Statutory Trust I	March 2002	10,000	10,310	March 26, 2007	March 26, 2032	3-month LIBOR + 3.60%	4.77%	December 2003	March 26 June 26 September 26 December 26
UCBH Holdings Statutory Trust II	September 2002	25,000	25,774	September 26, 2007	September 26, 2032	3-month LIBOR + 3.40%	4.57%	December 2003	March 26 June 26 September 26 December 26
UCBH Capital Trust II	October 2002	20,000	20,619	November 7, 2007	November 7, 2032	3-month LIBOR + 3.45%	4.62%	November 2003	February 7 May 7 August 7 November 7
UCBH Capital Trust III	October 2002	18,000	18,557	November 7, 2007	November 7, 2032	3-month LIBOR + 3.66%	4.83%	November 2003	February 7 May 7 August 7 November 7
UCBH Capital Trust IV	October 2002	27,000	27,836	November 7, 2007	November 7, 2032	3-month LIBOR + 3.45%	4.63%	November 2003	February 7 May 7 August 7 November 7

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

      Qualitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighed assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

      As of December 31, 2003, the Bank was classified as a “well capitalized” institution under the regulatory framework for prompt corrective action. To be classified as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratio as set forth in the table. There are no conditions or events since December 31, 2003 that management believes have changed the institution’s category.

      The Company’s and the Bank’s actual capital amounts and ratios are also presented in the following table (dollars in thousands):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2003
Total Capital (to risk-weighted assets)
United Commercial Bank	$473,036	12.18%	$310,800	8.00%	$388,499	10.00%
UCBH Holdings, Inc.	503,538	12.94	311,197	8.00
Tier I Capital (to risk-weighted assets)
United Commercial Bank	$424,321	10.92%	$155,400	4.00%	$233,100	6.00%
UCBH Holdings, Inc.	454,762	11.69	155,599	4.00
Tier I Capital (to average assets)
(Leverage Ratio)
United Commercial Bank	$424,321	7.86%	$215,935	4.00%	$269,919	5.00%
UCBH Holdings, Inc.	454,762	8.42	216,148	4.00

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Stockholders’ Equity and Regulatory Capital Requirements — (Continued)

      The following is a reconciliation of capital under Generally Accepted Accounting Principles (“GAAP”) with regulatory capital at December 31, 2003 (dollars in thousands):

	Tier I Capital		Risk-Based Capital

	United		United
	Commercial	UCBH	Commercial	UCBH
	Bank	Holdings, Inc.	Bank	Holdings, Inc.

GAAP Capital	$520,024	$414,465	$520,024	$414,465
Nonallowable components:
Unrealized losses on securities available for sale	3,245	3,245	3,245	3,245
Goodwill	(98,548)	(98,548)	(98,548)	(98,548)
Mortgage servicing rights — excess	(400)	(400)	(400)	(400)
Additional capital components:
Subordinated debentures	—	136,000	—	136,000
Allowance for loan losses — limited to 1.25% of risk-based assets	—	—	48,715	48,776

Regulatory capital	$424,321	$454,762	$473,036	$503,538

      The Company and the Bank are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. Following its offering in 1998, the Company commenced paying dividends in 2000. During 2003, 2002 and 2001, the Company declared dividends totaling $0.12 per share, $0.10 per share and $0.08 per share, respectively.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Earnings Per Share

      Effective April 8, 2003, the Company completed a two-for-one stock split. The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share on a post-split basis. Accordingly, the financial statements for the years ended December 31, 2002 and 2001 have been restated to reflect the effect of the stock split.

	Years Ended December 31,
	2003, 2002, and 2001

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands, Except Per Share Amounts)
2003:
Basic:
Net income	$64,638	43,585,216	$1.48
Effect of stock options	—	2,146,055

Diluted:
Net income	$64,638	45,731,271	$1.41

2002:
Basic:
Net income	$38,928	39,657,766	$0.98
Effect of stock options	—	1,857,160

Diluted:
Net income	$38,928	41,514,926	$0.94

2001:
Basic:
Net income	$30,488	38,146,766	$0.80
Effect of stock options	—	1,809,006

Diluted:
Net income	$30,488	39,955,772	$0.77

13.     Segment Information

      The Company adheres to SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information.” For the years presented, segment reporting reflects the Company’s one Commercial Banking Business. As the Company evolved from its savings and loan business primarily focused on consumer business to its recent commercial banking business, the Company, its Board of Directors and its expanded Executive Management team (“Management”) are presented with internal reports focused solely on its Commercial Banking. Management makes operating decisions and assesses performance based on its Commercial Banking Business. The restatement to one segment from the Commercial and Consumer segments better align with Management’s focus and assessment of the business and did not affect the consolidated results of operations or consolidated financial position as previously reported. Accordingly, all interest income, net income and assets attributable to this segment.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Segment Information — (Continued)

      Following is segment information of the Company for the years ended December 31, 2003, 2002, and 2001 (dollars in thousands):

Commercial

2003
Net interest income (before provision for loan losses)	$168,548
Segment net income	64,638
Segment total assets	5,585,190
2002
Net interest income (before provision for loan losses)	$124,946
Segment net income	38,928
Segment total assets	4,853,636
2001
Net interest income (before provision for loan losses)	$98,457
Segment net income	30,488
Segment total assets	2,932,043

14.     Employee Benefit Plans

Stock Option Plan

      In May 1998, the Company adopted a Stock Option Plan (“Plan”) which provides for the granting of stock options to eligible officers, employees and directors of the Company and the Bank. The Plan was amended in April 1999 to increase the number of shares reserved to be issued pursuant to the Plan from 1,306,666 shares to 1,866,666, on a post-split basis. The Plan was amended in April 2001 to increase the number of shares reserved to be issued pursuant to the Plan from 1,866,666 shares to 3,733,332 shares, on a post-split basis. The plan was amended in April 2003 to increase the number of shares reserved for issuance pursuant to the plan from 3,733,332 shares to 9,567,600 shares, on a post-split basis.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Employee Benefit Plans — (Continued)

      All of the options are exercisable for ten years following the option grant date and vest over a three-year period. The following table summarizes the stock option activity during the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of Shares	Exercise Price	of Shares	Exercise Price	of Shares	Exercise Price

Options outstanding, beginning of year	4,988,206	$10.04	5,171,582	$8.99	3,521,464	$4.05
Granted	798,450	27.63	538,600	16.75	3,267,100	12.31
Canceled or expired	(102,327)	18.93	(72,996)	16.64	(397,634)	10.93
Exercised	(729,143)	7.45	(648,980)	4.90	(1,219,348)	3.84

Options outstanding, end of year	4,955,186	13.07	4,988,206	10.04	5,171,582	8.79

Shares exercisable end of year	2,977,803	9.23	2,436,316	7.12	1,690,196	3.89
Weighted average fair value of options granted during the year		7.70		5.07		5.17
Market value of stock at December 31, 2003, 2002 and 2001 period end		$38.97		$21.23		$14.22

      For options outstanding at December 31, 2003, the range of exercise prices was as follows:

	Options	Weighted Average	Weighted Average	Options	Weighted Average
Exercise Price	Outstanding	Exercise Price	Remaining Life	Exercisable	Exercise Price

$3.75-$10.00	1,218,601	$4.21	5.00	1,218,601	$4.21
$10.01-$20.00	2,972,735	12.97	7.40	1,756,202	12.69
$20.01-$30.00	588,850	25.76	9.30	3,000	24.75
$30.01-$40.00	175,000	33.62	9.80	—	—

Total/Average	4,955,186	13.07	7.10	2,977,803	9.23

      In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation.” This statement establishes a new fair value based accounting method for stock-based compensation for plans and encourages, but does not require, employers to adopt the new method in place for the provisions of Accounting Principles Board (“APB”) Release No. 25. Companies may continue to apply the accounting provisions of APB No. 25 in determining net income. However, they must apply the disclosure requirements of SFAS No. 123 for all grants issued after 1994. The Company elected to apply the provisions of APB No. 25 in accounting for the employee stock plan described above. Accordingly, no compensation cost has been recognized for stock options granted under the Plan. Please refer to Note 2 for additional information.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Employee Benefit Plans — (Continued)

      These calculations require the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility, dividend yield, and expected time to exercise, which greatly affect the calculated values. The following weighted average assumptions were used in the Black-Scholes option pricing model for options granted in 2003, 2002, and 2001:

	2003	2002	2001

Dividend yield	0.60%	0.40%	0.60%
Volatility	21.18%	30.45%	43.31%
Risk-free interest rate	3.45%	3.90%	4.80%
Expected lives (years)	7.4	6.5	6.5

     United Commercial Bank Savings Plus Plan

      The Bank has a 401(k) tax deferred savings plus plan (“401(k) Plan”) under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the 401(k) Plan. The Bank matches the employees’ contributions at a rate set by the Board of Directors. The Plan provides for employer contributions of 50 percent of employee contributions for all employees for 2001, 2002 and 2003. For 2001, 2002 and 2003, employer contributions were limited to $2,000 per participant. The matching contribution vests ratably over the first five years of service.

      For the years ended December 31, 2003, 2002, and 2001, the Bank contributed $899,000, $646,000, and $475,000, respectively, to the 401(k) Plan.

      In connection with the FCB acquisition, former FCB employees who were eligible to participate were able to enroll in UCB’s 401(k) plan as of July 12, 2003.

      In connection with the BCC acquisition, former BCC employees became participants in the UCB 401(k) Plan as of January 1, 2003.

15.	Federal and State Taxes on Income

      Following is a summary of the provision for taxes on income (dollars in thousands):

	Years Ended December 31,

	2003	2002	2001

Current tax expense:
Federal	$21,685	$27,296	$24,450
State	4,238	8,565	7,421

	$25,923	35,861	31,871

Deferred tax (benefit) expense:
Federal	$10,542	(6,554)	(9,262)
State	473	(5,169)	(2,651)

	$11,015	(11,723)	(11,913)

	$36,938	$24,138	$19,958

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Federal and State Taxes on Income — (Continued)

      Deferred tax liabilities (assets) are comprised of the following (dollars in thousands):

	Years Ended
	December 31,

	2003	2002

Deferred tax liabilities:
Fixed asset basis differences	$640	$1,604
Deferred loan fees	5,084	3,857
FHLB dividends	3,769	3,443
Purchase accounting adjustments	25,311	20,044
Unrealized gains on available for sale securities	—	6,555
State taxes	305	—
Other	1,909	779

	37,018	36,282

Deferred tax assets:
Loan and OREO loss allowances	(21,302)	(16,423)
Market value adjustments on certain securities	(2,065)	(8,012)
Unrealized (losses) on available for sale securities	(2,350)	—
State taxes	—	(1,922)
Compensation and benefits	(1,045)	(1,500)
Other	(605)	(449)

	(27,367)	(28,306)

Net deferred tax liabilities	$9,651	$7,976

      The components for deferred tax liabilities (assets) by jurisdiction are as follows (dollars in thousands):

	Years Ended
	December 31,

	2003	2002

Net deferred liabilities (assets):
Federal income tax	$6,792	$8,618
State franchise tax	2,859	(642)

Net deferred tax liabilities	$9,651	$7,976

      The following table reconciles the statutory income tax rate to the consolidated effective income tax rate:

	Years Ended
	December 31,

	2003	2002	2001

Federal income tax rate	35.0%	35.0%	35.0%
State franchise tax rate, net of federal income tax effects	7.0	7.0	7.0

Statutory income tax rate	42.0	42.0	42.0

Increase (reduction) in tax rate resulting from:
California and federal tax credits and incentives	(3.8)	(2.5)	(1.3)
Tax exempt income	(2.4)	(1.8)	(1.3)
Other, net	0.6	0.6	0.2

	36.4%	38.3%	39.6%

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Federal and State Taxes on Income — (Continued)

      The years 2000 through 2002 remain open for Internal Revenue Service purposes and the years 1999 through 2002 remain open for California Franchise Tax Board purposes. The 2003 Federal and State tax returns have not yet been filed.

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

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest-rate swap and cap transactions and forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its interest-rate swap and cap agreements, foreign exchange contracts, and forward commitments to sell loans through credit approvals, limits, and monitoring procedures. The Company does not require collateral or other security to support interest-rate swap transactions with credit risk.

      Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of December 31, 2003 and 2002 are as follows (dollars in millions):

	2003	2002

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit:
Consumer (including residential mortgage)	$65.6	$86.5
Commercial (excluding construction)	344.2	342.1
Construction	235.2	188.6
Letters of credit	39.5	49.1
Foreign exchange contracts receivable	17.1	10.2
Foreign exchange contracts payable	17.1	10.2
Commitments to purchase securities	—	17.3

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

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Derivative Financial Instruments and Financial Instruments with Off-Balance-Sheet Risk — (Continued)

      Foreign exchange contracts are contracts to purchase or sell currencies in the over-the-counter market. Such contracts can be either for immediate or forward delivery. Entering into foreign exchange contract agreements involves the risk of dealing with counter parties and their ability to meet the terms of the contracts. The Bank purchases or sells foreign exchange contracts in order to hedge a balance sheet or off-balance-sheet foreign exchange position. Additionally, the Bank purchases and sells foreign exchange contracts for customers, as long as the foreign exchange risk is fully hedged with an offsetting position.

      Interest-rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. Entering into interest-rate cap agreements involves the risk of dealing with counter parties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company may be a purchaser of interest-rate caps and swaps. At December 31, 2003 and 2002, no interest rate caps or swaps were outstanding. For the year ended December 31, 2003, interest-rate caps and swaps reduced interest income by $30,000. For the year ended December 31, 2002, interest-rate caps and swaps did not affect net interest income.

17.	Concentrations of Credit Risk

      The Company’s loan activity is primarily with customers located throughout the State of California. Substantially all residential and commercial real estate loans are secured by properties located in the State of California. Commercial real estate loans are generally originated at 65% or less loan to value. Multifamily loans are generally originated at 75% or less loan to value. Management believes that the risk of significant losses is low.

18.	Lease Commitments and Contingent Liabilities

Lease Commitments

      The Company leases various premises and equipment under noncancellable operating leases, many of which contain renewal options and some of which contain escalation clauses.

      Future minimum rental payments, which do not include common area costs, due each year under existing operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2003, are payable as follows (dollars in thousands):

2004	$5,182
2005	4,518
2006	3,640
2007	3,140
2008	2,673
Aggregate thereafter	8,649

Total minimum payments required	$27,802

      Rental expense was approximately $6.5 million, $4.4 million, and $3.8 million for the years ended December 31, 2003, 2002, and 2001, respectively.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.     Lease Commitments and Contingent Liabilities — (Continued)

Contingent Liabilities

      The Company is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Company’s operations or financial condition.

19.	Fair Value of Financial Instruments

      SFAS No. 107, “Disclosures about Fair Value of Financial Instrument,” requires all entities to estimate the fair value of all financial instrument assets, liabilities, and off-balance-sheet transactions. Fair values are point-in-time estimates that can change significantly based on numerous factors. Accordingly, management cannot provide any assurance that the estimated fair values presented below could actually be realized. The fair value estimates for financial instruments were determined as of December 31, 2003 and 2002, by application of the described methods and significant assumptions.

Cash and Short-term Investments

      For these short-term instruments, the carrying value of $76.8 million at December 31, 2003 and $59.0 million at December 31, 2002 is a reasonable estimate of fair value.

Investment and Mortgage-backed Securities

      The aggregate fair value of investment and mortgage-backed securities is $1.51 billion at December 31, 2003 and $1.62 billion at December 31, 2002. Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Receivable

      The aggregate fair value of loans receivable is $3.84 billion at December 31, 2003 and $3.07 billion at December 31, 2002. Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings at the same remaining maturities. In addition, the allowance for loan losses was considered a reasonable adjustment for credit risk for the entire portfolio.

Deposit Liabilities

      Fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The aggregate fair value of deposits is $4.49 billion at December 31, 2003 and $4.03 billion at December 31, 2002.

Federal Home Loan Bank Advances and Other Borrowings

      Fair value of Federal Home Loan Bank advances and other borrowings are estimated using the rates currently being offered for advances with similar remaining maturities. The aggregate fair value of Federal Home Loan Bank advances and other borrowings at December 31, 2003 was $529.3 million and $381.0 million at December 31, 2002.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Fair Value of Financial Instruments — (Continued)

Subordinated Debentures

      The fair value of the Company’s junior subordinated debentures is estimated using market interest rates currently being offered for similar unrated debt instruments. The fair market value of the junior subordinated debentures was $138.6 million at December 31, 2003 and $135.7 million at December 31, 2002.

Derivative Instruments

      At of December 31, 2003 and 2002, the Company had no derivative instruments designed as hedges according to the relevant accounting criteria, see Note 1 for further discussion. The Company’s derivative instruments not accounted for at fair value in the financial statements with any gains or losses reflected in current net income. The fair value of foreign exchange contracts are recognized and reported as either assets or liabilities on the balance sheet. The fair value for outstanding contracts was nil at December 31, 2003 and $12,000 at December 31, 2002.

Commitments to Extend Credit, Commitments to Purchase Loans, Securities Sold But Not Owned, and Options on Interest Rate Futures

      The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values for securities sold but not owned and options on interest rate futures are based on quoted market prices or dealer quotes. The fair value of commitments to extend credit and commitments to purchase loans cannot be readily determined. There were no put or call options at December 31, 2003 or December 31, 2002.

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Parent Company

      Condensed unconsolidated financial information of UCBH Holdings, Inc. is presented below.

CONDENSED BALANCE SHEET

(Dollars in Thousands)

	December 31,

	2003	2002

ASSETS
Cash and due from banks	$5,021	$15,913
Investment in subsidiaries	520,024	390,924
Other assets	28,164	14,104

Total assets	$553,209	$420,941

LIABILITIES
Accrued interest payable	$980	$1,224
Other liabilities	1,763	1,350
Junior subordinated debentures, payable to subsidiary trusts	136,000	136,000

Total liabilities	138,743	138,574

STOCKHOLDERS’ EQUITY
Common stock	450	210
Additional paid-in capital	208,990	124,440
Subsidiary’s accumulated other comprehensive (loss) income	(3,245)	9,053
Retained earnings	208,271	148,664

Total stockholders’ equity	414,466	282,367

Total liabilities and stockholders’ equity	$553,209	$420,941

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.     Parent Company — (Continued)

CONDENSED STATEMENT OF INCOME

(Dollars in Thousands)

	For the Years Ended December 31,

	2003	2002	2001

INCOME
Interest income on investment securities	$—	$2	$56
Dividends from subsidiary	—	2,000	800

Total income	—	2,002	856

EXPENSE
Interest expense on junior subordinated debentures	7,924	4,663	2,845
Miscellaneous expense	3,712	3,275	2,562

Total expense	11,636	7,938	5,407

Income (loss) before taxes and equity in undistributed net income of subsidiary	(11,636)	(5,936)	(4,551)
Income tax benefit	4,742	3,187	2,135
Equity in undistributed net income of subsidiary	71,532	41,677	32,904

Net income	$64,638	$38,928	$30,488

UCBH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.     Parent Company — (Continued)

CONDENSED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

	For the Years Ended December 31,

	2003	2002	2001

OPERATING ACTIVITIES
Net income	$64,638	$38,928	$30,488
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed net income of subsidiary	(71,532)	(41,676)	(32,904)
(Increase) decrease in other assets	(1,771)	(8,105)	164
(Decrease) increase in accrued interest payable	(244)	723	31
Increase in other liabilities	8,317	3,419	1,823

Net cash used for operating activities	(592)	(6,711)	(398)

INVESTING ACTIVITIES
Capital contribution to subsidiary	(11,000)	(131,250)	(5,000)

Net cash used in investing activities	(11,000)	(131,250)	(5,000)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	5,432	54,434	4,674
Proceeds from issuance of junior subordinated debentures, payable to subsidiary trust	—	100,000	6,000
Payment of cash dividend on common stock	(4,732)	(3,715)	(2,661)

Net cash provided by financing activities	700	150,719	8,013

Net (decrease) increase in cash and cash equivalents	(10,892)	12,758	2,615
Cash and cash equivalents beginning of year	15,913	3,155	540

Cash and cash equivalents end of year	$5,021	$15,913	$3,155

UNAUDITED SUPPLEMENTAL INFORMATION

UCBH Holdings, Inc.

     Quarterly Condensed Consolidated Financial Information

	2003 Quarters				2002 Quarters

	Fourth	Third	Second	First	Fourth	Third	Second	First

	(Dollars in Thousands, Except Earnings Per Share)
Interest income	$68,419	$66,299	$62,762	$62,782	$59,425	$49,930	$48,440	$47,382
Interest expense	21,873	23,227	23,131	23,483	23,631	18,409	18,581	19,610

Net interest income	46,546	43,072	39,631	39,299	35,794	31,521	29,859	27,772

Provision for credit losses	3,323	2,820	2,834	990	3,157	2,742	2,887	887
Noninterest income	6,880	6,531	6,080	3,712	3,594	2,594	4,037	1,919
Noninterest expense	22,713	19,783	17,912	19,800	16,284	19,802	14,522	13,743

Income before income taxes	27,390	27,000	24,965	22,221	19,947	11,571	16,487	15,061
Income tax expense	8,876	10,232	9,537	8,293	7,243	4,243	6,659	5,993

Net income	$18,514	$16,768	$15,428	$13,928	$12,704	$7,328	$9,828	$9,068

Net income per common share
Basic net income(1)	$0.41	$0.37	$0.36	$0.33	$0.31	$0.19	$0.25	$0.23
Diluted net income(1)	0.39	0.36	0.35	0.32	0.29	0.18	0.24	0.22

(1)	Effective April 8, 2003, the Company completed a two-for-one stock split. Accordingly, for quarters ended March 31, 2003 through December 31, 2002, basic earnings per share and diluted earnings per share have been restated to reflect the effect of the stock split.