Form 10-K, Exhibit 13
period 2004-12-31
UCBH HOLDINGS INC
filed 2005-03-17
CIK 1061580

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

	At December 31,

	2004	2003	2002	2001	2000

	(Dollars in Thousands)
Financial Condition and Other Data:
Total assets	$6,315,681	$5,587,927	$4,853,636	$2,932,043	$2,502,119
Total loans held in portfolio, net	3,994,269	3,713,255	2,978,945	2,229,753	1,902,921
Securities(1)	1,494,342	1,505,782	1,581,381	593,393	487,240
Deposits	5,215,862	4,483,521	4,006,813	2,466,152	2,064,019
Subordinated debentures	136,000	136,000	136,000	36,000	30,000
Borrowings	407,262	505,542	353,374	238,000	260,558
Stockholders’ equity(2)	484,012	414,466	282,367	174,124	133,645
Nonperforming assets	12,574	5,857	4,654	991	2,631
Ratio of equity to assets	7.66%	7.42%	5.82%	5.94%	5.34%

	For the Years Ended December 31,

	2004	2003	2002	2001	2000

	(Dollars in Thousands, Except Per Share Information)
Operating Data:
Interest income	$300,064	$260,262	$205,178	$202,787	$186,688
Interest expense	92,583	91,714	80,232	104,330	103,704

Net interest income	207,481	168,548	124,946	98,457	82,984
Provision for loan losses	4,201	9,967	9,673	5,620	9,765

Net interest income after provision for loan losses	203,280	158,581	115,273	92,837	73,219
Noninterest income	30,877	23,203	12,142	6,905	4,751
Noninterest expense(3)	99,153	80,208	64,349	49,296	40,099

Income before taxes	135,004	101,576	63,066	50,446	37,871
Income tax expense	49,401	36,938	24,138	19,958	13,743

Net income	$85,603	$64,638	$38,928	$30,488	$24,128

Operating Ratios and Other Data:
Return on average assets	1.44%	1.26%	1.14%	1.12%	1.02%
Return on average equity	18.92	18.84	18.42	19.58	20.12
Interest rate spread(4)	3.42	3.21	3.46	3.30	3.24
Net interest margin(4)	3.63	3.41	3.73	3.69	3.59
Efficiency ratio(5)	41.60	41.83	46.94	46.79	45.70
Noninterest expense to average assets	1.67	1.56	1.88	1.82	1.70
Average equity to average assets	7.62	6.66	6.18	5.74	4.90
Dividend payout ratio(6)	8.89	8.51	10.64	10.39	8.06
Asset Quality Data:
Nonperforming assets to total assets	0.20%	0.10%	0.10%	0.03%	0.11%
Nonperforming loans to total loans held in portfolio	0.31	0.16	0.15	0.04	0.13
Allowance for loan losses to total loans held in portfolio	1.39	1.54	1.61	1.53	1.50
Net charge-offs to average gross loans(8)	0.11	0.06	0.23	0.00	0.02
Bank Regulatory Capital Ratios:
Tier I risk-based capital	11.42%	10.92%	10.26%	9.65%	9.71%
Total risk-based capital	12.67	12.18	11.52	10.91	10.97
Leverage ratio (Tier I capital to total average assets)	8.49	7.86	7.57	7.26	6.95
Per Share Data:
Basic earnings per share(2)(7)	$1.89	$1.48	$0.98	$0.80	$0.65
Diluted earnings per share(2)(7)	1.80	1.41	0.94	0.77	0.62
Dividends declared per share(7)	0.16	0.12	0.10	0.08	0.05

(1)	Includes available-for-sale securities and held-to-maturity securities.
(2)	In conjunction with the acquisitions of First Continental Bank in July 2003 and Bank of Canton of California in October 2002, the Company issued 2.3 million and 2.7 million shares of common stock, respectively.
(3)	Includes $6.75 million of expense representing litigation settlement in 2002.
(4)	Calculated on a nontax equivalent basis.
(5)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.
(6)	Dividends declared per share as a percentage of diluted earnings per share.
(7)	The Company completed a two-for-one stock split in each of the years 2001 and 2003. Accordingly, for the years ended December 31, 1999, 2000, 2001 and 2002, basic earnings per share, diluted earnings per share and dividends per share have been restated to reflect the effect of the stock split.
(8)	Average gross loans include loans held for sale.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This report on Form 10-K may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others:

•	economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate;

•	deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank;

•	market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests;

•	competition from other financial institutions, whether banks, investment banks, insurance companies or others;

•	the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully;

•	changes in business strategies;

•	changes in tax law and governmental regulation of financial institutions;

•	demographic changes; and

•	other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”).

      The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements.

      The following discussion and analysis is intended to assist in an understanding of the significant factors that influence our financial condition at December 31, 2004, as compared to December 31, 2003. It also analyzes our results of operations for the year ended December 31, 2004, as compared to the year ended December 31, 2003, and for the year ended December 31, 2003, as compared to the year ended December 31, 2002. You should read the discussion and analysis together with our financial statements and corresponding notes included in this Annual Report.

SUMMARY RESULTS

      UCBH Holdings, Inc. (“we”, “our”, and “Company”), operating through its principal subsidiary, United Commercial Bank (“Bank”), earned $85.6 million for the year ended December 31, 2004, compared to $64.6 million for the year ended December 31, 2003, an increase of $21.0 million, or 32.4%. For the year ended December 31, 2003, net income increased $25.7 million or 66.0%, as compared to net income of $38.9 million for the year ended December 31, 2002. Diluted earnings per share for the 2004 year was $1.80, compared to $1.41 for the 2003 year and $0.94 for the year 2002.

      Our revenues for the year ended December 31, 2004, consist of approximately 87% net interest income, which represents the difference between interest income and interest expense, and 13% noninterest income. We generate interest income primarily on the loans and securities that we hold in our portfolios. Interest expense results from the interest that we pay customers on their deposits and debt holders on our borrowings.

      Noninterest income results primarily from commercial banking fees, charges on deposit accounts; and gains on sales of multifamily loans, U.S. Small Business Administration (“SBA”) loans and securities.

      As a result of the increased earnings of the organization, our return on average assets (“ROA”) increased to 1.44% for the year ended December 31, 2004, compared with 1.26% and 1.14%, for corresponding periods of 2003 and 2002, respectively. Our return on average equity (“ROE”) was 18.92% for the year ended December 31, 2004, compared to 18.84% and 18.42%, for the corresponding periods in 2003 and 2002, respectively.

      Our efficiency ratio, which represents the ratio of total noninterest expense to the sum of net interest income and noninterest income, was comparable at 41.60% and 41.83% for the years ended December 31, 2004 and 2003, respectively. The decrease in the efficiency ratio from 46.94% for the year ended December 31, 2002, to 41.83% in 2003 was a result of a one-time $6.75 million pretax charge for the settlement of a litigation. Prior to the one-time charge, the efficiency ratio in 2002 was 42.02%.

      Compared to the year ended December 31, 2003, our interest income increased by $39.8 million to $300.1 million for the year ended December 31, 2004, or 15.3%, respectively, as a result of a $776.8 million increase in our average interest-earning assets primarily due to loan production. Our average loans outstanding were $4.08 billion for the year ended December 31, 2004, compared with $3.38 billion for the same period in 2003.

      Our interest income increased $55.1 million, or 26.8%, from the year ended December 31, 2003, compared to the corresponding period in 2002. The increase was primarily due to a $1.59 billion increase in the average balance of interest-earning assets resulting from organic growth and the acquisition of FCB in July 2003.

      As a financial institution, we are sensitive to fluctuations in market interest rates. As a result of the decreases in market interest rates during the year of 2004, the yields on our loans and deposits have been decreasing. Since the rate of the decrease on loan yields was less than the rate of the decrease on the cost of our deposits, our net interest margin, on a non-tax equivalent basis, improved from 3.41% to 3.63% for the 2004 year when compared with the 2003 year.

      The decrease in net interest margin from 3.73% for the year ended December 31, 2002 to 3.41% for the year ended December 31, 2003 reflects the acquisition of the Bank of Canton of California (“BCC”) in October 2002. When acquired, BCC had a high securities concentration and high CD concentration and, accordingly, a net interest margin of only 2.23%. The lower BCC net interest margin resulted in a decrease of UCBH’s net interest margin from 4.02% preceding the acquisition to 3.48% in the first full quarter following the acquisition.

      The loan loss provision for the year ended December 31, 2004, was $4.2 million, compared with a provision of $10.0 million for the year ended December 31, 2003. The allowance for loan losses was $56.5 million and $58.1 million at December 31, 2004 and 2003, respectively. The reduction in the allowance for loan losses, and the related provision for loan losses reflects the following:

(a)	the Bank’s continued quarterly process of re-evaluating its loss factors in light of its own historical loss experience, loan delinquency and classification, and economic outlook and other data. In conjunction with this evaluation, the loan loss factors for the commercial real estate portfolio were reduced as a result of the Company expanding the review process of the commercial real estate credits. In doing so, the Company determined that the inherent volatility risk in the portfolio was decreased due to stronger identification, administration and action plan implementation on credits in the commercial real estate portfolio. The loan loss factor on the aggregate consumer portfolio was also reduced, reflecting the significantly lower credit card portfolio which has higher inherent risk than other components of the consumer portfolio;

(b)	the reclassification of $326.0 million of loans held for sale during the year for which the related allowance was required to be reversed;

(c)	the sale of $362.4 million of multifamily loans during the year; and

(d)	the upgrade of certain classified loans due to sustained credit performance.

      The foregoing four factors, primarily occurring in the fourth quarter 2004, resulted in a negative loan loss provision of $626,000 in the fourth quarter of 2004.

      The decrease in the allowance for loan losses as a result of the factors discussed above was partially offset by an increase resulting from higher loan originations during the year and an increase in the overall nonperforming loans.

      Our provision for loan losses of $10.0 million for the year ended December 31, 2003 was comparable to our provision of $9.7 million for the year ended December 31, 2002.

      Noninterest income increased by 33.1% to $30.9 million in 2004, compared with noninterest income of $23.2 million in 2003. This increase was primarily driven by increases in commercial banking fees and gains on sales of loans. During 2004, commercial banking fees increased primarily due to increases in trade finance activity. During 2004, the Bank also sold $362.4 million of multifamily loans for a gain of $7.7 million. There were no multifamily loan sales in 2003. The Bank plans to originate multifamily loans for sale. These loans will be classified as loans held for sale and are presented separately on the consolidated balance sheets.

      Our noninterest expenses increased 23.6% to $99.2 million for the year ended December 31, 2004, compared with $80.2 million in 2003. The increase resulted primarily from an increase in personnel expenses, occupancy expenses, and professional fees and contracted services. In 2004, personnel expenses increased to $50.9 million from $42.3 million in 2003, as a result of additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of the California branches and the expansion of the Bank’s infrastructure to support a larger and growing organization. Occupancy expenses increased to $10.2 million from $5.9 million in 2003, as a result of the opening of three branches in California and a branch in New York as well as the relocation of the San Francisco headquarters and the expansion of the Hong Kong branch. Also, 2004 occupancy expenses reflect a full year of occupancy expenses of the new branches opened in the latter part of 2003. Professional fees and contracted services increased by 29.2% to $7.5 million from $5.8 million in 2003, primarily as a result of professional fees, primarily accounting, associated with the Sarbanes-Oxley Act implementation.

      Our noninterest expenses increased 24.6% to $80.2 million for the year ended December 31, 2003, from $64.3 million for the corresponding period of 2002, primarily as a result of increases in personnel cost and reflected our acquisition of BCC in October 2002.

TREND ANALYSIS

      Although we have operated in California since 1974, we operated as a thrift until 1998. In 1998, we changed our charter to that of a commercial bank and began operating as a commercial bank. Presented below are charts reflecting our growth trends since becoming a commercial bank.

      Following are graphs reflecting our total balance sheet, loan and deposit growth since 1998 as of the end of the specified periods:

Total Assets

($ Millions)

Total Loans Held in Portfolio

($ Millions)

Total Deposits

($ Millions)

Core Deposits

($ Millions)

      We have grown our balance sheet at a compounded rate of 19.7% since 1998. In 2002, we acquired BCC, with assets of $1.55 billion, which accounts for the substantial increase in the assets that year. Similarly, in 2003, we acquired First Continental Bank (“FCB”) with assets of $356.7 million. Without these acquisitions, we would have grown our balance sheet at a compounded annualized rate of 12.5% since 1998. In the future, our goal is to grow our balance sheet organically in a range of 14% to 17% per annum without acquisitions.

      Our loan portfolio has grown at a compounded rate of 18.1% since 1998. Without the acquisitions of BCC and FCB, the growth rate would have been 14.1%, compounded annually. Our ongoing goal is to increase our loan portfolio by a range of 17% to 22% annually.

      Our deposits have grown at a compounded rate of 21.3% since 1998. Without the acquisitions of BCC and FCB, the growth rate would have been 14.3%, compounded annually. Our core deposits have grown at a rate of 35.2% since becoming a commercial bank. Without the acquisitions of BCC and FCB, the growth rate would have been 31.0%, compounded annually.

      Following is a table reflecting our asset quality since becoming a commercial bank as of the end of the specified periods:

	1998	1999	2000	2001	2002	2003	2004

Charge-offs as a % of average loans	0.05%	0.07%	0.02%	0.00%	0.23%	0.06%	0.11%
Loan delinquency ratio (30 days +)	0.78%	1.12%	0.75%	0.64%	0.88%	0.87%	0.90%
Ratio of nonperforming loans to total loans held in portfolio	0.41%	0.27%	0.13%	0.04%	0.15%	0.16%	0.31%
Ratio of nonperforming loans to total assets	0.32%	0.23%	0.11%	0.03%	0.10%	0.10%	0.20%

      We have maintained a good credit quality by adhering to our conservative credit underwriting criteria. The 2004 higher ratios of nonperforming loans to total loans and nonperforming loans to total assets is primarily due to four nonperforming commercial real estate loans totaling $8.1 million, and our nonperforming construction loans of $4.4 million.

      The chart below presents selected operating metrics of the Company since becoming a commercial bank:

	For the Years Ended December 31,

	1998	1999	2000	2001	2002	2003	2004

Return on average assets	0.60%	0.87%	1.02%	1.12%	1.14%	1.26%	1.44%
Return on average equity	12.52%	18.00%	20.12%	19.58%	18.42%	18.84%	18.92%
Efficiency ratio(1)	60.32%	49.74%	45.70%	46.79%	46.94%	41.83%	41.60%
Net interest margin(2)	2.98%	3.34%	3.62%	3.73%	3.79%	3.49%	3.72%

(1)	Efficiency ratio represents total noninterest expense divided by the sum of net interest income and total noninterest income.

(2)	Net interest margin represents net interest income divided by average interest-earning assets and calculated on a tax equivalent basis.

     Our net interest margin improvement results from continuing balance sheet restructuring, as we reduce the concentration in low yielding loans and increase core deposits. ROA has increased accordingly. When we acquired BCC, we blended our 4.02% margin with their 2.23% margin. BCC had a heavy concentration of low interest yielding securities and high interest costing certificates of deposit, which caused compression in the margin. Through restructuring the BCC assets and deposits, we have improved our margin since the acquisition in 2002.

Capital

      We have increased our capital since 1998 through the retention of earnings and the issuance of new stock in conjunction with acquisitions. The charts below present our capital level and Tier I and Total risk-based capital ratios since 1998. As of December 31, 2004, the Bank met the “well capitalized” requirements under these guidelines.

Stockholders’ Equity

($ Thousands)

Tier I Leverage Ratio

(Bank Level)

Total Risk-Based Ratio

(Bank Level)

      We have declared dividends since 2000 and plan to continue dividend payments for the next year. The chart below presents our dividend payments restated to reflect the effect of the two-for-one stock splits of the April 8, 2003, and April 11, 2001, on a per share basis and in total since 1998.

Dividends Declared Per Share

Corporate Developments

      The Bank continues to expand its branch presence in key target markets during 2004. In June 2004, the Bank opened two new branches, one in Foster City, California and one in Torrance, California. In August 2004, the Bank opened a new branch in Westminster, California. In the fourth quarter of 2004, the Bank opened the Van Nuys branch in California and the Bowery branch in New York.

      During the first quarter of 2004, the Company’s wholly owned subsidiary UCB Investment Services, Inc. (“UCBIS”) commenced business. UCBIS is a registered broker-dealer with the SEC and a member of the NASD and Securities Investor Protection Corporation (“SIPC”). UCBIS acts as an introducing broker in the sales of mutual funds, listed and over-the-counter equity securities, and corporate, municipal, and U.S. government debt. UCBIS also sells fixed and variable annuities and covered options to its customers. UCBIS is registered with the Municipal Securities Rulemaking Board (“MSRB”). UCBIS does not have custody or possession of customer funds or securities. Customer accounts are carried on a fully-disclosed basis at UCBIS’ clearing firm National Financial Services, LLC.

Impact of Critical Accounting Policies

      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and follow general industry practices. The most significant accounting policies followed by the Company are presented in Note 1 to the Consolidated Financial Statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion and analysis, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. The critical accounting policies include estimation techniques and judgments that are based on the relevant variables and the Company’s assumptions.

      A number of critical accounting policies are used in the preparation of the Consolidated Financial Statements, which this discussion accompanies.

      The Use of Estimates. The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make certain estimates and assumptions which affect the amounts of reported assets and liabilities as well as contingent assets and liabilities as of the date of these financial statements.

These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period(s). The Company has established detailed policies and control procedures that are intended to ensure that valuation methods are well controlled and applied consistently from period to period unless actual results indicate a change in estimate is required.

      Allowance for Loan Losses. The allowance for loan losses represents a reserve for probable credit losses inherent in the commercial and consumer loan portfolios at the balance sheet date. The methodology for calculating the allowance involves evaluation of the Company’s historical losses and management judgment of inherent losses in these portfolios, as well as an evaluation of impaired loans.

      The Company uses a risk grading system to determine the credit quality of its loans. Loans are reviewed to determine the obligor’s ability to fulfill its financial obligations to the Company. The loss factors are applied to particular loan segments according to the severity of classification or grade. Management believes the current risk grades assigned to loans are appropriate.

      Whenever possible, the Company uses its own historical loss experience or independent verifiable data to estimate the loss factors. Additionally, management evaluates the inherent risks in the respective loan segment in determining the appropriate loss factor. The application of these loss factors establishes the amount of the allowance for credit losses applicable to the particular segments. Management’s judgment is also applied when considering uncertainties based on current macroeconomic conditions affecting the Company’s existing portfolios.

      Furthermore, each impaired loan is evaluated individually. The evaluation includes an assessment of the account’s collateral, marketability or other sources of repayment to establish an appropriate reserve.

      The Company has and will continue to refine its allowance methodology as it improves its processes and gathers additional data on customers. During the fourth quarter of 2004, the Company reduced the loan loss factors on the commercial real estate portfolio as a result of the Company expanding the review process of commercial real estate credits. In doing so, the Company determined that the inherent volatility risk in the portfolio was decreased due to stronger identification, administration and action plan implementation on credits in the commercial real estate portfolio. Additionally, the loan loss factor on consumer credits, in aggregate, was reduced, reflecting the significantly lower credit card portfolio which has higher inherent risk than other components of the consumer portfolio. Included in other liabilities is approximately $3.9 million related to loan loss allowance for unfunded loan commitments. The comparable figure for 2003 is $2.7 million.

      Excluding unfunded commitments, the Company’s Allowance for Loan Loss was $56.5 million, or 1.39% of loans compared to $58.1 million, or 1.54% of loans at 2003. In management’s judgment, the estimate for allowance for loan losses is adequate.

      Fair Value of Certain Assets. Certain assets of the Company are recorded at fair value. In some cases, the fair value used is an estimate. Included among these assets are securities that are classified as available for sale, goodwill and other intangible assets, other real estate owned and impaired loans. These estimates may change from period to period as they are affected by changes in interest rates and other market conditions. Losses not anticipated or greater than anticipated could result if the Company sold one of these assets, subsequently discovering that its estimate of fair value had been too high. Gains not anticipated or greater than anticipated could result if the Company were to sell one of these assets, subsequently discovering that its estimate of fair value had been too low. The Company arrives at estimates of fair value as follows:

      Available-for-Sale Securities: The fair values of most securities classified as available for sale are based on quoted market prices. If quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments. Declines in fair value deemed other-than-temporary that would result in a write-down of a security, if any, are reported in noninterest expense.

      Goodwill and Other Intangible Assets: The Company establishes goodwill and other intangible assets including core deposit intangibles and capitalized servicing rights by estimating fair value of assets and liabilities acquired using various valuation approaches, such as market value, replacement costs and estimated cash flows for future periods. Additionally, the Company must assess goodwill each year and other intangible assets each quarter for impairment. This assessment involves reviewing or revising estimated cash flows for future periods. If the future cash flows are materially less than the estimates, the Company would be required to take a charge against earnings to write down the asset to the lower fair value.

      Mortgage servicing rights result from the sale of multifamily loans and SBA loans with the servicing rights retained, and the securitization and retention of one to four single-family and multifamily loans with the servicing rights retained. The market value for servicing is based upon the coupon rates, maturity, and prepayment rates experienced for the mortgages being serviced. The value of mortgage servicing rights is based on various assumptions including prepayment speeds and discount rates. See Note 4 to the Consolidated Financial Statements for further discussion.

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

      Alternative Methods of Accounting. The accounting and reporting policies of the Company are in accordance with GAAP and conform to practices within the banking industry.

      When the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, in 1996, it elected to continue to use the method of accounting for stock options which did not recognize compensation expense at the time options were granted. As required by SFAS No. 123, pro forma amounts of compensation expense and the pro forma effect on net income and earnings per share are disclosed each year as if the Company had instead elected to use the accounting method that recognizes compensation expense. The Company adopted SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure”, during 2003. The pro forma amounts of compensation expense and the pro forma effect on net income and earnings per share are disclosed in Note 1 to the Consolidated Financial Statements using the Black-Scholes model for pricing options. Had the Company elected to adopt the SFAS No. 123 fair value based method of accounting instead of pro forma disclosure, additional compensation expense, as disclosed in Note 16 to the Consolidated Financial Statements, would have been recognized.

Recent Accounting Pronouncements

      Note 2 to the Consolidated Financial Statements discusses new accounting policies adopted by the Company during 2004 and the expected impact of accounting policies issued or proposed, but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects the Company’s financial statements, the impacts are discussed in the applicable sections of this financial review and Notes to the Consolidated Financial Statements.

      In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. EITF Issue No. 03-1 clarifies the investment impairment methodology for debt and equity securities within the scope of SFAS No. 115, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, and SFAS No. 124, “Accounting for Certain Investments Held by Not-For-Profit Organizations”, and for equity securities that are not subject to the scope of SFAS No. 115 and not accounted for under the equity method under APB Opinion No. 18 and related interpretations (hereinafter referred to as “cost method investments”).

      Certain disclosure requirements regarding investments accounted for under SFAS No. 115 and SFAS No. 124 are effective for annual financial statements for fiscal years ending after December 31, 2003.

These currently effective disclosure requirements have been adopted by the Company and did not have a material impact on the financial condition or operating results of the Company. Additional disclosure requirements regarding cost method investments are effective for annual periods ending after June 15, 2004. The Company does not anticipate the adoption of these disclosure requirements to have a material impact on the financial condition or operating results of the Company.

      In September 2004, the FASB issued a final FASB Staff Position (“FSP”), FSP EITF 03-1-1, delaying the effective date of the measurement and recognition guidance indefinitely. Excluding the deferred guidance, the adoption of EITF No. 03-01 did not have a material impact on the financial condition or operating results of the Company.

      On December 16, 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method as prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and requires that such transactions be accounted for using a fair value–based method. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123R is effective for the interim and annual periods beginning after June 15, 2005.

      SFAS No. 123R may be adopted using one of two methods: (1) A “modified perspective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. (2) A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The adoption of SFAS No. 123R may have a material impact on the Company’s financial position and results of operations.

Results of Operations

      General. Our main source of income is net interest income, which is the difference between our interest income (generally interest paid to us by borrowers and paid on our investments) and our interest expense (generally the interest we paid to depositors as well as interest we paid on borrowings, such as loans from the Federal Home Loan Bank). Changes in the average amount of interest-earning assets we hold (generally loans and investments) as well as in interest-bearing liabilities we incur (generally deposits and other borrowings) during a period affect the amount of net interest income we earn. Changes in the interest rates earned on loans and securities and paid on deposits and other borrowings also affect our net interest income.

      Our results of operations in 2004 were affected by our 2003 acquisition of First Continental Bank (“FCB”). The impact of this event is described in more detail below.

      We also earn noninterest income, which is generally made up of commercial banking fees and other fees paid by our customers, and gains on sales of loans and securities. In addition to interest expense, our income is impacted by noninterest expenses (primarily our personnel, occupancy and professional fees), and our provision for loan losses. Other factors beyond our control, such as economic and business conditions, competition from other financial institutions, market fluctuations, changes in tax law and government regulation of financial institutions may also significantly affect our results of operations.

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

      The Bank originates commercial real estate loans for primary users, as well as for investors. The Bank also originates multifamily mortgages, which are typically secured by five- to 50-unit residential buildings, within its primary market areas. Loans secured by residential buildings in excess of 50 units are underwritten pursuant to the Bank’s underwriting standards for commercial nonresidential real estate loans. Both types of commercial real estate loans are generally adjustable-rate or fixed-rate for an initial period of time and then become adjustable-rate loans. Multifamily mortgages are generally amortized over 30 years and have balloon payments between 15 to 25 years. Commercial nonresidential real estate loans are generally amortized over 25 years and have balloon payments between seven to ten years.

      Construction loans are originated primarily for the construction of entry-level and first-time move-up housing within California or mixed-use properties. The Bank focuses on mid-tier builders. Construction loans are generally prime based, are generally written for a one-year term and may have up to a one-year renewal option.

      The Bank provides commercial business loans to customers for working capital purposes for accounts receivable and inventory, as well as loans to finance equipment. In addition, the Bank offers small business loans, for which 75% of the principal balance is generally guaranteed by the U.S. Small Business Administration.

      The Bank originates fixed-rate and adjustable-rate residential mortgage (one to four family) loans within its primary market area. These loans are originated through its retail branches. Such mortgage loans are originated primarily for owner-occupants. In addition to these residential mortgage loans, the Bank offers home equity loans.

      The Bank originates home equity lines of credit secured by residential real estate. These lines generally consist of floating rate loans tied to the prime rate.

Operating Data and Ratios

      Following is a table of selected operating metrics for the years ended December 31, 2004 and 2003 (dollars in thousands):

	For the Years Ended
	December 31,		Increase (Decrease)

	2004	2003	$/Basis Points		%

Net income	$85,603	$64,638	$20,695		32.43%
Diluted earnings per share	$1.80	$1.41	$0.39		27.66%
Return on average assets	1.44%	1.26%	18	bp	14.29%
Return on average equity	18.92%	18.84%	8	bp	0.42%
Efficiency ratio	41.60%	41.83%	(23	)bp	(0.55)%

      The consolidated net income of the Company during the year ended December 31, 2004, increased by $21.0 million, or 32.4%, to $85.6 million, compared to $64.6 million for the preceding year, primarily as a result of the increase in interest-earning assets.

      The ROA and the ROE for the year ended December 31, 2004, improved primarily due to higher net interest income. The slight decrease in the efficiency ratio from December 31, 2004 compared to December 31, 2003 was primarily due to higher interest income and a $7.7 million gain in multifamily loan sales.

      Following is a table of selected operating metrics for the years ended December 31, 2003 and 2002 (dollars in thousands):

	For the Years Ended
	December 31,		Increase (Decrease)

	2003	2002	$/Basis Points		%

Net income	$64,638	$38,928	$25,710		66.05%
Diluted earnings per share	$1.41	$0.94	$0.47		50.00%
Return on average assets	1.26%	1.14%	12	bp	10.53%
Return on average equity	18.84%	18.42%	42	bp	2.28%
Efficiency ratio	41.83%	46.94%	(511	)bp	(10.89)%

      The consolidated net income of the Company during the year ended December 31, 2003, increased by $25.7 million, or 66.1%, to $64.6 million, compared to $38.9 million for the preceding year, primarily as a result of the increase in interest-earning assets.

      The ROA and the ROE for the year ended December 31, 2003, improved primarily due to higher net interest income.

      The 511 basis point reduction in the efficiency ratio resulted from a one-time $6.75 million pretax charge for the settlement of a litigation and a one-time $350,000 tax benefit resulting from a California tax law change. Prior to the one-time charge and tax benefit, the efficiency ratio in 2002 was 42.02%.

Net Interest Income and Net Interest Margin

      Following is a table of selected ratios that reflect the dynamics of the net interest income for the Company for the years ended December 31, 2004 and 2003 (dollars in thousands):

	For the Years Ended
	December 31,		Increase (Decrease)

	2004	2003	$/Basis Points		%

Net interest income before provision for loan losses	$207,481	$168,548	$38,933		23.10%
Net interest margin(1)	3.72%	3.49%	23	bp	6.59%
Average yield on loans(2)	5.55%	5.67%	(12	)bp	(2.12)%
Average yield on securities	4.54%	4.41%	13	bp	2.95%
Average cost of deposits	1.39%	1.61%	(22	)bp	(13.66)%
Average cost of borrowings	3.63%	4.32%	(69	)bp	(15.97)%

(1)	Calculated on a tax equivalent basis.
(2)	Includes loans held for sale.

     Net interest income before provision for loan losses increased $38.9 million for the year ended December 31, 2004 compared to the prior year. The increase in net interest income reflects the growth in interest-earning assets, primarily in the Company’s loan portfolio, coupled with a 23 basis point improvement in the net interest margin. The average cost of deposits decreased 22 basis points from 2003 to 2004. This savings was partially offset by a 12 basis point decrease in average loan yields from 2003 to 2004. The decreases in loan yields and the deposit cost reflect the decline in the overall market interest rate environment from the prior year. The decrease in loan yields reflects repricing of adjustable-rate loans resulting from reductions in market interest rate indices, as well as the impact of accelerated prepayments on higher-yielding loans due to the low market interest rates.

      The average yield on securities increased 13 basis points in the year ended December 31, 2004, from the year ended December 31, 2003. Premium as a percentage of the outstanding balance on the securities portfolio declined substantially between December 31, 2003, and December 31, 2004. In the second quarter of 2003, the Company began to sell premium securities and replace them with bonds that were discounted or close to par. This restructuring of the securities portfolio was completed in the second quarter of 2004. Additionally, in the third quarter of 2003, amortization of the premium increased as a result of accelerated prepayments caused by the sharp decline in the general level of market interest rates. The effect of these factors was partially offset by the higher average yield on securities in the first quarter of 2003 compared with the same period in 2004, reflecting the decline in market interest rates subsequent to the first quarter of 2003.

      The net interest margin, calculated on a tax equivalent basis, was 3.72% for the year ended December 31, 2004, as compared to 3.49% for the prior year. Certain interest-earning assets of the Company qualify for state or federal tax exemptions or credits. The net interest margin, calculated on a tax equivalent basis, considers the tax benefit derived from these assets. The increase in the net interest margin reflects the favorable impact of increasing loans while decreasing the cost of deposits.

      Following is a table of selected ratios that reflects the dynamics of the net interest income for the Company for the years ended December 31, 2003 and 2002 (dollars in thousands):

	For the Years Ended		Increase (Decrease)
	December 31,
			$/Basis
	2003	2002	Points		%

Net interest income before provision for loan losses	$168,548	$124,946	$43,602		34.90%
Net interest margin(1)	3.49%	3.79%	(30	) bp	(7.92)%
Average yield on loans(2)	5.67%	6.43%	(76	) bp	(11.82)%
Average yield on securities	4.41%	5.38%	(97	) bp	(18.03)%
Average cost of deposits	1.61%	2.16%	(55	) bp	(25.46)%
Average cost of borrowings	4.32%	5.17%	(85	) bp	(16.44)%

(1)	Calculated on a tax equivalent basis.

(2)	Includes loans held for sale.

     Our net interest margin, calculated on a fully tax equivalent basis, declined to 3.49% for 2003 from 3.79% for 2002. Also, our net interest margin, calculated on a nontax equivalent basis, declined to 3.41% for 2003 from 3.73% for 2002. The main driver of the dip in margin was the blending of BCC’s 2.23% margin with UCB’s 4.02% margin as of the last reported date prior to the acquisition. The BCC margin was low due to its high securities concentration and due to a high certificate of deposit concentration in the deposit portfolio. Our net interest income for 2003 was $168.5 million, an increase of $43.6 million, or 34.9%, from our net interest income of $124.9 million for 2002, primarily as a result of the following factors:

•	We increased the average balance of loans from $2.44 billion in 2002 to $3.38 billion in 2003.

•	We increased our average balance of securities from $893.2 million in 2002 to $1.55 billion in 2003.

•	We reduced our average cost of deposits from 2.16% in 2002 to 1.61% in 2003.

•	Partially offsetting the reduction in the deposit cost was a decrease in the average yield on securities from 5.38% in 2002 to 4.41% in 2003, and a decrease in the average yield on loans from 6.43% in 2002 to 5.67% in 2003.

      The following is a table reflecting selected average balances of the Company’s assets and liabilities for the years ended December 31, 2004 and 2003 (dollars in thousands):

	For the Years Ended
	December 31,		Increase

	2004	2003	$	%

Average interest-earning assets	$5,717,609	$4,940,788	$776,821	15.72%
Average interest-bearing liabilities	5,055,731	4,449,868	605,863	13.62%
Average loans outstanding, including loans held for sale	4,077,799	3,380,121	697,678	20.64%
Average securities outstanding	1,609,040	1,550,841	58,199	3.75%
Average outstanding deposits	4,822,523	4,261,201	561,322	13.17%
Average outstanding borrowings	471,477	348,973	122,504	35.10%

      The following table presents the composition of the Bank’s average loan portfolio, including loans held for sale, at the dates indicated (dollars in thousands):

	For the Years Ended
	December 31,		Increase

	2004	2003	$	%

Average commercial loans	$3,673,831	$3,018,639	$655,192	21.70%
Average consumer loans	403,968	361,482	42,486	11.75%

Average gross loans	$4,077,799	$3,380,121	$697,678	20.64%

      The following table presents components of the Bank’s average outstanding deposits at the dates indicated (dollars in thousands):

	For the Years Ended
	December 31,		Increase

	2004	2003	$	%

Average noninterest-bearing deposits	$374,269	$296,306	$77,963	26.31%
Average interest-bearing deposits	4,448,254	3,964,893	483,361	12.19%

Total average outstanding deposits	$4,822,523	$4,261,199	$561,324	13.17%

      The increase of $776.8 million on average interest-earning assets for the year ended December 31, 2004, resulted primarily from organic commercial loan growth. Average outstanding loans increased by $697.7 million for the year ended December 31, 2004, from the same period last year as a result of the Bank’s continued focus on commercial lending activities. Average commercial loan balances increased $655.2 million for the year ended December 31, 2004. This increase is primarily due to the Bank’s continued emphasis on commercial real estate and commercial business loans. Average consumer loans for the years ended December 31, 2004 and 2003, were at $404.0 million and $361.5 million, respectively. As of December 31, 2004, the loan pipeline approximated $1.35 billion, which was comprised of $1.32 billion for commercial loans and $29.4 million of consumer loans.

      Average securities increased $58.2 million for the year ended December 31, 2004. Securities prepayments, which accelerated with the low market interest rate environment, were substantially replaced with new securities purchases. During 2004, the Company also sold securities with an aggregate principal balance of $809.1 million. Securities were sold in 2004 to protect the Company from accelerating prepayments of premium securities in a time of increasing market interest rates. The Company’s restructuring strategy was to replace securities that have high prepayment and extension risk with shorter-dated securities with less prepayment and extension risk.

      Average outstanding deposits increased $561.3 million for the year ended December 31, 2004, compared to the prior year. This increase is a result of the Company’s ongoing focus on the generation of commercial and consumer demand deposits. Average interest-bearing and average noninterest-bearing deposits increased

$483.4 million and $78.0 million, respectively, for the year ended December 31, 2004, compared to the prior year.

      The following is a table reflecting selected average balances of the Company’s assets and liabilities for the years ended December 31, 2003 and 2002 (dollars in thousands):

	For the Years Ended
	December 31,		Increase

	2003	2002	$	%

Average interest-earning assets	$4,940,788	$3,346,453	$1,594,335	47.64%
Average interest-bearing liabilities	4,449,868	3,002,946	1,446,922	48.18%
Average loans outstanding, including loans held for sale	3,380,121	2,442,790	937,331	38.37%
Average securities outstanding	1,550,841	893,240	657,601	73.62%
Average outstanding deposits	4,261,201	2,829,183	1,432,018	50.62%
Average outstanding borrowings	348,973	277,272	71,701	25.86%

      The following table presents the composition of the Bank’s average loan portfolio, including loans held for sale, at the dates indicated (dollars in thousands):

	For the Years Ended
	December 31,		Increase

	2003	2002	$	%

Average commercial loans	$3,018,639	$2,120,468	$898,171	42.36%
Average consumer loans	361,482	322,322	39,160	12.15%

Average gross loans	$3,380,121	$2,442,790	$937,331	38.37%

      The following table presents components of the Bank’s average outstanding deposits at the dates indicated (dollars in thousands):

	For the Years Ended
	December 31,		Increase

	2003	2002	$	%

Average noninterest-bearing deposits	$296,306	$166,809	$129,497	77.63%
Average interest-bearing deposits	3,964,893	2,662,374	1,302,519	48.92%

Total average outstanding deposits	$4,261,199	$2,829,183	$1,432,016	50.62%

      The increase of $1.59 billion on average earning assets for the year ended December 31, 2003, resulted primarily from the BCC and FCB acquisitions and organic commercial loan growth, organic commercial loan growth. Average outstanding loans increased to $3.38 billion for the year ended December 31, 2003, from $2.44 billion for the corresponding period of 2002, an increase of $937.3 million, or 38.4%, as a result of the Bank’s continued focus on commercial lending activities and the addition of loans from the acquisitions of BCC and FCB. Loan growth during the year ended December 31, 2003, was offset by the internal securitization of multifamily loans as discussed below. Average commercial loans increased $898.2 million to $3.02 billion for the year ended December 31, 2003, up from $2.12 billion for the year ended December 31, 2002. Average consumer loans increased $39.2 million to $361.5 million for the year ended December 31, 2003, up from $322.3 million for the year ended December 31, 2002. The relatively low growth was due to the acceleration of principal prepayments resulting from the low market interest rate environment.

      Average securities increased to $1.55 billion for the year ended December 31, 2003, up from $893.2 million for the same period of 2002, an increase of $657.6 million, or 73.6%. This increase was primarily due to the addition of securities from the BCC acquisition and internal securitizations of loans of $286.1 million during the year ended December 31, 2003. Securities runoff which accelerated with the lower market interest rate environment was substantially replaced with new securities purchases. During the year of 2003, the Company also sold securities with an aggregate principal balance of $942.1 million. Such securities generally carried the higher purchase premiums and had longer terms. Such securities were sold to protect the

Company from both accelerating prepayments and from increases in market interest rates. As part of the Company’s restructuring strategy, securities that have high prepayment and extension risk were replaced with shorter-dated securities with less prepayment and extension risk.

      Average interest-bearing deposits increased to $3.96 billion for the year ended December 31, 2003, up from $2.66 billion in the corresponding period of the prior year as a result of organic deposit generation and the addition of deposits from the BCC and FCB acquisitions. Average noninterest-bearing deposits increased to $296.3 million for the year ended December 31, 2003, up from $166.8 million for the corresponding period of the prior year. This increase of $129.5 million, or 77.6%, was a result of the Company’s ongoing focus on the generation of commercial and consumer demand deposit accounts and from the acquisitions of BCC and FCB.

      The following table presents, for the periods indicated, the distribution of our average assets and liabilities, and stockholders’ equity, as well as the total dollar amounts of interest income from average interest-earning assets, and the resultant yields and dollar amounts of interest expense of average interest-bearing liabilities, expressed both in dollars and rates (dollars in thousands):

	For the Years Ended December 31,

	2004				2003				2002

			Interest				Interest				Interest
	Average		Income or	Average	Average		Income or	Average	Average		Income or	Average
	Balance		Expense	Yield/Cost	Balance		Expense	Yield/Cost	Balance		Expense	Yield/Cost

Interest-earning assets
Loans(1)(5)	$4,077,799		$226,292	5.55%	$3,380,121		$191,754	5.67%	$2,442,790		$156,983	6.43%
Securities(6)	1,609,040		73,123	4.54	1,550,841		68,447	4.41	893,240		48,039	5.38
Other	30,770		649	2.11	9,826		61	0.63	10,423		156	1.50

Total interest-earning assets	5,717,609		300,064	5.25	4,940,788		260,262	5.27	3,346,453		205,178	6.13
Noninterest-earning assets	222,289		—	—	209,442		—	—	74,632		—	—

Total assets	$5,939,898		$300,064	5.05	$5,150,230		$260,262	5.05	$3,421,085		$205,178	6.00

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$827,861		$9,295	1.12	$624,330		$6,774	1.09	$389,303		$5,952	1.53
Savings accounts	921,106		8,451	0.92	787,796		7,191	0.91	521,050		6,582	1.26
Time deposits	2,699,287		49,521	1.83	2,552,769		54,759	2.15	1,752,021		48,702	2.78

Total interest-bearing deposits	4,448,254		67,267	1.51	3,964,895		68,724	1.73	2,662,374		61,236	2.30

Borrowings	471,477		17,131	3.63	348,973		15,068	4.32	277,272		14,343	5.17
Subordinated debentures	136,000		8,185	6.02	136,000		7,922	5.83	63,300		4,653	7.35

Total interest-bearing liabilities	5,055,731		92,583	1.83	4,449,868		91,714	2.06	3,002,946		80,232	2.67

Noninterest-bearing deposits	374,269				296,306				166,809
Other noninterest-bearing liabilities	57,445				61,047				39,992
Stockholders’ equity	452,453				343,009				211,338

Total liabilities and stockholders’ equity	$5,939,898				$5,150,230				$3,421,085

Net interest income/net interest rate spread(2)(4)			$207,481	3.42%			$168,548	3.21%			$124,946	3.46%

Net interest-earning assets/net interest margin(3)(4)	$661,878			3.63%	$490,920			3.41%	$343,507			3.73%

Ratio of interest-earning assets to interest-bearing liabilities	1.13	x			1.11	x			1.11	x

(1)	Nonaccrual loans are included in the table for computation purposes, but interest for such loans is included on a cash basis.

(2)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest- bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Calculated on a non-tax equivalent basis.

(5)	Average loans balance include loans held for sale.

(6)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

     Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as “volume changes”. It is also affected by changes in the yields that we earn on interest-earning assets and rates that we pay on interest-bearing deposits and other borrowed funds, referred to as “rate changes”.

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

	Year Ended December 31, 2004			Year Ended December 31, 2003
	Compared to the			Compared to the
	Year Ended December 31, 2003			Year Ended December 31, 2002

	Volume	Rate	Net	Volume	Rate	Net

	(Dollars in Thousands)
Interest income:
Loans	$38,615	$(4,077)	$34,538	$50,067	$(15,296)	$34,771
Securities	2,611	2,065	4,676	26,981	(6,573)	20,408
Other	280	308	588	(9)	(86)	(95)

Total interest income on interest-earning assets	41,506	(1,704)	39,802	77,039	(21,955)	55,084

Interest expense:
Deposits:
NOW, checking, and money market accounts	2,278	243	2,521	1,583	(762)	821
Savings accounts	1,223	37	1,260	1,330	(721)	609
Time deposits	3,442	(8,680)	(5,238)	12,104	(6,046)	6,058
Borrowings	3,761	(1,698)	2,063	2,009	(1,284)	725
Subordinated debentures	—	263	263	3,990	(721)	3,269

Total interest expense on interest-bearing liabilities	10,704	(9,835)	869	21,016	(9,534)	11,482

Increase (decrease) in net interest income	$30,802	$8,131	$38,933	$56,023	$(12,421)	$43,602

      Allowance and Provision for Loan Losses. The Company uses a systematic methodology in accordance with GAAP to calculate its allowance for loan losses. This methodology involves significant judgments. See the “Impact of Critical Accounting Policies” section under this Item for a discussion on the methodology. Through application of this methodology, which takes into account our loan portfolio mix, credit quality, loan growth, the amount and trends relating to our delinquent and nonperforming loans, regulatory policies, general economic conditions and other factors relating to the collectibility of loans in our portfolio, we determine the appropriateness of our allowance for loan losses, which is adjusted by quarterly provisions charged against earnings.

      The loan loss provision for the year ended December 31, 2004, was $4.2 million compared with a provision of $10.0 million for the year ended December 31, 2003. The allowance for loan losses was $56.5 million and $58.1 million at December 31, 2004 and 2003, respectively. The reduction in the allowance for loan losses and the related provision for loan losses reflects the following:

(a)	the Bank’s continued quarterly process of re-evaluating its loss factors in light of its own historical loss experience, loan delinquency and classification, and economic outlook and other data. In conjunction with this evaluation, the loan loss factors for the commercial real estate portfolio were reduced as a result of the Company expanding the review process of the commercial real estate credits. In doing so, the Company determined that the inherent volatility risk in the portfolio was decreased due to stronger identification, administration and action plan implementation on credits in the commercial real estate portfolio. The loan loss factor on the aggregate consumer portfolio was also reduced, reflecting the significantly lower credit card portfolio which has higher inherent risk than other components of the consumer portfolio;

(b)	the reclassification of $326.0 million of loans held for sale during the year for which the related allowance was required to be reversed;

(c)	the sale of $362.4 million of multifamily loans during the year; and

(d)	the upgrade of certain classified loans due to sustained credit performance.

      The foregoing four factors, primarily occurring in the fourth quarter of 2004, resulted in a negative loan loss provision of $626,000 in the fourth quarter of 2004.

      The decrease in the allowance for loan losses and the related provision for loan losses as a result of the factors discussed above was partially offset by an increase resulting from higher loan originations during the year and an increase in the overall nonperforming loans. For the year ended December 31, 2004, the allowance for loan losses and provision for loan losses was also affected by the following:

•	Loan Growth and Portfolio Composition:

Our overall loan portfolio grew $279.4 million from December 31, 2003, to December 31, 2004, primarily as a result of the Bank’s continued focus on commercial lending activities. Loan growth remained concentrated in the Bank’s commercial portfolio.

For the year ended December 31, 2004, commercial real estate fundings increased by 19.8% compared with 2003. For the year ended December 31, 2004, outstanding construction commitments increased 22.5% compared to the prior year, and commercial business commitments increased 97.9% in 2004.

The residential mortgage loan fundings also increased substantially in 2004. For the year ended December 31, 2004, residential commitments increased by 17.8% compared with 2003.

•	Asset Quality:

The asset quality at December 31, 2004 remained high, consistent with December 31, 2003. Total criticized loans, which are defined as those we classify as risk-graded Special Mention, Substandard, Doubtful or Loss were $74.2 million, or 1.83%, of loans held in portfolio at December, compared with $62.2 million, or 1.65%, of loans held in portfolio as of December 31, 2003. The 19.2% increase in the criticized loans reflects an increase in Special Mention loans from 0.29% of loans held in portfolio at December 31, 2003 to 0.71% at December 2004, offset by a decrease in the Substandard loans from 1.34% at December 31, 2003 to 1.09% at December 31, 2004. Doubtful loans were 0.02% and 0.03% of loans held in portfolio at December 31, 2003 and 2004, respectively. Nonaccrual loans increased to $12.6 million at December 31, 2004 from $5.9 million at December 31, 2003. The increase in nonperforming loans relates primarily to commercial real estate loans. Total loans thirty or more days delinquent at December 31, 2004 and 2003 were 0.90% and 0.87%, respectively.

•	Net Charge-offs:

Net charge-offs of $4.7 million for the year ended December 31, 2004, increased as compared to net charge-offs of $2.0 million for the corresponding period of 2003. The charge-offs in the year ended December 31, 2004, were related primarily to commercial loans.

•	Management Judgment:

To derive the provision for loan losses during the year ended December 31, 2004, judgment is applied when considering uncertainties based on current macroeconomic conditions and other factors. For example, judgment as to the economic outlook in California will affect management’s assessment of potential losses based on exposure to that marketplace. The judgment related to these uncertainties result in an unallocated portion of the allowance for loan losses.

      In the quarter ended June 30, 2004, the Company reclassified approximately $3.1 million from the allowance for loan losses related to unfunded commitments and off-balance-sheet commitments for letters of credit to other liabilities. The reclassification reduced the June 30, 2004, allowance for loan losses from $62.6 million, or 1.55% of total loans to $59.5 million, or 1.47% of total loans. As of December 31, 2004, the associated allowance balance in other liabilities was $3.9 million. For comparison purposes, we reclassified $2.7 million of the December 31, 2003, allowance for loan losses balance, resulting in the reduction from $60.9 million or 1.61% of total loans, to $58.1 million or 1.53% of total loans.

Noninterest Income

      The following table presents the composition of our noninterest income for the periods indicated (dollars in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Commercial banking and other fees	$8,525	$7,063	$5,202
Service charges on deposits	2,654	2,249	1,704
Gain on sale of securities, net	12,713	11,013	3,527
Gain on sale of multifamily loans	7,732	—	—
Gain on sale of SBA loans, net	1,463	3,030	1,838
Equity loss in other equity investments	(2,210)	(152)	(129)

Total noninterest income	$30,877	$23,203	$12,142

      Our noninterest income increased by $7.7 million, or 33.1%, to $30.9 million for the year ended December 31, 2004, from $23.2 million for the preceding year. The increase was primarily due to increases in commercial banking fees and gains on sales of loans and securities. During 2004, the Bank sold $362.4 million of multifamily loans for a gain of $7.7 million. There were no multifamily loans sales in prior years. Commercial banking and other fees increased 20.7% to $8.5 million for the year ended December 31, 2004, as compared to $7.1 million for the corresponding period of 2003, as a result of increased commercial banking activities, primarily our trade finance business.

      The Company recognized $2.2 million of equity losses from CRA-related investments during the year ended December 31, 2004, primarily as a result of the recognition of our share of equity losses on CRA-related investments. As disclosed in Note 1 to the Consolidated Financial Statements, the Company invests in CRA qualified investments. Such investments have increased in order to assist the Bank in fulfilling its requirements under the Community Reinvestment Act. The above $2.2 million is our share of the underlying investment equity losses exclusive of tax benefits and credits. The tax savings on such equity losses was $2.2 million, which includes $929,000 of a reduction of income taxes and $1.2 million resulting from CRA-related tax credits.

      Our noninterest income increased by $11.1 million, or 91.1%, to $23.2 million for the year ended December 31, 2003, from $12.1 million for the preceding year. The increase was primarily due to an increase in gain from sale of SBA loans and securities as well as commercial banking fees.

Noninterest Expense

      The following table presents the composition of our noninterest expense for the periods indicated (dollars in thousands):

	For the Years Ended December 31,

	2004	2003	2002

	(Dollars in Thousands)
Personnel	$50,931	$42,310	$29,965
Occupancy	10,164	5,869	5,326
Data processing	5,896	4,826	3,463
Furniture and equipment depreciation	5,396	3,661	2,614
Professional fees and contracted services	7,496	5,802	5,626
Deposit insurance	774	695	467
Communication	1,287	1,066	726
Core deposit intangible amortization	1,283	1,762	227
Litigation settlement	—	—	6,750
Miscellaneous expense	15,926	14,217	9,185

Total noninterest expense	$99,153	$80,208	$64,349

Efficiency ratio	41.60%	41.83%	46.94%
Noninterest expenses to average assets	1.67%	1.56%	1.88%

      Our noninterest expense increased to $99.2 million for 2004, from $80.2 million for 2003, an increase of $18.9 million, or 23.6% primarily due to higher personnel, occupancy, furniture and equipment, professional fees, primarily accounting, and contracted services. Personnel expenses increased by $8.6 million from 2003 to 2004 due to the additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong and California branches, the expansion of the Bank’s infrastructure to support a larger and growing organization, and the FCB acquisition, which closed in July 2003. Professional fees and contracted services increased by 29.2% to $7.5 million in 2004 compared to $5.8 million in 2003, predominately as a result of Sarbanes-Oxley related preparation costs. Furniture and equipment increased 47.4% and occupancy expenses increased 73.2% for 2004 compared to 2003 reflecting primarily the opening of the Foster City, Torrance, Westminster and Van Nuys branches in California, the Bowery Branch in New York, the expansion of the Hong Kong branch and the Company’s corporate relocation. The increase in miscellaneous expenses of $1.7 million for 2004, compared with 2003 was primarily related to the Company’s continued expansion, corporate relocation and advertising costs.

      Our noninterest expense increased to $80.2 million for 2003, from $64.3 million for 2002, an increase of $15.9 million, or 24.6%. The higher expenses in 2003 resulted primarily from a $12.3 million increase in personnel expenses due to the additional staffing that resulted from the acquisitions of BCC and FCB, the Hong Kong branch and the growth of the Bank’s commercial banking business. Miscellaneous expenses increased from $9.2 million in 2002 to $14.2 million in 2003, primarily as a result of increases in expenses associated with the BCC operations and FCB acquisition, merchant card processing, and advertising.

Provision for Income Taxes

      During 2004, we recorded a $49.4 million provision for income taxes, which resulted in an effective tax rate of 36.6%, compared with an effective tax rate of 36.4% for the year ended December 31, 2003. The effective tax rates for 2004 and 2003 reflect the realization of tax benefits from the Bank’s lending and hiring activities in Enterprise Zones areas in the California and federal and state tax benefits from qualified investments pursuant to the Community Reinvestment Act and the Federal benefit from the Bank’s municipal bond portfolio.

      The 2003 effective tax rate of 36.4% is lower, compared with 38.3% for the year ended December 31, 2002. The decrease in the effective tax rate from 2002 to 2003 resulted primarily from the realization of tax benefits from the Bank’s lending and hiring activities in Enterprise Zones areas in California and the Federal benefit from the Bank’s municipal bond portfolio.

     Significant Fourth Quarter Adjustments

      During the fourth quarter, the Company identified accounting errors, primarily relating to accounting for the purchase consideration for the FCB acquisition, certain Community Reinvestment Act (“CRA”) investments, recognition of rent escalation clauses on operating leases and gain on sale of SBA loans. These matters are more fully described below.

      The Company determined that the initial calculation of the purchase price for the acquisition of FCB, as reported in the 2003 consolidated financial statements, was based on the Company’s common stock value at the per share price on the closing date of the acquisition when the proper stock value share price should have been an average stock price at the announcement date. As a result, $44.2 million of the purchase price was allocated to goodwill, which represents an overstatement of $16.8 million. To properly reflect the fair value of the purchase consideration, the Company recorded an adjustment in the amount of $16.8 million in the fourth quarter of 2004, reducing paid in capital, total stockholders’ equity, and goodwill by this amount. This adjustment did not affect the Company’s results of operations or cash flows.

      The Company invests in CRA qualified investments such as affordable housing and small business investment companies. During the fourth quarter, the company recognized a liability of $10.4 million, and a corresponding increase in CRA investments, for delayed equity contributions that are unconditional and legally binding relating to affordable housing investments. This adjustment did not affect the Company’s results of operations or cash flows.

      The Company determined that recognition of rent expense for leases with rent holidays or leases with rent escalation clauses was not recognized on a straight-line basis. Accordingly, in the fourth quarter the Company recorded a cumulative adjustment to increase occupancy expense related and deferred rent by $1.2 million. This also resulted in recognition of a tax benefit of $490,000.

      The Company sells SBA loans and retains the right to service those loans. The Company determined that it was not recognizing the gain on sale of such loans pursuant to FAS 140. Accordingly, the Company recorded a cumulative adjustment in the fourth quarter to reduce gain on loan sales and servicing rights by $1.9 million. This also resulted in recognition of a tax benefit of $793,000.

      In addition to the adjustments to occupancy expense and reduction in gain on sale of SBA loans discussed above, the Company recorded certain other minor adjustments, which in the aggregate, resulted in an increase to income before taxes in the fourth quarter of 2004 of $1.7 million.

      These adjustments were immaterial to all prior period financial statements.

Financial Position

      The following table outlines the Company’s loans, securities and total assets at the dates indicated (dollars in thousands):

	At December 31,		Increase (Decrease)

	2004	2003	$	%

Total loans held in portfolio	$4,050,741	$3,771,381	$279,360	7.41%
Securities	$1,494,342	$1,505,782	$(11,440)	(0.76)%
Total assets	$6,315,681	$5,587,927	$727,754	13.02%

      The Company experienced continued asset and core deposit growth during 2004. The increase of $727.8 million in total assets from December 31, 2003, to December 31, 2004, was primarily related to increases in the loan portfolio.

      During the year ended December 31, 2004, total loans held in portfolio increased by $279.4 million. This growth resulted primarily from an organic increase in commercial loans from the Bank’s continuing focus on originating such loans. Total commercial loans grew to $3.58 billion at December 31, 2004, up from $3.46 billion at December 31, 2003, as a result of new commercial loan commitments of $2.21 billion during 2004 due to the lower interest rates and continued loan generation efforts, partially offset by principal repayments, loan sales and the internal securitization of multifamily loans. The growth in the commercial loan commitments from $1.81 billion in 2003 to $2.21 billion in 2004 reflects the growth of the Commercial Banking Division through forming new customer relationships and expanding our market share in Greater Los Angeles and the Company’s expansion in Hong Kong. Consumer loans increased to $482.2 million at December 31, 2004, from $317.5 million at December 31, 2003, primarily due to organic growth.

      As a result of favorable market conditions, the Company experienced a higher level of new loan commitments; $2.48 billion for the year ended December 31, 2004, which was composed of $2.21 billion in commercial loan commitments and $274.2 million in consumer commitments.

      In 2003, the Company implemented a securities restructuring strategy intended to replace securities that have high prepayment and extension risk with securities that are shorter-dated and have less prepayment and extension risk. The Company also increased loan production and accelerated the planned balance sheet restructuring announced at the time of the BCC acquisition to reduce the percentage of securities and increase the percentage of loans on the balance sheet. The securities restructuring strategy and increased loan production were intended to protect the Company from mark-to-market volatility in the securities portfolio and better position the Company for accelerated margin expansion in an upward market interest rate environment.

      The securities balance (including the available-for-sale and held-to-maturity portfolios) decreased by $11.4 million from December 31, 2003, to December 31, 2004. This was primarily the result of purchases of $1.51 billion and internal securitizations of $147.1 million, partially offset by sales of $809.1 million, principal repayments and securities calls of $300.2 million, and maturities and payoffs of $552.4 million in 2004.

      The following table outlines the Company’s loans, securities and total assets at the dates indicated (dollars in thousands):

	At December 31,		Increase (Decrease)

	2003	2002	$	%

Total loans held in portfolio	$3,771,381	$3,027,810	$743,571	24.56%
Securities	$1,505,782	$1,581,381	$(75,599)	(4.78)%
Total assets	$5,587,927	$4,853,636	$734,291	15.13%

      The size of the balance sheet increased from $4.85 billion at December 31, 2002, to $5.59 billion at December 31, 2003, an increase of $734.3 million, or 15.13%. On July 14, 2003, the Company announced the completion of its acquisition of FCB, with $356.7 million in assets, $243.1 million of loans and $325.6 million of deposits. The Company issued approximately 2.3 million shares of its common stock in exchange for all the outstanding shares of common stock of FCB. During 2003, the balance sheet increased $731.6 million of which $374.9 million was the result of internal growth with the balance being attributable to the FCB acquisition. This internal growth resulted primarily from the increase in the size of our loan portfolio of $516.8 million offset by a decrease in our securities portfolio of $131.9 million.

      Loans held in portfolio increased from $3.03 billion at December 31, 2002, to $3.77 billion at December 31, 2003, an increase of $743.5 million, or 24.56%. The portfolio increased primarily as a result of the acquisition of FCB and the origination of loans from the BCC customer base during 2003, partially offset by the internal securitizations of loans.

      Total loans in 2003 acquired from FCB totaled $243.1 million at the acquisition date. Total new loan commitments in 2003, as detailed below, were $2.06 billion and were primarily commercial loans. During 2003, the Bank internally securitized a total of $91.9 million of residential mortgage (one to four family) loans and $194.2 million of multifamily loans. In an internal loan securitization, the Bank exchanges either multifamily or residential mortgage (one to four family) loans for Fannie Mae (“FNMA”) securities, which are available-for-sale securities. Accordingly, no gain or loss is recognized since no assets are sold. The Bank performs internal securitizations for risk-based capital management purposes. The Bank’s risk-based capital ratio has improved following a securitization, since the securities have a lower risk-based capital requirement than do the whole loans which were securitized.

      Our securities portfolio, including available-for-sale and held-to-maturity securities, decreased from $1.58 billion at December 31, 2002, to $1.51 billion at December 31, 2003. This decrease in securities is a result of sales of $942.1 million, and principal repayments and securities calls of $618.9 million, mostly offset by purchases of $1.26 billion and internal securitizations of $286.0 million.

     Loan Quality Data and Ratios

      The following table outlines certain information regarding the Company’s allowance for loan losses, past due and nonperforming loans for the periods indicated:

	At December 31,		Increase (Decrease)

	2004	2003	$/Basis Points		%

		(Dollars in Thousands)
Allowance for loan losses	$56,472	$58,126	$(1,654)		(2.85)%
Allowance for loan losses to loans held in portfolio	1.39%	1.54%	(15	)bp	9.74%
Past due loans to total loans held in portfolio	0.90%	0.87%	3	bp	3.45%
Nonperforming loans/assets	$12,574	$5,857	$6,717		114.68%
Nonperforming assets to total assets	0.20%	0.10%	10	bp	(100.00)%

      The loan loss provision for the year ended December 31, 2004, was $4.2 million, compared with a provision of $10.0 million for the year ended December 31, 2003. The allowance for loan losses was $56.5 million and $58.1 million at December 31, 2004 and 2003, respectively. The reduction in the allowance for loan losses, and the related provision for loan losses reflects the following:

(a)	the Bank’s continued quarterly process of re-evaluating its loss factors in light of its own historical loss experience, loan delinquency and classification, and economic outlook and other data. In conjunction with this evaluation, the loan loss factors for the commercial real estate portfolio were reduced as a result of the Company expanding the review process of the commercial real estate credits. In doing so, the Company determined that the inherent volatility risk in the portfolio was decreased due to stronger identification, administration and action plan implementation on credits in the commercial real estate portfolio. The loan loss factor on the aggregate consumer portfolio was also reduced, reflecting the significantly lower credit card portfolio which has higher inherent risk than other components of the consumer portfolio;

(b)	the reclassification of $326.0 million of loans held for sale during the year for which the related allowance was required to be reversed;

(c)	the sale of $362.4 million of multifamily loans during the year; and

(d)	the upgrade of certain classified loans due to sustained credit performance.

      The foregoing four factors, primarily occurring in the fourth quarter of 2004, resulted in a negative loan loss provision of $626,000 in the fourth quarter of 2004.

      The decrease in the allowance for loan losses as a result of the factors discussed above was partially offset by an increase resulting from higher loan originations during the year and an increase in the overall nonperforming loans.

      The ratio of past due loans which are loans with payments that are at least 30 days delinquent, to total loans from December 31, 2003, to December 31, 2004, increased to 0.90%, from 0.87% at December 31, 2003. Nonperforming assets to loans increased $6.7 million from $5.9 million at December 31, 2003, to $12.6 million at December 31, 2004, primarily as a result of four nonperforming commercial real estate loans totaling $8.1 million during 2004.

      The following table shows the composition of our loan portfolio by amount and percentage of total gross loans in each major loan category at the dates indicated:

	At December 31,

	2004		2003		2002		2001		2000

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$1,951,020	48.08%	$1,709,976	45.24%	$1,279,809	42.20%	$798,882	35.22%	$597,981	30.91%
Secured by real estate — multifamily	865,483	21.33	1,162,565	30.76	914,630	30.16	677,271	29.86	514,697	26.61
Construction	291,080	7.17	293,875	7.77	216,218	7.13	182,558	8.05	131,878	6.82
Business	468,220	11.54	296,100	7.83	261,787	8.63	163,628	7.21	99,401	5.14

Total commercial	3,575,803	88.12	3,462,516	91.60	2,672,444	88.12	1,822,339	80.34	1,343,957	69.48

Consumer:
Residential mortgage (one to four family)	434,323	10.70	274,392	7.26	311,067	10.25	430,057	18.96	574,219	29.68
Other	47,926	1.18	43,117	1.14	49,372	1.63	16,003	0.70	16,288	0.84

Total consumer	482,249	11.88	317,509	8.40	360,439	11.88	446,060	19.66	590,507	30.52

Total gross loans	4,058,052	100.00%	3,780,025	100.00%	3,032,883	100.00%	2,268,399	100.00%	1,934,464	100.00%

Net deferred loan origination (fees) costs	(7,311)		(8,644)		(5,073)		(4,096)		(2,642)

Loans	4,050,741		3,771,381		3,027,810		2,264,303		1,931,822
Allowance for loan losses	(56,472)		(58,126)		(48,865)		(34,550)		(28,901)

Total net loans	$3,994,269		$3,713,255		$2,978,945		$2,229,753		$1,902,921

      As of December 31, 2004 and 2003, the composition of the loans held for sale portfolio was as follows:

	At December 31,		Increase (Decrease)

	2004	2003	$	%

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$26,882	$14,203	$12,679	89.27%
Secured by real estate — multifamily	295,253	—	295,253	100.00%
Business	3,337	6,059	(2,722)	(44.92)%

Gross loans held for sale	$325,472	$20,262	$305,210	1,506.32%
Net deferred loan fees	535	—	535	100.00%

Loans held for sale	$326,007	$20,262	$305,745	1,508.96%

      The Bank has identified certain loans that will be sold during 2005. As a result, such loans are classified as held for sale at December 31, 2004.

      The Company continues to emphasize production of commercial real estate and commercial business loans. The Bank also originates and funds loans that qualify for guarantees issued by the SBA. The SBA guarantees on such loans are generally 75% of the loan amount. The residual portion of the loan is not guaranteed by the U.S. government, and the Company bears the credit risk on that portion of such loans. The Company generally sells the guaranteed portion of each SBA loan at the time of loan origination. From time-to-time, the Company may sell part of the unguaranteed portion of the SBA loans. SBA regulations require that the originator retain a minimum of 5% of the total loan amount.

      As a result of changing the loan origination focus to commercial loans, we are originating more loans that reprice in shorter time periods than the traditional repricing terms of residential mortgage (one to four family) loans. Construction loans, commercial business loans and SBA loans generally have monthly repricing terms. Commercial real estate loans generally reprice monthly or are intermediate fixed, meaning that the loans have interest rates that are fixed for a period, typically five years, and then generally reprice monthly or become due and payable. Multifamily loans are generally adjustable-rate and reprice semiannually. Residential mortgage (one to four family) loans may be adjustable-rate and reprice semiannually or annually, have fixed rates, meaning that the loans have interest rates that are fixed over the term of the loans, for terms of 15 or 30 years, or have interest rates that are fixed for a period, typically five years, and then generally reprice semiannually or annually.

      The following table reflects the Bank’s loan composition by type and rate at the dates indicated:

	At December 31,		Increase (Decrease)

	2004	2003	$	%

	(Dollars in Thousands)
Adjustable-rate loans	$2,603,889	$2,679,428	$(75,539)	(2.82%)
Intermediate fixed-rated loans	881,744	563,570	318,174	56.46%
Fixed-rate loans	572,419	537,027	35,392	6.59%

Total gross loans	$4,058,052	$3,780,025	$278,027	7.36%

      Adjustable-rate loans decreased $75.5 million from December 31, 2003, to December 31, 2004. Adjustable-rate loans represented 64.2% of gross loans at December 31, 2004, compared with 70.9% of gross loans at December 31, 2003. The increase of $318.2 million in intermediate fixed-rate loans from December 31, 2003, to December 31, 2004, is a result of the origination of new intermediate fixed-rate multifamily loans based on market demand. The fixed-rate loans increased $35.4 million from December 31, 2003, to December 31, 2004.

      As a result of the change in the type of loan originations and anticipated market interest rate movements, the loans which reprice or mature within the next year increased to $2.41 billion at December 31, 2004, from $1.83 billion at December 31, 2003.

      The table below sets forth the estimated impact of repricing of our loan portfolio at December 31, 2004. Adjustable-rate mortgages are shown in the period in which they reprice, rather than when they become due, with the exception of adjustable-rate loans that have reached a contractual floor. Loans that are at the floor level are shown in the period they become due. The table does not include the effects of possible prepayments. The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

	At December 31, 2004

		After	After	After	After
		One Year	Three Years	Five Years	Ten Years
	Within	Through	Through	Through	Through	After
	One Year	Three Years	Five Years	Ten Years	Twenty Years	Twenty Years	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$1,374,188	$101,856	$179,634	$275,927	$18,004	$1,411	$1,951,020
Secured by real estate — multifamily	223,472	215,569	270,522	54,812	101,108	—	865,483
Construction	273,834	17,246	—	—	—	—	291,080
Business	458,479	7,432	1,081	513	—	715	468,220

Total commercial	2,329,973	324,103	451,237	331,252	119,112	2,126	3,575,803

Consumer:
Residential mortgage (one to four family)	28,959	37,789	67,075	24,935	209,228	66,337	434,323
Other	47,184	25	—	20	—	697	47,926

Total consumer	76,143	37,814	67,075	24,955	209,228	67,034	482,249

Total gross loans	$2,406,116	$379,917	$518,312	$356,207	$328,340	$69,160	$4,058,052

Net deferred origination fees							(7,311)

Loans							4,050,741
Allowance for loan losses							(56,472)

Net loans							$3,994,269

      The following table sets forth the contractual maturity of gross loans at December 31, 2004. The table does not include the effects of possible prepayments. The rate of loan prepayment varies from time to time, depending upon various factors, including market interest rates.

	At December 31, 2004

		After	After	After	After
		One Year	Three Years	Five Years	Ten Years
	Within	Through	Through	Through	Through	After
	One Year	Three Years	Five Years	Ten Years	Twenty Years	Twenty Years	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$37,299	$169,937	$482,855	$1,178,417	$58,103	$24,409	$1,951,020
Secured by real estate — multifamily	1,115	2,255	36,046	513,180	307,702	5,186	865,484
Construction	256,599	34,481	—	—	—	—	291,080
Business	366,294	39,040	33,658	21,637	3,269	4,321	468,219

Total commercial	661,307	245,713	552,559	1,713,234	369,074	33,916	3,575,803

Consumer:
Residential mortgage (one to four family)	573	1,207	4,031	10,729	220,103	197,680	434,323
Other	1,955	119	597	20	4,639	40,596	47,926

Total consumer	2,528	1,326	4,628	10,749	224,742	238,276	482,249

Total gross loans	$663,835	$247,039	$557,187	$1,723,983	$593,816	$272,192	4,058,052

Net deferred origination fees							(7,311)

Loans							4,050,741
Allowance for loan losses							(56,472)

Net loans							$3,994,269

      The following table sets forth the dollar amount of all loans for which final payment is not due until after December 31, 2005:

	Due After December 31, 2005

	Fixed	Adjustable	Total

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$174,333	$1,739,388	$1,913,721
Secured by real estate — multifamily	68,657	795,712	864,368
Construction	7,549	26,932	34,481
Business	9,708	92,217	101,926

Total commercial	260,247	2,654,249	2,914,496

Consumer:
Residential mortgage (one to four family)	282,141	151,609	433,750
Other	742	45,229	45,971

Total consumer	282,883	196,838	479,721

Total loans	$543,130	$2,851,087	$3,394,217

      The table below shows new loan commitments during the years indicated:

	2004	2003	2002

	(Dollars in Thousands)
Commercial:
Secured by real estate — nonresidential	$748,506	$625,038	$355,662
Secured by real estate — multifamily	575,421	612,603	480,934
Construction	421,924	344,352	269,771
Business	460,290	232,609	193,847

Total commercial loans	2,206,141	1,814,602	1,300,214
Consumer:
Residential mortgage (one to four family)	234,522	199,169	128,371
Home equity and other	39,677	34,605	32,198

Total consumer loans	274,199	233,774	160,569

Total commitments	$2,480,340	$2,048,376	$1,460,783

      As a result of our continued focus on commercial lending activities, loan growth remained concentrated in our commercial loan portfolio, which totaled $3.58 billion at December 31, 2004, a 3.3% increase from $3.46 billion at December 31, 2003.

      Our commercial loan portfolio increased 29.6% during 2003 from $2.67 billion at December 31, 2002, to $3.46 billion at December 31, 2003.

      Internal Loan Securitizations. The Company manages its risk-based capital level through a variety of means, including internal loan securitizations. In such securitizations, the Company exchanges either multifamily or residential mortgage (one to four family) loans for Fannie Mae (“FNMA”) securities. Residential mortgage (one to four family) loans are generally included in the 50% risk weight for risk-based capital purposes, whereas multifamily loans may fall either into the 50% or 100% risk weight depending on the specific criteria of each individual loan. FNMA securities are classified as a 20% risk weight.

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

      The Company internally securitized $147.1 million of multifamily loans for 2004; and $91.9 million and $194.2 million of residential mortgage (one to four family) loans and of multifamily loans for 2003, respectively.

      Risk Elements. We generally place loans on nonaccrual status when they become 90 days past due, unless the loan is both well secured and in the process of collection. Loans may be placed on nonaccrual status earlier if, in management’s opinion, the full and timely collection of principal or interest becomes uncertain. When a loan is placed on nonaccrual status, unpaid accrued interest is charged against interest income. We charge off loans when we determine that collection has become unlikely. Other real estate owned (“OREO”), of which the Bank has none, would consist of real estate acquired by us through foreclosure.

      The following is the Bank’s risk elements table at the dates indicated:

	At December 31,

	2004	2003	2002	2001	2000

	(Dollars in Thousands)
Nonaccrual loans:
Commercial:
Secured by real estate — nonresidential	$8,085	$—	$—	$—	$740
Secured by real estate — multifamily	—	—	—	210	—
Construction	4,353	5,102	4,533	—	104
Business	136	631	68	—	—

Total commercial	12,574	5,733	4,601	210	844

Consumer:
Residential mortgage (one to four family)	—	124	—	781	1,672
Other	—	—	53	—	—

Total consumer	—	124	53	781	1,672

Total nonaccrual loans	12,574	5,857	4,654	991	2,516
Other real estate owned (OREO)	—	—	—	—	115

Total nonperforming assets	$12,574	$5,857	$4,654	$991	$2,631

Nonperforming assets to total assets	0.20%	0.10%	0.10%	0.03%	0.11%
Nonaccrual loans to total loans	0.31	0.16	0.15	0.04	0.13
Nonperforming assets to total loans and OREO	0.31	0.16	0.15	0.04	0.14
Total loans	$4,050,741	$3,771,381	$3,027,810	$2,264,303	$1,931,822

Gross income not recognized on nonaccrual loans	$699	$363	$211	$24	$116
Accruing loans contractually past due 90 days or more	3,101	1,469	4,302	1,269	—
Loans classified as troubled debt restructurings but not included above	11,329	9,094	—	—	—

      Total nonperforming assets were $12.6 million at December 31, 2004, an increase of $6.7 million, from $5.9 million at December 31, 2003. The increase was primarily attributable to four non-residential loans secured by real estate.

      The ratio of nonperforming assets to total assets was 0.20% at December 31, 2004, compared with 0.10% at December 31, 2003 and 2002. Total nonperforming assets increased to $5.9 million at December 31, 2003, from $4.7 million at December 31, 2002. The 2003 increase was primarily due to two construction loans to the same borrower on the same property that were over 90 days past due.

      The Bank’s policy is to record OREO at the lower of carrying value or fair value less estimated disposal costs. Any write-down of OREO would be charged to earnings.

      The $11.3 million performing restructured amount in the table above represents two loans. The restructured classification for the performing commercial real estate loan of $8.9 million is due to the Bank making interest rate concessions on a separate loan in the amount of $1.7 million to the same obligor secured by the same property. The fully drawn outstanding balance on the separate loan is $1.7 million and is included in the nonaccrual commercial real estate in the table above. The other performing restructured loan is represented by a commercial business loan of $2.4 million where the Company provided an interest rate concession.

      With the exception of the loans described in the above and the classified loans, we are not aware of any other loans as of December 31, 2004, where the known credit problems of the borrower lead us to believe that they will not comply with their repayment schedule, or that would result in the loan being included in the nonperforming loan table at a future date.

      Since 1998, we have engaged an independent loan review firm to examine the classification of our commercial loan portfolio. The firm reviews new commercial loan commitments in excess of $100,000 and also conducts annual reviews based on a specified criteria. The firm is comprised of former bank regulators and former bankers. They have not made any material recommendation for changes to our classifications as a result of their review since 1998.

      Management cannot predict the extent to which economic conditions in the Bank’s market area may worsen or the full impact that such conditions may have on the Bank’s loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual status, or become impaired or restructured loans or OREO in the future.

      We have a risk rating process to which all loans in the portfolio are subjected. Criticized loans are classified in the following categories:

•	“Special Mention”: loans that should not yet be adversely classified but have credit deficiencies or potential weaknesses that warrant our attention.

•	“Substandard”: loans with one or more well-defined weaknesses, which have the distinct possibility that we will sustain some loss if the weaknesses are not corrected.

•	“Doubtful”: loans with the weaknesses of a substandard loan plus such weaknesses, which make collection or liquidation in full questionable, based on current information, and have a high probability of loss.

•	“Loss”: loans considered uncollectible.

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

      Management’s judgment is also applied when considering uncertainties based on current macroeconomic conditions and other factors. For example, judgment as to the economic and business conditions in the areas and markets in which the Company and the Bank operate will affect management’s assessment of potential losses based on exposure to that marketplace. Notwithstanding the judgment required in assessing the allowance for loan losses, the Company believes its estimate for the allowance for loan losses is adequate.

      The following table sets forth information concerning our allowance for loan losses and allowance for losses related to unfunded commitments for the dates indicated:

	For the Years Ended December 31,

	2004	2003	2002	2001	2000

	(Dollars in Thousands)
Balance at beginning of year:
Allowance for loan losses	$58,126	$48,865	$34,550	$28,901	$19,503
Allowance for losses — unfunded commitments	2,737	—	—	—	—

Total allowance for losses at beginning of year	60,863	48,865	34,550	28,901	19,503
Acquired allowance for loan losses	—	4,028	10,162	—	—
Provision for loan losses	4,202	9,967	9,673	5,620	9,765
Charge-offs:
Commercial:
Secured by real estate — nonresidential	1,577	87	—	—	551
Secured by real estate — multifamily	127	—	—	—	—
Construction	—	170	2,172	—	—
Business	2,985	2,713	3,337	121	165

Total commercial	4,689	2,970	5,509	121	716

Consumer:
Residential mortgage (one to four family)	—	—	—	—	37
Other	109	379	54	—	164

Total consumer	109	379	54	—	201

Total charge-offs	4,798	3,349	5,563	121	917

Recoveries:
Commercial:
Secured by real estate — nonresidential	—	30	—	—	535
Secured by real estate — multifamily	—	—	—	—	—
Construction	—	300	—	—	—
Business	119	952	13	68	—

Total commercial	119	1,282	13	68	535

Consumer:
Residential mortgage (one to four family)	—	—	—	—	—
Other	26	70	30	82	15

Total consumer	26	70	30	82	15

Total recoveries	145	1,352	43	150	550

Total allowance for losses at end of year	$60,412	$60,863	$48,865	$34,550	$28,901

Allowance for loan losses	$56,472	$58,126	$48,865	$34,550	$28,901
Allowance for losses — unfunded commitments	3,940	2,737	—	—	—

Total allowance for losses at end of year	$60,412	$60,863	$48,865	$34,550	$28,901

Allowance for loan losses to ending loans(1)	1.39%	1.54%	1.61%	1.53%	1.50%
Net charge-offs to average loans outstanding(2)	0.11	0.06	0.23	0.00	0.02

(1)	Ratio of allowance for loan losses to ending loans for December 31, 2004 and 2003 are based on loans held in portfolio, and excludes loans held for sale.

(2)	Average loans balance includes loans held for sale, as such amounts were reclassified in December 2004 at the time the decision was made.

     The loan loss provision for the year ended December 31, 2004, was $4.2 million, compared with a provision of $10.0 million for the year ended December 31, 2003. The allowance for loan losses was $56.5 million and $58.1 million at December 31, 2004 and 2003, respectively. The reduction in the allowance for loan losses, and the related provision for loan losses reflects the following:

(a)	the Bank’s continued quarterly process of re-evaluating its loss factors in light of its own historical loss experience, loan delinquency and classification, and economic outlook and other data. In conjunction with this evaluation, the loan loss factors for the commercial real estate portfolio were reduced as a result of the Company expanding the review process of the commercial real estate credits. In doing so, the Company determined that the inherent volatility risk in the portfolio was decreased due to stronger identification, administration and action plan implementation on credits in the commercial real estate portfolio. The loan loss factor on the aggregate consumer portfolio was also reduced, reflecting the significantly lower credit card portfolio which has higher inherent risk than other components of the consumer portfolio;

(b)	the reclassification of $326.0 million of loans held for sale during the year for which the related allowance was required to be reversed;

(c)	the sale of $362.4 million of multifamily loans during the year; and

(d)	the upgrade of certain classified loans due to sustained credit performance.

      The decrease in the allowance for loan losses as a result of the factors discussed above was partially offset by an increase resulting from higher loan originations during the year and an increase in the overall nonperforming loans.

      The foregoing four factors, primarily occurring in the fourth quarter of 2004, resulted in a negative loan loss provision of $626,000 in the fourth quarter of 2004.

      During 2003, we increased the allowance for loan losses to $58.1 million from $48.9 million at December 31, 2002, an increase of $9.2 million, or 18.8%. This increase was primarily due to the continued growth of the commercial loan portfolio and the resulting increase in the risk profile inherent in the portfolio. The increased allowance resulted from a provision of $10.0 million coupled with the $4.0 million for allowance for loan losses from FCB, net of net charge-offs of $2.0 million during the year, partially offset by a $2.7 million reclassification of allowance for unfunded commitments to other liabilities.

      The following table presents an analysis of the allocation of our allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other categories.

	At December 31,

	2004		2003		2002		2001		2000

	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)

	(Dollars in Thousands)
Allocated:
Commercial:
Secured by real estate — nonresidential	$26,047	48.08%	$26,702	45.24%	$18,647	42.20%	$11,435	35.22%	$10,321	30.91%
Secured by real estate — multifamily	629	21.33	5,263	30.76	8,977	30.16	6,087	29.86	4,572	26.61
Construction	7,419	7.17	9,274	7.77	9,275	7.13	4,654	8.05	3,646	6.82
Business	12,489	11.54	6,011	7.83	7,017	8.63	4,401	7.21	2,788	5.14

Total commercial	46,584	88.12	47,250	91.60	43,916	88.12	26,577	80.34	21,327	69.48

Consumer:
Residential mortgage (one to four family)	728	10.70	292	7.26	1,555	10.25	2,187	18.96	2,930	29.68
Other	330	1.18	465	1.14	635	1.63	183	0.70	173	0.84

Total consumer	1,058	11.88	757	8.40	2,190	11.88	2,370	19.66	3,103	30.52

Total allocated	47,642	100.00%	48,007	100.00%	46,106	100.00%	28,947	100.00%	24,430	100.00%

Unallocated	8,830		10,122		2,759		5,603		4,471

Total allowance for loan losses	$56,472		$58,129		$48,865		$34,550		$28,901

Total allowance for losses — unfunded commitments	$3,940		$2,737		$—		$—		$—

(1)	Percentages represent gross loan category as a percentage of total gross loans, excluding loans held for sale.

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

      The Company’s portfolio investments are governed by the Asset/Liability Policy (“A/L Policy”), which is approved by the Board of Directors of the Company. The A/L Policy sets forth exposure limits for selected investments, as a function of total assets, total securities and Tier I Capital. The A/L Policy further sets forth maximum maturity and duration limits for securities. The A/L Policy also further limits the concentration in a particular investment as a function of the total issue. The A/L Policy sets forth goals for each type of investment with respect to Return on Assets, Return on Equity and Return on Risk-Based Capital. It also sets forth limits for interest rate sensitivity for each type of investment.

      Permitted investments include U.S. Government obligations, agency securities, municipal obligations, investment grade securities, commercial paper, corporate debt, money market mutual funds and guaranteed preferred beneficial interests in junior subordinated debentures. The Company’s Board has directed management to invest in securities with the objective of optimizing the yield on investments that appropriately balances the risk-based capital utilization and interest rate sensitivity. The A/L Policy requires that all securities be of investment grade at the time of purchase.

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

      The securities portfolio (including available for sale and held to maturity) totaled $1.49 billion at December 31, 2004, compared with $1.51 billion at December 31, 2003. The decrease of $11.4 million, or 0.76%, in the securities portfolio resulted primarily from the sales of $809.1 million, principal repayments and securities calls of $300.2 million, and maturities/payoffs of $552.4 million; partially offset by security purchases of $1.51 billion, and internal securitization of multifamily and residential mortgage (one to four family) loans. The Company intends to continue restructuring its balance sheet by accelerating the organic growth of its loan portfolio and decreasing securities concentration.

      The portfolio provides liquidity for the Company’s operations. Such liquidity can either be realized through the sale of AFS securities or through borrowing. Securities are generally pledged as collateral for any such borrowings.

      During 2004, the Company increased its held-to-maturity securities portfolio from $284.7 million at December 31, 2003, to $325.2 million. This increase of $40.5 million resulted from purchased securities during the period that were classified as held to maturity, a reflection of the Company’s intent and ability to hold these securities to maturity based upon our liquidity position and the size of our portfolio. The Company plans from time-to-time to continue to purchase securities for its held-to-maturity portfolio. However, for the foreseeable future, the Company expects that the preponderance of its securities portfolio will be classified as available for sale.

      The following table presents our securities portfolio at the dates indicated:

	At December 31,

	2004		2003		2002

	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value

			(Dollars in Thousands)
Investment securities available for sale:
Trust Preferred Securities	$18,441	$18,219	$13,189	$12,795	$62,313	$58,176
Federal Agency Notes	232,594	230,046	222,309	218,753	45,252	45,304
Foreign Debt Securities	—	—	—	—	8,017	8,014
Asset-backed Securities	—	—	16,426	16,285	5,826	5,739
Municipals	—	—	90	90	360	360
Domestic Corporate Bonds	—	—	5,153	5,148	—	—
Commercial Paper	—	—	9,991	9,991	—	—

Total investment securities available for sale	$251,035	$248,265	$267,158	$263,062	$121,768	$117,593

Mortgage-backed securities available for sale:
FNMA	$366,307	$363,097	$440,835	$440,453	$577,731	$590,373
GNMA	106,501	105,072	79,103	78,842	280,263	286,153
FHLMC	288,789	285,965	275,882	273,940	289,094	289,959
Other	167,719	166,741	163,687	164,773	184,919	185,309

Total mortgage-backed securities available for sale	$929,316	$920,875	$959,507	$958,008	$1,332,007	$1,351,794

Total investment and mortgage- backed securities available for sale	$1,180,351	$1,169,140	$1,226,665	$1,221,070	$1,453,775	$1,469,387

Investment securities held to maturity:
Municipals	$215,594	$222,297	$184,264	$187,735	$111,049	$113,637

Mortgage-backed securities held to maturity:
FNMA	$5,765	$5,689	$—	$—	$—	$—
GNMA	102,439	102,595	99,524	98,713	—	—
FHLMC	1,404	1,388	—	—	—	—
Other	0	0	924	924	945	945

Total mortgage-backed securities held to maturity	$109,608	$109,672	$100,448	$99,637	$945	$945

Total investment and mortgage- backed securities held to maturity	$325,202	$331,969	$284,712	$287,372	$111,994	$114,582

Total securities	$1,505,553	$1,501,109	$1,511,377	$1,508,442	$1,565,769	$1,583,969

      Note 6 to the Consolidated Financial Statements discusses the recognition of the unrealized gains and losses in the above table. Note 6 to the Consolidated Financial Statements also discusses the factors considered by the Company in assessing whether an unrealized loss is temporary or “other-than-temporary.” When an unrealized loss is other-than-temporary, the difference between amortized cost and market value is recorded as a charge against earnings. The company considers specific factors in order to determine whether unrealized losses were considered to be temporary and when they were considered other-than-temporary. These factors include credit ratings, credit rating trends, general level of interest rates, severity of impairment and length of duration of impairment.

      The amortized cost of securities below book value as of December 31, 2004 for less than twelve months and more than twelve months totaled $719.0 million and $261.0 million, respectively. The table below presents the distribution of these securities by credit rating by NRSROs (dollars in thousands):

	December 31, 2004

	Less Than 12 Months			More Than 12 Months

	AAA	AA-	A-	AAA	AA-	A-	Not Rated	Total

Federal Agency Notes	$152,929	$—	$—	$66,975	$—	$—	$—	$219,904
MBS and CMOs	551,586	—	—	164,169	—	—	—	715,755
Trust Preferred Securities	—	—	4,000	—	—	4,500	5,000	13,500
Municipal Securities	10,532	—	—	19,832	570	—	—	30,934

Total	$715,047	$—	$4,000	$250,976	$570	$4,500	$5,000	$980,093

      On average, these securities were 0.98% below their respective book value. As a percentage of its book value, the single largest unrealized loss of 3.03% was due to one CMO note. In the available-for-sale portfolio, 82 securities were below book value. In the held-to-maturity portfolio, which had a high concentration of municipal bonds with nominal par amounts, 50 securities were below book value.

      Most of the securities with market values below book value are rated AAA by one or more NRSROs. The $4.0 million of trust preferred security valued below book value for less than twelve months consists of one bond issued from a pool that is collateralized by trust preferred securities (“pooled trust preferred security”). It is rated A-, and there have been no changes in credit rating for this security since purchase. There were two trust preferred securities valued below book value for more than twelve months. One of these securities is a $4.5 million pooled trust preferred security rated A. It was purchased at par value, and there have been no changes in credit rating for this security since purchase. The other trust preferred security is a $5.0 million floating rate bond indexed to 6-month LIBOR. It was purchased at par value and is not rated by any NRSRO. On March 9, 2005, the company guaranteeing this trust preferred security announced that it was calling the security effective April 6, 2005 at par value plus accrued interest. There were two municipal bonds rated AA- with an aggregate amortized cost of $570,000. The total temporary impairment on these two municipal bonds as of December 31, 2004 was $8,700 and was not considered significant given their credit rating.

      The following table presents the carrying value, weighted average yields and contractual maturities of our securities at December 31, 2004:

	At December 31, 2004

			After One Year		After Five Years
	Within One Year		through Five Years		through Ten Years		After Ten Years		Total

		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield

	(Dollars in Thousands)
Investment securities available for sale:
Trust Preferred Securities	$—	—%	$—	—%	$—	—%	$18,219	4.63%	$18,219	4.63%
Federal Agency Notes	99,963	1.95%	21,681	3.58%	108,402	4.43%	—	—	230,046	3.27%

Total investment securities available for sale	99,963	1.95%	21,681	3.58%	108,402	4.43%	18,219	4.63%	248,265	3.37%

Mortgage-backed securities available for sale:
FNMA	—	—	1,132	8.05%	37,170	5.36%	324,795	4.46%	363,097	4.56%
GNMA	—	—	—	—	—	—	105,072	4.36%	105,072	4.36%
FHLMC	—	—	—	—	26,474	4.01%	259,491	4.48%	285,965	4.43%
Other	—	—	—	—	—	—	166,741	4.29%	166,741	4.29%

Total mortgage-backed securities available for sale	—		1,132	8.05%	63,644	4.80%	856,099	4.42%	920,875	4.45%

Total investment and mortgage-backed securities available for sale	99,963	1.95%	22,813	3.80%	172,046	4.56%	874,318	4.42%	1,169,140	4.22%

Investment securities held to maturity:
Municipals	—	—	—	—	328	4.89%	215,266	4.77%	215,594	4.77%

Mortgage-backed securities held to maturity:
FNMA	—	—	—	—	—	—	5,765	4.49%	5,765	4.49%
GNMA	—	—	—	—	—	—	102,439	5.01%	102,439	5.01%
FHLMC	—	—	—	—	—	—	1,404	4.72%	1,404	4.72%

Total mortgage-backed securities held to maturity	—	—	—	—	—	—	109,608	4.98%	109,608	4.98%

Total investment and mortgage-backed securities held to maturity	—	—	—	—	328	4.89%	324,874	4.84%	325,202	4.84%

Total securities	$99,963	1.95%	$22,813	3.80%	$172,374	4.56%	$1,199,192	4.54%	$1,494,342	4.35%

      Deposits. Deposits have traditionally been our primary source of funds to use in lending and investment activities. At December 31, 2004, 53.4% of our deposits were time deposits, 27.4% were negotiable order of withdrawal (“NOW”) accounts, demand deposit and money market accounts, and 19.2% were savings accounts. By comparison, at December 31, 2003, 57.4% of our deposits were time deposits, 22.9% were NOW accounts, demand deposit and money market accounts, and 19.7% were savings accounts.

      We obtain our deposits primarily from the communities we serve. With the exception of state and federal government entities (“Public Fund Sector”) contributing 7.6% of total deposits, no other material portion of our deposits were from or were dependent upon any one customer or industry. We accept deposits over

$100,000 from customers. Included in the figure for time deposits at December 31, 2004, is $1.87 billion of deposits of $100,000 or greater, compared to $1.53 billion at December 31, 2003. Such deposits made up 35.8% of total deposits at December 31, 2004, compared to 34.1% at December 31, 2003. At December 31, 2003, we had $2.3 million in brokered deposits. We had no brokered deposits at December 31, 2004.

      Our average cost of deposits during 2004 was 1.39% as compared to 1.61% for 2003, and 2.16% for 2002. Our average interest rate paid on deposits was 1.59%, 1.33%, and 1.90% at December 31, 2004, 2003 and 2002, respectively.

      Core deposits include NOW accounts, demand deposit and money market accounts, and savings accounts. Core deposits increased 27.1% to $2.43 billion at December 31, 2004, compared to $1.91 billion at December 31, 2003. This growth in core deposits resulted primarily from the Bank’s continued focus on developing new commercial relationships in the ethnic Chinese community and further expansion into the Bank’s retail niche market. Time deposits increased 8.3% to $2.79 billion at December 31, 2004, from $2.57 billion at December 31, 2003, primarily as a result of the further incursions we have made in our niche markets.

      Core deposits increased 27.0% to $1.91 billion at the end of 2003, compared to $1.50 billion for the year ended December 31, 2002. This growth in core deposits resulted primarily from the acquisition of BCC during which the Bank acquired $1.25 billion in deposits. Of this total, $333.1 million were represented by core deposits and $913.5 million by time deposits. The balance of the increase was due to the expansion into the Bank’s retail niche market. Time deposits increased 2.8% to $2.57 billion at December 31, 2003, from $2.50 billion at December 31, 2002, also due to the above factors.

      The following table presents the time to maturity of the time deposit accounts at December 31, 2004:

Maturity Period	Amount

(Dollars in
Thousands)
One year or less	$2,525,310
Two through three years	256,327
Thereafter	6,370

$2,788,007

      At December 31, 2004, the Bank had $1.87 billion in time deposit accounts in amounts of $100,000 or more maturing as follows:

Maturity Period	Amount

(Dollars in
Thousands)
Three months or less	$695,912
Over 3 through 6 months	484,389
Over 6 through 12 months	521,567
Over 12 months	167,489

Total	$1,869,357

      Other Borrowings. The Bank maintains borrowing lines with numerous correspondent banks and brokers and with the Federal Home Loan Bank (“FHLB”) of San Francisco to supplement our supply of lendable funds and to manage liquidity. Such borrowings are generally secured with mortgage loans and/or securities with a market value at least equal to outstanding balances. In addition to loans and securities, advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco. At December 31, 2004, we had $407.3 million of advances outstanding and $481.3 million outstanding at December 31, 2003. At December 31, 2004, we had $921.5 million of additional FHLB borrowings available for future borrowing capacity.

      Included in the $407.3 million of FHLB advances as of December 31, 2004, were $72.3 million of short-term, fixed-rate advances that mature within one year. All of the $335.0 million in long-term advances mature between 2006 and 2008. As of December 31, 2004, $241.0 million of these advances may be terminated at the option of the FHLB of San Francisco. The FHLB may terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the original advance dates. To date, the FHLB has not exercised its option to terminate any advances to the Company. In the event the FHLB decided to exercise this option, the Company would need to pay the advances back.

      As of December 31, 2004, the Hong Kong branch had short-term borrowings of $46.3 million principally denominated in Hong Kong dollars with local financial institutions for liquidity management purposes.

      During the fourth quarter of 2004, the Wells Fargo Bank borrowing line maintained by UCBH was increased from $10.0 million to $20.0 million. The line was established in 2002 for liquidity purposes, is active as of December 31, 2004, and has not been drawn upon. The interest rate on the line which matures in December 2005 was 3.45% as of December 31, 2004. The purpose of the line is to provide liquidity for the holding company should unanticipated needs for such liquidity arise.

      Subordinated Debentures of the Company (“TPS”). The Company established special purpose trusts in 1998, 2001, and 2002 for the purpose of issuing Guaranteed Preferred Beneficial Interests in its Subordinated Debentures (“Capital Securities”). The trusts exist for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in Subordinated Debentures issued by the Company. Payment of distributions out of the monies held by the trusts and payments on liquidation of the trusts, or the redemption of the Capital Securities, are guaranteed by the Company to the extent the trusts have funds available thereof. The obligations of the Company under the guarantees and the Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries. Included in the total TPS is $30.0 million of TPS, which were issued in 1998 at the time of the management-led buyout of the Company. The cost of that debt is 9.38% and the debt has a par call in May 2005. These trusts are not consolidated on our financial statements. Please see Note 2 to the Consolidated Financial Statements for further discussion.

      The Company had $136.0 million of TPS outstanding at December 31, 2004, and at December 31, 2003. The proceeds of the 2002 issuances were primarily used to fund the acquisition of BCC in October 2002.

      Regulatory Capital. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines as calculated under regulatory accounting practices. As of December 31, 2004, the Bank met the “Well Capitalized” requirements under these guidelines. The total risk-based capital ratio of the Bank at December 31, 2004, was 12.67%, as compared with 12.18% at December 31, 2003. The ratio of Tier I Capital (as defined in the regulations) to average assets (as defined) of the Bank at December 31, 2004, was 8.49% as compared with 7.86% at December 31, 2003. The increase in these two ratios was primarily due to 2004 net income.

      The Company is categorized as “Well Capitalized.” The Company’s total risk-based capital ratio is higher than the Bank’s due to the inclusion of the “Capital Securities” as capital in the risk-based capital calculation. Capital Securities are includable as capital up to 25% of Tier I Capital. As discussed in Note 2 to the Consolidated Financial Statements, the trusts were deconsolidated for reporting purposes pursuant to the FIN 46R interpretation. In March 2005, the Federal Reserve issued final guidance allowing the inclusion of capital securities in Tier I capital subject to tightened quantitative limits and a broader range of restricted core capital elements, as defined. The Bank’s Tier I capital is unaffected, since all trust preferred securities have been issued at the holding company level.

      Stockholders’ Equity. Effective July 11, 2003, the Company issued approximately 2.3 million common shares with an aggregate value of $70.0 million in conjunction with the acquisition of FCB. Total common shares outstanding at December 31, 2004, were 45.6 million, compared with 45.0 million outstanding at December 31, 2003; prior periods have been restated for the April 2003 two-for-one stock split. On January 27, 2005, the Company declared a two-for-one stock split in the form of a stock dividend to shareholders of record as of March 31, 2005 and distributable on April 12, 2005.

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

      Net cash provided by operating activities for the year ended December 31, 2004, was $73.3 million. Of this amount, $85.6 million is from the Company’s net income as reduced by $18.0 million for net non-cash charges and $14.1 million net decrease in operating assets, and increased by $19.9 million net increase in operating liabilities. Non-cash charges primarily consist of gain on sale of loans, securities and other assets, net amounting to $19.6 million, and other, net amounting to $10.4 million, which includes the amortization of deferred loan fees and the write off of loans, offset by provision for loan losses amounting to $4.2 million, and depreciation and amortization of premises and equipment amounting to $7.0 million.

      Net cash used in investing activities for the year ended December 31, 2004, was $575.4 million. Of this amount, $1.20 billion was used in loans originated and purchased, net of principal collections, offset by $479.5 million in proceeds from sale of loans and $164.8 million from net activities related to the investments and mortgage back activities.

      Net cash provided by financing activities for the year ended December 31, 2004, was $633.6 million primarily due to $732.4 million from net activities related to deposits, offset by $97.8 million reduction of net borrowings from the Federal Home Loan Bank of San Francisco.

      The Company considers the impairment of value to certain investment and mortgage-backed securities is attributable to the movement of market interest rates and believes the fair value will improve over time due to the high credit ratings of the securities. There are no credit concerns with any of these investment and mortgage-backed securities, and the Company has the intent and ability to hold these securities to maturity.

      At December 31, 2004, we had $2.53 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity resources will provide us with sufficient amounts of cash necessary to meet these commitments.

      Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we maintain adequate sources of liquidity to meet our needs.

      Capital Resources. The Company has continuously declared quarterly dividends on common stock since 2000. The Company paid aggregate dividends of $6.8 million and $5.0 million during 2004 and 2003, respectively. The payment of such dividends did not have a significant impact on the liquidity of the Company. As a result of the dividend payouts, the total capital of the Company was reduced by $7.3 million and $5.0 million during 2004 and 2003, respectively. The payment of dividends during 2004 had the effect of reducing the Tier I leverage capital ratio by 12 basis points and risk-based capital ratio by 14 basis points. The payment of dividends during 2003 had the effect of reducing the Tier I leverage capital ratio by 13 basis points and risk-based capital ratio by 13 basis points.

      Contractual Obligation and Off-Balance-Sheet Arrangements. In the ordinary course of operations, the Company enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment. The Company also enters into limited use of derivative financial instruments for hedging purposes, which create contractual obligations, as part of its interest rate risk management process and customer accommodation activities. The Company engages in certain financial transactions that are not recorded on the Company’s balance sheet, in accordance with GAAP, or may be recorded on the Company’s balance sheet in amounts that are different than the full contract or notional amount of the transaction. Such transactions are structured to meet the financial needs of customers, manage the Company’s credit, market or liquidity risks, diversify funding sources or optimize capital.

      The following table presents, as of December 31, 2004, the Company’s significant contractual obligations and commercial commitments:

	Payments Due/Stated Maturities by Period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(Dollars in Thousands)
Deposits:
Demand and savings accounts(1)	$2,427,855	$2,427,855	$—	$—	$—
Time deposits	2,788,007	2,525,310	256,327	6,266	104

	5,215,862	4,953,165	256,327	6,266	104
Long-term debt:
FHLB borrowings	334,952	—	91,000	243,952	—
Subordinated debentures	136,000	—	—	—	136,000

	470,952	—	91,000	243,952	136,000
Off-balance-sheet arrangements:
Letters of credit
Commercial	14,455	14,455	—	—	—
Standby	30,296	28,986	1,310	—	—

	44,751	43,441	1,310	—	—
Unfunded CRA investment commitments	8,331	8,331	—	—	—

Commitments to extend credit:
Consumer (including residential mortgage)	75,558	75,558	—	—	—
Commercial (excluding construction)	451,946	451,946	—	—	—
Construction	260,441	260,441	—	—	—

	787,945	787,945	—	—	—
Lease obligations:
Operating leases	33,219	6,025	13,568	4,847	8,779
Derivatives:
Foreign exchange contracts receivable	(176,644)	(176,644)	—	—	—
Foreign exchange contracts payable	175,954	175,954	—	—	—
Put option to buy	18,683	18,683	—	—	—
Put option to sell	(18,683)	(18,683)	—	—	—

	(690)	(690)	—	—	—

(1)	Accounts with indeterminate maturities, such as savings and checking, are included in one year or less category.

     Deposits. Deposit liabilities represent the primary source of funding for the Company’s lending and investment activities. Deposits are raised primarily from the marketplace communities we serve. Approximately 47% of the deposits are composed of transaction, savings and money market accounts that have no stated maturity. The remaining 53% of deposits are composed of time deposits, the majority of which have remaining maturities of less than one year. The Company’s business is not seasonal in nature, and it accepts deposits over $100,000 from customers. With one exception, no single customer or industry accounts for a meaningful percentage of deposits. The exception is the State of California and municipalities in California whose balances total $395.5 million or 7.58% of total deposits as of December 31, 2004, with one entity accounting for a majority of those balances. Please refer to Note 10 to the Consolidated Financial Statements for additional details on the deposit portfolio.

      Borrowings. The Bank maintains borrowing lines with numerous correspondent banks and with the Federal Home Loan Bank (“FHLB”) of San Francisco to supplement our supply of lendable funds and to manage liquidity. Such borrowings are generally secured with mortgage loans and/or securities with a market value at least equal to outstanding balances. In addition to loans and securities, advances from the FHLB of San Francisco are typically secured by a pledge of our stock in the FHLB of San Francisco. Please refer to the Other Borrowings section above for additional discussion of borrowings. As of December 31, 2004, the Bank borrowings referenced in the above table all had remaining maturities of less than three months.

      In 1998, 2001 and 2002, the Company issued Junior Subordinated Debentures (“Debentures”). As of December 31, 2004, the net outstanding balance of the Debentures totaled $136.0 million. The Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries. The Debentures are owned solely by special purpose trusts created by the Company during the same time period to raise funds for capital and expansion purposes by issuing capital securities. The Company owns the common equity of the trusts, which equates to a three-percent interest in the outstanding balance of the Debentures held by the trusts. The Debentures bear either fixed interest at 9.38% or variable interests based on LIBOR rates, and have stated maturities ranging from May 1, 2028 through November 7, 2032. The Debentures may be redeemed early by the Company after a stated period based on the original terms of each trust. Interest is payable either semi-annually or quarterly. Please refer to Notes 11 and 20 to the Consolidated Financial Statements for additional details on the Junior Subordinated Debentures and the Special Purpose Trusts.

      Letters of Credit. Letters of Credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved with issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by the customer’s inventories or deposits held at the Company.

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

      Lease Obligations. The Company leases various premises and equipment under noncancellable operating leases, many of which contain renewal options and some of which contain escalation clauses. The contractual minimum future lease payments are shown in the table above and do not contain common area costs or maintenance charges, nor do they reflect future contractual minimum lease receipts from sublessees or tenants at the Company’s facilities. As of December 31, 2004, the Company had no obligations under capital leases. Please refer to Note 20 in the Notes to Consolidated Financial Statements for additional details on lease commitments.

      Foreign Exchange Contracts. Foreign exchange contracts are contracts to purchase or sell currencies in the over-the-counter market. Such contracts can be either for immediate or forward delivery. Entering into foreign exchange contracts agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts. The Company purchases or sells foreign exchange contracts in order to mitigate risk in and/or hedge a balance sheet or off-balance-sheet foreign exchange position. Additionally, the Company purchases and sells foreign exchange contracts for customers, as long as the foreign exchange risk is fully covered with an offsetting position. Please refer to Note 18 to the Consolidated Financial Statements for additional details on foreign exchange derivative instruments.

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

      Liquidity risk is the inability to accommodate liability maturities and withdrawals, fund asset growth and otherwise meet contractual obligations at reasonable market rates. Credit risk is the inability of a customer to meet its repayment obligations. Market risk is the fluctuation in asset values caused by changes in market prices and yields. Operational risk is the potential for loss resulting from events involving people, processes, technology, execution, legal, regulatory or reputation. We evaluate risk through various management committees with the oversight of the Board of Directors.

      The key management committees of the Company are as follows:

•	Enterprise Risk Management Committee reviews credit market, liquidity and operational risk.

•	Credit Management Committee reviews credit policies, products, and problem assets risk.

•	Asset/ Liability Committee reviews securities, loans and borrowings to assess yield, market and interest rate risk.

      Three Lines of Defense. Management has established control processes and procedures to align risk-taking and risk management throughout our organization. Each of our lines of business is responsible for identifying, quantifying, mitigating and managing all risks. Lines of business make and execute business plans, which makes them most familiar with the changing nature of risks and therefore best able to take actions to manage and mitigate those risks. Interest rate risk associated with our business activities is generally managed centrally in the Corporate Treasury function.

      Our Risk Management Department translates business plans into approved limits, approves requests for changes to those limits, approves transactions as appropriate and works closely with business divisions to establish and monitor risk parameters.

      Our Internal Audit Department provides an independent assessment of our management systems and internal control systems. Internal audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is complete, accurate, and employees’ actions are in compliance with corporate policies, standards, procedures, and applicable laws and regulations. In 2004, internal audit also assisted in the management testing phase of the Sarbanes-Oxley Section 404 project.

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

      At December 31, 2004, we had $2.53 billion of certificates of deposit scheduled to mature within one year. We believe that our liquidity resources will provide us with sufficient amounts of cash necessary to meet these commitments.

      Our liquidity may be adversely affected by unexpected withdrawals of deposits, excessive interest rates paid by competitors and other factors. We review our liquidity position regularly in light of our expected growth in loans and deposits. We believe that we maintain adequate sources of liquidity to meet our needs.

      At December 31, 2004, both the Company and the Bank met all of their regulatory capital requirements with risk-based capital ratios of 13.23% and 12.67%, respectively.

Credit Risk Management

      The Company’s credit risk management is an integrated process that stresses consistency with credit policies, line of business, accountability, oversight by the Chief Credit Officer and comprehensive risk measurement and diligent monitoring. Credit risk is also reviewed regularly by the Company’s Regulatory Examiners, independent loan review firm and Internal Audit, and is subject to examination by the regulators.

      Credit risk (including counterparty risk) is managed within the framework and guidance of comprehensive policies. Actual credit performance and exceptions are measured and managed through detailed tracking and analysis, and credit policies are routinely reviewed and/or modified as appropriate.

      All portfolios of credit risk are subject to periodic reviews, to ensure that the risk identification processes are functioning properly and that credit standards are followed. Such reviews are conducted by the business divisions themselves and by the office of the Chief Credit Officer. Credit risk is also reviewed regularly by the Company’s loan examiners and Internal Audit, and is subject to examination by the regulators.

Market Risk Management

      Market Risk and Net Portfolio Value. Market risk is the risk of loss of income from adverse changes in prices and rates that are set by the market. We are at risk due to changes in interest rates that may affect the income we receive on lending and investment activities, as well as the costs associated with our deposits and borrowings. A sudden and substantial change in interest rates could affect our earnings, if the rates of interest we earn on our loans and investments do not change at the same speed, to the same extent or on the same basis as the interest rates we pay on our deposits and borrowings. We make it a high priority to actively monitor and manage our exposure to interest rate risk.

      We accomplish this by first evaluating the interest rate risk that is inherent in the makeup of our assets and liabilities. Then, we consider our business strategy, current operating environment, capital and liquidity requirements, as well as our current performance objectives, to determine an appropriate level of risk.

      Our Board of Directors reviews our interest rate risk exposure quarterly. Our Board of Directors has appointed an Asset/ Liability Committee which includes certain senior management that is responsible for working with the Board of Directors to establish strategies to manage interest rate risk and to evaluate the effectiveness of these strategies. The Committee also estimates the effect of changes in interest rate on our net portfolio value (“NPV”) and whether such effects are within the limits set by the Board.

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

      As market interest rates decrease, the average expected life of our fixed-rate loans and investment securities shortens due to quicker prepayments, causing a relatively moderate increase in their value. The value of our deposit portfolio exhibits only relatively minor movements in a declining interest rate environment, since they are primarily short term in nature, resulting in the value of deposits decreasing more quickly than the value of assets increasing.

      As market interest rates rise, the average expected life of our fixed-rate loans and securities lengthens as prepayments decrease, causing a decline in value. The value of our deposits increases slowly in a rising rate environment, due to the concentration of time deposits in our deposit base which have terms of one year or less.

      We may use certain derivative financial instruments for hedging purposes, such as interest rate swaps, caps, and floors as part of our hedging program, to help mitigate our interest rate risk. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount that is presented on our balance sheet. See the above Contractual Obligation and Off-Balance-Sheet Arrangements section for additional information.

      The following table lists the percentage change in our net portfolio value, assuming an immediate change in interest rates of plus or minus 100 and 200 basis points, from the level at December 31, 2004 and 2003, and sustained through the projected forward rates. All loans and investments presented in this table are classified as held to maturity or available for sale. We had no trading securities at that date.

	Net Portfolio Value at
	December 31, 2004

Change in Interest Rates in Basis Points (Rate Shock)	Amount	$ Change	% Change

	(Dollars in Thousands)
200	$662,958	$(97,361)	(12.81)%
100	716,363	(43,956)	(5.78)
0	760,319	—	—
(100)	783,618	23,298	3.06
(200)	744,158	(16,162)	(2.13)

	Net Portfolio Value at
	December 31, 2003

Change in Interest Rates in Basis Points (Rate Shock)	Amount	$ Change	% Change

	(Dollars in Thousands)
200	$614,523	$(130,825)	(17.55)%
100	687,338	(58,010)	(7.78)
0	745,348	—	—
(100)	776,855	31,507	4.23
(200)	720,582	(24,766)	(3.32)

      Like all models that are dependent upon future interest rate movements and other variable, the NPV model that we use has some shortcomings. We have to make certain assumptions, including estimated prepayments, which may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the NPV model assumes that the makeup of our interest rate-sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of the Bank’s exposure to interest rate risk, we cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

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

      The Enterprise Risk Management Committee provides oversight to accelerate and facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Company. Such risks are managed through corporate wide or business division specific policies and procedures, controls and monitoring tools. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis, systems interruptions and new product introduction processes.

      Operational risks fall into two major categories: business specific and corporate-wide affecting all business lines. Operational Risk Management plays a different role in each category. For business specific risks, Operational Risk Management works with the divisions to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business recovery, legal and compliance, Operational Risk Management assesses the risks, develops a consolidated corporate view and communicates that view to the business level.

      To manage company-wide risks, we maintain specialized support groups, such as Legal, Information Security, Business Recovery, Finance, Compliance, and Technology and Operations. These groups assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses. An example of such an effort is our company-wide implementation of the anti-money laundering aspects of the USA PATRIOT Act.

Additional Information

      Trading Price of Common Stock. On November 5, 1998, the Company’s stock began trading on The NASDAQ Stock Market under the ticker symbol “UCBH”. On February 28, 2005, the stock closed at $41.39. The common stock’s high and low bid price for each of the four quarters ended December 31, 2004 and December 31, 2003, were as follows:

	2004	2004	2004	2004	2003	2003	2003	2003
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

High bid price during quarter(1)	$47.95	$41.27	$42.25	$41.50	$39.87	$33.40	$29.10	$22.37
Low bid price during quarter(1)	$37.84	$36.85	$33.72	$35.83	$31.32	$29.00	$22.53	$20.55

(1)	Adjusted for two-for-one stock split for shareholders of record as of March 31, 2001 and completed on April 11, 2001, and as of March 31, 2003, and completed on April 11, 2003.

     As of February 15, 2005, there were 28,841 shareholders of the Company’s common stock. The Company and the Bank are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. The Company declared dividends totaling $0.12 per share in 2003 and $0.16 per share in 2004.

[PRICEWATERHOUSECOOPERS LOGO]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of UCBH Holdings, Inc.:

      We have completed an integrated audit of UCBH Holdings, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of UCBH Holdings, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

      Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that UCBH Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because the Company did not maintain effective controls over the financial reporting process because the Company had a shortage of qualified financial reporting personnel with sufficient depth, skills and experience to apply generally accepted accounting principles to the Company’s transactions and to prepare financial statements that comply with accounting principles generally accepted in the United States of America, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

      We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2004, the Company did not maintain effective controls over the financial reporting process because the Company had a shortage of qualified financial reporting personnel with sufficient depth, skills and experience to apply generally accepted accounting principles to the Company’s transactions and to prepare financial statements that comply with accounting principles generally accepted in the United States of America. This material weakness resulted in material audit adjustments to the 2004 financial statements as well as adjustments to incorrect and omitted footnote disclosures, including, but not limited to, Segment Information, Federal and State Taxes on Income and Mortgage Servicing. Additionally, this material weakness could result in a material misstatement of annual or interim financial statements that would not be prevented or detected. Accordingly management has determined that this control deficiency constituted a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

      In our opinion, management’s assessment that UCBH Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, UCBH Holdings, Inc. has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP
San Francisco, California
March 15, 2005

UCBH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,

	2004	2003

ASSETS
Cash and due from banks	$73,864	$76,786
Federal funds sold	134,500	—
Investment and mortgage-backed securities available for sale, at fair value	1,169,140	1,221,070
Investment and mortgage-backed securities, at cost (fair value of $331,969 and $287,372 at December 31, 2004 and 2003, respectively)	325,202	284,712
Federal Home Loan Bank stock and other equity investments	56,867	41,316
Loans held for sale, at the lower of cost or market value	326,007	20,262
Loans held in portfolio	4,050,741	3,771,381
Allowance for loan losses	(56,472)	(58,126)

Net loans held in portfolio	3,994,269	3,713,255

Accrued interest receivable	24,507	21,756
Premises and equipment, net	89,238	84,145
Goodwill	68,301	87,437
Intangibles, net	17,576	15,117
Other assets	36,210	22,071

Total assets	$6,315,681	$5,587,927

LIABILITIES
Noninterest-bearing deposits	$428,602	$324,615
Interest-bearing deposits	4,787,260	4,158,906

Total deposits	5,215,862	4,483,521

Borrowings	407,262	505,542
Subordinated debentures	136,000	136,000
Accrued interest payable	6,110	8,346
Other liabilities	66,435	40,052

Total liabilities	$5,831,669	$5,173,461

Commitments and contingencies (Notes 18 and 20)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at December 31, 2004 and 2003; 45,565,912 and 45,038,378 shares issued and outstanding at December 31, 2004 and 2003, respectively	456	450
Additional paid-in capital	203,432	208,990
Accumulated other comprehensive loss	(6,498)	(3,245)
Retained earnings — substantially restricted	286,622	208,271

Total stockholders’ equity	484,012	414,466

Total liabilities and stockholders’ equity	$6,315,681	$5,587,927

See accompanying notes to consolidated financial statements.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except for Per Share Data)

	For the Years Ended December 31,

	2004	2003	2002

Interest income:
Loans	$226,292	$191,754	$156,983
Funds sold and due from banks	649	106	183
Investment and mortgage-backed securities	73,123	68,402	48,012

Total interest income	300,064	260,262	205,178

Interest expense:
Deposits	67,267	68,724	61,236
Short-term borrowings	2,165	1,084	565
Subordinated debentures	8,185	7,922	4,653
Long-term borrowings	14,966	13,984	13,778

Total interest expense	92,583	91,714	80,232

Net interest income	207,481	168,548	124,946
Provision for loan losses	4,201	9,967	9,673

Net interest income after provision for loan losses	203,280	158,581	115,273

Noninterest income:
Commercial banking and other fees	8,525	7,063	5,202
Service charges on deposits	2,654	2,249	1,704
Gain on sale of securities, net	12,713	11,013	3,527
Gain on sale of SBA loans, net	1,463	3,030	1,838
Gain on sale of multifamily loans	7,732	—	—
Equity loss in other equity investments	(2,210)	(152)	(129)

Total noninterest income	30,877	23,203	12,142

Noninterest expense:
Personnel	50,931	42,310	29,965
Occupancy	10,164	5,869	5,326
Data processing	5,896	4,826	3,463
Furniture and equipment	5,396	3,661	2,614
Professional fees and contracted services	7,496	5,802	5,626
Deposit insurance	774	695	467
Communication	1,287	1,066	726
Core deposit intangible amortization	1,283	1,762	227
Litigation settlement	—	—	6,750
Miscellaneous expense	15,926	14,217	9,185

Total noninterest expense	99,153	80,208	64,349

Income before income tax expense	135,004	101,576	63,066
Income tax expense	49,401	36,938	24,138

Net income	$85,603	$64,638	$38,928

Basic earnings per share	$1.89	$1.48	$0.98

Diluted earnings per share	$1.80	$1.41	$0.94

Dividends declared per share	$0.16	$0.12	$0.10

See accompanying notes to consolidated financial statements.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
(Dollars in Thousands, Except for Per Share Data)

				Accumulated
	Common Stock(1)		Additional	Other		Total
			Paid-In	Comprehensive	Retained	Stockholders’	Comprehensive
	Shares	Amount	Capital	Income (Loss)(2)	Earnings	Equity	Income

Balance at December 31, 2001	38,718,564	$194	$66,685	$(6,481)	$113,726	$174,124
Net income	—	—	—	—	38,928	38,928	$38,928
Other comprehensive income, net of tax(2)	—	—	—	15,534	—	15,534	15,534

Comprehensive income	—	—	—	—	—	—	$54,462

Stock options exercised, including related tax benefit	648,980	3	6,518	—	—	6,521
Cash dividend $0.10 per share	—	—	—	—	(3,990)	(3,990)
Issuance of shares in connection with acquisition of Bank of Canton of California	2,651,184	13	51,237	—	—	51,250

Balance at December 31, 2002	42,018,728	210	124,440	9,053	148,664	282,367
Net income	—	—	—	—	64,638	64,638	$64,638
Other comprehensive loss, net of tax(2)	—	—	—	(12,298)	—	(12,298)	(12,298)

Comprehensive income	—	—	—	—	—	—	$52,340

Stock options exercised, including related tax benefit	729,143	7	14,785	—	—	14,792
Cash dividend $0.12 per share	—	—	—	—	(5,031)	(5,031)
Issuance of shares in connection with acquisition of First Continental Bank	2,290,507	23	69,975	—	—	69,998
Stock split	—	210	(210)	—	—	—

Balance at December 31, 2003	45,038,378	450	208,990	(3,245)	208,271	414,466
Net income	—	—	—	—	85,603	85,603	$85,603
Other comprehensive loss, net of tax(2)	—	—	—	(3,253)	—	(3,253)	(3,253)

Comprehensive income	—	—	—	—	—	—	$82,350

Stock options exercised, including related tax benefit	527,534	6	11,233	—	—	11,239
Cash dividend $0.16 per share	—	—	—	—	(7,252)	(7,252)
Adjustment to purchase consideration in connection with acquisition of First Continental Bank (see Note 3)	—	—	(16,791)	—	—	(16,791)

Balance at December 31, 2004	45,565,912	$456	$203,432	$(6,498)	$286,622	$484,012

(1)	See Note 14 for information on stock dividend declared on January 27, 2005.

(2)	Accumulated Other Comprehensive Income (Loss) arises solely from net unrealized gains (losses) on securities available for sale, presented net of tax.

See accompanying notes to consolidated financial statements.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	For the Years Ended December 31,

	2004	2003	2002

Cash flows from operating activities:
Net income	$85,603	$64,638	$38,928
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for loan losses	4,201	9,967	9,673
Amortization of purchase price adjustments	(492)	(3,321)	(1,027)
Amortization of core deposit intangible	1,282	1,762	227
Depreciation and amortization of premises and equipment	7,021	5,810	2,901
Gain on sale of loans, securities and other assets, net	(19,592)	(13,912)	(5,107)
Other, net	(10,449)	9,054	2,134
Changes in operating assets and liabilities:
Decrease (increase) in other assets	(10,940)	20,279	1,424
Increase (decrease) in other liabilities	22,103	(8,692)	11,307
(Increase) decrease in accrued interest receivable	(3,159)	1,939	6,466
(Decrease) increase in accrued interest payable	(2,236)	(3,509)	(1,422)

Net cash provided by operating activities	73,342	84,015	65,504

Cash flows from investing activities:
Acquisition, net of cash acquired	—	46,280	(130,489)
Investments and mortgage-backed securities, available for sale:
Principal payments and maturities	756,762	599,925	306,982
Purchases	(1,440,455)	(1,080,127)	(1,070,856)
Sales	821,821	953,144	953,141
Called	68,136	98,932	92,073
Investments and mortgage-backed securities, held to maturity:
Principal payments and maturities	27,610	21,900	83
Purchases	(69,074)	(193,544)	(74,440)
Loans originated and purchased, net of principal collections	(1,201,383)	(939,264)	(641,986)
Proceeds from the sale of loans	479,495	135,948	75,283
Purchases of premises and other equipment	(12,950)	(9,414)	(1,402)
Other investing activities, net	(5,324)	(6,885)	(3,663)

Net cash used in investing activities	(575,362)	(373,105)	(495,274)

Cash flows from financing activities:
Net increase in NOW, checking, money market and savings accounts	517,744	307,944	287,454
Net increase (decrease) increase in time deposits	214,632	(154,356)	(9,307)
Proceeds from long-term borrowings	70,000	—	16,000
Payments on long-term borrowings	—	(4,000)	—
(Decrease) increase in short-term borrowings	(167,823)	156,634	62,500
Proceeds from issuance of common stock	5,824	5,432	3,185
Payment of cash dividend on common stock	(6,779)	(4,732)	(3,714)
Proceeds from issuance of subordinated debentures	—	—	100,000

Net cash provided by financing activities	633,598	306,922	456,118

Net increase in cash and cash equivalents	131,578	17,832	26,348
Cash and cash equivalents at the beginning of the year	76,786	58,954	32,606

Cash and cash equivalents at the end of the year	$208,364	$76,786	$58,954

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$94,602	$95,223	$81,654
Cash paid during the year for income taxes	36,372	37,610	32,271
Supplemental schedule of noncash investing and financing activities:
Loans securitized	147,134	286,050	315,234
Income tax benefit from stock options exercised	5,415	9,353	3,333
Acquisitions of First Continental Bank in 2003, and Bank of Canton of California, and Brooklyn, New York branch in 2002 were accounted for using the purchase method:
Fair value of assets acquired (see Note 3)	—	385,594	1,555,880
Fair value of liabilities assumed	—	326,897	1,331,214

Net assets acquired	—	58,697	224,666
Less common stock issued	—	(53,207)	(51,250)

Cash paid	$—	$5,490	$173,416

See accompanying notes to consolidated financial statements.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies

     Organization

      UCBH Holdings, Inc. (the “Company” or “UCBH”) is a bank holding company organized under the laws of Delaware that conducts its business through its principal subsidiary, United Commercial Bank (the “Bank” or “UCB”), a California state-chartered commercial bank. The Bank offers a full range of commercial and consumer banking products through its retail branches and other banking offices in California and New York, and internationally through its full-service branch in Hong Kong, which was opened during the second half of 2003 under a license granted by the Hong Kong Monetary Authority. During the three months ended March 31, 2004, the Company’s wholly owned subsidiary, UCB Investment Services, Inc. (“UCBIS”), commenced business. UCBIS is a registered broker-dealer with the Securities and Exchange Commission and a member of the National Association of Securities Dealers (“NASD”) and the Securities Investor Protection Corporation (“SIPC”).

     Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and most of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The wholly owned subsidiaries not included in the consolidated results are certain special purpose trusts established for the purpose of issuing Guaranteed Preferred Beneficial Interests in the Company’s Junior Subordinated Debentures. These trusts are excluded pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”) issued by the FASB in December of 2003, “Consolidation of Variable Interest Entities”, as the Company is not deemed to be the primary beneficiary. The Company also invests in affordable housing and small business corporations, limited liability companies, and limited partnerships as a result of Community Reinvestment Act (“CRA”) requirements. Such investments are generally accounted for under the equity or cost method pursuant to Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. None of these investments meet the requirements of FIN 46R, and therefore, are not consolidated.

     Fourth Quarter Adjustments

      During the fourth quarter, the Company identified accounting errors, primarily relating to accounting for the purchase consideration for the FCB acquisition, certain Community Reinvestment Act (“CRA”) investments, recognition of rent escalation clauses on operating leases and gain on sale of SBA loans. These matters are more fully described in Note 23.

     Reclassifications

      Certain reclassifications have been made to prior years’ consolidated financial statements in order to conform to the December 31, 2004, presentation.

      In April 2003, the Company completed a two-for-one stock split in the legal form of a stock dividend. Furthermore, as discussed in Note 14 of the Consolidated Financial Statements, on January 9, 2003, the Board declared its two-for-one stock split in the legal form of a stock dividend for shareholders of record as of March 31, 2003. Accordingly, the financial statements for all years presented have been restated to reflect the effect of this stock split, including cash dividends.

     Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated results.

     Cash and Cash Equivalents

      Cash and cash equivalents consist of cash and noninterest-bearing deposits, federal funds sold and securities purchased under agreements to resell. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less when purchased to be cash equivalents.

     Federal Funds Sold and Securities Purchased Under Agreements to Resell

      The Bank is required to maintain cash reserves in a noninterest-bearing account at the Federal Reserve Bank of San Francisco. Through the Federal Reserve Bank, the cash in excess of the Bank’s reserve requirement from its noninterest-bearing account at the Federal Reserve Bank (“Federal Funds”) is available for overnight and one day period sales to other institutions with accounts at the Federal Reserve Bank that are temporarily short of their reserve requirements. These sales include interest (“Federal Funds Rate”) the Bank charges other institutions for use of its Federal Funds.

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

     Investment and Mortgage-backed Securities

      In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company has designated a portion of the investment and mortgage-backed securities portfolio as “held-to-maturity” securities. As such, this portion of the portfolio is carried at cost, adjusted for the amortization of premiums and accretion of discounts. Cost is determined on a specific identification basis. Inasmuch as the Company has the ability and intent to hold the “held-to-maturity” securities in its portfolio until maturity, the carrying value has not been adjusted to reflect decreases in market value from amortized cost, if any. Declines in fair value that are deemed other-than-temporary, if any, are reported in noninterest income.

      Additionally, in accordance with SFAS No. 115, the Company has designated a portion of the investment and mortgage-backed securities portfolio as “available for sale”. Such securities are carried at fair value. Fair value is the quoted market price. If quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments. Unrealized holding gains or losses for “available-for-sale” securities are excluded from earnings and reported in a separate component of stockholders’ equity, net of tax. Premiums and discounts on investment and mortgage-backed securities are amortized against interest income, using the interest method, with the amortization period extending to the expected life of the securities. Gains or losses on the sale of securities, derived from the difference between the sales price and the securities carrying value, are recognized when sold. The Company does not maintain a trading account for securities.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

     Loans Held for Sale

      Loans originated and intended for sale are carried at the lower of aggregate cost or market value.

     Loans Held in Portfolio

      Loans are carried at the principal balance outstanding and adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are recognized generally as an adjustment of loan yield by the interest method based on the contractual term of the loans. Amortization of deferred loan fees is discontinued on nonperforming loans. Interest is accrued as earned.

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

      The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement. Restructured and performing loans are not placed on nonaccrual status.

      When evaluating loans for possible impairment, the Company makes an individual assessment for impairment when and while such loans are on nonaccrual status, or the loan has been restructured. When a loan has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the primary remaining source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by estimated costs to sell, will be used in place of discounted cash flows. The Company does not apply the loan-by-loan evaluation process described above to large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, such as residential mortgage (one to four family) loans, home equity loans, and other consumer loans.

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

     Allowance for Loan Losses

      The allowance for loan losses is based on management’s ongoing evaluation of various factors affecting collectibility of the loan portfolio. These factors include, but are not limited to, changes in the composition of the portfolio, current and economic conditions, overall portfolio quality, review of specific problem loans, and historical loan loss experience. A formal process is used to establish an adequate allowance for loan losses.

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

UCBH HOLDINGS, INC. AND SUBSIDIARIES

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

      The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries. Loans are charged off when they are classified as a “loss”. For any loan which is deemed classified, an impairment assessment is performed and the amount by which the recorded loan amount exceeds the value of the property or other collateral securing the loan is charged off, unless the loan is both well secured and in the process of collection. Recoveries of amounts that have been previously charged off are only recorded to the extent cash is received.

      Management believes that, as of December 31, 2004 and 2003, the allowance for loan losses was adequate based on information available at the time. If the economy weakens in the Company’s principal market areas, the Company’s loan portfolios could be adversely affected and higher charge-offs and increases in nonperforming assets could result. Such an adverse impact could also require a larger allowance for loan losses and increased charge-offs.

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

     Other Real Estate Owned (“OREO”)

      Foreclosed assets (other real estate owned) consist of properties acquired through, or in lieu of, foreclosure and are carried at the lower of cost or fair value less estimated selling costs, and are included in other assets. Cost includes the unpaid loan balance adjusted for applicable accrued interest, unamortized deferred loan fees and acquisition costs. In the event that the fair value less estimated selling costs is less than cost at the time of acquisition, the shortfall is charged to the allowance for loan losses. Subsequent write-downs, if any, and disposition gains and losses are reflected as charges to current operations. The Company had no OREO at December 31, 2004 or 2003.

     Other Equity Investments

      The Company is subject to certain requirements involving Community Reinvestment Act (“CRA”) activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

neighborhoods. The Company invests in CRA qualified investments such as affordable housing and small business investment companies. Such investments are included in other assets on the consolidated balance sheets and are direct equity investments substantially in limited partnerships and limited liability companies. Affordable housing investments are accounted for using the equity accounting method, per the FASB’s Accounting Principles Board Opinion 18 (“APB 18”) “The Equity Method of Accounting for Investments in Common Stock.” Similarly, other limited partnership and limited liability investments of 5% and over are accounted for under the equity accounting method; minor interests less than 5% under the cost basis, consistent with no influence over the underlying company’s operating and financial policies. Under equity accounting, the Company adjusts its cost basis by recognizing its share of earnings or losses of the underlying investment as equity loss in other equity investments on the consolidated statements of income. Under cost basis accounting, the Company’s cost basis in each investment is reduced by dividends received until cost basis of the individual investment is fully recovered. None of these investments meet the criteria of FIN No. 46 as referred to above and, therefore, are not consolidated. These investments totaled $30.9 million and $16.4 million as of December 31, 2004 and December 31, 2003, respectively.

     Accounting for Acquisitions of Certain Financial Institutions

      The Company capitalizes unidentifiable intangible assets as goodwill resulting from acquisitions of financial institutions. Accordingly, the Company’s intangible assets resulting from an acquisition are subject to the same undiscounted cash flow recoverability test, impairment loss recognition, and measurement provisions required for the Company’s other long-lived assets. The First Continental Bank (“FCB”) and the Bank of Canton of California (“BCC”) acquisitions were accounted for in accordance with this policy.

     Goodwill and Core Deposit Intangibles

      In accordance with SFAS No. 142 and No. 141, goodwill resulting from the Company’s acquisitions of FCB and BCC will not be amortized to expense over a fixed period of time, but will be tested for impairment at least annually by management to determine if facts and circumstances suggest that it is not recoverable. No such impairment in goodwill has occurred as of December 31, 2004 or 2003. Identifiable intangible assets, namely core deposit intangibles related to the FCB and BCC acquisitions and the purchase of certain assets and liabilities of a bank branch in Brooklyn, New York, are amortized over their estimated period of benefit. Identifiable intangible assets are tested for impairment quarterly.

     Securities Sold Under Agreements to Repurchase

      The Company periodically enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing. Accordingly, the securities underlying the agreements remain in the asset accounts, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The securities underlying the agreements are delivered to the dealers who arrange the transactions. Under some agreements, the dealers may sell, lend, or otherwise dispose of the securities to other parties and agree to resell to the Company substantially identical securities at the maturities of the agreements.

     Derivative Instruments and Hedging Activities

      Financial derivatives are instruments where a notional principal amount is tied to an underlying interest rate, currency exchange rate or other financial asset, index or pricing measure. Examples of derivative financial instrument are foreign exchange contracts (swaps and forwards), interest rate swaps, options, caps, floors, forwards, and similar instruments.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

      The Company does not speculate on the future direction of interest or exchange rates. Nonetheless, the Company may from time to time enter into financial derivative transactions to mitigate interest rate exposures inherent in its assets, liabilities, or its net interest position and/or to hedge various market or foreign exchange risks. The Company may also engage in financial derivative transactions on behalf of customers and to facilitate their transactions.

      As of December 31, 2004 and 2003, the Company had no derivative transactions designated as hedges according to the relevant accounting criteria. The Company’s derivatives not accounted for as hedges are carried at fair value in the financial statements with any gains or losses reflected in miscellaneous expense.

     Accounting for Loan Sales

      The Company primarily sells loans on a whole loan basis either with the Company releasing or retaining the right to service the loans. When the Company does not retain the servicing rights to the loans, the gain or loss on the sale is equal to the difference between the proceeds received and the book basis of the loans sold. If the loans are sold with the Company retaining the servicing rights, the gain or loss depends in part on the fair value attributed to the servicing rights.

      The rules governing the accounting for loan securitizations are established in Statement of Financial Accounting Standards No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). This standard establishes the conditions that must be present for treating a transfer of financial assets as a sale.

      In a sale, exchange or securitization, the Company may retain servicing rights of the underlying loans. In calculation the gain or loss on the sale, the Company allocates the cost basis of the loans sold between the assets sold and servicing rights based on their relative fair values at the date of sale. A gain or loss is recognized as the difference between the cash proceeds from the sale and the allocated cost basis of the assets sold. Because market quotes are generally not available for servicing assets, the Company estimates fair value based upon modeling techniques which are based on the assumptions the Company believes market participants would use for similar assets and liabilities.

     Accounting for Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company provides a valuation allowance against net deferred tax assets to the extent that realization of the assets is not considered more likely than not. The Company and the Bank file a consolidated federal income tax return and a combined California state income tax return.

     Accounting for Stock-Based Compensation

      The Company has elected to continue accounting for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board (the “APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, rather than the alternative fair value accounting allowed by SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. Under APB No. 25, the Company records no stock-based employee compensation cost if the stock options are granted with an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. As of December 31, 2004, the Company has one stock-based employee compensation plan, which is described more fully in Note 16. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

      Had compensation cost for the Company’s stock-based compensation arrangements for employees been determined based on the fair value at grant date of the awards for the years ended December 31, 2004, 2003 and 2002, consistent with the provisions of SFAS 123, the Company’s net loss and loss per share would have been the pro forma amounts as follows (dollars in thousands, except for per share data):

	December 31,

	2004	2003	2002

Net income:
As reported	$85,603	$64,638	$38,928
Deduct: Total stock-based employee compensation expense determined under fair value based method of all awards, net of related tax effects	(6,367)	(4,452)	(3,413)

Pro forma net income	$79,236	$60,186	$35,515

Basic earnings per share:
As reported	$1.89	$1.48	$0.98
Pro forma	$1.75	$1.38	$0.90
Diluted earnings per share:
As reported	$1.80	$1.41	$0.94
Pro forma	$1.66	$1.32	$0.86

      If the computed fair values of the stock awards had been amortized to expense over the vesting period of the awards, pro forma amounts would have been as shown in the above table. The impact of outstanding non-vested stock options has been excluded from the pro forma calculation.

     Earnings per Share

      In accordance with SFAS No. 128, “Earnings per Share”, which specifies the computation, presentation and disclosure requirements for earnings per share (“EPS”), the Company computes basic EPS by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the period, which is calculated using the treasury stock method for stock options. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect on EPS, and accordingly, are excluded from the calculation.

     Transfers of Financial Assets and Mortgage Servicing Rights

      The Company accounts for transfers of financial assets in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 140 requires application of a financial component’s approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings. The Company recognizes as servicing assets, rights to service loans it does not own but services for others for a fee.

      Additionally, the Company exchanges either multifamily or residential mortgage (one to four family) loans for Federal National Mortgage Association (“FNMA”) securities. These internal securitizations do not have a cash impact to the Company, since selected loans from the Company’s loan portfolio are exchanged for FNMA securities. Such securities are represented by exactly the same loans previously held in the Company’s

UCBH HOLDINGS, INC. AND SUBSIDIARIES

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

      MSRs are carried at the lower of cost or fair value and are amortized in proportion to and over the estimated net servicing revenue.

      In determining fair value, the Company stratifies its MSRs based on the risk characteristics of the underlying loan pools. The fair value of MSRs is determined by calculating the present value of estimated future net servicing cash flows, using assumptions of prepayments, defaults, ancillary income, servicing costs and discount rates that the Company believes market participants would use for similar assets.

      If the Company determines that the impairment for a stratum is temporary, a valuation allowance is recognized through a charge to current earnings for the amount the amortized balance exceeds the current fair value. If the fair value of the stratum were to later increase, the reduction of the valuation allowance may be recorded as a recovery through income. However, if the Company determines that an impairment for a stratum is other-than–temporary, the value of the MSRs and any related valuation allowance is written-down.

      If temporary impairment exists, the Company establishes a valuation allowance through a charge to net income for any excess of amortized cost over the current fair value, by risk stratification. If the Company later determines that all or a portion of the temporary impairment no longer exists for a particular risk stratification, it may reduce the valuation allowance through an increase to net income. Under the policy, the Company evaluates other-than-temporary impairment of MSRs by considering both historical and projected trends in interest rates, pay off activity and whether the impairment could be recovered through interest rate increases. The Company recognizes a direct write-down when it determines that the recoverability of a recorded valuation allowance is remote. A direct write-down permanently reduces the carrying value of the MSRs, while a valuation allowance (temporary impairment) can be reversed.

     Segment Reporting

      In accordance to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The Company’s three reportable segments are domestic commercial banking, the Hong Kong branch and UCB Investment Services, Inc.

     Translation of Foreign Currencies

      The Company considers the functional currency of its foreign branch to be the United States dollar. Accordingly, the Company remeasures monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates. Foreign currency transaction gains and losses are recognized in income in the period of occurrence.

     Certain Financial Instruments with Characteristics of Both Liabilities and Equities

      The Company accounts for financial instruments with characteristics of both liability and equity according to the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity”. SFAS No. 150 requires that an issuer classify financial

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies — (Continued)

instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance.

2.	Recent Accounting Pronouncements

     Other-Than-Temporary Impairment and Its Application to Certain Investments

      In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. EITF Issue No. 03-1 clarifies the investment impairment methodology for debt and equity securities within the scope of SFAS No. 115, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, and SFAS No. 124, “Accounting for Certain Investments Held by Not-For-Profit Organizations”, and for equity securities that are not subject to the scope of SFAS No. 115 and not accounted for under the equity method under APB Opinion No. 18 and related interpretations (hereinafter referred to as “cost method investments”).

      Certain disclosure requirements regarding investments accounted for under SFAS No. 115 and SFAS No. 124 are effective for annual financial statements for fiscal years ending after December 31, 2003. These currently effective disclosure requirements have been adopted by the Company and did not have a material impact on the financial condition or operating results of the Company. Additional disclosure requirements regarding cost method investments are effective for annual periods ending after June 15, 2004. The Company does not anticipate the adoption of these disclosure requirements to have a material impact on the financial condition or operating results of the Company.

      In September 2004, the FASB issued a final FASB Staff Position (“FSP”), FSP EITF 03-1-1, delaying the effective date of the measurement and recognition guidance indefinitely. Excluding the deferred guidance, the adoption of EITF No. 03-01 did not have a material impact on the financial condition or operating results of the Company.

     Accounting for Stock-Based Compensation

      On December 16, 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method as prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and requires that such transactions be accounted for using a fair value–based method. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123R is effective for the interim and annual periods beginning after June 15, 2005.

      SFAS No. 123R may be adopted using one of two methods: (1) A “modified perspective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. (2) A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The adoption of SFAS No. 123R may have a material impact on the Company’s financial position and results of operation.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

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

      In 1998, 2001 and 2002, the Company created certain special purpose trusts for the purpose of issuing capital securities. Through the third quarter of 2003, these trusts were consolidated into the financial results of the Company. Under FIN 46R, the trusts would no longer be consolidated as the trusts are deemed VIEs and the Company does not have a variable interest in the trusts. Consequently, the trusts have been deconsolidated from the financial results of the Company effective December 31, 2003 with consistent presentation for periods presented.

      The impact of this deconsolidation on the Company’s financial condition and operating results was immaterial, resulting primarily in classification changes on the Balance Sheet. A potential outcome arising as a result of FIN 46R was that the Federal Reserve Bank may no longer allow the capital securities issued by the trusts to be included in Tier I capital of the Company. In March 2005, the Federal Reserve finalized its guidance that these securities may continue to be included in the Company’s Tier I capital subject to tightened quantitative limits and a broader range of restricted core capital elements, as defined. The Bank’s Tier I capital is unaffected as the trusts and their securities have been issued at the holding company level.

Accounting for Certain Loans or Debt Securities Acquired in a Transfer

      In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 03-3 (“SOP 03-3”), which addresses accounting for loans or debt securities acquired in a transfer and the resulting differences between contractual cash flows and cash flows expected to be collected. This SOP does not apply to loans originated by the Bank. This SOP limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows over the investor’s initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual, or valuation allowance. SOP 03-3 also prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of individual loans, pools of loans and loans acquired in a purchase business combination.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Recent Accounting Pronouncements — (Continued)

      SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. For loans acquired in fiscal years beginning on or before December 15, 2004, decreases in cash flows expected to be collected should be applied prospectively. The Company does not anticipate the adoption of SOP 03-3 to have a material impact on the financial condition or operating results of the Company.

3.	Goodwill, Core Deposit Intangibles and Business Combinations

Business Combinations and Goodwill

      In July 2003, the Company completed its acquisition of privately-held FCB, a full-service commercial bank headquartered in Rosemead, California, with four branches serving the San Gabriel Valley in Southern California. The acquisition was undertaken to strengthen the Company’s competitive position and market share in the Southern California marketplace and better position the Company for future growth.

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

      The acquisition was effective July 11, 2003, and was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”. The results of FCB’s operations have been included in the consolidated financial statements since that date. The aggregate purchase price was approximately $76.2 million, composed of cash of $6.2 million and $70.0 million of the Company’s common stock, valued at the per share closing price on The NASDAQ Stock Market (“NASDAQ”) on the closing date of the acquisition.

      During the fourth quarter of 2004, the Company determined that the initial calculation of the purchase price for the acquisition of FCB, as reported in the 2003 consolidated financial statements, was based on the Company’s common stock value at the per share price on the closing date of the acquisition when the proper stock value share price should have been an average stock price at the announcement date. As a result, $44.2 million of the purchase price was allocated to goodwill, which represents an overstatement of $16.8 million. To properly reflect the fair value of the purchase price consideration, the Company recorded an adjustment in the amount of $16.8 million in the fourth quarter of 2004, reducing paid in capital, total stockholders’ equity, and goodwill by this amount.

      In accordance with SFAS No. 141, the Company recorded the assets acquired and liabilities assumed at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the new assets acquired by $46.4 million. This amount was recognized at acquisition date as intangible assets, consisting of goodwill of $44.2 million and a core deposit intangible of $2.2 million. The fair value determination of core deposit intangibles was based upon independent appraiser valuation. The professional service fees with regard to the acquisition were reflected as a component of the total purchase price.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Goodwill, Intangibles and Business Combinations — (Continued)

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition as adjusted (dollars in thousands):

Cash and cash equivalents	$51,770
Securities	56,854
Loans, net	243,015
Goodwill	25,112
Core deposit intangibles	2,225
Other assets	4,460

Total assets acquired	$383,436

Deposits	325,975
Other liabilities	428

Total liabilities assumed	$326,403

Net assets acquired	$57,033

      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill will not be expensed over a fixed period of time, but will be tested for impairment at least annually. None of the goodwill is expected to be deductible for income tax purposes. Identifiable intangible assets, namely core deposit intangibles, of $2.2 million are amortized over their estimated period of benefit. Amortization expense for the FCB core deposit intangibles was $193,000 and $435,000 for the year ended December 31, 2004 and 2003, respectively.

      Unaudited pro forma consolidated results of operations for the year ended December 31, 2003, as though FCB had been acquired as of January 1, 2003, are as follows (dollars in thousands):

2003

Net interest income	$174,377
Net income	$65,783
Basic earnings per share	$1.51
Diluted earnings per share	$1.44

      The following table summarizes the changes in the carrying amount of goodwill (dollars in thousands):

December 31 December 31, 2002	$46,052
First Continental Bank acquisition	44,248
Adjustments	(2,863)

December 31, 2003	87,437
Adjustments	(19,136)

December 31, 2004	$68,301

      Included in the $19.1 million goodwill adjustment is $2.3 million related to certain asset and liability adjustments post acquisition dates. During the quarter ended June 30, 2004, the Company finalized its purchase accounting with respect to the FCB acquisition and as a result, there was a $2.3 million reduction in goodwill. In the third quarter of 2004 and 2003, the annual review of goodwill for impairment was performed, and it was determined that no adjustment was necessary. The Company will continue to evaluate goodwill for impairment in the future.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Goodwill, Intangibles and Business Combinations — (Continued)

Core Deposit Intangibles

      The gross carrying amount of core deposit intangibles and the associated accumulated amortization are as follows (dollars in thousands):

	As of December 31, 2004		As of December 31, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Core deposit intangibles	$13,100	$(3,272)	$13,100	$(1,989)

      The following table illustrates core deposit intangibles balance sheet changes for the years ended December 31, 2004 and 2003 (dollars in thousands):

Balance at December 31, 2002	$10,734
Addition/ Capitalization	2,138
Purchases	—
Amortization	(1,761)
Write-downs	—
Other	—

Balance at December 31, 2003	$11,111
Addition/ Capitalization	—
Purchases	—
Amortization	(1,283)
Write-downs	—
Other	—

Balance at December 31, 2004	$9,828

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Mortgage Servicing Rights

      Amortization expense on MSRs is recorded as a reduction in loan servicing fee income and reported as part of commercial banking and other fees. During the year ended December 31, 2004, intangible assets were reviewed for impairment and $80,000 of capitalized loan servicing assets was deemed impaired during the second quarter, and the asset written down accordingly. The following table illustrates MSR balance sheet changes for the years ended December 31, 2004 and 2003 (dollars in thousands):

Balance at December 31, 2002	$1,631
Addition/ Capitalization	1,983
Purchases	841
Amortization	(449)
Write-downs	—
Other	—

Balance at December 31, 2003	$4,006
Addition/ Capitalization	5,319
Purchases	—
Amortization	(1,388)
Write-downs	(190)
Other	—

Balance at December 31, 2004	$7,747

      The Company services real estate loans for others of $1.11 billion and $423.9 million at December 31, 2004 and 2003, respectively. These loans are not included in the consolidated balance sheets. In connection therewith, the Company held trust funds of approximately $14.1 million as of December 31, 2004 and 2003, all of which were segregated in separate accounts and included in the respective balance sheets. Some agreements with investors to whom the Company has sold loans have provisions that could require repurchase of loans under certain circumstances. Management does not believe that any such repurchases will be significant.

      The following table (dollars in thousands) presents the fair value of capitalized MSRs as of December 31, 2004 along with sensitivity analysis related to two key factors, prepayment speed and discount rate. These sensitivity analyses should be used with caution as the calculations were prepared by varying only one factor at a time and holding all others constant for purposes of the analyses. Changes in one factor may result in changes in other factors and such changes might magnify or counteract the sensitivities as presented. Additionally, changes in fair value based on changes in an assumption generally cannot be extrapolated because the relationship of the change in the factor to the change in fair value may not be linear.

Fair value of mortgage servicing rights	$10,288

Expected weighted-average life (in years)	3.90

Range of prepayment speed assumptions (annual CPR)	12%-26%
Discount rate assumption	14.21%
Decrease in fair value from 10% adverse CPR change	$(735)

Decrease in fair value from 20% adverse CPR change	$(1,244)

Decrease in fair value from 100 basis point adverse change	$(237)

Decrease in fair value from 200 basis point adverse change	$(464)

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Restrictions on Cash and Due from Banks

      The Bank is required to maintain a percentage of its deposit balances as reserves either in cash or on deposit at the Federal Reserve Bank. At both December 31, 2004 and 2003, the reserve requirement was $6.8 million.

6.	Investment and Mortgage-backed Securities

      Federal agency notes, mortgage-backed securities (“MBS”), and collateralized mortgage obligations (“CMO”) are guaranteed by GNMA, FNMA, or FHLMC. Substantially all of the securities were rated, as indicated in the table below, by at least one nationally recognized statistical rating organization (“NRSRO”).

      The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 2004, are shown below. Additionally, the portion of the portfolio with an unrealized loss position is presented for December 31, 2004, in the following table (dollars in thousands):

	December 31, 2004

	Total Portfolio				Portion of Portfolio with an Unrealized Loss Position

					Less Than 12		12 Months or
					Months		More		Total
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description	Cost	Gains	Losses	Value	Value	Losses	Value	Losses	Value	Losses

Investment Securities Available for Sale:
Trust Preferred Securities	$18,441	$28	$(250)	$18,219	$3,960	$(40)	$9,290	$(210)	$13,250	$(250)
Federal Agency Notes	232,594	87	(2,635)	230,046	152,451	(478)	64,818	(2,157)	217,269	(2,635)

Total Investment Securities Available for Sale	251,035	115	(2,885)	248,265	156,411	(518)	74,108	(2,367)	230,519	(2,885)

Mortgage-backed Securities Available for Sale:
FNMA	366,307	866	(4,076)	363,097	210,437	(1,957)	65,572	(2,119)	276,009	(4,076)
GNMA	106,501	79	(1,508)	105,072	65,670	(1,173)	12,971	(335)	78,641	(1,508)
FHLMC	288,789	495	(3,319)	285,965	108,720	(1,131)	68,595	(2,188)	177,315	(3,319)
Other	167,719	81	(1,059)	166,741	145,856	(1,059)	—	—	145,856	(1,059)

Total Mortgage-backed Securities Available for Sale	929,316	1,521	(9,962)	920,875	530,683	(5,320)	147,138	(4,642)	677,821	(9,962)

Total Investment Securities Available for Sale and Mortgage-backed Securities Available for Sale	$1,180,351	$1,636	$(12,847)	$1,169,140	$687,094	$(5,838)	$221,246	$(7,009)	$908,340	$(12,847)

Investment Securities Held to Maturity:
Municipal Securities	$215,594	$7,415	$(712)	$222,297	$10,457	$(75)	$19,765	$(637)	$30,222	$(712)
Mortgage-backed Securities Held to Maturity:
FNMA	5,765	—	(76)	5,689	5,689	(76)	—	—	5,689	(76)
GNMA	102,439	489	(333)	102,595	8,396	(18)	12,075	(315)	20,471	(333)
FHLMC	1,404	—	(16)	1,388	1,388	(16)	—	—	1,388	(16)

Total Investment and Mortgage-backed Securities Held to Maturity	325,202	7,904	(1,137)	331,969	25,930	(185)	31,840	(952)	57,770	(1,137)

Total securities	$1,505,553	$9,540	$(13,984)	$1,501,109	$713,024	$(6,023)	$253,086	$(7,961)	$966,110	$(13,984)

      At December 31, 2004, the carrying value of the securities was $1.51 billion, and approximates the market value of $1.50 billion. At December 31, 2003, the carrying value of the securities was $1.51 billion, and the market value was $1.51 billion. For the year ended December 31, 2004, the total unrealized loss on securities was $4.4 million. The loss on securities that are available for sale was $11.2 million. The unrealized $11.2 million loss, net of tax benefit of $4.8 million, is included as a reduction to stockholders’ equity. The

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Investment and Mortgage-backed Securities — (Continued)

$6.8 million gain between the carrying value and market value of securities that are held to maturity has not been recognized in the financial statements for the year ended December 31, 2004.

      As indicated above, certain securities have had unrealized losses for more than twelve months. There are no credit concerns with any of these securities and as of December 31, 2004, the Company has the ability and intent to hold these securities to maturity. As a result, the Company has concluded that none of these securities is other than temporarily impaired.

      The amortized cost and approximate market value of investment securities and mortgage-backed securities classified as available for sale and held to maturity at December 31, 2003 are shown below. Additionally, the portion of the portfolio with an unrealized loss position is presented for December 31, 2003 below (dollars in thousands):

	December 31, 2003

	Total Portfolio				Portion of Portfolio with an Unrealized Loss Position

					Less Than 12		12 Months or
					Months		More		Total
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description	Cost	Gains	Losses	Value	Value	Losses	Value	Losses	Value	Losses

Investment Securities Available for Sale:
Trust Preferred Securities	$13,189	$141	$(535)	$12,795	$4,253	$(248)	$4,713	$(287)	$8,966	$(535)
Federal Agency Notes	222,309	107	(3,662)	218,753	179,196	(3,662)	—	—	179,196	(3,662)
Domestic Debt Securities and Commercial Paper	15,144	41	(46)	15,139	2,020	(46)	—	—	2,020	(46)
Asset-backed Securities	16,426	1	(143)	16,285	16,202	(143)	—	—	16,202	(143)
Municipals	90	—	—	90	—	—	—	—	—	—

Total Investment Securities Available for Sale	267,158	290	(4,386)	263,062	201,671	(4,099)	4,713	(287)	206,384	(4,386)

Mortgage-backed Securities Available for Sale:
FNMA	440,835	3,433	(3,815)	440,453	224,956	(3,815)	—	—	224,956	(3,815)
GNMA	79,103	406	(667)	78,842	29,686	(667)	—	—	29,686	(667)
FHLMC	275,882	1,435	(3,377)	273,940	132,808	(3,377)	—	—	132,808	(3,377)
Other	163,687	1,391	(305)	164,773	11,899	(305)	—	—	11,899	(305)

Total Mortgage-backed Securities Available for Sale	959,507	6,665	(8,164)	958,008	399,349	(8,164)	—	—	399,349	(8,164)

Total Investment Securities Available for Sale and Mortgage-backed Securities Available for Sale	$1,226,665	$6,955	$(12,550)	$1,221,070	$601,020	$(12,263)	$4,713	$(287)	$605,733	$(12,550)

Investment Securities Held to Maturity:
Municipal Securities	$184,264	$4,601	$(1,130)	$187,735	$37,761	$(1,130)	$—	$—	$37,761	$(1,130)
Mortgage-backed Securities Held to Maturity:
GNMA	99,524	3	(814)	98,713	83,469	(814)	—	—	83,469	(814)
Other	924	—	—	924	—		—	—	—	—

Total Investment and Mortgage-backed Securities Held to Maturity	284,712	4,604	(1,944)	287,372	121,230	(1,944)	—	—	121,230	(1,944)

Total securities	$1,511,377	$11,559	$(14,494)	$1,508,442	$722,250	$(14,207)	$4,713	$(287)	$726,963	$(14,494)

      As of December 31, 2004 and 2003, the remaining contractual maturities on investment and mortgage-backed securities classified as held to maturity and available for sale are shown below. The remaining contractual maturities for mortgage-backed securities were allocated assuming no prepayments. Remaining

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Investment and Mortgage-backed Securities — (Continued)

maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before underlying mortgages mature.

	2004		2003

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

	(Dollars in Thousands)
Available for sale:
Investment securities available for sale:
In one year or less	$99,974	$99,963	$69,960	$69,959
After one year through five years	21,755	21,681	31,623	31,365
After five years through ten years	110,865	108,402	152,386	148,943
After ten years	18,441	18,219	13,189	12,795

Subtotal	251,035	248,265	267,158	263,062

Mortgage-backed securities available for sale:
In one year or less	1,096	1,132	—	—
After five years through ten years	63,933	63,644	48,601	48,792
After ten years	864,287	856,099	910,906	909,216

Subtotal	929,316	920,875	959,507	958,008

Total investment and mortgage-backed securities available for sale	$1,180,351	$1,169,140	$1,226,665	$1,221,070

Held to maturity:
Investment securities held to maturity:
After five years through ten years	$328	$361	$328	$371
After ten years	215,266	221,936	183,936	187,364

Subtotal	215,594	222,297	184,264	187,735

Mortgage-backed securities held to maturity:
After one year through five years	—	—	10	10
After five years through ten years	—	—	1	1
After ten years	109,608	109,672	100,437	99,626

Subtotal	$109,608	$109,672	$100,448	$99,637

Total investment and mortgage-backed securities held to maturity	$325,202	$331,969	$284,712	$287,372

Total securities	$1,505,553	$1,501,109	$1,511,377	$1,508,442

      Approximately $774.7 million and $692.8 million of investment and mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at December 31, 2004 and 2003, respectively. For the year ended December 31, 2004, proceeds from the sale of available-for-sale securities totaled $821.8 million, with gross realized gains of $14.8 million and gross realized losses of $2.1 million. Proceeds from the sale of available for sale securities for the year ended December 31, 2003, totaled $953.3 million, with gross realized gains of $18.4 million and gross realized losses of $7.4 million. For the year ended December 31, 2002, proceeds from the sale of available-for-sale securities totaled $953.1 million, with gross realized gains of $5.1 million and gross realized losses of $1.7 million.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Investment and Mortgage-backed Securities — (Continued)

      There were no mortgage-backed securities sold under agreements to repurchase as of December 31, 2004 or 2003 or at any time during 2004. When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

7.	Federal Home Loan Bank Stock and Other Equity Investments

      The Company, along with all financial institutions, must own stock in the Federal Home Loan Bank (“FHLB”) in order to have access to FHLB’s other products and services. The stock does not trade in a market, but may be issued, exchanged, redeemed, and repurchased by the FHLB only at its stated par value. The stock is redeemable on 5 years’ written notice, subject to certain conditions, by the shareholder. The FHLB can redeem stock with 15 days written notice and at quarterly intervals if the member has stock in excess of 115% of its calculated requirement. Additionally, the FHLB declares stock or cash dividends each calendar quarter. The Company’s other equity investments consist of CRA investments (See Note 1).

      The following table presents the Company’s FHLB stock and other equity investments as of the periods indicated (dollars in thousands):

	December 31,

	2004	2003

FHLB Stock	$25,940	$24,931
Other Equity Investments	30,927	16,385

Total FHLB Stock and Equity Investments	$56,867	$41,316

8.	Loans

      As of December 31, 2004 and 2003, the composition of the loan portfolio was as follows (dollars in thousands):

	2004	2003

Commercial:
Secured by real estate — nonresidential	$1,951,020	$1,709,976
Secured by real estate — multifamily	865,483	1,162,565
Construction	291,080	293,875
Business	468,220	296,100

Total commercial loans	3,575,803	3,462,516

Consumer:
Residential mortgage (one to four family)	434,323	274,392
Other	47,926	43,117

Total consumer loans	482,249	317,509

Gross loans	4,058,052	3,780,025
Net deferred loan fees	(7,311)	(8,644)

Loans	4,050,741	3,771,381
Allowance for loan losses	(56,472)	(58,126)

Net loans	$3,994,269	$3,713,255

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Loans — (Continued)

      As of December 31, 2004, loans at fixed interest rates amounted to $572.4 million, and loans at variable interest rates amounted to $3.49 billion. Loans of approximately $12.6 million and $5.9 million were on nonaccrual status at December 31, 2004 and 2003, respectively.

      As of December 31, 2004, residential mortgage (one to four family) and multifamily loans with a book value and market value of $1.47 billion were pledged to secure FHLB advances (see Note 11).

      The following table indicates the Company’s impaired loans for the years ended December 31, 2004, 2003, and 2002 (dollars in thousands):

	2004	2003	2002

Impaired loans with an allowance	$14,808	$4,965	$—
Impaired loans without an allowance	136	—	—

Total impaired loans	$14,944	$4,965	$—

Allowance for impaired loans under SFAS No. 114	$3,592	$2,128	$—

Interest income recognized on impaired loans during the year	$—	$—	$—

      Our average recorded investment in impaired loans for the year ended December 31, 2004 was $17.4 million. All impaired loans as of December 31, 2004 and 2003, were included in nonaccrual loans.

      Loans past due ninety days and still accruing as of December 31, 2004 and 2003, were $3.1 million and $1.5 million, respectively.

      For the years ended December 31, 2004, 2003 and 2002, the activity in the allowance for loan losses and allowance for losses related to unfunded commitments was as follows (dollars in thousands):

	2004	2003	2002

Balance at beginning of year:
Allowance for loan losses	$58,126	$48,865	$34,550
Allowance for losses — unfunded commitments	2,737	—	—

Total allowance for losses at beginning of the year	60,863	48,865	34,550
Provision for losses	4,202	9,967	9,673
Loans charged off	(4,798)	(3,349)	(5,563)
Recoveries of loans previously charged off	145	1,352	43
Adjustment — acquired through merger	—	4,028	10,162

Total allowance for losses at end of year	$60,412	$60,863	$48,865

Allowance for loan losses	$56,472	$58,126	$48,865
Allowance for losses — unfunded commitments	3,940	2,737	—

Total allowance for losses at end of year	$60,412	$60,863	$48,865

      During the fourth quarter of 2004, the Company updated certain loan loss risk factors for commercial real estate and consumer loans. These changes were the result of a further refinement to the Company’s process, including more detailed analysis of individual borrower’s business, related financial performance and review of rent schedules. As a result of the refinements to these risk factors designation and reclassification of $326.0 million in loans held for sale in December 2004 and the upgrade of previously classified loans due to

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Loans — (Continued)

sustained performance, the Company recorded a negative provision for loan losses of $626,000 during the fourth quarter of 2004.

      As of December 31, 2004 and 2003, the composition of the loans held for sale portfolio was as follows (dollars in thousands):

	2004	2003

Commercial:
Secured by real estate — nonresidential	$26,882	$14,203
Secured by real estate — multifamily	295,253	—
Business	3,337	6,059

Gross loans held for sale	325,472	20,262
Net deferred loan fees	535	—

Loans held for sale	$326,007	$20,262

9.	Premises and Equipment

      As of December 31, 2004, and 2003, premises and equipment were as follows (dollars in thousands):

	2004	2003

Land and buildings	$103,380	$104,981
Leasehold improvements	25,656	17,095
Equipment, furniture and fixtures	28,251	25,163

	157,287	147,239
Less accumulated depreciation and amortization	(68,049)	(63,094)

Total	$89,238	$84,145

      Total depreciation and amortization expense was $5.8 million, $5.8 million, and $2.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

      Rental income is included in occupancy expense in the statement of income and totaled $5.9 million, $6.2 million, and $1.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. The future noncancelable minimum lease payment receivables as of December 31, 2004, are as follows (dollars in thousands):

2005	$5,030
2006	3,313
2007	2,159
2008	1,645
2009	1,077
2010 and thereafter	385

Total	$13,609

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Deposits

      As of December 31, 2004 and 2003, deposit balances were as follows (dollars in thousands):

	2004		2003

		Weighted		Weighted
		Average		Average
	Balance	Rate	Balance	Rate

NOW, checking and money market accounts	$1,427,366	0.96%	$1,026,047	0.65%
Savings accounts	1,000,489	1.03	884,064	0.77
Time deposits:
Less than $100,000	918,650	1.79	1,042,843	1.73
$100,000 or greater	1,869,357	2.26	1,530,567	1.82

Total time deposits	2,788,007	2.11	2,573,410	1.79

Total deposits	$5,215,862	1.59%	$4,483,521	1.33%

      As of December 31, 2004, remaining maturities on time deposits were as follows (dollars in thousands):

2005	$2,525,310
2006	239,342
2007	16,985
2008	3,239
2009	3,027
2010 and thereafter	104

Total	$2,788,007

      For the years ended December 31, 2004, 2003 and 2002, interest expense on deposits was as follows (dollars in thousands):

	2004	2003	2002

NOW, checking and money market accounts	$9,295	$6,774	$5,952
Savings accounts	8,451	7,191	6,582
Time deposits	49,979	55,153	49,083
Less penalties for early withdrawal	(458)	(394)	(381)

Total	$67,267	$68,724	$61,236

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Borrowings

      For the years ended December 31, 2004, 2003 and 2002, the following short-and long-term borrowings were outstanding (dollars in thousands):

	2004	2003	2002

Short-term borrowings:
FHLB of San Francisco advances and other short-term borrowings:
Average balance outstanding	$164,964	$76,827	$23,606
Maximum amount outstanding at any month end period	300,695	234,134	322,000
Balance outstanding at end of period	72,310	234,134	77,500
Weighted average interest rate during the period	1.30%	1.41%	2.40%
Weighted average interest rate at end of period	1.22%	1.00%	1.13%
Weighted average remaining term to maturity at end of period (in years)	—	—	—
Long-term borrowings:
FHLB of San Francisco advances:
Average balance outstanding	$299,253	$271,688	$253,666
Maximum amount outstanding at any month end period	335,104	274,000	285,953
Balance outstanding at end of period	334,952	271,408	275,874
Weighted average interest rate during the period	5.00%	5.15%	5.43%
Weighted average interest rate at end of period	4.89%	5.12%	5.08%
Weighted average remaining term to maturity at end of period (in years)	2.9	4.0	5.0

      The Company maintains a secured credit facility with the FHLB of San Francisco against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB of San Francisco eligible collateral of at least 100% of outstanding advances. Included in the long-term borrowings were $226.0 million of advances maturing in 2008 with provisions that allow the FHLB of San Francisco, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. As of December 31, 2004, $241.0 million of these advances may be terminated at the option of the FHLB. The advances were secured with $309.8 million of mortgage-backed securities and $1.47 billion of loans. At December 31, 2004, credit availability under this facility was approximately $921.5 million.

      Future payments due on borrowings subsequent to December 31, 2004, are as follows (dollars in thousands):

2005	$72,310
2006	45,000
2007	46,000
2008	243,952

$407,262

      During 2004, the Company increased its unsecured borrowing line with Wells Fargo Bank to $20.0 million from the 2002 established unsecured borrowing line of $10.0 million. The Company has not taken an advance under the terms of the line. This line is maintained for contingency liquidity at the holding company level.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Subordinated Debentures

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

      A total of $90.0 million of the proceeds from the 2002 issuances were used to fund a portion of the purchase price of the BCC acquisition. The remaining proceeds from the issuance of the Capital Securities were used to provide additional capital for the Company. Interest expense on the Capital Securities was $8.4 million, $8.2 million and $4.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

      The table below summarizes the outstanding Capital Securities issued by each special purpose trust and the debentures issued by UCBH to each trust as of December 31, 2004 (dollars in thousands):

					Capital Securities and Junior
					Subordinated Debentures

	Capital Securities		Principal			Annualized	Current		Payable/
			Balance of	Not Redeemable		Coupon	Interest	Date of Rate	Distribution
Trust Name	Issuance Date	Amount	Debentures	Until	Stated Maturity	Rate	Rate	Change	Dates

UCBH Trust Co.	April 1998	$30,000	$30,928	May 1, 2005	May 1, 2028	9.38%	9.38%	—	May 1 November 1

UCBH Capital Trust I	November 2001	6,000	6,186	December 8, 2006	December 8, 2031	6-month LIBOR + 3.80%	6.44%	December 2004	June 8 December 8

UCBH Holdings Statutory Trust I	March 2002	10,000	10,310	March 26, 2007	March 26, 2032	3-month LIBOR + 3.60%	6.15%	December 2004	March 26 June 26 September 26 December 26

UCBH Holdings Statutory Trust II	September 2002	25,000	25,774	September 26, 2007	September 26, 2032	3-month LIBOR + 3.40%	5.95%	December 2004	March 26 June 26 September 26 December 26

UCBH Capital Trust II	October 2002	20,000	20,619	November 7, 2007	November 7, 2032	3-month LIBOR + 3.45%	5.67%	November 2004	February 7 May 7 August 7 November 7

UCBH Capital Trust III	October 2002	18,000	18,557	November 7, 2007	November 7, 2032	3-month LIBOR + 3.66%	5.88%	November 2004	February 7 May 7 August 7 November 7

UCBH Capital Trust IV	October 2002	27,000	27,836	November 7, 2007	November 7, 2032	3-month LIBOR + 3.45%	5.74%	November 2004	February 7 May 7 August 7 November 7

      The $30.0 million of securities issued in 1998 have a par call in May 2005.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Stockholders’ Equity and Regulatory Capital Requirements

      The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts are also subject to qualitative judgments by the regulators about components, weightings, and other factors.

      Qualitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighed assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). As of December 31, 2004, the Company and the Bank met all capital adequacy requirements to which they are subject.

      As of December 31, 2004, the Bank was classified as a “well capitalized” institution under the regulatory framework for prompt corrective action. To be classified as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratio as set forth in the table. There are no conditions or events since December 31, 2004, that management believes have changed the institution’s category.

      The Company’s and the Bank’s actual capital amounts and ratios are also presented in the following table (dollars in thousands):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2004
Total Capital (to risk-weighted assets)
United Commercial Bank	$578,529	12.67%	$365,406	8.00%	$456,758	10.00%
UCBH Holdings, Inc.	604,805	13.23	365,825	8.00
Tier I Capital (to risk-weighted assets)
United Commercial Bank	$521,393	11.42%	$182,703	4.00%	$274,055	6.00%
UCBH Holdings, Inc.	547,605	11.98	182,912	4.00
Tier I Capital (to average assets)
(Leverage Ratio)
United Commercial Bank	$521,393	8.49%	$245,518	4.00%	$306,897	5.00%
UCBH Holdings, Inc.	547,605	8.92	245,672	4.00

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Stockholders’ Equity and Regulatory Capital Requirements — (Continued)

      The following is a reconciliation of capital under GAAP with regulatory capital at December 31, 2004 (dollars in thousands):

	Tier I Capital		Risk-Based Capital

	United		United
	Commercial	UCBH	Commercial	UCBH
	Bank	Holdings, Inc.	Bank	Holdings, Inc.

GAAP Capital	$593,800	$484,012	$593,800	$484,012
Nonallowable components:
Unrealized losses on securities available for sale	6,498	6,498	6,498	6,498
Goodwill	(78,130)	(78,130)	(78,130)	(78,130)
Mortgage servicing rights — excess	(775)	(775)	(775)	(775)
Additional capital components:
Subordinated debentures	—	136,000	—	136,000
Allowance for loan losses — limited to 1.25% of risk-based assets	—	—	57,136	57,200

Regulatory capital	$521,393	$547,605	$578,529	$604,805

      The Company and the Bank are prohibited by federal regulations from paying dividends if the payment would reduce their regulatory capital below certain minimum requirements. Following its offering in 1998, the Company commenced paying dividends in 2000. For the years ended December 31, 2004, 2003 and 2002, the Company declared cash dividends totaling $0.16 per share, $0.12 per share, and $0.10 per share, respectively.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Earnings Per Share

      Effective April 8, 2003, the Company completed a two-for-one stock split in the legal form of a stock dividend. The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share on a post-split basis. Accordingly, the financial statements for the year ended December 31, 2002 have been restated to reflect the effect of the stock split.

	Years Ended December 31,
	2004, 2003, and 2002

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands, Except Per Share Amounts)
2004:
Basic:
Net income	$85,603	45,261,297	$1.89
Effect of stock options	—	2,360,014

Diluted:
Net income	$85,603	47,621,311	$1.80

2003:
Basic:
Net income	$64,638	43,585,216	$1.48
Effect of stock options	—	2,146,055

Diluted:
Net income	$64,638	45,731,271	$1.41

2002:
Basic:
Net income	$38,928	39,657,766	$0.98
Effect of stock options	—	1,857,160

Diluted:
Net income	$38,928	41,514,926	$0.94

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Earnings Per Share — (Continued)

      On January 27, 2005, the Company declared a two-for-one stock split in form of a stock dividend to shareholders of record as of March 31, 2005 and distributable on April 12, 2005. The following is an unaudited pro forma of the numerator and denominator of the basic diluted earnings per share on a post-split basis for the periods indicated:

	Years Ended December 31,
	2004, 2003, and 2002

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands, Except Per Share Amounts)
2004:
Basic:
Net income	$85,603	90,522,594	$0.95
Effect of stock options	—	4,720,028

Diluted:
Net income	$85,603	95,242,622	$0.90

2003:
Basic:
Net income	$64,638	87,170,432	$0.74
Effect of stock options	—	4,292,110

Diluted:
Net income	$64,638	91,462,542	$0.71

2002:
Basic:
Net income	$38,928	79,315,532	$0.49
Effect of stock options	—	3,714,320

Diluted:
Net income	$38,928	83,029,852	$0.47

15.	Segment Information

      In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The Company has determined that it has three reportable segments, which include domestic commercial banking, the Hong Kong branch and UCB Investment Services, Inc. Other consists of the Hong Kong branch and UCB Investment Services, Inc. The intersegment column identifies the intersegment activities between the domestic commercial banking and other. Intersegment activities consist of funds sold and related interest by the Hong Kong branch to domestic commercial banking, Hong Kong branch short-term borrowings and related transfer pricing interest with domestic commercial banking, and a UCB Investment Services, Inc. deposit account with domestic commercial banking. Transfer pricing interest income is based on the Company’s internal funds transfer pricing system, which assigns a cost of funds or a credit for funds to assets or liabilities based on their type, maturity or repricing characteristics. UCB Investment Services, Inc. and the Hong Kong branch commenced operations in the last half of 2003. The

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Segment Information — (Continued)

financial position and results of operations as of and for the year ended for these two segments are immaterial, and therefore are included in Domestic Commercial Banking at that time. The following is segment information as of and for the years ended December 31, 2004, 2003, 2002 (dollars in thousands):

	Domestic
	Commercial
	Banking	Other	Intersegment	Total

For the year ended December 31, 2004:
Total interest income	$298,337	$5,787	$(4,060)	$300,064
Net interest income	208,943	1,773	(3,235)	207,481
Net income (loss)	91,885	(3,117)	(3,165)	85,603
As of December 31, 2004:
Total loans held in portfolio	3,939,559	111,182	—	4,050,741
Total assets	6,186,571	484,504	(355,394)	6,315,681
Total deposits	4,930,365	285,297	—	5,215,862
For the year ended December 31, 2003:
Total interest income	260,262	—	—	260,262
Net interest income	168,548	—	—	168,548
Net income	64,638	—	—	64,638
As of December 31, 2003:
Total loans held in portfolio	3,771,381	—	—	3,771,381
Total assets	5,587,927	—	—	5,587,927
Total deposits	4,483,521	—	—	4,483,521
For the year ended December 31, 2002:
Total interest income	205,178	—	—	205,178
Net interest income	124,946	—	—	124,946
Net income	38,928	—	—	38,928
As of December 31, 2002:
Total loans held in portfolio	3,027,810	—	—	3,027,810
Total assets	4,853,636	—	—	4,853,636
Total deposits	$4,006,813	$—	$—	$4,006,813

16.	Employee Benefit Plans

     Stock Option Plan

      In May 1998, the Company adopted a Stock Option Plan (the “Plan”) which provides for the granting of stock options to eligible officers, employees and directors of the Company and the Bank. The Plan was amended in April 1999 to increase the number of shares reserved to be issued pursuant to the Plan from 1,306,666 shares to 1,866,666, on a post-split basis. The Plan was amended in April 2001 to increase the number of shares reserved to be issued pursuant to the Plan from 1,866,666 shares to 3,733,332 shares, on a post-split basis. The Plan was amended in April 2003 to increase the number of shares reserved for issuance pursuant to the Plan from 3,733,332 shares to 9,567,600 shares, on a post-split basis. The Plan was amended in September 2004 to increase the number of shares reserved for issuance pursuant to the Plan from 9,567,600 shares to 11,828,824 shares.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Employee Benefit Plans — (Continued)

      All of the options are exercisable for ten years following the option grant date and vest over a three-year period. The following table summarizes the stock option activity during the years ended December 31, 2004, 2003 and 2002:

	2004		2003		2002

		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Options outstanding, beginning of year	4,955,186	$13.08	4,988,206	$10.04	5,171,582	$8.99
Granted	2,752,050	37.86	798,450	27.63	538,600	16.75
Canceled or expired	(158,543)	34.69	(102,327)	18.93	(72,996)	16.64
Exercised	(527,534)	11.13	(729,143)	7.45	(648,980)	4.90

Options outstanding, end of year	7,021,159	22.45	4,955,186	13.07	4,988,206	10.04

Shares exercisable end of year	3,774,542	11.37	2,977,803	9.23	2,436,316	7.12
Weighted average fair value of options granted during the year		13.24		7.70		5.07
Market value of stock at December 31, 2004, 2003 and 2002 period end		$45.82		$38.97		$21.23

      For options outstanding at December 31, 2004, the range of exercise prices was as follows:

	Options	Weighted Average	Weighted Average	Options	Weighted Average
Exercise Price	Outstanding	Exercise Price	Remaining Life	Exercisable	Exercise Price

$3.75-$9.00	1,063,859	$4.12	3.90	1,063,859	$4.12
$9.01-$18.00	2,386,409	12.48	6.20	2,312,872	12.42
$18.01-$27.00	577,274	21.63	7.90	260,781	20.80
$27.01-$36.00	381,932	31.41	8.60	125,945	31.42
$36.01-$45.00	2,611,685	37.89	9.40	11,085	37.10

Total/ Average	7,021,159	22.45	7.30	3,774,542	11.37

      As allowed by SFAS No. 123, the Company continues to apply the provisions of APB Opinion No. 25, in accounting for its stock-based employee compensation arrangements and discloses the pro forma net loss and loss per share information as if the fair value method suggested in SFAS No. 123 had been applied. Please refer to Note 1 for additional information.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Employee Benefit Plans — (Continued)

      These calculations require the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models as required by current accounting pronouncements also require subjective assumptions, including future stock price volatility, dividend yield, and expected time to exercise, which greatly affect the calculated values. The following weighted average assumptions were used in the Black-Scholes option pricing model for options granted for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002

Dividend yield	0.44%	0.60%	0.40%
Volatility	21.99%	21.18%	30.45%
Risk-free interest rate	4.24%	3.45%	3.90%
Expected lives (years)	7.6	7.4	6.5

     United Commercial Bank Savings Plus Plan

      The Bank has a 401(k) tax deferred savings plus plan (“401(k) Plan”) under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the 401(k) Plan. The Bank matches the employees’ contributions at a rate set by the Board of Directors. The Plan provides for employer contributions of 50 percent of employee contributions for all employees for the years ended December 31, 2004, 2003 and 2002. For the years ended December 31, 2004, 2003 and 2002, employer contributions were limited to $2,000 per participant. The matching contribution vests ratably over the first five years of service.

      For the years ended December 31, 2004, 2003 and 2002, the Bank contributed $1,049,000, $899,000, and $646,000, respectively, to the 401(k) Plan.

      In connection with the FCB acquisition, former FCB employees who were eligible to participate were able to enroll in UCB’s 401(k) plan as of July 12, 2003.

      In connection with the BCC acquisition, former BCC employees became participants in the UCB 401(k) Plan as of January 1, 2003.

17.	Federal and State Taxes on Income

      Following is a summary of the provision for taxes on income (dollars in thousands):

	Years Ended December 31,

	2004	2003	2002

Current tax expense:
Federal	$38,115	$21,685	$27,296
State	8,001	4,238	8,565

	$46,116	$25,923	$35,861

Deferred tax (benefit) expense:
Federal	$2,806	$10,542	$(6,554)
State	479	473	(5,169)

	$3,285	$11,015	$(11,723)

	$49,401	$36,938	$24,138

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Federal and State Taxes on Income — (Continued)

      Deferred tax liabilities (assets) are comprised of the following (dollars in thousands):

	Years Ended
	December 31,

	2004	2003

Deferred tax liabilities:
Fixed asset basis differences	$1,582	$640
Deferred loan fees	7,248	5,084
FHLB dividends	3,149	3,769
Purchase accounting adjustments	24,692	25,311
Unremitted earnings	4,586	4,586
Unrealized gains on available for sale securities	—	—
State taxes	262	305
Other	3,743	1,909

	45,262	41,604

Deferred tax assets:
Loan and OREO loss allowances	(21,429)	(21,302)
Market value adjustments on certain securities	(2,378)	(2,065)
Unrealized (losses) on available for sale securities	(4,714)	(2,350)
State taxes	—	—
Compensation and benefits	(1,204)	(1,045)
Other	(379)	(605)

	(30,104)	(27,367)

Net deferred tax liabilities	$15,158	$14,237

      During the year ended December 31, 2004, certain amounts were reclassed from the Bank’s current tax liability to deferred tax liability to appropriately reflect the nature of the item.

      The components for deferred tax liabilities (assets) by jurisdiction are as follows (dollars in thousands):

	Years Ended
	December 31,

	2004	2003

Net deferred liabilities (assets):
Federal income tax	$11,820	$11,378
State franchise tax	3,338	2,859

Net deferred tax liabilities	$15,158	$14,237

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Federal and State Taxes on Income — (Continued)

      The following table reconciles the statutory income tax rate to the consolidated effective income tax rate:

	Years Ended
	December 31,

	2004	2003	2002

Federal income tax rate	35.0%	35.0%	35.0%
State franchise tax rate, net of federal income tax effects	7.0	7.0	7.0

Statutory income tax rate	42.0	42.0	42.0

Increase (reduction) in tax rate resulting from:
California and federal tax credits and incentives	(3.2)	(3.8)	(2.5)
Tax exempt income	(2.3)	(2.4)	(1.8)
Other, net	0.1	0.6	0.6

	36.6%	36.4%	38.3%

      The years 2001 through 2003 remain open for Internal Revenue Service purposes and the years 2000 through 2003 remain open for California Franchise Tax Board purposes. The 2004 Federal and State tax returns have not yet been filed.

      The American Jobs Creation Act of 2004 (“AJCA”), which was signed by the President of the United States of America on October 22, 2004, allows the Company, upon satisfaction of certain conditions, to repatriate permanently reinvested foreign earnings, as defined by new Section 965 of the Internal Revenue Code of 1986 (as amended) (the “Code”), at an effective tax rate of 5.25%. As of December 31, 2004, the Company has not yet completed the analysis necessary to determine if such repatriation for the California Canton International Bank (Cayman) Ltd. subsidiary in the Cayman Islands is prudent. Since December 31, 2004, additional guidance has been issued by the Internal Revenue Service, and the Company is currently reviewing the guidance to determine if it provides clarification for the Company to complete its assessment of the financial statement and tax impact of Code Section 965. The ultimate impact to the Company which may result from the AJCA and related potential repatriation of funds from the Cayman Islands subsidiary is not known and cannot be estimated at this time.

18.	Derivative Financial Instruments and Financial Instruments with Off-Balance-Sheet Risk

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

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Derivative Financial Instruments and Financial Instruments with Off-Balance-Sheet Risk — (Continued)

forward commitments to sell loans through credit approvals, limits, and monitoring procedures. The Company does not require collateral or other security to support interest-rate swap transactions with credit risk.

      Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of December 31, 2004 and 2003 are as follows (dollars in millions):

	2004	2003

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit:
Consumer (including residential mortgage)	$75.6	$65.6
Commercial (excluding construction)	451.9	344.2
Construction	260.4	235.2
Letters of credit	44.8	39.5
Foreign exchange contracts receivable	176.6	17.1
Foreign exchange contracts payable	176.0	17.1
Put options to buy	18.7	—
Put options to sell	18.7	—
Commitments to fund CRA investments	8.3	7.6

     Commitments

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

      Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by the customer’s inventories or by deposits held at the Company.

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

      Interest-rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. Entering into interest-rate cap agreements involves the risk of dealing with counter parties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company may be a purchaser of interest-rate caps and swaps. At December 31, 2004 and 2003, no interest-rate caps or swaps were outstanding. For the year ended

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Derivative Financial Instruments and Financial Instruments with Off-Balance-Sheet Risk — (Continued)

December 31, 2004, interest-rate caps and swaps impact to interest income was nil. For the year ended December 31, 2003, interest-rate caps and swaps reduced interest income by $30,000.

      Put options to buy are part of currency-linked deposits with other financial institutions. At the option of these third parties, UCB is required to buy a currency at a predefined exchange rate with another currency. Put options to sell are part of currency-linked deposits that customers have placed with UCB. At the option of UCB, the customer is obligated to buy a currency at a predefined exchange rate with another currency. The put options to buy and put options to sell, along with the related currency-linked deposits, offset each other.

      As disclosed in Note 1, the Company has CRA investments of which a portion has been funded or remains unfunded at year end. Fundings are made upon request by underlying investee companies based on original commitment amounts.

19.	Concentrations of Credit Risk

      The Company’s loan activity is currently primarily with customers located throughout the State of California. The majority of residential and commercial real estate loans are secured by properties located in the State of California. Commercial real estate loans are generally originated at 65% or less loan to value. Multifamily loans are generally originated at 75% or less loan to value. Management believes that the risk of significant losses is low.

20.	Lease Commitments and Contingent Liabilities

     Lease Commitments

      The Company leases various premises and equipment under noncancelable operating leases, many of which contain renewal options and some of which contain escalation clauses.

      Future minimum rental payments due each year under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004, are as follows (dollars in thousands):

2005	$6,025
2006	5,197
2007	4,666
2008	3,907
2009	2,556
2010 and thereafter	10,868

Total minimum payments required	$33,219

      Rental expense was approximately $9.1 million, $6.5 million, and $4.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

     Contingent Liabilities

      The Company is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Company’s results of operations or financial condition.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Fair Value of Financial Instruments

      SFAS No. 107, “Disclosures about Fair Value of Financial Instrument”, requires all entities to estimate the fair value of all financial instrument assets, liabilities, and off-balance-sheet transactions. Fair values are point-in-time estimates that can change significantly based on numerous factors. Accordingly, management cannot provide any assurance that the estimated fair values presented below could actually be realized. The fair value estimates for financial instruments were determined as of December 31, 2004 and 2003, by application of the described methods and significant assumptions.

Cash and Short-term Investments

      For these short-term instruments, the carrying value of $208.4 million and $76.8 million at December 31, 2004 and 2003, respectively, is a reasonable estimate of fair value.

Investment and Mortgage-backed Securities

      The aggregate fair value of investment and mortgage-backed securities is $1.50 billion and $1.51 billion at December 31, 2004 and 2003, respectively. Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Receivable

      The aggregate fair value of loans receivable is $3.98 billion and $3.82 billion at December 31, 2004 and 2003, respectively. Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings at the same remaining maturities. In addition, the allowance for loan losses was considered a reasonable adjustment for credit risk for the entire portfolio.

Loans Held for Sale

      The aggregate fair value of multifamily and SBA loans held for sale are $332.1 million and $21.9 million at December 31, 2004 and 2003, respectively. The fair market value of multifamily loans held for sale is estimated based on recent market loan sale pricing of like sales, prevailing market interest rates, as well as weighted average maturity, weighted average life, and conditional prepayment rates. SBA loans held for sale fair value is estimated based on recent historical loan sales.

Deposit Liabilities

      Fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The aggregate fair value of deposits is $5.21 billion and $4.49 billion at December 31, 2004 and 2003, respectively.

Federal Home Loan Bank Advances and Other Borrowings

      Fair value of Federal Home Loan Bank advances and other borrowings are estimated using the rates currently being offered for advances with similar remaining maturities. The aggregate fair value of Federal Home Loan Bank advances and other borrowings was $421.5 million and $529.3 million at December 31, 2004 and 2003, respectively.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Fair Value of Financial Instruments — (Continued)

Subordinated Debentures

      The fair value of the Company’s junior subordinated debentures is estimated using market interest rates currently being offered for similar unrated debt instruments. The fair market value of the junior subordinated debentures was $140.2 million and $138.6 million at December 31, 2004 and 2003, respectively.

Derivative Instruments

      As of December 31, 2004 and 2003, the Company had no derivative instruments designed as hedges, according to the relevant accounting criteria; see Note 1 for further discussion. The Company’s derivative instruments are accounted for at fair value in the financial statements, with any gains or losses reflected in current net income. The fair value of foreign exchange contracts are recognized and reported as either assets or liabilities on the balance sheet. The fair value for outstanding contracts was $584,000 at December 31, 2004 and was nil at December 31, 2003.

Commitments to Extend Credit, Commitments to Purchase Loans, Securities Sold But Not Owned, and Options on Interest Rate Futures

      The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values for securities sold but not owned and options on interest rate futures are based on quoted market prices or dealer quotes. The fair value of commitments to extend credit and commitments to purchase loans cannot be readily determined. The net fair value of put options at December 31, 2004 was zero. There were no put or call options at December 31, 2003.

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Parent Company

      The unconsolidated condensed balance sheets of UCBH Holdings, Inc. at December 31, 2004 and 2003, are as follows (dollars in thousands):

CONDENSED BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
Cash and due from banks	$7,075	$5,021
Investment in subsidiaries	593,870	520,024
Other assets	23,618	28,164

Total assets	$624,563	$553,209

LIABILITIES
Accrued interest payable	$1,101	$980
Other liabilities	3,450	1,763
Junior subordinated debentures, payable to subsidiary trusts	136,000	136,000

Total liabilities	$140,551	$138,743

STOCKHOLDERS’ EQUITY
Common stock	456	450
Additional paid-in capital	203,432	208,990
Subsidiary’s accumulated other comprehensive (loss) income	(6,498)	(3,245)
Retained earnings	286,622	208,271

Total stockholders’ equity	484,012	414,466

Total liabilities and stockholders’ equity	$624,563	$553,209

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.     Parent Company — (Continued)

      The unconsolidated condensed statements of income of UCBH Holdings, Inc. for the years ended December 31, 2004, 2003 and 2002, are as follows (dollars in thousands):

CONDENSED STATEMENTS OF INCOME

	For the Years Ended December 31,

	2004	2003	2002

INCOME
Interest income on investment securities	$—	$—	$2
Dividends from subsidiary	—	—	2,000

Total income	—	—	2,002

EXPENSE
Interest expense on junior subordinated debentures	8,185	7,924	4,663
Miscellaneous expense	4,985	3,712	3,275

Total expense	13,170	11,636	7,938

Income (loss) before taxes and equity in undistributed net income of subsidiary	(13,170)	(11,636)	(5,936)
Income tax benefit	4,954	4,742	3,187
Equity in undistributed net income of subsidiary	93,819	71,532	41,677

Net income	$85,603	$64,638	$38,928

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.     Parent Company — (Continued)

      The unconsolidated condensed statements of cash flows of UCBH Holdings, Inc. for the years ended December 31, 2004, 2003 and 2002, are as follows (dollars in thousands):

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2004	2003	2002

Cash flow from operating activities:
Net income	$85,603	$64,638	$38,928
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed net income of subsidiary	(93,819)	(71,532)	(41,676)
Depreciation expense	45	—	—
Changes in operating assets and liabilities:
(Increase) decrease in other assets	9,962	(1,771)	(8,105)
(Decrease) increase in accrued interest payable	121	(244)	723
Increase in other liabilities	1,214	8,317	3,419

Net cash provided by (used in) operating activities	3,126	(592)	(6,711)

Cash flow from investing activities:
Capital contribution to subsidiary	(71)	(11,000)	(131,250)
Acquisition of premises and equipment	(46)	—	—

Net cash used in investing activities	(117)	(11,000)	(131,250)

Cash flow from financing activities:
Proceeds from issuance of common stock	5,824	5,432	54,434
Proceeds from issuance of junior subordinated debentures, payable to subsidiary trust	—	—	100,000
Payment of cash dividend on common stock	(6,779)	(4,732)	(3,715)

Net cash provided by (used in) financing activities	(955)	700	150,719

Net (decrease) increase in cash and cash equivalents	2,054	(10,892)	12,758
Cash and cash equivalents beginning of year	5,021	15,913	3,155

Cash and cash equivalents end of year	$7,075	$5,021	$15,913

23.	Fourth Quarter Adjustments

      During the fourth quarter, the Company identified accounting errors, primarily relating to accounting for the purchase consideration for the FCB acquisition, certain Community Reinvestment Act (“CRA”) investments, recognition of rent escalation clauses on operating leases and gain on sale of SBA loans. These matters are more fully described below.

      The Company determined that the initial calculation of the purchase price for the acquisition of FCB, as reported in the 2003 consolidated financial statements, was based on the Company’s common stock value at the per share price on the closing date of the acquisition when the proper stock value share price should have been an average stock price at the announcement date. As a result, $44.2 million of the purchase price was allocated to goodwill, which represents an overstatement of $16.8 million. To properly reflect the fair value of the purchase consideration, the Company recorded an adjustment in the amount of $16.8 million in the fourth

UCBH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.	Fourth Quarter Adjustments — (Continued)

quarter of 2004, reducing paid in capital, total stockholders’ equity, and goodwill by this amount. This adjustment did not affect the Company’s results of operations or cash flows.

      The Company invests in CRA qualified investments such as affordable housing and small business investment companies. During the fourth quarter, the company recognized a liability of $10.4 million, and a corresponding increase in CRA investments, for delayed equity contributions that are unconditional and legally binding relating to affordable housing investments. This adjustment did not affect the Company’s results of operations or cash flows.

      The Company determined that recognition of rent expense for leases with rent holidays or leases with rent escalation clauses was not recognized on a straight-line basis. Accordingly, in the fourth quarter the Company recorded a cumulative adjustment to increase occupancy expense related and deferred rent by $1.2 million. This also resulted in recognition of a tax benefit of $490,000.

      The Company sells SBA loans and retains the right to service those loans. The Company determined that it was not recognizing the gain on sale of such loans pursuant to FAS 140. Accordingly, the Company recorded a cumulative adjustment in the fourth quarter to reduce gain on loan sales and servicing rights by $1.9 million. This also resulted in recognition of a tax benefit of $793,000.

      In addition to the adjustments to occupancy expense and reduction in gain on sale of SBA loans discussed above, the Company recorded certain other minor adjustments, which in the aggregate, resulted in an increase to income before taxes in the fourth quarter of 2004 of $1.7 million.

      These adjustments were immaterial to all prior period financial statements.

24.	Unaudited Quarterly Condensed Consolidated Financial Information

      The summarized unaudited quarterly supplemental consolidated financial information for the years ended December 31, 2004 and 2003, are as follows (dollars in thousands, except for earnings per share data):

	2004 Quarters				2003 Quarters

	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$81,564	$76,550	$71,634	$70,316	$68,420	$66,299	$62,761	$62,782
Interest expense	(26,335)	(23,753)	(21,719)	(20,776)	(21,874)	(23,226)	(23,131)	(23,483)

Net interest income	55,229	52,797	49,915	49,540	46,546	43,073	39,630	39,299
Provision for credit losses	626	(1,644)	(1,009)	(2,174)	(3,323)	(2,819)	(2,835)	(990)
Noninterest income	8,828	9,808	5,384	6,857	6,880	6,532	6,079	3,712
Noninterest expense	(27,406)	(25,981)	(22,952)	(22,814)	(22,713)	(19,785)	(17,910)	(19,800)

Income before income taxes	37,277	34,980	31,338	31,409	27,390	27,001	24,964	22,221
Income tax expense	(13,534)	(13,207)	(11,070)	(11,590)	(8,876)	(10,233)	(9,536)	(8,293)

Net income	$23,743	$21,773	$20,268	$19,819	$18,514	$16,768	$15,428	$13,928

Net income per common share
Basic net income(1)	$0.52	$0.48	$0.45	$0.44	$0.41	$0.37	$0.36	$0.33

Diluted net income(1)	$0.50	$0.46	$0.43	$0.42	$0.39	$0.36	$0.35	$0.32

(1)	Effective April 8, 2003, the Company completed a two-for-one stock split in the legal form of a stock dividend. Accordingly, for the three months ended March 31, 2003, basic earnings per share and diluted earnings per share have been restated to reflect the effect of the stock split.